Filed Pursuant to Rule 424(b)(3)
File No. 333-250941

CONSENT SOLICITATION STATEMENT OF GRAIL, INC. AND PROSPECTUS OF ILLUMINA, INC.

To Stockholders of GRAIL, Inc.:

As you may be aware, GRAIL, Inc. (“GRAIL”) entered into an Agreement and Plan of Merger, dated as of September 20, 2020 (as amended on February 4, 2021, the “Merger Agreement”), with Illumina, Inc. (“Illumina”) and two of Illumina’s wholly owned subsidiaries, pursuant to which, through two successive mergers, GRAIL will be acquired by Illumina (the “Transaction”).

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the first merger (the “Effective Time”), each issued and outstanding share of GRAIL common stock and GRAIL preferred stock (“GRAIL Stock”) (with limited exceptions, including shares with respect to which dissenters’ rights have been validly exercised in accordance with Delaware law) will be converted into, at the holder’s election, either:

•

the right to receive (a) an amount in cash, without interest, equal to the amount obtained by dividing $3,500,000,000 plus the “Aggregate Option Exercise Price,” which is the aggregate exercise price of all Company Stock Options (as defined in the Merger Agreement) that are outstanding as of immediately prior to the Effective Time, by the “GRAIL Fully Diluted Share Count,” which is the aggregate number of shares of GRAIL Class A common stock, par value $0.001 per share (“GRAIL Class A Common Stock”), outstanding immediately prior to the Effective Time on a fully diluted basis (including all shares of GRAIL Class A Common Stock issuable upon conversion of all outstanding shares of GRAIL Class B common stock, par value $0.001 per share (“GRAIL Class B Common Stock”), and GRAIL preferred stock and in respect of all outstanding options and other direct or indirect rights to acquire shares of GRAIL Class A Common Stock) (the “Cash Consideration”), plus (b) a number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Illumina (the “Illumina Common Stock”) obtained by dividing the Aggregate Stock Consideration (as defined below) by the GRAIL Fully Diluted Share Count (the “Stock Consideration”), plus (c) one contingent value right (a “CVR”) issued by Illumina, subject to and in accordance with the CVR Agreement described below (clauses (a), (b) and (c), collectively, the “CVR Consideration”); or

•

the right to receive (a) the Cash Consideration, plus (b) the Stock Consideration, plus (c) a number of shares of Illumina Common Stock and/or an amount in cash, such number and/or amount to be determined by Illumina in its sole discretion (the “Alternative Consideration”), which number of shares of Illumina Common Stock and/or amount of cash will be determined and announced to the GRAIL stockholders when they are asked to make the election (clauses (a), (b) and (c), collectively, the “Cash & Stock Consideration”).

The election form to be distributed to holders of GRAIL Stock will contain further information regarding the type and amount of the Alternative Consideration. Holders of GRAIL Stock who do not make a valid election will be entitled to receive the CVR Consideration.

The number of shares of Illumina Common Stock to be received for each share of GRAIL Stock may fluctuate with the market price of the Illumina Common Stock and will, subject to the collar described in the definition of “Aggregate Stock Consideration” below, be determined based on the volume-weighted average trading price of a share of Illumina Common Stock on The NASDAQ Global Select Market (“NASDAQ”) over the 20 consecutive trading day period ending on (and including) the trading day that is 10 trading days prior to the date of the Effective Time, rounded to four decimal places (such price, the “Average Illumina Stock Price”) and the GRAIL Fully Diluted Share Count.

“Aggregate Stock Consideration” means: (i) if the Average Illumina Stock Price is an amount greater than $399, then the Aggregate Stock Consideration will be 11,278,195 shares of Illumina Common Stock; (ii) if the Average Illumina Stock Price is an amount greater than or equal to $295 but less than or equal to $399, then the Aggregate Stock Consideration will be a number of shares of Illumina Common Stock equal to the quotient obtained by dividing (x) $4,500,000,000 by (y) the Average Illumina Stock Price; or (iii) if the Average Illumina Stock Price is an amount less than $295, then the Aggregate Stock Consideration shall be 15,254,237 shares of Illumina Common Stock.

The Average Illumina Stock Price may be greater than, less than or equal to the price of Illumina Common Stock as of the date of the Merger Agreement, the date of this consent solicitation statement/prospectus or the Election Deadline and the value of the Aggregate Stock Consideration may be greater than, less than or equal to $4,500,000,000. Accordingly, GRAIL stockholders cannot be certain of the number or value of the shares of Illumina Common Stock to be delivered upon consummation of the Transaction. You are encouraged to obtain current market price quotations for Illumina Common Stock before you determine how to vote on the proposal set forth in this consent solicitation statement/prospectus; however, as noted above, the prices at the Effective Time may be greater or less than, or the same as, such price quotations.

Illumina Common Stock is traded on NASDAQ under the symbol “ILMN.” On February 3, 2021, the most recent practicable date prior to the printing of the accompanying consent solicitation statement/prospectus, the last reported sale price of Illumina Common Stock on NASDAQ was $420.20.

The board of directors of GRAIL (the “GRAIL Board”) has considered the Transaction and the terms of the Merger Agreement and at a meeting of the GRAIL Board, by the unanimous vote of all directors present, including both the Preferred Directors (as defined in GRAIL’s restated certificate of incorporation), the GRAIL Board (i) determined that the Merger Agreement and the Transaction are fair to and in the best interests of, GRAIL and its stockholders and (ii) approved and declared advisable the Merger Agreement and the Transaction. The adoption of the Merger Agreement and approval of the Transaction requires the affirmative vote of, or the execution and delivery to GRAIL of a written consent by, (i) the holders of a majority of the total voting power of the outstanding shares of GRAIL Class A Common Stock and GRAIL Class B Common Stock (together, the “GRAIL Common Stock”) and GRAIL’s outstanding shares of preferred stock (the “GRAIL Preferred Stock”), voting together as a single class and (ii) the holders of a majority of the GRAIL Preferred Stock, voting together as a single class on an as-converted to GRAIL Class A Common Stock basis (together, the “GRAIL Stockholder Approvals”).

The GRAIL Stockholder Approvals are required for the Transaction to close, and you are being sent this document to ask you to approve the adoption of the Merger Agreement and the Transaction by executing and returning the written consent furnished with the accompanying consent solicitation statement/prospectus.

The GRAIL Board has set February 4, 2021 as the record date (the “Record Date”) for determining GRAIL stockholders entitled to execute and deliver written consents with respect to this solicitation. If you are a holder of GRAIL Stock on the Record Date, you are urged to complete, date and sign the enclosed written consent and promptly return it to GRAIL. See “Solicitation of Written Consents” beginning on page 148 of the accompanying consent solicitation statement/prospectus.

Subsequent to the execution of the Merger Agreement, certain stockholders of GRAIL (collectively, the “Selling Investors”), including Illumina in its capacity as a stockholder of GRAIL, entered into a voting and support agreement with Illumina (the “Selling Investor Support Agreement”). As of September 20, 2020, the Selling Investors collectively held shares of GRAIL Stock representing over a majority of the total voting power of GRAIL Stock and over a majority of outstanding shares of GRAIL Preferred Stock. Under the Selling Investor Support Agreement, the Selling Investors agreed, among other things, to execute and deliver a written consent promptly after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective by the Securities and Exchange Commission (“SEC”), approving the adoption of the Merger Agreement and approving the Transaction, which will constitute receipt by GRAIL of the GRAIL Stockholder Approvals. Under the terms of the Selling Investor Support Agreement, the Selling Investors are generally prohibited from transferring ownership of GRAIL Stock prior to the earlier of the consummation of the Mergers and the termination of the Merger Agreement in accordance with its terms, subject to limited exceptions.

No vote of Illumina stockholders is required to complete the Transaction.

You are encouraged to read carefully the accompanying consent solicitation statement/prospectus and the documents incorporated by reference into the accompanying consent solicitation statement/prospectus in their entirety, including “Risk Factors” beginning on page 36 of the accompanying consent solicitation statement/prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying consent solicitation statement/prospectus, or determined if the accompanying consent solicitation statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The accompanying consent solicitation statement/prospectus is dated February 9, 2021, and is first being mailed to GRAIL stockholders on or about February 9, 2021.

Hans E. Bishop

Chief Executive Officer

GRAIL, Inc.

1525 O’Brien Drive

Menlo Park, CA 94025

Notice of Solicitation of Written Consent

To Stockholders of GRAIL, Inc.:

Pursuant to an Agreement and Plan of Merger, dated as of September 20, 2020 (the “Original Merger Agreement”), as amended on February 4, 2021 by the Amendment to the Agreement and Plan of Merger (the “Merger Agreement Amendment” and the Original Merger Agreement as amended by the Merger Agreement Amendment, the “Merger Agreement”), by and among Illumina, Inc. (“Illumina”), SDG Ops, Inc., a wholly owned subsidiary of Illumina (“First Merger Sub”), SDG Ops, LLC, a wholly owned subsidiary of Illumina (“Second Merger Sub”), and GRAIL, Inc. (“GRAIL”), First Merger Sub will be merged with and into GRAIL (the “First Merger”), with GRAIL continuing as the surviving corporation and a wholly owned subsidiary of Illumina, and as soon as practicable following the First Merger, GRAIL, as the surviving corporation in the First Merger, will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub continuing as the surviving company and a wholly owned subsidiary of Illumina. The transactions contemplated by the Merger Agreement, including the Mergers, are collectively referred to as the “Transaction.”

The accompanying consent solicitation statement/prospectus is being delivered to you on behalf of the board of directors of GRAIL (the “GRAIL Board”) to request that GRAIL stockholders as of the record date of February 4, 2021 approve the adoption of the Merger Agreement by executing and returning the written consent furnished with the accompanying consent solicitation statement/prospectus.

The accompanying consent solicitation statement/prospectus describes the Merger Agreement, the Transaction, including the Mergers, and the actions to be taken in connection with the Transaction and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Original Merger Agreement and the Merger Agreement Amendment are attached as Annex A and Annex A-1, respectively, to the accompanying consent solicitation statement/prospectus.

The GRAIL Board has considered the Transaction and the terms of the Merger Agreement and at a meeting of the GRAIL Board, by the unanimous vote of all directors present, including both the Preferred Directors (as defined in GRAIL’s restated certificate of incorporation), the GRAIL Board (i) determined that the Merger Agreement and the Transaction are fair to, and in the best interests of, GRAIL and its stockholders and (ii) approved and declared advisable the Merger Agreement and the Transaction.

Parties to the Voting Agreement:

If you are a stockholder of GRAIL that is party to that certain Amended and Restated Voting Agreement, dated as of November 27, 2019, by and among GRAIL and certain investors, as amended by Amendment No. 1, dated as of April 17, 2020, and Amendment No. 2, dated as of May 11, 2020 (as amended, the “GRAIL Voting Agreement”), and therefore an “Investor ” identified on Schedule A to the GRAIL Voting Agreement or a “Key Holder” as identified on Schedule B to the GRAIL Voting Agreement, you were sent a notice dated September 24, 2020, informing you that as of September 20, 2020, the conditions specified in Section 2 of the GRAIL Voting Agreement have been satisfied and Section 2 of the GRAIL Voting Agreement applies to the Transaction, including the Mergers.

Pursuant to the terms of the GRAIL Voting Agreement, you are obligated to, among other things:

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vote all shares of GRAIL capital stock held by you in favor of, and to adopt, the Transaction, including the Mergers, and in opposition to any and all other proposals that could delay or impair the ability of GRAIL to consummate the Transaction, including the Mergers;

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execute and deliver all related documentation and take such other action in support of the Transaction, including the Mergers, as shall reasonably be requested by GRAIL or the Selling Investors (as defined in the GRAIL Voting Agreement) to carry out the terms and provision of Section 2 of the GRAIL Voting Agreement, including executing and delivering a support agreement with Illumina (the “Support Agreement”) in the form attached to the accompanying consent solicitation statement/prospectus as Annex E; and

•	refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Transaction, including the Mergers.

Accordingly, if you have not already done so, please date and sign the written consent furnished with the accompanying consent solicitation statement/prospectus and return it promptly to GRAIL by one of the means described in “Solicitation of Written Consents” beginning on page 148 of the accompanying consent solicitation statement/prospectus.

Other Stockholders:

If you are a stockholder of GRAIL that is not party to the GRAIL Voting Agreement, a summary of the appraisal rights that may be available to you is described in “Appraisal Rights” beginning on page 266 of the accompanying consent solicitation statement/prospectus. Please note that if you wish to exercise appraisal rights you must not sign and return a written consent approving the adoption of the Merger Agreement. However, so long as you do not return a written consent at all, it is not necessary to affirmatively vote against or disapprove the adoption of the Merger Agreement. In addition, you must take all other steps necessary to perfect your appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware.

Please complete, date and sign the written consent furnished with the accompanying consent solicitation statement/prospectus and return it promptly to GRAIL by one of the means described in “Solicitation of Written Consents” beginning on page 148 of the accompanying consent solicitation statement/prospectus.

By Order of the Board of Directors:

Marissa Lee Song

General Counsel and Corporate Secretary

i

ANNEX A:	AGREEMENT AND PLAN OF MERGER
ANNEX A-1:	AMENDMENT TO AGREEMENT AND PLAN OF MERGER
ANNEX B:	FORM OF CVR AGREEMENT
ANNEX C:	SELLING INVESTOR SUPPORT AGREEMENT
ANNEX D:	FORM OF WRITTEN CONSENT
ANNEX E:	FORM OF SUPPORT AGREEMENT
ANNEX F:	OPINION OF MORGAN STANLEY & CO. LLC
ANNEX G:	SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
ANNEX H:	GRAIL AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
ANNEX I:	GRAIL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

ii

IMPORTANT NOTE ABOUT THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS

This consent solicitation statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Illumina (File No. 333-250941), constitutes a prospectus of Illumina under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Illumina Common Stock and CVRs to be issued to GRAIL stockholders pursuant to the Merger Agreement. This consent solicitation statement/prospectus also constitutes a consent solicitation statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of GRAIL with respect to the proposal to approve the adoption of the Merger Agreement.

This consent solicitation statement/prospectus incorporates by reference important business and financial information of Illumina from documents that are not included in or delivered with this consent solicitation statement/prospectus. This information is available without charge to you upon written or oral request. You can obtain the documents incorporated by reference into this consent solicitation statement/prospectus by requesting them in writing, by email or by telephone from Illumina at the address and telephone number listed below. The information on Illumina’s website listed below does not constitute a part of, and is not incorporated by reference into, this consent solicitation statement/prospectus. To ensure timely delivery, any request must be made no later than March 8, 2021.

Illumina, Inc.

5200 Illumina Way

San Diego, CA 92122

Attention: Juliet Cunningham, VP, Investor Relations

Email: ir@illumina.com

Website: https://investor.illumina.com

Neither Illumina nor GRAIL has authorized anyone to give any information or make any representation about the Transaction, Illumina or GRAIL that is different from, or in addition to, that contained in this consent solicitation statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, neither Illumina nor GRAIL takes any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained in or incorporated by reference into this consent solicitation statement/prospectus.

This consent solicitation statement/prospectus is dated February 9, 2021. The information contained in this consent solicitation statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this consent solicitation statement/prospectus to GRAIL stockholders nor the issuance by Illumina of Illumina Common Stock or CVRs pursuant to the Merger Agreement will create any implication to the contrary.

This consent solicitation statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Illumina contained in or incorporated by reference into this consent solicitation statement/prospectus has been provided by Illumina, and the information concerning GRAIL contained in this consent solicitation statement/prospectus has been provided by GRAIL.

QUESTIONS AND ANSWERS

The following are some of the questions that stockholders of GRAIL may have regarding the Transaction and answers to those questions. These questions and answers, as well as the summary section that follows, are not meant to be a substitute for the information contained in the remainder of this consent solicitation statement/prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this consent solicitation statement/prospectus. You are urged to read this consent solicitation statement/prospectus in its entirety. Additional important information is also contained in the Annexes to this consent solicitation statement/prospectus. You should pay special attention to the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Questions and Answers about the Transaction

Why am I receiving this consent solicitation statement/prospectus?

The GRAIL board of directors (the “GRAIL Board”) is providing this consent solicitation statement/prospectus to GRAIL stockholders and is soliciting such stockholders’ written consent in connection with the Agreement and Plan of Merger, dated September 20, 2020 (the “Original Merger Agreement”), as amended on February 4, 2021 by the Amendment to the Agreement and Plan of Merger (the “Merger Agreement Amendment” and the Original Merger Agreement as amended by the Merger Agreement Amendment, the “Merger Agreement”), among Illumina, SDG Ops, Inc. (“First Merger Sub”), SDG Ops, LLC (“Second Merger Sub”), and GRAIL. In addition, pursuant to the registration statement of which this consent solicitation statement/prospectus forms a part, Illumina is registering shares of Illumina Common Stock and CVRs issuable to GRAIL stockholders upon completion of the Transaction. This consent solicitation statement/prospectus contains important information about the Transaction, the Merger Agreement and certain related matters, and you should read this consent solicitation statement/prospectus carefully and in its entirety.

What will happen in the Transaction?

Pursuant to the Merger Agreement, at the first effective time (the “Effective Time”), First Merger Sub will be merged with and into GRAIL (the “First Merger”), with GRAIL continuing as the surviving corporation and a wholly owned subsidiary of Illumina, and as soon as practicable following the First Merger, and at the second effective time (the “Second Effective Time”), GRAIL, as the surviving corporation in the First Merger, will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub continuing as the surviving company and a wholly owned subsidiary of Illumina. The transactions contemplated by the Merger Agreement, including the Mergers, are collectively referred to as the “Transaction.”

See “The Transaction—Structure of the Transaction” and “The Merger Agreement—The Transaction,” and the Original Merger Agreement and the Merger Agreement Amendment attached as Annex A and Annex A-1, respectively, to this consent solicitation statement/prospectus for more information about the Transaction and the Merger Agreement.

What will holders of GRAIL Stock receive in the First Merger?

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each issued and outstanding share of GRAIL Class A common stock, par value $0.001 per share (the “GRAIL Class A Common Stock”), GRAIL Class B common stock, par value $0.001 per share (the “GRAIL Class B Common Stock”, and, together with the GRAIL Class A Common Stock, the “GRAIL Common Stock”), GRAIL Series A redeemable convertible preferred stock, par value $0.001 per share

(the “GRAIL Series A Preferred Stock”), GRAIL Series B redeemable convertible preferred stock, par value $0.001 per share (the “GRAIL Series B Preferred Stock”), GRAIL Series C redeemable convertible preferred stock, par value $0.001 per share (the “GRAIL Series C Preferred Stock”), and GRAIL Series D redeemable convertible preferred stock, par value $0.001 per share (the “GRAIL Series D Preferred Stock,” and, together with the GRAIL Series A Preferred Stock, the GRAIL Series B Preferred Stock, and the GRAIL Series C Preferred Stock, the “GRAIL Preferred Stock,” which, together with the GRAIL Common Stock, is referred to as the “GRAIL Stock”) (with limited exceptions, including shares with respect to which dissenters’ rights have been validly exercised in accordance with Delaware law) will be converted into, at the holder’s election, either:

•

the right to receive (a) an amount in cash, without interest, equal to the amount obtained by dividing $3,500,000,000 plus the “Aggregate Option Exercise Price,” which is the aggregate exercise price of all Company Stock Options (as defined in the Merger Agreement) that are outstanding as of immediately prior to the Effective Time, by the “GRAIL Fully Diluted Share Count,” which is the aggregate number of shares of GRAIL Class A Common Stock, outstanding immediately prior to the Effective Time on a fully diluted basis (including all shares of GRAIL Class A Common Stock issuable upon conversion of all outstanding shares of GRAIL Class B Common Stock, and GRAIL Preferred Stock and in respect of all outstanding options and other direct or indirect rights to acquire shares of GRAIL Class A Common Stock) (the “Cash Consideration”), plus (b) a number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Illumina (the “Illumina Common Stock”) obtained by dividing the Aggregate Stock Consideration by the GRAIL Fully Diluted Share Count (the “Stock Consideration”), plus (c) one contingent value right (a “CVR”) issued by Illumina, subject to and in accordance with the CVR Agreement described below (clauses (a), (b) and (c), collectively, the “CVR Consideration”); or

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the right to receive (a) the Cash Consideration, plus (b) the Stock Consideration, plus (c) a number of shares of Illumina Common Stock and/or an amount in cash, such number and/or amount to be determined by Illumina in its sole discretion (the “Alternative Consideration”), which number of shares of Illumina Common Stock and/or amount of cash will be determined and announced to the GRAIL stockholders when they are asked to make the election (clauses (a), (b) and (c), collectively, the “Cash & Stock Consideration”).

The number of shares of Illumina Common Stock to be received for each share of GRAIL Stock may fluctuate with the market price of the Illumina Common Stock and will, subject to the collar described in the definition of “Aggregate Stock Consideration” below, be determined based on the volume-weighted average trading price of a share of Illumina Common Stock on The NASDAQ Global Select Market (“NASDAQ”) over the 20 consecutive trading day period ending on (and including) the trading day that is 10 trading days prior to the date of the Effective Time, rounded to four decimal places (such price, the “Average Illumina Stock Price”) and the GRAIL Fully Diluted Share Count.

“Aggregate Stock Consideration” means: (i) if the Average Illumina Stock Price is an amount greater than $399, then the Aggregate Stock Consideration will be 11,278,195 shares of Illumina Common Stock; (ii) if the Average Illumina Stock Price is an amount greater than or equal to $295 but less than or equal to $399, then the Aggregate Stock Consideration will be a number of shares of Illumina Common Stock equal to the quotient obtained by dividing (x) $4,500,000,000 by (y) the Average Illumina Stock Price; or (iii) if the Average Illumina Stock Price is an amount less than $295, then the Aggregate Stock Consideration shall be 15,254,237 shares of Illumina Common Stock.

The election form to be distributed to GRAIL stockholders will contain further information regarding the type and amount of the Alternative Consideration. Holders of GRAIL Stock who make no election as to their form of consideration, or who do not submit a properly completed election form to the Exchange Agent prior to the Election Deadline, will be entitled to receive the CVR Consideration.

For a description of the treatment of the GRAIL Equity Awards in the Transaction, see “Interests of GRAIL’s Directors and Executive Officers in the Transaction” elsewhere in this consent solicitation statement/prospectus. For more information, see the sections entitled “The Transaction—The Merger Consideration” and “The Merger Agreement—Consideration; Effect of the Transaction on Capital Stock.”

If I am a GRAIL stockholder, how will I elect and receive the consideration to which I will become entitled?

Election forms will be distributed to GRAIL stockholders not less than 30 days prior to the anticipated closing date, along with a letter of transmittal and instructions for effecting the surrender of the certificates or transfer of book-entry shares of GRAIL Stock pursuant to such letter of transmittal. The election form will enable each GRAIL stockholder to specify the number of shares of GRAIL Stock with respect to which the stockholder elects to receive the CVR Consideration, the number of shares of GRAIL Stock with respect to which the stockholder elects to receive the Cash & Stock Consideration, or that the stockholder makes no election with respect to such stockholder’s shares of GRAIL Stock. GRAIL stockholders will have until 5:00 p.m., Eastern time, on the date which Illumina and GRAIL agree is as near as practicable to three business days prior to the closing date, or such other date as Illumina and GRAIL will, prior to the closing, mutually agree (the “Election Deadline”), to submit election forms. Any election will have been properly made only if the Exchange Agent will have actually received a properly completed election form by the Election Deadline.

After the Transaction is completed, each GRAIL stockholder who is entitled to receive the merger consideration and has not already returned a valid, duly completed letter of transmittal will receive a separate letter of transmittal and instructions for effecting the surrender of the certificates or transfer of book-entry shares of GRAIL Stock pursuant to such letter of transmittal.

Upon surrender of a certificate (or an affidavit of loss in lieu thereof and, if required by Illumina, an indemnity agreement) or book-entry share, together with a valid, duly completed letter of transmittal and such other documents as may be reasonably requested, GRAIL stockholders that submitted a valid, duly completed election form in advance of the Election Deadline will be entitled to receive, based on the holder’s election, either the CVR Consideration or the Cash & Stock Consideration. GRAIL stockholders that did not submit a valid, duly completed election form in advance of the Election Deadline will be entitled to receive the CVR Consideration upon surrender of a certificate (or an affidavit of loss in lieu thereof and, if required by Illumina, an indemnity agreement) or book-entry share, together with a valid, duly completed letter of transmittal and such other documents as may be reasonably requested.

For more information, see the sections entitled “The Transaction—The Merger Consideration” and “The Merger Agreement—Consideration; Effect of the Transaction on Capital Stock.”

Can I make one election for some of my shares of GRAIL Stock and another election for the rest?

Yes. The election form will permit you to specify, among the shares of GRAIL Stock you hold, (i) the number of shares of GRAIL Stock for which you are electing to receive the CVR Consideration, (ii) the number of shares of GRAIL Stock for which you are electing to receive the Cash & Stock Consideration or (iii) that you make no election.

What if I do not make an election or my election form is not received before the Election Deadline?

Holders of GRAIL Stock who make no election as to their form of consideration, or who do not submit a properly completed election form to the Exchange Agent prior to the Election Deadline, will be entitled to receive the CVR Consideration.

Can I change my election after I submit an election form?

Yes. You may revoke your election of merger consideration with respect to all or a portion of your shares of GRAIL Stock by delivering written notice of your revocation to the Exchange Agent prior to the Election Deadline. In the event an election form is revoked prior to the Election Deadline, the shares of GRAIL Stock represented by such election form will be converted into the right to receive the CVR Consideration, unless a subsequent election is properly made prior to the Election Deadline. GRAIL stockholders will not be entitled to revoke or change their election following the Election Deadline. In addition, any election of merger consideration you make will automatically be revoked if the Merger Agreement is terminated.

May I submit an election form even if I do not submit a written consent approving the Transaction?

Yes. You may submit an election form even if you do not submit a written consent approving the Transaction.

May I transfer my shares of GRAIL Stock once I have made an election?

No. If an election has been made for any of your shares of GRAIL Stock, and such election has not been properly revoked, such shares may not be transferred.

GRAIL stockholders who are party to the Selling Investor Support Agreement, dated as of September 20, 2020 (the “Selling Investor Support Agreement”), by and among Illumina and certain GRAIL stockholders, are generally prohibited from transferring ownership of GRAIL Stock prior to the earlier of the consummation of the Transaction and the termination of the Merger Agreement in accordance with its terms, subject to limited exceptions. For further information, see “The Selling Investor Support Agreement.”

What is the value of the CVR Consideration?

The value of the CVR Consideration will depend on a number of factors:

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The value of the Cash Consideration will depend on the GRAIL Fully Diluted Share Count, which may be greater than, less than or equal to the fully diluted number of shares of GRAIL Stock outstanding as of the date of the Merger Agreement, the date of this consent solicitation statement/prospectus or the Election Deadline. Assuming that the GRAIL Fully Diluted Share Count is 816,218,586, based on the fully diluted number of shares of GRAIL Stock outstanding as of January 31, 2021, the value of the Cash Consideration will be $4.49 per share of GRAIL Stock.

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The value of the Stock Consideration will depend on the GRAIL Fully Diluted Share Count, as well as on the Average Illumina Stock Price, which may be greater than, less than or equal to the price of Illumina Common Stock as of the date of the Merger Agreement, the date of this consent solicitation statement/prospectus or the Election Deadline. The number of shares of Illumina Common Stock to be received for each share of GRAIL Stock may fluctuate with the market price of the Illumina Common Stock and will, subject to the collar described in the definition of “Aggregate Stock Consideration” above, be determined based on the Average Illumina Stock Price. Assuming that the GRAIL Fully Diluted Share Count is 816,218,586, based on the fully diluted number of shares of GRAIL Stock outstanding as of January 31, 2021, and that the Average Illumina Stock Price is $347, representing the mid-point of the collar, the Stock Consideration will be 0.0159 shares of Illumina Common Stock per share of GRAIL Stock (having a value of $6.68 based on the closing price of Illumina Common Stock on February 3, 2021, the closest practicable date prior to the filing). For further information regarding the sensitivity of the per-share value of the Stock Consideration to fluctuations in the Average Illumina Stock Price, see “The Transaction—The Merger Consideration—Stock Consideration Sensitivity Analysis.”

•

The value of a CVR will depend on the recognition of certain revenues by Illumina (calculated in accordance with the CVR Agreement). Each holder of a CVR will be entitled to receive a pro rata portion of 2.5% of Covered Revenues (as defined below), if any, up to and including $1 billion, plus 9.0% of Covered Revenues, if any, in excess of $1 billion, with such $1 billion threshold measured over an annual period to correspond with Illumina’s fiscal year, in each case, multiplied by a fraction, the numerator of which is the aggregate number of CVRs outstanding as of the applicable payment date, and the denominator of which is the Total Equity Count (as defined below), subject to certain deductions and pro-rations described in “Description of the CVRs.” If those revenues are not recognized as calculated in accordance with the CVR Agreement, no payment will be made under the CVRs and the CVRs will expire valueless. Accordingly, the value, if any, of the CVRs is speculative, and the CVRs may ultimately have no value.

For more information, see the sections entitled “The Transaction—The Merger Consideration,” “The Merger Agreement—Consideration; Effect of the Transaction on Capital Stock” and “Description of the CVRs.”

What is the value of the Cash & Stock Consideration?

The value of the Cash & Stock Consideration will depend on a number of factors:

•

The value of the Cash Consideration will depend on the GRAIL Fully Diluted Share Count, which may be greater than, less than or equal to the fully diluted number of shares of GRAIL Stock outstanding as of the date of the Merger Agreement, the date of this consent solicitation statement/prospectus or the Election Deadline. Assuming that the GRAIL Fully Diluted Share Count is 816,218,586, based on the fully diluted number of shares of GRAIL Stock outstanding as of January 31, 2021, the value of the Cash Consideration will be $4.49 per share of GRAIL Stock.

•

The value of the Stock Consideration will depend on the GRAIL Fully Diluted Share Count, as well as on the Average Illumina Stock Price, which may be greater than, less than or equal to the price of Illumina Common Stock as of the date of the Merger Agreement, the date of this consent solicitation statement/prospectus or the Election Deadline. The number of shares of Illumina Common Stock to be received for each share of GRAIL Stock may fluctuate with the market price of the Illumina Common Stock and will, subject to the collar described in the definition of “Aggregate Stock Consideration” above, be determined based on the Average Illumina Stock Price. Assuming that the GRAIL Fully Diluted Share Count is 816,218,586, based on the fully diluted number of shares of GRAIL Stock outstanding as of January 31, 2021, and that the Average Illumina Stock Price is $347, representing the mid-point of the collar, the Stock Consideration will be 0.0159 shares of Illumina Common Stock per share of GRAIL Stock (having a value of $6.68 based on the closing price of Illumina Common Stock on February 3, 2021, the closest practicable date prior to the filing). For further information regarding the sensitivity of the per-share value of the Stock Consideration to fluctuations in the Average Illumina Stock Price, see “The Transaction—The Merger Consideration—Stock Consideration Sensitivity Analysis.”

•

The value of the Alternative Consideration will depend on the number of shares of Illumina Common Stock and/or amount in cash selected by Illumina as the Alternative Consideration. The election form to be distributed to GRAIL stockholders will contain further information regarding the type and amount of the Alternative Consideration.

For more information, see the sections entitled “The Transaction—The Merger Consideration” and “The Merger Agreement—Consideration; Effect of the Transaction on Capital Stock.”

What happens if I am eligible to receive a fraction of a share of Illumina Common Stock as part of the merger consideration?

Illumina will not issue fractional shares of Illumina Common Stock in the Transaction. Each converting holder who would otherwise have been entitled to receive a fractional share of Illumina Common Stock will receive a cash payment in lieu of such fractional share of Illumina Common Stock in an amount equal to the amount of such fractional share multiplied by the Average Illumina Stock Price, payable without interest, rounded down to the nearest whole cent and subject to the amount of any withholding taxes as contemplated in the Merger Agreement.

What will holders of GRAIL Equity Awards receive in the First Merger?

Immediately prior to the Effective Time, a portion of each unvested GRAIL Equity Award (as defined in “Summary—Treatment of GRAIL Equity Awards”) will vest as follows:

•

in the case of each award subject solely to service-based vesting criteria that is unvested and outstanding as of immediately prior to the Effective Time, such service-based GRAIL Equity Award will vest as to a number of options, shares or units, as applicable, that would have vested under such GRAIL Equity Award on or prior to the third anniversary of the Effective Time if the holder of such service-based GRAIL Equity Award remained in continued employment or service, as applicable, with GRAIL through such third anniversary, with such accelerated vesting applied first to the options, shares or units (as applicable) that have the longest remaining vesting periods (i.e., in reverse chronological order);

•

in the case of each award subject to performance-based vesting criteria that is unvested and outstanding as of immediately prior to the Effective Time, such performance-based GRAIL Equity Award will vest as to a number of options, shares or units, as applicable, set forth in the company disclosure letter to the Merger Agreement (the “GRAIL Disclosure Letter”), as detailed under the section entitled, “Interests of GRAIL’s Directors and Executive Officers in the Transaction—Accelerated Vesting of Outstanding GRAIL Equity Awards Held by Directors and Executive Officers” elsewhere in this consent solicitation statement/prospectus; and

•

(i) pursuant to the applicable Board of Director offer letters by and between GRAIL and each of Messrs. Barron, Bishop and Ronaghi and Mmes. Foster, Friedman and Ho, the GRAIL Stock Options granted to these directors will, to the extent then unvested, vest in full upon the completion of the Merger, subject to the applicable director’s continued service on the Board of Directors through such time, and (ii) pursuant to the applicable offer letter by and between GRAIL and Mr. Bishop, dated as of June 6, 2019, all of Mr. Bishop’s outstanding GRAIL RSUs will vest in full upon the completion of the Merger, subject to Mr. Bishop’s continued service with GRAIL through such time.

After taking into account the accelerated vesting described above, (i) the vested portion of each award will, immediately prior to the Effective Time, be canceled in exchange for, at the holder’s election, the CVR Consideration or the Cash & Stock Consideration (less any applicable exercise price and tax withholding) and (ii) the remaining unvested portion will be canceled in exchange for an equivalent equity award (i.e., stock option, restricted share or restricted stock unit, as applicable) with respect to shares of Illumina Common Stock. The number of shares of Illumina Common Stock subject to such converted award will be equal to the product (rounded down to the nearest whole share) of (i) the number of shares of GRAIL Stock subject to the unvested portion of the applicable GRAIL Equity Award and (ii) at the holder’s election, the CVR Consideration Award Ratio or the Alternative Consideration Award Ratio (each, as defined in “Summary—Treatment of GRAIL Equity Awards”). A holder who elects the CVR Consideration Award Ratio will also receive a number of fully vested CVRs equal to the number of shares of GRAIL Stock subject to the unvested portion of the applicable GRAIL Equity Award. In the case of GRAIL Stock Options (as defined in “Summary—Treatment of GRAIL Equity Awards”), the exercise price of the converted option award will be equal to the exercise price of the GRAIL Stock Option divided by the CVR Consideration Award Ratio or the Alternative Consideration Award Ratio, as applicable (rounded up to the nearest whole cent).

For more information, see “The Merger Agreement—Treatment of GRAIL Equity Awards.”

What equity stake will GRAIL stockholders hold in Illumina immediately following the Transaction?

Based on the consideration payable to holders of GRAIL Stock pursuant to the Merger Agreement and the number of shares of Illumina Common Stock outstanding as of September 27, 2020, immediately after the closing of the Transaction (the “Closing”), it is expected that GRAIL stockholders will own approximately 8% of the outstanding Illumina Common Stock (assuming the number of shares issued in the Transaction is determined based on the mid-point of the range of the collar, that all holders of GRAIL Stock elect to receive the CVR Consideration and that the holders of all GRAIL Equity Awards being paid out in the Transaction elect to receive solely the CVR Consideration in payment for their awards).

For more details on the merger consideration, see the sections entitled “The Transaction—The Merger Consideration” and “The Merger Agreement—Consideration; Effect of the Transaction on Capital Stock.”

What happens if the Transaction is not completed?

If the Transaction is not completed for any reason, GRAIL stockholders will not receive any merger consideration for their shares of GRAIL Stock, and GRAIL will remain an independent company. Upon termination of the Merger Agreement under specified circumstances, GRAIL may require Illumina to pay GRAIL a termination fee of $300,000,000 and make an additional $300,000,000 payment to GRAIL in exchange for shares of non-voting GRAIL preferred stock. The Merger Agreement may also be terminated in circumstances in which such fee will not be payable and such investment will not be required. As a result of the Transaction not being completed by December 20, 2020, on December 21, 2020, Illumina began making monthly cash payments to GRAIL of $35,000,000 (the “Continuation Payments”). Illumina will continue making monthly Continuation Payments to GRAIL until the Transaction is completed or terminated, subject to certain terms and conditions. In the event that the Merger Agreement is terminated, Illumina will receive shares of non-voting GRAIL preferred stock in respect of all Continuation Payments in excess of $315,000,000, subject to certain terms and conditions. For more information, see the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Continuation Payments; Additional Termination Payment; Equity Issuance.”

Failure to complete the Transaction could negatively impact Illumina, GRAIL and their respective businesses, prospects, financial condition and results of operations. The price of Illumina Common Stock may decline to the extent that its current market price reflects a market assumption that the Transaction will be completed. In addition, some costs related to the Transaction must be paid by Illumina and GRAIL even if the Transaction is not completed. Furthermore, Illumina and GRAIL may experience negative reactions from their respective stockholders, customers, suppliers, commercial partners and/or other persons with whom Illumina or GRAIL has a business relationship, which could have an adverse effect on their respective businesses, financial condition and results of operations.

The Merger Agreement contains non-solicitation provisions that restrict the ability of GRAIL to solicit, facilitate or knowingly encourage, participate in any discussions or negotiations regarding, or approve, endorse or recommend, any Competing Proposal (as defined under “The Merger Agreement—Covenants and Agreements—No Solicitation by GRAIL”) for purposes of the Merger Agreement. In addition, the Merger Agreement does not permit GRAIL to terminate the Merger Agreement in order to enter into an agreement providing for, or to complete, such an alternative transaction, even if the alternative transaction provides for the payment of consideration with a higher value per share of GRAIL Stock than the value proposed to be received or realized in the Transaction. Further, under the terms of the Merger Agreement, GRAIL is also subject to certain restrictions on the conduct of its business prior to the completion of the Transaction, which may adversely affect its ability to execute certain of its business strategies, including, among other things, the ability in certain cases to incur indebtedness, make investments or capital expenditures, enter into, amend or terminate certain material contracts, settle litigation, acquire or dispose of assets or make changes with respect to employee matters, including compensation and benefits matters. Such limitations could adversely affect GRAIL’s business, strategy, operations and prospects prior to the completion of the Transaction or in the event the Transaction is not completed. In the event that the Transaction is not completed, the strategic alternatives available to GRAIL, including remaining an independent company, and the opportunities available to GRAIL to raise capital, including through a private or public equity issuance, may not be as favorable as they would have been in the absence of the Transaction and/or may not be as favorable to GRAIL and its stockholders as the Transaction. See the sections entitled “The Merger Agreement—Covenants and Agreements—No Solicitation by GRAIL,” “The Merger Agreement—Covenants and Agreements—Conduct of Business of GRAIL Prior to Completion of the Transaction” and “Risk Factors.”

What are the conditions to the completion of the Transaction?

The completion of the Transaction is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement, including, among others, the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the approval of antitrust authorities in certain other specified jurisdictions, if applicable, no law having been enacted, issued, promulgated, enforced or entered, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing consummation of the Transaction or imposes any remedies on Illumina or its subsidiaries other than Permitted Restrictions (as defined under “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts; Regulatory Filings and Other Actions”), the receipt of the GRAIL Stockholder Approvals, the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part and the approval for listing on NASDAQ of the shares of Illumina Common Stock to be issued in connection with the Transaction. For more information, see “The Merger Agreement—Conditions to Completion of the Transaction.”

When is the Transaction expected to be completed?

Illumina and GRAIL currently expect the Transaction to close in the second half of 2021, subject to certain conditions. Neither Illumina nor GRAIL can predict, however, the actual date on which the

Transaction will be completed, or whether it will be completed, because the Transaction is subject to factors outside the control of each of Illumina and GRAIL, including whether or when the required regulatory approvals will be received. For more information, see the sections entitled “The Merger Agreement—Conditions to Completion of the Transaction” and “The Transaction—Regulatory Approvals.”

What are the U.S. federal income tax consequences of the Transaction to U.S. holders of GRAIL Stock?

It is intended that, for U.S. federal income tax purposes, the First Merger and the Second Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which is referred to as the “Intended Tax Treatment”. However, the completion of the Transaction is not conditioned on the Transaction qualifying for the Intended Tax Treatment or upon the receipt of an opinion from counsel to that effect, and whether or not the Transaction will qualify for the Intended Tax Treatment depends on facts that will not be known until the Transaction is completed. In particular, the Intended Tax Treatment requires that the value of the shares of Illumina Common Stock issued to holders of GRAIL Stock in the Transaction, determined as of completion of the Transaction, represents at least a minimum percentage of the total consideration paid to holders of GRAIL Stock in the Transaction. While there is no specific guidance as to precisely what minimum percentage is necessary to satisfy this requirement, it would be satisfied if the Illumina Common Stock (valued as of completion of the Transaction) represents at least 40% of the total consideration. In addition, although the treatment of the Continuation Payments is uncertain, it is possible that the Continuation Payments will be treated as included in such total consideration for purposes of calculating this percentage. Whether this test will be satisfied depends on a number of factors that cannot currently be known with certainty, including the value of Illumina Common Stock as of the completion of the Transaction, the number of holders of GRAIL Stock that elect to receive the CVR Consideration rather than the Cash & Stock Consideration, the fair market value of a CVR as of the completion of the Transaction, the total amount of Continuation Payments made, and the total value of consideration received by dissenting holders of GRAIL Stock, if any. Accordingly, no assurance can be given that the Transaction will qualify for the Intended Tax Treatment. Finally, neither Illumina nor GRAIL intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Transaction. Therefore, even if Illumina and GRAIL conclude that the Transaction qualifies for the Intended Tax Treatment, no assurance can be given that the Internal Revenue Service will not challenge that conclusion or that a court would not sustain such a challenge.

Assuming the Transaction qualifies for the Intended Tax Treatment, subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations,” a holder of GRAIL Stock whose shares of GRAIL Stock are exchanged in the Transaction for the Cash & Stock Consideration will recognize capital gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received by the holder (excluding any cash received in lieu of a fractional share of Illumina Common Stock, as discussed in “Material U.S. Federal Income Tax Considerations—Cash Received Instead of a Fractional Share of Illumina Common Stock”).

If the Transaction fails to qualify for the Intended Tax Treatment, a holder of GRAIL Stock that receives the Cash & Stock Consideration generally would recognize gain or loss in an amount equal to the difference between (1) the fair market value of the shares of Illumina Common Stock and the amount of cash received in the Transaction by the holder (including cash received in lieu of a fractional share of Illumina Common Stock) and (2) the holder’s basis in the GRAIL Stock surrendered.

The treatment of holders of GRAIL Stock who receive the CVR Consideration is complex and subject to uncertainties, as described in more detail below in “Material U.S. Federal Income Tax Considerations.”

For a more detailed discussion of the material U.S. federal income tax consequences of the Transaction, please see “Material U.S. Federal Income Tax Considerations.”

The tax consequences of the Transaction to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the Transaction.

Are there any important risks related to the Transaction or Illumina’s or GRAIL’s businesses of which I should be aware?

Yes, there are important risks related to the Transaction and Illumina’s, GRAIL’s and the surviving company’s businesses. Before making any decision on how to vote, you are urged to read carefully and in its entirety “Risk Factors.”

Are GRAIL stockholders entitled to seek appraisal rights?

Pursuant to Section 262 of the General Corporation Law of the State of Delaware (“DGCL”), holders of GRAIL Stock who do not execute and deliver a written consent approving the Merger Agreement, and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL, have the right to seek appraisal of the fair value of their shares of GRAIL Stock, as determined by the Delaware Court of Chancery, if the First Merger is completed. The “fair value” of shares of GRAIL Stock as determined by the Delaware Court of Chancery could be more or less than, or the same as, the value of the consideration that a GRAIL stockholder would otherwise be entitled to receive under the terms of the Merger Agreement.

GRAIL stockholders that are party to the GRAIL Voting Agreement are obligated, among other things, to execute and deliver written consents approving and adopting the Merger Agreement Proposal (as defined below) and refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Transaction, including the Mergers.

To exercise appraisal rights, GRAIL stockholders must strictly comply with the procedures prescribed by Delaware law. These procedures are summarized in “Appraisal Rights.” Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

What are the CVRs?

The CVRs are to be issued in the Transaction by Illumina, pursuant to the Contingent Value Rights Agreement (the “CVR Agreement”), to be entered into at or prior to the Effective Time, by and among Illumina, Computershare Trust Company, N.A. (“Computershare”) and Shareholder Representative Services LLC (“SRS”). The CVRs will not be voting securities of Illumina, will not represent ownership interests in Illumina and holders of the CVRs will not, by virtue thereof, be entitled to any rights of a stockholder or holder of any other equity security or ownership interest of Illumina, either at law or in equity. The CVRs will not have voting or dividend rights and the rights of the CVR holders will be limited to those expressly provided for in the CVR Agreement.

See “Description of the CVRs” for more information about the CVRs.

What payments are holders of CVRs entitled to and when will such payments be made?

Subject to certain reductions described below and in the CVR Agreement, each holder of a CVR will be entitled to receive a pro rata portion of 2.5% of Covered Revenues, if any, up to and including $1 billion plus 9.0% of Covered Revenues, if any, in excess of $1 billion, with such $1 billion threshold measured over an annual period to correspond with Illumina’s fiscal year, in each case, multiplied by a fraction, the numerator of which is the aggregate number of CVRs outstanding as of the applicable payment date, and the denominator of which is the Total Equity Count, subject to certain deductions and pro-rations described in “Description of the CVRs.” Such payments, if any, will be made on a quarterly basis over a 12-year period.

Is interest payable with respect to the CVRs?

Generally, no. Except in certain limited circumstances where a CVR payment is due and has not been paid when due by Illumina or where it has been determined that a CVR payment should have been greater than what was paid, no interest will accrue on the CVR payments.

Are Illumina’s obligations under the CVRs secured or guaranteed?

No. Illumina’s obligations under the CVRs are neither secured nor guaranteed. Illumina’s obligations under the CVRs, if any arise, will be unsecured general obligations of Illumina and will not be guaranteed by any of its affiliates.

Can I sell the CVRs?

The CVRs are subject to transfer restrictions described in the CVR Agreement and other applicable restrictions under securities laws. The CVR Agreement does not require the CVRs to be listed on a securities exchange. As such, no prediction can be made regarding the development or existence of any trading market in the CVRs or the prices at which the CVRs may trade at any point in time, if at all. The tax treatment of holders of GRAIL Stock who receive CVRs is complex and subject to uncertainties, as described in more detail in “Material U.S. Federal Income Tax Considerations.”

Who can help answer my questions?

If you are a GRAIL stockholder and would like additional copies of this consent solicitation statement/prospectus or a replacement written consent, or if you have questions about the Transaction, the process for returning your written consent, or the other matters discussed in this consent solicitation statement/prospectus, you should contact ir@grailbio.com.

If you are an Illumina stockholder and would like additional copies of this consent solicitation statement/prospectus, or if you have questions about the Transaction or the other matters discussed in this consent solicitation statement/prospectus, you should contact ir@illumina.com.

Where can I find more information about Illumina and GRAIL?

You can find more information about Illumina and GRAIL from the various sources described under “Where You Can Find More Information.”

Questions and Answers for GRAIL Stockholders

Did the GRAIL Board approve the Merger Agreement?

Yes. Following the negotiations between GRAIL and its representatives on behalf of GRAIL and Illumina and its representatives on behalf of Illumina with respect to the Merger Agreement and the Transaction, including the Mergers, and a review and discussion of the terms of the Merger Agreement, at a meeting of the GRAIL Board, by the unanimous vote of all directors present, including both the Preferred Directors (as defined in GRAIL’s restated certificate of incorporation), the GRAIL

Board (i) determined that the Merger Agreement and the Transaction are fair to, and in the best interests of, GRAIL and its stockholders and (ii) approved and declared advisable the Merger Agreement and the Transaction. For a discussion of the factors considered by the GRAIL Board in approving the Merger Agreement, see “The Transaction—GRAIL’s Reasons for the Transaction; Recommendation of the GRAIL Board.”

Do any of the GRAIL directors or officers have interests in the Transaction that may differ from or be in addition to my interests as a GRAIL stockholder?

Yes. GRAIL stockholders should be aware that some of GRAIL’s directors and executive officers may have interests in the Transaction that may be different from, or in addition to, the interests of GRAIL stockholders generally. The GRAIL Board was aware of and considered these interests, among other matters, in deciding to approve the terms of the Merger Agreement and the Transaction. For a further discussion of these interests, see “Interests of GRAIL’s Directors and Executive Officers in the Transaction.”

What am I being asked to approve?

GRAIL stockholders are being asked to approve and adopt the Merger Agreement and the Transaction, including the Mergers (the “Merger Agreement Proposal”).

GRAIL stockholders that are party to the GRAIL Voting Agreement are obligated to, among other things, approve the Merger Agreement Proposal.

What is the recommendation of the GRAIL Board?

The GRAIL Board recommends that GRAIL stockholders approve the Merger Agreement Proposal by executing and returning the written consent furnished with this consent solicitation statement/prospectus.

What stockholder consent is required to approve the transaction?

Illumina and GRAIL cannot complete the transaction unless GRAIL stockholders approve the Merger Agreement Proposal.

The approval of the Merger Agreement Proposal requires the affirmative vote of, or the execution and delivery to GRAIL of written consents by, (i) the holders of a majority of the total voting power of GRAIL Common Stock and GRAIL Preferred Stock (voting together as a single class) and (ii) the holders of a majority of the outstanding shares of GRAIL Preferred Stock (voting together as a single class on an as-converted to GRAIL Class A Common Stock basis) (the foregoing clauses (i) and (ii), collectively, the “GRAIL Stockholder Approvals”).

Subsequent to the execution of the Merger Agreement, Illumina and certain stockholders of GRAIL (each, a “Selling Investor”), representing approximately 71.86% of the total voting power of the outstanding shares of GRAIL Stock, approximately 73.58% of the outstanding shares of GRAIL Common Stock and approximately 59.59% of the outstanding shares of GRAIL Preferred Stock, in each case as of the Record Date, entered into a support agreement (the “Selling Investor Support Agreement”) under which they have agreed, promptly (and in any event within five business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective by the SEC, to execute and deliver written consents approving and adopting the Merger Agreement and the Transaction, including the Mergers, and related matters with respect to all of their shares of GRAIL Stock entitled to act by written consent with respect thereto. The Selling

Investors are required to deliver such written consents even if the GRAIL Board changes its recommendation that GRAIL stockholders approve the Merger Agreement Proposal. The execution and delivery of written consents by all of the Selling Investors will constitute the requisite GRAIL Stockholder Approvals and, therefore, GRAIL expects to receive a number of written consents sufficient to approve the Merger Agreement Proposal.

Under the Selling Investor Support Agreement, each Selling Investor further agreed to execute and deliver a consent (the “Drag-Along Consent”) to exercise their contractual “drag-along” right pursuant to the GRAIL Voting Agreement. Further, the Selling Investors consented, pursuant to the Drag-Along Consent, to the appointment of Illumina as the Selling Investors’ designee to hold and have the sole power to exercise, on behalf of all GRAIL stockholders party to the GRAIL Voting Agreement, the proxy and power of attorney contemplated by the GRAIL Voting Agreement in connection with the Transaction. The Drag-Along Consent was executed simultaneously with the execution of the Selling Investor Support Agreement.

Following the execution of the Drag-Along Consent by the Selling Investors, GRAIL stockholders that are party to the GRAIL Voting Agreement became obligated thereunder to, among other things, execute and deliver written consents approving and adopting the Merger Agreement Proposal and refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Transaction, including the Mergers.

In accordance with applicable law, no vote of Illumina stockholders is required in connection with the Transaction.

Given that the delivery of written consents by the Selling Investors will constitute the GRAIL Stockholder Approvals, why are the parties seeking consents from all GRAIL stockholders?

Under applicable SEC guidance, a company may seek a commitment from principal security holders of a target to vote in favor of a business combination transaction and register the securities to be offered and sold in the transaction if, among other things, votes will also be solicited from target stockholders who have not entered into such commitments.

Subsequent to the execution of the Merger Agreement, the Selling Investors entered into the Selling Investor Support Agreement, pursuant to which each of the Selling Investors agreed, promptly (and in any event within five business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective by the SEC, to execute and deliver a written consent approving and adopting the Merger Agreement and approving the Transaction, including the Mergers, and related matters with respect to all of its shares of GRAIL Stock entitled to act by written consent with respect thereto. Because the Selling Investors have agreed to deliver written consents in favor of the Transaction, GRAIL is seeking written consents from all GRAIL stockholders, in accordance with the applicable SEC guidance referred to above. Nevertheless, the delivery of the written consents by the Selling Investors will constitute receipt by GRAIL of the GRAIL Stockholder Approvals, regardless of the delivery or withholding of consent by any other GRAIL stockholder.

Who is entitled to give a written consent?

The GRAIL Board has set February 4, 2021 as the record date (the “Record Date”) for determining the holders of GRAIL Stock entitled to execute and deliver written consents with respect to this solicitation. Holders of GRAIL Stock on the Record Date will be entitled to give or withhold a consent using the written consent furnished with this consent solicitation statement/prospectus.

How many votes do I have?

Each holder of GRAIL Class A Common Stock is entitled to one vote for each share of GRAIL Class A Common Stock held of record as of the Record Date, and each holder of GRAIL Class B Common Stock is entitled to ten votes for each share of GRAIL Class B Common Stock held of record as of the Record Date.

Each holder of GRAIL Preferred Stock is entitled to the number of votes equal to the number of whole shares of GRAIL Class A Common Stock into which the shares of GRAIL Preferred Stock held by such holder could be converted as of the Record Date. As of the Record Date, each share of GRAIL Preferred Stock could be converted into one share of GRAIL Class A Common Stock.

As of the Record Date, there were 121,763,170 outstanding shares of GRAIL Class A Common Stock, 24,989,397 outstanding shares of GRAIL Class B Common Stock and 534,145,027 outstanding shares of GRAIL Preferred Stock.

What do I do if I am party to the GRAIL Voting Agreement?

If you are a GRAIL stockholder that is party to the GRAIL Voting Agreement, you are obligated, among other things, to give your consent approving and adopting the Merger Agreement Proposal.

How can I return my written consent?

If you hold shares of GRAIL Stock as of the Record Date and you wish to submit your consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to GRAIL. Once you have completed, dated and signed your written consent, deliver it to GRAIL via e-mail to ir@grailbio.com. GRAIL will not call or convene any meeting of its stockholders in connection with the GRAIL Stockholder Approvals. Execution and delivery of the written consent to approve the Merger Agreement Proposal will result in a loss of your right to pursue appraisal pursuant to Section 262 of the DGCL in connection with the First Merger.

What happens if I do not return my written consent?

If you hold shares of GRAIL Stock as of the Record Date and you do not return your written consent, that will have the same effect as a vote against the Merger Agreement Proposal. However, under the Selling Investor Support Agreement, the Selling Investors have agreed to deliver their written consents promptly (and in any event within five business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective by the SEC. Therefore, a failure of any other GRAIL stockholder to deliver a written consent is not expected to have any effect on the approval of the Merger Agreement Proposal.

If you are a GRAIL stockholder that is party to the GRAIL Voting Agreement, you are obligated to return your written consent approving and adopting the Merger Agreement and related matters.

What is the deadline for returning my written consent?

The GRAIL Board has set March 15, 2021 as the targeted final date for receipt of written consents (such date, as it may be extended in accordance with the next sentence, the “Consent Deadline”). GRAIL reserves the right to extend the Consent Deadline beyond March 15, 2021. Any such extension may be made without notice to GRAIL stockholders.

Can I revoke my written consent?

Yes. Unless you are a GRAIL stockholder who is party to the GRAIL Voting Agreement, you may revoke your consent to the Merger Agreement Proposal at any time before the Consent Deadline; however, such revocation is not expected to have any effect on the approval of the Merger Agreement Proposal, as the delivery of the written consents contemplated by the Selling Investor Support Agreement will constitute the requisite GRAIL Stockholder Approvals at the time of such delivery. If you wish to revoke your consent before the Consent Deadline, you may do so by sending a revocation of your written consent by one of the means described in “Solicitation of Written Consents—Submission of Written Consents.”

If you are a GRAIL stockholder that is party to the GRAIL Voting Agreement, pursuant to the terms of the GRAIL Voting Agreement you are obligated to provide your consent to the Merger Agreement Proposal and not revoke your consent.

What do I need to do now?

GRAIL urges you to read carefully and consider the information contained in this consent solicitation statement/prospectus, including the Annexes, and to consider how the Transaction will affect you as a stockholder of GRAIL. Once the registration statement of which this consent solicitation statement/prospectus forms a part has been declared effective by the SEC, GRAIL will solicit your written consent. The GRAIL Board recommends that all GRAIL stockholders approve the Merger Agreement Proposal by executing and returning to GRAIL the written consent furnished with this consent solicitation statement/prospectus as soon as possible and no later than the Consent Deadline.

What will happen to my existing shares of GRAIL Stock in the transaction?

At the Effective Time, your shares of GRAIL Stock will no longer represent an ownership interest in GRAIL, as each share of GRAIL Stock issued and outstanding immediately prior to the Effective Time (other than any cancelled shares or dissenting shares) will be cancelled and automatically converted into the right to receive the merger consideration payable in respect thereof, any cash in lieu of fractional shares of Illumina Common Stock to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled. For additional information about the consideration payable to holders of GRAIL Stock pursuant to the Merger Agreement, see the sections entitled “The Transaction—The Merger Consideration” and “The Merger Agreement—Consideration; Effect of the Transaction on Capital Stock.”

Should I send my stock certificates to GRAIL now?

No. Do not send in your certificates now. A letter of transmittal and written instructions for the surrender of GRAIL stock certificates will be mailed to GRAIL stockholders with the election forms.

After the Transaction is completed, each GRAIL stockholder who is entitled to receive the merger consideration and has not already returned a valid, duly completed letter of transmittal will receive a separate letter of transmittal and instructions for effecting the surrender of the certificates. For more information, see “The Merger Agreement—Exchange Procedures.”

Who can help answer my questions?

If you have questions about the Transaction or the process for returning your written consent, or if you need additional copies of this consent solicitation statement/prospectus or a replacement written consent, please contact: GRAIL, Inc., Attention: Investor Relations, 1525 O’Brien Drive, Menlo Park, CA 94025.

SUMMARY

This summary highlights selected information included in this consent solicitation statement/prospectus and may not contain all of the information that is important to you. To better understand the Transaction, you should carefully read this entire consent solicitation statement/prospectus and its Annexes and the other documents referred to in this consent solicitation statement/prospectus. Additional important information about Illumina and GRAIL is also contained in the Annexes to, and the documents incorporated by reference into, this consent solicitation statement/prospectus. For a description of, and instructions as to how to obtain, this information, see “Where You Can Find More Information” elsewhere in this consent solicitation statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties (page 104)

Illumina, Inc.

Illumina is the global leader in sequencing- and array-based solutions for genetic and genomic analysis. Illumina’s products and services serve customers in a wide range of markets, enabling the adoption of genomic solutions in research and clinical settings. Illumina was incorporated in California in April 1998 and reincorporated in Delaware in July 2000.

Illumina’s customers include leading genomic research centers, academic institutions, government laboratories, and hospitals, as well as pharmaceutical, biotechnology, commercial molecular diagnostic laboratories, and consumer genomics companies.

Illumina’s portfolio of integrated sequencing and microarray systems, consumables, and analysis tools is designed to accelerate and simplify genetic analysis. This portfolio addresses the range of genomic complexity, price points, and throughput, enabling customers to select the best solution for their research or clinical application.

Illumina’s principal executive office is located at 5200 Illumina Way, San Diego, CA 92122, and its telephone number is (858) 202-4500.

Additional information about Illumina and its subsidiaries is included in the documents incorporated by reference into this consent solicitation statement/prospectus. See “Where You Can Find More Information.”

First Merger Sub

SDG Ops, Inc., a direct, wholly owned subsidiary of Illumina, is a Delaware corporation that was incorporated on September 11, 2020 for the purpose of entering into the Merger Agreement and effecting the First Merger. At the Effective Time, First Merger Sub will be merged with and into GRAIL, with GRAIL continuing as the surviving corporation in the First Merger and as a wholly owned subsidiary of Illumina. The principal executive office and telephone number of First Merger Sub is the same as Illumina’s.

Second Merger Sub

SDG Ops, LLC, a direct, wholly owned subsidiary of Illumina, is a Delaware limited liability company that was formed on September 11, 2020 for the purpose of entering into the Merger Agreement and effecting the Second Merger. Following the First Merger and at the Second Effective

Time, GRAIL, as the surviving corporation in the First Merger, will be merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving company and as a wholly owned subsidiary of Illumina. As a result of the Second Merger, Second Merger Sub will own the legacy business of GRAIL. The principal executive office and telephone number of Second Merger Sub is the same as Illumina’s.

GRAIL, Inc.

GRAIL is a healthcare company focused on saving lives and improving health by pioneering new technologies for early cancer detection. GRAIL has built a multi-disciplinary organization of scientists, engineers, and physicians and GRAIL is using the power of next-generation sequencing, population-scale clinical studies, and state-of-the-art computer science and data science to overcome one of medicine’s greatest challenges. Using its platform technology, GRAIL has developed Galleri, a multi-cancer early detection blood test, that has demonstrated in clinical studies the ability to detect more than 50 types of cancer, over 45 of which lack recommended screening tests today—with a low false positive rate of less than 1%. When a cancer is detected, Galleri localizes the cancer signal with high accuracy, all from a single blood draw. Galleri is currently in late-stage development and GRAIL plans to commercially launch it in 2021 as a laboratory developed test.

GRAIL’s principal executive office is located at 1525 O’Brien Drive, Menlo Park, CA 94025, and its telephone number is (650) 542-0372.

Solicitation of Written Consents (page 148)

The Merger Agreement provides that GRAIL will seek the GRAIL Stockholder Approvals pursuant to this consent solicitation statement/prospectus, and GRAIL will not call or convene any meeting of its stockholders in connection with the GRAIL Stockholder Approvals. GRAIL stockholders are being asked to approve the Merger Agreement Proposal by executing and delivering the written consent furnished with this consent solicitation statement/prospectus.

GRAIL stockholders of record as of February 4, 2021, the Record Date, will be entitled to execute and deliver a written consent. Each holder of GRAIL Class A Common Stock is entitled to one vote for each share of GRAIL Class A Common Stock held as of the Record Date. Each holder of GRAIL Class B Common Stock is entitled to ten votes for each share of GRAIL Class B Common Stock held as of the Record Date. Each holder of GRAIL Preferred Stock is entitled to cast the number of votes equal to the number of shares of GRAIL Class A Common Stock into which the shares of GRAIL Preferred Stock held by such holder are convertible as of the Record Date. The holders of GRAIL Preferred Stock will vote together as a single class on an as-converted to GRAIL Class A Common Stock basis, and the holders of GRAIL Class A Common Stock, GRAIL Class B Common Stock and GRAIL Preferred Stock will vote together as a single class.

GRAIL stockholders of record as of February 4, 2021, the Record Date, will be entitled to execute and deliver a written consent. As of the Record Date, there were 121,763,170 shares of GRAIL Class A Common Stock outstanding, 24,989,397 shares of GRAIL Class B Common Stock outstanding and 534,145,027 shares of GRAIL Preferred Stock outstanding, consisting of 85,000,000 shares of GRAIL Series A Preferred Stock, 309,256,591 shares of GRAIL Series B Preferred Stock, 63,144,600 shares of GRAIL Series C Preferred Stock, and 76,743,836 shares of GRAIL Series D Preferred Stock, in each case entitled to execute and deliver written consents with respect to the Merger Agreement Proposal, and directors and executive officers of GRAIL and their affiliates owned and were entitled to consent with respect to 2,044,000 shares of GRAIL Class A Common Stock (representing approximately 1.68% of such shares outstanding on that date), 24,989,397 shares of GRAIL Class B Common Stock (representing 100% of such shares outstanding on that date) and 92,815,635 shares of GRAIL Preferred Stock (representing approximately 17.38% of such shares outstanding on that date), consisting of 54,500,000 shares of GRAIL Series A Preferred Stock (representing approximately 64.12% of such shares outstanding on that date) and 38,315,635 shares of GRAIL Series B Preferred Stock (representing approximately 12.39% of such shares outstanding on that date).

The approval of the Merger Agreement Proposal requires the affirmative vote of, or the execution and delivery to GRAIL of written consents by, (i) the holders of a majority of the total voting power of GRAIL Common Stock and GRAIL Preferred Stock (voting together as a single class) and (ii) the holders of a majority of the outstanding shares of GRAIL Preferred Stock (voting together as a single class on an as-converted to GRAIL Class A Common Stock basis).

Subsequent to the execution of the Merger Agreement, Illumina and the Selling Investors entered into the Selling Investor Support Agreement. Pursuant to the Selling Investor Support Agreement, each of the Selling Investors has agreed, promptly (and in any event within five business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving and adopting the Merger Agreement Proposal with respect to all of its shares of GRAIL Stock entitled to act by written consent with respect thereto. The shares of GRAIL Stock that are owned by the Selling Investors and subject to the Selling Investor Support Agreement represent approximately 71.86% of the total voting power of the outstanding shares of GRAIL Stock, approximately 73.58% of the outstanding shares of GRAIL Common Stock and approximately 59.59% of the outstanding shares of GRAIL Preferred Stock, in each case as of the Record Date. The Selling Investors are required to deliver such written consents even if the GRAIL Board changes its recommendation that GRAIL stockholders approve the Merger Agreement Proposal. The execution and delivery of written consents by all of the Selling Investors will constitute the requisite GRAIL Stockholder Approvals and, therefore, GRAIL expects to receive a number of written consents sufficient to approve the Merger Agreement Proposal.

Under the Selling Investor Support Agreement, each Selling Investor further agreed to execute and deliver the Drag-Along Consent to exercise their contractual “drag-along” right pursuant to the GRAIL Voting Agreement. Further, the Selling Investors consented, pursuant to the Drag-Along Consent, to the appointment of Illumina as the Selling Investors’ designee to hold and have the sole power to exercise, on behalf of all GRAIL stockholders party to the GRAIL Voting Agreement, the proxy and power of attorney contemplated by the GRAIL Voting Agreement in connection with the Transaction. The Drag-Along Consent was executed simultaneously with the execution of the Selling Investor Support Agreement.

Following the execution of the Drag-Along Consent by the Selling Investors, GRAIL stockholders that are party to the GRAIL Voting Agreement became obligated thereunder to, among other things, execute and deliver written consents approving and adopting the Merger Agreement Proposal and refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Transaction, including the Mergers.

You may consent to the Merger Agreement Proposal with respect to your shares of GRAIL Stock by completing, dating and signing the written consent enclosed with this consent solicitation statement/prospectus and returning it to GRAIL by the Consent Deadline.

For those GRAIL stockholders that are not a party to the GRAIL Voting Agreement, you may execute a written consent to approve and adopt the Merger Agreement Proposal (which is equivalent to a vote for such proposal), or withhold your consent with respect to, the Merger Agreement Proposal by not executing and delivering the written consent (which is equivalent to a vote against such proposal). If you do not return your written consent, it will have the same effect as a vote against the Merger Agreement Proposal. Execution and delivery of the written consent to approve the Merger Agreement Proposal waives your rights to appraisal pursuant to Section 262 of the General Corporation Law of the State of Delaware in connection with the First Merger.

If you are a GRAIL stockholder that is party to the GRAIL Voting Agreement, you are obligated to return your written consent approving and adopting the Merger Agreement Proposal.

Due to the obligations of the Selling Investors under the Selling Investor Support Agreement, a failure of any other GRAIL stockholder to deliver a written consent, or any revocation of a previously delivered written consent by any other GRAIL stockholder, is not expected to have any effect on the approval of the Merger Agreement Proposal.

GRAIL stockholders should not send stock certificates with their written consents. A letter of transmittal and written instructions for the surrender of GRAIL stock certificates will be mailed to GRAIL stockholders with the election forms.

The expense of printing and mailing these consent solicitation materials is being borne by Illumina. Officers and employees of GRAIL may solicit consents by telephone and personally, in addition by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

The Transaction and the Merger Agreement (pages 152 and 177)

The terms and conditions of the Transaction are contained in the Original Merger Agreement and the Merger Agreement Amendment, which are attached to this consent solicitation statement/prospectus as Annex A and Annex A-1, respectively, and are incorporated by reference herein in their entirety. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Transaction.

The Merger Agreement provides, among other matters, for the acquisition of GRAIL by Illumina pursuant to two successive mergers, on the terms and subject to the conditions in the Merger Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”). Pursuant to the Merger Agreement, at the Effective Time, First Merger Sub will be merged with and into GRAIL, with GRAIL continuing as the surviving corporation and as a wholly owned subsidiary of Illumina. Following the First Merger and at the Second Effective Time, GRAIL, as the surviving corporation in the First Merger, will be merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving company and as a wholly owned subsidiary of Illumina.

Merger Consideration (page 152)

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each issued and outstanding share of GRAIL Stock (with limited exceptions, including shares with respect to which dissenters’ rights have been validly exercised in accordance with Delaware law) will be converted into, at the holder’s election, either:

•	the right to receive the CVR Consideration; or

•	the right to receive the Cash & Stock Consideration.

The election form to be distributed to holders of GRAIL Stock will contain further information regarding the type and amount of the Alternative Consideration. Holders of GRAIL Stock who do not make a valid election will be entitled to receive the CVR Consideration. See “The Merger Agreement—Consideration; Effect of the Transaction on Capital Stock—Election Procedures.”

The number of shares of Illumina Common Stock to be received for each share of GRAIL Stock may fluctuate with the market price of the Illumina Common Stock and will, subject to the collar described in the definition of Aggregate Stock Consideration, be determined based on the Average Illumina Stock Price and the GRAIL Fully Diluted Share Count.

No fractional shares of Illumina Common Stock will be issued in the Transaction, and GRAIL stockholders will receive cash in lieu of any fractional shares of Illumina Common Stock they otherwise would have been entitled to receive.

GRAIL’s Reasons for the Transaction; Recommendation of the GRAIL Board (page 159)

At a meeting held on September 20, 2020, the GRAIL Board considered the Transaction and the terms of the Merger Agreement and all directors present, including both Preferred Directors (as defined in GRAIL’s certificate of incorporation), unanimously (i) determined that the Merger Agreement and the Transaction are fair to, and in the best interests of, GRAIL and its stockholders, and (ii) approved and declared advisable the Merger Agreement and the Transaction.

The GRAIL Board recommends that GRAIL stockholders adopt and approve the Merger Agreement by executing and returning the written consent furnished with this consent solicitation statement/prospectus. For a discussion of the factors considered by the GRAIL Board in approving the Merger Agreement and the Transaction, see the section entitled “The Transaction—GRAIL’s Reasons for the Transaction; Recommendation of the GRAIL Board.”

Opinion of Financial Advisor to the GRAIL Board (page 161 and Annex F)

GRAIL retained Morgan Stanley & Co. LLC (“Morgan Stanley”), to act as financial advisor to the GRAIL Board in connection with the Transaction. The GRAIL Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry, and its knowledge of GRAIL’s business and affairs. At the meeting of the GRAIL Board on September 20, 2020, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the Base Consideration (as defined below) to be received by the holders of GRAIL Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of GRAIL Stock.

The full text of the written opinion of Morgan Stanley delivered to the GRAIL Board, dated September 20, 2020, is attached as Annex F and incorporated by reference into this consent solicitation statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders of GRAIL are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the GRAIL Board and addressed only the fairness, from a financial point of view, of the Base Consideration to be received by the holders of GRAIL Stock pursuant to the Merger Agreement. Morgan Stanley’s opinion did not address any other aspect or implications of the Transaction (including the Cash & Stock Consideration or whether such Cash & Stock Consideration was fair, from a financial point of view or otherwise) and does not constitute an opinion, advice or recommendation as to how the holders of GRAIL Stock should act or vote in connection with the Transaction or as to the relative mix of Base Consideration or Cash & Stock Consideration that they may elect to receive or whether to take any other action with respect to the Mergers. In addition, Morgan Stanley’s opinion did not in any manner (i) address the prices at which shares of Illumina Common Stock or the CVRs will trade following consummation of the Mergers or at any time, (ii) express an opinion as to whether or not holders of shares of the GRAIL Stock should seek appraisal for their shares as permitted under the DGCL, (iii) address the Cash & Stock Consideration to be received, if elected, or any component of the Base Consideration or (iv) express an opinion as to whether or not holders of GRAIL Stock should elect to receive the Base Consideration or any alternative consideration that is available pursuant to the Merger Agreement.

Morgan Stanley expressed no view as to the GRAIL Forecasts (as defined below) or the assumptions upon which such projections were based. Morgan Stanley reviewed the potential value of the CVR under two different scenarios prepared by management of GRAIL upon which the contingent consideration that is to be paid pursuant to the CVR is conditioned, and, for purposes of Morgan Stanley’s analysis and opinion, at the direction of the GRAIL Board, Morgan Stanley derived an estimated net present value of the CVR based on the estimated royalty schedules provided by the management of GRAIL. Morgan Stanley expressed no view as to the likelihood of whether any of the benchmarks upon which the contingent consideration that is to be paid pursuant to the CVR will be obtained or whether the contingent consideration that is to be paid pursuant to the CVR will become payable. The summary of Morgan Stanley’s opinion set forth in this consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For a further discussion of Morgan Stanley’s opinion, see “The Transaction—Opinion of Financial Advisor to the GRAIL Board” beginning on page 161 of this consent solicitation statement/prospectus.

Regulatory Approvals (page 173)

Completion of the Transaction is conditioned on, among other things, the expiration or termination of the applicable waiting periods under the HSR Act, the approval of antitrust authorities in certain other specified jurisdictions, if applicable, and no law having been enacted, issued, promulgated, enforced or entered, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing consummation of the Transaction or imposes any remedies on Illumina or its subsidiaries other than Permitted Restrictions.

Pursuant to the Merger Agreement, each party has agreed to use its reasonable best efforts to obtain all necessary actions or nonactions and consents from, and to give any necessary notices to, governmental authorities and third parties and to make all registrations, declarations and filings that are necessary under the HSR Act or required or advisable under other applicable antitrust, competition or pre-merger notification laws of any jurisdiction.

Reasonable best efforts will include (and with respect to remedies, will be limited to) Illumina and its subsidiaries offering and agreeing to undertake certain types of behavioral remedies (“Permitted Restrictions”) as reasonably necessary to obtain pre-merger clearance in as timely a manner as reasonably possible from governmental authorities under Antitrust Laws. However, in no event will Illumina or its subsidiaries, including the surviving company, be required to agree to or accept any commitment, undertaking or order to divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transaction, or any limitation on the ability of Illumina or its subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of Illumina or its subsidiaries, including after giving effect to the Transaction. Further, in no event will GRAIL or any of its subsidiaries be permitted to commit or agree to any remedy, including any Permitted Restriction, without Illumina’s prior written consent.

On October 9, 2020, each of Illumina and GRAIL filed a notification and report form pursuant to the HSR Act with the U.S. Federal Trade Commission (the “FTC”) and the U.S. Department of Justice (the “DOJ”). On November 9, 2020, Illumina and GRAIL received requests for additional information and documentary materials (a “Second Request”) regarding the Transaction from the FTC.

There can be no assurance that a challenge to the Transaction on antitrust grounds will not be made or, if such a challenge is made, what the result will be. The required regulatory and other approvals are discussed under the sections entitled “The Transaction—Regulatory Approvals” and “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts; Further Action.”

Financing (page 174)

The Transaction is not subject to a financing condition.

As of September 27, 2020, Illumina had total indebtedness of approximately $1,173 million and as of September 30, 2020, GRAIL had no indebtedness. In connection with the Transaction, on September 20, 2020, Illumina entered into a bridge facility commitment letter (the “Commitment Letter”) with Goldman Sachs Bank USA (“Goldman Sachs USA”), pursuant to which Goldman Sachs USA committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $1 billion (the “Bridge Facility”).

Illumina intends to replace the Bridge Facility prior to the date of the Closing (the “Closing Date”) with a portion of a permanent financing (the “Permanent Financing”), which Illumina currently expects to include debt securities. Illumina currently intends to issue approximately $1 billion of Permanent Financing, although the amount of the Permanent Financing could change. If the Permanent Financing is not funded prior to the Closing Date, Illumina intends to use the proceeds of the Bridge Facility to pay a portion of the cash portion of the merger consideration and fees and expenses on the Closing Date. Illumina has agreed to use commercially reasonable efforts (to the extent not in contravention of the Merger Agreement) to cause the Permanent Financing to be issued or placed on or prior to the Closing Date, to the extent required to consummate the Transaction without use of the Bridge Facility.

The funding of the Bridge Facility on the Closing Date is subject to the satisfaction (or waiver) of certain conditions set forth in the Commitment Letter, including, among others, completion of the Transaction substantially concurrently with the funding of the Bridge Facility, the non-occurrence of a Company Material Adverse Effect (as defined under “The Merger Agreement—“Representations and Warranties”) with respect to GRAIL, delivery of certain financial statements of Illumina and GRAIL, the accuracy (subject to certain materiality qualifiers) of certain representations and warranties, the execution and delivery of definitive documentation, the absence of certain defaults under such definitive documentation and other customary conditions more fully set forth in the Commitment Letter.

For information regarding the financing, see “The Transaction—Financing.”

Selling Investor Support Agreement (pages 176 and 227)

Subsequent to the execution of the Merger Agreement, the Selling Investors entered into the Selling Investor Support Agreement, pursuant to which each of the Selling Investors agreed, promptly (and in any event within five business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective by the SEC, to execute and deliver a written consent approving and adopting the Merger Agreement and the Transaction, including the Mergers, and related matters with respect to all of its shares of GRAIL Stock entitled to act by written consent with respect thereto.

Under the Selling Investor Support Agreement, each Selling Investor further agreed to execute and deliver the Drag-Along Consent to exercise their contractual “drag-along” right pursuant to the GRAIL Voting Agreement. Further, the Selling Investors consented, pursuant to the Drag-Along Consent, to the appointment of Illumina as the Selling Investors’ designee to hold and have the sole power to exercise, on behalf of all GRAIL stockholders party to the GRAIL Voting Agreement, the proxy and power of attorney contemplated by the GRAIL Voting Agreement in connection with the Transaction. The Drag-Along Consent was executed simultaneously with the execution of the Selling Investor Support Agreement.

As of January 31, 2021, the GRAIL stockholders party to the GRAIL Voting Agreement that are subject to the drag-along obligation therein, together with the Selling Investors, collectively held 96.0% of the total voting power of GRAIL Stock, voting together as a single class, and 100.0% of GRAIL Preferred Stock, voting together as a single class on an as-converted to GRAIL Class A Common Stock basis. Accordingly, the execution and delivery of written consents by such GRAIL stockholders will constitute the GRAIL Stockholder Approvals, and therefore, GRAIL expects to receive a number of written consents sufficient to satisfy such approvals.

Treatment of GRAIL Equity Awards (page 179)

Immediately prior to and contingent on the Effective Time, pursuant to the Merger Agreement, a portion of each unvested option to purchase shares of GRAIL Class A Common Stock (a “GRAIL Stock Option”), award of restricted stock units with respect to shares of GRAIL Class A Common Stock (a “GRAIL RSU”) and award of restricted shares of GRAIL Class A Common Stock (a “GRAIL Restricted Stock Award,” and, together with the GRAIL Stock Options and the GRAIL RSUs, the “GRAIL Equity Awards”) will vest as follows:

•

in the case of each GRAIL Equity Award subject solely to service-based vesting criteria that is unvested and outstanding as of immediately prior to the Effective Time, such service-based GRAIL Equity Award will vest as to a number of options, shares or units, as applicable, that would have vested under such GRAIL Equity Award on or prior to the third anniversary of the Effective Time if the holder of such service-based GRAIL Equity Award remained in continued employment or service, as applicable, with GRAIL through such third anniversary, with such accelerated vesting applied first to the options, shares or units (as applicable) that have the longest remaining vesting periods (i.e., in reverse chronological order);

•

in the case of each GRAIL Equity Award subject to performance-based vesting criteria that is unvested and outstanding as of immediately prior to the Effective Time, such performance-based GRAIL Equity Award will vest as to a number of options, shares or units, as applicable, set forth in the GRAIL Disclosure Letter, as detailed under the section entitled, “Interests of GRAIL’s Directors and Executive Officers in the Transaction—Accelerated Vesting of Outstanding GRAIL Equity Awards Held by Directors and Executive Officers” elsewhere in this consent solicitation statement/prospectus; and

•

(i) pursuant to the applicable Board of Director offer letters by and between GRAIL and each of Messrs. Barron, Bishop and Ronaghi and Mmes. Foster, Friedman and Ho, the GRAIL Stock Options granted to these directors will, to the extent then unvested, vest in full upon the completion of the Merger, subject to the applicable director’s continued service on the Board of Directors through such time, and (ii) pursuant to the applicable offer letter by and between GRAIL and Mr. Bishop, dated as of June 6, 2019, all of Mr. Bishop’s outstanding GRAIL RSUs will vest in full upon the completion of the Merger, subject to Mr. Bishop’s continued service with GRAIL through such time.

The vested portion of each GRAIL Equity Award, after taking into account the accelerated vesting described above, will, immediately prior to the Effective Time, be canceled in exchange for, at the holder’s election, the CVR Consideration or the Cash & Stock Consideration.

The unvested portion of each GRAIL Equity Award, after taking into account the accelerated vesting described above, will, immediately prior to the Effective Time, be canceled in exchange for an equivalent equity award (i.e., stock option, restricted share or restricted stock unit, as applicable) with respect to shares of Illumina Common Stock. The number of shares of Illumina Common Stock subject to such converted award will be equal to the product (rounded down to the nearest whole share) of (i) the number of shares of GRAIL Stock subject to the unvested portion of the applicable GRAIL Equity Award and (ii) at the holder’s election, the CVR Consideration Award Ratio or the Alternative Consideration Award Ratio (each, as defined below). A holder who elects the CVR Consideration Award Ratio will also receive a number of fully vested CVRs equal to the number of shares of GRAIL Stock subject to the unvested portion of the applicable GRAIL Equity Award. In the case of GRAIL Stock Options, the exercise price of the converted option award will be equal to the exercise price of the GRAIL Stock Option divided by the CVR Consideration Award Ratio or the Alternative Consideration Award Ratio, as applicable (rounded up to the nearest whole cent).

For purposes of this consent solicitation statement/prospectus:

•

the term “CVR Consideration Award Ratio” means a fraction, the numerator of which is the sum of (i) the Cash Consideration and (ii) the product of the Stock Consideration and the Average Illumina Stock Price, and the denominator of which is the Average Illumina Stock Price; and

•

the term “Alternative Consideration Award Ratio” means a fraction, the numerator of which is the sum of (i) the cash portion of the Cash & Stock Consideration and (ii) the product of the stock portion of the Cash & Stock Consideration and the Average Illumina Stock Price, and the denominator of which is the Average Illumina Stock Price.

All converted awards with respect to shares of Illumina Common Stock will continue to be governed by the terms and conditions that applied to the applicable GRAIL Equity Award immediately prior to the Effective Time, including any vesting conditions not deemed satisfied prior to the Effective Time, except that (i) any performance-vesting conditions that are no longer capable of being satisfied following the Effective Time will no longer apply and (ii) all CVRs received will be fully vested.

Election forms will be distributed to holders of GRAIL Equity Awards at the same time as election forms are distributed to GRAIL stockholders. The election form will enable each holder of GRAIL Equity Awards to specify no later than the Election Deadline, for each GRAIL Equity Award, whether the holder elects to (i) receive the CVR Consideration or the Cash & Stock Consideration with respect to the vested portion of each such award and (ii) convert the unvested portion based on the CVR Consideration Award Ratio or the Alternative Consideration Award Ratio. In the event the holder does not make an election with respect to a GRAIL Equity Award, the vested portion of the award will receive the CVR Consideration and the unvested portion will convert based on the CVR Consideration Award Ratio. Notwithstanding anything in the Merger Agreement or election form to the contrary, with respect to the unvested portion of any GRAIL Stock Option with an exercise price that is greater than or equal to the sum of (x) the Cash Consideration and (y) the product of the Stock Consideration and the Average Illumina Stock Price, the holder will be treated as having elected to convert based on the Alternative Consideration Award Ratio.

For a description of the treatment of GRAIL Equity Awards in the Transaction, see “Interests of GRAIL’s Directors and Executive Officers in the Transaction” elsewhere in this consent solicitation statement/prospectus.

No Solicitation (page 189)

The Merger Agreement provides that GRAIL will not, and that it will cause each of its subsidiaries not to and will direct each of its and its subsidiaries’ representatives not to, directly or indirectly:

•

solicit, initiate, seek or take any other action to facilitate or knowingly encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to any Competing Proposal (as defined under “The Merger Agreement—Covenants and Agreements—No Solicitation by GRAIL”);

•

enter into, maintain, continue or participate in any discussions or negotiations with any person or entity in furtherance of, or furnish to any person any information or otherwise cooperate in any way with respect to, any Competing Proposal;

•	agree to, approve, endorse, recommend or consummate any Competing Proposal;

•	enter into, or propose to enter into, any contract or agreement which would reasonably be expected to lead to any Competing Proposal (other than an acceptable confidentiality agreement); or

•	resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

GRAIL is required to promptly (and in any event within 24 hours of receipt) advise Illumina in writing of any Competing Proposal, including the material terms and conditions of any such Competing Proposal and the identity of the person making any such Competing Proposal, to keep Illumina reasonably informed of the status and material details of any such Competing Proposal and provide Illumina, as soon as practicable after receipt or delivery thereof (and in any event within 24 hours of such receipt or delivery), copies of all correspondence and other written material versions of agreements relating to any such Competing Proposal exchanged between GRAIL or any of its subsidiaries, on the one hand, and the person making the Competing Proposal (or its representatives), on the other hand.

Notwithstanding the above, GRAIL may, subject to compliance with the terms of the Merger Agreement, furnish information to, and enter into discussions with, a person who has made, after the date of the Merger Agreement, an unsolicited, written, bona fide Competing Proposal, so long as such Competing Proposal did not result from a breach of the Merger Agreement and prior to furnishing such information and entering into such discussions, the GRAIL Board:

•

reasonably determines, in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation and outside legal counsel) that such Competing Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined under “The Merger Agreement—Covenants and Agreements—No Solicitation by

GRAIL”) and the failure to furnish such information to, or enter into such discussions with, the person who made such Competing Proposal would be inconsistent with the GRAIL Board’s fiduciary duties to GRAIL and its stockholders under applicable law;

•	provides such information to Illumina (or provides such information to Illumina substantially concurrent with the time it is provided to such person); and

•	obtains from such person a confidentiality agreement that contains terms no less favorable to GRAIL than those contained in the existing confidentiality agreement between GRAIL and Illumina.

Change in the GRAIL Recommendation (page 191)

The GRAIL Board has recommended that the GRAIL stockholders adopt and approve the Merger Agreement (the “GRAIL Recommendation”). The Merger Agreement provides that, subject to the exceptions described below, GRAIL will not make a Change in the GRAIL Recommendation (as defined under “The Merger Agreement—Covenants and Agreements—Change in the GRAIL Recommendation”).

Notwithstanding the foregoing, prior to the receipt of the GRAIL Stockholder Approvals, the GRAIL Board may make a Change in the GRAIL Recommendation if the GRAIL Board determines in its good-faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel) that its failure to make a Change in the GRAIL Recommendation would be inconsistent with the GRAIL Board’s fiduciary duties to GRAIL and its stockholders under applicable law; provided, however, that no such action may be taken unless:

•	if the GRAIL Board is making a Change in the GRAIL Recommendation relating to a Competing Proposal, such Competing Proposal is a Superior Proposal;

•

GRAIL provides written notice to Illumina that the GRAIL Board intends to make a Change in the GRAIL Recommendation, specifies the reasons therefor, including the terms and conditions of any Superior Proposal, and includes an unredacted copy of any proposed agreement relating to such Superior Proposal;

•

GRAIL provides a period of four business days following Illumina’s receipt of such notice during which GRAIL will negotiate in good faith with Illumina and its representatives regarding any revisions to the terms of the Merger Agreement proposed by Illumina (provided that any subsequent amendments to the financial terms or any other material term of such Superior Proposal will require a new notice period of three business days); and

•

at the end of such notice period, the GRAIL Board again makes a determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the Merger Agreement proposed by Illumina) that the Competing Proposal continues to be a Superior Proposal and that the Change in the GRAIL Recommendation is required to comply with the GRAIL Board’s fiduciary duties to GRAIL and its stockholders under applicable law.

Conditions to Completion of the Transaction (page 199)

As more fully described in this consent solicitation statement/prospectus and in the Merger Agreement, the respective obligations of each party to consummate the Transaction are subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the Effective Time of the following conditions:

•	the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part and the absence of any stop order suspending that effectiveness issued by the SEC;

•	the receipt of the GRAIL Stockholder Approvals in accordance with the DGCL and GRAIL’s certificate of incorporation and bylaws;

•

the absence of any law or order (a “Restraint”) enacted, issued, promulgated, enforced or entered, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transaction;

•

the expiration or termination of any waiting period (and any extension thereof) applicable to the Transaction under the HSR Act and the receipt of any approval or the termination or expiration of any waiting period with respect to any applicable Antitrust Laws of certain other specified jurisdictions; and

•	the authorization for listing on the NASDAQ of the shares of Illumina Common Stock issuable to GRAIL stockholders in connection with the Transaction, subject to official notice of issuance.

The obligations of Illumina, First Merger Sub and Second Merger Sub to consummate the Transaction are further subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the Effective Time of the following conditions:

•	the accuracy of the representations and warranties made in the Merger Agreement by GRAIL as of the date of the Merger Agreement and as of the Closing Date, subject to certain materiality thresholds;

•	performance or compliance in all material respects by GRAIL with the agreements and covenants required by the Merger Agreement to be performed by it or complied with at or prior to the Effective Time;

•

the receipt by Illumina of a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of GRAIL, certifying that the conditions in the preceding two bullet points are satisfied;

•

the absence of any Restraint under any Antitrust Law which imposes any remedies on Illumina or its subsidiaries other than Permitted Restrictions, unless such Restraint is part of an agreement between Illumina and its subsidiaries and a governmental authority; and

•	the execution and delivery by the Selling Investors to Illumina, First Merger Sub or Second Merger Sub of the Selling Investor Support Agreement and Drag-Along Consent.

The obligations of GRAIL to consummate the Transaction are further subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the Effective Time of the following conditions:

•

the accuracy of the representations and warranties made in the Merger Agreement by Illumina, First Merger Sub and Second Merger Sub as of the date of the Merger Agreement and as of the Closing Date, subject to certain materiality thresholds;

•

performance or compliance in all material respects by Illumina, First Merger Sub and Second Merger Sub with the agreements and covenants required by the Merger Agreement to be performed by them or complied with at or prior to the Effective Time;

•

the receipt by GRAIL of a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Illumina, certifying that the conditions in the preceding two bullet points are satisfied; and

•	the effectiveness of the CVR Agreement at or prior to the Effective Time.

Termination of the Merger Agreement (page 200)

The Merger Agreement may be terminated and the Transaction may be abandoned at any time before the Effective Time as follows:

•	by mutual written consent of Illumina and GRAIL, duly authorized by the board of directors of Illumina (the “Illumina Board”) and the GRAIL Board, respectively;

•

by either Illumina or GRAIL, if the Effective Time has not occurred on or before the Outside Date (as defined in, and subject to extension as described in, “The Merger Agreement—Termination of the Merger Agreement”) (provided that the right to terminate the Merger Agreement pursuant to this bullet point will not be available to any party whose breach of any provision of the Merger Agreement has been the proximate cause of, or resulted in, the failure of the Effective Time to occur on or before such time);

•

by either Illumina or GRAIL, if any Restraint that has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transaction has become final and nonappealable (provided that the party seeking to terminate the Merger Agreement pursuant to this bullet point has complied in all material respects with its covenants and agreements under the Merger Agreement regarding the use of efforts to consummate the Transaction (the “Efforts Provision”));

•

by Illumina, upon a breach by GRAIL, or a failure by GRAIL to perform, any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by GRAIL of written notice of such breach or failure (provided that Illumina will not have the right to terminate the Merger Agreement pursuant to this bullet point if Illumina is in breach of its representations, warranties or covenants such that the related closing conditions would not be satisfied);

•

by Illumina, if any Restraint that imposes any remedies on Illumina or its subsidiaries other than Permitted Restrictions, unless such Restraint is part of an agreement between Illumina and its subsidiaries and a governmental authority, has become final and nonappealable (provided that Illumina has complied in all material respects with its covenants and agreements under the Efforts Provision); or

•

by GRAIL, upon a breach by any of Illumina, First Merger Sub or Second Merger Sub, or a failure by any of Illumina, First Merger Sub or Second Merger Sub to perform, any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by Illumina, First Merger Sub or Second Merger Sub, as applicable, of written notice of such breach or failure (provided that GRAIL will not have the right to terminate the Merger Agreement pursuant to this bullet point if GRAIL is in breach of its representations, warranties or covenants such that the related closing conditions would not be satisfied).

For purposes of bullet points three and five, an Initial Enforcement Order made by the Competition and Markets Authority pursuant to section 72(2) of the UK Enterprise Act 2002 is not considered a Restraint.

In addition, the Merger Agreement may be terminated by Illumina if the Selling Investors fail to duly execute and deliver, or cause to be delivered, to Illumina, First Merger Sub or Second Merger Sub the Selling Investor Support Agreement and the Drag-Along Consent within 24 hours following the execution and delivery of the Merger Agreement. The Selling Investors have delivered to Illumina the Selling Investor Support Agreement and the Drag-Along Consent within 24 hours following the execution and delivery of the Merger Agreement.

Expenses and Termination Fee (page 202)

Expenses

All expenses incurred in connection with the Merger Agreement and the Transaction will be paid by the party incurring such expenses, whether or not the Mergers or any other transaction is consummated, except that expenses incurred in connection with filing, printing and mailing of this consent solicitation statement/prospectus and the registration statement of which this consent solicitation statement/prospectus forms a part will be borne by Illumina, whether or not the Mergers or any other transaction is completed.

Termination Fee

The Merger Agreement requires Illumina to pay GRAIL an amount equal to $300,000,000 (the “Regulatory Termination Fee”), if:

•

either Illumina or GRAIL terminates the Merger Agreement because the Effective Time has not occurred on or before the Outside Date, as it may be extended, and, at the time of such termination, one or more of the conditions to closing relating to antitrust approval, the absence of any Restraint prohibiting the completion of the Transaction or the absence of any Restraint under any Antitrust Law which imposes any remedies on Illumina or its subsidiaries other than Permitted Restrictions has not been satisfied or waived;

•	either Illumina or GRAIL terminates the Merger Agreement pursuant to a final and nonappealable Restraint arising under Antitrust Laws; or

•

Illumina terminates the Merger Agreement pursuant to a final and nonappealable Restraint arising under Antitrust Laws that is not a Permitted Restriction and is not part of an agreement between Illumina and its subsidiaries and a governmental authority; and

•	in each of the above three circumstances, both of the following requirements are satisfied:

•

at the time of such termination, all of the other conditions to the respective obligations of each party to effect the Transaction have been satisfied or waived (except for those conditions that by their terms must be satisfied at the Closing, provided that such conditions would have been so satisfied if the Closing would have occurred); and

•

GRAIL and the Selling Investors are not in breach in any material respect of their obligations under the Merger Agreement or Selling Investor Support Agreement, as applicable, in any manner that is the proximate cause of the failure of any of the conditions referred to above or the imposition of any Restraint or remedies (x) other than Permitted Restrictions or (y) unless such remedy is part of an agreement between Illumina and its subsidiaries and a governmental authority.

In the event that the Merger Agreement is terminated in a circumstance where the Regulatory Termination Fee becomes payable by Illumina, GRAIL may require Illumina to make an additional $300,000,000 payment to GRAIL in exchange for shares of non-voting GRAIL preferred stock. See “The Merger Agreement—Continuation Payments; Additional Termination Payment; Equity Issuance.”

Description of the CVRs (page 210)

The CVRs will be issued in connection with the Closing pursuant to the CVR Agreement. A copy of the form of CVR Agreement is attached as Annex B to this consent solicitation statement/prospectus.

The CVR Agreement will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the CVRs include those stated in the CVR Agreement and those made part of the CVR Agreement by reference to the applicable provisions of the Trust Indenture Act.

Subject to certain reductions described below and in the CVR Agreement, each holder of a CVR will be entitled to receive a pro rata portion of 2.5% of Covered Revenues, if any, up to and including $1 billion plus 9.0% of Covered Revenues, if any, in excess of $1 billion, with such $1 billion threshold measured over an annual period to correspond with Illumina’s fiscal year, in each case, multiplied by a fraction, the numerator of which is the aggregate number of CVRs outstanding as of the applicable payment date, and the denominator of which is the Total Equity Count, subject to certain deductions and pro-rations described in “Description of the CVRs.” Such payments, if any, will be made on a quarterly basis over a 12-year period.

The CVRs are subject to transfer restrictions described in the CVR Agreement and other applicable restrictions under securities laws. The CVR Agreement does not require the CVRs to be listed on a securities exchange. As such, no prediction can be made regarding the development or existence of any trading market in the CVRs or the prices at which the CVRs may trade at any point in time, if at all. The tax treatment of holders of GRAIL Stock who receive CVRs is complex and subject to uncertainties, as described in more detail in “Material U.S. Federal Income Tax Considerations.”

There are numerous risks associated with the CVRs, including whether Covered Revenues will be generated to require Illumina to make any payments under the CVRs. See “Description of the CVRs” and “Risk Factors” for more information.

Interests of GRAIL’s Directors and Executive Officers in the Transaction (page 229)

In considering the recommendation of the GRAIL Board that GRAIL stockholders approve and adopt the Merger Agreement and the Transaction, including the Mergers, GRAIL stockholders should be aware and take into account the fact that certain GRAIL directors and executive officers have interests in the Transaction that may be different from, or in addition to, the interests of GRAIL stockholders generally.

These interests include, among other things, the payment of Illumina Common Stock and cash in respect of certain GRAIL Equity Awards promptly following the Closing, the conversion of certain other GRAIL Equity Awards into Illumina equity-based awards, arrangements that provide for severance benefits in the event certain executives’ employment is terminated under certain circumstances following completion of the Transaction and rights to indemnification and directors and officers liability insurance that will survive the Transaction.

The GRAIL Board was aware of and considered these interests, among other matters, in evaluating the terms and structure, and in overseeing the negotiation, of the Transaction, in approving the Merger Agreement and the Transaction and in making the GRAIL Board Recommendation.

For additional information, see, “Interests of GRAIL’s Directors and Executive Officers in the Transaction.”

Accounting Treatment (page 176)

Illumina and GRAIL prepare their financial statements in accordance with United States generally accepted accounting principles (“GAAP”). The Transaction will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with Illumina considered as the accounting acquirer and GRAIL as the accounting acquiree. Accordingly, Illumina will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the Closing Date, with any excess purchase price over those fair values being recorded as goodwill.

Material U.S. Federal Income Tax Considerations (page 236)

It is intended that, for U.S. federal income tax purposes, the First Merger and the Second Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, which is referred to as the Intended Tax Treatment. However, the completion of the Transaction is not conditioned on the Transaction qualifying for the Intended Tax Treatment or upon the receipt of an opinion from counsel to that effect, and whether or not the Transaction will qualify for the Intended Tax Treatment depends on facts that will not be known until the Transaction is completed. In particular, the Intended Tax Treatment requires that the value of the shares of Illumina Common Stock issued to holders of GRAIL Stock in the Transaction, determined as of completion of the Transaction, represents at least a minimum percentage of the total consideration paid to holders of GRAIL Stock in the Transaction. While there is no specific guidance as to precisely what minimum percentage is necessary to satisfy this requirement, it would be satisfied if the Illumina Common Stock (valued as of completion of the Transaction) represents at least 40% of the total consideration. In addition, although the treatment of the Continuation Payments is uncertain, it is possible that the Continuation Payments will be treated as included in such total consideration for purposes of calculating this percentage. Whether this test will be satisfied depends on a number of factors that cannot currently be known with certainty, including the value of Illumina Common Stock as of the completion of the Transaction, the number of holders of GRAIL Stock that elect to receive the CVR Consideration rather than the Cash & Stock Consideration, the fair market value of a CVR as of the completion of the Transaction, the total amount of Continuation Payments made, and the total value of consideration received by dissenting holders of GRAIL Stock, if any. Accordingly, no assurance can be given that the Transaction will qualify for the Intended Tax Treatment. Finally, neither Illumina nor GRAIL intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Transaction. Therefore, even if Illumina and GRAIL conclude that the Transaction qualifies for the Intended Tax Treatment, no assurance can be given that the Internal Revenue Service will not challenge that conclusion or that a court would not sustain such a challenge.

Assuming the Transaction qualifies for the Intended Tax Treatment, subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations”, a holder of GRAIL Stock whose shares of GRAIL Stock are exchanged in the Transaction for the Cash & Stock Consideration will recognize capital gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received by the holder (excluding any cash received in lieu of a fractional share of Illumina Common Stock, as discussed in “Material U.S. Federal Income Tax Considerations—Cash Received Instead of a Fractional Share of Illumina Common Stock”).

If the Transaction fails to qualify for the Intended Tax Treatment, a holder of GRAIL Stock that receives the Cash & Stock Consideration generally would recognize gain or loss in an amount equal to the difference between (1) the fair market value of the shares of Illumina Common Stock and the amount of cash received in the Transaction by the holder (including cash received in lieu of a fractional share of Illumina Common Stock) and (2) the holder’s basis in the GRAIL Stock surrendered.

The treatment of holders of GRAIL Stock who receive the CVR consideration is complex and subject to uncertainties, as described in more detail below in “Material U.S. Federal Income Tax Considerations.”

For a more detailed discussion of the material U.S. federal income tax consequences of the Transaction, please see “Material U.S. Federal Income Tax Considerations.”

The tax consequences of the Transaction to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the Transaction.

Comparison of Stockholders’ Rights (page 245)

Both Illumina and GRAIL are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. However, Illumina stockholders and GRAIL stockholders have different rights pursuant to the constituent documents of each of Illumina and GRAIL. Upon the completion of the Transaction, GRAIL stockholders will become Illumina stockholders and will have rights different from those they currently have as GRAIL stockholders. Certain differences between the constituent documents of Illumina and GRAIL are described in “Comparison of Stockholders’ Rights.”

Appraisal Rights (page 266)

Pursuant to Section 262 of the DGCL, GRAIL stockholders who do not execute and deliver a written consent approving the Merger Agreement and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of GRAIL Stock, as determined by the Delaware Court of Chancery, if the First Merger is completed. The “fair value” of shares of GRAIL Stock as determined by the Delaware Court of Chancery could be more or less than, or the same as, the value of the consideration that a GRAIL stockholder would otherwise be entitled to receive under the terms of the Merger Agreement.

GRAIL stockholders that are party to the GRAIL Voting Agreement are obligated, among other things, to execute and deliver written consents approving and adopting the Merger Agreement Proposal and refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Transaction, including the Mergers.

To exercise appraisal rights, GRAIL stockholders must strictly comply with the procedures prescribed by Delaware law. These procedures are summarized in “Appraisal Rights.” Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

Risk Factors (pages 34 and 36)

In evaluating the Merger Agreement and Transaction, you should carefully read this consent solicitation statement/prospectus and the documents incorporated by reference herein and the Annexes attached hereto. In particular, you should consider the factors discussed in “Risk Factors Summary” and “Risk Factors.”

RISK FACTORS SUMMARY

The Transaction described in this consent solicitation statement/prospectus involves various risks, and you should carefully read and consider the matters discussed under “Risk Factors.” The following is a summary of some of these risks.

•

There is no assurance if or when the Transaction will be completed, and failure to complete the Transaction could negatively impact the stock price of Illumina and the future business and financial results of Illumina and GRAIL.

•	GRAIL stockholders cannot be sure of the number or value of shares of Illumina Common Stock they will receive in the Transaction until the Effective Time.

•	There has been no public market for GRAIL Stock and the lack of a public market may make it more difficult to determine the fair market value of GRAIL than if there were such a public market.

•

The Alternative Consideration will be set by Illumina in its sole discretion, and the value of the Alternative Consideration may be greater than or less than the value of a CVR or the corresponding pro rata portion of Covered Revenues expected to be received by a CVR holder.

•	GRAIL’s directors and executive officers have interests in the Transaction that may be different from, or in addition to, the interests of GRAIL stockholders generally.

•

The completion of the Transaction is not conditioned on the receipt of an opinion of counsel to the effect that the Transaction will qualify for the Intended Tax Treatment, and neither Illumina nor GRAIL intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Transaction.

•	Illumina and GRAIL are subject to various uncertainties while the Transaction is pending that could adversely affect their businesses, financial condition and results of operations.

•	Litigation relating to the Transaction may be filed against the GRAIL Board and/or the Illumina Board that could result in substantial costs or delay or prevent the completion of the Transaction.

•	The Merger Agreement and Selling Investor Support Agreement contain provisions that restrict the ability of GRAIL to pursue alternatives to the Transaction.

•

Certain stockholders of GRAIL have executed the Selling Investor Support Agreement, which will constitute approval of the Transaction by GRAIL stockholders, even if the GRAIL Board changes its recommendation.

•	Illumina may encounter difficulty or high costs associated with financing the Cash Consideration.

•

The unaudited forecasted financial information of GRAIL included in this consent solicitation statement/prospectus does not represent the actual financial position or results of operations of GRAIL prior to the Transaction or that of the combined company following the Transaction.

•

The opinion of GRAIL’s financial advisor does not reflect changes in circumstances that may have occurred or that may occur between the signing of the Merger Agreement and the completion of the Transaction.

•	You may not receive any payment on the CVRs.

•	Illumina’s decisions regarding the operation of its business may adversely affect the amount of payments due under the CVRs.

•

An active trading market for the CVRs may not develop, the CVRs may trade at low volumes, and the CVRs are subject to transfer restrictions, all of which could have an adverse effect on the resale price, if any, of the CVRs.

•

Illumina may repurchase or redeem the CVRs, and the price offered and paid in any such repurchases or redemptions may differ materially from the amount and/or form of the Alternative Consideration, from the expectations of holders of CVRs and from the amount and/or form of the consideration offered in any other such actual or potential repurchases or redemptions.

•

You will not be able to determine the amount of cash to be received under the CVRs until after the conclusion of each quarterly measuring period after the Commencement Date (as defined in “Description of the CVRs—CVR Payments”), which makes it difficult to value the CVRs.

•	Illumina may accept conditions to obtain regulatory approval of the Transaction that could affect the value of the CVRs you receive in the Transaction.

•	The U.S. federal income tax treatment of the CVRs is uncertain.

•	There are a number of risks related to GRAIL’s business. See “Risk Factors—Risks Related to GRAIL’s Business and Industry.”

RISK FACTORS

In reviewing the Transaction described in this consent solicitation statement/prospectus, you should consider carefully the following risk factors, together with general investment risks and all of the other information included in, or incorporated by reference into, this consent solicitation statement/prospectus. This consent solicitation statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Special Note Regarding Forward-Looking Statements.”

The risks described below are certain material risks, although not the only risks, relating to the Transaction and each of Illumina, GRAIL and the surviving company in relation to the Transaction. The risks described below are not the only risks that Illumina or GRAIL currently faces or that Illumina or the surviving company will face after the completion of the Transaction. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect the business, financial condition and results of operations of Illumina or the surviving company or the market price of Illumina Common Stock following the completion of the Transaction.

If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on the business, financial condition and results of operations of Illumina, GRAIL and/or the surviving company. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Transaction

There is no assurance when or if the Transaction will be completed.

The completion of the Transaction is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement, including, among others, the expiration or termination of the applicable waiting periods under the HSR Act, the approval of antitrust authorities in certain other specified jurisdictions, if applicable, no law having been enacted, issued, promulgated, enforced or entered, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing consummation of the Transaction or imposes any remedies on Illumina or its subsidiaries other than Permitted Restrictions, the receipt of the GRAIL Stockholder Approvals, the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part and the approval for listing on NASDAQ of the shares of Illumina Common Stock to be issued in connection with the Transaction. There can be no assurance that the expiration or termination of the applicable waiting periods under the HSR Act or the other conditions to the obligations of the parties to effect the Transaction will be satisfied or waived. In particular, foreign, federal, state or local governmental or regulatory authorities and, in certain instances, private parties may seek to challenge the Transaction and/or impose conditions on Illumina, GRAIL and/or the surviving company as a condition to completion of the Transaction under applicable antitrust or other laws. In addition, there can be no assurance that any consents, clearances or approvals necessary or advisable to be obtained in connection with the Transaction will be obtained in a timely manner or at all, or whether they will be subject to actions, conditions, limitations or restrictions that may jeopardize or delay the completion of the Transaction, materially reduce or delay the anticipated benefits of the Transaction or allow the parties to terminate the Merger Agreement. Under the terms of the Merger Agreement, Illumina and its subsidiaries may be required to offer and agree to undertake certain specified behavioral remedies. However, neither Illumina nor any of its subsidiaries is obligated to agree to or accept (i) any commitment, undertaking or order to divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the

Transaction, or (ii) any limitation on the ability of Illumina or its subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of GRAIL or its subsidiaries, including after giving effect to the Transaction. Further, in no event will GRAIL or any of its subsidiaries be permitted to commit or agree to any remedy without Illumina’s prior written consent. For a discussion of the conditions to the completion of the Transaction, see “The Merger Agreement—Conditions to Completion of the Transaction.” If the Transaction, or the integration of the companies’ respective businesses, is not completed within the expected time frame, such delay may materially and adversely affect the synergies and other benefits that Illumina and GRAIL expect to achieve as a result of the Transaction and could result in additional costs or liabilities, loss of revenue and other adverse effects on Illumina’s and the surviving company’s business, financial condition and results of operations.

The Merger Agreement may be terminated in certain circumstances, including, among others, if the Transaction has not been completed by the outside date of September 20, 2021 (subject to a three-month extension as described in “The Merger Agreement—Termination of the Merger Agreement”) or if a governmental entity of competent jurisdiction has issued or granted an order, judgment, decree, ruling or injunction that results in a permanent restraint that has become final and nonappealable or imposes, as a final and nonappealable condition, restrictions on Illumina or any of its subsidiaries that are not Permitted Restrictions. Illumina and GRAIL can also mutually agree to terminate the Merger Agreement at any time prior to the Effective Time. Upon termination of the Merger Agreement under specified circumstances, GRAIL may require Illumina to pay GRAIL a termination fee of $300,000,000 and make an additional $300,000,000 payment to GRAIL in exchange for shares of non-voting GRAIL preferred stock. The Merger Agreement may also be terminated in circumstances in which such fee will not be payable and such investment will not be required. As a result of the Transaction not being completed by December 20, 2020, on December 21, 2020, Illumina began making the monthly Continuation Payments to GRAIL. Illumina will continue making the monthly Continuation Payments to GRAIL until the Transaction is completed or terminated, subject to terms and conditions set forth in the Merger Agreement. In the event that the Merger Agreement is terminated, Illumina will receive shares of non-voting GRAIL preferred stock in respect of all Continuation Payments in excess of $315,000,000, subject to certain terms and conditions. In the event that the Merger Agreement is terminated, the strategic alternatives available to GRAIL, including remaining an independent company, and the opportunities available to GRAIL to raise capital, including through a private or public equity issuance, may not be as favorable as they would have been in the absence of the Transaction and/or may not be as favorable to GRAIL and its stockholders as the Transaction. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Continuation Payments; Additional Termination Payment; Equity Issuance.”

The number of shares of Illumina Common Stock to be received for each share of GRAIL Stock may fluctuate with the market price of the Illumina Common Stock and will, subject to the collar, be determined based on the Average Illumina Stock Price. Because the market price of Illumina Common Stock will fluctuate, GRAIL stockholders cannot be sure of the number or value of shares of Illumina Common Stock they will receive in the Transaction.

As a result of the First Merger, each share of GRAIL Stock issued and outstanding immediately prior to the Effective Time (other than cancelled shares or dissenting shares) will be automatically converted into, at the holder’s election, the right to receive, in accordance with the terms of the Merger Agreement, either (i) the Cash Consideration, plus the Stock Consideration, plus one CVR issued by Illumina, subject to and in accordance with the CVR Agreement; or (ii) the Cash Consideration, plus the Stock Consideration, plus the Alternative Consideration. The Stock Consideration, in the aggregate, will be determined pursuant to a collar as follows: (i) if the Average Illumina Stock Price is greater than $399, the Aggregate Stock Consideration shall be 11,278,195 shares of Illumina Common Stock, (ii) if the Average Illumina Stock Price is between (or equal to) $295 and $399, the Aggregate Stock Consideration shall be a number of shares of Illumina Common Stock equal to the quotient obtained by dividing (x) $4,500,000,000 by (y) the Average Illumina Stock Price, or (iii) if the Average Illumina Stock Price is less than $295, the Aggregate Stock Consideration shall be 15,254,237 shares of Illumina Common Stock. Therefore, the actual number of shares and the value of the merger consideration delivered to GRAIL stockholders will fluctuate depending on the Average Illumina Stock Price. The Average Illumina Stock Price may be greater than, less than or equal to the price of Illumina Common Stock as of the date of the Merger Agreement, the date of this consent solicitation statement/prospectus or the Election Deadline and the value of the Aggregate Stock Consideration may be greater than, less than or equal to $4,500,000,000. Accordingly, GRAIL stockholders cannot be certain of the number or value of the shares of Illumina Common Stock to be delivered upon consummation of the Transaction.

The market price of Illumina Common Stock is subject to general price fluctuations in the market for publicly traded equity securities and has experienced volatility in the past. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in the businesses, operations and prospects of Illumina, the effects of the novel coronavirus (“COVID-19”) pandemic and an evolving regulatory landscape. Market assessments of the benefits of the Transaction and the likelihood that the Transaction will be completed, as well as general and industry specific market and economic conditions, may also impact the market price of Illumina Common Stock. Many of these factors are beyond Illumina’s and GRAIL’s control. You are encouraged to obtain current market price quotations for Illumina Common Stock before you determine how to vote on the Merger Agreement Proposal set forth in this consent solicitation statement/prospectus; however, as noted above, the prices at the Effective Time may be greater or less than, or the same as, such price quotations. See “The Transaction—The Merger Consideration—Stock Consideration Sensitivity Analysis.”

There has been no public market for GRAIL Stock and the lack of a public market may make it more difficult to determine the fair market value of GRAIL than if there were such a public market.

The outstanding shares of GRAIL Stock are privately held and are not traded on any public market. The lack of a public market may make it more difficult to determine the fair market value of GRAIL than if the outstanding shares of GRAIL Stock were traded publicly. The value ascribed to GRAIL’s securities in other contexts, including in private valuations or financings, may not be indicative of the price at which the outstanding shares of GRAIL Stock may have traded on a public market. The consideration to be paid to GRAIL stockholders in the First Merger was determined based on negotiations between the parties and likewise may not be indicative of the price at which the outstanding shares of GRAIL Stock may have traded on a public market.

The Alternative Consideration will be set by Illumina in its sole discretion, and the value of the Alternative Consideration may be greater than or less than the value of a CVR or the corresponding pro rata portion of Covered Revenues expected to be received by a CVR holder.

Subject to the terms and conditions set forth in the Merger Agreement, the holders of issued and outstanding GRAIL Stock as of the Effective Time may elect to receive the Alternative Consideration in lieu of receiving one or more CVRs (subject to and in accordance with the CVR Agreement). The number of shares of Illumina Common Stock and/or the amount of cash selected as the Alternative Consideration will be determined by Illumina in its sole discretion, and Illumina may take into account a number of factors when making such determination, including, among others, factors relating to Illumina’s and GRAIL’s industry, business, financial condition, liquidity, capacity to issue stock as consideration, or otherwise. Illumina is under no obligation to set the type and amount of the Alternative Consideration within any valuation range or at a valuation that approximates or exceeds any expected value of the CVRs. Accordingly, the value of the Alternative Consideration may differ materially from the expectations of Illumina, GRAIL or the holders of GRAIL Stock entitled to elect to receive the Alternative Consideration regarding the value of a CVR or the pro rata portion of Covered Revenues to be received by a CVR holder, the valuation of the CVRs that may be implied by GRAIL’s forecasts of its future financial performance described elsewhere in this consent solicitation statement/prospectus and the valuation of the CVRs as reflected in Illumina’s financial statements at the Closing. Illumina may determine to set the Alternative Consideration at a nominal amount. The election form to be distributed to GRAIL stockholders will contain further information regarding the type and amount of the Alternative Consideration.

GRAIL’s directors and executive officers have interests in the Transaction that may be different from, or in addition to, the interests of GRAIL stockholders generally.

Certain of GRAIL’s directors and executive officers negotiated the terms of the Merger Agreement. Certain GRAIL directors and executive officers have interests in the Transaction that may be different from, or in addition to, those of GRAIL stockholders. These interests include, but are not limited to, the continued employment of certain executive officers of GRAIL by Illumina following the completion of the Transaction, the treatment in the Transaction of GRAIL Equity Awards and the severance, indemnification and other rights, as applicable, of GRAIL’s directors and executive officers. GRAIL stockholders should be aware of these interests when they consider the GRAIL Recommendation.

The members of the GRAIL Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Transaction, and in making the GRAIL Recommendation. The interests of GRAIL’s directors and executive officers are described in more detail in “Interests of GRAIL’s Directors and Executive Officers in the Transaction.”

The completion of the Transaction is not conditioned on the receipt of an opinion of counsel to the effect that the Transaction will qualify for the Intended Tax Treatment, and neither Illumina nor GRAIL intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Transaction.

It is intended that, for U.S. federal income tax purposes, the Mergers, taken together, will constitute the Intended Tax Treatment. However, the completion of the Transaction is not conditioned on the Transaction qualifying for the Intended Tax Treatment or upon the receipt of an opinion from counsel to that effect, and whether or not the Transaction will qualify for the Intended Tax Treatment depends on facts that will not be known until the Transaction is completed. In particular, the Intended Tax Treatment requires that the value of the shares of Illumina Common Stock issued to holders of GRAIL Stock in the Transaction, determined as of completion of the transaction, represents at least a minimum percentage of the total consideration paid to holders of GRAIL Stock in the Transaction. While there is no specific guidance as to precisely what minimum percentage is necessary to satisfy this requirement, it would be satisfied if the Illumina Common Stock (valued as of completion of the Transaction) represents at least 40% of the total consideration. In addition, although the treatment of the Continuation Payments is uncertain, it is possible that the Continuation Payments will be treated as included in such total consideration for purposes of calculating this percentage. Whether this test will be satisfied depends on a number of factors that cannot currently be known with certainty, including the value of Illumina Common Stock as of the completion of the Transaction, the number of holders of GRAIL Stock that elect to receive the CVR Consideration rather than the Cash & Stock Consideration, the fair market value of a CVR as of the completion of the Transaction, the total amount of Continuation Payments made, and the total value of consideration received by dissenting holders of GRAIL Stock, if any. Accordingly, no assurance can be given that the Transaction will qualify for the Intended Tax Treatment. Finally, neither Illumina nor GRAIL intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Transaction. Therefore, even if Illumina and GRAIL conclude that the Transaction qualifies for the Intended Tax

Treatment, no assurance can be given that the Internal Revenue Service will not challenge that conclusion or that a court would not sustain such a challenge.

You should read “Material U.S. Federal Income Tax Considerations” and consult your own tax advisors regarding the U.S. federal income tax consequences of the Transaction to you in your particular circumstances.

Illumina and GRAIL are subject to various uncertainties, including contractual restrictions and requirements while the Transaction is pending, that could adversely affect their businesses, financial condition and results of operations.

During the pendency of the Transaction, it is possible that customers, suppliers, commercial partners and/or other persons with whom Illumina or GRAIL has a business relationship may elect to delay or defer certain business decisions or decide to seek to terminate, change or renegotiate their relationships with Illumina or GRAIL, as the case may be, as a result of the Transaction, which could significantly reduce the expected benefits of the Transaction and/or negatively affect Illumina’s or GRAIL’s revenues, earnings and cash flows, GRAIL’s plans for commercialization and approval of its products and the market price of Illumina Common Stock, regardless of whether the Transaction is completed. Uncertainty about the effects of the Transaction on employees may impair the ability to attract, retain and motivate key personnel during the pendency of the Transaction and, if the Transaction is completed, for a period of time thereafter. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with Illumina or GRAIL following the completion of the Transaction, Illumina and GRAIL may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent. Matters relating to the Transaction (including integration planning) will require substantial commitments of time and resources by Illumina and GRAIL management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either Illumina or GRAIL as an independent company. Illumina and GRAIL will also incur significant costs related to the Transaction, some of which must be paid even if the Transaction is not completed. These costs are substantial and include financial advisory, legal and accounting costs.

Under the terms of the Merger Agreement, GRAIL is also subject to certain restrictions on the conduct of its business prior to the completion of the Transaction, which may adversely affect its ability to execute certain of its business strategies, including, among other things, the ability in certain cases to incur indebtedness, make investments or capital expenditures, enter into, amend or terminate certain material contracts, settle litigation, acquire or dispose of assets or make changes with respect to employee matters, including compensation and benefits matters. Such limitations could adversely affect GRAIL’s business, strategy, operations and prospects prior to the completion of the Transaction.

Under the terms of the Merger Agreement, Illumina is also subject to a more limited set of restrictions on the conduct of its business prior to the completion of the Transaction, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to amend its organizational documents or pay dividends or distributions. Such limitations could adversely affect Illumina’s business, strategy, operations and prospects prior to the completion of the Transaction.

Also pursuant to the Merger Agreement, as a result of the Transaction not being completed by December 20, 2020, on December 21, 2020, Illumina began making monthly Continuation Payments to GRAIL of $35,000,000, and will continue making such monthly Continuation Payments until the earlier of the Closing Date or the termination of the Merger Agreement. However, such interim payments may not be sufficient to meet GRAIL’s cash needs. In addition, in the event that the Merger Agreement is terminated, Illumina will receive shares of non-voting GRAIL preferred stock in respect of all

Continuation Payments in excess of $315,000,000, subject to the terms and conditions set forth in the Merger Agreement. See “The Merger Agreement—Continuation Payments; Additional Termination Payment; Equity Issuance.”

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the Transaction.

Litigation relating to the Transaction may be filed against the GRAIL Board and/or the Illumina Board that could result in substantial costs or delay or prevent the completion of the Transaction.

In connection with the Transaction, it is possible that stockholders of GRAIL and/or Illumina may file lawsuits against the GRAIL Board and/or the Illumina Board. Among other remedies, these stockholders could seek damages and/or to enjoin the Transaction. The outcome of any litigation is uncertain and any such potential lawsuits could prevent or delay the completion of the Transaction and/or result in substantial costs. Any such actions may create uncertainty relating to the Transaction and may be distracting to management. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Transaction is completed may adversely affect Illumina’s business, financial condition and results of operations following the completion of the Transaction.

Certain stockholders of GRAIL have executed a Selling Investor Support Agreement that requires each such stockholder to deliver a written consent in favor of the adoption of the Merger Agreement, which will constitute approval of the Transaction by GRAIL stockholders, even if the GRAIL Board changes its recommendation. Certain stockholders of GRAIL have also executed a written agreement to exercise their contractual “drag-along” right to require certain other GRAIL stockholders to vote their shares of GRAIL Stock in favor of the Transaction.

Subsequent to the execution of the Merger Agreement, the Selling Investors entered into the Selling Investor Support Agreement with Illumina, pursuant to which each of the Selling Investors has agreed, promptly (and in any event within five business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving and adopting the Merger Agreement and the Transaction, including the Mergers, and related matters with respect to all of their shares of GRAIL Stock entitled to act by written consent with respect thereto. The Selling Investors are required to deliver such written consents even if the GRAIL Board changes its recommendation that GRAIL stockholders approve the Transaction. The execution and delivery of written consents by all of the Selling Investors will constitute the GRAIL Stockholder Approvals and, therefore, GRAIL expects to receive a number of written consents sufficient to satisfy such approval.

Additionally, subsequent to the execution of the Merger Agreement, the Selling Investors delivered the Drag-Along Consent to exercise their contractual “drag-along” right under the GRAIL Voting Agreement, to require certain other stockholders party to the GRAIL Voting Agreement to vote their shares of GRAIL Stock in favor of, and to adopt, the Merger Agreement and the Transaction, including the Mergers. Further, the Selling Investors consented, pursuant to the Drag-Along Consent, to the appointment of Illumina as the Selling Investors’ designee to hold and have the sole power to exercise, on behalf of all GRAIL stockholders party to the GRAIL Voting Agreement, the proxy and power of attorney contemplated by the GRAIL Voting Agreement in connection with the Transaction.

Following the execution of the Drag-Along Consent by the Selling Investors, which occurred simultaneously with the execution of the Selling Investor Support Agreement, GRAIL stockholders that are party to the GRAIL Voting Agreement became obligated thereunder to, among other things, vote all shares of GRAIL Stock held by such party in favor of, and to adopt, the Merger Agreement and the

Transaction, including the Mergers, and in opposition to any and all other proposals that could delay or impair GRAIL’s ability to consummate the Transaction, even if a Superior Proposal is made by a third party or the GRAIL stockholder considers the merger consideration to be inadequate. See “The Selling Investor Support Agreement.”

The Merger Agreement and the Selling Investor Support Agreement contain provisions that restrict the ability of GRAIL to pursue alternatives to the Transaction.

The Merger Agreement contains non-solicitation provisions that restrict the ability of GRAIL to solicit, facilitate or knowingly encourage, participate in any discussions or negotiations regarding, or approve, endorse or recommend, any Competing Proposal for purposes of the Merger Agreement. In addition, the Merger Agreement does not permit GRAIL to terminate the Merger Agreement in order to enter into an agreement providing for, or to complete, such an alternative transaction, even if the alternative transaction provides for the payment of consideration with a higher value per share of GRAIL Stock than the value proposed to be received or realized in the Transaction. See “The Merger Agreement—Covenants and Agreements—No Solicitation by GRAIL.”

The Selling Investor Support Agreement also contains provisions that could deter a potential Competing Proposal. Pursuant to the Selling Investor Support Agreement, each Selling Investor has agreed, subject to the terms and conditions of the Selling Investor Support Agreement, to execute and deliver a written consent approving and adopting the Merger Agreement and the Transaction, including the Mergers, and related matters with respect to all of its shares of GRAIL Stock entitled to act by written consent with respect thereto, which represent in the aggregate approximately 96.0% of the voting power of GRAIL Stock as of January 31, 2021.

Under the Selling Investor Support Agreement, each Selling Investor further agreed to execute and deliver the Drag-Along Consent to exercise their contractual “drag-along” right under the GRAIL Voting Agreement. Following the execution of the Drag-Along Consent by the Selling Investors, which occurred simultaneously with the execution of the Selling Investor Support Agreement, GRAIL stockholders that are party to the GRAIL Voting Agreement became obligated thereunder to, among other things, vote all shares of GRAIL Stock held by such party in favor of, and to adopt, the Merger Agreement and the Transaction, including the Mergers, and in opposition to any and all other proposals that could delay or impair GRAIL’s ability to consummate the Transaction. See “The Selling Investor Support Agreement.”

These restrictions and commitments could discourage a third party that has an interest in acquiring all or a significant part of GRAIL from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher value per share of the GRAIL Stock than the value proposed to be received or realized in the Transaction.

Illumina may encounter difficulty or high costs associated with financing the Cash Consideration.

Illumina expects to fund the aggregate Cash Consideration (approximately $3,500,000,000) upon completion of the Transaction through the Permanent Financing. If such Permanent Financing is unavailable prior to or upon completion, a 364-day senior unsecured bridge term loan facility will be provided by Goldman Sachs USA totaling $1,000,000,000. Illumina’s ability to obtain additional debt financing will be subject to various factors, including market conditions, operating performance and Illumina’s ability to incur additional debt. Depending on these factors, the terms upon which debt financing or debt offerings are available to Illumina may be less favorable to Illumina than the terms assumed for purposes of preparing the unaudited pro forma condensed combined financial information included in this consent solicitation statement/prospectus. The receipt of financing by Illumina is not a condition to completion of the Transaction and, accordingly, Illumina will be required to complete the Transaction (assuming that all of the conditions to its obligations under Merger Agreement are satisfied) whether or not debt financing is available at all or on acceptable terms.

If a GRAIL stockholder fails to make an election with respect to any shares of GRAIL Stock, it will receive the CVR Consideration.

Election forms will be distributed to GRAIL stockholders not less than 30 days prior to the anticipated closing date of the First Merger, along with a letter of transmittal and instructions for effecting the surrender of the certificates or transfer of book-entry shares of GRAIL Stock pursuant to such letter of transmittal. The election form will enable each GRAIL stockholder to specify the number of shares of GRAIL Stock with respect to which the stockholder elects to receive the CVR Consideration, the number of shares of GRAIL Stock with respect to which the stockholder elects to receive the Cash & Stock Consideration, or that the stockholder makes no election with respect to such stockholder’s shares of GRAIL Stock. GRAIL stockholders will have until 5:00 p.m., Eastern time, on the Election Deadline (as defined under “The Merger Agreement—Consideration; Effect of the Transaction on Capital Stock—Election Procedures”) to submit election forms. Any election will have been properly made only if the Exchange Agent (as defined herein) will have actually received a properly completed election form by the Election Deadline.

Any shares of GRAIL Stock with respect to which the Exchange Agent does not receive a properly completed election form prior to the Election Deadline will be converted into the right to receive the CVR Consideration.

If you deliver shares of GRAIL Stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the Election Deadline.

If you are a GRAIL stockholder and want to elect to receive the CVR Consideration or Cash & Stock Consideration in exchange for your GRAIL Stock, you must deliver to the Exchange Agent by the Election Deadline a properly completed election form. Following the delivery of a completed election form, you will not be able to transfer such shares unless you revoke your election before the Election Deadline by providing written notice to the Exchange Agent. If you do not revoke your election before the Election Deadline, you will not be able to liquidate your investment in GRAIL shares for any reason until you receive the merger consideration.

The opinion of GRAIL’s financial advisor does not reflect changes in circumstances that may have occurred or that may occur between the signing of the Merger Agreement and the completion of the Transaction.

The GRAIL Board has not obtained an updated opinion from its financial advisor as of the date of this consent solicitation statement/prospectus, nor does it expect to receive an updated, revised or reaffirmed opinion prior to the completion of the Transaction. Changes in the operations and prospects of Illumina or GRAIL, general market and economic conditions and other factors that may be beyond the control of Illumina or GRAIL, and on which GRAIL’s financial advisor’s opinion was based, may significantly alter the value of GRAIL or the share price of Illumina Common Stock by the time the Transaction is completed. The opinion does not speak as of the time the Transaction will be completed or as of any date other than the date of such opinion. Because GRAIL’s financial advisor will not be updating its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the Transaction is completed. The GRAIL Board’s recommendation that GRAIL stockholders approve the Transaction, however, is made as of the date of this consent solicitation statement/prospectus. For a description of the opinion that the GRAIL Board received from its financial advisor, see “The Transaction—Opinion of Financial Advisor to the GRAIL Board.”

Risks Related to Illumina and the Surviving Company after Completion of the Transaction

Illumina may not be able to integrate the surviving company successfully or manage the combined business effectively, and many of the anticipated synergies and other benefits of acquiring GRAIL may not be realized or may not be realized within the expected time frame.

Illumina and GRAIL entered into the Merger Agreement with the expectation that the Transaction would result in various benefits, including, among other things, operating efficiencies, synergies and cost savings. Achieving the anticipated benefits of the Transaction is subject to a number of uncertainties, including whether the businesses of Illumina and GRAIL can be integrated in an efficient and effective manner.

It is possible that the integration process could take longer than anticipated or that the management of the combined business could be more difficult than expected, and could result in the loss of valuable employees, the disruption of ongoing businesses, processes, systems and business relationships, inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, higher than expected costs or difficulties in achieving anticipated synergies, business opportunities and growth prospects from the Transaction, any of which could adversely affect Illumina’s ability to achieve the anticipated benefits of the Transaction. Illumina’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur before the Closing. The integration process is subject to a number of risks and uncertainties, and no assurance can be given that the anticipated benefits of the Transaction will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could adversely affect Illumina and the surviving company’s future businesses, financial condition, results of operations and prospects.

The COVID-19 pandemic and the impact of actions taken to mitigate the pandemic has adversely affected the businesses, financial condition and results of operations of each of Illumina and GRAIL, and may continue to adversely affect the businesses, financial condition and results of operations of Illumina and the surviving company following the completion of the Transaction.

The COVID-19 pandemic caused by the SARS-CoV-2 virus and international efforts to control its spread have significantly curtailed the movement of people, goods and services worldwide, including in the regions in which each of Illumina and GRAIL conduct its business operations. It is not possible to accurately predict the full impact of the COVID-19 pandemic on the business, financial condition and results of operations of Illumina, GRAIL or the surviving company due to the evolving nature of the COVID-19 pandemic and the extent of its impact across industries and geographies and numerous other uncertainties, including the duration and spread of the outbreak, additional actions that may be taken by governmental entities, and other factors. A recession or market correction resulting from the spread of COVID-19 could impact funding for healthcare globally and could delay or impede the ability to conduct clinical trials, which may negatively impact the business, financial condition and results of operations of Illumina, GRAIL or the surviving company. There can be no assurance that any efforts taken by Illumina, GRAIL or the surviving company to address the adverse impacts of the COVID-19 pandemic or actions taken to contain the COVID-19 pandemic or its impact will be effective or will not result in significant additional costs. If Illumina or GRAIL is unable to recover from a business disruption on a timely basis or otherwise mitigate the adverse effects of the COVID-19 pandemic, the businesses, financial condition and results of operations of Illumina, GRAIL and the surviving company following the completion of the Transaction could be materially and adversely affected, and the Transaction and efforts to integrate the businesses of the two companies may be delayed or become more costly or difficult.

Uncertainties associated with the Transaction may cause a loss of management personnel and other key employees, and Illumina and the surviving company may have difficulty attracting and motivating management personnel and other key employees, which could adversely affect the future businesses and operations of Illumina and the surviving company.

Illumina and GRAIL are dependent on the experience and industry knowledge of their respective management personnel and other key employees to execute their business plans. Illumina’s success after the completion of the Transaction will depend in part upon the ability of Illumina to attract, motivate and retain key management personnel and other key employees of Illumina and GRAIL. Prior to completion of the Transaction, current and prospective employees of Illumina and GRAIL may experience uncertainty about their roles following the completion of the Transaction, which may have an adverse effect on the ability of each of Illumina and GRAIL to attract, motivate or retain management personnel and other key employees. In addition, no assurance can be given that Illumina will be able to attract, motivate or retain management personnel and other key employees of Illumina and GRAIL to the same extent that Illumina and GRAIL have previously been able to attract or retain their respective employees. If management personnel or other key employees terminate their employment, Illumina’s and the surviving company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Illumina and GRAIL to hiring suitable replacements, all of which may cause Illumina’s and the surviving company’s businesses and operations following the completion of the Transaction to suffer.

Completion of the Transaction may trigger change in control, assignment or other provisions in certain agreements to which GRAIL is a party, which may have an adverse impact on the surviving company’s business and results of operations.

The completion of the Transaction may trigger change in control, assignment and other provisions in certain agreements to which GRAIL is a party. If Illumina and GRAIL are unable to negotiate waivers of or consents under those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or other remedies. Even if Illumina and GRAIL are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Illumina or the surviving company. Any of the foregoing or similar developments may have an adverse impact on the businesses, financial condition and results of operations of Illumina and the surviving company following the completion of the Transaction, or the ability to successfully integrate their respective businesses and/or execute their respective strategies.

Following the Transaction, the market price of Illumina Common Stock may be affected by factors different from those affecting the shares of Illumina Common Stock or GRAIL Stock currently, and GRAIL stockholders will hold an interest in a company with a different mix of assets, risks and liabilities, and a different financial profile and other characteristics, than the company in which they currently hold an interest.

The market price of Illumina Common Stock after the Transaction may be affected by factors different from those affecting the shares of Illumina Common Stock or GRAIL Stock currently. In the First Merger, holders of GRAIL Stock will become holders of Illumina Common Stock. Illumina’s business and financial position differs from that of GRAIL in important respects. Accordingly, the results of operations of Illumina, including the surviving company, and the market price of Illumina Common Stock after the completion of the Transaction may be affected by factors different from those currently affecting the results of operations of each of Illumina and GRAIL or the shares of Illumina Common Stock or GRAIL Stock on a standalone basis, and GRAIL stockholders will hold an interest in a company with a different mix of assets, risks and liabilities, and a different financial profile and other characteristics, than the company in which they currently hold an interest. For a discussion of the business of Illumina and of certain factors to consider in connection with that business, see the documents incorporated by reference in this consent solicitation statement/prospectus and referred to under “Where You Can Find More Information.”

The Transaction may not be accretive, and may be dilutive, to Illumina’s earnings per share, which may negatively affect the market price of Illumina Common Stock.

The Transaction may not be accretive, and may be dilutive, to Illumina’s earnings per share. Earnings per share in the future is based on preliminary estimates that may materially change. In addition, Illumina could fail to realize all the benefits anticipated in the Transaction or experience delays or inefficiencies in realizing such benefits. Such factors could, combined with the issuance of shares of Illumina Common Stock in the First Merger, decrease or delay any accretion, result in dilution or cause greater dilution than is currently expected. Any dilution of, or decrease or delay of any accretion to, Illumina’s earnings per share could cause the price of Illumina Common Stock to decline.

GRAIL stockholders will have a significantly lower ownership and voting interest in Illumina following the Transaction than they currently have in GRAIL and will exercise less influence over management.

Based on the consideration payable to holders of GRAIL Stock pursuant to the Merger Agreement and the number of shares of Illumina Common Stock outstanding as of September 27, 2020, immediately after the Closing, it is expected that GRAIL stockholders will own approximately 8% of the outstanding Illumina Common Stock (assuming the number of shares issued in the Transaction is determined based on the mid-point of the range of the collar, that all holders of GRAIL Stock elect to receive the CVR Consideration and that the holders of all GRAIL Equity Awards being paid out in the Transaction elect to receive solely the CVR Consideration in payment for their awards). See “The Transaction—The Merger Consideration” for further information regarding the shares of Illumina Common Stock payable to holders of GRAIL Stock as consideration, including calculations of the Aggregate Stock Consideration payable to holders of GRAIL Stock using different assumptions.

GRAIL stockholders will have a significantly lower ownership and voting interest in Illumina following the Transaction than they currently have in GRAIL. Consequently, former GRAIL stockholders will have less influence over the management and policies of Illumina than they currently have over the management and policies of GRAIL.

The shares of Illumina Common Stock to be received by GRAIL stockholders upon completion of the Transaction will have different rights from shares of GRAIL Stock.

Upon completion of the Transaction, GRAIL stockholders will no longer be stockholders of GRAIL, but will instead become stockholders of Illumina, and their rights as Illumina stockholders will be governed by the terms of Illumina’s amended and restated certificate of incorporation (the “Illumina Certificate”) and Illumina’s amended and restated bylaws (the “Illumina Bylaws”). The terms of the Illumina Certificate and the Illumina Bylaws are in some respects materially different from the terms of the GRAIL restated certificate of incorporation (the “GRAIL Certificate”) and GRAIL’s amended and restated bylaws (the “GRAIL Bylaws”), which, together with the following agreements, currently govern the rights of GRAIL stockholders:

•	Amended and Restated Investors’ Rights Agreement dated as of November 27, 2019 (the “Investors’ Rights Agreement”), by and among GRAIL and certain GRAIL stockholders party thereto;

•	the GRAIL Voting Agreement; and

•	the Amended Right of First Refusal and Co-Sale Agreement dated November 27, 2019, by and among GRAIL and certain GRAIL stockholders party thereto (the “ROFR and Co-Sale Agreement”).

For a discussion of the different rights associated with shares of GRAIL Stock and shares of Illumina Common Stock, see “Comparison of Stockholders’ Rights.”

Illumina will incur significant transaction and integration-related costs in connection with the Transaction, which could adversely affect Illumina’s ability to execute its integration plan and achieve the anticipated benefits of the Transaction.

Illumina expects to incur a number of non-recurring costs associated with the Transaction and combining the operations of the two companies. Illumina continues to assess the magnitude of these Transaction and integration-related costs, and additional unanticipated costs may also be incurred. Although Illumina expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses of Illumina and GRAIL, should allow GRAIL to offset integration-related costs over time, this net benefit may not be achieved in the near term or at all.

The market price of Illumina Common Stock may decline as a result of the Transaction and the issuance of shares of Illumina Common Stock to GRAIL stockholders in the Transaction may have a negative impact on Illumina’s financial results, including earnings per share.

The market price of Illumina Common Stock may decline as a result of the Transaction, and holders of Illumina Common Stock (including holders of GRAIL Stock and GRAIL Equity Awards who receive Illumina Common Stock in the First Merger) could see a decrease in the value of their investment in Illumina Common Stock, if, among other things, Illumina and the surviving company are unable to achieve the expected growth in earnings, or if the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the Transaction are not realized, or if the Transaction and integration-related costs related to the Transaction are greater than expected. The market price of Illumina Common Stock may also decline if Illumina does not achieve the anticipated benefits of the Transaction as rapidly or to the extent expected by financial or industry analysts or if the effects of the Transaction on Illumina’s financial position, results of operations or cash flows are not otherwise consistent with the expectations of financial or industry analysts. The issuance of shares of Illumina Common Stock in the Transaction could on its own have the effect of depressing the market price for Illumina Common Stock. In addition, some GRAIL stockholders may decide not to continue to hold the shares of Illumina Common Stock they receive as a result of the Transaction, and any such sales of Illumina Common Stock could have the effect of depressing the market price for Illumina Common Stock. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Illumina Common Stock, regardless of the actual operating performance of Illumina or the surviving company following the completion of the Transaction.

If the First Merger is completed, approximately 12,968,300 shares of Illumina Common Stock are estimated to be issuable to GRAIL stockholders and holders of GRAIL Equity Awards pursuant to the Merger Agreement (assuming the number of shares issued in the First Merger is determined based on the mid-point of the range of the collar, that all holders of GRAIL Stock elect to receive the CVR Consideration and that the holders of all GRAIL Equity Awards being paid out in the First Merger elect to receive solely the CVR Consideration in payment for their awards). This represents approximately 8% of the number of shares of Illumina Common Stock outstanding as of September 27, 2020. Following the issuance of shares of Illumina Common Stock in the First Merger, Illumina’s earnings per share may be lower than would have been reported by Illumina in the absence of the Transaction. There can be no assurance that any increase in Illumina’s earnings per share as compared to Illumina’s earnings per share prior to the Transaction, will occur, even in the long term. Any increase in

Illumina’s earnings per share as a result of the Transaction requires, among other things, Illumina to successfully manage the operations of GRAIL and increase the consolidated earnings of Illumina after the Transaction, which is subject to significant risks and uncertainties, as described elsewhere in “Risk Factors”.

The unaudited pro forma combined financial information included in this consent solicitation statement/prospectus are presented for illustrative purposes only and do not represent the actual financial position or results of operations of the combined company following completion of the Transaction.

The unaudited pro forma combined financial information contained in this consent solicitation statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of Illumina and GRAIL prior to the Transaction or that of the surviving company following the Transaction for several reasons. Among other things, the unaudited pro forma combined financial information does not reflect the effect of the projected realization of cost savings following completion of the Transaction or any changes in applicable law (including applicable tax law) after the date of this consent solicitation statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information,” and “Comparative Historical and Unaudited Pro Forma Combined Per Share Data” elsewhere in this consent solicitation statement/prospectus. The actual financial positions and results of operations of Illumina and GRAIL prior to the Transaction and that of the surviving company following the Transaction may not be consistent with, or evident from, the unaudited pro forma combined financial information included in this consent solicitation statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma combined financial information included in this consent solicitation statement/prospectus may not be realized and may be affected by other factors, which could lead to material changes to the surviving company’s business that are not reflected in the unaudited pro forma combined financial information. Any significant changes in the market price of shares of Illumina Common Stock may cause a significant change in the purchase price used for Illumina’s accounting purposes and the pro forma combined financial information contained in this consent solicitation statement/prospectus.

The unaudited forecasted financial information of GRAIL included in this consent solicitation statement/prospectus is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the Transaction.

The unaudited forecasted financial information of GRAIL contained in this consent solicitation statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of GRAIL prior to the Transaction or that of the combined company following the Transaction. In addition, the Transaction and post-Transaction integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of Transaction-related litigation or other claims. Unexpected delays in completing the Transaction or in connection with the post-Transaction integration process may significantly increase the related costs and expenses incurred by GRAIL. The actual financial position and results of operations of GRAIL prior to the Transaction and that of the combined company following the Transaction may be different, possibly materially, from the unaudited forecasted financial information included in this consent solicitation statement/prospectus. In addition, the assumptions used in preparing the unaudited forecasted financial information included in this consent solicitation statement/prospectus may not prove to be accurate and may be affected by other factors.

Risks Related to the CVRs

You may not receive any payment on the CVRs.

Your right to receive any future payments on the CVRs will be contingent upon the recognition of certain revenues by Illumina (calculated in accordance with the CVR Agreement). If those revenues are not recognized for any reason as calculated in accordance with the CVR Agreement, no payment will be made under the CVRs and the CVRs will expire valueless. Accordingly, the value, if any, of the CVRs is speculative, and the CVRs may ultimately have no value.

Illumina management’s business, financial and operational decision-making may adversely affect the amount of payments to be made under the CVRs.

Other than to the extent it would breach any provisions of the CVR Agreement, including its agreement to operate in good faith (see “Description of the CVRs” for more information), Illumina may make decisions regarding the operation of the businesses of Illumina and its subsidiaries, including the investment and allocation of resources, on the basis of the strategic objectives of Illumina and its affiliates taking into account any relevant factors (including technical, commercial, legal, scientific and/or medical factors). Furthermore, Illumina’s present intention is to operate the GRAIL business as a stand-alone division within Illumina and Illumina may in its discretion develop, package, distribute and sell products and services separately. Each of the foregoing may adversely affect the amount of payments due under the CVRs.

An active trading market for the CVRs may not develop, the CVRs may trade at low volumes, and the CVRs are subject to transfer restrictions, all of which could have an adverse effect on the resale price, if any, of the CVRs.

The CVRs are a new security for which there is currently no trading market, and the CVR Agreement does not require the CVRs to be listed on a securities exchange. A trading market for the CVRs may not develop or be sustained. Furthermore, the CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through certain permitted transfers as described in the CVR Agreement, which may affect the liquidity of the CVRs. Even if an active trading market develops, there may be little or no market demand for the CVRs, making it difficult or impossible to resell the CVRs, which would have an adverse effect on the resale price, if any, of the CVRs. In addition, the market price of the CVRs could fluctuate significantly for many reasons, including, without limitation, as a result of the risk factors listed in this consent solicitation statement/prospectus, actual or anticipated fluctuations in the operating results of Illumina, for reasons unrelated to operating performance, such as reports by industry analysts, investor perceptions, or negative announcements by customers or competitors regarding their own performance, regulatory changes that could impact Illumina’s business and general economic, industry or market conditions. Neither Illumina nor GRAIL can predict the price, if any, at which the CVRs will trade, or whether the market price of the CVRs will be volatile, following the Closing.

Illumina may repurchase and, under certain circumstances, redeem the CVRs and the price offered and paid in any such repurchases or redemptions may differ materially from the amount and/or form of the Alternative Consideration, from the expectations of holders of CVRs and from the amount and/or form of the consideration offered in any other such actual or potential repurchases or redemptions.

Illumina or any of its affiliates are permitted under the CVR Agreement to from time to time offer to acquire and acquire the CVRs in private transactions or otherwise, including tender offers and privately negotiated repurchases from one or more holders of CVRs. Illumina anticipates that any time after the

Closing, it may make offers to acquire the CVRs through tender offers or privately negotiated transactions with individual holders of CVRs. Illumina’s decision to make any such offers, the timing thereof and the price and form of consideration offered therein will be based on facts and circumstances at the time of such decision, and may take into account, among other things, (i) the trading price of the CVRs, if any, (ii) Illumina’s valuation of the CVRs and its expectations of the amount of Covered Revenues to be generated and the resulting payments to be made to holders of CVRs pursuant to the CVR Agreement, (iii) Illumina’s views and analysis of the profile of holders and potential purchasers of the CVRs, and any potential offers thereafter and (iv) other factors relating to Illumina’s and GRAIL’s industry, business, financial condition, liquidity, capacity to issue stock as consideration, or otherwise. The price offered by Illumina in such repurchase transactions will be determined in Illumina’s sole discretion and may differ materially from the amount and/or form of the Alternative Consideration and the consideration offered or paid in any other actual or potential repurchases, the expectations of the holders of the CVRs, the price that may be implied by GRAIL’s forecasts of its future financial performance described elsewhere in this consent solicitation statement/prospectus and the valuation of the CVRs as reflected in Illumina’s financial statements at the Closing or at the time of such repurchase or otherwise. Such repurchase offers may be made at any time after the issuance of the CVRs, including prior to the Commencement Date or prior to the generation of a significant amount of Covered Revenues.

In addition, pursuant to the terms of the CVR Agreement, subject to certain notice requirements, Illumina may, at any time on and after the Redemption Eligibility Date (as defined below), redeem all, but not less than all, of the outstanding CVRs at a redemption price as described in the CVR Agreement. Pursuant to the CVR Agreement, the redemption price will be the fair market value of the CVRs as determined by an independent nationally recognized valuation firm mutually acceptable to Illumina and the Holder Representative (as defined below) or, in the event that third-party holders of more than 50% of the outstanding CVRs accept a tender offer by Illumina after the date Illumina is able to redeem the CVRs, the price accepted in such tender offer. Neither Illumina nor GRAIL can predict the price at which the CVRs may be redeemed by Illumina in the future pursuant to these rights, if at all.

You will not be able to determine the amount of cash to be received under the CVRs until after the conclusion of each quarterly measuring period after the Commencement Date, which makes it difficult to value the CVRs.

If any payment is made on the CVR, it will not be made until after the conclusion of the first quarterly measuring period after the Commencement Date, and the amount of any payment will not be paid until 15 days after the date Illumina is required to provide the Covered Revenues Statement (as defined below) for the quarterly measuring period in respect of which a CVR payment is due. As such, it may be difficult to value the CVRs, and accordingly it may be difficult or impossible for you to resell your CVRs.

Regulatory agencies must approve the Transaction and Illumina may accept conditions to obtain such approval that could affect the value of the CVRs you receive in the Transaction.

The Transaction is subject to review by regulatory agencies. Illumina may accept certain conditions in order to obtain such regulatory agencies’ approval or consent to the Transaction. The value of the CVRs depends on the ability of Illumina to generate certain revenues and such conditions could affect Illumina’s ability to generate such revenues, which could reduce the amount of any payments due under the CVRs or could result in no payment being made on the CVRs.

Any payments in respect of the CVRs will be effectively subordinated to Illumina’s secured obligations and obligations of Illumina’s subsidiaries.

The CVRs will be effectively subordinated in right of payment to all of Illumina’s secured obligations to the extent of the collateral securing such obligations. Additionally, the CVRs will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of Illumina’s subsidiaries.

As of September 27, 2020, on a combined basis (aggregating Illumina and GRAIL and excluding any purchase price financing) Illumina would have had no secured indebtedness and Illumina’s subsidiaries would have had no indebtedness.

The U.S. federal income tax treatment of the CVRs is uncertain.

There is no legal authority directly addressing the U.S. federal income tax treatment of the CVRs or the treatment of payments that may be received pursuant to the CVRs. Accordingly, the amount, timing and character of any gain, income or loss with respect to the CVRs are uncertain. For a more detailed summary of the material U.S. federal income tax consequences of the Transaction, see “Material U.S. Federal Income Tax Considerations.”

Risks Related to Illumina’s Business

You should read and consider the risk factors specific to Illumina’s business that will also affect the surviving company after the completion of the Transaction. These risks are described in the section of Illumina’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019, and the sections of Illumina’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, June 28, and September 27, 2020 entitled “Risk Factors,” and in other documents that are incorporated by reference into this consent solicitation statement/prospectus. See “Where You Can Find More Information.”

Risks Related to GRAIL’s Business and Industry

GRAIL is a pre-commercial stage healthcare company operating in a rapidly evolving field and has a limited operating history, which makes it difficult to evaluate GRAIL’s current business and predict GRAIL’s future performance.

GRAIL is a pre-commercial stage healthcare company operating in a rapidly evolving field and, having commenced operations in January 2016, has a limited operating history. GRAIL does not currently have a commercial product for sale. GRAIL has funded its operations to date primarily with the proceeds from the sale of equity securities and has never generated any revenue. GRAIL’s short operating history as a company makes any assessment of current business or GRAIL’s future success and viability subject to significant uncertainty. GRAIL expects to encounter risks and difficulties, including those frequently experienced by early-stage companies in rapidly evolving fields. If GRAIL does not address these risks and difficulties successfully, its business will suffer.

GRAIL has incurred significant net losses in each period since its inception and anticipates that it will continue to incur net losses for the foreseeable future.

Since GRAIL’s inception, it has not generated any revenue and has incurred significant net losses. GRAIL’s net losses were $275.7 million and $244.9 million for the years ended December 31, 2018 and 2019, respectively, and $216.8 million for the nine months ended September 30, 2020. Substantially all of GRAIL’s net losses since inception have resulted from GRAIL’s research and development programs, and general and administrative costs associated with its operations, as well as costs incurred in connection with the acquisition of Cirina Limited in 2017. As of September 30, 2020, GRAIL had an accumulated deficit of $1.5 billion.

GRAIL has invested significant financial resources in research and development activities, including to develop its technology, develop its investigational products, including its multi-cancer test, Galleri, and diagnostic aid for cancer test (“DAC”), and plan for commercial launch. The amount of GRAIL’s future net losses will depend, in part, on the level of GRAIL’s future expenditures and its ability to generate revenue. Moreover, GRAIL’s net losses may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of GRAIL’s results of operations may not be a good indication of GRAIL’s future performance.

GRAIL expects to continue to incur significant expenses and operating losses for the foreseeable future if and as it:

•	attracts, hires, and retains qualified personnel;

•	continues its research and development activities;

•	conducts its existing clinical studies and initiates and conducts additional clinical studies to support the development and commercialization of its products;

•	expands its laboratory capacity and operating capabilities as GRAIL prepares for commercial scale;

•	seeks regulatory approvals and any other marketing authorizations or clearances that may be necessary or desired for its products;

•	establishes sales, marketing, and distribution infrastructure to commercialize its products;

•	acquires or in-licenses additional intellectual property and technologies;

•	makes milestone, royalty, or other payments due under any license or collaboration agreements;

•	obtains, maintains, protects, and enforces its intellectual property portfolio, including intellectual property obtained through license agreements;

•	provides additional infrastructure to support its continued research and development operations and any planned commercialization efforts in the future;

•	meets the requirements and demands of being a public company; and

•	defends against any product liability claims or other lawsuits related to its products.

GRAIL’s products may not perform as expected, and the results of its clinical studies, some of which for Galleri were conducted on an earlier version than the version GRAIL plans to initially launch, may not support the launch or use of GRAIL’s products and may not comply with the requirements, or be replicated in later studies, required for any necessary or desirable regulatory clearances or approvals. This could materially and adversely affect GRAIL’s business, financial condition, results of operations, and growth prospects.

GRAIL does not currently have a commercial product. GRAIL’s success depends on the market’s confidence that it can provide reliable, high-quality products, as well as its ability to complete clinical studies and comply with applicable regulatory requirements that would allow it to commercially launch its products. Assuming successful launch, GRAIL’s products, including Galleri and DAC, may not perform as expected, and the results obtained from GRAIL’s ongoing or future studies may be inconsistent with certain results obtained from GRAIL’s previous studies. If this were to occur, either before or after launch, GRAIL’s business, financial condition, results of operations, and growth prospects would suffer.

GRAIL’s products require a number of complex and sophisticated biochemical and bioinformatics processes, many of which are highly sensitive to external factors. An operational or technological failure in one of these complex processes or fluctuations in external variables may result in sensitivity and specificity rates that are lower than GRAIL anticipates or that vary between test runs or in a higher than anticipated number of tests that fail to produce consistent results. In addition, GRAIL regularly evaluates and refines its algorithms and other processes under development. These refinements may inadvertently result in unanticipated issues that may reduce GRAIL’s sensitivity and specificity rates or otherwise adversely affect the performance of GRAIL’s test and its results.

Additionally, many of the studies GRAIL has performed on Galleri were performed on an earlier version of the test than the version GRAIL plans to launch as a laboratory developed test (“LDT”). If the version of Galleri GRAIL plans to launch as an LDT does not have comparable performance to the earlier version of the test, GRAIL may be unable to launch that version, may have to narrow or change the intended use or claims, and/or GRAIL may find its commercial profile to be different than expected. Additionally, following the launch of Galleri as an LDT, GRAIL currently intends to seek clearance or approval from the U.S. Food and Drug Administration (“FDA”), and after the launch of DAC as an LDT, GRAIL may seek clearance or approval from FDA. FDA and other regulators may require that GRAIL generate additional clinical data to support clearance or approval, which could result in delays, increased costs, or other limitations on GRAIL’s ability to receive such clearance or approval. For additional information, see “—GRAIL’s multi-cancer detection tests are a new approach to cancer screening, which present a number of novel and complex issues for FDA review. Because FDA has never cleared or approved a multi-cancer detection test, it is difficult to predict what information GRAIL will need to submit a premarket approval application (“PMA”) to obtain approval from FDA for a proposed intended use, or if GRAIL will be able to obtain such approval on a timely basis or at all.”

Further, GRAIL plans to iterate and improve, enhancing product performance, offerings, scalability, and/or cost of goods. However, GRAIL may not be successful in transitioning its products to a new or enhanced version or iteration. Product development involves a lengthy and complex process and GRAIL may be unable to commercialize, validate, or improve performance of any of its products on a timely basis, or at all. GRAIL’s failure to successfully develop new and/or improved products (including new versions of existing products) on a timely basis could have a material adverse effect on GRAIL’s results of operation and business.

Finally, generating the clinical data necessary to validate and support the initial launch of GRAIL’s products as LDTs and new versions of products and subsequently obtain regulatory clearance or approval, is time-consuming and carries with it the risk of not yielding the desired results. The performance achieved in published studies may not be replicated in later studies that may be required to obtain or maintain premarket clearance or approval. Limited results from earlier-stage verification studies may not predict results from studies in larger numbers of participants drawn from more diverse populations over a longer period of time. Unfavorable results from ongoing clinical studies could result in delays, modifications, or abandonment of ongoing or future clinical studies, or abandonment of a product development program, or may delay, limit, or prevent regulatory clearances or approvals or commercialization of GRAIL’s products.

Clinical trials are necessary to validate GRAIL’s investigational products to launch them as LDTs and to support future product submissions to FDA. The clinical trial process is lengthy and expensive with uncertain outcomes, and often requires the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. GRAIL has encountered delays and may encounter substantial delays in its clinical studies, including due to COVID-19, and may therefore be unable to complete its clinical studies on the timelines it expects, if at all, which could materially and adversely impact its ability to launch its products and seek regulatory clearance or approval.

Clinical testing is expensive, time-consuming, and subject to uncertainty. Initiating and completing clinical trials necessary to validate and support the launch of Galleri or DAC as LDTs, and to support any future submissions to FDA for regulatory clearance or approval for GRAIL’s products, will be time-consuming and expensive and the outcomes uncertain. Clinical trials must be conducted in accordance with the laws and regulations of FDA and other applicable regulatory authorities’ legal requirements and regulations, and are subject to oversight by these governmental agencies and IRBs at the medical institutions where the clinical trials are conducted.

GRAIL cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. The timely completion of clinical studies in accordance with their protocols depends, among other things, on GRAIL’s ability to enroll a sufficient number of participants who remain in the study until its conclusion. Many of GRAIL’s clinical studies require enrolling a large number of participants without cancer who may not see value in enrollment. Additionally, GRAIL may encounter delays as a result of the administrative complexities in managing and recruiting for studies of this scope and size. If GRAIL is unable to recruit sufficient participants for its clinical studies, including SUMMIT, or maintain sufficient participation of enrolled participants, GRAIL’s product development, commercialization activities and its ability to seek regulatory clearance or approval for its products could be delayed, modified, or prevented.

For example, the launch of Galleri as an LDT will require validation of data from GRAIL’s clinical studies, including certain data from its ongoing PATHFINDER study, which it is conducting under an approved Investigational Device Exemption (“IDE”) application. GRAIL may encounter difficulties completing diagnostic workup on a sufficient number of PATHFINDER participants. The ongoing COVID-19 pandemic delayed completion of GRAIL’s PATHFINDER study as GRAIL had to suspend enrollment of the study during the second quarter of 2020. Federal, state and local governmental policies and initiatives designed to reduce the transmission of COVID-19, as well as the burden on hospitals and medical personnel, have resulted in the cancellation of non-essential medical procedures, which also contributed to a delay of achieving diagnostic resolutions for participants in the study. Further delays in GRAIL’s PATHFINDER study could cause GRAIL to delay the launch of Galleri, which would negatively impact GRAIL’s financial condition and results of operations. For additional information, see “—GRAIL’s business is subject to risks arising from epidemic diseases, such as the recent global outbreak of COVID-19.”

In addition, GRAIL intends to launch Galleri as an LDT. Although LDTs are classified as medical devices, FDA has historically exercised enforcement discretion and has not enforced certain FDA requirements with respect to such products, including premarket review, though such practices may not continue in the future. GRAIL intends to launch Galleri as an LDT after validating GRAIL’s product, including on a sufficient number of PATHFINDER participants.

Moreover, there is risk that the clinical validation data from PATHFINDER, along with other available clinical validation data, may be insufficient to support the launch of Galleri as an LDT for its proposed intended use. Further, FDA may determine that the launch of Galleri as an LDT for its proposed intended use is not permitted while the PATHFINDER study continues to be conducted under an approved IDE. A delay in the launch of Galleri, or inability to launch altogether, as well as a narrowing of the proposed intended use of the product, may negatively impact GRAIL’s financial condition and results of operations.

Moreover, additional issues may arise that could result in the delay, suspension, clinical hold, or termination of such clinical studies. Other events that may prevent successful or timely initiation or completion of clinical studies, or the ability to use data from clinical studies in support of launch as an LDT or for regulatory submissions or otherwise, include:

•	the inability to generate sufficient data to support the initiation or continuation of clinical studies or to validate Galleri or DAC in GRAIL’s intended use populations or at all;

•	the inability to rely on previously-collected data on earlier versions of Galleri and DAC in support of the launch or submission for marketing authorization of the later versions of GRAIL’s products;

•

the potential requirement to submit an additional IDE application to FDA, which must become effective prior to commencing certain human clinical trials of medical devices, and which FDA may disapprove;

•

the potential that FDA may modify, withdraw or impose a clinical hold on GRAIL’s current IDE approval pursuant to which GRAIL is conducting the PATHFINDER study, and notify GRAIL that GRAIL may not begin or must discontinue other clinical trials;

•	delays caused by participants withdrawing from clinical studies or failing to return for follow-up or by institutions failing to submit data, including follow-up data, to GRAIL;

•

delays or failure in reaching a consensus or agreement, if required, with regulatory agencies on study design or feedback from regulatory agencies necessitating changes to ongoing or planned clinical study design;

•

delays or failure in reaching agreement on acceptable terms with prospective contract research organizations (“CROs”), service providers, and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

•	delays or failure in obtaining any required Institutional Review Board (“IRB”) approval or ethics committee approval for GRAIL’s clinical study sites;

•	delays in amending, or the inability to amend, GRAIL’s IRB-approved protocols at clinical study sites when necessary or desired;

•	difficulty or delays in collaborating with sites, institutions, and investigators;

•

failure by GRAIL, investigators, sites, or participants to comply with the applicable study protocol or applicable regulatory requirements and standards for data collection, reporting, records maintenance, or data integrity;

•	failure by GRAIL or any CROs or other third parties to adhere to clinical study requirements, including the applicable protocol;

•

failure to perform in accordance with good clinical practice (“GCP”) and good laboratory practice (“GLP”) requirements, and/or other applicable regulations and requirements of FDA or other applicable governmental authorities;

•	failure to comply with applicable data privacy and security laws related to clinical trials, including the European Union’s General Data Protection Regulation (“GDPR”);

•	failure of GRAIL’s products to achieve acceptable sensitivity, specificity, or PPV, and safety endpoints;

•

unacceptable safety findings, including findings related to the risk of the false positive tests (which could lead to unnecessary biopsy or anxiety) or false negative tests (which could lead to a delay in diagnosis or disease progression);

•

termination or suspension of a study or site by GRAIL or the data safety monitoring board, suspension or termination of a study or site by an IRB, ethics committee, or institution, or clinical hold or termination of a study or site by a regulatory authority, including FDA;

•	disqualification, termination, or suspension of a clinical investigator;

•	adverse inspection results by any applicable regulatory authority, including FDA or MHRA;

•

changes in statutory or regulatory requirements or guidance, or clinical guidelines, that require amending existing or designing new clinical protocols, obtaining new IRB or ethics committee approvals, modifying GRAIL’s clinical studies, modifying GRAIL’s consent process or obtaining additional consent from study participants, or altering the pathway to clearance or approval of GRAIL’s products;

•	changes in the standard of care on which a clinical development plan was based, which may require new or additional clinical studies;

•	the cost of clinical studies of GRAIL’s products being greater than it anticipates;

•	destruction or compromise of, or other inability to access or receive, clinical study samples processed, stored, or managed at a third-party site or otherwise in the control of a third party;

•

clinical studies of GRAIL’s products producing negative or inconclusive results, which may result in GRAIL’s deciding, or regulators requiring GRAIL, to conduct additional clinical studies or abandon product development programs; and

•	lack of adequate funding.

GRAIL depends on its collaborators and on medical institutions and CROs to conduct its clinical trials in compliance with applicable GCP requirements. To the extent GRAIL’s collaborators or the CROs fail to enroll participants for GRAIL’s clinical trials, fail to conduct the study to GCP requirements or are delayed for a significant time in the execution of trials, including achieving full enrollment, GRAIL may be affected by increased costs, program delays, and/or enforcement actions. In addition, clinical trials that are conducted in countries outside the United States may subject GRAIL to further delays and expenses.

Any inability to initiate or complete clinical studies successfully could result in additional costs to GRAIL, slow down or prevent GRAIL’s product development, or impair GRAIL’s ability to generate revenue. Delays in initiating or completing GRAIL’s planned clinical studies could also allow GRAIL’s competitors to bring competing products to market before GRAIL does or sooner than expected, which could impair GRAIL’s ability to successfully commercialize Galleri, DAC, or other future products and may harm GRAIL’s business, financial condition, and results of operations. In addition, many of the factors that may cause, or lead to, a delay in initiation or completion of clinical studies may also ultimately lead to the delay or the narrowing or denial of any regulatory clearance or approval GRAIL may seek with respect to GRAIL’s products. Delays in the initiation or completion of any clinical study of GRAIL’s products in development will increase its costs, slow down or jeopardize its product development and regulatory clearance or approval process, and delay or potentially jeopardize its ability to commence product sales and generate revenue.

Even if GRAIL commercially launch GRAIL’s products, they may fail to achieve the degree of market acceptance necessary for commercial success.

The commercial success of GRAIL’s products, including Galleri, DAC, and any future product GRAIL may develop, will depend upon the degree of market acceptance by consumers, including self-insured employers, integrated health systems, healthcare providers, patients, and, over the longer-term, third-party payors. The degree of market acceptance of GRAIL’s products will depend on a number of factors, including:

•	the performance and clinical utility of such products as demonstrated in clinical studies and published in peer-reviewed journals;

•	GRAIL’s ability to demonstrate the clinical utility of GRAIL’s products and their potential advantages to the medical community;

•	the ability of GRAIL’s products to demonstrate the same performance in real-world intended use populations as in clinical studies;

•	the willingness of consumers, including self-insured employers, integrated health systems, healthcare providers, patients and others in the medical community to utilize GRAIL’s products;

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the willingness of commercial third-party payors and government payors to cover and reimburse for GRAIL’s products, the scope and amount of which will affect an individual’s willingness or ability to pay for GRAIL’s products and likely heavily influence healthcare providers’ decisions to recommend GRAIL’s products;

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with respect to Galleri, which GRAIL intends to launch for use in a broad asymptomatic population, the concern that the product could lead to over-diagnosis or a high false-positive rate and unnecessary medical procedures and costs;

•	the introduction of competing products, including the expansion of the capabilities of existing products;

•	the market acceptance of existing competitive products, including tests that are currently reimbursed;

•	publicity concerning GRAIL’s products or competing products; and

•	the strength of GRAIL’s marketing and distribution support.

The failure of GRAIL’s products, once introduced, to be listed in physician guidelines or of its studies to produce favorable results or to be published in peer-reviewed journals could limit the adoption of GRAIL’s products. In addition, healthcare providers and third-party payors, including Medicare, may rely on physician guidelines issued by industry groups, medical societies, and other key organizations, such as the U.S. Preventive Services Task Force (“USPSTF”), before utilizing or reimbursing the cost of any diagnostic or screening test. Although GRAIL has a number of clinical studies underway designed to demonstrate the clinical validity of Galleri, GRAIL’s product is not yet, and may never be, listed in any such guidelines.

Further, if GRAIL’s products or the technology underlying them do not receive sufficient favorable exposure in peer-reviewed publications, the rate of physician and market acceptance of GRAIL’s products and positive reimbursement coverage decisions for GRAIL’s products could be negatively affected. The publication of clinical data in peer-reviewed journals is a crucial step in commercializing and obtaining reimbursement for products, such as Galleri or DAC, and GRAIL’s inability to control when, if ever, results are published may delay or limit GRAIL’s ability to derive sufficient revenues from any product that is developed using data from a clinical study.

Failure to achieve broad market acceptance of GRAIL’s products, including Galleri and DAC, would materially harm GRAIL’s business, financial condition, and results of operations.

GRAIL has never generated revenue from product sales, does not expect any near-term revenue to offset GRAIL’s ongoing operating expenses, and may never be profitable.

GRAIL’s ability to generate revenue from product sales and achieve profitability depends on its ability to commercialize its products. While GRAIL plans to commercially launch both Galleri and DAC in the United States in 2021 as LDTs, GRAIL cannot assure you that it will successfully be able to do so as planned, if at all, and GRAIL’s failure to do so would prevent GRAIL from generating revenue. Furthermore, even if GRAIL is able to launch these products in a timely manner, GRAIL may not be able to generate sufficient revenue to offset its costs and achieve profitability. GRAIL’s ability to generate future revenue from product sales depends heavily on its success in:

•	completing clinical development and validation of GRAIL’s products and continuing to improve product performance and expand product features over time;

•	seeking, obtaining, and maintaining marketing approvals, clearances, licenses, or exemptions that may be necessary or desired for Galleri, DAC, and any future products that GRAIL develops;

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launching and commercializing Galleri and DAC by establishing a sales force, marketing, medical affairs and distribution infrastructure or, alternatively, collaborating with a commercialization partner;

•	obtaining market acceptance by consumers, including self-insured employers, integrated health systems, healthcare providers, patients and third-party payors;

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establishing and maintaining supply and manufacturing relationships with third parties that can timely and consistently provide adequate, in both amount and quality, products and services to support clinical development and the market demand for Galleri and DAC;

•	achieving adequate coverage and reimbursement recognition from governments, health insurance organizations, and other third-party payors for products that GRAIL launches;

•	addressing any technological and market developments, including competing products;

•	negotiating favorable terms in any collaboration, licensing, or other arrangements into which GRAIL may enter and maintaining such existing or future arrangements;

•	maintaining, protecting and expanding GRAIL’s portfolio of intellectual property rights, including patents, trade secrets, know-how, and trademarks;

•	defending against third-party interference or infringement claims, if any; and

•	attracting, hiring and retaining qualified personnel.

GRAIL anticipates incurring significant costs to commercialize GRAIL’s products. GRAIL’s expenses could increase beyond expectations if it is required by FDA or other regulatory agencies to delay its launch, narrow or change its intended use or product claims, modify or expand its clinical studies or to perform additional clinical trials or studies, either pre- or post-approval, in addition to those that it currently anticipates. Additionally, it may be difficult for GRAIL to offset the costs of the high-single-digit royalties that it will be required to pay under its agreement with Illumina. See “Material Contracts and Arrangements Between the Parties” and “GRAIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commitments” for more information. Even if GRAIL is able to generate revenue from the sale of any products, GRAIL may not become profitable and may need to obtain additional funding to continue operations.

GRAIL may be unable to develop and commercialize new products.

GRAIL continues to expand its research and development efforts to use its proprietary platform and its large clinical and genomic datasets to develop enhanced versions of its products and additional products, including in disease areas beyond cancer. The commercialization of any new products will require the completion of certain clinical development activities, regulatory activities and the expenditure of additional cash resources. GRAIL cannot assure you that it can successfully complete the clinical development of any such products.

GRAIL expects its operating costs to continue to exceed its revenue, if any, for the foreseeable future. GRAIL also cannot assure you that it will be able to reduce its expenditures sufficiently,

generate sufficient revenue from products that it successfully commercializes or otherwise mitigate the risks associated with its business to raise enough capital to develop and commercialize new products. In addition, once GRAIL’s development efforts for a product are completed, commercialization efforts, including allocation of resources necessary to comply with applicable laws and regulations, will require significant expenditures. Any failure to develop and commercialize new products could have a material adverse effect on GRAIL’s ability to implement its strategy and grow its business.

One of the key elements of GRAIL’s strategy is to expand access to its tests by pursuing reimbursement and coverage from third-party payors. If GRAIL’s products do not receive adequate coverage and reimbursement from third-party payors, its ability to expand access to its tests beyond its initial sales channels will be limited and its overall commercial success will be limited.

GRAIL anticipates that it will not have broad-based coverage and reimbursement at the initial commercial launch for Galleri. However, a key element to GRAIL’s strategy is to expand access to its tests by pursuing coverage and reimbursement by third-party payors, including government payors. Coverage and reimbursement by third-party payors, including managed care organizations, private health insurers, and government healthcare programs, such as Medicare and Medicaid in the United States and similar programs in other countries, for the types of early detection tests GRAIL performs, can be limited and uncertain. Healthcare providers may not order GRAIL’s products unless third-party payors cover and provide adequate reimbursement for a substantial portion of the price of GRAIL’s products. If GRAIL is not able to obtain adequate coverage and an acceptable level of reimbursement for its products from third-party payors, there could be a greater co-insurance or co-payment obligation for any individual for whom a test is ordered. The individual may be forced to pay the entire cost of a test out-of-pocket, which could dissuade physicians from ordering GRAIL’s products and, if ordered, could result in delay in or decreased likelihood of GRAIL’s collection of payment. GRAIL believes its revenue and revenue growth will depend on its success in achieving broad coverage and adequate reimbursement for its products from third-party payors.

Medicare is the single largest U.S. payor and a particularly important payor for many cancer-related laboratory services given the demographics of the Medicare population. Generally, traditional Medicare fee-for-service will not cover screening tests that are performed in the absence of signs, symptoms, complaints, personal history of disease, or injury except when there is a statutory provision that explicitly covers the test. Galleri could be considered a screening test under Medicare and, accordingly, may not be eligible for traditional Medicare fee-for-service coverage and reimbursement unless GRAIL pursues substantial additional measures, which would require significant investments, and may ultimately be unsuccessful or may take several years to achieve.

Further, with respect to Galleri and other products GRAIL is developing to help detect other diseases, the U.S. Medicare Improvements for Patients and Providers Act of 2008 authorizes the Centers for Medicare and Medicaid Services (“CMS”) to cover additional preventive services that are not expressly covered by the statute if the service is (a) reasonable and necessary for the prevention or early detection of an illness or disability; (b) recommended with a grade of A or B by the USPSTF, an independent, volunteer panel of experts in the field of prevention, evidence-based medicine and primary care and (c) appropriate for Medicare beneficiaries under Part A or Part B. CMS establishes coverage through a national coverage determination (“NCD”) process. In its discretion, the USPSTF generally waits for FDA clearance or approval before it considers undertaking review of novel technology. Because multi-cancer early detection is not expressly authorized for coverage by the Medicare statute, a possible pathway for reimbursement is to first obtain FDA clearance or approval, and then seek a grade of A or B from USPSTF, to enable CMS to issue an NCD. If the USPSTF does not provide GRAIL’s products a grade of A or B or CMS declines to initiate an NCD, or the decision regarding an NCD is negative, GRAIL’s product would not be eligible for fee-for-service Medicare coverage in the absence of a new statutory provision providing for coverage. Even if the USPSTF were to recommend Galleri or other products GRAIL is developing, the USPSTF review process and the ensuing NCD process by CMS could take several years to complete, and coverage for GRAIL’s products would be delayed while review is ongoing. The Affordable Care Act (“ACA”) mandates that many private insurance plans cover, among other preventive health services, evidence-based items or services recommended by USPSTF with a grade of A or B, with certain prohibitions on cost-sharing requirements. Accordingly, if USPSTF does not recommend use of Galleri or other products GRAIL is developing or requires a substantial amount of time to review such products, GRAIL’s business and the results of its operations would be harmed. Coverage and adequate reimbursement under Medicare Advantage are also uncertain. DAC is intended to be a diagnostic product, and GRAIL believes it could obtain Medicare coverage and reimbursement in the next several years, although there can be no assurances that GRAIL will be successful in doing so.

If eligible for reimbursement, laboratory tests such as GRAIL’s generally are classified for reimbursement purposes under CMS’s Healthcare Common Procedure Coding System (“HCPCS”) and the American Medical Association’s (“AMA”) Current Procedural Terminology (“CPT”) coding systems. GRAIL and payors must use those coding systems to bill and pay for GRAIL’s diagnostic tests, respectively. These HCPCS and CPT codes are associated with the particular product or service that is provided to the individual. Accordingly, without an HCPCS or CPT code applicable to GRAIL’s products, the submission of claims would be a significant challenge. Once CMS creates an HCPCS code or the AMA establishes a CPT code, CMS establishes payment rates and coverage rules under traditional Medicare, and private payors establish rates and coverage rules independently. Under Medicare, payment for laboratory tests is generally made under the Clinical Laboratory Fee Schedule (“CLFS”) with payment amounts assigned to specific HCPCS and CPT codes. In addition, effective January 1, 2018, a new Medicare payment methodology went into effect for clinical laboratory tests, under which laboratory-reported private payor rates are used to establish Medicare payment rates for tests reimbursed via the Medicare Clinical Laboratory Fee Schedule. The new methodology implements Section 216 of the Protecting Access to Medicare Act of 2014 (“PAMA”) and requires laboratories that meet certain requirements related to volume and type of Medicare revenues to report to CMS their private payor payment rates for each test they perform, the volume of tests paid at each rate, and the HCPCS code associated with the test. CMS uses the reported information to set the payment rate for each test at the weighted median private payor rate. Most affected tests are revalued every three years, with the exception of the reporting period between January 1, 2020 and March 31, 2020, which must now be reported between January 1, 2021 and March 31, 2021, and certain advanced diagnostic laboratory tests that are offered by a single laboratory and meet certain other criteria are revalued every year. The full impact of the PAMA rate-setting methodology and its applicability to GRAIL’s products remains uncertain at this time.

Coverage and reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that a product is appropriate, medically necessary, and cost-effective. Each payor will make its own decision as to whether to establish a policy or enter into a contract to cover GRAIL’s products and the amount it will reimburse for such products. Any determination by a payor to cover and the amount it will reimburse for GRAIL’s products would likely be made on an indication-by-indication basis. For example, because with Galleri GRAIL intends to cover a broad asymptomatic population and could potentially generate a significant number of false-positive results on an absolute basis, GRAIL may face additional scrutiny in obtaining reimbursement from third-party payors given the additional costs of further diagnostic workup. As a result, obtaining approvals from third-party payors to cover GRAIL’s products and establishing adequate coding recognition and reimbursement levels is an unpredictable, challenging, time-consuming, and costly process and GRAIL may never be successful. If third-party payors do not provide adequate coverage and reimbursement for GRAIL’s products, GRAIL’s ability to succeed commercially will be limited.

Even if GRAIL establishes relationships with payors to provide its products at negotiated rates, such agreements would not obligate any healthcare providers to order its products or guarantee that it would receive reimbursement for its products from these or any other payors at adequate levels. Thus, these payor relationships, or any similar relationships, may not result in acceptable levels of coverage and reimbursement for GRAIL’s products, including Galleri and DAC, or meaningful increases in the number of billable tests it sells to healthcare providers. GRAIL believes it may take several years to achieve coverage and adequate reimbursement with a majority of third-party payors, including with those payors offering negotiated rates. In addition, GRAIL cannot predict whether, under what circumstances, or at what payment levels payors will cover and reimburse for its products. Although GRAIL does not expect Galleri to have Medicare or other third-party coverage or reimbursement in the near term, GRAIL plans to market its product to large self-insured employers, certain physician directed channels, including self-insured employers, concierge medicine and executive health programs and innovative health systems. If GRAIL fails to establish and maintain broad-based coverage and reimbursement for its products, its ability to expand access to its products, generate increased revenue, and grow its test volume and customer base will be limited and its overall commercial success will be limited.

If GRAIL’s competitors’ products do not perform as intended, the market for its products could be impaired.

Many companies are developing competing cancer detection tests and technologies focused on improving cancer care with cancer detection tests and post-diagnostic products. If any tests marketed or being developed by GRAIL’s competitors similar to its products do not perform to expectations or cause harm or injury to patients, it may result in lower confidence in early disease detection and post-diagnosis tests in general, which could potentially adversely affect confidence in its products. As a result, the failure of GRAIL’s products or GRAIL’s competitors’ products to perform as expected could significantly impair GRAIL’s operating results and its reputation.

GRAIL will require additional financing in order to expand its commercialization efforts with respect to Galleri and DAC and develop additional products.

GRAIL’s operations have required substantial amounts of cash since inception. To date, GRAIL has financed its operations primarily through the sale of equity securities. GRAIL’s product development and clinical trial activities are expensive, and GRAIL expects to continue to spend substantial amounts as it prepares for the launch and commercialization of Galleri and DAC, continue to enhance its core technology platform, broaden the applications of its technology platform and develop new products. In addition, obtaining any necessary or desirable regulatory approvals and clearances for GRAIL’s products will require substantial additional funding.

As of September 30, 2020, GRAIL had $634.6 million in cash, cash equivalents, and marketable securities. GRAIL believes that its existing cash, cash equivalents, and marketable securities will be sufficient to fund its projected operations for at least the next 12 months. GRAIL’s estimate as to how long it expects its existing cash, cash equivalents, and marketable securities to be available to fund its operations is based on assumptions that may prove to be inaccurate, and GRAIL could use its available capital resources sooner than it currently expects. In addition, changing circumstances may cause GRAIL to increase its spending significantly faster than it currently anticipates, and GRAIL may need to spend more money than currently expected because of circumstances beyond its control. GRAIL may need to raise additional funds sooner than it anticipates.

GRAIL will require additional capital for the development and commercialization of Galleri and DAC, and development of additional products. GRAIL’s future capital requirements depend on many additional factors, including:

•	the cost of development and commercialization activities for GRAIL’s products, including Galleri and DAC, including marketing, sales and distribution costs;

•	the cost related to scaling operations to support demand for GRAIL’s products, including the cost of construction of a new laboratory in Durham, North Carolina;

•	the timing of, and the costs involved in, obtaining any required or desired regulatory approvals and clearances for GRAIL’s products;

•	the timing, scope, progress, results and costs of developing additional products, and of conducting clinical studies;

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the costs involved in preparing, filing, prosecuting, maintaining, expanding, defending, and enforcing patent and other intellectual property rights and claims, including litigation costs and the outcome of such litigation;

•	the timing and amount of sales of GRAIL’s products, if any, and collection of related receivables;

•	the extent to which GRAIL’s products are eligible for coverage and reimbursement from third-party payors;

•	the emergence of new technologies or any competing tests, products, or services and other adverse market developments; and

•	other potential adverse developments.

If GRAIL’s products result in direct or indirect participant harm or injury, GRAIL could be subject to significant reputational and liability risks, and its operating results, reputation, and business could suffer.

GRAIL’s success will depend on the market’s confidence that its products, including Galleri and DAC, can provide reliable, high-quality results, once such products are launched. GRAIL believes that patients, physicians, and regulators are likely to be particularly sensitive to errors in the use of its products or failure of its products to perform as described, and there can be no guarantee that its products will meet their expectations. Galleri is intended to be used to detect a cancer signal in individuals, but its results are not diagnostic. If a cancer signal is detected, the product would be used to localize the origin of the cancer signal; a “cancer signal detected” test result would need to be followed up by appropriate diagnostic methods. Because the product cannot detect all cancer signals, and may not detect signals for all cancer types, a negative test would not rule out the presence of cancer. Additionally, an individual undergoing unnecessary diagnostic tests on the basis of a false-positive result or an erroneous location of cancer signal result could expose GRAIL to significant liability and reputational risks. Similarly, an individual who receives a cancer diagnosis shortly following a “no cancer signal detected” test result may create negative publicity about GRAIL’s product, which would discourage adoption. Performance failures could establish a negative perception of GRAIL’s products among physicians, patients, and regulators, jeopardize GRAIL’s ability to successfully commercialize its products, impair GRAIL’s ability to obtain regulatory approvals or secure favorable coverage and reimbursement, or otherwise result in reputational harm. In addition, GRAIL may be subject to legal claims arising from any errors in the use, manufacture, design, labeling or performance of its products, including any false-positive or false-negative results.

GRAIL relies on Illumina as a sole supplier for GRAIL’s next-generation sequencers and associated reagents, Streck, Inc. as a sole supplier of GRAIL’s blood collection tubes, and Twist Bioscience Corporation as a sole supplier of GRAIL’s DNA panels. Additionally, GRAIL relies on a limited number of suppliers for some of its laboratory instruments and reagents, and it may not be able to find replacements or immediately transition to alternative suppliers if necessary.

GRAIL relies on Illumina as the sole supplier of the next-generation sequencers and associated reagents GRAIL uses to perform its genomic tests and as the sole provider of maintenance and repair services for these sequencers. Any disruption in Illumina’s operations or breach of GRAIL’s supply-related agreements would impact GRAIL’s supply chain and laboratory operations as well as GRAIL’s ability to develop and commercialize its products, including Galleri and DAC. GRAIL also relies on Streck, Inc. (“Streck”) as the sole supplier of GRAIL’s blood collection tubes and Twist Bioscience Corporation (“Twist”) as the sole supplier of GRAIL’s DNA panels. Any interruption in supply from these vendors would delay GRAIL’s ability to develop and commercialize its products.

Further, following GRAIL’s proposed launch of Galleri as an LDT, GRAIL is planning to submit a PMA to FDA. GRAIL may seek FDA premarket clearance or approval for DAC. For products supplied to GRAIL by Illumina, GRAIL has not negotiated the use of their products in any FDA-approved or cleared products. GRAIL is cooperating with Streck to obtain FDA clearance or approval for their blood collection tubes. In some cases, use of these third-party products in any FDA-cleared or approved product GRAIL may seek to commercialize will be conditioned on these suppliers having obtained FDA clearance or approval for their products. Before GRAIL pursues clearance or approval for its products that incorporate or use materials supplied to GRAIL by these suppliers, GRAIL will need to negotiate and execute agreements with these parties and in some cases may need to ensure these products have obtained the requisite clearances or approvals. Any failures or delays in negotiating agreements with GRAIL’s suppliers on reasonable terms, or their inability to obtain any required clearances or approvals, may increase GRAIL’s costs or delay or prevent GRAIL from obtaining clearance or approval of, and thus commercializing, Galleri or DAC. Further, if FDA were to take enforcement action against GRAIL or its suppliers for GRAIL’s use of RUO products in connection with GRAIL’s products that it intends to use for diagnostic purposes, including GRAIL’s launch of LDTs, such action could require GRAIL to seek alternative suppliers and thus materially and adversely affect its ability to provide timely testing results to its customers and could significantly increase its costs of conducting business. Products for FDA approved or cleared in vitro diagnostic use generally have significantly higher costs than LDT uses, which, in turn, are more costly than products intended for RUO.

GRAIL’s current suppliers, including Illumina, Streck or Twist, may also discontinue or substantially change the specification of products that GRAIL utilizes in its products. GRAIL believes there are only a few other manufacturers that are currently capable of supplying and servicing the other equipment and materials necessary for its laboratory operations, including certain instruments, components, consumables, and reagents. Transitioning to a new supplier for this equipment or these materials would be time-consuming and expensive, could result in interruptions in or otherwise affect the performance specifications of GRAIL’s laboratory operations and sample processing or could require that it revalidate its products and, if it receives FDA clearance or approval for its products, could require a new submission to FDA and other regulatory bodies to approve or clear such changes. In addition, GRAIL purchases certain products on a purchase order basis and cannot guarantee a consistent source of supply. The use of equipment or materials provided by a replacement supplier could require GRAIL to alter its laboratory operations and sample collection and processing and related procedures. In the case of attempting to obtain an alternative supplier for Illumina, Streck, or Twist, replacement instruments and associated reagents, tubes, and panels that meet GRAIL’s quality control and performance requirements may not be available at all, or may not be available on reasonable terms or in a timely manner. If GRAIL encounters delays or difficulties in securing, reconfiguring or revalidating the equipment, reagents and other materials that it requires for its laboratory operations and sample collection and processing, GRAIL would likely face significant delays in commercializing its products and its business, financial condition, results of operations, and growth prospects would be adversely affected.

If GRAIL’s facilities or those of its third-party collaborators become inoperable, GRAIL’s ability to provide its products will be significantly impaired and its business will be harmed.

GRAIL currently performs all research and development, and anticipates that in the near term it will conduct commercial testing work, for its products, including Galleri and DAC when launched, in GRAIL’s laboratory located in Menlo Park, California. The facility may be harmed, rendered inoperable by physical damage or otherwise become partially or completely unusable due to fire, floods, earthquakes, power loss, telecommunications failures, break-ins, accidents, pandemics and similar events, which may render it difficult or impossible for GRAIL to provide its products for some period of time. GRAIL’s laboratory and the equipment it uses to perform its research and development or commercialization work could be unavailable or costly and time-consuming to repair or replace. It would be difficult, time-consuming, and expensive to rebuild GRAIL’s facility, particularly in light of the licensure, permits, and accreditation requirements for a clinical laboratory like GRAIL’s. Although GRAIL carries insurance for damage to its properties and the disruption of its business, this insurance may not be sufficient to cover all of its potential losses and may not continue to be available to it on acceptable terms, or at all.

In June 2020, GRAIL entered into an agreement to lease space in Durham, North Carolina, and is in the process of constructing a new laboratory facility to help it increase its product development and operations capacity as it anticipates the commercial launch of Galleri and DAC in 2021. Construction requires significant resources and GRAIL may encounter difficulties and delays in construction as well as obtaining necessary validation, permits, licenses, certifications (including Clinical Laboratory Improvement Amendments of 1988 (“CLIA”) and College of American Pathologists (“CAP”) accreditation) for this forthcoming facility. For example, as circumstances around the COVID-19 pandemic are evolving, government-imposed quarantines and restrictions may also require GRAIL to temporarily halt construction or validation activities in North Carolina. If GRAIL is unable to complete construction in a timely and satisfactory manner and obtain necessary permits, licenses, certificates, and accreditations within its currently anticipated timelines, GRAIL may be unable to meet demand for its products at its Menlo Park facility alone, on a timely basis or at all, which would negatively impact GRAIL’s reputation and commercial plans. GRAIL may be unable to regain those customers or repair its reputation in the future, which would negatively impact its business and result of operations.

GRAIL also relies on its third-party collaborators, consultants, contractors, vendors, suppliers, and service providers. The facilities of these partners could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, tornadoes, hurricanes, fires, extreme weather conditions, medical epidemics, pandemics and other natural or man-made disasters or business interruptions. In addition, they may be affected by government shutdowns, changes to applicable laws, regulations, and policies, or withdrawn funding. The occurrence of any of these business disruptions could seriously harm their ability to complete their contracted services to GRAIL, which may adversely impact its operations and financial condition.

Failure of, or defects in, GRAIL’s machine learning and cloud-based computing infrastructure, or increased regulation in the machine learning space, could impair GRAIL’s ability to process its data, develop products, or provide test results, and harm its business and results of operations.

The design, development, maintenance, and operation of GRAIL’s technology over time is expensive and complex, and may involve unforeseen difficulties including material performance problems, undetected defects, or errors. Overcoming technical obstacles and correcting defects or errors could prove to be impossible or impracticable, and the costs incurred may be substantial and adversely affect GRAIL’s results of operations. Additionally, regulation in the machine learning space is constantly evolving and may make it difficult for GRAIL to continue using its machine learning approach. If GRAIL’s technology does not function reliably, fails to meet expectations in terms of performance, or cannot be fully utilized due to increasing regulation, GRAIL may be unable to provide or its customers may stop using its products.

GRAIL currently hosts all of its data on, and conducts its data analysis through, Amazon Web Services (“AWS”) cloud-based hosting facilities. Any technical problems or outages that may arise in connection with AWS’s data center hosting facilities could result in loss of GRAIL’s data or delayed or ineffective data processing. A variety of factors, including infrastructure changes, human or software errors, viruses, malware, security attacks, fraud, spikes in customer usage, or denial of service issues could cause interruptions in GRAIL’s service. Such service interruptions may reduce or inhibit GRAIL’s ability to provide its products, delay its clinical studies, and damage its relationships with its customers. GRAIL could also be exposed to potential lawsuits, liability claims or regulatory actions, for example if AWS experienced a data privacy breach. If GRAIL was required to transfer its data to an alternative hosting provider, the transfer and acclimation to the new provider could result in significant business delays and require additional resources.

If GRAIL is unable to scale its operations successfully to support demand for its products, its business could suffer.

As and to the extent test volumes grow, GRAIL will need to continue to ramp up laboratory capacity, including moving the processing of Galleri to GRAIL’s new Durham, North Carolina facility over time, as GRAIL’s Menlo Park laboratory may not support the capacity for the anticipated development and commercialization testing in the future. In addition, GRAIL will need to implement new infrastructure, data processing capabilities, customer service, billing and systems processes, and expand GRAIL’s internal quality assurance program and technology to support testing on a larger scale. GRAIL will also need additional equipment, and certified and licensed laboratory personnel to process higher volumes of tests. GRAIL cannot assure you that it will complete construction of its North Carolina facility and obtain necessary certifications, permits, licenses, and accreditations in a timely manner or at all; therefore, GRAIL may be unable to move the processing of Galleri to this new laboratory, and GRAIL may be unable to complete required development and commercial test processing activities. Because GRAIL intends to launch Galleri and DAC initially as LDTs under FDA’s current policy of enforcement discretion, GRAIL will need to ensure that any commercialization of the products at the North Carolina facility comply with the requirements applicable to LDTs. According to FDA, an LDT is defined as an in vitro diagnostic test intended for clinical use and designed, manufactured and used within a single laboratory. Failure to comply with FDA requirements regarding the use of a single laboratory could result in FDA determining that its policy of enforcement discretion does not apply and that such products must comply with certain FDA requirements for medical devices, including premarket review. If FDA were to take this position, GRAIL and its products could be subject to enforcement action. Further, GRAIL may face difficulties increasing the scale of its operations, including implementing changes in infrastructure or programs or acquiring additional equipment or personnel. As GRAIL refines its products and develops additional products, GRAIL may need to bring new equipment on-line, implement new systems, technology, controls and procedures, and hire personnel with different qualifications, licenses, or certifications.

The value of Galleri and DAC will depend, in part, on GRAIL’s ability to perform tests and return results to providers on a timely basis and at an appropriate quality standard, and on GRAIL’s reputation for such timeliness and quality. Failure to implement necessary procedures, to transition to new equipment or processes, or to hire the appropriate, qualified personnel could result in higher costs of processing, longer turnaround times or an inability to meet market demand. There can be no assurance that GRAIL will be able to perform tests on a timely basis at a level consistent with demand, that GRAIL will be able to maintain the quality of its test results as GRAIL scales its commercial operations, or that GRAIL will be successful in responding to the growing complexity of GRAIL’s laboratory operations, including the related data analysis requirements.

In addition, GRAIL’s growth may place a significant strain on its management, operating and financial systems, research and development, and its sales, marketing, and administrative resources. As a result of GRAIL’s growth, its operating costs may escalate even faster than planned, and some of its internal systems may need to be enhanced or replaced. If GRAIL cannot effectively manage its expanding operations and its costs, GRAIL may not be able to grow successfully or it may grow at a slower pace, and its business could be adversely affected.

GRAIL’s business and results of operations will suffer if it fails to compete effectively.

The testing and diagnostic products industry is intensely competitive. GRAIL has competitors both in the United States and abroad, including AnchorDx, Burning Rock Biotech Limited, Exact Sciences Corporation, Freenome, Inc., Guardant Health, Inc., Invitae Corp., Laboratory for Advanced Medicine, PapGene, Inc. and Singlera Genomics, Inc. that have stated that they are developing tests designed to detect cancer, including some that will use cfNA analyses like GRAIL’s. GRAIL’s competitors have or may have substantially greater financial, technical, and other resources, such as larger research and development staff and well-established marketing and sales forces, or may operate in jurisdictions where lower standards of evidence are required to bring products to market. GRAIL’s competitors may succeed in developing, acquiring, or licensing, on an exclusive basis or otherwise, tests or services that are more effective or less costly than GRAIL’s products. In addition, established medical technology, biotechnology, or pharmaceutical companies may invest heavily to accelerate discovery and development of tests that could make GRAIL’s products less competitive than GRAIL anticipates.

GRAIL’s ability to compete successfully will depend largely on its ability to:

•	successfully commercialize its products;

•	demonstrate compelling advantages in the performance and convenience of its products, including on a cost competitive basis;

•	achieve market acceptance of its products by healthcare providers and patients;

•	achieve adequate coverage and reimbursement by third-party payors for its products;

•	differentiate its product from the other tests and products of current and potential competitors;

•	attract qualified scientific, data science, clinical development, product development, and commercial personnel;

•	obtain, maintain, defend, and enforce patent and other proprietary protection as necessary for its products;

•	obtain and maintain any necessary or desirable clearance or approval from regulators in the United States and other jurisdictions;

•	successfully collaborate with institutions in the discovery, development, and commercialization of its products; and

•	successfully expand its operations and implement a successful sales and marketing strategy to support commercialization.

GRAIL may not be able to compete effectively if GRAIL is unable to accomplish one or more of these or similar objectives.

GRAIL’s business is subject to risks arising from epidemic diseases, such as the recent global outbreak of COVID-19.

The recent outbreak of COVID-19, which has been declared by the World Health Organization to be a pandemic, has spread across the globe and is impacting worldwide economic activity. A pandemic, including COVID-19 or other public health epidemic, poses the risk that GRAIL, its personnel, courier delivery services, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to spread of the disease within these groups or due to shutdowns that may be requested or mandated by governmental authorities. A recession or market correction resulting from the spread of COVID-19 could impact funding for healthcare globally, which may negatively impact GRAIL’s business. While it is not possible at this time to estimate the impact that COVID-19 could have on GRAIL’s business, the COVID-19 pandemic and mitigation measures have had and may continue to have an adverse impact on global economic conditions, which could have an adverse effect on GRAIL’s business, results of operations, cash flows, and financial condition, including impairing the ability to raise capital when needed.

The COVID-19 pandemic has delayed anticipated completion of GRAIL’s PATHFINDER and SUMMIT studies, as GRAIL had to suspend enrollment of the studies during the second quarter of 2020. While study sites have resumed enrollment, GRAIL may need to suspend enrollment again in the future. There is a risk that changing circumstances relating to the COVID-19 pandemic may not allow GRAIL’s healthcare clinical trial investigators, their healthcare facilities or other necessary parties to continue to participate in GRAIL’s clinical studies through completion or may delay the initiation of planned clinical studies. Additionally, if GRAIL’s trial participants are unable to travel to its clinical study sites as a result of quarantines or other restrictions resulting from the COVID-19 pandemic, GRAIL may experience higher drop-out rates or delays in its clinical studies. Government-imposed quarantines and restrictions may also require GRAIL to temporarily terminate its clinical sites. Furthermore, if GRAIL determines that its trial participants may suffer from exposure to COVID-19 as a result of their participation in its clinical studies, GRAIL may voluntarily terminate certain clinical sites as a safety measure until GRAIL reasonably believes that the likelihood of exposure has subsided. As a result, GRAIL’s expected regulatory submissions and development timelines for its products have been and may be further negatively impacted. GRAIL cannot predict the ultimate impact of the COVID-19 pandemic as consequences of such an event are highly uncertain and subject to change. GRAIL does not yet know the full extent of potential delays or impacts on its business, its clinical trials or as a whole; however, the COVID-19 outbreak may materially disrupt or delay GRAIL’s business operations, further divert the attention and efforts of the medical community to coping with COVID-19, reduce the number of patients getting physicals and physicians potentially ordering GRAIL’s products, disrupt the clinical sites on which GRAIL depends, and/or have a material adverse effect on its operations.

If GRAIL cannot maintain its current collaborations and enter into new collaborations in a timely manner and on acceptable terms, its efforts to develop and commercialize its products could be delayed or adversely affected.

GRAIL relies, and expects to continue to rely, on collaborative partners to help it develop its products. For example, GRAIL currently collaborates with pharmaceutical companies and research institutions, including The Chinese University of Hong Kong and Hebrew University of Jerusalem, among others, to enhance GRAIL’s research efforts. Under GRAIL’s Contract Research Agreement with the Chinese University of Hong Kong, GRAIL has exclusive rights to certain intellectual property developed by the Chinese University of Hong Kong. After the Contract Research Agreement expires in August 2021, there is potential that the Chinese University of Hong Kong could develop intellectual property applicable to GRAIL’s business that GRAIL may be interested in, and if so, GRAIL would need to negotiate for rights to such intellectual property. GRAIL’s reliance on these third parties reduces its control over its product development activities. If any of GRAIL’s collaborators were to breach or terminate its agreement with GRAIL or otherwise fail to conduct the contracted activities successfully and in a timely manner, the research, development or commercialization activities of GRAIL’s products could be delayed or terminated. Further, GRAIL’s collaborators may fail to properly protect GRAIL’s intellectual property rights, may infringe the intellectual property rights of third parties, may misappropriate GRAIL’s trade secrets, or may use GRAIL’s proprietary information or others’ in such a way as to expose GRAIL to litigation and potential liability. Disagreements or disputes with GRAIL’s collaborators, including disagreements over proprietary rights, funding, or contract interpretation, might cause delays or termination of the research, development or commercialization of GRAIL’s products, might lead to additional responsibilities for GRAIL with respect to these products or activities or might result in litigation or arbitration, any of which would divert management attention and resources and be time-consuming and expensive. GRAIL may not be able to renew its current agreements with collaborators or negotiate additional collaboration agreements on acceptable terms, if at all, and these collaborations may not be successful. Any transition from a current collaborator to a new collaborator could be costly and result in significant product development delays.

From time to time, GRAIL expects to engage in discussions with potential development and/or commercial collaborators that may or may not lead to collaborations. However, GRAIL cannot guarantee that any discussions will result in development or commercial collaborations. Further, once news of discussions regarding possible collaborations are known in the general public, regardless of whether the news is accurate, failure to announce a collaboration agreement, or the entity’s announcement of a collaboration with an entity other than GRAIL, could result in adverse speculation about GRAIL, its products or its technology, resulting in harm to its reputation and its business. In addition, establishing collaborations is difficult, time-consuming and may require GRAIL’s significant financial investment. Potential collaborators may elect not to work with GRAIL based on their assessment of its financial, regulatory, or intellectual property position. Even if GRAIL establishes new collaborations, they may not result in the successful development or commercialization of its products or technology.

If GRAIL is unable to establish sales and marketing capabilities, it may not be successful in commercializing GRAIL’s products.

GRAIL has only limited sales and marketing infrastructures and no experience as a company in the sale, marketing, and distribution of screening or diagnostic tests. In preparation of the commercial launch of Galleri and DAC, GRAIL is rapidly hiring additional personnel in GRAIL’s sales and marketing organization.

Factors that may inhibit GRAIL’s efforts to commercialize any of its products include:

•	its inability to recruit and retain adequate numbers of effective sales, marketing, reimbursement, customer service, medical affairs, and other support personnel;

•	the inability of sales personnel to persuade adequate numbers of customers, including healthcare systems and healthcare providers, to use its products;

•	the inability to price its products at a sufficient price point to ensure an adequate and attractive level of profitability;

•	its inability to effectively market to, collaborate with, and secure coverage and reimbursement from third-party payors;

•	its failure to comply with applicable regulatory requirements governing the sale, marketing, reimbursement, and commercialization of its products; and

•	unforeseen costs and expenses associated with creating an independent commercialization organization.

GRAIL relies on third parties to conduct portions of its clinical studies. These third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such studies.

GRAIL currently relies on and expects to continue relying on third parties, such as CROs and other service providers, medical institutions, and clinical investigators, to conduct some aspects of its clinical studies. Any of these third parties may terminate their engagements with GRAIL, be unable to fulfill their contractual obligations or fail to meet applicable regulatory requirements. If GRAIL needs to enter into alternative arrangements, its product development activities could be delayed.

GRAIL’s reliance on third parties for clinical study-related activities reduces its control over such activities but does not relieve it of its responsibilities. For example, GRAIL remains responsible for ensuring that each of its clinical studies is conducted in accordance with the general investigational plan, protocol, consent form, IRB approval, and applicable requirements. Moreover, FDA requires compliance with applicable GCP requirements for sponsoring clinical studies to assure that data and reported results are credible, reproducible and accurate and that the rights, welfare, and safety of study participants are protected for data used in support of a regulatory submission. GRAIL also is required to register applicable clinical studies and post certain results on a government-sponsored database within certain timeframes. Failure to do so can result in fines, adverse publicity, and civil and criminal sanctions.

If the third parties GRAIL relies on do not successfully carry out their contractual duties, meet expected deadlines, or conduct its clinical studies in accordance with regulatory requirements or IRB- or ethics committee-approved protocols, GRAIL will not be able to obtain, or may be delayed in obtaining, any necessary or desirable marketing authorizations for its products and will not be able to, or may be delayed in GRAIL’s efforts to, successfully commercialize its products.

GRAIL depends on its information technology and telecommunications systems and those of third parties, any failure or disruption of these systems could harm its business.

GRAIL depends on information technology and telecommunications systems, including those provided by third parties and their vendors, for significant elements of its operations, such as its laboratory information management systems, including test validation, specimen tracking, and quality control; personal information collection, storage, maintenance, and transmission; its report production systems; and its billing and reimbursement, research and development, scientific and medical data analysis, and general administrative activities. In addition, GRAIL’s third-party service providers depend upon technology and telecommunications systems provided by outside vendors. In connection with becoming a public company, GRAIL expects to expand and strengthen a number of enterprise software systems that affect a broad range of business processes and functions, including, for example, systems handling human resources, financial controls and reporting, customer relationship management, regulatory compliance, security controls, and other infrastructure operations. These expansions may prove more difficult than GRAIL expects and could cause disruptions in its operations or additional expense.

Information technology and telecommunications systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of GRAIL’s servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive events. Despite the precautionary measures GRAIL has taken to detect and prevent or solve problems that could affect its information technology and telecommunications systems, failures or significant downtime of these systems or those used by its third-party service providers and their vendors could prevent GRAIL from conducting tests, preparing and providing reports to future customers, billing payors, conducting research and development activities, maintaining its financial controls and other reporting functions, and managing the administrative aspects of its business. Any disruption or loss of information technology or telecommunications systems on which critical aspects of GRAIL’s operations depend could have an adverse effect on its business.

GRAIL is highly dependent on its key personnel. If GRAIL is not successful in attracting, motivating, and retaining highly qualified personnel, it may not be able to successfully implement its business strategy.

GRAIL’s ability to compete in the highly competitive biotechnology industry depends upon its ability to attract, motivate, and retain highly qualified personnel. GRAIL is highly dependent on its executive management team and its scientific, medical, technological, and engineering personnel, all of whom have been working together as a group for only a limited period of time. The loss of the services provided by any of GRAIL’s executive officers, other key employees, and other scientific and medical advisors, and GRAIL’s inability to find suitable replacements, could result in delays in commercialization of its products and harm its business. GRAIL does not maintain “key person” insurance policies on the lives of these individuals or the lives of any of its other employees.

GRAIL is headquartered in Menlo Park, California, a region in which many other healthcare companies, technology companies and academic and research institutions are headquartered. In addition, GRAIL is constructing a new laboratory facility in Durham, North Carolina, where there is also demand for skilled personnel. Competition for personnel is intense and the turnover rate can be high, which may limit GRAIL’s ability to hire and retain highly qualified personnel on acceptable terms or at all. GRAIL expects that it may need to recruit talent from outside of its region, and doing so may be costly and difficult.

To induce valuable employees to remain at GRAIL, in addition to salary and cash incentives, GRAIL has generally provided stock option grants that vest over time. The value to employees of these equity grants that vest over time may be significantly affected by movements in the value of GRAIL’s stock that are beyond GRAIL’s control, and may at any time be insufficient to counteract more lucrative offers from other companies. Although GRAIL has employment agreements with certain key employees, these employment agreements provide for at-will employment, which means that any of GRAIL’s employees could leave its employment at any time, with or without notice. If GRAIL is unable to attract and incentivize highly qualified personnel on acceptable terms, or at all, its business and results of operations may suffer.

GRAIL will need to grow the size and capabilities of its organization, and it may experience difficulties in managing this growth.

As of December 31, 2020, GRAIL had 494 employees, substantially all of whom were full-time. As GRAIL’s development plans and strategies develop, it must add a significant number of additional managerial, operational, financial, and other personnel. Future growth will impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, retaining, and motivating additional employees;

•

managing its internal development efforts effectively, including creating compliant programs and processes, such as a compliant laboratory and manufacturing quality system, and managing the regulatory requirements for its products, while complying with its contractual obligations to contractors and other third parties;

•	expanding its operational, financial and management controls, reporting systems, and procedures; and

•	managing the increasing complexity associated with a larger organization and expanded operations.

GRAIL’s future financial performance and its ability to commercialize its products will depend, in part, on its ability to effectively manage any future growth. GRAIL’s management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to manage these growth activities. GRAIL’s ability to successfully manage its expected growth is uncertain given the fact that GRAIL has been in operation as an independent company only since early 2016. GRAIL’s executive management team’s lack of long-term experience working together may adversely impact their ability to effectively manage its business and growth.

If GRAIL is not able to effectively expand its organization by hiring new employees, it may not be able to successfully implement the tasks necessary to commercialize its products, which would have a negative impact on GRAIL’s business and result of operations.

GRAIL’s business is subject to economic, political, regulatory, and other risks associated with international operations.

GRAIL’s business is subject to risks associated with conducting business internationally. For example, some of GRAIL’s suppliers and parties with whom it has collaborative relationships are located outside the United States, including in the United Kingdom, China, and Hong Kong. Accordingly, GRAIL’s future results could be harmed by a variety of factors, including:

•	economic weakness, including inflation, or political instability in particular non-U.S. economies and markets;

•

challenges enforcing its contractual and intellectual property rights, especially in those foreign jurisdictions that do not respect and protect intellectual property rights to the same extent as the United States;

•

trade protection measures, import or export controls and licensing requirements (including possible restrictions on licensing intellectual property to certain non-U.S. persons) or other restrictive actions by U.S. or non-U.S. governments;

•	changes in non-U.S. laws, regulations and customs, tariffs, and trade barriers;

•	exchange rate risk it may face from denominating a portion of its transactions in currencies other than the U.S. dollar;

•	changes in a specific country’s or region’s political or economic environment;

•	negative consequences from changes in tax laws;

•

negative consequences from changes in U.S. national security laws, including those governing non-U.S. investors’ ownership of U.S. biotech and other technology companies and U.S. companies’ ability to enter into joint ventures with non-U.S. entities;

•	compliance with tax, employment, immigration, and labor laws for employees living or traveling abroad;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	difficulties associated with staffing and managing international operations, including differing labor relations;

•	potential liability under the Foreign Corrupt Practices Act (“FCPA”) or comparable foreign laws; and

•	business interruptions resulting from geo-political actions, including war and terrorism, pandemics, or natural disasters, including earthquakes, typhoons, floods, and fires.

The continued spread of COVID-19 and the measures taken by the governments of countries affected could disrupt the supply chain of material needed for GRAIL’s products, some of which it sources from China and other countries outside the United States, and has delayed and could further delay clinical trial activities, which has delayed and may further delay product launch, all of which could have a material adverse effect on its business, financial condition and results of operations. For additional information, see “—GRAIL’s business is subject to risks arising from epidemic diseases, such as the recent global outbreak of COVID-19.”

In addition, the U.S. government has recently implemented various changes to trade policies affecting U.S. trade relations with other countries. For example, the Unites States has imposed supplemental tariffs on certain goods imported from China, and these measures have, in turn, resulted in China’s assessment of retaliatory tariffs on certain products imported from the United States. While at this time many healthcare-related products remain exempt from or temporarily excluded from the application of such tariffs, international trade policy in this area continues to evolve and additional products such as GRAIL’s could become subject to tariffs, which could adversely affect their marketability and GRAIL’s results of operations. It is unclear at this point how, if at all, such actions or other potential actions would impact GRAIL’s business or operations, but the uncertainty surrounding these matters could create difficulties in GRAIL’s efforts to partner with healthcare providers, suppliers, and insurance carriers. These and other risks associated with GRAIL’s planned international operations may materially and adversely affect its business and growth prospects.

GRAIL is also subject to a number of risks related to regulations and legal compliance. For additional information, see “—Risks Related to Regulation and Legal Compliance.”

GRAIL’s internal computer systems, or those used by its third-party research institution collaborators or other contractors or consultants, may fail or suffer security breaches.

Despite the implementation of security and back-up measures, GRAIL’s internal computer, server, and other information technology systems as well as those of its third-party collaborators, consultants, contractors, suppliers, and service providers, including AWS, may be vulnerable to damage from physical or electronic break-ins, computer viruses, malware, ransomware, denial of service and other cyber-attacks or disruptive incidents that could result in unauthorized access to, use or disclosure of, corruption of, or loss of sensitive, and/or proprietary data, including personal and health information, and could subject GRAIL to significant liabilities and regulatory and enforcement actions, and reputational damage. For example, one of GRAIL’s research partners disclosed to one of its software vendors certain protected health information of participants who were recruited into one of GRAIL’s clinical studies. After conducting a breach analysis, this research partner informed the affected individuals of the incident. Although GRAIL believes this was an isolated incident, if it or any of its third-party collaborators were to experience any material failure or security breach in the future, it could result in a material disruption of GRAIL’s development programs, reputation, and business operations. For example, the loss of clinical study data from completed or ongoing clinical studies could result in delays in any regulatory clearance or approval efforts and significantly increase GRAIL’s costs to recover or reproduce the data, and subsequently commercialize its products. If GRAIL or its third-party collaborators, consultants, contractors, suppliers, or service providers were to suffer an attack or breach, for example, that resulted in the unauthorized access to or use or disclosure of personal or health information, GRAIL may have to notify physicians, patients, partners, collaborators, government authorities, and the media, and may be subject to investigations, civil penalties, administrative and enforcement actions, and litigation, any of which could harm GRAIL’s business and reputation. Likewise, GRAIL relies on its third-party research institution collaborators and other third parties to conduct clinical studies, and similar events relating to their computer systems could also have a material adverse effect on GRAIL’s business. The COVID-19 pandemic is generally increasing the attack surface available to criminals, as more companies and individuals work online and work remotely, and as such, the risk of a cybersecurity incident potentially occurring, and GRAIL’s investment in risk mitigations against such an incident, is increasing. For example, there has been an increase in phishing and spam emails as well as social engineering attempts from “hackers” hoping to use the recent COVID-19 pandemic to their advantage. To the extent that any disruption or security breach were to result in a loss of, or damage to, GRAIL’s data or systems, or inappropriate or unauthorized access to or disclosure or use of confidential, proprietary, or other sensitive, personal, or health information, GRAIL could incur liability and suffer reputational harm, and the development and commercialization of its products could be delayed.

GRAIL’s insurance policies may not be adequate to compensate it for the potential losses arising from such disruptions, failure, or security breach. In addition, such insurance may not be available to GRAIL in the future on economically reasonable terms, or at all. Further, GRAIL’s insurance may not cover all claims made against it and defending a suit, regardless of its merit, could be costly, divert management attention, and harm GRAIL’s reputation.

GRAIL relies on third-party services to collect, process, transport, and store its samples in a secure and cost-efficient manner. If these services were disrupted, GRAIL’s business would be harmed.

GRAIL’s business depends on its ability to reliably sequence blood samples that GRAIL collects, which are transported to its facility for analysis. GRAIL’s samples are initially collected, processed, frozen, and stored at several off-site facilities in the United States and Germany. Any disruption to the operations of these facilities could compromise the integrity of GRAIL’s samples and impede its ability to accurately sequence the data. For example, BioStorage Technologies, Inc. currently holds GRAIL’s STRIVE clinical samples in its long-term storage facility. If any natural or man-made disaster, accident, or break-in were to affect its facility, GRAIL’s STRIVE samples could be lost, destroyed, compromised, or otherwise adversely affected. In addition, GRAIL maintains samples from its clinical trials for several years. It is possible that the long-term stability of these samples may not be maintained with the passage of time, which could negatively impact GRAIL’s ability to use such samples to validate its products. Further, interruptions in collection, processing, freezing, or transportation of samples performed by third parties, whether due to labor disruptions, bad weather, natural disaster, terrorist acts, threats, or for other reasons could adversely affect the samples and GRAIL’s ability to process the samples in a timely manner, which could negatively affect its ongoing research studies and harm its business.

If GRAIL is sued for product or professional liability, it could face substantial liabilities that exceed its resources.

GRAIL’s business depends upon its ability to provide reliable and accurate test results that incorporate rapidly evolving understanding of how to interpret minute signals detected by GRAIL’s assays as indications of potential presence of disease. Actual or perceived errors resulting from laboratory or reporting errors, false positive or false negative test results, or the manufacture, design, or labeling of GRAIL’s products, could subject GRAIL to product liability or professional liability claims. A product liability or professional liability claim against GRAIL could result in substantial damages and be costly and time-consuming to defend. Although GRAIL maintains liability insurance, including for errors and omissions, its insurance may not fully protect it from the financial impact of defending against these types of claims or any judgments, fines, or settlement costs arising out of any such claims. Any liability claim brought against GRAIL, with or without merit, could increase its insurance rates or prevent it from securing insurance coverage in the future. Additionally, any liability lawsuit could damage GRAIL’s reputation or force it to suspend sales of its products. The occurrence of any of these events could have a material adverse effect on GRAIL’s business, results of operations, financial condition, and prospects.

GRAIL’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2019, GRAIL had federal and state net operating loss (“NOL”) carryforwards of $202.5 million and $279.4 million, respectively, and federal and state research and development credit carryforwards of $22.2 million and $18.2 million, respectively. Certain of these NOL and research and development credit carryforwards will begin to expire, if not utilized, in various years beginning in 2036. Federal NOLs generated after December 31, 2017 may be carried forward indefinitely subject to the 80% deduction limitation based upon pre-NOL deduction taxable income. GRAIL’s ability to utilize such carryforwards is subject to certain conditions and may be subject to certain limitations due to prior or future ownership changes, if any, as defined in Section 382 of the Code. As such, there can be no assurance that GRAIL will be able to utilize such carryforwards. GRAIL has experienced a history of losses and a lack of future taxable income would adversely affect its ability to utilize these NOL and research and development credit carryforwards. GRAIL has established valuation allowances against its NOLs and research and development credits due to the uncertainty surrounding the realization of such assets.

GRAIL’s quarterly results of operations may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause GRAIL’s stock price to fluctuate or decline.

GRAIL expects its results of operations to be subject to quarterly fluctuations. GRAIL’s net loss and other operating results will be affected by numerous factors, including:

•	GRAIL’s ability to successfully develop, market, and sell its products, including Galleri and DAC;

•	the prices at which GRAIL is able to sell its products;

•	the impact of competitive developments or GRAIL’s response thereto;

•	disruptions in GRAIL’s business due to manufacturing, supply, security breaches, outages, or other issues;

•	the cost of performing next-generation sequencing (“NGS”);

•	the extent to which GRAIL’s product is deemed eligible or ineligible for coverage and reimbursement from third-party payors;

•	changes in coverage and reimbursement or in reimbursement-related laws directly affecting GRAIL’s business;

•	regulatory developments affecting GRAIL’s products or competing products;

•	timing of expenditures in connection with GRAIL’s clinical studies; and

•	non-routine cash and non-cash expenses and write-offs, whether associated with acquisitions, restructuring activities, litigation, investigations, or otherwise.

If GRAIL’s quarterly results of operations fall below the expectations of investors or securities analysts, the value of GRAIL Common Stock could decline substantially. Furthermore, any quarterly fluctuations in GRAIL’s results of operations may, in turn, cause the value of GRAIL Common Stock to fluctuate substantially. GRAIL believes that quarterly comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of its future performance.

Acquisitions or other strategic transactions may increase GRAIL’s capital requirements, dilute its stockholders, cause it to incur debt or assume contingent liabilities, and subject it to other risks.

GRAIL has in the past engaged in acquisitions, including its acquisition of Cirina Limited, and it may engage in various acquisitions and strategic partnerships in the future, including licensing or acquiring complementary intellectual property rights, technologies, or businesses. Any acquisition or strategic partnership may entail numerous risks, including:

•	increased operating expenses and cash requirements;

•	the assumption of indebtedness or contingent liabilities;

•	the issuance of GRAIL’s equity securities that would result in dilution to its stockholders;

•	assimilation of operations, intellectual property, and products of an acquired company;

•	difficulties associated with integrating new personnel;

•	retention of key employees, the loss of key personnel, and uncertainties in GRAIL’s ability to maintain key business relationships;

•	the diversion of GRAIL’s management’s attention from GRAIL’s existing product programs and initiatives in pursuing such an acquisition or strategic partnership;

•

risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and regulatory approvals, and the validity and enforceability of their intellectual property;

•	inability to consummate acquisitions on which GRAIL spends a significant amount of time and resources;

•	possible write-offs or impairment charges relating to acquired businesses; and

•	GRAIL’s inability to generate revenue from acquired intellectual property, technology, or tests sufficient to meet its objectives or offset the associated transaction costs.

In addition, as GRAIL’s strategy evolves, it may opt to discontinue, deprioritize, or dispose of assets, technologies, or acquired businesses. For example, in 2019, GRAIL made a decision not to commercialize a stand-alone nasopharyngeal cancer test it was developing and sublicensed the related technology to a third party. GRAIL may take similar actions with other products in the future.

Risks Related to Regulation and Legal Compliance

GRAIL plans to initially launch its products as LDTs, and if FDA were to end or modify its current policy of enforcement discretion on LDTs, or if Congress enacts legislation that changes the current requirements for LDTs, GRAIL may lose the ability to commercialize Galleri and DAC without FDA premarket clearance or approval, which could require it to incur substantial costs and delays.

While GRAIL currently anticipates that it will eventually seek regulatory clearance or approval from FDA for Galleri and DAC, it intends to initially launch Galleri and DAC in the United States as LDTs. LDTs are in vitro diagnostic tests that are intended for clinical use and are designed, manufactured, and used within a single laboratory. Although LDTs are classified as medical devices and FDA has statutory authority to ensure that medical devices are safe and effective for their intended uses, FDA has historically exercised enforcement discretion and has not enforced certain applicable FDA requirements, including premarket review, with respect to LDTs, though such practices may not continue in the future.

Even under its current enforcement discretion policy, FDA has issued warning letters to and safety communications about in vitro diagnostic device manufacturers for commercializing laboratory tests that were purported to be LDTs but that FDA alleged failed to meet the definition of an LDT or otherwise were not subject to FDA’s policy on enforcement discretion because they presented a potential safety risk. Additionally, FDA could modify its current approach to LDTs in a way that could subject GRAIL’s products that it plans to market as LDTs to the enforcement of additional regulatory requirements. In recent years, FDA has stated its intention to modify its enforcement discretion policy with respect to LDTs. Specifically, on July 31, 2014, FDA notified Congress of its intent to modify, in a risk-based manner, its policy of enforcement discretion with respect to LDTs. On October 3, 2014, FDA issued two draft guidance documents entitled “Framework for Regulatory Oversight of Laboratory Developed Tests (LDTs),” or the Framework Guidance, and “FDA Notification and Medical Device Reporting for Laboratory Developed Tests (LDTs),” or the Reporting Guidance. Moreover, even if FDA does not modify its policy of enforcement discretion, FDA may disagree that GRAIL is marketing GRAIL’s LDTs within the scope of its policy of enforcement discretion and may impose significant regulatory requirements or take enforcement actions. FDA may request that GRAIL provide additional analyses and information beyond that which GRAIL intends to produce based on the designs of GRAIL’s current and planned clinical studies, or that GRAIL modify or narrow its intended use or product claims. In addition, FDA may choose not to exercise enforcement discretion with respect to GRAIL’s launch of its products as LDTs. As a result, it is possible that FDA may disagree with GRAIL’s interpretation of data from clinical studies to support GRAIL’s LDT launches for its proposed intended uses. If GRAIL is required to provide additional analyses or additional data or perform additional clinical studies or research, GRAIL’s commercial launch of Galleri or DAC would be delayed or the indicated uses may be significantly narrowed or modified. A delay in the launch of GRAIL’s products, or significantly narrowing their intended uses, could negatively impact its financial condition and results of operations.

In addition, FDA and Congress have, for over the past decade, considered a number of proposals to change FDA’s enforcement discretion policy for LDTs and subject LDTs to additional regulatory requirements. For example, Congress has recently been working on legislation to create an LDT and in vitro diagnostic regulatory framework for all in vitro clinical tests (“IVCTs”) that would be separate and distinct from the existing medical device regulatory framework. In March 2020, Members of Congress introduced the Verifying Accurate Leading-edge IVCT Development Act of 2020 (the “VALID Act”). If passed in its current form, the VALID Act would create a new category of medical products separate from medical devices for IVCTs. As proposed, the bill would establish a risk-based approach to imposing requirements related to premarket review, quality systems, and labeling requirements on all IVCTs, including LDTs, but would create exemptions for certain LDTs marketed before the effective date of the bill (though other regulation requirements may apply, for example, registration and notification, adverse event reporting). It is unclear whether the VALID Act or any other legislative proposals (including any proposals to reduce FDA oversight of LDTs) would be passed by Congress or signed into law by the President. Depending on the approach adopted under any potential legislation, certain LDTs (likely those of higher risk) may be required to undergo some form of premarket review, potentially with a transition period for compliance and a grandfathering provision.

Although FDA halted finalization of the guidance in November 2016 to allow for further public discussion on an appropriate oversight approach to LDTs and to give congressional authorizing committees the opportunity to develop a legislative solution, and FDA issued a discussion paper on possible approaches to LDT regulation in January 2017, if Congress does not take action in connection with the VALID Act or other LDT legislation, FDA could modify its current approach to LDTs in a way that could require that GRAIL’s products that it anticipates marketing as LDTs comply with additional FDA requirements. On August 19, 2020, the U.S. Department of Health and Human Services announced that FDA will not require premarket review of LDTs absent notice-and-comment rulemaking.

If FDA changes its policy of enforcement discretion for LDTs, GRAIL may be required to obtain premarket clearance or approval for its products from FDA or do so earlier than anticipated. The process for submitting a premarket notification and receiving FDA clearance usually takes from three to twelve months, depending on the type of submission, but it can take significantly longer and clearance is never guaranteed. The process for submitting and obtaining FDA clearance or approval is costly and uncertain. Moreover, there can be no assurance that any cleared or approved labeling claims will be consistent with the claims GRAIL would make about its products when launched as LDTs, or that such claims will be adequate to support continued adoption of and reimbursement for GRAIL’s products. If premarket review is required for some or all of GRAIL’s products, FDA may require GRAIL to stop selling its products pending clearance or approval, which would negatively impact GRAIL’s business. Even if GRAIL’s products are allowed to remain on the market prior to required clearance or approval, demand or reimbursement for GRAIL’s products may decline if there is uncertainty about its products, if GRAIL is required to label its products as investigational by FDA, or if FDA limits the labeling claims GRAIL is permitted to make for its products. As a result, GRAIL could experience significantly increased development costs and a delay in generating additional revenue from its products, or from other products now in development.

If FDA changes its enforcement discretion policy or imposes significant changes to the regulation of LDTs, either generally or to GRAIL’s LDT products in particular, it could reduce GRAIL’s revenues or increase its costs and adversely affect its business, prospects, results of operations or financial condition.

The regulatory clearance or approval processes of FDA and comparable foreign regulatory authorities are lengthy, time-consuming, and unpredictable. If GRAIL is ultimately unable to obtain any necessary or desirable regulatory approvals or clearances, or if such approvals or clearances are significantly delayed, its business will be substantially harmed.

Following GRAIL’s planned initial launch of Galleri as an LDT, GRAIL currently anticipates seeking PMA approval from FDA for a version of Galleri. GRAIL may seek FDA premarket clearance or approval for a version of DAC after its LDT launch. Accordingly, GRAIL would be subject to FDA’s regulatory review processes. The time required and ability to obtain clearance or approval by FDA and comparable foreign regulatory authorities is unpredictable, typically takes several years following the commencement of clinical studies, and depends upon numerous factors, including the type, complexity, and novelty of GRAIL’s products. In addition, policies, laws, regulations, or the type and amount of clinical data necessary to gain clearance or approval may change during the course of a test’s clinical development and may vary among jurisdictions, which may cause delays in the clearance or approval of, or the decision not to approve, an application. Regulatory authorities have substantial discretion in the premarket review process and may refuse to accept any application, decide that GRAIL’s data are insufficient for clearance or approval, require additional clinical or other data, or determine that its manufacturing and quality systems are insufficient or in violation of applicable requirements. Even if GRAIL believes its data is sufficient to support regulatory approval, regulatory authorities may disagree that approval is warranted, or may require the generation and submission of additional data or data analyses and significantly delay approval.

Before a new medical device, or a new intended use of, claim for, or significant modification to an existing device, can be marketed in the United States, a company must first submit an application for and receive 510(k) clearance pursuant to a premarket notification submitted under Section 510(k) of the Federal Food, Drug, and Cosmetic Act (“FDCA”), de-novo classification, or PMA approval from FDA, unless an exemption applies. The PMA approval pathway, which GRAIL expects to pursue for Galleri following potential launch as an LDT, requires an applicant to demonstrate the safety and effectiveness of the product based, in part, on valid scientific evidence, including, but not limited to, technical, preclinical, and clinical data. The 510(k) pathway requires an FDA finding that the test is substantially equivalent to a legally marketed predicate device. If no legally marketed predicate can be identified to enable use of the 510(k) pathway, the device is automatically classified under the FDCA into class III, which generally requires PMA approval. However, for low- to moderate-risk devices, FDA allows for the possibility of marketing authorization through the “de novo classification” process rather than requiring the device to be subject to PMA approval.

Products that are approved through a PMA generally need prior FDA approval before modifications can be made that affect safety or effectiveness, and certain modifications to a 510(k)-cleared device may also require FDA premarket review before the modified product can be marketed. GRAIL has not applied for regulatory clearance or approval for any of its products, and it is possible that GRAIL will never obtain regulatory clearance or approval.

FDA or other regulators can delay, limit, or deny premarket clearance or approval of a product for many reasons, including but not limited to the following:

•	FDA or comparable foreign regulatory authorities may disagree with the design, implementation, or results of, or interpretation of the data from, GRAIL’s clinical studies;

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FDA or comparable foreign regulatory authorities may determine that GRAIL’s product has not been shown to be safe and effective or has other characteristics that preclude GRAIL from obtaining marketing authorization or prevent or limit its commercial use (for example, a narrowed indication for use claim);

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the population studied in the clinical program may not be sufficiently broad, generalizable, or representative of the intended target population of GRAIL’s product to assure effectiveness and safety in the population for which it seeks authorization or clearance;

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FDA or comparable foreign regulatory authorities may disagree with GRAIL’s interpretation of data from clinical studies or may fail to accept data from clinical studies (or clinical sites), including if GRAIL fails to establish the integrity of its data;

•	FDA or comparable foreign regulatory authorities may determine that GRAIL’s clinical studies otherwise fail to comply with applicable regulations;

•	serious or unexpected adverse effects or other performance issues are identified with GRAIL’s products;

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FDA or comparable foreign regulatory authorities may determine that GRAIL’s manufacturing or quality system fails to comply with applicable regulations or otherwise fails to meet the standards necessary to support approval; and

•	the approval policies or regulations of FDA or comparable foreign regulatory authorities may significantly change in a manner rendering GRAIL’s clinical data insufficient for approval.

GRAIL is engaged in ongoing discussions with FDA regarding the data that will be needed to support a successful PMA for a multi-cancer test for GRAIL’s planned indications, including whether GRAIL would need to provide additional analyses and information beyond that which GRAIL is currently planning to produce based on the designs of GRAIL’s current and planned clinical studies. There can be no assurance that GRAIL’s products for which it may seek clearance or approval will be approved or cleared by FDA or a comparable foreign regulatory authority on a timely basis, if at all, nor can there be assurance that labeling claims will be consistent with GRAIL’s anticipated claims or adequate to support continued adoption of, and reimbursement for, its products. If GRAIL’s products receive clearance or approval but there is uncertainty about its products among providers or payors, or if the approved indication or other labeling claims FDA or a comparable foreign regulatory authority allows GRAIL to make are more limited than GRAIL expects, reimbursement may be adversely affected and GRAIL may not be able to sell its products. Compliance with FDA or comparable foreign regulatory authority regulations will require substantial costs, and subject GRAIL to heightened scrutiny by regulators and substantial penalties for failure to comply with such requirements or the inability to market its products. The lengthy and unpredictable approval process, as well as the unpredictability of the results of GRAIL’s clinical studies, may result in its failing to obtain regulatory clearance or approval to market its products, which would significantly harm its business, results of operations, reputation, and prospects.

GRAIL’s multi-cancer detection tests are a new approach to cancer screening, which present a number of novel and complex issues for FDA review. Because FDA has never cleared or approved a multi-cancer detection test, it is difficult to predict what information GRAIL will need to submit a PMA to obtain approval from FDA for a proposed intended use, or if GRAIL will be able to obtain such approval on a timely basis or at all.

GRAIL’s multi-cancer detection tests represent a new approach to cancer screening (including the use of pattern recognition of genomic signals), and obtaining FDA approval for Galleri presents a number of novel issues. FDA has never granted marketing authorization for a multi-cancer detection test. Additionally, in March 2020, FDA held a public workshop to discuss the clinical, scientific, and regulatory challenges associated with circulating tumor DNA cancer screening tests, and GRAIL expects FDA to continue to gather input from a variety of industry, academic, and clinical stakeholders to inform its thinking on how to assess these types of tests. As such, the FDA requirements that will govern any multi-cancer detection test GRAIL develops, as well as the breadth and nature of data GRAIL must provide FDA, to support the proposed intended use, may be subject to change.

As part of GRAIL’s ongoing discussions with FDA regarding the data that will be needed to support a PMA for a multi-cancer detection test based on a proposed intended use and consistent with discussions during the March 2020 public workshop, FDA has provided feedback regarding how it plans to assess the safety and effectiveness of Galleri based on potential intended use statements. In particular, in response to certain questions about the STRIVE study statistical analysis plan, FDA has provided feedback regarding the benefit-risk profile for each cancer type as well as comparative performance of GRAIL’s test against and in combination with standard of care screening methods. FDA has indicated that to support the early detection of cancer in individuals with cancer types for which standard of care screening methods are available, GRAIL should provide clinical evidence to demonstrate a favorable benefit-risk profile of Galleri, such as whether Galleri identifies a population of cancer patients that were missed by standard of care screening methods. GRAIL has incorporated certain FDA feedback, and are evaluating incorporation of certain other FDA feedback, into its plans to generate additional clinical evidence, including its ongoing PATHFINDER study. Specifically, GRAIL revised its PATHFINDER study protocol to include as a secondary objective the evaluation of the performance of Galleri using specificity, positive predictive value, and accuracy of tissue of origin predictions. For GRAIL’s SUMMIT study protocol, it included collection of cancer symptoms data from provider records to facilitate analyses. GRAIL is evaluating incorporation of FDA feedback into its design and analysis plan for the STRIVE study, such as the sample size for GRAIL’s planned validation analysis and assessing cancer risk variables to help characterize the cancer risk profiles of the intended cohort. GRAIL also intends to incorporate FDA feedback into one or more additional studies under development and planning. FDA has provided feedback as part of specific pre-submission topics, including on conducting a benefit-risk assessment for each cancer type as well as comparing performance of GRAIL’s test against standard of care cancer screening methods, and in combination with standard of care screening methods. GRAIL’s clinical studies are not designed to establish comparative performance across the studies, but to establish certain performance, safety, and effectiveness data. GRAIL’s studies differ from one another in terms of design, endpoints, and the product version under study, which GRAIL intends to bridge through appropriate testing. FDA has indicated that the sufficiency of GRAIL’s clinical data, including comparative performance data, will be a review issue as part of its review of GRAIL’s PMA for the proposed intended use. While GRAIL plans to continue discussions with FDA and provide FDA with additional information, the FDA may raise additional questions or request additional information in connection with the submission of a marketing application.

Given the novel nature and complexity of GRAIL’s multi-cancer detection tests, GRAIL cannot be certain whether it will receive FDA marketing authorization for Galleri and whether the studies it has conducted, is currently conducting, or plans to conduct will be sufficient to provide the data that FDA requires to support a proposed intended use. For example, GRAIL recognizes that its STRIVE clinical study alone would not be sufficient for a proposed multi-cancer early detection intended use statement and GRAIL plans on providing evidence from additional clinical studies to support a PMA for Galleri. FDA may require GRAIL to perform new analyses of its clinical data or perform additional clinical trials in addition to those GRAIL is contemplating. GRAIL may be required to undertake significant efforts to address FDA’s requests, which could delay or prevent approval, lead to a more limited intended use statement than the broader intended use statement GRAIL plans to pursue, and/or lead to significant post-approval limitations or restrictions, if approval is obtained at all.

GRAIL’s use and disclosure of personal information, including individually identifiable health information, and biologic samples and related data are subject to federal, state and foreign privacy and security regulation. Data privacy rules are evolving and new legislation concerning privacy and data use may limit its ability to use such data and specimens. GRAIL’s failure to comply with privacy and security requirements or to adequately secure such information could result in significant liability, administrative or governmental penalties, and/or reputational harm and, in turn, substantial harm to GRAIL’s business and results of operations.

GRAIL and its partners may be subject to federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address data privacy and security). GRAIL receives, stores, processes and uses personal information as part of its business. In the United States, numerous state and federal laws and regulations govern the collection, dissemination, use, disclosure, privacy, confidentiality, security, availability and integrity of personal information, including health related information. GRAIL is currently not a covered entity under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or the regulations that implement both laws (collectively, “HIPAA”), but GRAIL expects to be a covered entity in 2021 around the time it commercially launches its LDT when it begins submitting electronic claims. HIPAA establishes a set of national privacy and security standards for the protection of individually identifiable health information, by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, the business associates with whom such covered entities contract for services that involve creating, receiving, maintaining, or transmitting protected health information, and the subcontractors of such business associates. In addition, GRAIL may obtain health information from third parties (including research institutions from which GRAIL obtains clinical trial data) that are subject to privacy and security requirements under HIPAA. Depending on the facts and circumstances, GRAIL could be subject to criminal penalties if it knowingly obtains, uses, or discloses individually identifiable health information maintained by a HIPAA covered entity in a manner that is not authorized or permitted by HIPAA.

Certain states have also adopted comparable privacy and security laws and regulations, such as the California Confidentiality of Medical Information Act; these laws are not preempted by HIPAA to the extent that they are more stringent than HIPAA. California recently enacted the California Consumer Privacy Act (“CCPA”), which went into effect on January 1, 2020 and limits how companies can collect and use personal data. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA provides for fines and penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Although there are limited exemptions for certain health-related data, including clinical trial data, the CCPA may increase GRAIL’s compliance costs and potential liability. Other states are also considering similar privacy laws and the federal government may seek to enact a similar federal privacy law. GRAIL could be adversely affected if the CCPA and other state or federal legislation or regulations applicable to it require changes in its business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect its business, financial condition and results of operations.

Even when HIPAA does not apply, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of the Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards.

Compliance with data protection laws and regulations in the United States could cause GRAIL to incur substantial costs or require it to change its business practices and compliance procedures in a manner adverse to its business. GRAIL strives to comply with applicable laws, regulations, policies and other legal obligations relating to privacy, data protection and information security. However, the various regulatory frameworks for privacy and data protection are, and are likely to remain, uncertain for the foreseeable future, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules and subject GRAIL’s business practices to uncertainty.

GRAIL seeks to utilize biological samples and data from participants in its clinical studies in accordance with applicable law, IRB stipulations, and participant permissions (through consent forms and HIPAA authorizations). If GRAIL is unable or significantly restricted in using participant samples and data for secondary research purposes, its ability to develop additional products and/or improve or refine existing products will be limited, which may impact its business and prospects.

GRAIL also expects that there will continue to be new laws, regulations, and industry standards concerning privacy, data protection, and information security proposed and enacted in various jurisdictions. For example, European legislators adopted the General Data Protection Regulation (“GDPR”), which became effective on May 25, 2018, and superseded the prior European Union (“EU”) data protection legislation. The GDPR imposes more stringent data protection requirements, and provides for greater penalties for noncompliance. The GDPR is applicable in each EU and European Economic Area (“EEA”) member state and applies to companies established in the EU and EEA as well as companies that collect and use personal data to offer goods or services to, or monitor the behavior of, individuals in the EU and EEA, including, for example, through the conduct of clinical trials. The GDPR imposes stringent data protection obligations for processors and controllers of personal data. Among other things, the GDPR requires the establishment of a lawful basis for the processing of data and includes requirements relating to the consent of the individuals to whom the personal data relates, including detailed notices for clinical trial subjects and investigators, as well as requirements regarding the security of personal data and notification of data processing obligations or security incidents to appropriate data protection authorities or data subjects. GRAIL may face difficulty in fully complying with these regulations and any failure to do so could subject it to significant monetary penalties, liabilities, and adverse publicity. For example, because GRAIL collects personal data from EU data subjects as part of the SUMMIT study, including health data from participants enrolled in its clinical study in the United Kingdom, GRAIL is subject to the GDPR with respect to personal data collected in the study.

The GDPR prohibits, without an appropriate legal basis, the transfer of personal data to countries outside of the EEA, such as the United States, which are not considered by the European Commission to provide an adequate level of data protection. Although there are legal mechanisms to allow for the transfer of personal data from the EEA to the United States, recent legal developments in Europe have created complexity and uncertainty regarding such transfers of personal data. For example, on July 16, 2020, the Court of Justice of the European Union (“CJEU”) invalidated the EU-US Privacy Shield Framework (“Privacy Shield”) under which personal data could be transferred from the EEA to United States entities that had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place; however, the nature of these additional measures is currently uncertain. Additionally, other countries have passed or are considering passing laws requiring local data residency.

Penalties and fines for failure to comply with the GDPR are significant, including fines of up to €20 million or 4% of total worldwide annual revenue, whichever is higher. Additionally, following the United Kingdom’s withdrawal from the European Union, GRAIL will have to comply with both the GDPR and the data protection laws of the United Kingdom, which could be more or less stringent than the GDPR. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, for example around how data can lawfully be transferred between each jurisdiction, which exposes GRAIL to further compliance risk. It is currently unclear how the GDPR and the United Kingdom versions of data privacy legislation would inter-operate or what costs or difficulties complying with these two regimes will create for GRAIL or similarly situated companies.

If GRAIL or its partners fail to comply with federal, state, and foreign laboratory and other applicable licensing and registration requirements, GRAIL could be prevented from performing its tests or experience disruptions to its business.

CLIA is a federal law that regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention, or treatment of disease, or impairment of, or the assessment of the health of, human beings. CLIA regulations require, among other things, clinical laboratories to obtain a certificate and mandate specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, test management, and quality assurance. CLIA certification is also required for GRAIL to be eligible to bill state and federal healthcare programs, if such reimbursement is otherwise available, as well as many private third-party payors, for GRAIL’s products. To renew these certifications, GRAIL will be subject to routine surveys and inspections. Moreover, CLIA inspectors may make random or “for cause” inspections of GRAIL’s clinical laboratories.

In 2018, GRAIL received a CLIA Certificate of Registration from CMS for its laboratory in Menlo Park, California, to begin conducting moderate and/or high complexity testing, subject to inspection to determine compliance with the CLIA regulations. In 2019, GRAIL obtained College of American Pathologists (“CAP”) accreditation for its Menlo Park facility. While GRAIL has completed validation studies for an earlier version of Galleri, it is continuing its validation efforts for the version of Galleri that it intends to launch as an LDT. GRAIL may not successfully complete such validation. Any addition to GRAIL’s test menu requires notification to the regulatory and accrediting bodies that regulate its laboratory (e.g., CMS, the California Department of Public Health Laboratory Field Services (“CALFS”)

and CAP) that GRAIL is adding a new specialty to its assay offerings. Further, before GRAIL is able to offer any products developed at its Durham, North Carolina laboratory, when and if GRAIL is able to complete construction, GRAIL will also be required to validate the products and provide the required notifications, certifications, permits, and accreditations to the regulatory and accrediting bodies that will regulate its North Carolina laboratory. At their discretion, any regulatory or accrediting body may come on-site to inspect GRAIL’s laboratory at any time. Any failure to pass inspections, maintain GRAIL’s CLIA Certificate of Registration, CAP accreditation, or state licenses, or add new validated products to GRAIL’s laboratory assay offerings could significantly harm its business, results of operations, and prospects.

In addition to obtaining federal certification for a laboratory under CLIA, GRAIL is also required to obtain and maintain state licenses to conduct testing in its laboratories. GRAIL has obtained a Clinical Laboratory Certificate of Deemed Status from the State of California Department of Public Health for its Menlo Park facility. The California licensure law establishes standards for the day-to-day operation of a clinical laboratory, including the training and skills required of personnel and quality control. In addition, California law mandates proficiency testing, which involves testing of specimens that have been specifically prepared for the laboratory. In the future, GRAIL will need to obtain a Clinical Laboratory Certificate of Deemed Status from the State of North Carolina Department of Public Health for its Durham facility. Further, if GRAIL tests specimens originating from other states and returns patient-specific results, its clinical laboratory must satisfy such states’ licensure laws as well to the extent that such laws regulate out-of-state laboratories that test specimens originating in such states. For example, to be able to receive specimens originating from New York, GRAIL must obtain and maintain a New York State Department of Health clinical laboratory permit. Research testing, however, does not require licensure if patient-specific results are not generated and/or returned for diagnostic purposes. GRAIL has applied for a New York State Department of Health clinical laboratory permit for its Menlo Park facility and it intends to apply for such a permit for its Durham facility, which GRAIL will need to obtain prior to accepting and generating for diagnosis or treatment purposes patient-specific results on specimens originating from New York at the applicable facility. Applicable New York laws and regulations establish standards for day-to-day operation of a clinical laboratory, including training and skill levels required of laboratory personnel, physical requirements of a facility, equipment, and validation and quality control. GRAIL believes that relevant New York regulatory authorities may be experiencing delays as a result of COVID-19 related issues, and there can be no assurance that GRAIL will be able to obtain New York clinical laboratory permits, or licenses or permits from any other states where it believes it will be required to be licensed or hold a permit, prior to commercial launch of its products, or at all. Failure to obtain such licenses or permits could expose GRAIL to fines and other penalties, or limit its potential testing population.

In connection with CLIA certification and state laboratory licensing and permitting, GRAIL remains subject to a number of risks in the event of noncompliance. Any sanction imposed under CLIA, its implementing regulations, or state or foreign laws or regulations governing licensure or permitting, or GRAIL’s failure to renew or maintain a CLIA certificate, a state license or permit, or accreditation (including CAP), could have a material adverse effect on GRAIL’s business and reputation. CMS also has the authority to impose a wide range of sanctions, including suspension, limitation, or revocation of the CLIA certification, termination of Medicare and Medicaid participation, civil money penalties, and a bar on the ownership or operation of a CLIA-certified laboratory by any owners or operators of the deficient laboratory. If GRAIL fails to obtain any required state licensure, or lose CLIA certification, CAP accreditation, or licensure once obtained, it would not be able to operate its clinical laboratories and offer its products in full or in particular states, which would adversely impact its business and results of operations. Even if GRAIL were able to bring its laboratory back into compliance, GRAIL could incur significant expenses and potentially lose revenue in doing so.

In addition to state laboratory licensing laws, GRAIL may also be subject to state registration and/or licensing requirements that apply to companies that manufacture medical devices. Certain states may require such registrations or licenses before the products are commercialized, including while manufacturers are evaluating the devices in clinical trials. Violations of these laws may result in the denial, suspension, or revocation of the registration or license, as well as other fines and penalties, including imprisonment.

Data from GRAIL’s clinical trials that GRAIL announces or publishes from time to time before its trials are complete may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, GRAIL may publicly disclose then-available data from its clinical studies before the studies are complete, and the results and related findings and conclusions may be subject to change following the final analysis of the data related to the particular study or trial. This may happen for a number of reasons, including due to the stated protocol or because of the presentation of an abstract at a scientific conference, for example. As a result, the results that GRAIL reports may differ from final results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully analyzed. As a result, such data should be viewed with caution until the final data are available. Additionally, such data from GRAIL’s clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment and/or follow-up continues and more patient data become available. Significant adverse differences between initial or interim data and final data could significantly harm GRAIL’s reputation and business prospects.

Further, others, including regulatory agencies, may not accept or agree with GRAIL’s assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, and GRAIL’s ability to receive regulatory clearance or approval or commercialize a particular product and its products in general. In addition, the information GRAIL chooses to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what GRAIL determines is the material or otherwise appropriate information to include in its disclosure, and any information it determines not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding its business. If the data that GRAIL reports differs from final results, or if others, including regulatory authorities, disagree with the conclusions reached, its ability to commercialize or obtain regulatory clearance or approval for its products may be harmed, which could harm its reputation, business, operating results, prospects or financial condition.

Any product for which GRAIL obtains regulatory clearance or approval will be subject to extensive ongoing regulatory requirements, and GRAIL may be subject to penalties if it or its partners fail to comply with regulatory requirements or if it experiences unanticipated problems with its products.

Any product for which GRAIL obtains regulatory clearance or approval from FDA or other regulators, along with the manufacturing processes, post-market surveillance, labeling, packaging, advertising, and promotion, distribution, storage, import, export, reporting, and recordkeeping for such product, will be subject to continued regulatory review, oversight, requirements, and periodic inspections by FDA and comparable foreign regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports; registration and listing requirements; requirements relating to quality control, quality assurance, and corresponding maintenance of records and documents; requirements relating to recalls, removals, and corrections; and requirements relating to product labeling, advertising and promotion, and recordkeeping. The regulations to which GRAIL is subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on GRAIL’s ability to carry on or expand its operations, higher than anticipated costs or lower than anticipated sales. FDA enforces these regulatory requirements through, among other means, periodic unannounced inspections. GRAIL does not know whether it will be found compliant in connection with any future regulatory inspections.

Regulatory clearance or approval of a test or device may be subject to limitations by the regulatory body as to the indicated uses for which the product may be marketed or to other conditions of clearance or approval. In addition, clearance or approval may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the test or device. After clearance or approval, discovery of problems with GRAIL’s product, suppliers, vendors, or contract manufacturers, or manufacturing processes (including software validation), and/or failure to comply with regulatory requirements, may result in actions such as:

•	restrictions on operations of GRAIL’s laboratory;

•	restrictions on manufacturing processes;

•	restrictions on marketing of a product;

•	Untitled or Warning letters;

•	withdrawal or recall of the product from the market or seizure of the product;

•	refusal to approve applications or supplements to approved applications that GRAIL may submit;

•	fines, restitution or disgorgement of profits or revenue;

•	suspension, limitation or withdrawal of regulatory approvals or clearances;

•	exclusion from participation in U.S. federal or state healthcare programs, such as Medicare and Medicaid;

•	safety communications;

•	refusal to permit the import or export of GRAIL’s product;

•	injunctions; or

•	imposition of civil or criminal penalties.

For any of GRAIL’s products that are approved or cleared by FDA, GRAIL will be required to report to FDA certain information about adverse medical events or malfunctions, and if it fails to do so, GRAIL would be subject to sanctions that could harm its reputation, business, financial condition and results of operations. The discovery of serious safety issues with GRAIL’s products, or a recall of its products either voluntarily or at the direction of FDA or another governmental authority, could have a negative impact on GRAIL.

For products for which GRAIL obtains FDA clearance or approval, GRAIL will be subject to FDA’s medical device reporting regulations and similar foreign regulations, which require it to report to FDA when it receives or becomes aware of information that reasonably suggests that one or more of its products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, it could cause or contribute to a death or serious injury. The timing of GRAIL’s obligation to report is triggered by the date it becomes aware of the adverse event as well as the nature of the event. GRAIL may fail to report adverse events of which it becomes aware within the prescribed timeframe. GRAIL may also fail to recognize that it has become aware of a reportable adverse event, especially if it is not reported to GRAIL as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If GRAIL fails to comply with its reporting obligations, FDA could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of GRAIL’s device clearance or approval, seizure of its products or delay in clearance or approval of future products.

FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. GRAIL may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by GRAIL could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action GRAIL takes to redress a product’s deficiencies or defects, FDA may require, or GRAIL may decide, that GRAIL will need to obtain new clearances or approvals for the device before it may market or distribute the corrected device. Seeking such clearances or approvals may delay GRAIL’s ability to replace the recalled devices in a timely manner. Moreover, if GRAIL does not adequately address problems associated with its devices, it may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to FDA. GRAIL may initiate voluntary withdrawals or corrections for its products in the future that it determines do not require notification of FDA. If FDA disagrees with its determinations, it could require GRAIL to report those actions as recalls and GRAIL may be subject to enforcement action. A future recall announcement could harm GRAIL’s reputation with customers, potentially lead to product liability claims against GRAIL and negatively affect its sales. Any corrective action, whether voluntary or involuntary, as well as defending itself in a lawsuit, will require the dedication of GRAIL’s time and capital, distract management from operating its business and may harm GRAIL’s reputation and financial results.

To obtain and maintain FDA approvals or clearances, GRAIL’s products will need to be manufactured in accordance with federal and state regulations, and GRAIL could be forced to recall its devices or terminate production if it or its partners fail to comply with these regulations.

The methods used in, and the facilities used for, the manufacture of GRAIL’s products must comply with FDA’s QSR, which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. Furthermore, GRAIL is required to verify that its suppliers maintain facilities, procedures and operations that comply with GRAIL’s quality standards and applicable regulatory requirements. FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. GRAIL’s products are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing.

GRAIL’s third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of its products. In addition, failure to comply with applicable FDA requirements or later discovery of previously unknown problems with GRAIL’s products or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals; seizures or recalls of GRAIL’s products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; FDA’s refusal to grant pending or future clearances or approvals for GRAIL’s products; clinical holds; refusal to permit the import or export of GRAIL’s products; and criminal prosecution of GRAIL, its suppliers, or its employees.

Any of these actions could significantly and negatively affect supply of GRAIL’s products. If any of these events occurs, GRAIL’s reputation could be harmed, it could be exposed to product liability claims and it could lose customers and experience reduced sales and increased costs.

Healthcare reform measures, including recently enacted legislation reforming the U.S. healthcare system, and data protection measures, could cause significant harm to GRAIL’s business, operations and financial condition.

Healthcare systems are subject to ongoing reform in the United States and abroad. For example, in the United States, the ACA made a number of substantial changes to the way healthcare is financed both by governmental and private insurers. For example, the ACA contains a number of provisions, including provisions governing enrollment in federal and state healthcare programs, reimbursement matters, and fraud and abuse, which GRAIL expects will influence its industry and its operations in ways that GRAIL cannot currently predict.

Since its enactment, there have been judicial and congressional challenges to certain aspects of the ACA. For example, the Tax Cuts and Jobs Act of 2017 includes a provision that repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” In December 2018, a U.S. district court held that the individual mandate was unconstitutional, which was upheld by the U.S. Court of Appeals for the Fifth Circuit. The Supreme Court of the United States is currently reviewing the case, and the case is expected to be decided by mid-2021, although it is unclear how the Supreme Court will rule. Complying with any new legislation or reversing changes implemented under the ACA could be time-intensive and expensive, resulting in a material adverse effect on GRAIL’s business.

Changes in federal policy and at regulatory agencies occur over time through policy and personnel changes following elections, which lead to changes involving the level of oversight. Healthcare reform and pricing of drugs and medical devices, including clinical laboratory tests, are and will remain a key bipartisan issue. Policies to be pursued in the future may be more aggressive, regardless of which party controls the White House. Uncertainty surrounding future changes may adversely affect GRAIL’s operating environment and therefore its business, financial condition, results of operations and growth prospects.

GRAIL cannot predict which healthcare reform measures will be implemented or the full impact of current or future healthcare reform measures on its business. For instance, a repeal of the ACA or payment reductions imposed by the ACA, as well as the expansion of the federal and state governments’ role in the U.S. healthcare industry generally and the social, governmental and other pressures to reduce healthcare costs while expanding individual benefits, could limit the prices GRAIL will be able to charge or the amount, if any, of available reimbursement for products, which would reduce GRAIL’s potential revenue and have a material adverse effect on its business, financial condition, results of operations, and cash flows.

Obtaining and maintaining regulatory authorization of GRAIL’s products in one jurisdiction does not mean that GRAIL will be successful in obtaining regulatory authorization of its products in other jurisdictions.

Obtaining and maintaining regulatory authorization of products in one jurisdiction does not guarantee that GRAIL will be able to obtain or maintain regulatory authorization in any other jurisdiction, but a failure or delay in obtaining regulatory authorization in one jurisdiction may have a negative effect on the regulatory authorization process in others. For example, even if FDA or a comparable foreign regulatory authority grants clearance or approval of GRAIL’s products, comparable regulatory authorities in foreign jurisdictions may also need to authorize the products in those countries, which may be a de novo review process. Premarket authorization processes vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional clinical studies, because clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions or the data may not be considered applicable to the jurisdiction’s intended patient population. In some cases, the price that GRAIL intends to charge for its products may also be subject to approval.

Obtaining foreign regulatory authorization and maintaining compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for GRAIL and could delay or prevent the introduction of its products in certain countries. If GRAIL fails to comply with the regulatory requirements in other jurisdictions, or GRAIL fails to receive necessary or desirable marketing authorizations in other jurisdictions, its target market will be reduced and its ability to realize the full market potential of its products will be harmed.

GRAIL’s employees, independent contractors, consultants, commercial partners, and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

GRAIL is exposed to the risk of fraud, misconduct, or other illegal activity by its employees, independent contractors, consultants, commercial partners, and vendors. Misconduct by these parties could include intentional, reckless and negligent conduct that fails to: comply with the rules and regulations of the CMS, FDA, and other comparable foreign regulatory authorities; provide true, complete and accurate information to such regulatory authorities; comply with manufacturing and clinical laboratory standards; comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or report financial information or data accurately or to disclose unauthorized activities to GRAIL. When GRAIL begins commercializing its products in the United States, its potential exposure under such laws will increase significantly, and its costs associated with compliance with such laws are also likely to increase. In particular, research, sales, marketing, education, and other business arrangements in the healthcare industry are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing, and other abusive practices, as well as off-label product promotion. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, educating, marketing and promotion, sales and commission, certain customer incentive programs, and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of participant recruitment for clinical studies, which could result in regulatory sanctions and cause serious harm to GRAIL’s reputation. GRAIL has adopted a code of business conduct and ethics, but it is not always possible to identify and deter misconduct by employees and third parties, and the precautions GRAIL takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting GRAIL from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against GRAIL, and GRAIL is not successful in defending itself or asserting its rights, those actions could have a significant impact on GRAIL’s business, including the imposition of significant fines or other sanctions. Even if it is later determined after an action is instituted against GRAIL that GRAIL was not in violation of these laws, GRAIL may be faced with negative publicity, incur significant expenses defending its actions, and have to divert significant management resources from other matters.

If GRAIL fails to comply with healthcare and other applicable laws and regulations, it could face substantial penalties and its business, reputation, and operations and financial condition could be adversely affected.

GRAIL’s operations are subject to various U.S. federal and state fraud and abuse laws. In addition, the commercialization of its products outside the United States would also subject it to foreign equivalents of the healthcare laws described below, among other foreign laws. The laws that may impact GRAIL’s operations include:

•

the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering, or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item, or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation, and many courts have interpreted that statute as being violated if merely one purpose of any arrangement is to induce referrals or purchases. In 2018, Congress enacted the Eliminating Kickbacks in Recovery Act of 2018 (“EKRA”), which establishes an all-payor anti-kickback prohibition for, among other things, knowingly and willfully paying or offering any remuneration directly or indirectly to induce a referral of an individual to a clinical laboratory. Violations of EKRA may result in fines, imprisonment, or both, for each occurrence;

•

the federal physician self-referral prohibition, commonly known as the Stark Law, which, in the absence of an applicable exception, prohibits a physician from making a referral for certain designated health services covered by the Medicare or Medicaid program, including clinical laboratory services, if the physician or an immediate family member of the physician has a financial relationship with the entity providing the designated health services. The Stark Law also prohibits the entity furnishing the designated health services from billing, presenting or causing to be presented a claim for the designated health services furnished pursuant to the prohibited referral;

•

federal civil and criminal false claims laws, including the False Claims Act, which impose criminal and civil penalties, including through civil “qui tam” or “whistleblower” actions, against individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other third-party payors that are false or fraudulent. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute or Stark Law constitutes a false or fraudulent claim for purposes of the False Claims Act;

•

healthcare fraud and false statements laws, which prohibit, among other things, knowingly making a false statement to improperly avoid, decrease, or conceal an obligation to pay money to the federal government. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation;

•

the federal Civil Monetary Penalties Law, which, subject to certain exceptions, prohibits, among other things, the offer or transfer of remuneration, including waivers of copayments and deductible amounts (or any part thereof), to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of services reimbursable by Medicare or a state healthcare program;

•

the federal Physician Payment Sunshine Act, created under the ACA, and its implementing regulations, which require manufacturers of drugs, devices, biologicals, and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to the U.S. Department of Health and Human Services under the Open Payments Program, information related to payments or other transfers of value made to physicians (as defined by statute) and teaching hospitals and, effective January 1, 2022 for transfers of value made during the prior year to other healthcare practitioners, as well as ownership and investment interests held by such physicians and their immediate family members;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

•

analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection, and unfair competition laws that may apply to GRAIL’s business practices, including but not limited to, research, distribution, sales and marketing arrangements as well as submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers; state laws that require healthcare companies to comply with the medical device industry’s voluntary compliance guidelines, the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers, and other potential referral sources or state-specific standards on financial interactions with healthcare providers; state laws that require healthcare companies to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensation, and other remuneration and items of value provided to healthcare professionals and entities; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available and lack of clear guidance, it is possible that some of GRAIL’s business activities could, despite GRAIL’s efforts to comply, be subject to challenge under one or more of such laws. Efforts to ensure that GRAIL’s business arrangements will comply with applicable healthcare and other applicable laws may involve substantial costs. In the future, it is possible that governmental and enforcement authorities will conclude that GRAIL’s business practices may not comply with current or then-existing statutes, regulations, or case law interpreting applicable fraud and abuse or other healthcare or applicable laws and regulations. If any such actions are instituted against GRAIL, and GRAIL is not successful in defending itself or asserting its rights, those actions could have a significant impact on GRAIL’s business, including the imposition of civil, criminal, and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of GRAIL’s operations, any of which could adversely affect GRAIL’s ability to operate its business and its results of operations.

If GRAIL or any contract manufacturers and suppliers it engages fail to comply with environmental, health, and safety laws and regulations, GRAIL could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of its business.

GRAIL and any contract manufacturers and suppliers it engages are subject to numerous federal, state, and local environmental, health, and safety laws, regulations, and permitting requirements, including those governing laboratory procedures; the generation, labeling, handling, use, storage, transport, treatment, and disposal of hazardous and regulated materials and wastes; the emission and discharge of hazardous materials into the ground, air, and water; and employee health and safety. GRAIL generally contracts with third parties for the disposal of these materials and wastes. GRAIL cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from GRAIL’s use of hazardous materials, it could be held liable for any resulting damages, and any liability could exceed its resources. Under certain environmental laws, GRAIL could be held responsible for costs relating to any contamination at its current or past facilities and at third-party facilities. GRAIL also could incur significant costs associated with civil or criminal fines and penalties. If the handling, use, labeling, storage, or transport of hazardous or biohazardous materials by GRAIL or its contract manufacturers or suppliers fail to comply with applicable requirements, GRAIL could incur significant costs, be subject to civil or criminal fines and penalties, experience disruption and delays in its operations, and face destruction of any non-compliant materials, which could include clinical and biological samples.

Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair GRAIL’s research, product development and manufacturing efforts. In addition, GRAIL cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Although GRAIL maintains workers’ compensation insurance to cover it for costs and expenses it may incur due to injuries to its employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. GRAIL does not carry specific biological or hazardous waste insurance coverage. Accordingly, in the event of contamination or injury, GRAIL could be held liable for damages or be penalized with fines in an amount exceeding its resources, and GRAIL’s clinical studies or regulatory approvals could be suspended, which could have a material adverse effect on its business, financial condition, results of operations, and prospects.

Changes in funding or disruptions at FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, or otherwise prevent those agencies from performing normal business functions on which the operation of GRAIL’s business may rely, which could negatively impact its business.

The ability of FDA to review and clear or approve new products or changes to existing products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, FDA’s ability to hire and retain key personnel and accept the payment of user fees, federal government shutdowns, and other events that may otherwise affect FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at FDA and other agencies may also slow the time necessary for new medical devices or modifications to cleared or approved medical devices to be reviewed and/or approved by necessary government agencies, which would adversely affect GRAIL’s business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as FDA, have had to furlough critical FDA employees and stop critical activities.

Separately, in response to the COVID-19 pandemic, on March 10, 2020, FDA announced its intention to postpone most inspections of foreign manufacturing facilities, and on March 18, 2020, FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020, FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent or delay FDA or other regulatory authorities from conducting, at all or in a timely manner, their regular inspections, reviews, or other regulatory activities (including pre-submission engagements), it could significantly impact the ability of FDA or other regulatory authorities to timely review and process GRAIL’s regulatory submissions, which could have a material adverse effect on its business.

GRAIL’s business activities are subject to the FCPA and similar anti-bribery and anti-corruption laws.

GRAIL’s business activities are subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations, or rules of other countries in which GRAIL operates, including the U.K. Bribery Act. The FCPA generally prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. GRAIL’s business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, the healthcare providers who administer diagnostic tests are employed by their government, and the purchasers of diagnostics tests are government entities; therefore, GRAIL’s dealings with these providers and purchasers are subject to regulation under the FCPA. The SEC and DOJ have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of GRAIL’s employees, agents, contractors, or collaborators, or those of its affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against GRAIL, its officers, or its employees, the closing down of GRAIL’s facility, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs, and prohibitions on the conduct of its business. Any such violations could include prohibitions on GRAIL’s ability to offer its products in one or more countries and could materially damage GRAIL’s reputation, its brand, its international expansion efforts, its ability to attract and retain employees, and its business, prospects, operating results, and financial condition.

Risks Related to Intellectual Property

If GRAIL is unable to obtain and maintain intellectual property protection for its technology, or if the scope of the intellectual property protection GRAIL obtains is not sufficiently broad, its competitors could develop and commercialize technology and tests similar or identical to GRAIL’s, and GRAIL’s ability to successfully commercialize its products may be impaired.

GRAIL’s ability to compete successfully will depend in part on its ability to obtain and enforce patent protection for its products, preserve its trade secrets and operate without infringing the proprietary rights of third parties. Filing, prosecuting, and defending patents on GRAIL’s products and other technologies in all countries throughout the world would be prohibitively expensive and time-consuming, and the laws of some foreign countries may not protect GRAIL’s rights to the same extent as the laws of the United States. GRAIL may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patents or patent applications at a reasonable cost or in a timely manner, or in all jurisdictions, or at all, or may choose not to do any of the foregoing. Furthermore, in some cases, GRAIL has only filed provisional patent applications on certain aspects of its products and technologies and each of these provisional patent applications, or any future provisional patent application on certain aspects of GRAIL’s products and technologies, is not eligible to become an issued patent until, among other things, GRAIL files a non-provisional patent application within 12 months of the filing date of the applicable provisional patent application. In cases where GRAIL has not obtained, or decided not to obtain, patent protection for certain of its inventions, GRAIL may not be able to prevent third parties from practicing its inventions or from selling or importing tests made using its inventions in and into the United States or other jurisdictions.

Moreover, while GRAIL has applied for patents that protect aspects of its technology in the United States and several other countries, GRAIL cannot assure you that its intellectual property position, including its owned and exclusively licensed pending and issued patents, will not be challenged or that all patents for which it has applied will be issued on a timely basis or at all, or that such patents will protect GRAIL’s technology, in whole or in part, or be issued in a form that will provide GRAIL with meaningful protection, prevent competitors from competing with GRAIL, or otherwise provide GRAIL with any competitive advantage. Although patents are presumed valid and enforceable upon issuance, a patent may be challenged as to its inventorship, scope, validity, or enforceability, and certain of GRAIL’s owned or exclusively in-licensed patents have been, and others in the future may be, challenged in the courts or patent offices in the United States and abroad. For example, three of GRAIL’s European patents were subject to oppositions in Europe, as described below. As a result of such challenges, GRAIL’s pending or future patent applications may not result in issued patents, or the scope of existing or future patents may not provide GRAIL with sufficient rights to exclude others from commercializing products similar or identical to GRAIL’s, or its issued patents may be held invalid or unenforceable. It is also possible that GRAIL may fail to identify patentable technologies in a timely fashion, which could impair GRAIL’s ability to obtain patent protection on such technology at all. GRAIL’s competitors may be able to circumvent GRAIL’s owned or exclusively in-licensed patents by developing similar or alternative technologies or tests in a non-infringing manner. Competitors could also set up laboratories outside the countries in which GRAIL has filed patent applications in order to compete without infringing upon GRAIL’s intellectual property, even if they process samples from countries in which GRAIL does have patent protection. In addition, to the extent GRAIL has granted, or may grant in the future, licenses or sublicenses of its intellectual property rights to third parties, GRAIL cannot provide any assurance that such intellectual property rights will not be used by those third parties in a manner that could compete with its business or otherwise negatively impact any competitive advantage provided by such intellectual property rights.

Publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, GRAIL cannot know with certainty whether it was the first to make the inventions claimed in its owned or licensed patents or pending patent applications, or that it was the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability, and commercial value of GRAIL’s patent rights are uncertain. Given the amount of time required for the development, testing, and regulatory review of new tests, patents protecting such tests might expire before or shortly after such products are commercialized. As a result, GRAIL’s owned or exclusively in-licensed patent portfolio may not provide it with sufficient rights to exclude others from commercializing products similar or identical to GRAIL’s.

If a third party obtains an issued patent on inventions GRAIL uses in its products, that party could prevent GRAIL from using those inventions, and GRAIL may not be able to design around the third party’s patents or obtain a license on commercially reasonable terms, if at all. Third-party patents or other intellectual property may exist that GRAIL’s current technology, manufacturing methods, products, or future methods or tests infringe or will infringe, which could result in litigation, the imposition of injunctions preventing its use of the foregoing, or require GRAIL to obtain licenses or pay royalties and/or other forms of compensation to third parties, which could be significant and could harm its results of operations.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications will be due to be paid to the U.S. Patent and Trademark Office (“USPTO”) and various government patent agencies outside of the United States over the lifetime of GRAIL’s owned or in-licensed patents and applications. In certain circumstances, GRAIL relies on GRAIL’s licensing partners to pay these fees due to U.S. and non-U.S. patent agencies and to take the necessary actions to comply with other requirements to maintain such in-licensed patents during their term. In some cases, non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical tests or technology, which could have a material adverse effect on GRAIL’s competitive position.

If GRAIL fails to comply with its obligations in the agreements under which it licenses intellectual property rights from third parties or otherwise experience disruptions to its business relationships with its licensors, GRAIL could lose license rights that are important to its business.

GRAIL has agreements with Illumina and license agreements with The Chinese University of Hong Kong, among others, that provide rights to certain technologies related to assays used in GRAIL’s products. GRAIL may need to obtain additional licenses from others to advance its research or allow commercialization of GRAIL’s products or technology without infringing the intellectual property of third parties. It is possible that GRAIL may be unable to obtain such additional licenses at a reasonable cost or on reasonable terms, if at all. In that event, GRAIL may be required to expend significant time and resources to redesign its technology or to develop or license replacement technology, any of which may not be feasible on a technical or commercial basis. If GRAIL is unable to obtain or maintain applicable licenses, GRAIL may be unable to commercialize certain of its products or continue to utilize its technology, which could harm its business, financial condition, results of operations, and prospects.

In addition, GRAIL’s in-licenses impose various development, diligence, commercialization, and other obligations on GRAIL, and GRAIL expects that its future license or development agreements will contain similar types of obligations. Certain of GRAIL’s license agreements also require it to meet development timelines, or to exercise commercially reasonable efforts to develop and commercialize licensed products, including, for example, analyzing a minimum number of samples using the applicable product within a certain number of years, in order to maintain the licenses. Despite GRAIL’s efforts, its licensors might conclude that GRAIL has materially breached its obligations under such license agreements or its sublicensees may fail to fulfill their obligations to GRAIL or materially breach GRAIL’s related sublicense agreements, and GRAIL’s licensors might therefore terminate the license agreements or otherwise modify GRAIL’s rights under those agreements, thereby removing or limiting GRAIL’s ability to develop and commercialize products and technology covered by these license agreements or resulting in litigation. If these in-licenses are terminated, or if the underlying patents fail to provide the anticipated market exclusivity, competitors or other third parties may have the freedom to seek regulatory approval of, and to market, tests highly similar to GRAIL’s or GRAIL may be required to cease commercialization of its products or use of its technology. Any of the foregoing could have a material adverse effect on GRAIL’s competitive position, business, financial condition, results of operations, and prospects.

In addition, the agreements under which GRAIL currently licenses or otherwise obtains rights to intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations, which may lead to disputes between GRAIL and its licensor, including:

•	the scope of rights granted under the license agreement;

•	the extent to which GRAIL’s product and technology infringe on intellectual property of the licensor that is not subject to the license agreement;

•	the right to sublicense patent and other rights under GRAIL’s collaborative development relationships;

•	GRAIL’s diligence and other obligations under the license agreement; and

•	the ownership of inventions and know-how resulting from the joint invention of intellectual property by GRAIL and is licensors and GRAIL’s partners.

The resolution of any contract disagreement that may arise could narrow what GRAIL believes to be the scope of its rights to the relevant intellectual property or technology, or increase what GRAIL believes to be its financial or other obligations under the relevant agreement, either of which could have a material adverse effect on its business, financial condition, results of operations, and prospects. If GRAIL is required to engage in litigation to enforce or defend its rights under its license or development agreements, even if it is successful, such litigation could require significant financial resources, divert the attention of management and harm GRAIL’s business. Moreover, if disputes over intellectual property that GRAIL has licensed or otherwise obtained rights to prevent or impair GRAIL’s ability to maintain its current arrangements on commercially acceptable terms, or at all, GRAIL may be unable to successfully commercialize the affected product or technology, which could have a material adverse effect on GRAIL’s business, financial condition, results of operations, and prospects.

GRAIL’s use of open-source software could subject GRAIL’s proprietary technology to unwanted open-source license conditions that could negatively impact its business.

A portion of GRAIL’s technology capabilities incorporates open-source software, and GRAIL may incorporate open-source software into other offerings or products in the future. If an author or other third party that distributed such open-source software to GRAIL were to allege that GRAIL had not complied with the conditions of one or more of these licenses, GRAIL could be required to incur significant legal expenses defending against such allegations. Further, the outcome of such litigation may be particularly uncertain in some cases, because there is little legal precedent governing the interpretation of certain terms of common open source licenses. In addition, if GRAIL combines its proprietary software with open-source software in a certain manner and makes it available to others, under some open-source licenses, it could be required to license or make available the source code of its proprietary software, which could substantially help its competitors develop products that are similar to or better than GRAIL’s and harm its business.

Developments in patent law could have a negative impact on GRAIL’s business.

From time to time, the U.S. Supreme Court, other federal courts, the U.S. Congress, the USPTO, or applicable authorities in other jurisdictions may change the standards of patentability and any such changes could have a negative impact on GRAIL’s business.

Several decisions from the U.S. Supreme Court regarding patentable subject matter are of particular relevance to patents in the medical diagnostics and computer-implemented applications space. The 2012 decision in Mayo Collaborative v. Prometheus Laboratories (Prometheus) concerns patent claims directed to optimizing the amount of drug administered to a specific patient based on certain diagnostic measurements. The Supreme Court held that the applicable patent’s claims were directed to a law of nature (i.e., a natural correlation between drug levels and efficacy or toxicity) and failed to incorporate a sufficiently inventive concept above and beyond routine and conventional method steps to allow the claimed methods of treatment to qualify as patent eligible. The 2013 decision in Association for Molecular Pathology v. Myriad Genetics (Myriad) concerns the patentability of isolated DNA sequences that were related to methods of diagnosing genetic predisposition to cancer. The Supreme Court held that isolated fragments of naturally occurring genetic material are not patent eligible, but non-naturally occurring fragments can be patented. The 2014 decision in Alice Corporation Pty. Ltd. v. CLS Bank International (Alice) concerns a computer-implemented, electronic escrow service for facilitating financial transactions. The Supreme Court held that an abstract idea could not be patented just because it is implemented on a computer, thus providing guidance on the patentability of computer-implemented applications such as GRAIL’s products. GRAIL’s efforts to seek patent protection for its technologies and products may be negatively impacted by the Prometheus, Myriad, and Alice decisions, rulings in other cases, or guidance or procedures issued by the USPTO or authorities in other jurisdictions.

GRAIL cannot fully predict the impact of the Prometheus, Myriad, and Alice decisions or other decisions that have been made or in the future may be made by other authorities on its ability, or the ability generally of genomic testing, biopharmaceutical, or other companies, to obtain or enforce patents relating to DNA, genes, genomic-related discoveries, or computer-implemented tests, including such tests that use machine learning or rely on software pipelines, in the future, as the contours of whether claims are patent eligible, or recite laws of nature, natural phenomena, natural products, or abstract ideas are not clear and may take years to develop via interpretation at the USPTO and in the courts. There are many previously issued patents claiming nucleic acids and diagnostic methods based on natural correlations that issued before these recent Supreme Court decisions and, although many of these patents may be invalid under the standards set forth in these decisions, these patents are presumed valid and enforceable until they are successfully challenged. Thus, third parties holding these patents could allege that GRAIL infringes, or request that GRAIL obtain a license under, these patents, even if these patents are not likely enforceable under current U.S. laws. Whether based on patents issued prior to or after these Supreme Court decisions, GRAIL could be forced to defend against claims of patent infringement or obtain license rights, if available on commercially reasonable terms or at all, under these patents. In jurisdictions other than the United States, gene-related patent claims may remain valid and may be enforced against GRAIL.

Further, the U.S. Congress has periodically sought to pass bills concerning subject matter eligible for patent protection. GRAIL cannot fully predict the impact that such new laws may have on its ability to obtain patent protection on its products and technologies, and its ability to operate in view of the patents controlled by third parties.

These and other substantive changes to U.S. and foreign patent law could affect GRAIL’s susceptibility to patent infringement claims and its ability to obtain patents and, if obtained, to enforce or defend them, any of which could have a material adverse effect on its business.

Patent terms may be inadequate to protect GRAIL’s competitive position on GRAIL’s products for an adequate amount of time.

Patents have a limited lifespan in all jurisdictions around the world. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering GRAIL’s product are obtained, once the patent life has expired for a product, GRAIL may be open to competition. Given the amount of time required for the development, testing and regulatory review of new products, patents protecting such products might expire before or shortly after such products are commercialized. As a result, GRAIL’s patent portfolio may not provide it with sufficient rights to exclude others from commercializing product candidates similar or identical to GRAIL’s for a meaningful amount of time, or at all. Such an inability to exclude competitors from commercializing similar or identical products could have a material adverse impact on GRAIL’s reputation, business, financial condition, results of operations and business prospects.

Issued patents covering GRAIL’s products and other technologies could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States and abroad.

Third parties may challenge the validity or enforceability of GRAIL’s owned or in-licensed patents in court or before administrative bodies in the United States or abroad. If GRAIL or one of its licensors initiated legal proceedings against a third party to enforce a patent, the defendant could counterclaim that GRAIL’s asserted patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, lack of subject matter eligibility, lack of written description, and non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a material misleading statement, during prosecution. Third parties have raised, and in the future may raise, claims challenging the validity or enforceability of GRAIL’s owned or in-licensed patents before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (such as opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to GRAIL’s patents in such a way that they no longer cover Galleri, DAC or other technologies or products.

For example, GRAIL recently faced three patent oppositions in Europe with respect to European patent numbers EP 2 823 062 B1 and EP 2 898 100 B1, in-licensed from The Chinese University of Hong Kong, and European patent number EP 2 814 959 B1, in-licensed from the Fred Hutchinson Cancer Research Center. These opposition proceedings concluded with granted European patent numbers EP 2 823 062 B1 and EP 2 898 100 B1 being maintained based on claim amendments entered during the opposition proceedings and with EP 2 814 959 B1 being revoked. This revocation applies only in Europe, does not affect GRAIL’s patents outside of Europe and represents technology that is not currently being used in Galleri or DAC. GRAIL and the Fred Hutchinson Cancer Research Center have appealed the opposition division’s decision revoking EP 2 814 959 B1. In addition to these opposition proceedings, additional oppositions were recently filed against European patent numbers EP 3 354 748, EP 3 243 910 and EP 2 527 471, which are in-licensed from The Chinese University of Hong Kong. The outcomes of legal assertions of invalidity and unenforceability are unpredictable. For example, GRAIL cannot be certain that there is no invalidating prior publications or inventions, of which GRAIL or its licensing partners and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, GRAIL would lose at least part, and perhaps all, of the patent protection on its products or other technologies. Such a loss of patent protection could have a material adverse impact on GRAIL’s business, financial condition, results of operations, and prospects.

GRAIL may be subject to claims by third parties asserting that GRAIL’s employees or GRAIL have infringed or misappropriated intellectual property rights, or to assertions by third parties or employees claiming ownership of what GRAIL regards as its own intellectual property.

GRAIL’s former, current, and future employees may have been previously employed at universities or other biotechnology, diagnostic technology, or pharmaceutical companies, including GRAIL’s competitors or potential competitors and strategic partners. GRAIL trains its employees not to bring or use proprietary information or technology from former employers to GRAIL or use it in their work. Although GRAIL tries through such training and other measures to ensure that its employees do not use the proprietary information or know-how of others in their work for GRAIL, GRAIL has been in the past, and in the future may be, subject to claims that an employee or it has used or disclosed intellectual property, including trade secrets or other proprietary information, of such employee’s former employer. Litigation, which would be expensive, time-consuming, a distraction to management, and uncertain of outcome, may be necessary to defend against these claims.

In addition, while it is GRAIL’s policy to require its employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to GRAIL, GRAIL may be unsuccessful in executing or enforcing such an agreement with each party who in fact develops intellectual property that GRAIL regards as its own. GRAIL’s and their assignment agreements may be breached, and GRAIL may be forced to bring claims against third parties or current or former employees, or defend claims they may bring against GRAIL, to determine the ownership of what GRAIL regards as its intellectual property.

If GRAIL fails to prevail on any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel, or be required to obtain a license, which may not be available to GRAIL on commercially reasonable terms or at all. Even if GRAIL is successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management, which could harm its business.

If GRAIL is unable to protect the confidentiality of its trade secrets, GRAIL’s business and competitive position would be harmed.

In addition to seeking patents for GRAIL’s products and other technologies, GRAIL also relies on trade secrets and confidentiality agreements to protect its unpatented know-how, technology, data, and other proprietary information and to maintain its competitive position. Trade secrets and know-how can be difficult to protect. GRAIL expects its trade secrets and know-how to over time be disseminated within the industry through independent development, the publication of journal articles describing the methodology, and the movement of personnel from academic to industry scientific positions.

GRAIL seeks to protect these trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as GRAIL’s employees, directors, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, suppliers, service providers, consultants, advisors, and other third parties. GRAIL also enters into confidentiality and invention or patent assignment agreements with its employees and consultants, and reminds departing employees when they leave their employment of their continuing confidentiality obligations. GRAIL cannot guarantee that it has entered into such agreements with each party that may have or have had access to GRAIL’s trade secrets or proprietary technology and processes. Despite GRAIL’s efforts, any of these parties may breach the agreements and disclose GRAIL’s proprietary information, including GRAIL’s trade secrets, and GRAIL may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. Some courts outside the United States are less willing or unwilling to protect trade secrets. For example, in China, claims regarding infringement or misappropriation of trade secrets are difficult to prove, and consequently plaintiffs are rarely successful in bringing these claims. If any of GRAIL’s trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, GRAIL would have no right to prevent them from using that technology or information to compete with GRAIL. If any of GRAIL’s trade secrets were to be misappropriated by, disclosed to, or independently developed by a competitor or other third party, GRAIL’s competitive position could be materially and adversely harmed.

GRAIL has and may enter into collaboration, license, contract research and/or manufacturing relationships with contract organizations that operate in certain countries that are at heightened risk of theft of technology, data, and intellectual property through direct intrusion by private parties or foreign actors, including those affiliated with or controlled by state actors. Accordingly, GRAIL’s efforts to protect and enforce GRAIL’s intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that GRAIL develops or licenses, and GRAIL may be at heightened risk of losing its proprietary intellectual property rights around the world, including outside of such countries, to the extent such theft or intrusion destroys the proprietary nature of its intellectual property.

GRAIL’s success depends on its ability to develop and commercialize its technology without infringing, misappropriating, or otherwise violating the intellectual property of third parties. Third parties may initiate legal proceedings alleging that GRAIL is infringing their intellectual property rights, and if they prevail, could block sales of GRAIL’s products and force GRAIL to make large damages and/or royalty payments, which could have a material adverse effect on the success of its business.

GRAIL’s commercial success in part depends upon its ability, and the ability of its collaborators, to market, sell, and distribute GRAIL’s products and use GRAIL’s proprietary technologies without infringing, misappropriating, or otherwise violating the proprietary rights of third parties. There is considerable intellectual property litigation in the medical technology, biotechnology, diagnostic, and pharmaceutical industries. In addition, there is ongoing intellectual property litigation in the circulating nucleic acid analysis and cancer nucleic acid space, the outcome of which could also impact future litigation involving GRAIL’s intellectual property or its ability to commercialize its products. GRAIL may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to its products, including interference proceedings before the USPTO and similar bodies in other jurisdictions. Third parties may assert infringement claims against GRAIL based on existing patents or patents that may be issued in the future.

If GRAIL is found to infringe, misappropriate, or otherwise violate a third party’s intellectual property rights, it could be required to obtain a license from such third party to continue developing, marketing, selling, and distributing GRAIL’s products, or to cease using the infringing technology. However, GRAIL may not be able to obtain any required license on commercially reasonable terms or at all. Even if GRAIL were able to obtain a license, it could be non-exclusive, thereby giving GRAIL’s competitors access to the same technologies licensed to GRAIL. In addition, GRAIL could be found liable for monetary damages, including treble damages if it is found to have willfully infringed a patent and attorneys’ fees if the court finds the case to be exceptional. A finding of infringement, misappropriation, or other violation could prevent GRAIL from commercializing its products or force GRAIL to cease some of its operations, which could materially harm its business. Claims that GRAIL has misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on GRAIL’s business.

Even if resolved in GRAIL’s favor, litigation or other legal proceedings relating to intellectual property claims may cause GRAIL to incur significant expenses and could distract GRAIL’s personnel from their normal responsibilities. Such litigation or proceedings could substantially increase GRAIL’s operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. GRAIL may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of GRAIL’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than GRAIL can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on GRAIL’s ability to compete in the market place.

Intellectual property litigation may lead to unfavorable publicity that harms GRAIL’s reputation and causes the market value of GRAIL Common Stock to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of GRAIL’s existing products, programs or intellectual property could be diminished. Accordingly, the market price of shares of GRAIL Common Stock may decline. Such announcements could also harm GRAIL’s reputation or the market for its future products, which could have a material adverse effect on its business.

GRAIL may become involved in lawsuits to protect or enforce or defend its patents, which could be expensive, time-consuming and unsuccessful.

GRAIL’s patents and any patents which it in-licenses may be challenged, narrowed, invalidated or circumvented. If GRAIL’s patents are invalidated or otherwise limited or will expire prior to the commercialization of its products, other companies may be better able to develop products that compete with GRAIL’s, which could adversely affect GRAIL’s competitive position, business prospects, results of operations, and financial condition.

The following are examples of litigation and other adversarial proceedings or disputes that GRAIL could become a party to involving its patents or patents licensed to it:

•	GRAIL or its collaborators may initiate litigation or other proceedings against third parties to enforce its patent rights;

•

third parties may initiate litigation or other proceedings seeking to invalidate patents owned by GRAIL or that are licensed to GRAIL or to obtain a declaratory judgment that their product or technology does not infringe GRAIL’s patents or patents licensed to it or that such patents are invalid or unenforceable;

•

third parties have initiated, and in the future may initiate, oppositions, inter partes review, post grant review, or reexamination proceedings challenging the validity or scope of GRAIL’s patent rights, requiring GRAIL or its collaborators and/or licensors to participate in such proceedings to defend the validity and scope of GRAIL’s patents;

•	there may be a challenge or dispute regarding inventorship or ownership of patents currently identified as being owned by or licensed to GRAIL;

•

at GRAIL’s initiation or at the initiation of a third party, the USPTO may initiate an interference between patents or patent applications owned by or licensed to GRAIL and those of its competitors, requiring GRAIL or its collaborators and/or licensors to participate in an interference proceeding to determine the priority of invention, which could jeopardize GRAIL’s patent rights; or

•

third parties may seek approval to market products similar to GRAIL’s future approved products prior to expiration of relevant patents owned by or licensed to GRAIL, requiring GRAIL to defend its patents, including by filing lawsuits alleging patent infringement.

These lawsuits and proceedings would be costly and could affect GRAIL’s results of operations and divert the attention of GRAIL’s managerial, legal, and scientific personnel. There is a risk that a court or administrative body would decide that GRAIL’s owned or exclusively in-licensed patents are invalid or not infringed by a third party’s activities, or that the scope of certain issued claims must be limited. An adverse outcome in a litigation or proceeding involving GRAIL’s owned or exclusively in-licensed patents could limit GRAIL’s ability to assert its patents against competitors, affect its ability to receive royalties or other licensing consideration from its licensees or sublicensees, and may curtail or preclude its ability to exclude third parties from making, using and selling similar or competitive products. GRAIL may become more susceptible to these types of lawsuits and proceedings given the proliferation of organizations pursuing intellectual property protections in the cfNA space. Any of these occurrences could adversely affect GRAIL’s competitive business position, business prospects and financial condition.

If GRAIL’s trademarks and trade names are not adequately protected, then GRAIL may not be able to build name recognition in its markets of interest and its business may be adversely affected.

GRAIL’s application to register the “Galleri” mark and logo (for its multi-cancer test) and some of its applications to register the “GRAIL” mark and the logos associated with GRAIL in the United States are pending and GRAIL cannot assure you that its pending trademark applications will be approved. In addition, GRAIL’s registered or unregistered trademarks or trade names may be challenged, infringed or declared generic or determined to be infringing on other marks. GRAIL may not be able to protect its rights to these trademarks and trade names, which GRAIL views as valuable to building name recognition among potential partners and customers in its markets of interest. At times, competitors or other third parties have adopted or may adopt trade names or trademarks similar to GRAIL’s, thereby impeding its ability to build brand identity and possibly leading to market confusion and/or litigation. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of GRAIL’s registered or unregistered trademarks or trade names. Over the long term, if GRAIL is unable to establish name recognition based on its trademarks and trade names, then GRAIL may not be able to compete effectively and GRAIL’s business may be adversely affected. GRAIL’s efforts to enforce, protect, or defend its proprietary rights related to trademarks may be ineffective and could result in substantial costs and diversion of resources and could adversely affect GRAIL’s business, financial condition, results of operations and prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This consent solicitation statement/prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of applicable securities laws, including, in particular, statements about plans, objectives and strategies, growth opportunities in a company’s industries and businesses, its expectations regarding future results, financial condition, liquidity and capital requirements, estimates regarding the impact of regulatory developments and legal proceedings, and other trends and projections. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic instability and uncertainty. The extent to which the COVID-19 pandemic impacts Illumina’s and GRAIL’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous evolving factors, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or mitigate its impact, and how quickly and to what extent normal economic and operating conditions can resume. Forward-looking statements are not historical facts and may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “target,” similar expressions and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the Transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the Transaction or to make any filing or take other action required to consummate the Transaction in a timely matter or at all. Important risk factors that may cause such a difference include, but are not limited to:

•

the failure to complete the Transaction on the terms or timeline currently contemplated, or at all, including because Illumina and/or GRAIL may be unable to satisfy the conditions or obtain the approvals required to complete the Transaction, or such approvals may contain material restrictions or conditions;

•	the possibility that a condition to Closing may not be satisfied, including obtaining regulatory approvals, such as clearance under the HSR Act;

•

the potential impact of unforeseen liabilities, future capital expenditures, revenues, costs, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of the Illumina or the surviving company’s businesses after the consummation of the Transaction;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction;

•

negative effects of the announcement, pendency or consummation of the Transaction on the market price of the Illumina Common Stock or the value of shares of GRAIL Stock and on their respective operating results;

•	risks associated with third-party contracts containing consent and/or other provisions that may be triggered by the Transaction;

•	the risks and costs associated with the integration of, and the ability of Illumina to integrate, GRAIL’s business successfully and to achieve anticipated synergies;

•	the risks and costs associated with the development and commercialization of, and Illumina’s ability to develop and commercialize, GRAIL’s products;

•	the risk that disruptions from the Transaction will harm Illumina, GRAIL or the surviving company’s businesses, including their current or future plans and operations;

•	the fact that certain GRAIL directors and executive officers have interests in the Transaction that may be different from, or in addition to, those of other GRAIL stockholders;

•

the fact that the value of the CVRs to be issued in the connection with the Transaction is speculative and the amount payable pursuant to the CVRs, if any, depends on the ability of Illumina to successfully bring to market certain drug products in development by GRAIL, which is subject to various operational and regulatory risks and uncertainties;

•	the potential impact of legislative, regulatory and economic developments; and

•	other business, financial, operational and legal risks and uncertainties detailed from time to time in Illumina’s SEC filings.

The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Illumina’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All cautionary statements made or referred to herein should be read as being applicable to all forward-looking statements wherever they appear. You should consider the risks and uncertainties described or referred to herein and should not place undue reliance on any forward-looking statements. The forward-looking statements speak only as of the date made, and Illumina and GRAIL undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this consent solicitation statement/prospectus or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events, except as required by law.

INFORMATION ABOUT THE COMPANIES

Illumina, Inc.

Illumina is the global leader in sequencing- and array-based solutions for genetic and genomic analysis. Illumina’s products and services serve customers in a wide range of markets, enabling the adoption of genomic solutions in research and clinical settings. Illumina was incorporated in California in April 1998 and reincorporated in Delaware in July 2000.

Illumina’s customers include leading genomic research centers, academic institutions, government laboratories, and hospitals, as well as pharmaceutical, biotechnology, commercial molecular diagnostic laboratories, and consumer genomics companies.

Illumina’s portfolio of integrated sequencing and microarray systems, consumables, and analysis tools is designed to accelerate and simplify genetic analysis. This portfolio addresses the range of genomic complexity, price points, and throughput, enabling customers to select the best solution for their research or clinical application.

Illumina’s principal executive office is located at 5200 Illumina Way, San Diego, CA 92122, and its telephone number is (858) 202-4500.

Additional information about Illumina and its subsidiaries is included in the documents incorporated by reference into this consent solicitation statement/prospectus. See “Where You Can Find More Information.”

First Merger Sub

SDG Ops, Inc., a direct, wholly owned subsidiary of Illumina, is a Delaware corporation that was incorporated on September 11, 2020 for the purpose of entering into the Merger Agreement and effecting the First Merger. At the Effective Time, First Merger Sub will be merged with and into GRAIL, with GRAIL continuing as the surviving corporation in the First Merger and as a wholly owned subsidiary of Illumina. The principal executive office and telephone number of First Merger Sub is the same as Illumina’s.

Second Merger Sub

SDG Ops, LLC, a direct, wholly owned subsidiary of Illumina, is a Delaware limited liability company that was formed on September 11, 2020 for the purpose of entering into the Merger Agreement and effecting the Second Merger. Following the First Merger and at the Second Effective Time, GRAIL, as the surviving corporation in the First Merger, will be merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving company and as a wholly owned subsidiary of Illumina. As a result of the Second Merger, Second Merger Sub, as the surviving company, will own the legacy business of GRAIL. The principal executive office and telephone number of Second Merger Sub is the same as Illumina’s.

GRAIL, Inc.

GRAIL is a healthcare company focused on saving lives and improving health by pioneering new technologies for early cancer detection. GRAIL has built a multi-disciplinary organization of scientists, engineers, and physicians and GRAIL is using the power of next-generation sequencing, population-scale clinical studies, and state-of-the-art computer science and data science to overcome one of medicine’s greatest challenges. Using its platform technology, GRAIL has developed Galleri, a multi-

cancer early detection blood test, that has demonstrated in clinical studies the ability to detect more than 50 types of cancer, over 45 of which lack recommended screening tests today—with a low false positive rate of less than 1%. When a cancer is detected, Galleri localizes the cancer signal with high accuracy, all from a single blood draw. Galleri is currently in late-stage development and GRAIL plans to commercially launch it in 2021 as a laboratory developed test.

GRAIL’s principal executive office is located at 1525 O’Brien Drive, Menlo Park, CA 94025, and its telephone number is (650) 542-0372.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ILLUMINA

The following table presents selected historical consolidated financial data of Illumina. The selected historical consolidated financial data as of December 29, 2019 and December 30, 2018, and for the years ended December 29, 2019, December 30, 2018, and December 31, 2017, has been derived from Illumina’s audited consolidated financial statements and accompanying notes contained in Illumina’s Annual Report on Form 10-K for the year ended December 29, 2019, which is incorporated by reference into this consent solicitation statement/prospectus. The selected historical consolidated financial data as of December 31, 2017, January 1, 2017 and January 3, 2016, and for the years ended January 1, 2017 and January 3, 2016, has been derived from Illumina’s audited consolidated financial statements for such years and accompanying notes, which are not incorporated by reference into this consent solicitation statement/prospectus. The selected historical consolidated financial data as of September 27, 2020 and for the nine months ended September 27, 2020 and September 29, 2019 has been derived from Illumina’s unaudited consolidated financial statements contained in Illumina’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2020, which is incorporated by reference into this consent solicitation statement/prospectus, and has been prepared on the same basis as Illumina’s audited consolidated financial statements included in Illumina’s Annual Report on Form 10-K for the year ended December 29, 2019.

The information set forth below is only a summary. You should read the following information together with Illumina’s consolidated financial statements and accompanying notes and the “Management’s Discussion and Analysis” section contained in Illumina’s Annual Report on Form 10-K for the year ended December 31, 2019 and Illumina’s Quarterly Report on Form 10-Q for the three months ended September 27, 2020, which are incorporated by reference into this consent solicitation statement/prospectus. Illumina’s annual and interim period results are not necessarily indicative of Illumina’s results in any future period. In the opinion of Illumina’s management, the selected historical consolidated financial data as of and for the nine months ended September 27, 2020 and September 29, 2019 set forth in the tables below reflect all normal recurring adjustments necessary for the fair presentation of results of operations and financial position for these periods. For more information, see “Where You Can Find More Information.”

Consolidated Statement of Operations Data	Nine Months Ended
(in millions, except per share amounts)	September 27, 2020	September 29, 2019
Total revenue	$2,286	$2,591
Income from operations	447	717
Consolidated net income	399	751
Net income attributable to Illumina stockholders	399	763

Net income attributable to Illumina stockholders for earnings per share	399	763

Earnings per share attributable to Illumina stockholders
Basic	2.72	5.19

Diluted	2.70	5.13

Shares used in computing earnings per share
Basic	147	147
Diluted	148	149

Consolidated Statement of Operations Data	Year Ended
(in millions, except per share amounts)	December 29, 2019	December 30, 2018	December 31, 2017	January 1, 2017	January 3, 2016
Total revenue	$3,543	$3,333	$2,752	$2,398	$2,220
Income from operations	985	883	606	587	613
Consolidated net income	990	782	678	428	458
Net income attributable to Illumina stockholders	1,002	826	726	463	462

Net income attributable to Illumina stockholders for earnings per share	1,002	826	725	454	462

Earnings per share attributable to Illumina stockholders
Basic	$6.81	$5.63	$4.96	$3.09	$3.19

Diluted	6.74	5.56	4.92	3.07	3.10

Shares used in computing earnings per share
Basic	147	147	146	147	145
Diluted	149	149	148	148	149

Consolidated Balance Sheet Data	As of
(in millions)	September 27, 2020	December 29, 2019	December 30, 2018	December 31, 2017	January 1, 2017	January 3, 2016
Cash, cash equivalents and short-term investments	$3,324	$3,414	$3,512	$2,145	$1,559	$1,386
Total assets	7,404	7,316	6,959	5,257	4,281	3,688
Short-term debt	507	—	1,107	10	2	75
Long-term debt	666	1,141	890	1,182	1,056	1,016
Redeemable noncontrolling interests	—	—	61	220	44	33
Total stockholders’ equity	4,700	4,613	3,845	2,749	2,270	1,849

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GRAIL

The following table presents selected historical consolidated financial data of GRAIL. The selected historical consolidated financial data as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018, has been derived from GRAIL’s audited consolidated financial statements and accompanying notes which are included in this consent solicitation statement/prospectus in Annex H. The selected historical consolidated financial data as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 has been derived from GRAIL’s unaudited condensed consolidated financial statements which are included in this consent solicitation statement/prospectus in Annex I, and has been prepared on the same basis as GRAIL’s audited consolidated financial statements.

The information set forth below is only a summary. You should read the following information together with GRAIL’s consolidated financial statements and accompanying notes and “GRAIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this consent solicitation statement/prospectus. GRAIL’s annual and interim period results are not necessarily indicative of GRAIL’s results in any future period. In the opinion of GRAIL’s management, the selected historical consolidated financial data as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 set forth in the tables below reflect all normal recurring adjustments necessary for the fair statement of results of operations and financial position for these periods. For more information, see “Where You Can Find More Information.”

Consolidated Statement of Operations Data	Year Ended December 31,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2019	2018	2020	2019
Operating expenses	$255,663	$287,496	$220,446	$187,995
Research and development(1)	158,886	190,205	127,913	119,023
Research and development—related parties(1)	8,202	32,955	7,323	7,704
Marketing(1)	7,679	6,107	8,397	5,496
General and administrative(1)	80,896	58,229	76,813	55,772
Loss from operations	255,663	287,496	220,446	187,995
Interest income, net	(12,430)	(12,550)	(5,078)	(9,905)
Other expense, net	1,817	287	1,404	(278)
Loss before provision for (benefit from) income taxes	245,050	275,233	216,772	177,812
Provision for (benefit from) income taxes	(195)	485	24	68
Net loss	244,855	275,718	216,796	177,880
Net loss attributable to Class A and Class B common stockholders, basic and diluted	244,855	275,718	216,796	177,880
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted(2)	$(1.99)	$(2.42)	$(1.61)	$(1.46)
Weighted-average shares of Class A and Class B common stock used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted(2)	123,188,351	114,138,912	134,477,041	122,100,069

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2019	2018	2020	2019
	(in thousands)
Research and development	$3,913	$937	$4,921	$2,460
Research and development-related parties	135	778	120	101
Marketing	202	123	1,898	88
General and administrative	24,141	9,203	27,354	15,134

Total stock-based compensation expense	$28,391	$11,041	$34,293	$17,783

(2)

See Note 13 to GRAIL’s audited consolidated financial statements and Note 12 to GRAIL’s unaudited condensed consolidated financial statements for further details on the calculation of net loss per share attributable to Class A and Class B common stockholders, basic and diluted, and the weighted-average shares used to compute net loss per share attributable to Class A and Class B common stockholders, basic and diluted.

Consolidated Balance Sheet Data	As of September 30,	As of December 31,
(in thousands)	2020	2019	2018
Cash, cash equivalents, and marketable securities	$634,560	$558,277	$641,350
Working capital(1)	578,371	512,583	575,074
Total assets	727,471	635,519	686,845
Total liabilities	117,536	84,992	86,473
Redeemable convertible preferred stock	1,994,921	1,763,060	1,603,224
Accumulated deficit	(1,522,427)	(1,305,631)	(1,060,776)
Total stockholders’ deficit	(1,384,986)	(1,212,533)	(1,002,852)

(1)

GRAIL defines working capital as current assets less current liabilities. See GRAIL’s audited consolidated financial statements and unaudited condensed consolidated financial statements for further details regarding GRAIL’s current assets and current liabilities.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial information combines the historical financial statements of Illumina and GRAIL, after giving effect to the Transaction and related financing. The selected unaudited pro forma condensed combined balance sheet is presented as if the Transaction and related financing occurred as of September 27, 2020. The selected unaudited pro forma condensed combined statements of income (loss) for the nine months ended September 27, 2020 and the year ended December 29, 2019 give effect to the Transaction and related financing as if they had occurred on December 31, 2018, the beginning of the earliest period presented. The selected unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations would have been had the Transaction and Permanent Financing occurred on the dates assumed and may not be useful in predicting Illumina’s future consolidated results of operations or financial position.

The selected unaudited pro forma condensed combined financial data has been prepared from, and should be read in conjunction with, (i) the more detailed unaudited pro forma condensed combined financial information and the related notes appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and (ii) the historical unaudited condensed consolidated financial statements and notes of each of Illumina and GRAIL included or incorporated by reference in this consent solicitation statement/prospectus. For additional information, see the sections entitled “GRAIL Audited Consolidated Financial Statements for the Years Ended December 31, 2019 and 2018” and “GRAIL Unaudited Condensed Consolidated Financial Statements as of September 30, 2020 and for the Three and Nine Months Ended September 30, 2020 and 2019,” included as Annexes H and I to this consent solicitation statement/prospectus and “Where You Can Find More Information.”

Selected Unaudited Pro Forma Condensed Combined Balance Sheet

(dollars in millions)	As of September 27, 2020
Current assets	$2,905
Total assets	13,322
Current liabilities	1,307
Long-term debt, current portion	507
Long-term debt	1,659
Total stockholders’ equity	8,019

Selected Unaudited Pro Forma Condensed Combined Statement of Income (Loss)

(dollars in millions)	Nine Months Ended September 27, 2020	Year Ended December 29, 2019
Total revenue	$2,280	$3,536
Total cost of revenue	713	1,076
Gross profit	1,567	2,460
Total operating expense	1,415	2,729
Income (loss) from operations	152	(269)
Consolidated net income	175	693
Net income (loss) attributable to Illumina stockholders	175	705

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 20, 2020, Illumina entered into the Merger Agreement to acquire GRAIL. Under the terms of the Merger Agreement, and at the Effective Time, First Merger Sub will be merged with and into GRAIL, with GRAIL continuing as the surviving corporation and a wholly owned subsidiary of Illumina. As soon as practicable following the First Merger and at the Second Effective Time, GRAIL, as the surviving corporation in the First Merger, will be merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving company and a wholly owned subsidiary of Illumina.

The following unaudited pro forma condensed combined financial information combines the historical financial statements of Illumina and GRAIL, after giving effect to the Transaction and related financing. The unaudited pro forma condensed combined balance sheet is presented as if the Transaction and related financing occurred as of September 27, 2020. The unaudited pro forma condensed combined statements of income (loss) for the nine months ended September 27, 2020 and the year ended December 29, 2019 give effect to the acquisition as if the Transaction and related financing had occurred on December 31, 2018, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Illumina and GRAIL, and the assumptions and adjustments set forth in the accompanying explanatory notes. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting for business combinations with Illumina considered the acquirer of GRAIL for accounting purposes. See “Note 2 – Basis of presentation” below.

Illumina’s fiscal year is the 52 or 53 weeks ending the Sunday closest to December 31, with quarters of 13 or 14 weeks ending closest to March 31, June 30, September 30 and December 31. GRAIL’s fiscal year is the calendar year. As Illumina and GRAIL have different fiscal year ends, the unaudited pro forma condensed combined financial information has been prepared utilizing period ends that differ by less than 93 days, as permitted by Regulation S-X. The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and notes, which are included or incorporated by reference elsewhere in this consent solicitation statement/prospectus: (a) the audited consolidated financial statements of Illumina as of and for the year ended December 29, 2019; (b) the audited financial statements of GRAIL as of and for the year ended December 31, 2019; (c) the unaudited consolidated financial statements of Illumina as of and for the nine months ended September 27, 2020; and (d) the unaudited condensed consolidated financial statements of GRAIL as of and for the nine months ended September 30, 2020. For additional information, see the sections entitled “GRAIL Audited Consolidated Financial Statements for the Years Ended December 31, 2019 and 2018” and “GRAIL Unaudited Condensed Consolidated Financial Statements as of September 30, 2020 and for the Three and Nine Months Ended September 30, 2020 and 2019,” included as Annexes H and I to this consent solicitation statement/prospectus and “Where You Can Find More Information” elsewhere in this consent solicitation statement/prospectus.

The acquisition of GRAIL will be accounted for as a business combination and will reflect the application of acquisition accounting in accordance with Accounting Standards Codification (ASC) 805, Business Combinations (“ASC 805”). For purposes of developing the unaudited pro forma condensed combined balance sheet as of September 27, 2020, the acquired GRAIL assets, including identifiable intangible assets and liabilities assumed, have been recorded at their estimated fair values with the excess purchase price assigned to goodwill. The pro forma adjustments are based on preliminary estimates of the fair values of assets acquired and liabilities assumed and information available as of the date of this consent solicitation statement/prospectus. Detailed valuations and assessments, including valuations of intangible assets, the CVRs, Illumina’s previously held GRAIL investment, share-based compensation awards as well as the assessment of the tax positions and rates of the combined business, are in process and will not be completed until after the Closing. The estimated fair values assigned in this unaudited pro forma condensed combined financial information are preliminary and represent Illumina’s current best estimate of fair value and are subject to revision. Accordingly, actual adjustments to the combined company’s financial statements following the acquisition could differ, perhaps materially, from those reflected in the unaudited pro forma condensed combined financial information because the purchase price, assets and liabilities acquired and share-based compensation awards will be recorded at their respective fair values on the date the acquisition is consummated.

GRAIL’s stockholders and holders of vested GRAIL Equity Awards will be provided with the option to elect the right to receive for each share of GRAIL Stock owned and each vested GRAIL Equity Award held by such individual: (i) the Cash Consideration, the Stock Consideration, plus one CVR issued by Illumina (collectively referred to as the “CVR Consideration”) or (ii) the Cash Consideration, the Stock Consideration, plus, and in lieu of a CVR, a number of shares of Illumina Common Stock and/or an amount in cash (which may be set by reference to the GRAIL Fully Diluted Share Count) (the “Alternative Consideration”), such number and/or amount of Alternative Consideration to be determined by Illumina in its sole discretion prior to the mailing of the Election Form (collectively, the “Cash & Stock Consideration”), in each case, for GRAIL Stock Options, less the value of the applicable exercise price. Illumina cannot predict the number of shares or vested GRAIL Equity Awards for which the Cash & Stock Consideration will be elected in lieu of the CVR Consideration. Further, as the number of shares of Illumina Common Stock and/or amount in cash to be offered as Alternative Consideration is not yet defined, Illumina cannot predict the estimated value of Alternative Consideration at this time. As described in the accompanying notes below, the number of shares or vested GRAIL Equity Awards for which the Alternative Consideration is elected as well as the value offered for the Alternative Consideration may impact the amount of cash available to pay the Cash Consideration and the other required uses of cash at Closing and may impact the mix of cash, equity and CVR consideration payable to the GRAIL stockholders. Accordingly, Illumina is providing the unaudited pro forma condensed combined financial information assuming that none of the GRAIL stockholders elect the right to receive the Alternative Consideration. In addition, the value of the stock component of the purchase price may fluctuate with the market price of Illumina Common Stock and with the number of Illumina shares issued, determined based on the weighted average trading price of Illumina Common Stock for the 20 consecutive trading days ending on (and including) the trading day that is 10 trading days prior to the Closing Date, subject to a collar of $295 to $399. As such, the actual purchase price may vary from the results shown.

GRAIL Equity Awards that are unvested, after taking into account the accelerated vesting described in the section entitled “The Transaction—Treatment of GRAIL Equity Awards” of this consent solicitation statement/prospectus, will, immediately prior to the Effective Time, be canceled in exchange for an equivalent equity award (i.e., stock options, restricted shares or restricted stock units, as applicable) with respect to shares of Illumina Common Stock. The number of shares of Illumina Common Stock subject to such converted award will be equal to the product (rounded down to the nearest whole share) of (i) the number of shares of GRAIL Stock subject to the unvested portion of the applicable GRAIL Equity Award and (ii) at the holder’s election, the CVR Consideration Award Ratio or the Alternative Consideration Award Ratio. If the CVR Consideration Award Ratio is elected with respect to an unvested GRAIL Equity Award, the holder will also receive a number of fully vested CVRs equal to the number of shares of GRAIL Stock subject to the unvested portion of such GRAIL Equity Award. Illumina cannot predict the number of unvested GRAIL Equity Awards for which the CVR Consideration Award Ratio or the Alternative Consideration Award Ratio will be elected. Further, as the Alternative Consideration Award Ratio is not yet defined, Illumina cannot predict the estimated value for the converted Illumina equity awards. As described in the accompanying notes below, the number of converted equity awards issued may impact the fair value of share-based compensation awards attributable to pre-combination service, the fair value of share-based compensation awards attributable to post-combination services or the CVR consideration payable to equity award holders. Accordingly,

Illumina is providing the unaudited pro forma condensed combined financial information assuming that none of the holders of unvested GRAIL Equity Awards elect the right to receive the Alternative Consideration Award Ratio.

The pro forma financial information has been prepared by Illumina in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the SEC in May 2020 (“Article 11”). The amended Article 11 is effective on January 1, 2021, however voluntary early compliance is permitted. Illumina has elected to early comply with the amended Article 11. The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position. Illumina’s results of operations and actual financial position may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 27, 2020

(In millions)

	Historical		Pro Forma
	Illumina	GRAIL	Transaction accounting adjustments	Notes	Other transaction accounting adjustments	Notes	Pro forma combined
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$3,324	$632	$(3,048)	A	$993	K	$1,901
Accounts receivable, net	464	—	(1)	B	—		463
Inventory	415	—	—		—		415
Prepaid expenses and other current assets	126	7	—		(7)	L	126

Total current assets	4,329	639	(3,049)		986		2,905
Property and equipment, net	910	25	—		—		935
Operating lease right-of-use assets	545	52	—		—		597
Goodwill	897	—	5,054	C	—		5,951
Intangible assets, net	149	—	2,450	C	—		2,599
Deferred tax assets, net	19	—	—		—		19
Other assets	555	11	(250)	D	—		316

Total assets	$7,404	$727	$4,205		$986		$13,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$156	$8	$(1)	B	$—		$163
Accrued liabilities	452	52	130	E	3	L	637
Long-term debt, current portion	507	—	—		—		507

Total current liabilities	1,115	60	129		3		1,307
Operating lease liabilities	678	54	—		—		732
Long-term debt	666	—	—		993	K	1,659
Other long-term liabilities	245	3	50	F	—		1,605
			1,074	G
			233	G
Redeemable convertible preferred stock:
Series A	—	68	(68)	H	—		—
Series B	—	1,235	(1,235)	H	—		—
Series C	—	300	(300)	H	—		—
Series D	—	392	(392)	H	—		—

Total redeemable convertible preferred stock	—	1,995	(1,995)		—		—
Stockholders’ equity (stockholders’ deficit):
Common stock	2	—	—		—		2
Additional paid-in capital	3,737	133	3,025	H	—		6,767
			(133)	H
			5	I
Accumulated other comprehensive income	12	4	(4)	H	—		12
Retained earnings (accumulated deficit)	4,466	(1,522)	840	D	(10)	L	4,475
			(130)	E
			41	F
			(233)	G
			1,522	H
			(499)	J
Treasury stock, at cost	(3,517)	—	280	H	—		(3,237)

Total stockholders’ equity (stockholders’ deficit)	4,700	(1,385)	4,714		(10)		8,019

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (stockholders’ deficit)	$7,404	$727	$4,205		$986		$13,322

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (LOSS)

FOR THE NINE MONTHS ENDED SEPTEMBER 27, 2020

(In millions, except per share amounts)

	Historical		Pro Forma
	Illumina	GRAIL	Transaction accounting adjustments	Notes	Other transaction accounting adjustments	Notes	Pro forma combined
Revenue:
Product revenue	$1,904	$—	$(6)	M	$—		$1,898
Service and other revenue	382	—	—		—		382

Total revenue	2,286	—	(6)		—		2,280
Cost of revenue:
Cost of product revenue	535	—	—		—		535
Cost of service and other revenue	157	—	—		—		157
Amortization of acquired intangible assets	21	—	—		—		21

Total cost of revenue	713	—	—		—		713

Gross profit	1,573	—	(6)		—		1,567

Operating expense:
Research and development	483	135	(6)	M	—		685
			73	N
Selling, general and administrative	643	85	2	N	—		730

Total operating expense	1,126	220	69		—		1,415

Income (loss) from operations	447	(220)	(75)		—		152
Other income (expense):
Interest income	26	4	—		—		30
Interest expense	(33)	—	—		(9)	O	(42)
Other income (expense), net	117	(1)	—		—		116

Total other income, net	110	3	—		(9)		104

Income (loss) before income taxes	557	(217)	(75)		(9)		256
Provision for (benefit from) income taxes	158	—	(75)	F	(2)	O	81

Consolidated net income (loss)	$399	$(217)	$—		$(7)		$175

Earnings per share:
Basic	$2.72						$1.11
Diluted	$2.70						$1.10
Shares used in computing earnings per share:
Basic	147		11	H	—		158
Diluted	148		11	H	—		159

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 29, 2019

(In millions, except per share amounts)

	Historical		Pro Forma
	Illumina	GRAIL	Transaction accounting adjustments	Notes	Other transaction accounting adjustments	Notes	Pro forma combined
Revenue:
Product revenue	$2,929	$—	$(7)	M	$—		$2,922
Service and other revenue	614	—	—		—		614

Total revenue	3,543	—	(7)		—		3,536
Cost of revenue:
Cost of product revenue	802	—	—		—		802
Cost of service and other revenue	240	—	—		—		240
Amortization of acquired intangible assets	34	—	—		—		34

Total cost of revenue	1,076	—	—		—		1,076

Gross profit	2,467	—	(7)		—		2,460

Operating expense:
Research and development	647	167	39	G	—		1,034
			6	I
			85	J
			(7)	M
			97	N
Selling, general and administrative	835	89	130	E	—		1,695
			194	G
			30	I
			414	J
			3	N

Total operating expense	1,482	256	991		—		2,729

Income (loss) from operations	985	(256)	(998)		—		(269)
Other income (expense):
Interest income	75	13	—		—		88
Interest expense	(52)	—	—		(10)	L	(73)
					(11)	O
Other income (expense), net	110	(2)	840	D	—		933
			(15)	M

Total other income, net	133	11	825		(21)		948

Income (loss) before income taxes	1,118	(245)	(173)		(21)		679
Provision for (benefit from) income taxes	128	—	(139)	F	(3)	O	(14)

Consolidated net income	990	(245)	(34)		(18)		693
Add: net loss attributable to noncontrolling interests	12	—	—		—		12

Net income (loss) attributable to Illumina stockholders	$1,002	$(245)	$(34)		$(18)		$705

Earnings per share attributable to Illumina stockholders:
Basic	$6.81						$4.46
Diluted	$6.74						$4.40
Shares used in computing earnings per share:
Basic	147		11	H			158
Diluted	149		11	H			160

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the proposed GRAIL acquisition

On September 20, 2020, Illumina entered into the Merger Agreement to acquire GRAIL for $3.5 billion in cash, plus the Aggregate Option Exercise Price of all GRAIL Stock Options, and $4.5 billion in shares of Illumina Common Stock, subject to a collar, plus an option to receive CVRs or the Alternative Consideration set by Illumina in its sole discretion. The Transaction, which is expected to close in the second half of 2021, is subject to certain customary closing conditions, including the GRAIL Stockholder Approvals and the receipt of required regulatory approvals.

The Cash Consideration for the Transaction is expected to be funded using balance sheet cash, plus up to $1 billion in capital raised through a debt issuance. In advance of this anticipated issuance, Illumina has obtained a bridge facility commitment letter from Goldman Sachs Bank USA for a 364-day senior unsecured bridge loan facility, in an aggregate principal amount of $1 billion. The bridge facility commitment letter is subject to certain conditions, including consummation of the Mergers pursuant to the Merger Agreement. It is anticipated that some or all of the bridge facility will be replaced or repaid by Illumina through the issuance of debt securities. Illumina ultimately does not expect to utilize the bridge facility, and if necessary, expects to be able to obtain more cost-effective, permanent debt financing at a later date. The accompanying unaudited pro forma condensed combined financial information reflects the estimated cost of borrowing under an anticipated debt financing.

In connection with the Transaction, GRAIL stockholders and holders of GRAIL Equity Awards will have the option to elect to receive CVRs, which will entitle holders to receive future payments representing a pro rata portion of certain revenues (calculated in accordance with the CVR Agreement) each year for a 12-year period. Each holder of a CVR will be entitled to receive a pro rata portion of 2.5% of Covered Revenues, if any, up to and including $1 billion, plus 9.0% of Covered Revenues, if any, in excess of $1 billion, with such $1 billion threshold measured over an annual period to correspond with Illumina’s fiscal year. Illumina will offer GRAIL stockholders and holders of vested GRAIL Equity Awards the option to receive additional cash and/or stock consideration, in an amount to be determined prior to closing, in lieu of the CVRs. Illumina will also offer holders of unvested GRAIL Equity Awards the right to receive an equity award with respect to a number of shares based on the Alternative Consideration Award Ratio, which is expected to result in a larger number of converted awards in lieu of holders’ receiving fully vested CVRs in addition to the converted awards.

As a result of the Transaction not being completed by December 20, 2020, on December 21, 2020, Illumina began making monthly cash payments to GRAIL of $35 million (the “Continuation Payments”). Illumina will continue making the monthly Continuation Payments to GRAIL until the earlier of the Closing Date or termination of the Merger Agreement, subject to certain exceptions. If the Merger Agreement is terminated, Illumina will receive shares of non-voting GRAIL preferred stock in respect of all Continuation Payments in excess of $315 million, subject to certain terms and conditions.

The Merger Agreement contains certain termination rights if the consummation of the Mergers does not occur on or before September 20, 2021, subject to a three-month extension related to obtaining certain required regulatory clearances. Upon termination of the Merger Agreement under specified circumstances, Illumina would be required to pay a termination fee of $300 million and make an additional $300 million investment in GRAIL in exchange for shares of non-voting GRAIL preferred stock, subject to certain terms and conditions.

2.	Basis of presentation

The accompanying unaudited pro forma condensed combined financial information gives effect to the acquisition of GRAIL by Illumina. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Illumina and GRAIL, and the assumptions and adjustments set forth in these notes. The unaudited pro forma condensed combined financial information is provided for informational purposes only and is based on available information and reasonable assumptions. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Illumina would have been if the acquisition occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in financial position and operating results following the date of the unaudited pro forma condensed combined financial information.

Pro forma transaction accounting adjustments are included only to the extent they are adjustments that reflect the accounting for the Transaction in accordance with U.S. GAAP.

The acquisition will be accounted for using the acquisition method of accounting with Illumina as the accounting acquirer and GRAIL as the accounting acquiree. The unaudited pro forma condensed combined financial information reflects the preliminary assessment of fair values assigned to components of the purchase price, share-based compensation awards, as well as fair values and useful lives assigned to assets acquired and liabilities assumed. Fair value estimates were based on preliminary discussions between Illumina and GRAIL and through due diligence efforts. The detailed valuation studies necessary to arrive at the required estimates of the fair values for components of the purchase price, share-based compensation awards and for the assets acquired and liabilities assumed have not yet been completed. Components of the purchase price that are subject to preparation of valuation studies to determine the appropriate fair value includes the CVRs, previously held GRAIL investment and share-based compensation awards attributable to pre-combination services. Significant assets and liabilities that are subject to preparation of valuation studies to determine the appropriate fair value adjustments include intangible assets, deferred income tax liability and accrued costs. Changes to the purchase price and the fair values of these assets and liabilities will also result in changes to goodwill recorded from the acquisition, which could be material.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Illumina included in its annual report on Form 10-K for the year ended December 29, 2019 and quarterly report on Form 10-Q for the quarter ended September 27, 2020.

3.	Preliminary purchase price

The fair value of the purchase price in the unaudited pro forma condensed combined financial information estimated to be approximately $8.0 billion is based on the Illumina Common Stock’s closing price of $296.73 on November 16, 2020. The value of the purchase price will change based on fluctuations in the share price of the Illumina Common Stock, the number of GRAIL shares outstanding on the Closing Date, changes in the estimate of the fair value of the CVRs, the number of shares or GRAIL Equity Awards for which the right to receive the Alternative Consideration or the Alternative Consideration Award Ratio, as applicable, is elected and the number of GRAIL Equity Awards that are vested as of the Closing Date.

The following table summarizes the components of the estimated purchase price (in millions, except per-share information):

GRAIL shares outstanding, net of Illumina’s shares	613
Cash consideration per GRAIL share	$4.54

Cash portion of purchase price	2,787
Less exercise price for vested stock options	25

Net cash consideration	$2,762
GRAIL shares outstanding, net of Illumina’s shares	613
Exchange ratio	0.0159
Illumina common shares issued	10
Illumina’s share price	$296.73

Net stock consideration	$2,887

Total estimated cash and stock portion of purchase price	$5,649

Fair value of CVRs	1,074
Fair value of previously held GRAIL investment	1,090
Fair value of share-based compensation awards attributable to pre-combination service	211

Total estimated purchase price	$8,024

The estimated purchase price is variable depending upon the market value of Illumina Common Stock at acquisition and upon the number of shares of Illumina Common Stock issued, determined based on the weighted average trading price of Illumina Common Stock for the 20 consecutive trading days ending on (and including) the trading day that is 10 trading days prior to the Closing Date, subject to a collar of $295 to $399. Management performed a sensitivity analysis over the change in the fair value of the purchase price, exclusive of either the CVR or the Alternative Consideration. A change in the market price of Illumina Common Stock of + 50% / - 25% from the price of $296.73 would result in a purchase price $1.1 billion higher or $354 million lower, which would have been reflected as an offsetting adjustment to goodwill in the unaudited pro forma condensed combined balance sheet.

For purposes of preparation of the unaudited condensed combined pro forma financial information, the purchase price has been estimated assuming that none of the GRAIL stockholders elect to receive the Alternative Consideration.

The preliminary estimated fair value of the CVRs was derived using a Monte Carlo simulation and could change materially once the final valuation is determined.

The preliminary estimate of the fair value of previously held GRAIL investment is based on the overall purchase consideration and Illumina’s percentage ownership of GRAIL prior to the acquisition.

The preliminary estimate of the fair value of share-based compensation awards attributable to pre-combination service relates to GRAIL Equity Awards that will vest upon acceleration as provided in the Merger Agreement or will be converted into options to purchase shares of Illumina Common Stock, awards with respect to restricted shares of Illumina Common Stock or restricted stock units with respect to Illumina Common Stock, as applicable. Additionally, holders of GRAIL Equity Awards may also receive CVRs based on terms specified in the Merger Agreement. The fair value of the converted share-based compensation awards attributable to pre-combination service will be recognized as part of the purchase price, and the fair value of the converted share-based compensation awards attributable to post-combination service will be recognized as expense over the post-combination service period.

The number of shares of Illumina Common Stock issued to holders of GRAIL Stock and converted share-based compensation awards is dependent on the number of GRAIL shares and share-based compensation awards outstanding on the Closing Date.

For purposes of this pro forma analysis, the above estimated purchase price has been allocated as follows based on a preliminary estimate of the fair value of assets and liabilities to be acquired as of September 27, 2020:

Assets acquired	$727
Developed technology	1,930
IPR&D	490
Tradename	30
Goodwill	5,054
Deferred tax liability	(91)
Liabilities assumed	(116)

Total estimated consideration	$8,024

This preliminary purchase price allocation has been used to prepare the Transaction accounting adjustments in the unaudited pro forma condensed combined financial information. The final purchase price allocation will be determined when Illumina has completed the detailed valuations and necessary calculations as described in more detail in the explanatory notes below. The final allocation is expected to be completed within the measurement period, as defined in ASC 805, following the close of the Transaction and could differ materially from the preliminary allocation used in the Transaction accounting adjustments detailed below.

4.	Transaction accounting adjustments

In May 2020, the SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (the “Final Rule”). The Final Rule is effective on January 1, 2021, however, voluntary early adoption is permitted. Illumina has elected to early adopt the provisions of the Final Rule, and the unaudited pro forma condensed combined financial information herein is presented in accordance therewith.

Adjustments included in the column under the heading “Transaction accounting adjustments” in the balance sheet depict the accounting for the acquisition required by U.S. GAAP and in the statements of income (loss) for the nine months ended September 27, 2020 and the year ended December 29, 2019 depict the effects of the pro forma balance sheet adjustments, assuming those adjustments were made as of the beginning of 2019. Transaction accounting adjustments reflect the application of required accounting to the Transaction, applying the effects of the acquisition of GRAIL to Illumina’s historical financial information. Adjustments included in the column under the heading “Other transaction accounting adjustments” represent the related financing of the GRAIL acquisition.

The Transaction accounting adjustments and the Other transaction accounting adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A.	To record the net cash paid to GRAIL stockholders, net of Illumina’s shares, of $2.8 billion and net cash paid to holders of accelerated share-based compensation awards of $286 million.

B.	To adjust the accounts receivable for the amounts due from GRAIL generated prior to the acquisition. Any payments owed from GRAIL prior to the Closing will not be included in the assets acquired.

C.

To record the estimated fair value of the intangible assets and goodwill from the acquisition. Goodwill, representing the excess of the purchase price over the fair value of the net assets to be acquired is estimated to be $5.1 billion. This allocation is based on preliminary estimates and the final allocation may differ materially as changes to the initial valuation of the purchase price or net assets acquired will be allocated to goodwill. For each $1 billion increase or decrease in the fair value of definite-lived intangible assets assuming a weighted-average useful life of approximately 20 years, annual amortization expense would increase or decrease by approximately $50 million.

D.

To eliminate Illumina’s investment in GRAIL of $250 million and reflect the estimated related gain of $840 million in Retained earnings (accumulated deficit) at September 27, 2020 and in Other income (expense), net for the year ended December 29, 2019. The estimated related gain is based on Illumina’s preliminary estimated fair value of its GRAIL investment and may differ materially once the final fair value is determined.

E.

To reflect an accrual for estimated additional Transaction costs of $130 million. Transaction costs of $18 million are included in the historical statements of income. These costs will not affect the statement of income beyond twelve months after the acquisition date.

F.

To record a deferred tax liability of $50 million for the net acquired intangibles, partially offset by net operating losses, tax credits and the elimination of the deferred tax impact of $41 million related to Illumina’s investment in GRAIL which is included in retained earnings for the nine months ended September 27, 2020. The benefit for income taxes is attributable to the losses from GRAIL and the transaction accounting adjustments. These estimates are based on a preliminary review that is subject to revision as further information is gathered and interpreted.

G.

To record the estimated fair value of the CVR Consideration of $1.1 billion payable to GRAIL stockholders, which is reflected in the purchase price, and $233 million payable to holders of GRAIL Equity Awards, which is reflected in the unaudited pro forma condensed combined statement of income (loss) for the year ended December 29, 2019 and as a reduction to Retained earnings (accumulated deficit) in the unaudited pro forma condensed combined balance sheet. The preliminary estimated fair value of the CVR Consideration was derived using a Monte Carlo simulation and could change materially once the final valuation is determined.

H.

To reflect the issuance of the Illumina Common Stock to GRAIL stockholders and the elimination of GRAIL’s historical balances in redeemable convertible preferred stock and stockholders’ deficit balances. The estimated issuance of 10 million and 1 million shares of Stock Consideration to GRAIL stockholders and holders of accelerated share-based compensation awards, respectively, is reflected in the shares used to calculate earnings per share will be issued from Treasury stock, at cost of $280 million. The excess of fair value over cost of approximately $3.0 billion is reflected in additional paid in capital.

I.

To record the estimated share-based compensation expense of $6 million to research and development expense and $30 million to selling, general and administrative expense for the year ended December 29, 2019 related to converted awards issued to continuing employees as part of the Mergers for the services to be provided over the post-combination service period, which is expected to occur within the first twelve months after the Closing Date. The estimated share-based compensation expense for the pre-combination services of $5 million is allocated to the purchase price and reflected as additional paid-in capital in the unaudited condensed combined pro forma balance sheet as of September 27, 2020. The preparation of valuation studies to determine the appropriate fair value and allocation of the share-based awards have not yet been completed and any resulting change in the fair value would have a direct impact to share-based compensation expense.

J.

To reflect the acceleration of certain unvested shared-based awards of GRAIL at the Closing Date, the estimated fair value of the share-based compensation awards attributable to pre-combination service awards of $211 million is reflected as purchase price and the estimated fair value attributable to post-combination service of $499 million is reflected in the unaudited pro forma condensed combined statement of income (loss) for the year ended December 29, 2019 and as a reduction to Retained earnings (accumulated deficit) in the unaudited pro forma condensed combined balance sheet. The preparation of valuation studies to determine the appropriate fair value of the share-based awards have not yet been completed and the amounts reflected could change materially once the final valuation is determined.

K.

To reflect the assumption that the existing $1 billion bridge term loan facility will be replaced by $1 billion of debt, rather than issuance of equity, to fund a portion of the Cash Consideration and related Transaction costs. The $993 million is net of estimated amortizable financing-related Transaction fees of $7 million.

L.	To reflect the recognition of $10 million in unamortized bridge term loan fees. These costs will not affect the statement of income beyond twelve months after the acquisition date.

M.	To eliminate intercompany revenues and expenses between Illumina and GRAIL and a $15 million gain recorded by Illumina from the settlement of a contingency in 2019.

N.

To record the amortization expense of $75 million for the nine months ended September 27, 2020 and $100 million for the year ended December 29, 2019 for the intangible assets acquired as part of the Mergers. The acquired intangible assets have been amortized using a weighted-average estimated useful life of approximately 20 years. The amortization of the developed technology intangible asset is recognized as research and development expense as there is no related revenue in the statements of income (loss) for the nine months ended September 27, 2020 and the year ended December 29, 2019 based on an estimated useful life of 20 years. The amortization of the tradename is recognized as selling, general and administrative expense based on an estimated useful life of 10 years. The amortization of the intangible assets is based on a straight-line amortization method as this represents management’s best estimate of the pattern of utilization for the intangible assets. Illumina is still in process of evaluating the fair value of the intangible assets, and any resulting change in the fair value or estimated useful lives would have a direct impact to amortization expense.

O.

To reflect interest expense, net of related tax, which consists of (i) interest expense ($7 million for the nine months ended September 27, 2020 and $9 million for the year ended December 29, 2019) for the $1 billion expected debt financing using a weighted average interest rate of 0.92% and (ii) amortization of financing costs ($2 million for the nine months ended September 27, 2020 and the year ended December 29, 2019). A one-eighth percent change in the interest rate would result in an increase or a decrease in the pro forma interest expense by $1 million for the nine months ended September 27, 2020 and $1 million for the year ended December 29, 2019.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE DATA

The table below sets forth, for the periods and dates indicated, selected per share information for Illumina Common Stock on a historical and pro forma combined basis giving effect to the Transaction, and selected per share information for GRAIL Stock on a historical and pro forma equivalent basis.

The historical per share data for Illumina Common Stock and GRAIL Stock below is derived from the audited consolidated financial statements of each of Illumina and GRAIL as of and for the years ended December 29 and 31, 2019, respectively, and from the unaudited consolidated financial statements of each of Illumina and GRAIL as of and for the nine months ended September 27 and 30, 2020, respectively.

The combined unaudited pro forma per share data for Illumina Common Stock is extracted from the unaudited pro forma financial statements appearing elsewhere in this consent solicitation statement/prospectus. The unaudited pro forma financial information is based on, and should be read in conjunction with, the historical consolidated financial statements and accompanying notes of each of Illumina and GRAIL for the applicable periods, which are included or incorporated by reference elsewhere in this consent solicitation statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information” located elsewhere in this consent solicitation statement/prospectus for additional information.

The combined unaudited pro forma per share data for Illumina Common Stock does not purport to represent what the surviving company’s actual results of operations or financial condition would have been had the acquisition occurred on the dates assumed, nor is it necessarily indicative of the surviving company’s future results of operations or financial condition. In particular, the unaudited pro forma combined financial information does not reflect the effect of anticipated cost and revenue synergies associated with the combination of Illumina and GRAIL.

The pro forma combined book value per share was calculated by dividing total combined Illumina and GRAIL pro forma common stockholders’ equity by pro forma equivalent shares of common stock outstanding after giving effect to the Transaction.

The GRAIL equivalent pro forma per common share amounts, rounded to the nearest whole cent, were calculated by multiplying the Illumina pro forma combined per share amounts by the pro forma exchange ratio of 0.0159.

You should read the below information in conjunction with the selected consolidated financial information of Illumina and GRAIL included elsewhere in this consent solicitation statement/prospectus, the historical consolidated financial statements of Illumina and related notes incorporated by reference in this consent solicitation statement/prospectus and the historical consolidated financial statements of GRAIL and related notes of GRAIL that are included elsewhere in this consent solicitation statement/prospectus. See “Selected Historical Consolidated Financial Data of Illumina” and “Selected Historical Consolidated Financial Data of GRAIL” included elsewhere in this consent solicitation statement/prospectus.

Neither Illumina nor GRAIL has declared a dividend on account of their respective common stock during the periods presented in the following table, and neither has an intention to pay cash dividends in the foreseeable future.

	As of and for the Year Ended December 29 or 31, 2019	As of and for the Nine Months Ended September 27 or 30, 2020
Illumina Historical Data:
Basic income from continuing operations per share	$6.81	$2.72
Diluted income from continuing operations per share	$6.74	$2.70
Book value per share	$31.05	$31.80
GRAIL Historical Data:
Basic net loss from continuing operations per share attributable to Class A and Class B common stockholders	$(1.97)	$(1.60)
Diluted net loss from continuing operations per share attributable to Class A and Class B common stockholders	$(1.97)	$(1.60)
Book value per share	$(9.77)	$(10.21)
Illumina Combined Unaudited Pro Forma Data:
Basic income from continuing operations per share	$4.46	$1.11
Diluted income from continuing operations per share	$4.40	$1.10
Book value per share	$51.34	$50.45
GRAIL Equivalent Combined Unaudited Pro Forma Data:
Basic income from continuing operations per share	$0.07	$0.02
Diluted income from continuing operations per share	$0.07	$0.02
Book value per share	$0.82	$0.80

MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Shares of Illumina Common Stock currently trade on NASDAQ under the symbol “ILMN.” There were 120 registered owners of Illumina Common Stock at the close of business on February 3, 2021. The table below sets forth, for the calendar quarters indicated, the high and low per share sale prices of Illumina Common Stock as reported by NASDAQ.

Fiscal Year Ended December 29, 2019	High	Low
First Quarter	$322.32	$268.62
Second Quarter	369.00	300.35
Third Quarter	380.76	263.30
Fourth Quarter	336.63	279.76
Fiscal Year Ended January 3, 2021
First Quarter	$339.63	$196.78
Second Quarter	377.80	251.14
Third Quarter	404.20	260.42
Fourth Quarter	$378.33	$288.01
Fiscal Year Ending January 2, 2022
First Quarter (through February 3, 2021)	$453.68	$356.00

On September 18, 2020, the last trading day before the announcement of the merger agreement, the last reported sale price of Illumina Common Stock on NASDAQ was $295.50. On February 3, 2021, the most recent practicable date prior to the date of this consent solicitation statement/prospectus, the last reported sale price of Illumina Common Stock on NASDAQ was $420.20.

GRAIL is a privately held company and there is no public trading market for any class of GRAIL Stock.

Dividend Information

Illumina has never paid cash dividends and has no present intention to pay cash dividends in the foreseeable future. The indentures for Illumina’s convertible senior notes due in 2021 and 2023, which are convertible into cash and, in certain circumstances, shares of Illumina Common Stock, require Illumina to increase the conversion rate applicable to the notes if Illumina pays any cash dividends.

GRAIL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of GRAIL’s financial condition and results of operations should be read in conjunction with the “Selected Historical Consolidated Financial Data of GRAIL,” GRAIL’s audited financial statements for the years ended December 31, 2019 and 2018 included in Annex H of this consent solicitation statement/prospectus, and GRAIL’s unaudited condensed consolidated financial statements and related notes as of September 30, 2020 and for the three and nine months ended September 30, 2020 and 2019 included in Annex I of this consent solicitation statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. GRAIL’s actual results could differ materially from those forward-looking statements below. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors—Risks Related to GRAIL’s Business and Industry” included elsewhere in this consent solicitation statement/prospectus.

Transaction with Illumina

On September 20, 2020, GRAIL entered into the Merger Agreement with Illumina, which provides for the acquisition of GRAIL by Illumina pursuant to two successive mergers, on the terms and subject to the conditions in the Merger Agreement and in accordance with the DGCL and DLLCA. Pursuant to the Merger Agreement, at the Effective Time, First Merger Sub will be merged with and into GRAIL, with GRAIL continuing as the surviving corporation and as a wholly owned subsidiary of Illumina. As soon as practicable following the First Merger and at the Second Effective Time, GRAIL, as the surviving corporation in the First Merger, will be merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving company and as a wholly owned subsidiary of Illumina.

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each issued and outstanding share of GRAIL Stock (with limited exceptions, including shares with respect to which dissenters’ rights have been validly exercised in accordance with Delaware law) will be converted into, at the holder’s election, either:

•	the right to receive the CVR Consideration; or

•	the right to receive the Cash & Stock Consideration.

As more fully described in this consent solicitation statement/prospectus and in the Merger Agreement, the respective obligations of each party to consummate the Transaction are subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the Effective Time of the following conditions:

•	the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part and the absence of any stop order suspending that effectiveness issued by the SEC;

•	the receipt of the GRAIL Stockholder Approvals in accordance with the DGCL and GRAIL’s certificate of incorporation and bylaws;

•

the absence of any Restraint enacted, issued, promulgated, enforced or entered, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transaction;

•

the expiration or termination of any waiting period (and any extension thereof) applicable to the Transaction under the HSR Act and the receipt of any approval or the termination or expiration of any waiting period with respect to any applicable Antitrust Laws of certain other specified jurisdictions; and

•	the authorization for listing on NASDAQ of the shares of Illumina Common Stock issuable to GRAIL stockholders in connection with the Transaction, subject to official notice of issuance.

On October 9, 2020, each of Illumina and GRAIL filed a notification and report form pursuant to the HSR Act with the FTC and the DOJ. On November 9, 2020, Illumina and GRAIL received a Second Request regarding the Transaction from the FTC.

There can be no assurance that a challenge to the Transaction on antitrust grounds will not be made or, if such a challenge is made, what the result will be. The required regulatory and other approvals are discussed under the sections entitled “The Transaction—Regulatory Approvals” and “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts; Further Action.” Additionally, there can be no assurance as to if or when the required conditions to Closing will be satisfied.

The Merger Agreement may be terminated in certain circumstances, including, among others, if the Transaction has not been completed by the outside date of September 20, 2021 (subject to a three-month extension as described in “The Merger Agreement—Termination of the Merger Agreement”). Upon termination of the Merger Agreement under specified circumstances, GRAIL may require Illumina to pay GRAIL a termination fee of $300,000,000 and make an additional $300,000,000 payment to GRAIL in exchange for shares of non-voting GRAIL preferred stock. The Merger Agreement may also be terminated in circumstances in which such fee will not be payable and such investment will not be required. As a result of the Transaction not being completed by December 20, 2020, on December 21, 2020, Illumina began making the monthly Continuation Payments to GRAIL. Illumina will continue making the monthly Continuation Payments to GRAIL until the Transaction is completed or terminated, subject to terms and conditions set forth in the Merger Agreement. In the event that the Merger Agreement is terminated, Illumina will receive shares of non-voting GRAIL preferred stock in respect of all Continuation Payments in excess of $315,000,000, subject to certain terms and conditions.

For the three and nine months ended September 30, 2020, GRAIL recognized approximately $5.7 million in operating expenses in connection with the Merger.

Overview

GRAIL is a healthcare company focused on saving lives and improving health by pioneering new technologies for early cancer detection. GRAIL has built a multi-disciplinary organization of scientists, engineers, and physicians and is using the power of next-generation sequencing, population-scale clinical studies, and state-of-the-art computer science and data science to overcome one of medicine’s greatest challenges. Using its platform technology, GRAIL has developed a multi-cancer early detection blood test that has demonstrated in clinical studies the ability to detect more than 50 types of cancer, across all stages, and localize the cancer signal with a high degree of accuracy, from a single blood draw. GRAIL believes that its multi-cancer early detection test can lead to a dramatic increase in early cancer diagnosis. Based on its calculations using 2006 to 2015 Surveillance, Epidemiology, and End Results (“SEER”) data and its own performance data, GRAIL believes that using its multi-cancer early detection test in conjunction with the five existing recommended screenings in the United States could avert many deaths by earlier detection of up to 75% of cancers with less than a 50% five-year survival rate.

GRAIL’s multi-cancer early detection test, Galleri, is designed as a screening test for asymptomatic individuals over 50 years of age. GRAIL plans to commercially launch Galleri in 2021 as a laboratory developed test (an “LDT”). In addition to Galleri, GRAIL is utilizing its proprietary technology platform and population-scale studies from which Galleri was developed to introduce additional products that address significant unmet medical needs, including a diagnostic aid for cancer (“DAC”). DAC is designed to accelerate diagnostic resolution for patients for whom there is a clinical suspicion of cancer. GRAIL plans to commercially launch DAC after Galleri in the second half of 2021 as an LDT. GRAIL is also developing a minimal residual disease (“MRD”) test, designed to enable blood-based detection with or without tissue, and without the need for a personalized assay, as well as other post-diagnostic applications.

GRAIL was formed within Illumina in 2015. In 2016, GRAIL received investments from third parties and began operating as a stand-alone company. Through September 30, 2020, GRAIL has raised over $1.9 billion through a combination of leading venture capital and strategic partners. In June 2017, GRAIL acquired Hong Kong-based Cirina Limited, founded on the basis of the work of Dr. Dennis Lo, a pioneer in clinical applications of cfNA sequencing, which provided it with a number of patents and exclusive licenses to patents related to the use of cfNA for early detection of cancer.

To date, GRAIL has funded its operations primarily from the issuance and sale of its redeemable convertible preferred stock and has not generated any revenues. GRAIL does not yet have a commercial product for sale. Since its inception, GRAIL has incurred net losses each year. GRAIL’s net losses were $80.4 million and $60.7 million for the three months ended September 30, 2020 and 2019, respectively, and $216.8 million and $177.9 million for the nine months ended September 30, 2020 and 2019, respectively. As of September 30, 2020, GRAIL had an accumulated deficit of $1.5 billion. Substantially all of GRAIL’s net losses resulted from its research and development programs and general and administrative costs associated with its operations. GRAIL expects to continue to incur significant expenses and increasing operating losses over at least the next several years. GRAIL expects its expenses will increase substantially in connection with its ongoing activities, as it:

•	attracts, hires, and retains qualified personnel;

•	scales its technology infrastructure and laboratory operations to prepare for the commercial launch of Galleri and DAC targeted for 2021;

•	continues its research and development activities, including for new products and to enhance existing products; and

•	conducts its existing clinical studies and initiates and conducts additional clinical studies to provide the evidence to support its products.

In order to increase its laboratory capabilities to support commercial launch of its products and as it plans to conduct additional research and development activities to support its products, in June 2020, GRAIL entered into a lease for approximately 200,000 square feet of laboratory and office space in North Carolina, which commenced construction in September 2020.

In December 2019, COVID-19 was first reported in Wuhan, China and has since become a global pandemic. The ongoing COVID-19 pandemic has delayed anticipated completion of certain of GRAIL’s clinical studies as GRAIL had to suspend enrollment of the studies during the second quarter of 2020. While its study sites have resumed enrollment, GRAIL may need to suspend enrollment again in the future. The extent to which COVID-19 could impact GRAIL’s future financial condition, liquidity, and results of operations is uncertain.

Components of Results of Operations

Revenue

To date, GRAIL has not generated any revenues and does not expect to generate revenues until it commercializes its products, if at all. GRAIL’s ability to generate revenues will depend heavily on its ability to successfully develop and commercialize its products, which are in development. If GRAIL fails to complete the development of its products in a timely manner, its ability to generate future revenues and, as a result, its results of operations and financial position would be materially and adversely affected.

Research and Development and Research and Development—Related Parties

Research and development expenses include costs incurred to develop GRAIL’s technology (prior to establishing technological feasibility), collect clinical samples, and conduct clinical studies to develop and support its products. These costs consist of personnel costs, including salaries, benefits, and stock-based compensation expense associated with GRAIL’s research and development personnel, costs associated with setting up and conducting clinical studies at domestic and international sites, laboratory supplies, consulting costs, depreciation, and allocated overhead including facilities and information technology expenses, which GRAIL does not allocate by product. GRAIL expenses both internal and external research and development costs in the periods in which they are incurred. Research and development—related parties expenses include only those costs incurred with related parties as further discussed in Note 12 to GRAIL’s audited consolidated financial statements and Note 11 to GRAIL’s unaudited condensed consolidated financial statements included elsewhere in this consent solicitation statement/prospectus. Nonrefundable advance payments for goods and services that will be used or rendered in future research and development activities are deferred and recognized as expense in the period in which the related goods are delivered or services are performed. GRAIL expects its research and development expenses to continue to increase in the near term as it continues its research and development activities for new products and to enhance existing products, and conducts its existing clinical studies and initiates and conducts additional clinical studies to provide the evidence to support its products. GRAIL’s research and development expenses will decrease as it completes its clinical studies to support its reimbursement efforts, and may fluctuate based on new product development and the evolving regulatory environment.

Marketing

Marketing expenses consist primarily of personnel costs, including salaries, stock-based compensation expense, and benefits, consulting costs, allocated overhead including facilities and information technology expenses, and travel associated with GRAIL’s commercial organization and product marketing personnel. Also included are costs associated with marketing programs that consist of brand and product awareness activities and trade events and conferences. GRAIL’s marketing expenses may significantly increase in the foreseeable future as it continues to invest in building brand awareness and additional product marketing and sales functions.

General and Administrative

General and administrative expenses consist of personnel expenses, including salaries, stock-based compensation expense, and benefits for executive, finance and accounting, legal, human resources, business development, corporate communications, and management information systems personnel. Also included are professional fees, legal costs, including patent and trademark-related expenses, allocated overhead including facilities and information technology expenses, accounting and audit fees, and other corporate expenses. GRAIL expects its general and administrative expenses to continue to increase for the foreseeable future as it grows its business.

Interest Income, Net

Interest income, net, consists primarily of interest income earned on GRAIL’s cash, cash equivalents, and marketable securities and amortization of premiums and accretion of discounts on its marketable securities.

Other Expense (Income), Net

Other expense (income), net primarily consists of foreign currency gains and losses as a result of GRAIL’s intercompany agreements and realized gains or losses on marketable securities.

Provision for (Benefit from) Income Taxes

Provision for income taxes consists of income tax expense in a foreign jurisdiction. As of December 31, 2019, GRAIL had federal and state net operating loss (“NOL”) carryforwards of $202.5 million and $279.4 million, respectively, and federal and state research and development credit carryforwards of $22.2 million and $18.2 million, respectively. Certain of these NOL and research and development credit carryforwards will begin to expire, if not utilized, in various years beginning in 2036. GRAIL has established full valuation allowances against its NOLs and research and development credits due to the uncertainty surrounding the realization of these assets.

Results of Operations

The following table sets forth GRAIL’s results of operations:

	Year Ended December 31,		Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2019	2020	2019	2020	2019
	(in thousands)
Operating expenses:
Research and development	$190,205	$158,886	$44,904	$35,793	$127,913	$119,023
Research and development—related parties	32,955	8,202	3,133	3,211	7,323	7,704
Marketing	6,107	7,679	3,707	1,416	8,397	5,496
General and administrative	58,229	80,896	29,509	24,160	76,813	55,772

Total operating expenses	287,496	255,663	81,253	64,580	220,446	187,995

Loss from operations	287,496	255,663	81,253	64,580	220,446	187,995
Interest income, net	(12,550)	(12,430)	(950)	(2,910)	(5,078)	(9,905)
Other expense (income), net	287	1,817	69	(992)	1,404	(278)

Loss before provision for income taxes	275,233	245,050	80,372	60,678	216,772	177,812
Provision for (Benefit from) income taxes	485	(195)	8	2	24	68

Net loss	$275,718	$244,855	$80,380	$60,680	$216,796	$177,880

Comparison of the Years Ended December 31, 2018 and 2019

The following table sets forth GRAIL’s results of operations:

	Year Ended December 31,		Change
	2018	2019
	(in thousands)
Operating expenses:
Research and development	$190,205	$158,886	$(31,319)
Research and development—related parties	32,955	8,202	(24,753)
Marketing	6,107	7,679	1,572
General and administrative	58,229	80,896	22,667

Total operating expenses	287,496	255,663	(31,833)

Loss from operations	287,496	255,663	(31,833)
Interest income, net	(12,550)	(12,430)	120
Other expense, net	287	1,817	1,530

Loss before provision for (benefit from) income taxes	275,233	245,050	(30,183)
Provision for (Benefit from) income taxes	485	(195)	(680)

Net loss	$275,718	$244,855	$(30,863)

Research and Development and Research and Development—Related Parties

The research and development and research and development—related parties expenses during 2018 and 2019 were as follows:

	Year Ended December 31,		Change
	2018	2019
	(in thousands)
Clinical studies and research collaboration expenses	$86,806	$31,765	$(55,041)
Compensation expenses	65,701	75,180	9,479
Laboratory supplies and expenses	27,517	19,579	(7,938)
Depreciation and impairment expenses	13,969	6,687	(7,282)
Cloud computing expenses	7,862	9,942	2,080
Allocated and other expenses	21,305	23,935	2,630

Total research and development and research development—related parties expenses	$223,160	$167,088	$(56,072)

The decrease in research and development and research and development—related parties expenses was primarily driven by decreases in clinical studies as a result of the conclusion of enrollments in GRAIL’s CCGA and STRIVE clinical studies and a $15.0 million expense incurred during 2018 related to a data delivery requirement under a supply and commercialization agreement with Illumina, which was subsequently paid in 2019. The increase in compensation expenses was primarily related to additional headcount. The decrease in laboratory supplies and expenses related to the decrease in enrollments in GRAIL’s CCGA and STRIVE clinical studies. The decrease in depreciation and impairment expense was driven by prior year impairment of laboratory equipment as a result of moving to the Illumina NovaSeq platform. The increase in cloud computing expenses related to increased processing of clinical trial data. The increase in allocated and other expenses was primarily attributable to an additional leased facility in Menlo Park, California.

Marketing. The increase of $1.6 million in marketing expenses was primarily attributable to professional service fees related to market research and branding.

General and Administrative. The increase of $22.7 million in general and administrative expenses was primarily attributable to an increase of $30.3 million in compensation-related expenses, due to incremental stock-based compensation expense largely due to equity modifications, severance for terminated employees, compensation for new executives, and an increase in corporate headcount, as well as an increase of $0.8 million in facilities-related expenses attributable to additional leased facilities in Menlo Park, California. These increases were partially offset by a decrease in legal and consulting fees of $6.6 million and a decrease of $1.8 million of expenses related to a decrease of GRAIL’s business activities in Hong Kong and the early termination of its Hong Kong lease.

Interest Income, Net. The decrease of $0.1 million in interest income, net was attributable to a decrease in interest earned on marketable securities, which decreased during the year ended December 31, 2019 as a result of cash burned throughout the year to support GRAIL’s operating activities prior to GRAIL’s Series D redeemable convertible preferred stock financing, which occurred in the fourth quarter of 2019.

Other Expense, Net. The increase of $1.5 million in other expense, net was primarily due to unrealized foreign currency losses as a result of GRAIL’s intercompany agreements.

Comparison of the Three Months Ended September 30, 2020 and 2019

The following table sets forth GRAIL’s results of operations:

	Three Months Ended September 30,		Change
	2020	2019
	(in thousands)
Operating expenses:
Research and development	$44,904	$35,793	$9,111
Research and development—related parties	3,133	3,211	(78)
Marketing	3,707	1,416	2,291
General and administrative	29,509	24,160	5,349

Total operating expenses	81,253	64,580	16,673

Loss from operations	81,253	64,580	16,673
Interest income, net	(950)	(2,910)	1,960
Other expense (income), net	69	(992)	1,061

Loss before provision for income taxes	80,372	60,678	19,694
Provision for income taxes	8	2	6

Net loss	$80,380	$60,680	$19,700

Research and Development and Research and Development—Related Parties

Research and development and research and development—related parties expenses for the three months ended September 30, 2020 and 2019 were as follows:

	Three Months Ended September 30,		Change
	2020	2019
	(in thousands)
Clinical studies and research collaboration expenses	$9,002	$7,084	$1,918
Compensation expenses	24,125	18,017	6,108
Laboratory supplies and expenses	4,846	3,811	1,035
Depreciation and impairment expenses	642	1,703	(1,061)
Cloud computing expenses	2,325	2,897	(572)
Allocated and other expenses	7,097	5,492	1,605

Total research and development and research development—related parties expenses	$48,037	$39,004	$9,033

The increase in clinical studies and research collaboration expenses was primarily related to GRAIL’s PATHFINDER clinical study, which began enrollment in the fourth quarter of 2019. The increase in compensation expenses was related to additional headcount, an increase in accrued variable compensation expense due to improved attainment of corporate objectives, and a net increase in stock-based compensation expenses related primarily to grants to new executives. The increase in laboratory supplies and expenses primarily related to increased volumes of PATHFINDER samples that required processing. The decrease in depreciation and impairment expense was primarily driven by an impairment of laboratory equipment in 2019 as a result of the closure of GRAIL’s Hong Kong facility. The decrease in cloud computing expenses primarily related to cost savings as a result of the execution of an architecture optimization project. The increase in allocated and other expenses primarily related to increases in allocated facility and software expenses.

Marketing. The increase of $2.3 million in marketing expenses was primarily attributable to an increase of compensation-related expenses for new executives, an increase in headcount and an increase in accrued variable compensation expense due to improved attainment of corporate objectives.

General and Administrative. The increase of $5.3 million in general and administrative expenses was primarily attributable to increases in expenses related to the Transaction and consulting fees, offset by a net decrease in compensation-related expenses. Expenses incurred relating to the Transaction during the quarter ended September 30, 2020 amounted to $5.7 million which primarily related to expenses incurred from financial and legal advisors. Consulting related to government affairs projects, health economic research and new site selection for GRAIL’s North Carolina laboratory increased consulting fees by $2.4 million, expensed software subscriptions increased by $0.5 million and corporate and investor communication expenses increased by $0.3 million. These increases were partially offset by a net decrease of $3.6 million in compensation-related expenses which was primarily attributable to a decrease of $10.2 million due to 2019 equity modifications, severance for terminated executives, and bonuses for new executives, offset by a $6.6 million increase primarily related to an increase in headcount and an increase in accrued variable compensation due to improved attainment of corporate objectives.

Interest Income, Net. The decrease of $2.0 million in interest income, net was attributable to a decrease in interest earned on marketable securities primarily due to changes in market conditions and lower interest rates.

Other Expense (Income), Net. The increase of $1.1 million in other expense, net primarily related to unrealized foreign currency losses as a result of GRAIL’s intercompany agreements.

Comparison of the Nine Months Ended September 30, 2020 and 2019

The following table sets forth GRAIL’s results of operations:

	Nine Months Ended September 30,		Change
	2020	2019
	(in thousands)
Operating expenses:
Research and development	$127,913	$119,023	$8,890
Research and development—related parties	7,323	7,704	(381)
Marketing	8,397	5,496	2,901
General and administrative	76,813	55,772	21,041

Total operating expenses	220,446	187,995	32,451

Loss from operations	220,446	187,995	32,451
Interest income, net	(5,078)	(9,905)	4,827
Other expense (income), net	1,404	(278)	1,682

Loss before provision for income taxes	216,772	177,812	38,960
Provision for income taxes	24	68	(44)

Net loss	$216,796	$177,880	$38,916

Research and Development and Research and Development—Related Parties

The research and development and research and development—related parties expenses for the nine months ended September 30, 2020 and 2019 were as follows:

	Nine Months Ended September 30,		Change
	2020	2019
	(in thousands)
Clinical studies and research collaboration expenses	$26,869	$24,002	$2,867
Compensation expenses	65,641	54,530	11,111
Laboratory supplies and expenses	11,695	16,943	(5,248)
Depreciation and impairment expenses	3,028	5,376	(2,348)
Cloud computing expenses	7,975	7,803	172
Allocated and other expenses	20,028	18,073	1,955

Total research and development and research development—related parties expenses	$135,236	$126,727	$8,509

The increase in research and development and research and development—related parties expenses was primarily related to GRAIL’s PATHFINDER clinical study, which began enrollment in the fourth quarter of 2019, partially offset by decreases in clinical studies as a result of the conclusion of enrollment in its STRIVE clinical study and a decrease in activity in its SUMMIT study. The increase in compensation expenses was primarily related to additional headcount, an increase in accrued variable compensation expense due to improved attainment of corporate objectives, retention bonuses for employees and sign-on bonuses for new executives. The decrease in laboratory supplies and expenses related to the decrease in samples processed in GRAIL’s laboratory related to the CCGA and STRIVE clinical studies, which was partially offset by an increase in samples processed related to GRAIL’s PATHFINDER clinical study. The decrease in depreciation and impairment expense was driven by prior year impairment of laboratory equipment as a result of moving to the Illumina NovaSeq platform. The increase in cloud computing expenses related to increased processing of clinical trial data, partially offset by cost savings as a result of the execution of an architecture optimization project. The increase in allocated and other expenses was primarily attributable to increases in allocated facility and software expenses.

Marketing. The increase of $2.9 million in marketing expenses was primarily attributable to an increase of $4.0 million of compensation-related expenses for new executives and an increase in headcount, partially offset by a $1.2 million reduction in professional service fees related to market research and branding.

General and Administrative. The increase of $21.0 million in general and administrative expenses was primarily attributable to an increase of $16.4 million in professional service fees and a net increase of $6.5 million in compensation-related expenses. The increase in professional service fees primarily relates to an increase of $7.1 million of consulting fees related to government affairs projects, health economic research, new site selection for GRAIL’s North Carolina laboratory, and corporate structure and human resources, an increase of $5.7 million of expenses related to the Transaction, an increase of $2.0 million related to legal, consulting, and other costs incurred in connection with then anticipated financing activities, an increase of $1.2 million in expensed software subscriptions and an increase in corporate communication expenses of $0.6 million. Compensation related expenses increased due to incremental stock-based compensation expense largely due to equity compensation for new executives, an increase in corporate headcount and an increase in accrued variable compensation due to improved attainment of corporate objectives, partially offset by a decreases in severance for terminated executives and bonuses for executives hired in 2019. These increases were partially offset by a decrease of $2.4 million related to a decrease of GRAIL’s business activities in Hong Kong and the termination of its Hong Kong lease in 2019.

Interest Income, Net. The decrease of $4.8 million in interest income, net was attributable to a decrease in interest earned on marketable securities primarily due to changes in market conditions and lower interest rates.

Other Expense (Income), Net. The increase of $1.7 million in other expense, net was primarily due to unrealized foreign currency losses as a result of GRAIL’s intercompany agreements.

Liquidity and Capital Resources

Sources of Liquidity

From inception through September 30, 2020, GRAIL has funded its operations primarily through the sale and issuance of its redeemable convertible preferred stock, for aggregate net cash proceeds of $1.9 billion. As of September 30, 2020, GRAIL’s cash, cash equivalents, and marketable securities totaled $634.6 million.

As a result of the Transaction not being completed by December 20, 2020, on December 21, 2020, Illumina began making monthly Continuation Payments to GRAIL of $35,000,000, and will continue making such monthly Continuation Payments until the earlier of the Closing Date or the termination of the Merger Agreement. GRAIL will use these payments to fund its continuing operations.

The Merger Agreement may be terminated in certain circumstances, including, among others, if the Transaction has not been completed by the outside date of September 20, 2021 (subject to a three-month extension as described in “The Merger Agreement—Termination of the Merger Agreement”).

Upon termination of the Merger Agreement under specified circumstances, GRAIL may require Illumina to pay GRAIL a termination fee of $300,000,000 and make an additional $300,000,000 payment to GRAIL in exchange for shares of non-voting GRAIL preferred stock. In the event that the Merger Agreement is terminated, Illumina will receive shares of non-voting GRAIL preferred stock in respect of all Continuation Payments in excess of $315,000,000, subject to certain terms and conditions.

Future Funding Requirements

Since its inception, GRAIL has not generated any revenues, and GRAIL has incurred significant losses and negative cash flows from operations. GRAIL had an accumulated deficit of $1.5 billion as of September 30, 2020. GRAIL expects to incur additional losses in the foreseeable future as it conducts and expands its research and development efforts and seeks to commercialize its products. GRAIL believes that its existing cash, cash equivalents, and marketable securities, and the monthly Continuation Payments received will be sufficient to meet GRAIL’s working capital and capital expenditure needs for at least the next 12 months. However, GRAIL anticipates that it will need to raise additional financing in the future to fund its operations. GRAIL’s future capital requirements will depend on many factors, including the timing and extent of spending to support development commercialization efforts; the timing of its launch and market acceptance of it products; other expenditures, including marketing activities; and additional costs associated with operating as a public company. GRAIL is subject to all the risks typically related to the development of new products, and it may encounter unforeseen expenses, difficulties, complications, delays, including in its PATHFINDER study, the data of which is needed to support commercial launch of its products, and other unknown factors that may adversely affect its business.

GRAIL may in the future enter into arrangements to acquire or invest in complementary businesses, services, technologies, and intellectual property rights. GRAIL may be required to seek additional equity or debt financing. In the event that additional financing is required, GRAIL may not be able to raise it on terms acceptable to it or at all. If GRAIL raises additional funds through the issuance of additional debt or equity securities, it could result in dilution to its existing stockholders, increased fixed payment obligations, and the existence of securities with rights that may be senior to those of its Common Stock. If GRAIL incurs indebtedness, it could become subject to covenants that would restrict its operations. GRAIL may also choose to raise funds through collaborations and licensing arrangements, in which case it may relinquish significant rights or grant licenses on terms that are not favorable to it. If GRAIL is unable to raise additional capital when desired, its business, results of operations, and financial condition would be adversely affected.

The following table summarizes GRAIL’s cash flows for the periods presented:

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2020	2019
Net cash (used by) operating activities	$(209,260)	$(245,794)	$(156,841)	$(190,425)
Net cash (used by) provided by investing activities	(93,390)	133,037	(54,695)	217,927
Net cash provided by (used by) financing activities	300,618	160,326	238,120	(114)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	483	124	31	(2)

Net increase (decrease) in cash, cash equivalents, and restricted cash	$(1,549)	$47,693	$26,975	$27,386

Net Cash Used by Operating Activities

During the year ended December 31, 2019, net cash used by operating activities consisted of a net loss of $244.9 million, adjusted by non-cash charges of $38.3 million, and cash used by changes in GRAIL’s operating assets and liabilities of $39.2 million. The non-cash charges consisted of depreciation and amortization of $10.3 million, stock-based compensation expense of $28.4 million, loss on disposal of fixed assets of $0.3 million, an impairment of property and equipment and other long-term assets of $2.2 million, and a loss on foreign currency of $1.6 million, which was partially offset by a non-cash gain of $4.5 million relating to amortization of the discount on marketable securities. The cash used by changes in GRAIL’s operating assets and liabilities was due to an increase of $4.8 million in prepaid expenses and other assets and prepaid expenses and other assets—related parties, a decrease of $25.7 million in accrued and other liabilities and accrued and other liabilities—related parties, a decrease of $6.2 million in GRAIL’s operating lease liabilities, and a decrease of $6.5 million in accounts payable and accounts payable—related parties, which was partially offset by a decrease of operating lease right-of-use assets of $4.0 million. GRAIL’s accrued and other liabilities—related parties decreased primarily due to the payment of $15.0 million to fulfill data delivery requirements under its supply and commercialization agreement with Illumina. GRAIL’s accounts payable decreased primarily due to a reduction in clinical studies enrollment expenses.

During the year ended December 31, 2018, net cash used by operating activities consisted of a net loss of $275.7 million, adjusted by non-cash charges of $26.8 million, and cash provided by changes in GRAIL’s operating assets and liabilities of $39.6 million. The non-cash charges consisted primarily of depreciation and amortization of $14.1 million, stock-based compensation expense of $11.0 million, and an impairment of property and equipment of $5.7 million, which was partially offset by a non-cash gain of $4.2 million relating to amortization of the discount on marketable securities. The cash provided by changes in GRAIL’s operating assets and liabilities was primarily due to an increase of $38.1 million in accrued and other liabilities and accrued and other liabilities—related parties. GRAIL’s accrued and other liabilities—related parties increased primarily due to an accrual of $15.0 million to fulfill GRAIL’s data delivery requirements under GRAIL’s supply and commercialization agreement with Illumina. Accrued and other liabilities also increased due to higher compensation-related expenses, reflecting GRAIL’s increased headcount and accrued clinical studies enrollment expenses.

During the nine months ended September 30, 2020, net cash used by operating activities consisted of a net loss of $216.8 million, adjusted by non-cash charges of $41.7 million, and cash provided by changes in GRAIL’s operating assets and liabilities of $18.6 million. The non-cash charges consisted primarily of stock-based compensation expense of $34.3 million, depreciation and amortization of $6.0 million, and impairment of property and equipment of $0.1 million. The cash provided by changes in GRAIL’s operating assets and liabilities was due to an increase of $7.8 million in accrued liabilities and other liabilities, a decrease of $6.2 million in prepaid expenses and other assets and prepaid expenses and other assets—related parties, a decrease of $3.4 million of operating lease right-of-use assets, an increase in other current liabilities—related parties of $2.5 million, and an increase of $2.0 million in accounts payable and accounts payable—related parties, which were partially offset by a decrease of operating lease liabilities of $3.3 million.

During the nine months ended September 30, 2019, net cash used by operating activities consisted of a net loss of $177.9 million, adjusted by non-cash charges of $23.9 million, and cash used by changes in GRAIL’s operating assets and liabilities of $36.4 million. The non-cash charges consisted of stock-based compensation expense of $17.8 million, depreciation and amortization of $8.0 million, impairment of property and equipment of $2.2 million, and loss on disposal of property and equipment of $0.3 million, which was partially offset by a gain of $4.0 million relating to amortization of the discount on marketable securities and a gain on foreign currency of $0.4 million. The cash used by changes in GRAIL’s operating assets and liabilities was due to a decrease of $27.0 million in accrued and other liabilities and accrued and other liabilities—related parties, a decrease of $7.4 million in accounts payable and accounts payable—related parties, a decrease of $4.2 million in GRAIL’s operating lease liabilities, an increase of $0.8 million in prepaid expenses and other assets and prepaid expenses and other assets—related parties, which was partially offset by an increase of operating lease right-of-use assets of $3.0 million. GRAIL’s accrued and other liabilities—related parties decreased primarily due to a payment of $15.0 million to fulfill its data delivery requirements under its supply and commercialization agreement with Illumina.

Net Cash (Used by) Provided by Investing Activities

During the year ended December 31, 2019, net cash provided by investing activities primarily consisted of $687.8 million in proceeds from the maturities of marketable securities, partially offset by $551.5 million in purchases of marketable securities and $3.3 million of capital expenditures. Capital expenditures were primarily related to purchases of machinery and equipment for use in GRAIL’s laboratories.

During the year ended December 31, 2018, net cash used by investing activities primarily consisted of $681.1 million in purchases of marketable securities and $16.0 million of capital expenditures, partially offset by $603.3 million in proceeds from the maturities of marketable securities. Capital expenditures were primarily related to leasehold improvements for GRAIL’s Menlo Park facility.

During the nine months ended September 30, 2020, net cash used by investing activities consisted of $428.1 million in purchases of marketable securities and $2.2 million of capital expenditures, partially offset by $375.6 million in proceeds from the maturities of marketable securities. Capital expenditures were primarily related to purchases of machinery and equipment for use in GRAIL’s laboratories.

During the nine months ended September 30, 2019, net cash provided by investing activities consisted of $618.4 million in proceeds from the maturities of marketable securities, partially offset by of $397.8 million in purchases of marketable securities and $2.7 million of capital expenditures. Capital expenditures were primarily related to purchases of machinery and equipment for use in GRAIL’s laboratories.

Net Cash Provided by (Used by) Financing Activities

During the year ended December 31, 2019, net cash provided by financing activities primarily consisted of $159.8 million in net proceeds from the issuance of Series D redeemable convertible preferred stock and $3.2 million in proceeds from the exercise of stock options and the early exercise of unvested stock options, primarily offset by $1.6 million in repayment of borrowings on a finance lease and $0.9 million in payments of deferred offering costs.

During the year ended December 31, 2018, net cash provided by financing activities primarily consisted of $299.6 million in net proceeds from the issuance of Series C redeemable convertible preferred stock and $2.9 million in proceeds from the exercise of stock options and the early exercise of unvested stock options, partially offset by $1.5 million in repayment of borrowings on a capital lease.

During the nine months ended September 30, 2020, net cash provided by financing activities primarily consisted of $231.9 million in net proceeds from the issuance of Series D redeemable convertible preferred stock and $7.2 million in proceeds from the exercise of stock options, primarily offset by $0.6 million in payment of deferred offering costs and $0.8 million in repayments of borrowings on a finance lease.

During the nine months ended September 30, 2019, net cash used by financing activities consisted of $1.1 million in repayment of borrowings on a finance lease, $0.8 million in payments of deferred offering costs, and $0.1 million of repurchases of early exercised stock options, partially offset by $1.8 million in proceeds from the exercise of stock options and $0.2 in proceeds from early exercise of unvested stock options.

Off-Balance Sheet Arrangements

GRAIL did not have during the periods presented, and GRAIL does not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Contractual Obligations and Commitments

The following table summarizes GRAIL’s contractual obligations as of December 31, 2019:

	Total	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
	(in thousands)
Operating leases, including imputed interest	$51,983	$6,780	$22,955	$16,018	$6,230
Minimum royalties(1)	10,610	565	1,145	2,150	6,750
Purchase commitments(2)	845	845	—	—	—
Finance leases, including imputed interest	812	812	—	—	—

Total contractual obligations	$64,250	$9,002	$24,100	$18,168	$12,980

(1)	GRAIL has certain minimum royalty commitments associated under licensing agreements related to its research and development efforts.

(2)	GRAIL has purchase commitments primarily related to the purchase of laboratory supplies in the ordinary course of business.

In June 2020, GRAIL entered into a new agreement to lease approximately 200,000 square feet of laboratory and office space in North Carolina, which commenced in September 2020 for a term of 12.5 years with three five-year renewal options. Upon commencement, GRAIL recognized an operating lease ROU asset of $20.2 million and an operating lease liability of $20.2 million. The total estimated aggregate base rent payments, excluding the renewal options and any tenant improvement allowances, for the North Carolina laboratory and office space are $86.6 million. In connection with the construction of the laboratory in North Carolina, GRAIL is in the process of entering into agreements with the State of North Carolina and Durham County in North Carolina that may provide it with cash grants based on the job creation and capital investment commitments.

Contractual obligations represent future cash commitments and liabilities under agreements with third parties and exclude purchase orders for goods and services that are cancelable. GRAIL’s noncancelable purchase orders represent authorizations to purchase rather than binding agreements. The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum services to be used; fixed, minimum, or variable price provisions; and the approximate timing of the transaction.

The table above includes minimum annual royalty payments, but does not include the aggregate high single-digit royalties that would be payable on net sales of Galleri, if launched, and any future products, pursuant to existing agreements and licenses with Illumina, The Chinese University of Hong Kong, and other third parties in excess of minimum annual royalty payments.

GRAIL has entered into a supply and commercialization agreement with Illumina. Under the terms of the agreement, regardless of whether GRAIL’s products incorporate any Illumina technology, GRAIL has agreed to pay to Illumina a high single-digit royalty, subject to certain reductions, in perpetuity on net sales generated by GRAIL’s products or revenues otherwise generated or received by GRAIL, subject to certain exceptions, in the field of oncology.

In the case of The Chinese University of Hong Kong, to the extent GRAIL’s products use certain technology licensed from The Chinese University of Hong Kong, GRAIL agreed to pay The Chinese University of Hong Kong low single-digit royalties on net sales of such products, subject to minimum annual guarantees.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of GRAIL’s financial condition and results of operations is based on GRAIL’s audited consolidated financial statements and GRAIL’s unaudited condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these audited consolidated financial statements and unaudited condensed consolidated financial statements requires GRAIL to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the audited consolidated financial statements or the unaudited condensed consolidated financial statements, as well as the reported expenses incurred during the reporting periods. GRAIL estimates are based on GRAIL’s historical experience and on various other factors that GRAIL believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. While GRAIL’s significant accounting policies are described in more detail in the notes to GRAIL’s audited consolidated financial statements included elsewhere in this consent solicitation statement/prospectus, GRAIL believes that the following accounting policies are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Accrued Clinical Studies and Research and Development Expenses

GRAIL accrues for estimated costs of research and development activities conducted by third-party service providers, including those conducting clinical studies. GRAIL records the estimated costs of research and development activities based upon the estimated amount of services provided and includes these costs in accrued liabilities and accrued liabilities—related parties in GRAIL’s consolidated balance sheets and within research and development and research and development—related parties expenses in GRAIL’s consolidated statements of operations. These costs are a significant component of GRAIL’s research and development expenses. GRAIL accrues for these costs based on factors such as estimates of the work completed and in accordance with agreements established with its third-party service providers. GRAIL makes judgments and estimates in determining the accrued liabilities balance in each reporting period.

Stock-Based Compensation Expense

GRAIL measures employee and non-employee director stock-based compensation expense at the grant date based on the fair value of the award. GRAIL has granted awards with service-based, performance-based, and market-based vesting conditions. The fair value of the service-based awards is recognized as an expense on a straight-line basis over the requisite service period, which is generally the vesting period. The stock-based compensation expense related to awards that vest upon satisfaction of performance-based and performance- and market-based conditions is recognized using the accelerated attribution method when management determines it is probable that the performance-based vesting conditions will be satisfied.

In determining the fair value of the stock-based awards with service- and performance-based conditions granted under GRAIL’s 2016 Equity Incentive Plan and non-plan incentive awards, GRAIL uses the Black-Scholes option-pricing model, which requires the input of subjective assumptions. These assumptions include: the fair value of common stock, the estimated length of time employees will retain their vested stock options before exercising them (expected term), the estimated volatility of GRAIL’s common stock price over the expected term (expected volatility), the risk-free interest rate, and expected dividends. Changes in the following assumptions can materially affect the estimate of stock-based compensation expense:

Expected Term—For awards with service-based vesting conditions, the expected term of stock options represents the period the stock options are expected to remain outstanding and is calculated using the simplified method, due to limited history, which calculates the expected term as the midpoint of the contractual term of the awards and the vesting period. For awards with performance-based vesting conditions, GRAIL evaluates the award’s service period, contractual term, and GRAIL’s expectations of the projected timing of achievement of milestones in estimating the expected term.

Expected Volatility—As there has been no public market for GRAIL’s common stock to date, and GRAIL does not have any trading history of its common stock, the expected volatility is estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants. The comparable companies are chosen based on their similar size, stage in the life cycle, or area of specialty.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the expected term of a stock award.

Expected Dividends—GRAIL has not paid dividends on its common stock and does not anticipate paying any dividends on its common stock in the near future.

Fair Value of Common Stock—Given the absence of a public trading market, the GRAIL Board considers numerous objective and subjective factors to determine the fair value of GRAIL’s common stock at each grant date, including the factors described under “—Common Stock Valuations” below.

For awards that contain performance- and market-based conditions, GRAIL uses a Monte Carlo simulation to determine the fair value at the grant date and recognize stock-based compensation expense over the derived service period when it becomes probable that the performance-based condition will be met. Under the Monte Carlo simulation, stock returns are simulated for GRAIL to estimate the payouts established by the vesting conditions of the awards and an estimated time that the awards will vest. The assumptions used in the Monte Carlo simulation include: the fair value of common stock; estimating the length of time employees will retain their vested stock options before exercising them (expected term); the estimated volatility of GRAIL’s common stock price over the expected term (expected volatility); the risk-free interest rate; and expected dividends.

GRAIL accounts for stock-based compensation arrangements with non-employees (other than non-employee directors) using a fair value approach. GRAIL believes that for stock options issued to non-employees, the fair value of the stock option is more reliably measurable than the fair value of the services rendered. Therefore, GRAIL estimates the fair value of these non-employee stock options using a Black-Scholes option-pricing model with appropriate inputs.

For details of GRAIL’s unamortized stock-based compensation expense, see Note 10 to GRAIL’s audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this consent solicitation statement/prospectus.

GRAIL will continue to use judgment in evaluating the assumptions used in the Black-Scholes option-pricing model and Monte Carlo simulation on a prospective basis. As GRAIL continues to accumulate additional data related to its common stock, it may have refinements to its estimates, which could materially impact its future stock-based compensation expense.

Common Stock Valuations

GRAIL is a privately held company with no active public market for its common stock. Therefore, the GRAIL Board, with the assistance and upon the recommendation of management and based upon independent third-party valuations, has for financial reporting purposes periodically determined the estimated per share fair value of its common stock at various dates using contemporaneous valuations consistent with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation (Practice Aid). Within the contemporaneous valuations performed by the GRAIL Board, a range of factors, assumptions, and methodologies were used. The significant factors included:

•	GRAIL’s most recently available valuations of its common stock performed at periodic intervals by an independent third-party valuation firm;

•	the prices for GRAIL’s redeemable convertible preferred stock sold to outside investors;

•	GRAIL’s capital structure, including the rights and preferences of its various classes of equity, including its redeemable convertible preferred stock relative to its common stock;

•	GRAIL’s stage of development and commercialization as well as developments in the business;

•	the lack of marketability of GRAIL’s common stock for a privately held company;

•	the likelihood of achieving a liquidity event for shares of GRAIL’s common stock, such as an initial public offering or sale, given prevailing market conditions;

•	GRAIL’s historical operating results; and

•	valuations of comparable public companies.

In valuing GRAIL’s common stock, the GRAIL Board estimated GRAIL’s enterprise value as of the various valuation dates using a probability-weighted expected return method (PWERM). Under the PWERM, shares are valued based upon the probability-weighted present value of expected future returns, considering various future outcomes available to GRAIL, as well as the rights of each share class. The PWERM included both IPO and non-IPO scenarios that were based on management’s estimated market valuations, discounted back to the valuation dates. GRAIL used the market approach to support enterprise value from transactions involving its own securities and by comparisons to similar publicly-traded companies. GRAIL also applied a discount for lack of marketability, resulting from the illiquidity of its common stock.

The dates of GRAIL’s contemporaneous valuations have not always coincided with the dates of its stock-based compensation grants. In such instances, the GRAIL Board’s estimates have been based on the most recent contemporaneous valuation of GRAIL’s shares of common stock and its assessment of additional objective and subjective factors it believed were relevant and that may have changed from the date of the most recent contemporaneous valuation through the date of the grant.

The GRAIL Board and GRAIL’s management develop best estimates based on application of these approaches and the assumptions underlying these valuations. Such estimates involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and GRAIL uses significantly different assumptions or estimates, GRAIL’s equity-based compensation could be materially different.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, to GRAIL’s audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this consent solicitation statement/prospectus for more information.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT GRAIL’S MARKET RISK

Interest Rate Sensitivity

GRAIL is exposed to market risk related to changes in interest rates. GRAIL had cash, cash equivalents, and marketable securities of $634.6 million and $558.3 million as of September 30, 2020 and December 31, 2019, respectively, which consisted primarily of bank deposits, money market funds, commercial paper, and investment-grade, short- to intermediate-term fixed income securities. The primary objective of GRAIL’s investment activities is to preserve capital to fund its operations. GRAIL does not enter into investments for trading or speculative purposes.

GRAIL’s investments are subject to interest rate risk and could fall in value if market interest rates increase. Due to the short-term duration of GRAIL’s investment portfolio and the low-risk profile of its investments, a hypothetical 10% relative change in interest rates during any of the periods presented would not have had a material impact on GRAIL’s audited consolidated financial statements or its unaudited condensed consolidated financial statements.

Foreign Currency Sensitivity

The majority of GRAIL’s transactions occur in U.S. dollars. However, GRAIL does have certain transactions that are denominated in currencies other than the U.S. dollar, primarily the British pound and the Hong Kong dollar, and it therefore is subject to foreign exchange risk. The fluctuation in the value of the U.S. dollar against the foreign currencies affects the reported amounts of expenses, assets, and liabilities associated with certain activities. GRAIL does not currently engage in any hedging activity to reduce its potential exposure to currency fluctuations, although it may choose to do so in the future. A hypothetical 10% change in foreign exchange rates during any of the periods presented would not have had a material impact on GRAIL’s audited consolidated financial statements or its unaudited condensed consolidated financial statements.

BENEFICIAL OWNERSHIP OF GRAIL STOCK

The following table sets forth information regarding beneficial ownership of GRAIL’s Stock as of January 31, 2021 by:

•	each person whom GRAIL knows to beneficially own more than 5% of GRAIL Stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of January 31, 2021. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person.

GRAIL has based its calculation of the percentage of beneficial ownership on 682,052,399 shares of GRAIL’s common stock outstanding and held of record by approximately 519 stockholders as of January 31, 2021, which gives effect to (i) the conversion of shares of all outstanding redeemable convertible preferred stock into common stock and (ii) the conversion of all outstanding Class B common stock into Class A common stock at a ratio of 0.44 shares of Class A common stock to 0.42 shares of Class B common stock, in each case outstanding as of January 31, 2021, as if such reclassification and conversion had taken place as of January 31, 2021.

Unless otherwise indicated, the address for each listed stockholder is: c/o GRAIL, Inc., 1525 O’Brien Drive, Menlo Park, California 94025. To GRAIL’s knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

Name and Address of Beneficial Owner	Shares (%) of GRAIL Class A common stock		Shares (%) of GRAIL Class B common stock		Shares (%) of GRAIL Series A preferred stock		Shares (%) of GRAIL Series B preferred stock		Shares (%) of GRAIL Series C preferred stock	Shares (%) of GRAIL Series D preferred stock		Shares (%) of GRAIL Class A common stock (on as- converted basis)
Illumina, Inc.(1)	78,105,879		—		5,000,000		3,458,550		—	11,746,280		98,310,709
	(64.16%	)			(5.88%	)	(1.12%	)		(15.31%	)	(14.41%	)
Entities affiliated with ARCH Venture Partners(2)					45,000,000		18,710,240					63,710,240
					(52.94%	)	(6.05%	)				(9.34%	)
Johnson & Johnson UK Treasury Company Limited(3)							50,868,671					50,868,671
							(16.45%	)				(7.46%	)
Bristol Myers and Celgene(4)							37,420,480					37,420,480
							(12.10%	)				(5.49%	)
Hal V. Barron, M.D.(5)	240,000						210,482					450,482
	(*%	)					(*%	)				(*%	)
Hans E. Bishop(6)	8,441,157						210,482					8,651,639
	(6.93%	)					(*%	)				(1.25%	)
Jennifer Cook(7)	8,398,498											8,398,498
	(6.90%	)										(1.22%	)
Min Cui, Ph.D.(8)							17,609,637					17,609,637
							(5.69%	)				(2.58%	)
Catherine J. Friedman(9)	660,000						157,861					817,861
	(*%	)					(*%	)				(*%	)
Kaye Foster(10)	220,000											220,000
	(*%	)										(*%	)
Maykin Ho, Ph.D.(11)	70,000											70,000
	(*%	)										(*%	)
Jeffrey T. Huber(12)			24,989,397		7,500,000		419,054					34,098,422
			(100.0%	)	(8.82%	)	(*%	)				(5.00%	)
Richard Klausner, M.D.(13)	3,328,750											3,328,750
	(2.73%	)										(*%	)
Gautam K. Kollu(14)	7,404,273											7,404,273
	(6.08%	)										(1.07%	)
Robert Nelsen(2)					45,000,000		18,710,240					63,710,240
					(52.94%	)	(6.05%	)				(9.34%%	)
William Rastetter, Ph.D.(15)	934,000				2,000,000		997,879					3,931,879
	(*%	)			(2.35%	)	(*%	)				(*%	)
Mostafa Ronaghi, Ph.D.(16)	70,000											70,000
	(*%	)										(*%	)
Matthew P. Young(17)	10,024,350											10,024,350
	(8.24%	)										(1.45%	)
All directors and executive officers as a group (15 persons)(18)	42,322,930		24,989,397		54,500,000		38,315,635					161,317,933
	(34.77%	)	(100.0%	)	(64.12%	)	(12.39%	)				(22.33%	)

*	Less than 1%.
(1)

Consists of (i) 5,000,000 shares of Series A redeemable convertible preferred stock, (ii) 3,458,550 shares of Series B redeemable convertible preferred stock, (iii) 11,746,280 shares of Series D redeemable convertible preferred stock, and (iv) 78,105,879 shares of Class A common stock.

(2)

Consists of (i) 45,000,000 shares of Series A redeemable convertible preferred stock held by ARCH Venture Fund VIII, L.P. (ARCH Venture Fund VIII) and (ii) 18,710,240 shares of Series B redeemable convertible preferred stock held by ARCH Venture Fund IX Overage, L.P. (ARCH Overage). ARCH Venture Fund VIII is the record owner of shares of Series A redeemable convertible preferred stock (the Series A Record Shares). ARCH Venture Partners VIII, L.P. (AVP VIII LP), as

the sole general partner of ARCH Venture Fund VIII, may be deemed to beneficially own the Series A Record Shares. ARCH Venture Partners VIII, LLC (AVP VIII LLC), as the sole general partner of AVP VIII LP, may be deemed to beneficially own the Series A Record Shares. AVP VIII LP and AVP VIII LLC disclaim beneficial ownership except to the extent of any pecuniary interest therein. As managing directors of AVP VIII LLC, each of Keith Crandell, Clinton Bybee, and Robert Nelsen (the Managing Directors) may also be deemed to share the power to direct the disposition and vote of the Series A Record Shares. Each Managing Director disclaims beneficial ownership except to any pecuniary interest therein. ARCH Overage is the record owner of shares of Series B redeemable convertible preferred stock (the Series B Record Shares). ARCH Venture Partners IX Overage, L.P. (AVP IX Overage), as the sole general partner of ARCH Overage, may be deemed to beneficially own the Series B Record Shares. ARCH Venture Partners IX, LLC (AVP IX LLC), as the sole general partner of AVP IX Overage, may be deemed to beneficially own the Series B Record Shares. AVP IX Overage and AVP IX LLC disclaim beneficial ownership except to the extent of any pecuniary interest therein. As managing directors of AVP IX LLC, each of the Managing Directors may also be deemed to share the power to direct the disposition and vote of the Series B Record Shares. Each Managing Director disclaims beneficial ownership except to the extent of any pecuniary interest therein.
(3)

Consists of 50,868,671 shares of Series B redeemable convertible preferred stock. Johnson & Johnson UK Treasury Company Limited is indirectly wholly owned and controlled by Johnson & Johnson, a New Jersey corporation. No natural person controls Johnson & Johnson UK Treasury Company Limited.

(4)

Consists of (i) 24,946,987 shares of Series B redeemable convertible preferred stock held by Bristol-Myers Squibb Company, and (ii) 12,473,493 shares of Series B redeemable convertible preferred stock held by Celgene Switzerland LLC.

(5)

Consists of (i) 210,482 shares of Series B redeemable convertible preferred stock, and (ii) 240,000 shares of Class A common stock, 177,709 of which are subject to our right of repurchase as of January 31, 2021.

(6)

Consists of (i) 210,482 shares of Series B redeemable convertible preferred stock, (ii) 70,000 shares of Class A common stock, 27,709 of which are subject to our right of repurchase as of January 31, 2021, and (iii) 8,371,157 shares of Class A common stock issuable to Mr. Bishop pursuant to options exercisable within 60 days of January 31, 2021, of which all are fully vested as of such date.

(7)

Consists of (i) 120,091 shares of Class A common stock held by the Larry Michael Randal, Jr. 2019 Annuity Trust A U/A/D 03/12/2019, (ii) 120,091 shares of Class A common stock held by the Jennifer E. Cook 2019 Annuity Trust A U/A/D 03/12/2019, (iii) 159,818 shares of Class A common stock held by the Cook/Randal Family Trust dated October 11, 2007 (iii) 145,607 shares of Class A common stock held by Ms. Cook and (ii) 7,852,891 shares of Class A common stock issuable to Ms. Cook pursuant to options exercisable within 60 days of January 31, 2021, of which all are fully vested as of such date.

(8)

Consists of (i) 7,337,349 shares of Series B redeemable convertible preferred stock held by Decheng Capital China Life Sciences USD Fund II, L.P., (ii) 5,869,879 shares of Series B redeemable convertible preferred stock held by Decheng Capital China Life Sciences USD Fund I, L.P., and (iii) 4,402,409 shares of Series B redeemable convertible preferred stock, for which Decheng Capital China Life Sciences USD Fund II, L.P. has been granted the right to vote or consent on all matters submitted to a vote of stockholders. These voting and consent rights terminate upon the consummation of the offering contemplated hereby.

(9)

Consists of (i) 157,861 shares of Series B redeemable convertible preferred stock held by the Duane Family Trust, (ii) 566,699 shares of Class A common stock held by Ms. Friedman, 353,543 of which are subject to our right of repurchase as of January 31, 2021 and (iii) 93,301 shares of Class A common stock held by relatives of Ms. Friedman

(10)

Consists of (i) 70,000 shares of Class A common stock, 4,375 of which are subject to our right of repurchase as of January 31, 2021, and (ii) 150,000 shares of Class A common stock issuable to Ms. Foster pursuant to options exercisable within 60 days of January 31, 2021, of which 106,250 shares are fully vested as of such date.

(11)	Consists of 70,000 shares of Class A common stock, 40,834 of which are subject to our right of repurchase as of January 31, 2021.
(12)

Consists of (i) 641,593 shares of Series A redeemable convertible preferred stock held by the Huber Family QTIP Trust U/A/D 09/19/2012, (ii) 6,858,407 shares of Series A redeemable convertible preferred stock held by Maywood Trust U/A/D 09/19/2012 (iii) 419,054 shares of Series B redeemable convertible preferred stock held by the Huber Family QTIP Trust U/A/D 09/19/2012, (iv) 8,000,000 shares of Class B common stock held by Huber Vossough 2020 GRAT U/A/D 08/18/2020, (v) 15,185,206 shares of Class B common stock held by Maywood Trust U/A/D 09/19/2012, and (vi) 1,804,191 shares of Class B common stock held by The Jeffrey T. Huber 2018 Grantor Retained Annuity Trust U/A/D 3/12/2018.

(13)	Consists of 3,281,875 shares of Class A common stock issuable to Dr. Klausner pursuant to options exercisable within 60 days of January 31, 2021, of which 1,885,000 are fully vested as of such date.
(14)	Consists of 7,404,273 shares of Class A common stock issuable to Mr. Kollu pursuant to options exercisable within 60 days January 31, 2021, of which 1,762,922 shares are fully vested as of such date.
(15)

Consists of (i) 2,000,000 shares of Series A redeemable convertible preferred stock held by the Rastetter Family Trust DTD, dated September 2, 2010, (ii) 997,879 shares of Series B redeemable convertible preferred stock held by the Investment 2002 Trust, dated November 11, 2002, and (iii) 934,000 shares of Class A common stock held by Dr. Rastetter, 58,334 of which are subject to our right of repurchase as of January 31, 2021.

(16)	Consists of 70,000 shares of Class A common stock issuable to Dr. Ronaghi pursuant to options exercisable within 60 days of January 31, 2021, of which no shares are fully vested.
(17)

Consists of (i) 8,716,800 shares of Class A common stock issuable to Mr. Young pursuant to options exercisable within 60 days of January 31, 2021, of which 1,852,362 shares are fully vested, and (ii) 1,307,550 shares of Class A common stock issuable to Mr. Young pursuant to the settlement of restricted stock units vesting within 60 days of January 31, 2021, of which all are fully vested as of such date.
(18)

Consists of (i) 121,039,003 shares beneficially owned by our executive officers and directors, 662,504 of which are subject to our right of repurchase as of January 31, 2021, (ii) 38,971,380 shares subject to options exercisable within 60 days of January 31, 2021, of which 16,975,303 are fully vested as of such date, and (iii) 1,307,550 shares issuable pursuant to the settlement of restricted stock units vesting within 60 days of January 31, 2021, of which all are fully vested as of such date.

SOLICITATION OF WRITTEN CONSENTS

Purpose of the Consent Solicitation; Recommendation of the GRAIL Board

The GRAIL Board is providing this consent solicitation statement/prospectus to GRAIL stockholders. GRAIL stockholders are being asked to approve the Merger Agreement Proposal by executing and delivering the written consent furnished with this consent solicitation statement/prospectus.

After consideration, at a meeting of the GRAIL Board, by the unanimous vote of all directors present, including both the Preferred Directors (as defined in the GRAIL Certificate), the GRAIL Board (i) determined that the Merger Agreement and the Transaction are fair to, and in the best interests of, GRAIL and its stockholders and (ii) approved and declared advisable the Merger Agreement and the Transaction. The GRAIL Board recommends that GRAIL stockholders approve the Merger Agreement Proposal.

GRAIL Stockholders Entitled to Consent

GRAIL stockholders of record as of February 4, 2021, the Record Date, will be entitled to execute and deliver a written consent. As of the Record Date, there were 121,763,170 shares of GRAIL Class A Common Stock outstanding, 24,989,397 shares of GRAIL Class B Common Stock outstanding and 534,145,027 shares of GRAIL Preferred Stock outstanding, consisting of 85,000,000 shares of GRAIL Series A Preferred Stock, 309,256,591 shares of GRAIL Series B Preferred Stock, 63,144,600 shares of GRAIL Series C Preferred Stock, and 76,743,836 shares of GRAIL Series D Preferred Stock, in each case entitled to execute and deliver written consents with respect to the Merger Agreement Proposal, and directors and executive officers of GRAIL and their affiliates owned and were entitled to consent with respect to 2,044,000 shares of GRAIL Class A Common Stock (representing approximately 1.68% of such shares outstanding on that date), 24,989,397 shares of GRAIL Class B Common Stock (representing 100% of such shares outstanding on that date) and 92,815,635 shares of GRAIL Preferred Stock (representing approximately 17.38% of such shares outstanding on that date), consisting of 54,500,000 shares of GRAIL Series A Preferred Stock (representing approximately 64.12% of such shares outstanding on that date) and 38,315,635 shares of GRAIL Series B Preferred Stock (representing approximately 12.39% of such shares outstanding on that date).

Each holder of GRAIL Class A Common Stock is entitled to one vote for each share of GRAIL Class A Common Stock held as of the Record Date. Each holder of GRAIL Class B Common Stock is entitled to ten votes for each share of GRAIL Class B Common Stock held as of the Record Date. Each holder of GRAIL Preferred Stock is entitled to cast the number of votes equal to the number of shares of GRAIL Class A Common Stock into which the shares of GRAIL Preferred Stock held by such holder are convertible as of the Record Date. The holders of GRAIL Preferred Stock will vote together as a single class on an as-converted to GRAIL Class A Common Stock basis, and the holders of GRAIL Class A Common Stock, GRAIL Class B Common Stock and GRAIL Preferred Stock will vote together as a single class.

Drag-Along

GRAIL stockholders that are party to the GRAIL Voting Agreement were sent a notice dated September 24, 2020, informing them that as of September 20, 2020, the conditions specified in Section 2 of the GRAIL Voting Agreement have been satisfied and Section 2 of the GRAIL Voting Agreement applies to the Transaction, including the Mergers.

GRAIL stockholders that are party to the GRAIL Voting Agreement are obligated to, among other things:

•

vote all shares of GRAIL Stock held by them in favor of, and to adopt, the Transaction, including the Mergers, and in opposition to any and all other proposals that could delay or impair the ability of GRAIL to consummate the Transaction, including the Mergers;

•

execute and deliver all related documentation and take such other action in support of the Transaction, including the Mergers, as shall reasonably be requested by GRAIL or the Selling Investors to carry out the terms and provision of Section 2 of the GRAIL Voting Agreement, including executing and delivering the Support Agreement in the form attached to this consent solicitation statement/prospectus as Annex E; and

•	refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Transaction, including the Mergers.

Written Consents; Required Written Consents

The approval of the Merger Agreement Proposal requires the affirmative vote of, or the execution and delivery to GRAIL of written consents by, (i) the holders of a majority of the total voting power of GRAIL Common Stock and GRAIL Preferred Stock (voting together as a single class) and (ii) the holders of a majority of the outstanding shares of GRAIL Preferred Stock (voting together as a single class on an as-converted to GRAIL Class A Common Stock basis).

Subsequent to the execution of the Merger Agreement, Illumina and the Selling Investors entered into the Selling Investor Support Agreement. Pursuant to the Selling Investor Support Agreement, each of the Selling Investors has agreed, promptly (and in any event within five business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving and adopting the Merger Agreement Proposal with respect to all of its shares of GRAIL Stock entitled to act by written consent with respect thereto. The shares of GRAIL Stock that are owned by the Selling Investors and subject to the Selling Investor Support Agreement represent approximately 71.86% of the total voting power of the outstanding shares of GRAIL Stock, approximately 73.58% of the outstanding shares of GRAIL Common Stock and approximately 59.59% of the outstanding shares of GRAIL Preferred Stock, in each case as of the Record Date. The Selling Investors are required to deliver such written consents even if the GRAIL Board changes its recommendation that GRAIL stockholders approve the Merger Agreement Proposal. The execution and delivery of written consents by all of the Selling Investors will constitute the requisite GRAIL Stockholder Approvals and, therefore, GRAIL expects to receive a number of written consents sufficient to approve the Merger Agreement Proposal.

Under the Selling Investor Support Agreement, each Selling Investor further agreed to execute and deliver the Drag-Along Consent to exercise their contractual “drag-along” right pursuant to the GRAIL Voting Agreement. Further, the Selling Investors consented, pursuant to the Drag-Along Consent, to the appointment of Illumina as the Selling Investors’ designee to hold and have the sole power to exercise, on behalf of all GRAIL stockholders party to the GRAIL Voting Agreement, the proxy and power of attorney contemplated by the GRAIL Voting Agreement in connection with the Transaction. The Drag-Along Consent was executed simultaneously with the execution of the Selling Investor Support Agreement.

Following the execution of the Drag-Along Consent by the Selling Investors, GRAIL stockholders that are party to the GRAIL Voting Agreement became obligated thereunder to, among other things, execute and deliver written consents approving and adopting the Merger Agreement Proposal and refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Transaction, including the Mergers.

Submission of Written Consents

You may consent to the Merger Agreement Proposal with respect to your shares of GRAIL Stock by completing, dating and signing the written consent enclosed with this consent solicitation statement/prospectus and returning it to GRAIL by the Consent Deadline.

If you hold shares of GRAIL Stock as of the Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to GRAIL. Once you have completed, dated and signed the written consent, you may deliver it to GRAIL via e-mail to ir@grailbio.com.

If you are a GRAIL stockholder that is party to the GRAIL Voting Agreement, you are obligated, among other things, to give your consent approving and adopting the Merger Agreement Proposal. You must fill out the enclosed written consent, date and sign it, and promptly return it to GRAIL. Once you have completed, dated and signed the written consent, you may deliver it to GRAIL via e-mail to ir@grailbio.com.

The GRAIL Board has set March 15, 2021 as the Consent Deadline. GRAIL reserves the right to extend the Consent Deadline beyond March 15, 2021. Any such extension may be made without notice to GRAIL stockholders.

GRAIL stockholders should not send stock certificates with their written consents. A letter of transmittal and written instructions for the surrender of GRAIL stock certificates will be mailed to GRAIL stockholders with the election forms.

After the Transaction is completed, each GRAIL stockholder who is entitled to receive consideration and has not already returned a valid, duly completed letter of transmittal will receive a separate letter of transmittal and instructions for effecting the surrender of the certificates. Do not send your certificates now.

Executing Written Consents; Revocation of Written Consents

For those GRAIL stockholders that are not a party to the GRAIL Voting Agreement, you may execute a written consent to approve and adopt the Merger Agreement Proposal (which is equivalent to a vote for such proposal), or withhold your consent with respect to, the Merger Agreement Proposal by not executing and delivering the written consent (which is equivalent to a vote against such proposal). If you do not return your written consent, it will have the same effect as a vote against the Merger Agreement Proposal. Execution and delivery of the written consent to approve the Merger Agreement Proposal waives your rights to appraisal pursuant to Section 262 of the General Corporation Law of the State of Delaware in connection with the First Merger.

If you are a GRAIL stockholder that is party to the GRAIL Voting Agreement, you are obligated to return your written consent approving and adopting the Merger Agreement Proposal.

Unless you are a GRAIL stockholder who is a party to the GRAIL Voting Agreement, your consent to the Merger Agreement Proposal may be revoked at any time before the Consent Deadline; however, such revocation is not expected to have any effect, as the delivery of the written consents contemplated by the Selling Investor Support Agreement will constitute the GRAIL Stockholder Approvals at the time of such delivery. If you wish to revoke your consent before the Consent Deadline, you may do so by delivering a notice of revocation via e-mail to ir@grailbio.com.

If you are a GRAIL stockholder that is party to the GRAIL Voting Agreement, pursuant to the terms of the GRAIL Voting Agreement, you are obligated to provide your consent to the Merger Agreement Proposal and not revoke your consent.

Due to the obligations of the Selling Investors under the Selling Investor Support Agreement, a failure of any other GRAIL stockholder to deliver a written consent, or revocation of a previously delivered written consent by any other GRAIL stockholder, is not expected to have any effect on the approval of the Merger Agreement Proposal.

Solicitation of Written Consents; Expenses

The expense of printing and mailing these consent solicitation materials is being borne by Illumina. Officers and employees of GRAIL may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

THE TRANSACTION

The following is a description of certain material aspects of the Transaction. This description may not contain all of the information that is important to you. Illumina and GRAIL encourage you to carefully read this entire consent solicitation statement/prospectus, including the Original Merger Agreement and the Merger Agreement Amendment attached to this consent solicitation statement/prospectus as Annex A and Annex A-1, respectively, for a more complete understanding of the Transaction.

Structure of the Transaction

The Merger Agreement provides, among other matters, for the acquisition of GRAIL pursuant to two successive mergers, on the terms and subject to the conditions in the Merger Agreement and in accordance with the DGCL and the DLLCA. Pursuant to the Merger Agreement, at the Effective Time, First Merger Sub will be merged with and into GRAIL, with GRAIL continuing as the surviving corporation and as a wholly owned subsidiary of Illumina. As soon as practicable following the First Merger and at the Second Effective Time, GRAIL, as the surviving corporation in the First Merger, will be merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving company and as a wholly owned subsidiary of Illumina.

The Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each issued and outstanding share of GRAIL Stock (with limited exceptions, including shares with respect to which dissenters’ rights have been validly exercised in accordance with Delaware law) will be converted into, at the holder’s election, either:

•	the right to receive the CVR Consideration; or

•	the right to receive the Cash & Stock Consideration.

The election form to be distributed to holders of GRAIL Stock will contain further information regarding the type and amount of the Alternative Consideration. Holders of GRAIL Stock who do not make a valid election will be entitled to receive the CVR Consideration. See “The Merger Agreement— Consideration; Effect of the Transaction on Capital Stock—Election Procedures.”

The number of shares of Illumina Common Stock to be received for each share of GRAIL Stock may fluctuate with the market price of the Illumina Common Stock and will, subject to the collar described in the definition of “Aggregate Stock Consideration,” be determined based on the Average Illumina Stock Price and the GRAIL Fully Diluted Share Count.

Illumina will not issue fractional shares of Illumina Common Stock in the Transaction. Each converting holder who would otherwise have been entitled to receive a fractional share of Illumina Common Stock will receive a cash payment in lieu of such fractional share of Illumina Common Stock in an amount equal to the amount of such fractional share multiplied by the Average Illumina Stock Price, payable without interest, rounded down to the nearest whole cent and subject to the amount of any withholding taxes as contemplated in the Merger Agreement.

The calculation of the Aggregate Stock Consideration and aggregate shares of Illumina Common Stock, if any, payable as Alternative Consideration will be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Illumina Common Stock or GRAIL Stock with a record date occurring on or after the date of the Merger Agreement and prior to the Effective Time.

Stock Consideration Sensitivity Analysis

The table below demonstrates the sensitivity of the per-share value of the Stock Consideration to fluctuations in the Average Illumina Stock Price, based on the trading price of Illumina Common Stock on NASDAQ over a 20 trading day period ending 10 trading days before the Closing Date. This sensitivity analysis is based on three hypothetical scenarios in which the Average Illumina Stock Price is (1) $347, which represents the mid-point of the collar, (2) $419, and (3) $275. The table below assumes that the GRAIL Fully Diluted Share Count is 816,218,586, based on the fully diluted number of shares of GRAIL Stock outstanding as of January 31, 2021.

The table below is illustrative only. The Stock Consideration that a GRAIL stockholder actually receives will be based on the actual Average Illumina Stock Price and GRAIL Fully Diluted Share Count, and the value of the Stock Consideration that a GRAIL stockholder actually receives may not be shown in the table below.

Hypothetical Scenario	Average Illumina Stock Price	Aggregate Stock Consideration	Per Share Stock Consideration(1)
1	$347	12,968,300	0.016	($6.68)
2	$419	11,278,195	0.014	($5.81)
3	$275	15,254,237	0.019	($7.85)

(1)	Dollar value based on the closing price of Illumina Common Stock of $420.20 on February 3, 2021, the closest practicable date prior to the filing.

Background of the Transaction

Each of Illumina and GRAIL periodically evaluates opportunities to achieve its long-term operational and financial goals and to enhance stockholder value, including through potential strategic transactions such as business combinations, divestitures, acquisitions and similar transactions. As part of Illumina’s ongoing evaluation of such opportunities, at various times, Illumina’s senior management had identified GRAIL as a potential candidate for a strategic transaction with Illumina. GRAIL’s ongoing evaluation of such opportunities has included, from time to time, among other things, (i) continuing to execute on GRAIL’s current standalone business plan, (ii) potential opportunities for significant partnerships, strategic alliances, or acquisitions or business combinations to grow GRAIL’s business and operations, (iii) an initial public offering of GRAIL common stock (an “IPO”) and (iv) a possible sale of, or business combination involving, GRAIL.

Beginning in late June 2020, GRAIL commenced initial preparations for a potential IPO. After evaluating several investment banks, the GRAIL Board authorized the engagement of Morgan Stanley & Co. LLC (“Morgan Stanley”), Goldman Sachs & Co. LLC (“Goldman Sachs”) and BofA Securities, Inc. (“BofA Securities”) to act as lead underwriters for such IPO.

On July 31, 2020, GRAIL confidentially submitted its draft registration statement on Form S-1 with the U.S. Securities and Exchange Commission (the “SEC”). On the same day, Illumina’s Chief Executive Officer met with GRAIL’s Chief Executive Officer and noted that Illumina wanted to explore a potential acquisition of GRAIL. GRAIL’s Chief Executive Officer asked that Illumina’s Chief Executive Officer provide him with a proposal with respect to such an acquisition.

On August 3, 2020, Illumina’s Chief Executive Officer and GRAIL’s Chief Executive Officer had a telephone discussion during which Illumina’s Chief Executive Officer expressed Illumina’s interest in exploring a potential acquisition of GRAIL at a price of $6 billion.

On August 5, 2020, GRAIL engaged Morgan Stanley as its financial advisor in connection with the GRAIL Board and management’s ongoing evaluation of potential strategic transactions based on,

among other things, GRAIL’s familiarity with Morgan Stanley and Morgan Stanley’s reputation, deal experience and knowledge and familiarity with GRAIL’s business.

On August 7, 2020, the GRAIL Board discussed a potential strategic transaction involving Illumina with GRAIL’s Chief Executive Officer. The GRAIL Board determined that Illumina’s initial offer was insufficient and that management should continue to pursue the IPO.

On August 7, GRAIL’s Chief Executive Officer informed Illumina’s Chief Executive Officer, in a telephone conversation regarding a potential acquisition of GRAIL, that a price of $6 billion was insufficient.

On August 11, 2020, Illumina and GRAIL executed a non-disclosure agreement. On August 11 and August 12, 2020, members of GRAIL management and members of Illumina management met to discuss details surrounding GRAIL’s business, Illumina’s basis for its purchase price proposal and GRAIL’s management’s belief that such valuation was insufficient.

On August 16, GRAIL’s Chief Executive Officer met with Illumina’s Chief Executive Officer. They agreed that GRAIL would provide Illumina with a counterproposal on the potential acquisition price for GRAIL.

On August 20, 2020, the GRAIL Board discussed GRAIL’s long-range business plan and further discussed the terms on which the GRAIL Board would consider a preemptive offer from Illumina to acquire GRAIL as an alternative to the IPO. Representatives of Morgan Stanley presented their views on a preliminary valuation of GRAIL based on GRAIL management’s long-range plan. The GRAIL Board authorized GRAIL’s Chief Executive Officer to convey a counterproposal to Illumina consisting of an $8 billion purchase price plus a revenue share equal to 10% of GRAIL related revenues for 15 years. This proposal was conveyed by GRAIL’s Chief Executive Officer to Illumina later that day.

On August 20, 2020, GRAIL and Illumina agreed that Goldman Sachs may act as underwriter in connection with the proposed initial public offering by GRAIL and act as financial advisor to Illumina in connection with the proposed transaction between GRAIL and Illumina, subject to certain commitments from Goldman Sachs regarding, during the applicable time period for this arrangement, which Goldman Sachs personnel would be on the respective teams servicing each company and certain restrictions on communications and information flow between each team.

On August 26, 2020, GRAIL’s Chief Executive Officer met with Illumina’s Chief Executive Officer to discuss Illumina’s response to GRAIL’s proposal. Illumina’s Chief Executive Officer made a proposal consisting of $7.5 billion in consideration, of which $750 million would take the form of an equity investment in GRAIL at signing, with the remaining $6.75 billion paid at closing in a mix of cash and Illumina Common Stock, plus a revenue share of 9% on revenues above a specified base amount for 10 years.

On August 27, 2020, the GRAIL Board met to discuss Illumina’s revised proposal. The GRAIL Board determined that Illumina’s revised proposal was inadequate and instructed GRAIL’s Chief Executive Officer to inform Illumina that it would not accept its proposal. The GRAIL Board determined that certain members should remain in communication with GRAIL’s Chief Executive Officer between Board meetings concerning the status of negotiations with Illumina. The GRAIL Board also directed GRAIL’s Chief Executive Officer to continue negotiations with Illumina with respect to a potential transaction.

On August 30, 2020, GRAIL’s Chief Executive Officer verbally communicated to Illumina’s Chief Executive Officer a counterproposal of $8 billion in consideration payable at closing, plus a revenue share equal to 5% of GRAIL related revenues up to $1 billion in annual revenue and 9% of GRAIL related revenues above $1 billion in annual revenue for 15 years.

On September 1, 2020, Illumina’s Chief Executive Officer met with GRAIL’s Chief Executive Officer and communicated a counterproposal of $8 billion in consideration payable at Closing plus a revenue share equal to 2.5% of GRAIL related revenues up to $1 billion in annual revenue and 9% of GRAIL related revenues above $1 billion in annual revenue for 12 years.

On September 2, 2020, the GRAIL Board met, with members of GRAIL senior management and representatives of Morgan Stanley also in attendance, to discuss Illumina’s revised proposal. The Board members agreed that the proposal formed an adequate basis upon which to begin detailed negotiations. Representatives of Morgan Stanley expressed their views regarding the terms of the revised proposal. Following discussion regarding the revised proposal, the GRAIL Board instructed the GRAIL executive team to prepare a term sheet based on the discussions of the GRAIL Board with the goal of executing a term sheet by no later than September 6, 2020 and executing a definitive agreement by September 13, 2020. The GRAIL Board also directed GRAIL management to continue to advance, with its advisors and lead underwriters, preparations for its IPO and a public filing of GRAIL’s registration statement on Form S-1.

On September 3, 2020, GRAIL’s Chief Executive Officer delivered a term sheet to Illumina’s Chief Executive Officer. The term sheet proposed consideration of $8 billion (on a cash-free, debt-free basis) payable at closing in a 50/50 mix of cash and shares of Illumina Common Stock (which would be registered and freely tradeable), with a 12.5% collar on the price of Illumina Common Stock (based on the volume weighted average price of Illumina Common Stock during a period prior to Closing). The term sheet also contemplated a 12-year revenue share for GRAIL stockholders of 2.5% of GRAIL related revenues up to $1 billion in annual revenues and 9% of GRAIL related revenues above $1 billion in annual revenues, a $750 million reverse termination fee, and $35 million in monthly continuation payments commencing on the date which was two months after the execution of the definitive agreement relating to the transaction and payable by Illumina to GRAIL each month until closing of the transaction or termination of the agreement. The term sheet envisaged a ‘public company style’ deal with no post-closing indemnification obligations for any GRAIL stockholders, as well as certain required efforts that Illumina would be required to undertake to obtain regulatory clearance for the transaction.

On September 4, 2020, a representative of Illumina delivered a revised term sheet to representatives of GRAIL. The revised term sheet proposed that the $8 billion in consideration consist of $2 billion in cash and $6 billion in Illumina Common Stock, with a 10.0% collar on the price of Illumina Common Stock (based on the volume weighted average price of Illumina Common Stock during a period prior to Closing). In addition, the proposal did not contemplate any adjustments for cash or debt of GRAIL. The percentages, dollar thresholds, and certain other key terms of the revenue share payments remained unchanged, although the scope of revenue upon which the revenue share payments would be paid continued to be negotiated, and drafts of the related provisions were exchanged multiple times over the next several days. The revised term sheet also contemplated a $360 million reverse termination fee and no continuation payments. The revised term sheet also modified the required efforts that Illumina would be required to undertake to obtain regulatory clearance of the transaction. The revised term sheet accepted that there would be no post-closing indemnification obligations for any GRAIL stockholders and that shares of Illumina Common Stock (as well as contingent value rights representing the right to receive the revenue share payments) would be registered with the SEC. The revised term sheet also contemplated that GRAIL stockholders holding a sufficient number of shares to trigger the ‘drag-along’ provision set forth in the GRAIL Voting Agreement and to approve the transaction would enter into agreements to support the transaction with Illumina.

On September 6, 2020, following discussions between the parties, a representative of Illumina delivered a further revised term sheet to representatives of GRAIL. In addition, to proposing revised terms regarding the scope of revenue upon which revenue share payments would be made, the revised term sheet proposed a $350 million reverse termination fee. In addition, the revised term sheet contemplated that Illumina would be required to make a $250 million equity investment in GRAIL to receive shares of non-voting convertible preferred stock at an equity valuation of $8 billion in the event the termination fee were payable. The revised term sheet also contemplated $35 million in monthly continuation payments from Illumina to GRAIL commencing six months after execution of the definitive agreement relating to the transaction and that, if the transaction were terminated, Illumina would be entitled to receive additional shares of non-voting convertible preferred stock of GRAIL equal in value to the aggregate amount of continuation payments made based on an $8 billion valuation of GRAIL.

On September 6, 2020 and September 7, 2020, GRAIL’s Chief Executive Officer and Illumina’s Chief Executive Officer held further discussions regarding the proposed transaction terms.

On September 7, 2020, a representative of GRAIL delivered a revised term sheet to representatives of Illumina. The revised term sheet proposed that the $8 billion in consideration consist of $4 billion in cash and $4 billion in Illumina Common Stock (on a cash-free, debt-free basis), with a 10.0% collar on the price of Illumina Common Stock (based on the volume weighted average price of Illumina Common Stock during a period prior to Closing). The percentages, dollar thresholds and certain other key terms of the revenue share payments remained unchanged, although negotiation regarding the scope of revenue upon which the revenue share payments would be paid continued to be negotiated. The revised term sheet also contemplated a $300 million reverse termination fee, and a requirement that, at GRAIL’s election, Illumina make a $300 million equity investment in GRAIL to purchase shares of non-voting convertible preferred stock of GRAIL at an $8 billion valuation in the event the termination fee were payable. The revised term sheet provided that if Illumina were prohibited from making this equity investment under applicable antitrust laws, the full amount of the equity investment would be paid to GRAIL in cash. In addition the revised term sheet proposed $35 million in monthly continuation payments commencing three months after the execution of the definitive agreement relating to the transaction which would be payable each month until closing of the transaction or termination of the agreement, without any issuance or additional shares of non-voting convertible preferred stock of GRAIL in respect thereof. The revised term sheet also proposed modifications to the efforts that Illumina would be required to undertake to obtain regulatory clearance of the transaction.

Further drafts of the term sheet were exchanged between the parties over the next several days as they continued to negotiate remaining open issues.

On September 8, 2020, the GRAIL Board met, with members of GRAIL senior management and representatives of Latham & Watkins LLP (“Latham”), outside counsel to GRAIL, and Morgan Stanley also in attendance, to discuss the remaining open items in the term sheet. At the meeting, members of GRAIL senior management provided an update on the status of discussions and developments with Illumina with respect to the potential transaction and related timing considerations. The GRAIL Board and members of GRAIL senior management also discussed certain proposed terms of the transaction, and the strategic rationale for the transaction, which included the speed at which GRAIL products could be brought to market if the transaction were consummated, and reviewed certain preliminary business and financial analyses with respect to the transaction. Following discussion, the GRAIL Board authorized the Chief Executive Officer to execute a non-binding term sheet providing for, among other things, $8 billion in consideration comprised of $3.5 billion in cash and $4.5 billion in Illumina Common Stock, with a 12.5% collar on the price of Illumina Common Stock (based on the volume weighted average price of Illumina Common Stock during a period prior to Closing), with no adjustment for cash, indebtedness, working capital or transaction expenses. The GRAIL Board also directed management to publicly file GRAIL’s registration statement on Form S-1 with respect to an initial public offering on September 9, 2020 and, assuming a non-binding term sheet with respect to a transaction with Illumina were executed, expeditiously commence preparation and negotiations with respect to definitive agreements relating to such transaction.

On September 9, 2020, GRAIL and Illumina entered into a non-binding term sheet with respect to the transaction. The executed term sheet contemplated $8 billion in consideration (with no purchase price adjustment provisions), comprised of $3.5 billion in cash and $4.5 billion in Illumina Common Stock, with a 12.5% collar on the price of Illumina Common Stock (based on the volume weighted average price of Illumina Common Stock during a period prior to Closing). The key terms of the revenue share payments (other than the scope of covered revenues) remained unchanged. The final term sheet contemplated a $300 million reverse termination fee, and a requirement that, at GRAIL’s election, Illumina make a $300 million equity investment in GRAIL to purchase non-voting convertible preferred stock of GRAIL at an $8 billion valuation in the event the termination fee were payable. In addition the final term sheet provided for $35 million in monthly continuation payments commencing three months after the execution of the definitive agreement relating to the transaction which would be payable each month until closing of the transaction or termination of the agreement. The final term sheet also provided that if continuation payments in excess of $315 million were made, Illumina would be entitled to receive non-voting convertible preferred stock of GRAIL at an $8 billion valuation in respect of any continuation payments in excess of such amount.

In addition, on September 9, 2020, GRAIL publicly filed with the SEC a registration statement on Form S-1 (the “Form S-1”) with respect to a potential initial public offering of GRAIL Common Stock. Following the initial public submission of the Form S-1, GRAIL continued to prepare for a potential IPO. Also on September 9, 2020, a representative of Cravath, Swaine & Moore LLP (“Cravath”), outside counsel to Illumina, delivered an initial draft of the Merger Agreement to representatives of Latham.

On September 10, 2020, members of Illumina management, members of GRAIL management, and representatives of Cravath, Latham, Morgan Stanley and Goldman Sachs, financial advisor to Illumina, held a telephonic meeting to allow GRAIL management and legal team to conduct legal diligence of Illumina and its business. In addition, on September 10, 2020, Illumina and certain of its representatives were provided access to diligence materials through an electronic data site.

Later on September 10, 2020, the GRAIL Board held a telephonic meeting, with members of GRAIL senior management and legal teams also in attendance. At the meeting, the GRAIL Board authorized taking certain actions to continue preparation for GRAIL’s potential IPO.

On September 11 and September 12, 2020, GRAIL’s Chief Executive Officer and Illumina’s Chief Executive Officer, as well as other members of senior management of GRAIL and Illumina, held several video conference calls to discuss transaction terms. GRAIL’s Chief Executive Officer also invited Illumina’s Chief Executive Officer to present the proposed transaction to the GRAIL Board if the parties were to reach agreement in principal on the principal terms of definitive agreements.

Also on September 11, 2020, a representative of Latham delivered to representatives of Cravath a revised draft of the Merger Agreement. Additionally, on September 11, 2020, a representative of Cravath delivered an initial draft of the CVR Agreement to representatives of Latham.

On September 12 and September 13, 2020, representatives of the parties exchanged revised drafts of the Merger Agreement and related transaction documents, had multiple conference calls and video conference calls and exchanged further correspondence regarding the terms of the Merger Agreement and related transaction documents as well as certain diligence matters.

On September 14, 2020, the GRAIL Board invited Illumina’s Chief Executive Officer to present his vision of the benefits of and rationale for the proposed transaction to the GRAIL Board.

Also on September 14, 2020, a representative of Cravath delivered a revised draft of the Merger Agreement to representatives of Latham. The revised draft of the Merger Agreement proposed, among other things, setting the reference point for the collar for the price per share of Illumina Common Stock at $350.50 per share, resulting in an upper bound at $394 per share and a lower bound at $307 per share. If at the time of closing, the price per share of Illumina Common Stock were to be outside of this range, the price per share would be deemed to be the upper bound or the lower bound, as applicable, for purposes of calculating the number of shares issued as part of the merger consideration.

On September 15 and September 16, 2020, GRAIL’s Chief Executive Officer and Illumina’s Chief Executive Officer, as well as other members of management of GRAIL and Illumina and their respective legal and financial advisors, continued to meet to discuss the terms of the proposed transaction.

On September 16, various news outlets published unconfirmed reports indicating that Illumina and GRAIL were in discussions regarding a potential transaction.

Between September 15 and September 18, 2020, representatives of the parties exchanged multiple drafts of the Merger Agreement and related transaction documents, had multiple discussions and exchanged further correspondence regarding the terms of the Merger Agreement and related transaction documents. During these discussions, the parties preliminarily agreed, among other things, to set the reference point for the collar for the price per share of Illumina Common Stock at $347 per share, which represented the volume weighted average price of Illumina Common Stock for the twenty–trading-day period ending on September 16, 2020 (being the day upon which the existence of discussions relating to the transaction were publicly reported). GRAIL also proposed that the collar for the price per share of Illumina Common Stock be increased from 12.5% to approximately 15.0% as a result of the decrease in price per share of Illumina Common Stock following the reports. Illumina agreed to this proposal.

The GRAIL Board continued to hold meetings, with members of GRAIL senior management and representatives of Latham and Morgan Stanley also in attendance, on each of September 15, September 16, September 17 and September 18, 2020 to discuss the drafts of the Merger Agreement and other transaction documents exchanged between Latham and Cravath and the relevant open business points, including the collar structure, consideration payable with respect to GRAIL Equity Awards, post-closing bonus payments to GRAIL employees and certain material terms of the CVR Agreement. On September 18, 2020, the GRAIL Board instructed GRAIL management to contact certain GRAIL stockholders who would be requested to deliver support agreements with respect to the transaction with Illumina.

On September 17, 2020, GRAIL submitted an amendment to the Form S-1 to the SEC in connection with GRAIL’s continued preparation for a potential IPO.

On September 18, 2020, a member of GRAIL’s management spoke to a representative of another publicly traded company (“Party A”) that was a stockholder of GRAIL regarding the transaction with Illumina in connection with obtaining a support agreement from such party with respect to the transaction. The representative of Party A indicated Party A might have an interest in pursuing a strategic transaction with GRAIL.

On September 18 and September 19, 2020, a member of the GRAIL Board engaged with another representative of Party A to discuss Party A’s potential interest in GRAIL. The representative of Party A informed the GRAIL Board member that Party A’s corporate development team was evaluating a possible transaction.

On September 20, 2020, a representative of Party A advised representatives of GRAIL that Party A was not in a position to pursue a transaction with GRAIL at that time on terms more favorable than those proposed by Illumina.

Later on September 20, 2020, the GRAIL Board held a telephonic meeting, with members of GRAIL senior management and representatives of Latham and Morgan Stanley also in attendance, to consider the proposed transaction with Illumina, the Merger Agreement and the other transaction documents relating thereto. Representatives of Morgan Stanley first reviewed the two strategic alternatives under active consideration by the GRAIL Board—(i) the IPO and (ii) a business combination with Illumina—and certain key criteria to consider with respect to these strategic alternatives, including a discussion of the current IPO market conditions, execution risk related to an IPO, and future prospects and risks for GRAIL and its stockholders that GRAIL would face as a public company. In addition, representatives of Morgan Stanley delivered an oral opinion to the GRAIL Board, subsequently confirmed in writing, that, based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley, the Base Consideration to be received by holders of GRAIL Stock pursuant to the Merger Agreement was fair, from a financial point of view to such holders of shares of GRAIL Stock. Representatives of Latham then reviewed the fiduciary duties of the GRAIL Board in the context of considering the strategic alternatives and reviewed certain key terms of the proposed Merger Agreement and the other transaction documents. After the presentations by Morgan Stanley and Latham, the GRAIL Board continued to discuss the potential business combination transaction with Illumina and the reasons for the directors’ belief that the Merger Agreement and the transaction with Illumina were in the best interests of GRAIL and its stockholders (for more information, see the section entitled “The Transaction—GRAIL’s Reasons for the Transaction; Recommendation of the GRAIL Board”). The members of the GRAIL Board in attendance at the meeting (including both Preferred Directors (as defined in the GRAIL certificate of incorporation) then unanimously (i) determined that the Merger Agreement and the Transaction, including the Mergers, were fair to, and in the best interests of, GRAIL and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Transaction, and (iii) authorized GRAIL’s management to execute the Merger Agreement with Illumina.

Later that evening, GRAIL and Illumina executed the Merger Agreement.

The following morning, on September 21, 2020, Illumina and GRAIL issued a joint press release announcing the execution of the Merger Agreement.

GRAIL’s Reasons for the Transaction; Recommendation of the GRAIL Board

At a meeting held on September 20, 2020, the GRAIL Board considered the Transaction and the terms of the Merger Agreement and all directors present including both Preferred Directors (as defined in GRAIL’s certificate of incorporation), unanimously (i) determined that the Merger Agreement and the Transaction, including the Mergers, are fair to, and in the best interests of, GRAIL and its stockholders, and (ii) approved and declared advisable the Merger Agreement and the Transaction. The GRAIL Board recommends that GRAIL stockholders adopt and approve the Merger Agreement by executing and returning the written consent furnished with this consent solicitation statement/prospectus.

In arriving at this determination and recommendation, the GRAIL Board, in consultation with GRAIL management and GRAIL’s financial and legal advisors, engaged in numerous discussions regarding the Transaction, received materials for their review and consideration, and considered a variety of factors. The following are some of the significant factors that supported the GRAIL Board’s decision to approve the Merger Agreement (which are not in any relative order of importance):

•

the potential that the Transaction would enable broader and faster adoption of GRAIL’s multi-cancer early detection blood test and other products by enhancing patient access and expanding its global reach;

•	the Transaction could enable GRAIL to build real-world evidence faster and therefore allow GRAIL to potentially accelerate its path to reimbursement to enable further access to patients;

•

the ability to leverage the global scale and reach of Illumina—through customer relationships and in-country infrastructure—to further GRAIL’s commercialization efforts as well access to Illumina’s technical abilities, including novel chemistries and automation.

•

the business, competitive position and prospects of GRAIL (as well as the risks involved in achieving these prospects), the competitive nature of the industry in which GRAIL operates, GRAIL’s current working capital position, the current industry, economic and market conditions and the impact of the foregoing factors on the GRAIL Forecasts;

•

that GRAIL filed the Form S-1 on September 9, 2020 and the prospect of completing an initial public offering of the GRAIL Common Stock as a potential alternative to the Transaction, including current IPO market conditions, execution risk and future prospects and risks for GRAIL and its stockholders that GRAIL would face as a public company;

•

the financing requirements to achieve the business objectives of GRAIL and the risks that GRAIL would not be able to obtain financing on favorable terms, if at all, as well as the dilutive impact on existing stockholders any such financing would have;

•

the Merger Consideration to be received by the stockholders, including the fact that (i) a portion of the Merger Consideration will be paid in cash, which provides greater certainty of value to the stockholders, (ii) a portion of the Merger Consideration will be paid in shares of Illumina Common Stock registered under the Securities Act, subject to a collar mechanism that helps protect the value of the Merger Consideration during the pendency of the Transaction, which allows the stockholders to participate in future upside of Illumina and GRAIL, (iii) a portion of the Merger Consideration may be paid in the form of CVRs, which provides potential future upside to the stockholders in connection with the operation of GRAIL’s business for a period of twelve years, (iv) the stockholders will have the option to elect additional consideration in the form of cash and/or Illumina Common Stock in lieu of receiving CVRs and (v) the Merger Consideration represents a significant premium to GRAIL’s most recent financing rounds;

•

the fact that GRAIL engaged a financial advisor, Morgan Stanley, to advise and assist regarding the sale of GRAIL and negotiations with Illumina, and Morgan Stanley issued an opinion to the effect that, as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, the Base Consideration to be received by the holders of GRAIL Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders of shares of GRAIL Stock;

•

the possible alternatives to the Transaction (including continuing to operate GRAIL as a stand-alone business and consummating an initial public offering of GRAIL’s stock), the range of potential benefits to the stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the GRAIL Board’s assessment that alternatives were not reasonably likely to present superior opportunities for GRAIL or to create greater value for the stockholders than the Transaction;

•	the terms of the Merger Agreement, including that the Merger Agreement does not contain any indemnification obligations of GRAIL’s stockholders; and

•	the likelihood that the proposed Transaction would be completed, in light of the financial capabilities of Illumina.

In the course of its deliberations, the GRAIL Board also considered a variety of risks and other potentially negative factors, including, without limitation, the following (which are not in any relative order of importance):

•

the fact that the stockholders will forego any future increase in GRAIL’s value that might result from its possible growth and business opportunities as a stand-alone entity (except with respect to the CVRs);

•	the fact that a portion of the consideration paid to stockholders will be in the form of shares of Illumina Common Stock and/or CVRs, the future value of which is uncertain;

•	the risk that the Transaction may not be consummated or the consummation of the Transaction may be delayed, whether as a result of a failure to obtain necessary regulatory approvals or otherwise;

•	the interests that certain stockholders, directors and executive officers of GRAIL may have with respect to the Transaction; and

•

various other risks associated with the Transaction and the businesses of GRAIL, Illumina and the surviving company following the completion of the transaction described in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

In addition to considering the factors described above, the GRAIL Board considered the fact that some of GRAIL’s directors and executive officers have other interests in the Transaction that may be different from, or in addition to, the interests of GRAIL stockholders generally, as more fully described in the section entitled “Interests of GRAIL’s Directors and Executive Officers in the Transaction.”

The GRAIL Board concluded that the risks, uncertainties and potentially negative factors associated with the transaction were outweighed by the potential benefits that it expected GRAIL and its stockholders would achieve as a result of entering into the Transaction. Accordingly, the members of the GRAIL Board present at the meeting, including both Preferred Directors (as defined in GRAIL’s certificate of incorporation) unanimously (i) determined that the Merger Agreement and the Transaction, including the Mergers, are fair to, and in the best interests of, GRAIL and its stockholders, and (ii) approved and declared advisable the Merger Agreement and the Transaction.

The foregoing discussion of the factors considered by the GRAIL Board includes the principal positive and negative factors, but is not intended to be exhaustive and may not include all of the factors considered by the GRAIL Board. In view of the wide variety of factors considered by the GRAIL Board in connection with its evaluation of the Transaction and the complexity of these matters, in reaching its decision to approve the Merger Agreement and the Transaction and to make its recommendation to the GRAIL stockholders, the GRAIL Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors and/or considered other factors altogether. The GRAIL Board considered each of the applicable factors as a whole in context of the transaction, including thorough discussions with GRAIL management and GRAIL’s financial and legal advisors, and overall considered such factors to be favorable to, and to support, its determination. It should be noted that this explanation of the reasoning of the GRAIL Board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the sections entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Opinion of Financial Advisor to the GRAIL Board

GRAIL retained Morgan Stanley to act as financial advisor to the GRAIL Board in connection with the Transaction. Pursuant to the Transaction, each outstanding share of GRAIL Stock, other than (i) Class A Restricted Stock Awards and Class B Restricted Stock Awards (each as defined in the Merger Agreement and which shall be treated in accordance with the terms of the Merger Agreement); (ii)

shares held in treasury or (iii) shares as to which dissenters’ rights have been perfected, will be converted into the right to receive (a) the Cash Consideration, without interest, (b) the Stock Consideration, and (c) one CVR issued by Illumina subject to and in accordance with the CVR Agreement (the aggregate of (a), (b) and (c) in respect of all such shares of GRAIL Stock, the “Base Consideration”).

Pursuant to the Merger Agreement, at each holder of GRAIL Stock’s election and in lieu of the Base Consideration, each share of GRAIL Stock may be converted into the right to receive the Cash & Stock Consideration. Morgan Stanley did not review or analyze the Cash & Stock Consideration and Morgan Stanley’s opinion did not address the Cash & Stock Consideration or whether such Cash & Stock Consideration was fair, from a financial point of view or otherwise.

The GRAIL Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry in which GRAIL operates and its knowledge of GRAIL’s business and affairs. At the meeting of the GRAIL Board on September 20, 2020, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing to the GRAIL Board to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in Morgan Stanley’s written opinion, the Base Consideration to be received by the holders of the GRAIL Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of GRAIL Stock.

The full text of the written opinion of Morgan Stanley delivered to the GRAIL Board, dated September 20, 2020, is attached as Annex F and incorporated by reference into this consent solicitation statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. GRAIL stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the GRAIL Board and addressed only the fairness, from a financial point of view, of the Base Consideration to be received by the holders of shares of the GRAIL Stock pursuant to the Merger Agreement. Morgan Stanley’s opinion did not address any other aspect or implications of the Transaction (including the Cash & Stock Consideration or whether such Cash & Stock Consideration was fair, from a financial point of view or otherwise) and does not constitute an opinion, advice or recommendation as to how the holders of the GRAIL Stock should act or vote in connection with the Transaction or as to the relative mix of Base Consideration or Cash & Stock Consideration that they may elect to receive or whether to take any other action with respect to the Mergers. In addition, Morgan Stanley’s opinion did not in any manner (i) address the prices at which shares of Illumina Common Stock or the CVRs will trade following consummation of the Mergers or at any time, (ii) express an opinion as to whether or not holders of shares of the GRAIL Stock should seek appraisal for their shares as permitted under the DGCL, (iii) address the Cash & Stock Consideration to be received, if elected, or any component of the Base Consideration or (iv) express an opinion as to whether or not holders of the GRAIL Stock should elect to receive the Base Consideration or any alternative consideration that is available pursuant to the Merger Agreement.

Morgan Stanley expressed no view as to the GRAIL Forecasts or the assumptions upon which such projections were based. Morgan Stanley reviewed the potential value of the CVR under two different scenarios prepared by management of GRAIL upon which the contingent consideration that is to be paid pursuant to the CVR is conditioned, and, for purposes of Morgan Stanley’s analysis and opinion, at the direction of the GRAIL Board, Morgan Stanley derived an estimated net present value of the CVR based on the estimated royalty schedules provided by the management of GRAIL. Morgan Stanley expressed no view as to the likelihood of whether any of the benchmarks upon which the contingent consideration that is to be paid pursuant to the CVR will be obtained or whether the contingent consideration that is to be paid pursuant to the CVR will become payable. The summary of Morgan Stanley’s opinion set forth in this consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of GRAIL and Illumina, respectively;

•	Reviewed certain internal financial statements and other financial and operating data concerning GRAIL;

•	Reviewed the GRAIL Forecasts;

•	Discussed the past and current operations and financial condition and the prospects of GRAIL with GRAIL’s senior executives;

•	Reviewed the pro forma impact of the Mergers on Illumina’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

•	Reviewed the reported prices and trading activity for the Illumina Common Stock;

•

Compared the financial performance of Illumina and the prices and trading activity of the Illumina Common Stock with that of certain other publicly-traded companies comparable with Illumina, and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Participated in certain discussions and negotiations among representatives of GRAIL and Illumina and certain other parties and their financial and legal advisors;

•	Reviewed the Merger Agreement, the CVR Agreement and certain related documents; and

•	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by GRAIL and Illumina, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the GRAIL Forecasts, Morgan Stanley assumed that they had been reasonably prepared and on bases reflecting the best then-currently available estimates and judgments of GRAIL’s management of GRAIL’s future financial performance. At the GRAIL Board’s direction, Morgan Stanley’s analysis relating to the business and financial prospects for Illumina for purposes of Morgan Stanley’s opinion were made on the basis of consensus street forecasts (the “Street Forecasts”) only. Morgan Stanley assumed, with GRAIL’s consent, that the Street Forecasts were a reasonable basis upon which to evaluate the business and financial prospects of Illumina. Morgan Stanley expressed no view as to the Street Forecasts or the assumptions on which they were based, including the selection of the analyst forecasts from which the Street Forecasts were derived.

In addition, Morgan Stanley assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Mergers. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of GRAIL and its legal, tax, and regulatory advisors with respect to legal, tax, and regulatory matters. Morgan Stanley reviewed the potential value of the CVR under two different scenarios, which were developed by GRAIL’s management, regarding the achievement of certain revenue milestones upon which the contingent consideration that is to be paid pursuant to the CVR is conditioned. Morgan Stanley expressed no view as to the likelihood of whether any of the revenue milestones upon which the contingent consideration that is to be paid pursuant to the CVR are obtained or whether the contingent consideration that is to be paid pursuant to the CVR becomes payable. Morgan Stanley expressed no opinion as to the relative fairness of any portion of the Base Consideration that may be paid to holders of any class of GRAIL Common Stock or series of GRAIL Preferred Stock. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of GRAIL’s officers, directors or employees, or any class of such persons, relative to the Base Consideration to be received by the holders of the GRAIL Stock pursuant to the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of GRAIL or Illumina, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, September 20, 2020. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing such opinion, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving GRAIL, nor did Morgan Stanley negotiate with any of the parties, other than Illumina, which expressed interest to Morgan Stanley in the possible acquisition of GRAIL or certain of its constituent businesses.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the GRAIL Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 18, 2020, which was the last trading day prior to the first public knowledge of the possibility of an impending transaction involving Illumina and GRAIL, and is not necessarily indicative of current market conditions.

Financial Projections

The GRAIL Forecasts utilized in Morgan Stanley’s analyses were prepared by GRAIL management on a standalone basis, without giving effect to the Transaction, and provided to the GRAIL Board for the purposes of considering, analyzing and evaluating GRAIL’s strategic and financial alternatives, including the Transaction, and to Morgan Stanley. Forecasts for two scenarios were prepared by GRAIL management, entitled Case A and Case B. Both cases—Case A and Case B (the “Forecast Scenarios”)—were used by Morgan Stanley to reflect different assumptions regarding GRAIL’s commercial potential.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is a traditional valuation methodology designed to derive the implied value of a company by calculating the present value of estimated future cash flows of the company using the estimated unlevered free cash flows and terminal value of such company. “Unlevered free cash flows” refers to a calculation of the future cash flows generated by the company without including in such calculation any debt servicing costs. “Present value” refers to the current value of the future cash flows generated by the company and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the company for periods beyond the projections period.

Using the GRAIL Forecasts, Morgan Stanley calculated GRAIL’s estimated unlevered free cash flows, taking into account certain tax attributes under present law, for the period from September 30, 2020 through December 31, 2030 (the “Forecast Period”). The estimated unlevered free cash flows were calculated as earnings before interest, taxes, depreciation, and amortization, less unlevered taxes, less capital expenditures, plus changes in net working capital. The terminal value of GRAIL at the end of the Forecast Period was calculated by applying a perpetuity growth rate of -1.0% to 1.0% with respect to the GRAIL Forecasts. The perpetuity growth rate applied in each case was selected by Morgan Stanley based on the application of its professional judgment and experience. Relying on the GRAIL Forecasts, Morgan Stanley also calculated the amount of net operating losses and other tax shield benefits that GRAIL’s management projected would accrue and/or be utilized for the Forecast Period (such net operating losses and other tax shield benefits, “Tax Attributes”).

Morgan Stanley then discounted the estimated unlevered free cash flows, terminal value and Tax Attributes to their present values as of September 30, 2020 using a range of weighted average cost of capital from 9.3% to 11.3%. The range of discount rates was selected upon the application of Morgan Stanley’s professional judgment and experience, to reflect GRAIL’s estimated weighted average cost of capital and cost of equity, which estimates were derived by application of the capital asset pricing model, which takes into account certain GRAIL-specific metrics, including the cost of long-term debt, an assumed tax rate and a beta, as well as certain financial metrics for the financial markets generally. For purposes of determining GRAIL’s weighted average cost of capital and cost of equity, market data as of September 18, 2020 was utilized. The weighted average cost of capital is a measure of the average expected return on all of a given company’s equity securities or debt based on their proportions in such company’s capital structure. Morgan Stanley calculated a range of implied aggregate values of GRAIL by adding together the ranges of present values of the unlevered free cash flows, terminal values and Tax Attributes. In performing its discounted cash flow analysis, Morgan Stanley assumed at the direction of GRAIL’s management: (i) an annual minimum cash balance of $400 million and (ii) an ongoing effective tax rate of 21%. Such assumptions specifically reflected the dilutive impact of future capital raises by GRAIL. In this regard, Morgan Stanley assumed additional equity capital raises of $2.0 billion and $1.4 billion through 2030 for the Case A and Case B Forecast Scenarios, respectively, based upon GRAIL management’s estimate that an annual minimum cash balance of $400.0 million would be necessary to fund operations. The assumed amounts of additional capital were then discounted to the valuation date at the assumed cost of equity.

Based on the assumptions and calculations set forth above, Morgan Stanley performed the discounted cash flow analysis for each of the Case A and Case B Forecast Scenarios and obtained the following ranges of implied equity value of GRAIL, as of September 30, 2020:

Forecast Scenario	Equity Value Range
($ in millions)
Case A	$11,150—$17,450
Case B	$28,200—$43,950

Morgan Stanley also performed and reviewed with the GRAIL Board a sensitivity analysis on the Case A and Case B Forecast Scenarios using a mid-point weighted average cost of capital of 10.3% and perpetuity growth rate of 0% to analyze the impact on the implied equity values it derived as described above of changes in the GRAIL Forecasts and assumptions provided by management. In particular, the sensitivity analysis on the Case A and Case B Forecast Scenarios performed by Morgan Stanley considered the effects on cash flow of factors such as differences in market penetration, average selling price of certain products, product launch, reimbursement timing and minimal disease analysis.

Discounted Equity Value Analysis

Morgan Stanley also performed a discounted equity value analysis for GRAIL, which is designed to provide insight into a theoretical estimate of the future implied value of a company’s common stock as a function of such company’s estimated future revenue and a theoretical range of trading multiples. The resulting estimated future implied value is subsequently discounted back to the present day at the company’s cost of equity in order to arrive at an illustrative estimate of the present value for the company’s theoretical future implied stock price.

To calculate GRAIL’s discounted equity value, Morgan Stanley used calendar year 2022 estimated revenue based on each of the Forecast Scenarios. For each Forecast Scenario, Morgan Stanley calculated the future aggregate equity of GRAIL as of December 31, 2022 based on forward revenue multiples of 10.0x – 25.0x, which multiple range Morgan Stanley determined, in its professional judgment, was appropriate based on GRAIL’s financial profile and the trading multiples of other publicly traded companies that Morgan Stanley viewed as comparable to GRAIL. The resulting future equity values as of December 31, 2022 were then discounted back to the present value as of September 30, 2020 using a discount rate equal to an assumed cost of equity of 10.3% to illustrate the current value to GRAIL’s stockholders prior to GRAIL’s hypothetical initial public offering (inclusive of dilutive financings up to December 31, 2022).

Based on the assumptions and calculations set forth above, Morgan Stanley performed the discounted equity value analysis for each of the Case A and Case B Forecast Scenarios and obtained the following ranges of implied equity value of GRAIL, as of September 30, 2020:

Forecast Scenario	Equity Value Range
($ in millions)
Case A	$4,100—$8,850
Case B	$8,500—$19,800

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data and presented to the GRAIL Board, including the following information described under the sections titled “—Sell-Side Analyst Projections” and “—Precedent Transaction Analysis.”

Sell-Side Analyst Projections

As an additional reference for the GRAIL Board, Morgan Stanley utilized financial projections for GRAIL prepared by certain sell-side analysts in connection with a potential initial public offering of GRAIL that was being pursued as an alternative to the Transaction (the “Analyst Projections”). One specific case, the Sell-Side Analyst Case, which was included solely for additional reference and constructed using the Analyst Projections, was discussed with the GRAIL Board. The Sell-Side Analyst Case was based on certain analysts’ assessment of the estimated future revenues from GRAIL’s operations, which were generally more conservative than the Case A and Case B Forecast Scenarios prepared by GRAIL management.

Based on the assumptions and calculations set forth above in “—Discounted Cash Flow Analysis,” but utilizing the Analyst Projections and applying a perpetuity growth rate of 1.0% to 3.0%, Morgan Stanley performed the discounted cash flow analysis for the Sell-Side Analyst Case and obtained a range of $3.9 billion to $6.45 billion of implied equity value for GRAIL as of September 30, 2020. The perpetuity growth rate applied was selected by Morgan Stanley based on the application of its professional judgment and experience.

In addition, Morgan Stanley performed a discounted equity value analysis to determine the future implied value of the GRAIL Common Stock using the Analyst Projections. Based on the assumptions and calculations set forth above in “—Discounted Equity Value Analysis,” Morgan Stanley performed the discounted equity value analysis for the Sell-Side Analyst Case and obtained a range of $3.05 billion to $6.0 billion of implied equity value for GRAIL as of September 30, 2020.

Precedent Transaction Analysis

As additional reference for the GRAIL Board, Morgan Stanley considered, based on publicly available transaction information, the equity values of the largest pre-commercial healthcare transactions announced since 2010 with aggregate transaction values above $5.0 billion, which, in Morgan Stanley’s professional judgment, is generally considered relevant for purposes of its precedent transaction analysis. The following is a list of the transactions considered:

Date Announced	Target	Acquirer	Equity Value ($B)
August 28, 2017	Kite Pharma, Inc.	Gilead Sciences, Inc.	$11.8
January 1, 2018	Juno Therapeutics, Inc.	Celgene Corporation	$11.1
November 21, 2011	Pharmasset, Inc.	Gilead Sciences, Inc.	$11.0
April 28, 2016	Stemcentrx, Inc.	AbbVie Inc.	$5.8	*
November 24, 2019	The Medicines Company	Novartis AG	$9.6
May 6, 2015	Synageva BioPharma Corp.	Alexion Pharmaceuticals, Inc.	$9.1
April 9, 2018	AveXis, Inc.	Novartis AG	$8.7
January 1, 2019	Loxo Oncology, Inc.	Eli Lilly and Company	$8.0
July 14, 2015	Receptos, Inc.	Celgene Corporation	$7.7

*

Equity value of $5.8 billion represents only the upfront consideration payable by AbbVie Inc. Transaction equity value was $9.8 billion when giving effect to upfront and contingent consideration payable by AbbVie Inc.

As additional reference for the GRAIL Board, and in order to determine a transaction valuation range, Morgan Stanley also considered a transaction valuation analysis for GRAIL applying a 40%-80% premium to an estimated fully-distributed pre-money equity valuation of $5.3 billion to $6.3 billion of GRAIL assumed to be applied by Illumina in the Transaction, including the value of acquiring control of GRAIL. The change of control premium range was based on the premiums paid in the precedent transactions. By applying this illustrative change of control premium to the estimated value of GRAIL, Morgan Stanley calculated a transaction value range of $7.42 billion-$11.34 billion.

No company or transaction utilized in the precedent transactions analysis is identical to GRAIL or the Mergers. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other factors beyond GRAIL’s control, such as the impact of competition on GRAIL’s business or the industry generally, industry growth and the absence of any adverse material change in GRAIL’s financial condition or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Mathematical analysis (such as determining the mean and median) is not in itself a meaningful method of using precedent transaction data.

General

In connection with the review of the Transaction by the GRAIL Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of GRAIL.

In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond GRAIL’s control. These include, among other things, the impact of competition on GRAIL’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of GRAIL and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Base Consideration to be received by the holders of GRAIL Stock and in connection with the delivery of its opinion to the GRAIL Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of GRAIL Stock could actually trade if GRAIL were to become a company with publicly traded equity securities.

The Base Consideration was determined through arm’s-length negotiations between GRAIL and Illumina and was approved by the GRAIL Board. Morgan Stanley acted as financial advisor to the GRAIL Board during these negotiations but did not, however, recommend any specific consideration to GRAIL or the GRAIL Board, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the Transaction. In addition, Morgan Stanley’s opinion did not address the relative merits of the Mergers as compared to any other alternative business transactions, and Morgan Stanley’s opinion expressed no opinion or recommendation as to how the holders of shares of GRAIL Stock should act or vote in connection with the Transaction. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which shares of the Illumina Common Stock or the CVRs will trade following consummation of the Mergers or at any time.

Morgan Stanley’s opinion and its presentation to the GRAIL Board was one of many factors taken into consideration by the GRAIL Board in deciding to approve the execution, delivery and performance by GRAIL of the Merger Agreement and the Transaction. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the GRAIL Board with respect to the consideration pursuant to the Merger Agreement or of whether the GRAIL Board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The GRAIL Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry in which GRAIL operates and its knowledge of GRAIL’s business and affairs. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Illumina, GRAIL, or any other company, or any currency or commodity, that may be involved in the Mergers, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided GRAIL financial advisory services and a financial opinion, described in this section and attached to this consent solicitation statement/prospectus as Annex F, in connection with the Transaction. As compensation for Morgan Stanley’s financial advisory services, GRAIL has agreed to pay Morgan Stanley a fee, which is contingent upon the consummation of the Transaction, of $51.5 million (the “Transaction Fee”). As compensation for Morgan Stanley rendering a financial opinion to the GRAIL Board with respect to the Base Consideration to be received in the Transaction, GRAIL also has agreed to pay Morgan Stanley a fee of $3.0 million. GRAIL has also agreed to reimburse Morgan Stanley for its reasonable and documented expenses incurred from time to time in connection with this engagement. In addition, GRAIL has agreed to indemnify Morgan Stanley and its affiliates, its and their respective directors, officers, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, against any losses, claims, damages or liabilities, relating to, arising out of or in connection with Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley received from GRAIL, pursuant to a written engagement letter with GRAIL, $2,185,000 in reimbursement of expenses of external legal counsel incurred by Morgan Stanley in connection with a potential offering of GRAIL’s securities on The Stock Exchange of Hong Kong that terminated in October 2018.

Morgan Stanley may seek to provide financial advisory and financing services to Illumina and GRAIL and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

GRAIL Unaudited Forecasted Financial Information

GRAIL is a privately held company and does not as a matter of course publicly disclose financial projections or forecasts as to future performance, revenues, earnings or other results given, among other things, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates inherent in preparing financial projections and forecasts. As a result, GRAIL does not endorse unaudited prospective financial information as a reliable indication of future results. Moreover, the unaudited forecasted financial information of GRAIL contained herein (the “GRAIL Forecasts”) were prepared for internal use, and for use by Illumina and its financial advisor, and were based on estimates, assumptions and judgments made by GRAIL management at the respective times of their preparation and speak only as of such times. Except as required by law, GRAIL has no obligation to update the GRAIL Forecasts. It has not done so and does not intend to do so.

The GRAIL Forecasts were prepared by GRAIL management on a standalone basis, without giving effect to the Transaction, and provided to the GRAIL Board for the purposes of considering, analyzing and evaluating GRAIL’s strategic and financial alternatives, including the Transaction, and to GRAIL’s financial advisor. In addition, the GRAIL Forecasts were provided to Illumina and its financial advisor in connection with the Illumina Board’s evaluation of the Transaction. The GRAIL Forecasts and other unaudited forecasted financial information included herein are not being included in this consent solicitation statement/prospectus to influence the voting decision of any GRAIL stockholder with respect to the transaction, but instead because the GRAIL Forecasts and other unaudited forecasted financial information included here, in whole or in part, were provided, or formed the basis of what was provided, to the GRAIL Board and GRAIL’s financial advisor in connection with the GRAIL Board’s evaluation of the Transaction as described herein. Illumina did not participate in the preparation of, or otherwise endorse or approve, the GRAIL Forecasts.

You should note that the GRAIL Forecasts and other unaudited forecasted financial information included herein constitute forward-looking statements. Please see “Special Note Regarding Forward-Looking Statements” elsewhere in this consent solicitation statement/prospectus for more information. You should also note that the GRAIL Forecasts and other unaudited forecasted financial information included herein were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of GRAIL’s management, were prepared on a reasonable basis, reflected the best currently available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of GRAIL management’s knowledge and belief, the reasonable projections of the future financial performance of GRAIL. The GRAIL Forecasts were prepared utilizing GRAIL’s historical internal forecast approach and does not give effect to the adoption of any new accounting pronouncements. The GRAIL Forecasts included in this consent solicitation statement/prospectus have been prepared by, and are the responsibility of, GRAIL’s management. Neither PricewaterhouseCoopers LLP, GRAIL’s independent registered public accounting firm, nor any other independent accountants or financial advisors, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the GRAIL Forecasts and other unaudited forecasted financial information set forth below, and accordingly, neither PricewaterhouseCoopers LLP nor any other independent accountants or financial advisors has expressed an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this consent solicitation statement/prospectus relates to GRAIL’s previously issued financial statements. It does not extend to the GRAIL Forecasts and other unaudited forecasted financial information included herein and should not be read to do so. Furthermore, the GRAIL Forecasts do not take into account any circumstances or events occurring after the date they were prepared.

The GRAIL Forecasts and other unaudited forecasted financial information included herein should not be relied upon as necessarily indicative of actual future results, and readers of this consent solicitation statement/prospectus are cautioned not to place undue reliance on the GRAIL Forecasts and other unaudited forecasted financial information included herein. Furthermore, since the GRAIL Forecasts and other unaudited forecasted financial information included herein cover multiple years, such information by its nature becomes less predictive with each successive year. Although the GRAIL Forecasts and other unaudited forecasted financial information included herein are presented with numerical specificity, the GRAIL Forecasts and other unaudited forecasted financial information included herein reflect assumptions, estimates and judgments that are inherently uncertain and, although considered reasonable by GRAIL management as of the date of their use in preparing the GRAIL Forecasts and other unaudited forecasted financial information included herein, are subject to significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited GRAIL Forecasts and other unaudited forecasted financial information set forth below, including, among others, risks and uncertainties due to general business, economic, regulatory, litigation, geopolitical, market and financial conditions, as well as changes in GRAIL’s business, financial condition or results of operations, and other risks and uncertainties described under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” The GRAIL Forecasts do not take into account the possible financial impact and other effects of the Transaction on GRAIL and do not attempt to predict or suggest future results of the combined company following the Transaction. The GRAIL Forecasts do not give effect to the Transaction, including the impact of negotiating or executing the Merger Agreement, the expenses that have been and may be incurred in connection with consummating the Transaction, the potential synergies that may be achieved by the combined company as a result of the Transaction, the effect on GRAIL of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the Transaction. Further, the GRAIL Forecasts do not take into account the effect on GRAIL of any possible failure of the Transaction to occur. Accordingly, the GRAIL Forecasts and other unaudited forecasted financial information included herein may not necessarily be indicative of the actual future performance of GRAIL, or the combined company after consummation of the Transaction, and actual results may differ materially from those presented. Inclusion of the GRAIL Forecasts and other unaudited forecasted financial information included herein should not be regarded as a representation by GRAIL or any person that the results projected will necessarily be achieved, and they should not be relied on as such. You are cautioned not to rely on the GRAIL Forecasts or other unaudited forecasted financial information included herein. The inclusion of the GRAIL Forecasts and other unaudited forecasted financial information included herein should not be regarded as an indication that the GRAIL Board, the Illumina Board, any of their respective advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results. There can be no assurance that the GRAIL Forecasts and other unaudited forecasted financial information included herein will be realized or that actual results will not be significantly higher or lower than estimated. Furthermore, the GRAIL Forecasts and other unaudited forecasted financial information included herein may differ from publicized analyst estimates and forecasts and do not take into account any circumstances or events occurring after the date they were prepared.

Unaudited Forecasted Financial Information

In August 2020, GRAIL management prepared standalone unaudited financial forecasts for fiscal years 2021 through 2030, which are summarized below. Forecasts for two scenarios were prepared, entitled Case A and Case B. The GRAIL Case A forecasts were prepared based on GRAIL’s internal financial outlook for fiscal years 2021 through 2030. The GRAIL Case B forecasts were based on GRAIL’s higher internal targets for fiscal years 2021 through 2030. The significant assumptions in both Case A and Case B forecasts included growth in the number of health systems and employers offering GRAIL’s products, that new products such as DAC and MRD would be successfully launched and that broad reimbursement would be achieved in calendar 2025, which management forecasted would significantly increase the acceptance of GRAIL’s products. Case B forecasts assumed broader acceptance of GRAIL’s products across health systems, employers and more significant coverage after broad reimbursement is achieved. The GRAIL Forecasts, along with their associated assumptions, risks and opportunities, were presented to the GRAIL Board during meetings held by the GRAIL Board and were shared with GRAIL’s financial advisor in connection with the GRAIL Board’s evaluation of the Transaction and with Illumina and its financial advisor in connection with the Illumina Board’s evaluation of the Transaction. The GRAIL Forecasts were created by GRAIL’s management after taking into account a number of assumptions relating to GRAIL’s performance, general business, economic, regulatory, litigation, geopolitical, market and financial conditions, as well as industry and company-specific factors such as supply and demand trends and the status of, and estimated revenues from, new products and services, all of which involve a high degree of uncertainty and are difficult to predict, and many of which are beyond GRAIL’s control.

Based solely on the financial projections prepared by GRAIL management, estimates of GRAIL’s unlevered free cash flows were calculated by Morgan Stanley and, after review and approval by GRAIL’s management, were used in Morgan Stanley’s financial analyses in connection with the review of the Transaction with the GRAIL Board. The estimates of GRAIL’s unlevered free cash flows calculated by Morgan Stanley were not provided to Illumina or its financial advisor. The following table presents select unaudited forecasted financial information of GRAIL for fiscal years 2021 through 2030 prepared by management of GRAIL, which is referred to as the GRAIL Forecasts, and the unlevered free cash flows derived therefrom:

	Fiscal year ended December 31,

(In millions)	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
GRAIL Forecasts:
GRAIL Total Revenue – Management Case A Estimate	$19	$119	$462	$892	$1,704	$3,916	$6,625	$9,884	$12,129	$14,387
GRAIL Total Revenue – Management Case B Estimate	56	327	1,042	2,142	4,075	9,570	13,629	17,747	21,277	23,980
GRAIL Operating Profit (Loss) – Management Case A Estimate	(427)	(586)	(576)	(454)	(110)	876	1,943	3,339	4,015	4,460
GRAIL Operating Profit (Loss) – Management Case B Estimate	(436)	(589)	(427)	(37)	920	3,683	5,630	7,493	8,846	9,305
Unlevered Free Cash Flow:
GRAIL Unlevered Free Cash Flow – Case A Estimate	(424)	(541)	(566)	(453)	(156)	714	1,650	2,464	3,048	3,440
GRAIL Unlevered Free Cash Flow – Case B Estimate	(433)	(541)	(431)	(87)	719	2,713	4,137	5,634	6,776	7,268

As used in the table above:

•	“Operating Profit (Loss)” refers to income (loss) from operations before income taxes, interest income, interest expense, and other income (expense).

•	“Unlevered Free Cash Flow” refers to earnings before interest, taxes, depreciation and amortization less unlevered taxes less total capital expenditures plus the change in net working capital.

GRAIL encourages you to review all of its financial statements included as Annex H and Annex I, respectively, to this consent solicitation statement/prospectus in their entirety and to not rely on any single financial measure.

Closing; Effective Time

The Closing will take place on the third business day after the satisfaction or, to the extent permitted, waiver of the conditions to closing (other than any such conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by GRAIL and Illumina. The Closing will be effected by electronic exchange of signatures by electronic transmission, or by such other means or at such other place as the parties shall agree.

Subject to the satisfaction or waiver of the conditions to the Closing described in “The Merger Agreement—Conditions to Completion of the Transaction,” including the expiration or termination of the applicable waiting periods under the HSR Act, the approval of antitrust authorities in certain other specified jurisdictions, if applicable, and the receipt of the GRAIL Stockholder Approvals, it is anticipated that the Transaction will close in the second half of 2021. It is possible that factors outside the control of both companies could result in the Transaction being completed at a different time, or not at all.

As soon as practicable on the Closing Date, the parties will cause a certificate of merger with respect to the First Merger and a certificate of merger with respect to the Second Merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made under the DGCL and the DLLCA in connection with the Mergers (it being understood that the certificate of merger for the First Merger will be filed and become effective prior to the certificate of merger with respect to the Second Merger being filed and becoming effective). The First Merger will become effective at such time as the first certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as will be agreed to by GRAIL and Illumina and specified in the first certificate of merger. The Second Merger will become effective at such time as the second certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as will be agreed to by GRAIL and Illumina and specified in the second certificate of merger.

Regulatory Approvals

Pursuant to the Merger Agreement, each party has agreed to use its reasonable best efforts to obtain all necessary actions or nonactions and consents from, and to give any necessary notices to, governmental authorities and third parties and to make all registrations, declarations and filings that are necessary under the HSR Act or required or advisable under other applicable antitrust, competition or pre-merger notification laws of any jurisdiction.

Under the HSR Act, the Transaction cannot be completed until, among other things, Illumina and GRAIL each files a notification and report form with the FTC and the DOJ and the applicable waiting period has been terminated or has expired. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period. If the FTC or the DOJ issues a Second Request prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. On October 9, 2020, each of Illumina and GRAIL filed a notification and report form pursuant to the HSR Act with the FTC and the DOJ. On November 9, 2020, Illumina and GRAIL received a Second Request regarding the Transaction from the FTC.

At any time before or after the completion of the Transaction, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the transaction, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets, to terminate existing relationships and contractual rights, or to take other actions or agree to other restrictions limiting the freedom of action of the parties. In addition, at any time before or after the completion of the Transaction, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

In connection with the Transaction, the parties also intend to make all required filings with the SEC, the Delaware Secretary of State and NASDAQ, as well as any required filings with foreign, state or local licensing authorities.

There can be no assurance that a challenge to the Transaction on antitrust grounds will not be made or, if such a challenge is made, what the result will be. See “The Merger Agreement—Conditions to Completion of the Transaction” for a discussion of the conditions to the completion of the Transaction, including conditions with respect to regulatory approvals.

Financing

The Transaction is not subject to a financing condition.

As of September 27, 2020, Illumina had total indebtedness of approximately $1,173 million and as of September 30, 2020, GRAIL had no indebtedness. In connection with the Transaction, on September 20, 2020, Illumina entered into the Commitment Letter with Goldman Sachs USA, pursuant to which Goldman Sachs USA committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $1,000.0 million.

Illumina intends to replace the Bridge Facility prior to the Closing Date with a portion of the Permanent Financing, which Illumina currently expects to include debt securities. Illumina currently intends to issue approximately $1 billion of Permanent Financing, although the amount of the Permanent Financing could change. If the Permanent Financing is not funded prior to the Closing Date, Illumina intends to use the proceeds of the Bridge Facility to pay a portion of the cash portion of the merger consideration and fees and expenses on the Closing Date.

Bridge Facility

Bridge Loans

Pursuant to the terms of the Commitment Letter, the proceeds of the loans under the Bridge Facility will be available upon the satisfaction of certain conditions precedent on the Closing Date and, if drawn, may be used to finance a portion of the cash portion of the merger consideration and pay fees and expenses related to the Transaction. The Bridge Facility will mature on the day that is 364 days after the Closing Date.

Conditions Precedent

The obligation to fund loans under the Bridge Facility is subject to the satisfaction (or waiver) of certain conditions set forth in the Commitment Letter, including, among others, completion of the Transaction substantially concurrently with the funding of the Bridge Facility, the non-occurrence of a Company Material Adverse Effect with respect to GRAIL, delivery of certain financial statements of Illumina and GRAIL, the accuracy (subject to certain materiality qualifiers) of certain representations and warranties, the execution and delivery of definitive documentation, the absence of certain defaults under such definitive documentation and other customary conditions more fully set forth in the Commitment Letter.

Interest

To the extent drawn, borrowings under the Bridge Facility will bear interest, at Illumina’s option, at either the base rate or the reserve-adjusted Eurodollar rate, plus, in each case, an applicable margin. The applicable margin will range initially from 0.25-1.00% with respect to base rate borrowings, and 1.25-2.00% with respect to reserve-adjusted Eurodollar rate borrowings, based on the public ratings of Illumina’s non-credit-enhanced senior unsecured long-term indebtedness for borrowed money, and subject to increase by 0.25 percentage points every 90 days, beginning on the 90th day after the funding of the loans under the Bridge Facility.

Base Rate Option

The base rate will have the meaning customary and appropriate for financings of this type and shall not be less than the reserve-adjusted Eurodollar rate for a one month interest period (which shall not be less than 0.0%) plus 1.0%.

Reserve-Adjusted Eurodollar Rate Option

If the reserve-adjusted Eurodollar rate is selected, interest will be determined based on interest periods to be selected by Illumina of one, two, three or six months. For each interest period, the reserve-adjusted Eurodollar rate will have the meaning customary and appropriate for financings of this type.

Mandatory Prepayments and Commitment Reductions

The aggregate commitments under the Bridge Facility to provide loans thereunder shall be permanently reduced dollar-for-dollar prior to the funding of the bridge loans on the Closing Date (and, after the Closing Date, Illumina will be required to prepay loans outstanding under the Bridge Facility) by an aggregate amount equal to:

•

100% of the net cash proceeds from any non-ordinary course asset sales or dispositions (including insurance, casualty and condemnation proceeds), subject to certain reinvestment rights and other exceptions more fully set forth in the Commitment Letter.

•

100% of the net cash proceeds received from any issuance or incurrence of debt for borrowed money (including any offering of debt securities contemplated as part of the Permanent Financing), subject to certain exceptions and limitations as more fully set forth in the Commitment Letter.

•

100% of the net cash proceeds received from any issuance of equity or equity-linked securities (in a public offering or private placement), subject to certain exceptions and limitations as more fully set forth in the Commitment Letter.

The aggregate commitments under the Bridge Facility shall also be permanently reduced dollar-for-dollar by an amount equal to the committed but unfunded amount of any bank revolving loan credit agreement with commitments greater than $1,000,000,000 (to the extent of such excess) or term loan credit agreement entered into by Illumina in connection with the Transaction and the transactions contemplated by the Merger Agreement, and subject to other exceptions and limitations as more fully set forth in the Commitment Letter.

Covenants and Events of Default

The Commitment Letter provides that the definitive agreement documenting the Bridge Facility (if executed and delivered, the “Bridge Credit Agreement”), will contain certain specified affirmative and negative covenants, and otherwise based on a precedent credit agreement previously agreed between the parties, including affirmative and/or negative covenants related to the following subjects: delivery of financial statements, certificates, notices and other information; payment of taxes; preservation of existence; maintenance of properties and insurance; compliance with laws; books and records; inspection rights; limitations on mergers, consolidations, liquidations, dissolutions and sales of all or substantially all assets; sanctions; limitations on subsidiary indebtedness; limitations on liens; and use of proceeds.

In addition, the Commitment Letter provides that the Bridge Credit Agreement (if executed and delivered) will include financial covenants requiring maintenance of a maximum total leverage ratio (to be defined) of 3.5 to 1.0.

The Commitment Letter also provides that the Bridge Credit Agreement (if executed and delivered) will contain certain specified events of default (and, as appropriate, grace periods): failure to make payments when due; material inaccuracy of representations and warranties; breach of covenants; cross-default to other indebtedness in excess of $250 million; insolvency matters; judgments in excess of $250 million; change of control; and certain ERISA events.

Listing of Illumina Common Stock Issued in the First Merger

It is a condition to the Closing that the shares of Illumina Common Stock to be issued to GRAIL stockholders and holders of GRAIL Equity Awards being paid out in the First Merger have been approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date. It is expected that, following the consummation of the Transaction, the Illumina Common Stock will continue to trade on NASDAQ under the ticker symbol “ILMN.”

Selling Investor Support Agreement

Subsequent to the execution of the Merger Agreement, the Selling Investors, including Illumina in its capacity as a stockholder of GRAIL, entered into the Selling Investor Support Agreement. Pursuant to the Selling Investor Support Agreement, each of the Selling Investors has agreed, promptly (and in any event within five business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving and adopting the Merger Agreement and the Transaction, including the Mergers and related matters with respect to all of its shares of GRAIL Stock entitled to act by written consent with respect thereto.

Under the Selling Investor Support Agreement, each Selling Investor further agreed to execute and deliver the Drag-Along Consent to exercise their contractual “drag-along” right pursuant to the GRAIL Voting Agreement, to require certain stockholders party to the GRAIL Voting Agreement to vote their shares of GRAIL Stock in favor of, and to adopt, the Transaction. Further, the Selling Investors agreed, pursuant to the Drag-Along Consent, to appoint Illumina as the Selling Investors’ designee to hold and have the sole power to exercise the proxy and power of attorney contemplated by the GRAIL Voting Agreement in connection with the Transaction. The Drag-Along Consent was executed simultaneously with the execution of the Selling Investor Support Agreement.

As of January 31, 2021, the GRAIL stockholders subject to the drag-along, together with the Selling Investors, collectively held 96.0% of the total voting power of GRAIL Stock and 100.0% of GRAIL Preferred Stock. Accordingly, the execution and delivery of written consents by such GRAIL stockholders will constitute the GRAIL Stockholder Approvals, and therefore, GRAIL expects to receive a number of written consents sufficient to satisfy such approvals.

See “Selling Investor Support Agreement.”

Accounting Treatment

Illumina and GRAIL prepare their financial statements in accordance with GAAP. The Transaction will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with Illumina considered as the accounting acquirer and GRAIL as the accounting acquiree. Accordingly, Illumina will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the Closing Date, with any excess purchase price over those fair values being recorded as goodwill.

THE MERGER AGREEMENT

The following section summarizes certain material provisions of the Original Merger Agreement and the Merger Agreement Amendment, which are included in this consent solicitation statement/prospectus as Annex and Annex A-1, respectively, and are incorporated by reference herein. The summary of the Merger Agreement below and elsewhere in this consent solicitation statement/prospectus is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This section is not intended to provide you with any factual information about Illumina or GRAIL. The rights and obligations of Illumina and GRAIL are governed by the Merger Agreement and not by this summary or any other information contained in or incorporated by reference into this consent solicitation statement/prospectus. Illumina stockholders and GRAIL stockholders are urged to read the Merger Agreement carefully and in its entirety, as well as this consent solicitation statement/prospectus and the information incorporated by reference into this consent solicitation statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The Original Merger Agreement and the Merger Agreement Amendment are attached to this consent solicitation statement/prospectus as Annex A and Annex A-1, respectively, and described in this summary to provide you with information regarding their terms. The Merger Agreement contains representations and warranties by GRAIL, on the one hand, and by Illumina, First Merger Sub and Second Merger Sub, on the other hand, which were made solely for the benefit of the other parties for purposes of the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by GRAIL, Illumina, First Merger Sub and Second Merger Sub were qualified and subject to important limitations agreed to by GRAIL, Illumina, First Merger Sub and Second Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts about GRAIL or Illumina or any other person at the time they were made or otherwise. The representations and warranties may also be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential GRAIL Disclosure Letter that GRAIL delivered in connection with the Merger Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this consent solicitation statement/prospectus, may have changed since the date of the Merger Agreement. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this consent solicitation statement/prospectus and in the documents incorporated by reference into this consent solicitation statement/prospectus. See “Where You Can Find More Information.”

General

The Merger Agreement provides, among other matters, for the acquisition of GRAIL pursuant to two successive mergers, on the terms and subject to the conditions in the Merger Agreement and in accordance with the DGCL and the DLLCA. Pursuant to the Merger Agreement, at the Effective Time, First Merger Sub will be merged with and into GRAIL, with GRAIL continuing as the surviving corporation and as a wholly owned subsidiary of Illumina. As soon as practicable following the First Merger and at the Second Effective Time, GRAIL, as the surviving corporation in the First Merger, will be merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving company and as a wholly owned subsidiary of Illumina.

At the Effective Time, GRAIL’s certificate of incorporation as in effect immediately prior to the Effective Time will continue to be the certificate of incorporation of the surviving corporation, and GRAIL’s bylaws as in effect immediately prior to the Effective Time will be amended and restated to read in their entirety as the bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to First Merger Sub will be replaced by references to GRAIL, as the surviving corporation, until thereafter amended as provided therein or by applicable law. At the Second Effective Time, the certificate of formation and the limited liability company agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, will continue to be the certificate of formation and the limited liability company agreement of the surviving company, until thereafter amended as provided therein or by applicable law, except that the name of the surviving company will be “GRAIL, LLC”.

The parties will take all requisite action so that, from and after the Effective Time, the directors of First Merger Sub immediately prior to the Effective Time will be the initial directors of the surviving corporation, until their respective successors are duly elected and qualified, or until such directors’ earlier death, resignation, removal, and the officers of First Merger Sub immediately prior to the Effective Time will be the initial officers of the surviving corporation, each until their respective successors are duly elected and qualified or until such officers’ earlier death, resignation or removal. The parties will take all requisite action so that, from and after the Second Effective Time, the officers of Second Merger Sub immediately prior to the Second Effective Time will be the officers of the surviving company, as set forth in the limited liability company agreement of the surviving company, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

On February 4, 2021, the parties to the Original Merger Agreement entered into the Merger Agreement Amendment. The Merger Agreement Amendment amends the process for satisfying any required tax withholdings with respect to any portion of the consideration to be received by any holder of GRAIL Equity Awards in the form of shares of Illumina Common Stock. All other terms of the Merger Agreement remain the same.

Closing; Effective Time

The closing will take place on the third business day after the satisfaction or, to the extent permitted, waiver of the conditions to closing (other than any such conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the closing), unless another date or place is agreed to in writing by GRAIL and Illumina. The Closing will be effected by the electronic exchange of signatures by electronic transmission, or by such other means or at such other place as the parties shall agree.

As soon as practicable on the Closing Date, the parties will cause a certificate of merger with respect to the First Merger and a certificate of merger with respect to the Second Merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made under the DGCL and the DLLCA in connection with the Mergers (it being understood that the certificate of merger for the First Merger will be filed and become effective prior to the certificate of merger with respect to the Second Merger being filed and deemed effective). The First Merger will become effective at such time as the first certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as will be agreed to by GRAIL and Illumina and specified in the first certificate of merger. The Second Merger will become effective at such time as the second certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as will be agreed to by GRAIL and Illumina and specified in the second certificate of merger.

Consideration; Effect of the Transaction on Capital Stock

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each issued and outstanding share of GRAIL Stock (with limited exceptions, including shares with respect to which appraisal rights have been validly exercised in accordance with Delaware law) will be converted into, at the holder’s election, either:

•	the right to receive the CVR Consideration; or

•	the right to receive the Cash & Stock Consideration.

The election form to be distributed to holders of GRAIL Stock will contain further information regarding the type and amount of the Alternative Consideration. Holders of GRAIL Stock who do not make a valid election will be entitled to receive the CVR Consideration, as more fully described in “—Election Procedures”. See “The Transaction—The Merger Consideration” for further discussion of the merger consideration.

Also at the Effective Time, each share of GRAIL Stock held in the treasury of GRAIL immediately prior to the Effective Time will automatically be cancelled and retired and cease to exist without conversion thereof or payment with respect thereto.

At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the parties or any holders of GRAIL Stock or holders of any shares of capital stock of Illumina, the surviving corporation or Second Merger Sub, (a) each share of class A common stock of the surviving corporation issued and outstanding immediately prior to the Second Effective Time will automatically be cancelled and shall cease to exist without any conversion thereof or payment therefor and (b) each limited liability company interest of Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall not be affected and will remain outstanding as a limited liability company interest of the surviving company, which shall constitute 100% of the outstanding equity of the surviving company.

Election Procedures

Election forms will be distributed to GRAIL stockholders not less than 30 days prior to the anticipated closing date, along with a letter of transmittal and instructions for effecting the surrender of the certificates or transfer of book-entry shares of GRAIL Stock pursuant to such letter of transmittal. The election form will enable each GRAIL stockholder to specify the number of shares of GRAIL Stock with respect to which the stockholder elects to receive the CVR Consideration, the number of shares of GRAIL Stock with respect to which the stockholder elects to receive the Cash & Stock Consideration, or that the stockholder makes no election with respect to such stockholder’s shares of GRAIL Stock. GRAIL stockholders will have until 5:00 p.m., Eastern time, on the date which Illumina and GRAIL agree is as near as practicable to three business days prior to the closing date, or such other date as Illumina and GRAIL will, prior to the closing, mutually agree (the “Election Deadline”), to submit election forms. Any election will have been properly made only if the Exchange Agent will have actually received a properly completed election form by the Election Deadline.

Any shares of GRAIL Stock with respect to which the Exchange Agent does not receive a properly completed election form prior to the Election Deadline will be converted into the right to receive the CVR Consideration.

Treatment of GRAIL Equity Awards

Immediately prior to the Effective Time, a portion of each unvested GRAIL Equity Award will vest as follows:

•	in the case of each GRAIL Equity Award subject solely to service-based vesting criteria that is unvested and outstanding as of immediately prior to the Effective Time, such service-based

GRAIL Equity Award will vest as to a number of options, shares or units, as applicable, that would have vested under such GRAIL Equity Award on or prior to the third anniversary of the Effective Time if the holder of such service-based GRAIL Equity Award remained in continued employment or service, as applicable, with GRAIL through such third anniversary, with such accelerated vesting applied first to the options, shares or units (as applicable) that have the longest remaining vesting periods (i.e., in reverse chronological order);

•

in the case of each GRAIL Equity Award subject to performance-based vesting criteria that is unvested and outstanding as of immediately prior to the Effective Time, such performance-based GRAIL Equity Award will vest as to a number of options, shares or units, as applicable, set forth in the GRAIL Disclosure Letter as detailed under the section entitled, “Interests of GRAIL’s Directors and Executive Officers in the Transaction—Accelerated Vesting of Outstanding GRAIL Equity Awards Held by Directors and Executive Officers” elsewhere in this consent solicitation statement/prospectus; and

•

(i) pursuant to the applicable Board of Director offer letters by and between GRAIL and each of Messrs. Barron, Bishop and Ronaghi and Mmes. Foster, Friedman and Ho, the GRAIL Stock Options granted to these directors will, to the extent then unvested, vest in full upon the completion of the Merger, subject to the applicable director’s continued service on the Board of Directors through such time, and (ii) pursuant to the applicable offer letter by and between GRAIL and Mr. Bishop, dated as of June 6, 2019, all of Mr. Bishop’s outstanding GRAIL RSUs will vest in full upon the completion of the Merger, subject to Mr. Bishop’s continued service with GRAIL through such time.

The vested portion of each GRAIL Equity Award, after taking into account the accelerated vesting described above, will, immediately prior to the Effective Time, be canceled in exchange for, at the holder’s election, the CVR Consideration or the Cash & Stock Consideration. Such consideration will be paid no later than five business days following the Effective Time, less any required withholding taxes and, in the case of any unexercised GRAIL Stock Option, the exercise price, with such deductions first reducing the cash portion of the applicable consideration, provided that, if necessary to avoid any taxes or penalties under Section 409A of the Code, such consideration will be paid at the earliest time that will not trigger such tax or penalty. Any fractional shares of Illumina Common Stock that would be issued pursuant to the foregoing will be aggregated and any remaining fractional share will instead be paid in cash based on the Average Illumina Stock Price.

The unvested portion of each GRAIL Equity Award, after taking into account the accelerated vesting described above, will, immediately prior to the Effective Time, be canceled in exchange for an equivalent equity award (i.e., stock option, restricted share or restricted stock unit, as applicable) with respect to shares of Illumina Common Stock. The number of shares of Illumina Common Stock subject to such converted award will be equal to the product (rounded down to the nearest whole share) of (i) the number of shares of GRAIL Stock subject to the unvested portion of the applicable GRAIL Equity Award and (ii) at the holder’s election, the CVR Consideration Award Ratio or the Alternative Consideration Award Ratio. A holder who elects the CVR Consideration Award Ratio will also receive a number of fully vested CVRs equal to the number of shares of GRAIL Stock subject to the unvested portion of the applicable GRAIL Equity Award, provided that, in the case of a GRAIL Stock Option, the parties intend that the delivery of the CVRs will be implemented by means of a deemed partial exercise of the GRAIL Stock Option in exchange for GRAIL Restricted Stock covering a number of shares of GRAIL Stock with an aggregate value equal to the aggregate value of such CVRs, with such GRAIL Restricted Stock thereafter canceled in exchange for such CVRs. In the case of GRAIL Stock Options, the exercise price of the converted option award will be equal to the exercise price of the GRAIL Stock Option divided by the CVR Consideration Award Ratio or the Alternative Consideration Award Ratio, as applicable (rounded up to the nearest whole cent).

All converted awards with respect to shares of Illumina Common Stock will continue to be governed by the terms and conditions that applied to the applicable GRAIL Equity Award immediately prior to the Effective Time, including any vesting conditions not deemed satisfied prior to the Effective Time, except that (i) any performance-vesting conditions that are no longer capable of being satisfied following the Effective Time will no longer apply and (ii) all CVRs received will be fully vested. Illumina has agreed to, no later than the Effective Time, file any necessary registration statement with the SEC with respect to the shares of Illumina Common Stock underlying the converted awards and use commercially reasonable efforts to have such statement declared effective no later than the Effective Time.

Election forms will be distributed to holders of GRAIL Equity Awards at the same time as election forms are distributed to GRAIL stockholders. The election form will enable each holder of GRAIL Equity Awards to specify no later than the Election Deadline, for each GRAIL Equity Award, whether the holder elects to (i) receive the CVR Consideration or the Cash & Stock Consideration with respect to the vested portion of each such award and (ii) convert the unvested portion based on the CVR Consideration Award Ratio or the Alternative Consideration Award Ratio. In the event the holder does not make an election with respect to a GRAIL Equity Award, the vested portion of the award will receive the CVR Consideration and the unvested portion will convert based on the CVR Consideration Award Ratio. Notwithstanding anything in the Merger Agreement or election form to the contrary, with respect to the unvested portion of any GRAIL Stock Option with an exercise price that is greater than or equal to the sum of (x) the Cash Consideration and (y) the product of the Stock Consideration and the Average Illumina Stock Price, the holder will be treated as having elected to convert based on the Alternative Consideration Award Ratio.

For additional information on the treatment of GRAIL Equity Awards in the Transaction, see “Interests of GRAIL’s Directors and Executive Officers in the Transaction— Accelerated Vesting of Outstanding GRAIL Equity Awards Held by Directors and Executive Officers” elsewhere in this consent solicitation statement/prospectus.

Exchange Procedures

Prior to the mailing date of the election form, Illumina will designate a commercial bank or trust company reasonably acceptable to GRAIL to act as agent for the exchange of shares of GRAIL Stock (the “Exchange Agent”). At or prior to the Effective Time, Illumina will deposit, or cause to be deposited, with the Exchange Agent for the benefit of GRAIL stockholders (other than shares of GRAIL Stock held in treasury, GRAIL Restricted Stock Awards (as such term is defined in “Interests of GRAIL’s Directors and Executive Officers in the Transaction”) and Appraisal Shares (as such term is defined in “—Appraisal Shares”)):

•

book-entry shares representing the Aggregate Stock Consideration and any shares, if any, of Illumina Common Stock included in the aggregate Alternative Consideration (excluding any portion of the Aggregate Stock Consideration or Alternative Consideration deliverable in respect of shares of GRAIL Stock owned directly or indirectly by Illumina, First Merger Sub or Second Merger Sub and any part of the Aggregate Stock Consideration in respect of which cash is to be paid in lieu of fractional shares pursuant to the Merger Agreement);

•

cash in an amount sufficient to pay the aggregate Cash Consideration and the cash portion, if any, of the Alternative Consideration (excluding any Cash Consideration and the cash portion, if any, of the Alternative Consideration payable in respect of shares of GRAIL Stock owned directly or indirectly by Illumina, First Merger Sub or Second Merger Sub), plus any cash to be paid in lieu of any fractional shares pursuant to the Merger Agreement; and

•	CVR certificates representing the aggregate number of CVRs issuable pursuant to the CVR Agreement.

As promptly as practicable after the Effective Time, the parties will cause the Exchange Agent to mail to each holder of shares of GRAIL Stock as of the Effective Time who is entitled to receive consideration and has not already returned a valid, duly completed letter of transmittal, a separate letter of transmittal and instructions for effecting the surrender of the certificates or transfer of book-entry shares of GRAIL Stock pursuant to such letter of transmittal.

Upon surrender of a certificate (or an affidavit of loss in lieu thereof and, if required by Illumina, an indemnity agreement) or book-entry share, together with a valid, duly completed letter of transmittal and such other documents as may be reasonably requested, GRAIL stockholders that submitted a valid, duly completed election form in advance of the Election Deadline will be entitled to receive, based on the holder’s election, either the CVR Consideration or the Cash & Stock Consideration. GRAIL stockholders that did not submit a valid, duly completed election form in advance of the Election Deadline will be entitled to receive the CVR Consideration upon surrender of a certificate (or an affidavit of loss in lieu thereof and, if required by Illumina, an indemnity agreement) or book-entry share, together with a valid, duly completed letter of transmittal and such other documents as may be reasonably requested.

At the Effective Time, the stock transfer books of GRAIL will be closed and there will be no further registration of transfers of GRAIL Stock thereafter. On or after the Effective Date, any certificates or book-entry shares presented to the Exchange Agent or Illumina for any reason will be canceled and exchanged for the merger consideration with respect to the shares of GRAIL Stock formerly represented by such certificates or book-entry shares to which the holders thereof are entitled, any cash in lieu of fractional shares of Illumina Common Stock to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled.

No interest will be paid or will accrue on any portion of the aggregate CVR Consideration or Cash & Stock Consideration (including any cash in lieu of fractional shares that any holder has the right to receive or any amounts that any holder has the right to receive in respect of dividends or other distributions on shares of Illumina Common Stock payable in accordance with the applicable provisions of the Merger Agreement).

Distributions with Respect to Unexchanged Shares of Illumina Common Stock

No dividends or other distributions declared or paid with a record date after the Effective Time with respect to Illumina Common Stock will be paid to the holder of any unsurrendered certificate or book-entry share with respect to the shares of Illumina Common Stock issuable pursuant to the Merger Agreement until the holder surrenders such certificate or book-entry share in accordance with the Merger Agreement. Subject to applicable law, following surrender of any such certificate (or affidavit of loss in lieu thereof) or book-entry share, there will be paid to the record holder of shares of Illumina Common Stock issued in exchange therefor, without interest, at the appropriate payment date (or, if previously paid, promptly) the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender payable with respect to such shares of Illumina Common Stock to which such holder is entitled pursuant to the Merger Agreement.

No Fractional Shares

Illumina will not issue fractional shares of Illumina Common Stock in the Transaction. Each converting holder who would otherwise have been entitled to receive a fractional share of Illumina Common Stock will receive a cash payment in lieu of such fractional share of Illumina Common Stock in an amount equal to the amount of such fractional share multiplied by the Average Illumina Stock Price, payable without interest, rounded down to the nearest whole cent and subject to the amount of any withholding taxes as contemplated in the Merger Agreement.

Adjustment to Merger Consideration

The calculation of the Aggregate Stock Consideration and aggregate shares of Illumina Common Stock, if any, payable as Alternative Consideration will be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Illumina Common Stock or GRAIL Stock with a record date occurring on or after the date of the Merger Agreement and prior to the Effective Time.

Termination of Exchange Fund

Any portion of the merger consideration that remains undistributed to GRAIL stockholders as of 12 months following the Effective Time will, at the request of Illumina, be delivered to Illumina. Thereafter, any holders of shares of GRAIL Stock may only look to Illumina to receive the merger consideration to which they are entitled pursuant to the Merger Agreement, along with any cash in lieu of fractional shares of Illumina Common Stock and any dividends or other distributions.

Withholding Rights

Each of the surviving corporation, the surviving company, the Exchange Agent, Illumina, GRAIL, First Merger Sub and Second Merger Sub will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement or the CVR Agreement any amounts as are required to be deducted or withheld with respect to such payment under the Code, the rules or regulations promulgated thereunder or any other applicable tax or other law. To the extent that amounts are so deducted or withheld, such amounts will be treated as having been paid to the person in respect of which such deduction or withholding was made.

Lost Certificates

In the event that any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate is lost, stolen or destroyed and, and, if required by Illumina, providing an indemnity agreement, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the merger consideration payable with respect to shares of GRAIL Stock formerly represented by such certificate, along with any cash amount payable in lieu of fractional shares of Illumina Common Stock and any dividends or other distributions to which the holder thereof is entitled pursuant to the Merger Agreement.

Appraisal Shares

Shares of GRAIL Stock that are outstanding immediately prior to the Effective Time and that are held by any holder who has not voted in favor of the First Merger or consented thereto in writing, has not waived appraisal rights in connection with the First Merger, and properly demands appraisal of such shares pursuant to, and in accordance with, Section 262 of the DGCL (“Appraisal Shares”) will not be converted into the right to receive the merger consideration, but will be entitled only to such rights as are granted by Section 262 of the DGCL. However, if any holder of Appraisal Shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction determines such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder of Appraisal Shares to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL will cease and such Appraisal Shares will thereupon be treated as if they were no election shares and shall be deemed to have been converted as of the Effective Time into and will represent only the right to receive the CVR Consideration, upon the surrender of such shares as provided in the Merger Agreement. Delivery of a signed written consent in favor of the Merger Agreement Proposal will function as a waiver of the right to appraisal under Section 262 of the DGCL. Delivery of a signed election form (that is not timely revoked before the deadline for delivering an appraisal demand) will also function as a waiver of the right to appraisal under Section 262 of the DGCL. For information about the procedure for exercising appraisal rights, see “Appraisal Rights.”

GRAIL stockholders that are party to the GRAIL Voting Agreement are obligated, among other things, to execute and deliver written consents approving and adopting the Merger Agreement Proposal and refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Transaction, including the Mergers.

Representations and Warranties

The Merger Agreement contains representations and warranties by GRAIL, Illumina, First Merger Sub and Second Merger Sub that are subject to certain exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect).

The Merger Agreement contains representations and warranties by GRAIL relating to, among other things, the following:

•	due organization, valid existence, good standing and qualification to do business;

•	capitalization;

•	corporate power and authority;

•	governmental consents and absence of certain conflicts;

•	compliance with laws and permits;

•	financial statements;

•	internal controls and procedures;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	absence of certain legal proceedings and governmental orders;

•	employee benefit plans and labor and employment matters;

•	real property matters;

•	intellectual property and privacy and data protection matters;

•	tax matters;

•	environmental matters;

•	material contracts;

•	insurance coverage;

•	finders’ or brokers’ fees;

•	regulatory compliance;

•	absence of payments prohibited under money laundering laws;

•	inapplicability of anti-takeover laws;

•	financial advisor opinion; and

•	accuracy of information supplied for inclusion in disclosure documents to be filed with the SEC in connection with the Transaction.

The Merger Agreement includes a more limited set of representations and warranties by Illumina, First Merger Sub and Second Merger Sub relating to, among other things, the following:

•	due organization, valid existence, good standing and qualification to do business;

•	capitalization;

•	corporate or limited liability company power and authority;

•	governmental consents and absence of certain conflicts;

•	compliance with laws;

•	intellectual property matters;

•	financing matters;

•	SEC reporting and financial statements;

•	internal controls and procedures;

•	absence of undisclosed liabilities;

•	absence of certain changes;

•	accuracy of information supplied for inclusion in disclosure documents to be filed with the SEC in connection with the Transaction;

•	absence of certain legal proceedings and governmental orders;

•	activities of First Merger Sub and Second Merger Sub; and

•	finders’ or brokers’ fees.

Many of the representations and warranties in the Merger Agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to, or have a material adverse effect on, the applicable party).

For purposes of the Merger Agreement, a “Company Material Adverse Effect” or “Parent Material Adverse Effect” means, with respect to GRAIL or Illumina, respectively, any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries taken as a whole; or (b) would reasonably be expected to prevent or materially delay the consummation of the Transaction by such party. However, with respect to clause (a), any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether a Company Material Adverse Effect or Parent Material Adverse Effect has occurred:

•

any failure, in and of itself, to meet internal projections or forecasts for any period ending on or after the date of the Merger Agreement (though the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Company Material Adverse Effect or Parent Material Adverse Effect has occurred);

•	changes in U.S. or non-U.S. general economic or political conditions, or in the financial, credit or securities markets in general;

•	changes in applicable law or GAAP or in any interpretation thereof;

•	changes in the industries in which such party and its subsidiaries operate regardless of geographic region (including legal and regulatory changes);

•

acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism;

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic (including the COVID-19 pandemic);

•

FDA and other regulatory actions, enforcement, requirements or directives (including delay, clinical hold, rejection or additional clinical requirements with respect to any premarket approval application or investigational device exemption application), the scope of marketing approval or intended use statement(s), issuance of warning letters, audit findings, and other exercise or enforcement discretion, pre- or post-approval requirements, limitations or restrictions or rejection or revocation of any accreditations, authorizations, certifications, permits or licenses related to GRAIL’s or Illumina’s (as applicable) businesses and products;

•	data and other results from clinical trials; and

•	the public announcement of the Merger Agreement or the pendency of the Transaction;

provided, that in the case of the second, third, fourth, fifth and sixth bullet points above, that such party and its subsidiaries, taken as a whole, are not affected disproportionately relative to other participants in the industries in which they operate. With respect to the seventh and eighth bullets, (i) any event, occurrence, state of facts, development, circumstance, change or effect resulting from intentional fraud by GRAIL or any of its subsidiaries or by Illumina or any of its subsidiaries, as applicable, may be taken into account in determining whether the closing conditions with respect to the representations and warranties of GRAIL and Illumina, respectively, have been satisfied and (ii) these exceptions will only apply to the definition of “Company Material Adverse Effect” in connection with assessing whether GRAIL’s representations and warranties related to regulatory matters have been satisfied for purposes of the related closing condition if such representations and warranties were true as of the date of the Merger Agreement, disregarding these exceptions.

In addition, with respect to clause (a), any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from any disruptions in Illumina’s supply of sequencers and associated reagents to GRAIL shall not be taken into account in determining whether a Company Material Adverse Effect has occurred.

The representations and warranties in the Merger Agreement will not survive the Effective Time.

Covenants and Agreements

Conduct of Business of GRAIL Prior to Completion of the Transaction

GRAIL has agreed that, between the date of the Merger Agreement and the Effective Time or such earlier date as the Merger Agreement may be terminated in accordance with its terms, except as set forth in the GRAIL Disclosure Letter, as expressly contemplated by the Merger Agreement or with the prior written consent of Illumina (which consent shall not be unreasonably withheld, delayed or conditioned), GRAIL will, and will cause each of its subsidiaries to, conduct its business in the ordinary course and, without limiting the generality of the foregoing, use reasonable best efforts to preserve intact its present business organization and maintain the goodwill and existing relationships with its suppliers, licensors, licensees and others having significant business relationships with them. In addition, GRAIL and its subsidiaries will be permitted, without Illumina’s prior consent, to take or refrain from taking all actions, whether or not in the ordinary course of business, that GRAIL or its subsidiaries reasonably believe are necessary or appropriate in response to the COVID-19 pandemic, including complying with orders, directives or recommendations of any governmental authority (provided that GRAIL will, to the extent reasonably practicable in the circumstances, reasonably consult with Illumina prior to taking or refraining from taking any such action if it would breach the foregoing).

Additionally, between the date of the Merger Agreement and the Effective Time, except as set forth in the GRAIL Disclosure Letter, as expressly contemplated by the Merger Agreement or with the prior written consent of Illumina (which consent shall not be unreasonably withheld, delayed or conditioned), GRAIL has agreed that it will not, and will cause each GRAIL subsidiary not to:

•

amend or otherwise change GRAIL’s certificate of incorporation or bylaws, or equivalent organizational documents, or the equivalent organizational documents of any of its subsidiaries or create any new subsidiaries other than direct or indirect wholly owned subsidiaries;

•

amend or otherwise change the Investor Agreements (as defined in the Merger Agreement) in a manner adverse to Illumina or that would materially prevent or materially delay the consummation of the Transaction;

•	merge or consolidate GRAIL with any other person or restructure, reorganize or completely or partially liquidate;

•

issue, deliver, sell, grant, pledge, dispose of or grant an encumbrance (other than any encumbrance arising under applicable securities laws) on any shares of any class of capital stock of GRAIL or any of its subsidiaries, any other voting securities or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities or equity interests, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or other similar interests of GRAIL or any of its subsidiaries (except for the issuance of shares of GRAIL Stock issuable pursuant to the exercise of GRAIL Stock Options or the settlement of GRAIL RSUs, in each case, outstanding on the date of the Merger Agreement in accordance with their terms on the date of the Merger Agreement);

•

other than in the ordinary course of business, (i) sell, lease, license, pledge or dispose of or (ii) grant an encumbrance on any properties or assets or any interests therein of GRAIL or any of its subsidiaries, other than as permitted by the Merger Agreement;

•

sell, lease, sublease, license, sublicense, assign or otherwise grant rights under any GRAIL intellectual property (except for non-exclusive licenses or exclusive licenses for therapeutics granted in fields other than the Field (as defined in the CVR Agreement), in each case, granted in the ordinary course of business, consistent with past practice) or transfer, cancel, abandon, or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any GRAIL intellectual property (except for patent and trademark portfolio management in the ordinary course of business, consistent with past practices, but excluding abandonment of patent applications);

•

declare, set aside, make or pay any dividend, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of GRAIL’s direct or indirect wholly owned subsidiaries to GRAIL or any of its other wholly owned subsidiaries;

•

adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable or exercisable for capital stock, voting securities or other ownership interests;

•

acquire any assets outside the ordinary course of business from any other person for consideration in excess of $5,000,000 in any individual transaction or series of related transactions or $25,000,000 in the aggregate;

•

make any loans, advances, guarantees or capital contributions to or investments in any person, other than (i) advances to employees of GRAIL or any of its subsidiaries in respect of travel or other related business expenses in the ordinary course of business or (ii) advance payments or prepayments under any contract in the ordinary course of business;

•

incur any indebtedness for borrowed money with a principal amount in excess of $10,000,000 or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of GRAIL;

•	make or authorize any capital expenditure in excess of $25,000,000 in the aggregate during any 12-month period beginning on or after the date of the Merger Agreement;

•	modify in any material respect any accounting policies, other than as required by GAAP or law;

•

except as required by applicable law, (i) make any material change (or file any such change) in any method of tax accounting; (ii) make, change or rescind any material tax election; (iii) settle or compromise any material tax liability for an amount materially in excess of the amount accrued or reserved therefor in the financial statements or enter into any closing agreement relating to a material amount of taxes; or (iv) other than in the ordinary course of business, waive or extend the statute of limitations in respect of any material tax claim or assessment, unless requested by the appropriate governmental authority;

•

except as required by the terms of any Plan (as defined in the Merger Agreement): (i) adopt, enter into, terminate or materially modify any collective bargaining agreement or any Plan; (ii) increase compensation or benefits, other than ordinary course base compensation raises that are consistent with past practice and (x) that are merit-based and do not exceed 4% in the aggregate or (y) in connection with promotions for employees below the level of vice president; (iii) grant, pay or increase any change-in-control, retention, severance or termination pay; (iv) accelerate the vesting or payment of any compensation or benefit; or (v) terminate or hire any service provider, other than terminations in the ordinary course of business consistent with past practice;

•

apply for any loan under the Paycheck Protection Program under the CARES Act or make any election pursuant to Sections 2301-2308 of the CARES Act, Sections 7001-7005 of the FFCRA, IRS Notice 2020-65 or any other similar law;

•

except as required by law or any judgment by a court of competent jurisdiction, (i) settle or compromise any action which involves payment to or by GRAIL or any of its subsidiaries (exclusive of attorney’s fees) in excess of $10,000,000 in any single instance or involves any non-de minimis injunctive or equitable relief or the imposition of any non-de minimis restrictions on the business activities of GRAIL and its subsidiaries; (ii) cancel or compromise any indebtedness in excess of $2,000,000 in the aggregate; or (iii) waive or assign any claims or rights in excess of $250,000 individually or $2,000,000 in the aggregate;

•

(i) (A) enter into new clinical trial contracts or (B) terminate, cancel, fail to renew, or modify or amend, or waive, release or assign any material rights or claims under any existing clinical trial contract, other than in the ordinary course of business, or (ii) enter into, terminate, cancel, fail to renew, or modify or amend, or waive, release or assign any material rights or claims under, (x) any contract involving the payment of royalties or other amounts calculated based upon the revenues or income of GRAIL or any of its subsidiaries or income or revenues related to any product of GRAIL or any of its subsidiaries and requiring payments by GRAIL in any fiscal year in excess of $500,000, or any contract that, if existing on the date of the Merger Agreement, would have been such a contract; or (y) any material contract (other than of the type described in clause (i) or clause (ii)(x)) or real property lease, or any contract or lease that, if existing on the date of the Merger Agreement, would have been a material contract or real property lease, other than in the ordinary course of business;

•

other than in the ordinary course of business, amend any material permit in any material respect, or allow any material permit to lapse, expire or terminate, other than (i) amendments, renewals or extensions of material permits or (ii) non-renewal or non-extension of material permits that are not necessary to conduct GRAIL’s business as then conducted;

•	authorize, apply for or cause to be approved the listing of shares of GRAIL Stock on any stock exchange;

•

file any amendment to the Form S-1, or cause, request or seek to have the Form S-1 declared effective under the Securities Act other than any such actions taken in connection with the withdrawal of the Form S-1; or

•	authorize, commit or agree to do any of the foregoing.

Conduct of Business of Illumina Prior to Completion of the Transaction

Illumina has agreed that, between the date of the Merger Agreement and the Effective Time, except as expressly contemplated by the Merger Agreement or the other Transaction Documents (as defined in the Merger Agreement) or with the prior consent of GRAIL (which consent shall not be unreasonably withheld, delayed or conditioned), Illumina will not, and will cause each Illumina subsidiary not to:

•

amend or otherwise change, including by merger, consolidation or otherwise, Illumina’s certificate of incorporation or bylaws, except for any amendments or changes that would not (x) materially delay, materially impede or prevent the consummation of the Transaction or (y) adversely affect the stockholders of GRAIL in any material respect differently than the stockholders of Illumina;

•	declare, set aside, make or pay any dividend, payable in cash, stock, property or otherwise, with respect to any of Illumina’s capital stock;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of Illumina, First Merger Sub or Second Merger Sub; or

•	authorize, commit or agree to do any of the foregoing.

No Stockholder Meeting

The Merger Agreement provides that GRAIL will seek the GRAIL Stockholder Approvals pursuant to this consent solicitation statement/prospectus, and GRAIL will not call or convene any meeting of its stockholders in connection with the GRAIL Stockholder Approvals. See “Solicitation of Written Consents.”

No Solicitation by GRAIL

GRAIL has agreed that it will not, and that it will cause each of its subsidiaries not to and will direct each of its and its subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or knowingly encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to any Competing Proposal, (ii) enter into, maintain, continue or participate in any discussions or negotiations with any person or entity in furtherance of, or furnish to any person any information or otherwise cooperate in any way with respect to, any Competing Proposal, (iii) agree to, approve, endorse, recommend or consummate any Competing Proposal, (iv) enter into, or propose to enter into, any contract or agreement which would reasonably be expected to lead to any Competing Proposal, or (v) resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

In addition, GRAIL has agreed to, and to cause its subsidiaries to and to direct its and its subsidiaries’ representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted prior to the execution of the Merger Agreement by GRAIL, any of its subsidiaries or its or any of their respective representatives with respect to any Competing Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing Proposal previously granted to such person.

GRAIL will promptly, and in any event within 24 hours of GRAIL obtaining knowledge of the receipt thereof, advise Illumina in writing of any Competing Proposal, the financial and other material terms and conditions of any such Competing Proposal (including any changes thereto) and the identity of the person making any such Competing Proposal. GRAIL will thereafter keep Illumina reasonably informed of the status and material details (including any change to the terms thereof) of any such Competing Proposal and provide to Illumina, as soon as practicable after receipt or delivery thereof (and in any event, within 24 hours of such receipt or delivery), copies of all material correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing Proposal exchanged between GRAIL or any of its subsidiaries, on the one hand, and the person making such Competing Proposal, on the other hand.

Notwithstanding the above, GRAIL may, subject to compliance with the terms of the Merger Agreement, furnish information to, and enter into discussions with, a person who has made, after the date of the Merger Agreement, an unsolicited, written, bona fide Competing Proposal, so long as such Competing Proposal did not result from a breach of the Merger Agreement and prior to furnishing such information and entering into such discussions, the GRAIL Board:

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reasonably determines, in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation and outside legal counsel) that such Competing Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and the failure to furnish such information to, or enter into such discussions with, the person who made such Competing Proposal would be inconsistent with the GRAIL Board’s fiduciary duties to GRAIL and its stockholders under applicable law;

•	provides such information to Illumina (or provides such information to Illumina substantially concurrent with the time it is provided to such person); and

•	obtains from such person a confidentiality agreement that contains terms no less favorable to GRAIL than those contained in the existing confidentiality agreement between GRAIL and Illumina.

As used in this consent solicitation statement/prospectus:

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the term “Competing Proposal” means any inquiry, proposal or offer from any person (other than Illumina or its affiliates) relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the Transaction), (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving GRAIL or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of GRAIL or of any resulting parent company of GRAIL; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of GRAIL and its subsidiaries, taken as a whole (other than sales of inventory and dispositions of non-material assets or licenses, in each case, in the ordinary course of GRAIL’s business); (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of GRAIL; (d) any tender offer or exchange offer that, if consummated, would result in any person becoming the beneficial owner of more than 15% of any class of equity securities of GRAIL; or (e) any combination of the foregoing; and

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the term “Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing Proposal which the GRAIL Board reasonably determines, in its good-faith judgment, after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel, to be (a) more favorable to GRAIL stockholders from a financial point of view (after taking into account all of the terms and conditions of such proposal, including the sources and terms of any financing, financing market conditions and the existence of a financing contingency) than the Mergers (after taking into account any changes to the financial terms of the Merger Agreement proposed by Illumina in response to such offer or otherwise) and (b) reasonably expected to be consummated on the terms so proposed. For the purposes of the definition of “Superior Proposal”, each reference to “15%” in the definition of “Competing Proposal” shall be replaced with “66%”.

Change in the GRAIL Recommendation

The GRAIL Board has recommended that the GRAIL stockholders approve and adopt the Merger Agreement (the “GRAIL Recommendation”). In connection with the GRAIL Recommendation, the Merger Agreement provides that the GRAIL Board, or any committee thereof, may not:

•	fail to make, withdraw, qualify, modify or amend, or publicly propose to fail to make, withdraw, qualify, modify or amend the GRAIL Recommendation;

•	fail to include the GRAIL Recommendation in this consent solicitation statement/prospectus;

•	adopt or recommend, or propose publicly to adopt or recommend, any Competing Proposal;

•	enter into any agreement relating to a Competing Proposal (except as otherwise specified in the Merger Agreement); or

•	make any public statement that is inconsistent with the GRAIL Recommendation.

However, prior to the receipt of the GRAIL Stockholder Approvals, the GRAIL Board may take any of the foregoing actions (any such action, a “Change in the GRAIL Recommendation”) if the GRAIL Board determines in its good-faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel) that its failure to make a Change in the GRAIL Recommendation would be inconsistent with the GRAIL Board’s fiduciary duties to GRAIL and its stockholders under applicable law. Further, the GRAIL Board may not make a Change in the GRAIL Recommendation unless the following criteria are met:

•	if the GRAIL Board is making a Change in the GRAIL Recommendation relating to a Competing Proposal, such Competing Proposal constitutes a Superior Proposal;

•	GRAIL provides written notice to Illumina that the GRAIL Board intends to make a Change in the GRAIL Recommendation, specifies the reasons therefor, including the terms and conditions of any Superior Proposal, and includes an unredacted copy of any proposed agreement relating to such Superior Proposal;

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GRAIL provides a period of four business days following Illumina’s receipt of such notice during which GRAIL will negotiate in good faith with Illumina regarding any revisions to the terms of the Merger Agreement proposed by Illumina (provided that any subsequent amendments to the financial terms or any other material term of such Superior Proposal will require a new notice period of three business days); and

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at the end of such notice period, the GRAIL Board again makes a determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the Merger Agreement proposed by Illumina) that the Competing Proposal continues to be a Superior Proposal and that the Change in the GRAIL Recommendation is required to comply with the GRAIL Board’s fiduciary duties to GRAIL and its stockholders under applicable law.

GRAIL has agreed to include the GRAIL Recommendation in this consent solicitation statement/prospectus, unless the GRAIL Board makes a Change in the GRAIL Recommendation as permitted under the Merger Agreement prior to the date of distribution of this consent solicitation statement/prospectus.

In no event will any such Change in the GRAIL Recommendation affect the validity and enforceability of the Merger Agreement or the other Transaction Documents, including each Selling Investor’s obligation to deliver its written consent and GRAIL’s, and, as applicable under the Transaction Documents, its stockholders’, obligations to complete the Transaction. Therefore, the Selling Investors will be required to deliver the written consents contemplated by the Selling Investor Support Agreement, which will constitute the GRAIL Stockholder Approvals, even if the GRAIL Board changes or withdraws the GRAIL Recommendation. Further, any such Change in the GRAIL Recommendation will not affect the obligations of certain GRAIL stockholders party to the GRAIL Voting Agreement, to, among other things, vote in favor of the Transaction as a result of the Selling Investors’ exercise of their contractual “drag-along” right pursuant to the GRAIL Voting Agreement. See “Selling Investor Support Agreement” for a discussion of certain GRAIL stockholders’ commitments and obligations with respect to the approval of the Transaction.

Access to Information

GRAIL has agreed that it will, and will cause its subsidiaries to, provide to Illumina and its representatives reasonable access during normal business hours upon reasonable prior notice to the officers, employees and other personnel, agents, properties, offices and other facilities of GRAIL and its subsidiaries and to their books and records, subject to certain exceptions and limitations. Illumina has agreed to provide to GRAIL and its representatives reasonable access during normal business hours upon reasonable prior notice to Illumina’s personnel and records on a basis consistent with GRAIL’s access to such personnel and records prior to the date of the Merger Agreement.

Further, GRAIL has agreed to keep Illumina reasonably informed as to its FDA regulatory strategy with respect to non-immaterial communications with FDA, pre-submissions to FDA, submissions to FDA, and any other regulatory issues under consideration for presentation to FDA, including IDEs, clinical trials (whether new or on-going), and medical technology, including by providing copies of material information to Illumina, subject to certain exceptions and limitations. However, Illumina will have no right to control or direct the FDA regulatory strategy of GRAIL or its subsidiaries prior to the Effective Time.

Employee Matters

Illumina has agreed to honor in accordance with their terms all Plans and all other contracts, agreements, arrangements, policies, plans and commitments of GRAIL and its subsidiaries as in effect immediately prior to the Effective Time that are applicable to current or former service providers. In addition, for one year following the Effective Time, Illumina will, or will cause the surviving company and its subsidiaries to, provide each employee of GRAIL or its subsidiaries with (i) an aggregate cash compensation opportunity that is no less favorable in the aggregate than the aggregate cash compensation opportunity, including base salary, wage rate and cash bonus targets, provided by GRAIL and (ii) health, welfare and retirement benefits that are substantially comparable in the aggregate to either, in Illumina’s discretion, (A) those provided by GRAIL immediately prior to the Effective Time or (B) those provided by Illumina to similarly situated employees, in each case, excluding defined benefit pension benefits. Without limiting the foregoing, Illumina will maintain GRAIL’s annual Variable Compensation Plan for the remainder of the year in which the Closing occurs, and will pay bonuses under such plan based on the greater of actual performance and target performance, subject to the applicable GRAIL employee’s continued employment through the payment date, except that employees who are involuntarily terminated will remain eligible to receive such bonus payment. Following the Effective Time, Illumina will provide each continuing GRAIL employee with equity-based compensation (“Illumina Equity Awards”) in accordance and consistent with Illumina’s standard incentive equity grant practices, which include grants of Illumina Equity Awards no less frequently than grants of Illumina Equity Awards, in amounts and values that are no less than the Illumina Equity Awards granted to and with terms and conditions (including vesting conditions) that are no less favorable than those of Illumina Equity Awards granted to similarly situated Illumina employees from time to time.

GRAIL and Illumina have agreed that their respective Chief Executive Officers will cooperate to design and implement an annual bonus program for GRAIL employees for the first full calendar year following the Closing, with the bonus payments to be based on the attainment of performance goals applicable to the business of GRAIL and its subsidiaries for such year (the “Post-Closing Bonus Plan”). Each Continuing Employee (as defined in the Merger Agreement) will be entitled to participate in the Post-Closing Bonus Plan with an annual bonus target equal to the greater of the employee’s target under GRAIL’s annual Variable Compensation Plan and that provided to similarly situated Illumina employees.

Illumina has also agreed to recognize employees’ service with GRAIL, to the same extent recognized by GRAIL, for all purposes under any Illumina compensation or benefit plans, other than retiree health or welfare plans or programs, for purposes of vesting under any equity compensation arrangements or where such recognition would result in a duplication of benefits. In addition, Illumina will (i) cause each GRAIL employee to be immediately eligible to participate in any Illumina compensation or benefit plan that is replacing coverage under a GRAIL compensation or benefit plan and (ii) for purposes of any Illumina plan providing medical, dental, pharmaceutical and/or vision benefits, cause all pre-existing condition exclusions or limitations, evidence of insurability requirements, required physical examinations and actively-at-work requirements to be waived for any GRAIL employees and his or her dependents to the extent such conditions were inapplicable or waived under the corresponding GRAIL compensation or benefit plan. When a GRAIL employee first participates in an Illumina health or welfare plan, Illumina will cause such plan to take into account any expenses incurred by such employee under the corresponding GRAIL plan towards satisfying deductible, coinsurance and maximum out-of-pocket requirements for the applicable plan year.

GRAIL has agreed to (i) conduct a customary stockholder vote prior to the Closing seeking to exempt certain payments and benefits from the adverse tax consequences of Sections 280G and 4999 of the Code and (ii) use commercially reasonable efforts to obtain any necessary waivers of such payments and benefits prior to such vote. Prior to taking such actions, GRAIL will provide Illumina with the documentation to be provided to GRAIL stockholders and any forms of waiver agreements in connection with such vote (collectively, the “280G Documents”), as well as its underlying calculations and any other documentation reasonably requested by Illumina (it being understood that GRAIL will not be required to provide calculations or documents not in its possession or to draft any additional calculations or documents). GRAIL will consider Illumina’s comments to the 280G Documents in good faith. Illumina has agreed to provide GRAIL with any Illumina plans or arrangements that may be subject to the foregoing stockholder vote no later than 10 business days prior to the Closing.

The Merger Agreement provides that the foregoing employee matters provisions are solely for the benefit of Illumina and GRAIL, no third party has any rights under such provisions and such provisions do not (i) provide any individual with a guarantee of employment, (ii) amend any compensation or benefit plan, program, policy, agreement or arrangement, (iii) obligate Illumina to maintain any benefit plan or arrangement or (iv) prevent Illumina from amending or terminating any plan or arrangement (in each case, other than as provided in such provisions).

Directors’ and Officers’ Indemnification and Insurance

Illumina has agreed to cause the surviving company, to the fullest extent permitted by the DGCL, to honor all rights to indemnification, advancement of expenses and exculpation from liabilities existing in favor of the current or former directors or officers of GRAIL or its subsidiaries at or prior to the Effective Time for acts or omissions occurring at or prior to the Effective Time, as such indemnification provisions are provided for in the GRAIL Certificate or the GRAIL Bylaws or indemnification agreements between GRAIL and such individuals. Such obligations will survive the Transaction in full force and effect in accordance with their terms.

Subject to certain limitations, Illumina will obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each person currently covered by GRAIL’s directors’ and officers’ liability insurance policies, on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on September 20, 2020; provided, however, that in no event shall the surviving company be required to expend an aggregate amount in excess of 300% of the last annual premium paid by the GRAIL for such insurance.

In the event that the surviving company or any of its respective successors or assigns (i) consolidates with or merges into any other person and ceases to be the continuing or surviving limited liability company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the surviving company will ensure that its successors and assigns, or at Illumina’s option, Illumina, will assume the obligations described above.

Reasonable Best Efforts; Further Action

Subject to the terms and conditions of the Merger Agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Transactions, including using its reasonable best efforts to accomplish the following:

•	the satisfaction of the conditions precedent to the Transaction;

•	the obtaining of all necessary consents, approvals or waivers from third parties;

•	the obtaining of all necessary actions or nonactions and consents from, and the giving of any necessary notices to, governmental authorities and third parties and the making of all registrations, declarations and filings that are necessary under the HSR Act or required or advisable under other applicable antitrust, competition or pre-merger notification laws of any jurisdiction (collectively, “Antitrust Laws”);

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the taking of all reasonable steps to provide any supplemental information requested by any governmental authority, including participating in meetings with officials of such entity in the course of its review of the Merger Agreement or the Transaction;

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the taking of all reasonable steps as may be necessary to avoid any action by any governmental authority or third party that would otherwise have the effect of materially delaying or preventing the consummation of the Transaction; and

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the defending or contesting of any actions challenging the Merger Agreement or the consummation of the Transaction, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed.

Reasonable best efforts will include (and with respect to remedies, will be limited to) Illumina and its subsidiaries offering and agreeing to undertake certain types of behavioral remedies (“Permitted Restrictions”) as reasonably necessary to obtain pre-merger clearance in as timely a manner as reasonably possible from governmental authorities under Antitrust Laws in the United States and, if applicable, certain other specified jurisdictions (specifically, for (i) any waiting period applicable to the Transaction under the HSR Act to have been terminated or expired and the avoidance of an action in the United States seeking to prohibit consummation of the Transaction and (ii) any antitrust clearance required to be obtained in certain other specified jurisdictions (if applicable)). However, in no event will Illumina or its subsidiaries, including the surviving company, be required to agree to or accept any commitment, undertaking or order to divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transaction, or any limitation on the ability of Illumina or its subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of Illumina or its subsidiaries, including after giving effect to the Transaction. Further, in no event will GRAIL or any of its subsidiaries be permitted to commit or agree to any remedy, including any Permitted Restriction, without Illumina’s prior written consent.

Pursuant to the Merger Agreement, Illumina and GRAIL will jointly control all communications with any governmental authority relating to Antitrust Laws, and determine and direct the strategy and process by which the parties will seek required approvals relating to Antitrust Laws. Illumina and GRAIL have agreed to work together in good faith to resolve any initial disagreement upon any such proposed communication, strategy or process and endeavor to implement such communication, strategy or process in a mutually acceptable manner; provided that to the extent that a disagreement is unresolved after good faith discussions between Illumina and GRAIL, the implementation of such communication, strategy or process will be controlled by Illumina after good faith consideration of GRAIL’s views.

Further, Illumina and GRAIL have agreed that neither party will make any filings, submissions or substantive written communications to any governmental authority to obtain consents to the Transaction under Antitrust Laws without first providing a written copy of such filing, submission or communication to the other party (or as appropriate to such party’s outside counsel) and allowing the other party a reasonable opportunity to provide comments on such filing, submission or communication prior to submission. Illumina and GRAIL have agreed to incorporate all reasonable comments of the other party (or as appropriate such party’s outside counsel) with respect to such filings, submissions and communications prior to delivery of the same to any governmental authority.

Drag-Along; Stockholder Agreements and Communications

The Merger Agreement requires GRAIL to promptly send a stockholder notice, following the execution of the Drag-Along Consent by the Selling Investors, regarding the approval of the Merger

Agreement and the Transaction for purposes of the drag-along right and exercise of the drag-along right and informing GRAIL stockholders that are a party to the GRAIL Voting Agreement of their obligations thereunder with respect to the Transaction and Section 2 of the GRAIL Voting Agreement. Further, GRAIL has agreed to recognize the proxy granted to Illumina in respect of all shares of GRAIL Stock held by the GRAIL stockholders party to the GRAIL Voting Agreement pursuant to the Drag-Along Consent, as well as the proxy granted to Illumina pursuant to the Selling Investor Support Agreement and each Support Agreement, and will not register transfer of any GRAIL capital stock that does not comply with the terms of the Selling Investor Support Agreement and the Support Agreement.

See “Selling Investor Support Agreement and Drag-Along Consent” for a discussion of certain GRAIL stockholders’ commitments and obligations with respect to the approval of the Transaction.

In addition, GRAIL has agreed to use commercially reasonable efforts to cause each GRAIL stockholder party to the GRAIL Voting Agreement to execute and deliver to Illumina and GRAIL a support agreement in the form attached to the Merger Agreement as Exhibit F (with such changes and modifications as may be mutually agreed by Illumina and GRAIL) promptly following the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part.

Stockholder Litigation

The Merger Agreement requires that GRAIL, orally and in writing, provide Illumina with prompt notice of any litigation commenced or, to GRAIL’s knowledge, threatened against GRAIL and/or its directors or officers relating to the Merger Agreement or the Transaction, and that GRAIL keep Illumina promptly and reasonably informed regarding any such litigation. GRAIL has agreed to give Illumina the opportunity to participate in the defense or settlement of any such litigation and shall give due consideration to Illumina’s views with respect thereto. Further, GRAIL may not agree to any settlement of any such litigation without Illumina’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed).

CVR Agreement

The Merger Agreement requires Illumina to duly adopt, execute and deliver, and requires each of Illumina and GRAIL to use its commercially reasonable efforts to cause the trustee to execute and deliver, the CVR Agreement at or prior to the Effective Time. See “Description of the CVRs” for further information regarding the CVR Agreement and the CVRs.

Certain Additional Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including, among others, covenants relating to the preparation and filing of the registration statement of which this consent solicitation statement/prospectus forms a part, notices of certain events, the listing of the shares of Illumina Common Stock to be issued in the First Merger, public announcements relating to the Merger Agreement and the Transaction, exemption from takeover laws, and certain director and officer resignations. In addition, certain covenants and agreements related to financing matters are discussed in “The Merger Agreement—Financing.”

Financing

Illumina’s Obligations with Respect to Obtaining Financing

Illumina, First Merger Sub and Second Merger Sub have agreed to use their reasonable best efforts to take all actions and to do all things necessary or advisable to arrange and procure financing sufficient to complete the Transaction on the terms and conditions described in or contemplated by the Financing Commitments. In particular, Illumina has agreed to use reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) satisfy on a timely basis all conditions and covenants applicable to Illumina, First Merger Sub and Second Merger Sub in the Commitment Letter, (iii) negotiate and enter into the definitive agreements with respect to the committed financing on terms and conditions contemplated by the Commitment Letter (the “Committed Financing”), (iv) cause the financing sources that are party to the Commitment Letter (the “Financing Sources”) to fund, subject to the satisfaction of the conditions in the Commitment Letter, the Committed Financing on or before the Closing Date and (v) enforce its rights under the Commitment Letter (without pursuing litigation and subject to certain other limitations set out in the Merger Agreement), in each case except to the extent that Illumina has cash currently available that is sufficient to enable it to complete the Transaction.

Prior to the Closing Date, Illumina, First Merger Sub and Second Merger Sub have agreed that they will not permit any amendment or modification of, or waiver under, the Commitment Letter which would, or would be reasonably expected to: (i) reduce the aggregate amount of the Committed Financing, (ii) impose new conditions to the receipt of the Committed Financing (in the case of each of clauses (i) and (ii), only if such amendments, modifications or waiver would reasonably be expected to interfere with Illumina’s ability to fund the merger consideration or prevent, materially delay or materially impair the ability of Illumina, First Merger Sub and Second Merger Sub to consummate the Transaction), (iii) prevent or materially delay the consummation of the Transaction or (iv) adversely impact the ability of Illumina to enforce its rights under the Commitment Letter. Notwithstanding the immediately preceding sentence, Illumina is permitted to amend or modify the Commitment Letter to add additional lenders, lead arrangers, underwriters, initial purchasers, bookrunners, syndication agents and similar entities, subject to certain conditions.

If any portion of the Committed Financing becomes unavailable and such portion is necessary to complete the Transaction, Illumina has agreed to use reasonable best efforts to arrange and obtain alternative financing, including from alternative sources, on terms and conditions not materially less favorable than those set forth in the Commitment Letter.

Cooperation of GRAIL

GRAIL has agreed to use reasonable best efforts to cooperate with Illumina, First Merger Sub and Second Merger Sub in connection with the arrangement of the financing for the Transaction (the “Financing”) (including the Permanent Financing referred to in the Commitment Letter), provided that no cooperation would be required to the extent it would interfere unreasonably with the business and operations of GRAIL or its subsidiaries in any material respect and that neither GRAIL nor its subsidiaries will be required to take any action that is not contingent on the occurrence of the Closing or that would be effective prior to the Effective Time other than as specifically set forth in the Merger Agreement, including:

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furnishing Illumina, First Merger Sub, Second Merger Sub and the Financing Sources, promptly following Illumina’s request, with pertinent and customary information, to the extent reasonably available to GRAIL, and to the extent reasonably determined by Illumina to be necessary in order to consummate the Financing;

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as promptly as reasonably practicable and subject to certain timelines, furnishing Illumina and the Financing Sources with certain financial information (including financial statements, audit reports and other financial information) relating to GRAIL;

•	cooperating with Illumina’s Financing Sources’ due diligence investigation of GRAIL and its subsidiaries;

•	participating in and assisting with the syndication, underwriting, placement or other marketing of the Financing, including participating in a reasonable number of meetings, presentations,

road shows, due diligence sessions, drafting sessions and sessions with rating agencies, including direct contact between senior management of GRAIL and its subsidiaries and representatives of GRAIL with prospective investors, lenders and rating agencies in connection with the Financing;

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assisting in the preparation of customary materials for registration statements, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and supplements related thereto and similar documents required in connection with the Financing, providing customary authorization letters authorizing the distribution of information to prospective Financing Sources and containing customary 10b-5 representations and representations and management representation letters and delivering and consenting to the inclusion or incorporation in any SEC filing related to the Financing of the historical financial statements of GRAIL;

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executing and delivering any currency or interest hedging arrangements, other definitive financing documents and obtaining and delivering certificates or documents required to satisfy the conditions of the Financing;

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obtaining from GRAIL’s registered public accounting firm that has audited GRAIL’s most recent financial statements customary comfort letters, consents, and other documentation and items required in connection with the Financing with respect to the financial information that is included or incorporated by reference in any prospectus, prospectus supplement, private placement memorandum or other offering document;

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delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered on the Closing Date;

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taking all corporate and other actions, subject to the occurrence of the Effective Time, reasonably requested by Illumina to (i) permit the consummation of the Financing, (ii) the distribution or payment of the proceeds of the Financing, and (iii) cause the direct borrowing, issuance or incurrence of all of the proceeds of the Financing by the surviving company or any subsidiary of GRAIL concurrently with or immediately following the Effective Time;

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furnishing Illumina and the Financing Sources promptly (and in any event at least 3 business days before the Closing Date) with all documentation and other information that any Financing Source reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations;

•	procuring consents to the reasonable use of all of GRAIL’s logos in connection with the Financing;

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furnishing customary information reasonably available to GRAIL regarding GRAIL and its subsidiaries required for Illumina to obtain corporate and facilities rating and ratings on any debt securities issued in connection with the Financing;

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at Illumina’s reasonable request, using its reasonable best efforts to amend or supplement any information supplied in writing by or on behalf of GRAIL or any of its subsidiaries to Illumina, First Merger Sub, Second Merger Sub or any of the Financing Sources on a reasonably current basis to the extent such information, to the knowledge of GRAIL, taken as a whole, is not correct in all material respects, contains any untrue statement of material fact or omits to state any material fact necessary to make such information supplied in writing by or on behalf of GRAIL or any of its subsidiaries not materially misleading.

The obligations described above will not (i) require cooperation from GRAIL to the extent it would require GRAIL to agree to pay any fees, reimburse any expenses, or give any indemnity, in each case,

prior to the Effective Time, (ii) require GRAIL to incur any other liability prior to the Effective Time or (iii) cause any condition to the Transaction to fail to be satisfied or otherwise cause any breach of the Merger Agreement that would give Illumina the right to terminate the Merger Agreement unless, in each case, waived in writing by Illumina.

The Merger Agreement provides that Illumina will, promptly upon request by GRAIL, reimburse GRAIL for all reasonable and documented out-of-pocket third-party costs incurred by GRAIL or any of its subsidiaries in connection with the cooperation described above in this section (other than costs of GRAIL’s public accounting firm or costs and expenses related to GRAIL’s annual audit and quarterly reviews of its financial statements). Illumina has also agreed to indemnify and hold harmless GRAIL from and against any and all losses, damages, claims, costs or expenses suffered or incurred in connection with the Financing (other than arising from fraud, willful misconduct or misrepresentations, misstatements or omissions) and any information utilized in connection therewith (other than written information directly provided by GRAIL and its subsidiaries).

Illumina’s obligation to complete the Transaction is not contingent on Illumina’s ability to obtain the Financing, or any other financing.

The Merger Agreement provides that the condition precedent requiring GRAIL to have performed or complied in all material respects with the agreements and covenants required by the Merger Agreement shall be deemed to be satisfied in respect of the financing cooperation covenant unless the Committed Financing contemplated by the Commitment Letter has not been obtained as a direct result of GRAIL’s intentional breach of its obligations under the financing cooperation covenant.

Conditions to Completion of the Transaction

The respective obligations of each of GRAIL, Illumina, First Merger Sub and Second Merger Sub to consummate the Transaction are subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the Effective Time of the following conditions:

•	the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part and the absence of any stop order suspending that effectiveness issued by the SEC;

•	the receipt of the GRAIL Stockholder Approvals in accordance with the DGCL, the GRAIL Certificate and the GRAIL Bylaws;

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the absence of any Restraint enacted, issued, promulgated, enforced or entered, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transaction;

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the expiration or termination of any waiting period (and any extension thereof) applicable to the Transaction under the HSR Act and the receipt of any approval or the termination or expiration of any waiting period with respect to any applicable Antitrust Laws of certain other specified jurisdictions; and

•	the authorization for listing on the NASDAQ of the shares of Illumina Common Stock issuable to GRAIL stockholders in connection with the Transaction, subject to official notice of issuance.

The obligations of Illumina, First Merger Sub and Second Merger Sub to consummate the Transaction are further subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the Effective Time of the following conditions:

•	the accuracy of the representations and warranties made in the Merger Agreement by GRAIL as of the date of the Merger Agreement and as of the Closing Date, subject to certain materiality thresholds;

•	performance or compliance in all material respects by GRAIL with the agreements and covenants required by the Merger Agreement to be performed by it or complied with at or prior to the Effective Time;

•

the receipt by Illumina of a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of GRAIL, certifying that the conditions in the preceding two bullet points are satisfied;

•

the absence of any Restraint under any Antitrust Law which imposes any remedies on Illumina or its subsidiaries other than Permitted Restrictions, unless such Restraint is part of an agreement between Illumina and its subsidiaries and a governmental authority; and

•	the execution and delivery by the Selling Investors to Illumina, First Merger Sub or Second Merger Sub of the Selling Investor Support Agreement and Drag-Along Consent.

The obligations of GRAIL to consummate the Transaction are further subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the Effective Time of the following conditions:

•

the accuracy of the representations and warranties made in the Merger Agreement by Illumina, First Merger Sub and Second Merger Sub as of the date of the Merger Agreement and as of the Closing Date, subject to certain materiality thresholds;

•

performance or compliance in all material respects by Illumina, First Merger Sub and Second Merger Sub with the agreements and covenants required by the Merger Agreement to be performed by them or complied with at or prior to the Effective Time;

•

the receipt by GRAIL of a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Illumina, certifying that the conditions in the preceding two bullet points are satisfied; and

•	the effectiveness of the CVR Agreement at or prior to the Effective Time.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Transaction may be abandoned at any time before the Effective Time as follows:

•	by mutual written consent of Illumina and GRAIL, duly authorized by the Illumina board and the GRAIL Board, respectively;

•

by either Illumina or GRAIL, if the Effective Time has not occurred on or before 11:59 p.m., Eastern Time, on September 20, 2021 (subject to the right of either Illumina or GRAIL to extend that date to 11:59 p.m., Eastern time, on December 20, 2021 if, on September 20, 2021, all conditions to closing have been satisfied (or, with respect to those conditions that by their terms must be satisfied at closing, would have been so satisfied if the closing would have occurred) other than the conditions relating to antitrust approval and the absence of any Restraint prohibiting the completion of the Transaction or any Restraint under any Antitrust Law which imposes any remedies on Illumina or its subsidiaries other than Permitted Restrictions (unless such Restraint is part of an agreement between Illumina and its subsidiaries and a governmental authority (provided that the right to terminate the Merger Agreement pursuant to this bullet point will not be available to any party whose breach of any provision of the Merger Agreement has been the proximate cause of, or resulted in, the failure of the Effective Time to occur on or before such time)) (the “Outside Date”);

•	by either Illumina or GRAIL, if any Restraint that has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transaction has become final and nonappealable (provided that the party seeking to terminate the Merger Agreement pursuant to this bullet point has complied in all material respects with its covenants and agreements under the Merger Agreement regarding the use of efforts to consummate the Transaction (the “Efforts Provision”);

•

by Illumina, upon a breach by GRAIL, or a failure by GRAIL to perform, any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by GRAIL of written notice of such breach or failure (provided that Illumina will not have the right to terminate the Merger Agreement pursuant to this bullet point if Illumina is in breach of its representations, warranties or covenants such that the related closing conditions would not be satisfied);

•

by Illumina, if any Restraint that imposes any remedies on Illumina or its subsidiaries other than Permitted Restrictions, unless such Restraint is part of an agreement between Illumina and its subsidiaries and a governmental authority, has become final and nonappealable (provided that Illumina has complied in all material respects with its covenants and agreements under the Efforts Provision); or

•

by GRAIL, upon a breach by any of Illumina, First Merger Sub or Second Merger Sub, or a failure by any of Illumina, First Merger Sub or Second Merger Sub to perform, any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by Illumina, First Merger Sub or Second Merger Sub, as applicable, of written notice of such breach or failure (provided that GRAIL will not have the right to terminate the Merger Agreement pursuant to this bullet point if GRAIL is in breach of its representations, warranties or covenants such that the related closing conditions would not be satisfied).

For purposes of bullet points three and five, an Initial Enforcement Order made by the Competition and Markets Authority pursuant to section 72(2) of the UK Enterprise Act 2002 is not considered a Restraint.

In addition, the Merger Agreement may be terminated by Illumina if the Selling Investors fail to duly execute and deliver, or cause to be delivered, to Illumina, First Merger Sub or Second Merger Sub the Selling Investor Support Agreement and the Drag-Along Consent within 24 hours following the execution and delivery of the Merger Agreement. The Selling Investors have delivered to Illumina the Selling Investor Support Agreement and the Drag-Along Consent within 24 hours following the execution and delivery of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and there will be no liability under the Merger Agreement on the part of any party thereto or their respective subsidiaries or representatives, except that certain specified provisions, including certain provisions described below under “—Expenses and Termination Fee,” will survive termination. However, no party will be relieved from liability for fraud committed prior to such termination or intentional breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement prior to such termination (provided, however, that the Confidentiality Agreement will survive any termination of the Merger Agreement).

Expenses and Termination Fee

Expenses

All expenses incurred in connection with the Merger Agreement and the Transaction will be paid by the party incurring such expenses, except that expenses incurred in connection with filing, printing and mailing of this consent solicitation statement/prospectus and the registration statement of which this consent solicitation statement/prospectus forms a part will be borne by Illumina, whether or not the Transaction is completed.

Termination Fee

The Merger Agreement requires Illumina to pay GRAIL the Regulatory Termination Fee, if:

•

either Illumina or GRAIL terminates the Merger Agreement because the Effective Time has not occurred on or before the Outside Date, as it may be extended, and, at the time of such termination, one or more of the conditions to closing relating to antitrust approval, the absence of any Restraint prohibiting the completion of the Transaction or the absence of any Restraint under any Antitrust Law which imposes any remedies on Illumina or its subsidiaries other than Permitted Restrictions has not been satisfied or waived;

•	either Illumina or GRAIL terminates the Merger Agreement pursuant to a final and nonappealable Restraint arising under Antitrust Laws; or

•

Illumina terminates the Merger Agreement pursuant to a final and nonappealable Restraint arising under Antitrust Laws that is not a Permitted Restriction and is not part of an agreement between Illumina and its subsidiaries and a governmental authority; and

•	in each of the above three circumstances, both of the following requirements are satisfied:

•

at the time of such termination, all of the other conditions to the respective obligations of each party to effect the Transaction have been satisfied or waived (except for those conditions that by their terms must be satisfied at Closing, provided that such conditions would have been so satisfied if the Closing would have occurred); and

•

GRAIL and the Selling Investors are not in breach in any material respect of their obligations under the Merger Agreement or Selling Investor Support Agreement, as applicable, in any manner that is the proximate cause of the failure of any of the conditions referred to above or the imposition of any Restraint or remedies (x) other than Permitted Restrictions or (y) unless such remedy is part of an agreement between Illumina and its subsidiaries and a governmental authority.

In no event will Illumina be required to pay the Regulatory Termination Fee on more than one occasion. In the event the Regulatory Termination Fee is required to be paid and is paid to GRAIL, such payment of the Regulatory Termination Fee will be the sole and exclusive monetary remedy under the Merger Agreement of GRAIL and its subsidiaries and GRAIL’s and its subsidiaries’ respective current or future stockholders, employees, directors, officers or affiliates, and none of Illumina, First Merger Sub, Second Merger Sub or their respective current, former or future representatives will have any further monetary liability or obligation relating to or arising out of the Merger Agreement or the Transactions. However, in the event of any intentional breach by Illumina, First Merger Sub or Second Merger Sub prior to termination, GRAIL will be entitled to payment of the Regulatory Termination Fee (to the extent owed) and to seek any damages to the extent proven, resulting from or arising out of such intentional breach (as reduced by any Regulatory Termination Fee paid by Illumina).

Continuation Payments; Additional Termination Payment; Equity Issuance

Because the Effective Time did not occur on or before 11:59 p.m., Eastern time, on December 20, 2020, Illumina began making Continuation Payments on December 21, 2020 and will make additional Continuation Payments each month thereafter until the earlier of the closing date or the termination of the Merger Agreement by either Illumina or GRAIL (provided that GRAIL is not in breach in any material respect of its obligations under the Merger Agreement in any manner that has proximately caused the failure of the Effective Time to occur prior to the date on which a Continuation Payment is due). However, Illumina will have no obligation to make any Continuation Payments in excess of $315 million (“Excess Continuation Payments”) unless and until the following conditions (the “GRAIL Conditions”) have been satisfied:

•

GRAIL will have received all necessary stockholder and other corporate approvals and adopted and filed with the Secretary of State of the State of Delaware an amendment to its certificate of incorporation creating and authorizing the issuance of the Series E-1 Preferred Stock and the Series E Preferred Stock, Class A-1 Common Stock and Class A Common Stock into which such Series E-1 Preferred Stock may be converted;

•

GRAIL shall have either (x) received such waivers as are reasonably required under its certificate of incorporation, bylaws and GRAIL’s existing investor agreements to permit the consummation of the Equity Issuance, including the waiver of any preemptive rights, rights of first offer, rights of first refusal or similar rights of any GRAIL stockholder with respect to the Equity Issuance, or (y) notified Illumina that it has complied, or intends to comply, with any such preemptive rights, rights of first offer, rights of first refusal or similar rights of any GRAIL stockholder with respect to the Equity Issuance; and

•

amendments to each of GRAIL’s existing investor agreements to include the Series E-1 Preferred Stock and the Series E Preferred Stock in the definition of “Preferred Stock” and to define “Class A Common Stock” to include shares of Class A-1 Common Stock in each such investor agreement shall have been approved and adopted.

In the event that the Merger Agreement is terminated in a circumstance where the Regulatory Termination Fee becomes payable by Illumina and subject to the satisfaction (or waiver by Illumina) of the GRAIL Conditions, at GRAIL’s election, Illumina will pay to GRAIL an additional amount specified by GRAIL up to $300 million (the “Additional Termination Payment”) on or prior to the date that is three business days after the later of the date of GRAIL’s election referred to in this sentence and the satisfaction of the GRAIL Conditions.

Upon the date which is the later of 60 days after the date of termination of the Merger Agreement (the “Termination Date”) and three business days after satisfaction or waiver (where permissible) of the Issuance Conditions, as consideration for any Excess Continuation Payments and the Additional Termination Payment, GRAIL will issue and deliver to Illumina the Equity Issuance and pay to Illumina an amount in cash equal to the Reduction Amount (if any) (provided that GRAIL may instead elect to pay Illumina an amount in cash equal to the Investment Amount and thereafter will not be obliged to consummate the Equity Issuance).

The Merger Agreement requires GRAIL to use its reasonable best efforts to cause the GRAIL Conditions to be satisfied prior to the earlier to occur of the Termination Date (in circumstances where the Regulatory Termination Fee is payable) and prior to the date that the first payment by Illumina to GRAIL of any Excess Continuation Payment is payable. Illumina has agreed, upon GRAIL’s written request, to vote any shares of GRAIL Stock held by it to approve all matters and execute any written consents and/or amendments or restatements of GRAIL’s investor agreements as are reasonably necessary to satisfy the GRAIL Conditions.

In the event that a governmental authority, pursuant to any applicable Antitrust Law, enacts, issues, promulgates, enforces or enters any final and non-appealable law that has the effect of enjoining, restraining, prohibiting or otherwise preventing the satisfaction of the Regulatory Condition or the consummation of the Equity Issuance on or before the date which is 180 days after the Termination Date (the “Equity Issuance End Date”), Illumina will nonetheless be obligated to make the Excess Continuation Payments and the Additional Termination Payment to the extent otherwise payable pursuant to the Merger Agreement. However, the parties have agreed as follows:

•

For a period of 60 days after the Equity Issuance End Date, the parties to the Merger Agreement will use reasonable best efforts to structure the Equity Issuance in a manner that is in compliance with applicable law.

•

If, after such 60-day period, neither the Equity Issuance nor an alternative structure has been consummated, GRAIL shall (x) from such date until the date which is 24 months after the Termination Date (the “Alternative Financing End Date”), use its commercially reasonable efforts to carry out one or more bona fide equity capital raises (each, an “Alternative Capital Raise”) in respect of shares of GRAIL Stock, and (y) if any Alternative Capital Raise is consummated prior to the Alternative Financing End Date, pay to Illumina an amount equal to the lesser of:

•

(i) the lesser of (a)(1) the number of shares of Series E-1 Preferred Stock that would have been issued pursuant to the Equity Issuance (and have not yet been covered by an Alternative Capital Raise) and (2) the actual number of shares issued on the Alternative Capital Raise, multiplied by (ii) the price per security obtained by GRAIL on the Alternative Capital Raise minus (b) the costs and expenses incurred by GRAIL in connection with such Alternative Capital Raise; and

•	the Investment Amount.

•

Notwithstanding the above, at any time between the Equity Issuance End Date and the Alternative Financing End Date, GRAIL may elect (in its sole discretion) to pay to Illumina an amount in cash equal to the Investment Amount, and thereafter will have no further obligations or liability in respect of the Excess Continuation Payments and the Additional Termination Payment. Further notwithstanding the above, except in the event of an intentional breach of the above by GRAIL, with effect from the Alternative Financing End Date, GRAIL will have no obligations or liability pursuant to the above or in respect of the Excess Continuation Payments and the Additional Termination Payment.

Until the Equity Issuance End Date, solely in connection with the Equity Issuance and/or the alternative structure contemplated in this section, GRAIL has agreed to use its commercially reasonable efforts to reasonably cooperate with Illumina to obtain any required approvals under Antitrust Laws in connection with the Equity Issuance and/or such alternative structure.

As used in this consent solicitation statement/prospectus:

•

the term “Class A-1 Common Stock” means a series of GRAIL Common Stock having substantially the same terms as the GRAIL Class A Common Stock, except that (1) shares of Class A-1 Common Stock shall have no voting rights and (2) upon the transfer by the holder thereof to a third party, a share of Class A-1 Common Stock shall automatically convert into a share of GRAIL Class A Common Stock if such conversion satisfies the Regulatory Condition;

•

the term “Equity Issuance” means GRAIL’s issuance and delivery to Illumina of a number of validly issued, fully paid and non-assessable shares of Series E-1 Preferred Stock equal to (i) the Investment Amount minus the Reduction Amount (if any) divided by (ii) the Issue Price;

•

the term “Investment Amount” means the aggregate amount of Excess Continuation Payments actually paid by Illumina to GRAIL plus the amount of the Additional Termination Payment actually paid by Illumina to GRAIL;

•	the term “Issuance Conditions” means the Regulatory Condition and the GRAIL Conditions;

•	the term “Issue Price” means $8 billion divided by GRAIL’s fully diluted share count as of the date of the Equity Issuance;

•	the term “Reduction Amount” means an amount (if any) specified by GRAIL in its sole discretion;

•

the term “Regulatory Condition” means (i) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the Equity Issuance, (ii) no action by a governmental authority seeking such law shall be pending and (iii) any waiting period under the HSR Act, if applicable, shall have expired or been terminated;

•

the term “Series E Preferred Stock” means a series of GRAIL preferred stock having substantially the same terms as the GRAIL Series A Preferred Stock, except that the Original Issue Price (as defined in the GRAIL Certificate) shall be equal to the Issue Price; and

•

the term “Series E-1 Preferred Stock” means a series of GRAIL preferred stock having substantially the same terms as the GRAIL Series A Preferred Stock, except that (i) the Original Issue Price of the Series E-1 Preferred Stock will be equal to the Issue Price, (ii) shares of Series E-1 Preferred Stock will have no voting rights (including with respect to a vote on mandatory conversion in connection with a Qualified IPO (as defined in the GRAIL Certificate)), other than the right to approve (x) the amendment, alteration or repeal of any provision of GRAIL’s certificate of incorporation or bylaws in a manner that alters or changes the powers, preferences or rights of the shares of Series E-1 Preferred Stock so as to adversely affect them disproportionately to any other series or class of stock (it being understood that the creation of a new series of preferred stock shall not be deemed to alter or change the powers, preferences, or rights of the Series E-1 Preferred Stock or otherwise require the affirmative vote or written consent of the holders of the Series E-1 Preferred Stock), and (y) any waiver of any adjustment to the conversion price for the Series E-1 Preferred Stock, (iii) holders of Series E-1 Preferred Stock will have no rights to designate a member of the GRAIL Board, (iv) upon transfer by the holder thereof to a third party, a share of Series E-1 Preferred Stock shall automatically convert into a share of Series E Preferred Stock if such conversion satisfies the Regulatory Condition and (v) the Series E-1 Preferred Stock shall otherwise be convertible into shares of Class A-1 Common Stock on substantially the same terms on which the Series A Preferred Stock is convertible into GRAIL Class A Common Stock.

Holder Representative

The Merger Agreement provides that a Holder Representative (as defined below), who will act on behalf of holders of GRAIL Stock and GRAIL Equity Awards who receive CVRs pursuant to the Merger Agreement (each, a “Holder”), will be designated by GRAIL and, upon execution of a letter of transmittal, each Holder. The Holder Representative will be irrevocably appointed by GRAIL and each Holder as agent and attorney-in-fact for and on behalf of the other Holders for all purposes under the CVR Agreement. GRAIL has designated SRS as the Holder Representative.

The Holder Representative will have such powers and authority as are necessary to carry out the functions, on behalf of the Holders, assigned to it under the CVR Agreement, including full power, authority and discretion to:

•	interpret the terms and provisions of the CVR Agreement and the documents to be executed and delivered by the Holders in connection therewith;

•

execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by the CVR Agreement, as applicable;

•	receive service of process in connection with any claims under the CVR Agreement or any document or agreement contemplated to be executed or delivered in connection with the CVR Agreement;

•

agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and demand arbitration and comply with orders and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgement of the Holder Representative for the accomplishment of the foregoing;

•	give and receive notices and communications; and

•	take all actions necessary or appropriate in the judgment of the Holder Representative in connection with the CVR Agreement.

All actions taken by the Holder Representative under the CVR Agreement will be binding upon the Holders and their successors as if expressly confirmed and ratified in writing by each of them. The Holder Representative will have no obligation to act except as provided in the Merger Agreement. The Holder Representative will not, in its capacity as such, have any liability to any Holder with respect to actions taken or omitted to be taken in its capacity as the Holder Representative, except that the Holder Representative will be liable for its willful misconduct or actual fraud, as finally determined by a court of competent jurisdiction from which no further appeal may be taken.

The Holder Representative will be entitled to rely on any direction received from the majority of the Holders of the CVRs, but will not be required to follow any such direction and will be under no obligation to take any action in its capacity as the Holder Representative. At no cost to Illumina, First Merger Sub, Second Merger Sub or GRAIL, the Holder Representative will be entitled to engage such counsel as it shall deem necessary in connection with exercising its powers and performing its function under the Merger Agreement and will be entitled to conclusively rely on the opinions and advice of such persons. The Holder Representative will be entitled to reimbursement from the Holders or the holders of the CVRs, as applicable, for all reasonable expenses, disbursements and advances (including fees and disbursements of their counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and will be entitled to indemnification from the Holders against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except in each case for those arising out of the Holder Representative’s, as applicable, gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

Illumina and GRAIL will be entitled to rely conclusively (without liability) on any instructions given and actions taken by the Holder Representative as the instruction and decision of each Holder in all matters referred to therein, including instructions with respect to the payment and distribution of any amounts payable pursuant to or in relation to the CVR Agreement. No Holder shall have any cause of action against Illumina or GRAIL for any action taken by Illumina or GRAIL in reliance upon the written instructions or decisions of the Holder Representative, or otherwise on account of payments or distributions made by or on behalf of Illumina in accordance with the instructions of the Holder Representative.

The annual administration or retainer fees payable to the Holder Representative will be borne by Illumina. Other than such annual administration or retainer fees, none of Illumina, GRAIL or their respective subsidiaries shall be responsible for or pay any other fees, expenses or other costs of the Holder Representative.

Amendments and Waivers

The Merger Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. However, after the GRAIL Stockholder Approvals have been obtained, there may not be any amendment that by applicable law or in accordance with the rules of any stock exchange requires further approval by GRAIL stockholders without such further approval of such stockholders. The Merger Agreement may only be amended by an instrument in writing signed by each of the parties thereto.

At any time prior to the Effective Time, any party to the Merger Agreement may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any breach of or inaccuracy in the representations and warranties made by any other party and (c) waive compliance with any agreement of any other party or any condition to its own obligations.

No Third-Party Beneficiaries

The Merger Agreement is not intended to and does not confer upon any person other than the parties to the Merger Agreement any rights or remedies, except (i) with respect to certain provisions related to the indemnification of GRAIL directors and officers or to financing matters and (ii) that GRAIL has the right to pursue damages on behalf of its stockholders in the event of Illumina’s, First Merger Sub’s or Second Merger Sub’s intentional breach of the Merger Agreement.

Specific Performance

Prior to the termination of the Merger Agreement, each party will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms of the Merger Agreement, in addition to any other remedy at law or in equity.

Governing Law

The Merger Agreement is governed by Delaware law, without giving effect to conflicts of laws principles that would result in the application of the law of any other state. All actions arising out of or relating to the Merger Agreement or the Transaction will be heard and determined exclusively in the Court of Chancery of State of Delaware and any state appellate court therefrom (or in the event, but only in the event that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and, in each case, the appellate court(s) therefrom. However, any action arising out of, or in any way relating to, the Committed Financing or the performance of services thereunder or related thereto against or by any Financing Source in its capacity as such is governed by New York law and any action arising out of or relating thereto involving the Committed Financing will be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court therefrom.

Release by Equityholders

The Merger Agreement provides that, upon execution of a letter of transmittal, each Equityholder, on behalf of himself, herself or itself and each other Equityholder Releasing Party, will absolutely, unconditionally and irrevocably release, acquit and forever discharge the Released Parties of and from any Equityholder Released Claims. Further, upon execution of a letter of transmittal, each Equityholder will represent and acknowledge that he, she or it has read the Merger Agreement, including the release, and other Transaction Documents and understands their terms and has been given sufficient opportunity to review the release and the Transaction Documents and to ask questions of GRAIL’s representatives, and that, in signing the letter of transmittal, he, she or it does not rely, and has not relied, on any representation or statement made by any GRAIL representative or any other person with respect to the subject matter, basis or effect of the release or otherwise, except such express representations and warranties set forth in the Merger Agreement.

Each Equityholder, upon execution of a letter of transmittal, will acknowledge that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”) and expressly waive all rights under Section 1542 and any similar applicable law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the provisions of Section 1542 or any similar applicable law or common law principle in any applicable jurisdiction, upon execution of a letter of transmittal, each Equityholder will expressly acknowledge that the foregoing release is intended to include in its effect all claims within the scope of such release which any Equityholder does not know or suspect to exist in his, her or its favor against any of the Released Parties (including, without limitation, unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth in the Merger Agreement).

As used in this consent solicitation statement/prospectus:

•

the term “Claims” means any and all manner of action or inaction, cause or causes of action, actions, encumbrances, contractual obligations, promises, liabilities or damages (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, applicable law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected;

•	the term “Equityholder” means any holder of GRAIL Stock or GRAIL Equity Awards;

•

“Equityholder Released Claims” means any Claims which any Equityholder Releasing Party has ever had or ever in the future may have against the Released Parties, or any of them, in each case, to the extent arising solely as a result of the ownership or purported ownership of any of GRAIL Stock, GRAIL Stock Options or other security or interest of GRAIL and which, in each case, are based on acts, events or omissions occurring prior to or contemporaneously with the Effective Time; provided, however, that the term “Equityholder Released Claims”

does not include (i) an Equityholder’s right pursuant to the Transaction Documents, including the right to receive its respective portion of the merger consideration; (ii) any Claims for indemnification, insurance benefits, reimbursement or advancement of expenses in such Equityholder’s capacity as a director, officer or employee of GRAIL under GRAIL’s organizational documents or any indemnification agreement in effect as of the date hereof (or any fiduciary insurance policy maintained by GRAIL or the surviving company for the benefit of the Equityholder, or any indemnification agreements with the Equityholder or its board designee) with respect to any act, omission, event or transaction occurring prior to or contemporaneously with the Effective Time; or (iii) the rights of any Equityholder Releasing Party in his or her capacity as an employee of GRAIL;

•

the term “Equityholder Releasing Parties” means each Equityholder and each of his, her or its past, present and future controlled affiliates, parent(s) and subsidiary companies, representatives, and assigns; and

•

the term “Released Parties” means GRAIL and each of its respective past, present and future controlled affiliates, parent(s) and subsidiary companies, joint ventures, predecessors, successors and assigns, and their respective past, present and future representatives, investors, equityholders, insurers and indemnitees, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, stockholders, members, managers, directors, officers, employees, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns.

Tax Matters

Illumina and GRAIL intend that, for U.S. federal income tax purposes, the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the Merger Agreement will constitute a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”). So long as (i) the fair market value of the shares of Illumina Common Stock received by holders of GRAIL Stock is greater than or equal to 40% of the total consideration paid in respect of such GRAIL Stock (treating, for these purposes, the total amount of Continuation Payments made to GRAIL as additional consideration paid for GRAIL Stock) and (ii) each of the parties provides to Illumina’s tax counsel representations and warranties customarily given in connection with an opinion that a transaction is more likely than not to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, the parties will agree to take the position for tax purposes that the Transaction qualifies for the Intended Tax Treatment. For these purposes, the fair market value of Illumina Common Stock will be the average of the volume weighted averages of the trading price for such stock reported by Bloomberg L.P. on the Closing Date and the fair market value of a CVR will be as determined by Illumina for purposes of its financial statements. The parties shall cooperate with each other and their respective counsel and use their reasonable best efforts to cause the conditions described above to be satisfied.

DESCRIPTION OF THE CVRs

The rights of the holders of the CVRs will be governed by and subject to the terms and conditions of the CVR Agreement. The following section summarizes certain provisions of the CVR Agreement, the form of which is included in this consent solicitation statement/prospectus as Annex B and is incorporated by reference herein. The summary of the CVR Agreement below and elsewhere in this consent solicitation statement/prospectus is qualified in its entirety by reference to the CVR Agreement. This summary does not purport to be complete and may not contain all of the information about the CVRs or the CVR Agreement that is important to you. This section is not intended to provide you with any factual information about Illumina or GRAIL. GRAIL stockholders are urged to read the CVR Agreement carefully and in its entirety, as well as this consent solicitation statement/prospectus and the information incorporated by reference into this consent solicitation statement/prospectus.

Characteristics of the CVRs

The CVRs will not be voting securities of Illumina, will not represent ownership interests in Illumina and holders of the CVRs will not, by virtue thereof, be entitled to any rights of a stockholder or holder or any other equity security or ownership interest of Illumina, either at law or in equity. The CVRs will not have voting or dividend rights and the rights of the CVR holders will be limited to those expressly provided for in the CVR Agreement.

The CVR Agreement will be qualified under the Trust Indenture Act. The terms of the CVRs include those stated in the CVR Agreement and those made part of the CVR Agreement by reference to the applicable provisions of the Trust Indenture Act.

CVR Payments

Subject to certain reductions described below and in the CVR Agreement, each holder of a CVR will be entitled to receive a pro rata portion of 2.5% of Covered Revenues up to and including $1 billion plus 9.0% of Covered Revenues in excess of $1 billion, with such $1 billion threshold measured over an annual period (the “Threshold Measuring Period”) to correspond with Illumina’s fiscal year, in each case, multiplied by a fraction, the numerator of which is the aggregate number of CVRs outstanding as of the applicable payment date, and the denominator of which is the Total Equity Count (each such payment, a “Covered Revenues Payment”). If Illumina or any of its subsidiaries enters into an agreement that requires payment to a third party for intellectual property after the Closing Date that is utilized to generate any Covered Revenue (“Specified Covered Revenue”), 9.0% of the amounts payable under such agreement will be deducted from the Covered Revenues Payments payable in respect of Specified Covered Revenue when Covered Revenues are in excess of $1 billion, provided that the total amount deducted will not exceed 1.0% of all Covered Revenues for which Covered Revenues Payments are payable when Covered Revenues are in excess of $1 billion. Covered Revenues Payments will be made over a 12-year term beginning on the Commencement Date and ending on the 12-year anniversary of the Commencement Date (the “End Date”). If the Commencement Date does not fall on the first day of Illumina’s fiscal year, the first and last Threshold Measuring Periods will have a threshold that is pro-rated according to the number of days in such Threshold Measuring Period.

Pursuant to an engagement letter to be entered into among GRAIL, SRS and certain holders of the CVRs (the “SRS Engagement Letter”), an expense fund of $200,000 will be established to be used for the purposes of paying directly, or reimbursing SRS for, any third-party expenses incurred pursuant to the SRS Engagement Letter in connection with SRS’ engagement as the Holder Representative (the “Expense Fund”). The Expense Fund will initially be funded by GRAIL and GRAIL will be reimbursed for the entire amount paid into the Expense Fund from any available Covered Revenues Payments. On any payment date for Covered Revenues Payments, available Covered Revenues Payments will be used (1) first, to reimburse Illumina for the amount paid into the Expense Fund by GRAIL, (2) second, to replenish the Expense Fund in the event any of it is expended in accordance with the SRS Engagement Letter, (3) third, for any additional engagement fees to be paid to the Holder Representative in accordance with the SRS Engagement Letter and (4) fourth, to pay the losses, liabilities and expenses of the trustee and the Holder Representative in accordance with the CVR Agreement, in each case prior to Covered Revenues Payments being paid to the holders of the CVRs.

“Commencement Date” means the later of (a) the Closing Date and (b) (i) the date that GRAIL’s Galleri early detection test first becomes commercially available in the United States as a laboratory developed test, based on the date of any press release or other public announcement related to such event, or (ii) such earlier date (on or after the Closing Date) that the Holder Representative specifies in writing to Illumina upon five days’ prior notice; provided that in any event the Commencement Date will be no later than December 31, 2022.

“Covered Revenues” means, without duplication:

(a)

Net Sales (as defined below) of any products or services designed and sold for use in the Field (as defined below), in each case utilizing any Methylation-based Technology (as defined below), whether in whole or in part; plus

(b)	Net Sales of the Minimal Residual Disease Test (as defined below) for Therapy Selection (as defined below); plus

(c)	Other Covered Revenue (as defined below) of Illumina and its subsidiaries on a consolidated basis; plus

(d)

other revenue of Illumina and its subsidiaries on a consolidated basis in connection with the use or license of non-tissue biopsy samples (“Samples”), and Net Sales of Samples, in each case for any purpose so long as such Samples were generated or collected by GRAIL or its subsidiaries or (following the Closing) Illumina or its subsidiaries from activities within the Field; plus

(e)	Net Sales from the Sale of Data (as defined below); plus

(f)

the portion of the consideration attributable to the Applicable Products (as defined below) or any other assets or rights, including intellectual property, data, Samples, in each case that generate Covered Revenues (other than in connection with a Specified Asset Sale (as defined below)), in each case disposed of in a Minority Transaction (as defined below); less

(g)	any Permitted Deductions (as defined below) to the extent not already deducted in calculating any of the foregoing clauses (a) to (f).

However, Covered Revenues will exclude payments received in the form of grants for research from governmental entities or non-profit organizations and will exclude in all cases any revenue of Illumina and its subsidiaries to the extent generated from (A) Illumina’s and its subsidiaries’ general purpose instruments and reagents used for nucleic acid clustering and sequencing-by-synthesis or (B) Illumina’s and its subsidiaries’ general purpose analysis software for DNA base calling and sequence alignment.

In the event that Illumina or any of its subsidiaries directly or indirectly, sells, transfers, conveys, licenses or otherwise disposes of their respective rights in and to the business of Illumina and its subsidiaries that would generate Covered Revenues after the Closing Date and prior to the Commencement Date, the consideration received in connection with such sale or swap of assets or other rights, merger, reorganization, joint venture, lease, license or any other transaction or arrangement attributable to the business of Illumina and its subsidiaries that would generate Covered Revenues will be included in Covered Revenues in the first quarterly measuring period.

“Field” means (i) detection, screening or diagnosis of or for cancer or nonalcoholic steatohepatitis (“NASH”) in all populations, including through use of GRAIL’s Galleri multi-cancer early detection test and/or DAC diagnostic aid for cancer test, and/or (ii) surveillance or monitoring of individuals with or suspected of cancer or NASH in order to determine the probability of whether an individual likely has cancer or NASH, disease prognosis, risk assessment, staging, monitoring of such disease, progression or recurrence, including through use of GRAIL’s Minimal Residual Disease Test. The Field excludes (i) applications, products and services consisting solely of Therapy Selection and (ii) any products of Illumina or its subsidiaries in existence as of the Closing Date and improvements, future versions, iterations and natural extensions thereof (including the TruSight Oncology 500 Product (“TSO500”)) used for solely Therapy Selection. If a product or service utilizing any Methylation-based Technology, whether in whole or in part (including any product or service of Illumina or its subsidiaries in existence as of the Closing Date (including TSO500)) is used for an application in the Field alone and/or also Therapy Selection, it will be included in its entirety in the calculation of Covered Revenues. If a product or service utilizing any Methylation-based Technology, whether in whole or in part (including products or services of Illumina or its subsidiaries in existence as of the Closing Date (including TSO500)), is bundled, combined or sold together with another product or service, regardless of whether such other product or service utilizes any Methylation-based Technology (including products of Illumina or its subsidiaries in existence as of the Closing Date (including TSO500)) for an application in the Field alone and/or also Therapy Selection, such bundled or combined product or service shall be deemed included within the Field and included in its entirety in the calculation of Covered Revenues.

“Holder Representative” means SRS, as such representative may be replaced from time to time by the request of the Majority Holders (as defined below) upon such Holders’ written notice to the then current Holder Representative, Illumina and trustee and subject to the prior written consent of Illumina (not to be unreasonably withheld, conditioned or delayed).

“Methylation-based Technology” means detection or assessment of methylation status at one or more genomic locations derived from a Sample by methylation-aware methods, including sequencing-based methods for assessment of methylation status of nucleic acid molecules. Methylation-based Technology includes reagents, protocols and methods for extraction, chemical (including bisulfite treatment) or enzymatic conversion, DNA library preparation or reagents for use with any methylation-aware method, enrichment kits, panels and/or methods for the enrichment of nucleic acids derived from one or more differentially methylated genomic regions informative for determining presence of disease or tissue of origin, and analysis software including, for example, bioinformatics, pipelines, machine learning, algorithms and classifiers, for determining methylation status at one or more genomic locations, detecting presence of a disease state, type of disease, disease burden, or disease tissue of origin based on methylation status at one or more genomic regions, and any clinical implications thereof.

“Minimal Residual Disease Test” means GRAIL’s or any of its subsidiaries’ products utilizing Methylation-based Technology, whether in whole or in part, including wet lab, software analysis and bioinformatics pipeline, classifier and machine learning and components thereof (including all improvements, future versions, iterations and natural extensions thereto and thereof) for detection of residual disease in cancer patients following initial diagnosis.

“Net Sales” means the gross amount invoiced or otherwise charged by Illumina and its subsidiaries for sales of the products and services referred to in clauses (a) and (b) of the definition of Covered Revenues, the Samples referred to in clause (d) of the definition of Covered Revenues and the products, services and data referred to in the definition of “Sale of Data” referenced in clause (e) of the definition of Covered Revenues (such products, services, samples and data, collectively, the “Covered Products and Services”), less Permitted Deductions to the extent actually taken or incurred and separately accounted for in the invoice with respect to such sale, in each case, in accordance with standard allocation procedures, allowance methodologies, and accounting methods consistently applied in accordance with GAAP at the time in question (except as otherwise expressly provided in the CVR Agreement).

For purposes of calculating Covered Revenue for a Covered Product or Service in question, a sale will be deemed to occur upon Illumina and/or GRAIL and/or their subsidiaries invoicing or otherwise charging the customer for the Covered Product or Service in question. Net Sales will be calculated as follows under the following circumstances:

(a)

Products and services provided to third parties without charge in connection with (x) research and development or clinical trials in the ordinary course of business provided in good faith without charge or (y) compassionate use, humanitarian and charitable donations, or indigent programs or for use as samples (in accordance with applicable law) will be excluded from the computation of Net Sales.

(b)

Illumina’s or its subsidiaries’ sale of Covered Products or Services to a wholly owned subsidiary of Illumina will be excluded from the computation of Net Sales unless such product or service (i) is thereafter sold to a third party or (ii) is used or distributed to a wholly owned subsidiary of Illumina in connection with employee benefit plans of Illumina or any of its subsidiaries.

(c)

If (i) a Covered Product or Service is sold in a manner that is not an arm’s-length transaction, (ii) a Covered Product or Service is provided to a subsidiary in connection with any employee benefit plans of Illumina or any subsidiary of Illumina, or (iii) a Covered Product or Service is sold in-kind or for non-cash consideration, Net Sales for such Covered Product or Service will equal the average for such Covered Product or Service in the applicable country during the preceding calendar quarter.

“Other Covered Revenue” means all revenue of Illumina and its subsidiaries (including GRAIL) on a consolidated basis recognized in connection with any activities in or directed to the Field, or otherwise to the extent arising from or attributable to the Field, in each case that utilizes GRAIL’s existing intellectual property, other than revenue recognized in connection with Net Sales. Such activities will include licensing (or granting of similar rights, including option, distribution rights and/or enforcing intellectual property rights) under the intellectual property of Illumina or any of its subsidiaries (other than intercompany licenses), collaboration, asset sales, intellectual property enforcements or other activities in or directed to the Field, or otherwise to the extent arising from or attributable to the Field that utilize the GRAIL’s existing intellectual property. Other Covered Revenue will exclude any consideration received by Illumina or its subsidiaries in connection with any Minority Transaction (to the extent included in clause (f) of the definition of Covered Revenues), any transaction pursuant to which Illumina merges or consolidates with or into any other person, or sells or conveys all of its assets to any person (other than a wholly owned subsidiary of Illumina), subject to certain conditions as described in the CVR Agreement, or any Specified Asset Sale.

“Permitted Deductions” means the following items, all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied in accordance with GAAP (except as otherwise provided below):

(a)	credits or allowances for defects, returns, rejections, recalls or billing corrections;

(b)	reasonable reserves made for uncollectible amounts on previously sold or distributed products and services and deductions for bad debts;

(c)	separately itemized and invoiced freight, postage, shipping and insurance, handling, and other transportation costs that are passed on to the purchaser (or other acquirer) at cost;

(d)

sales, use, value added, and other similar taxes (excluding income taxes), tariffs, customs duties, surcharges, and other governmental charges levied on the production, sale, transportation, delivery, use, or performance of any product or service (as applicable) that are incurred at time of the transaction, are directly related to the transaction, and are actually paid to a governmental authority; and

(e)

any reasonable and customary quantity, cash, rebates, or charge backs; provided that the aggregate deductions under this clause (e) and clause (a) above shall not exceed, in any calendar year, 5.0% of the gross amount invoiced or otherwise received for the sale of any products or services.

“Sale of Data” means (i) sales of a product or service accessing data or databases containing data, generated, created, aggregated or collected by GRAIL or (following the Closing) Illumina or any subsidiary of Illumina from activities within the Field and subjecting it to analysis, data mining or similar information technology processes for any purpose to create or improve such product or service for any purpose (including outside the Field) or (ii) sales of data or databases containing data generated, created, aggregated or collected by GRAIL or (following the Closing) Illumina or any subsidiary of Illumina from activities within the Field to a third party for any purpose (including outside the Field); provided that in each case of (i) and (ii), if any such data or databases containing such data is amalgamated with other data of Illumina wherein 50% or more of the value of such combined data is derived from the other data of Illumina, then 50% of the Net Sales generated will be deemed to be Covered Revenues.

“Therapy Selection” means (i) determining whether, or the probability of whether an individual is likely to respond to a therapy or intervention, (ii) determining whether an individual would likely not respond to therapy or intervention, (iii) determining the manner in which a specific therapy is applied with respect to dose, frequency, means of administration, or co-administration with another therapy, (iv) determining where administration of a therapeutic treatments is contraindicated and/or (v) identification of patients who may be eligible for adjuvant cancer therapy.

“Total Equity Count” means, in each case as of immediately prior to the Effective Time, (a) the aggregate number of shares of GRAIL Class A Common Stock issued and outstanding, including all GRAIL Restricted Stock Awards; (b) the aggregate number of shares of GRAIL Class A Common Stock issuable upon conversion of all issued and outstanding shares of GRAIL Class B Common Stock and GRAIL Preferred Stock in accordance with the GRAIL Certificate; and (c) except as otherwise included in the foregoing clause (b), the aggregate number of shares of GRAIL Class A Common Stock issuable in respect of all outstanding options and other direct or indirect rights to acquire shares of GRAIL Class A Common Stock or securities ultimately convertible into or exchangeable for shares of GRAIL Class A Common Stock, including all GRAIL RSUs and GRAIL Stock Options (subject to a specified exclusion).

Certain Dispositions

Except as otherwise described below or in a Minority Transaction, Illumina and its subsidiaries may not consummate a disposition of assets that generate Covered Revenues to any third party without the prior written consent of the Majority Holders or the Holder Representative, such consent not to be unreasonably withheld, conditioned or delayed.

Illumina may not merge or consolidate with or into any other person, or sell or convey all of its assets to any person (other than a wholly owned subsidiary of Illumina), unless (i) Illumina is the continuing person, or the successor person or the person which acquires by sale or conveyance all the assets of Illumina (including the shares of GRAIL) is a person organized under the laws of the United

States of America or any state thereof and expressly assumes by an instrument supplemental to the CVR Agreement, executed and delivered to the trustee (with a mandatory copy to the Holder Representative), in form satisfactory to the trustee, the due and punctual payment of the CVRs, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the CVR Agreement to be performed or observed by Illumina and (ii) Parent or such successor person shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

Except as otherwise provided in the paragraph above or in a Minority Transaction, Illumina and its subsidiaries may not consummate a disposition of their respective rights in and to Applicable Products to any third party (including the sale of substantially all, but not all, the assets of Illumina), except in a bona fide transaction and unless Illumina obtains the agreement of the transferee to (i) (x) at all times after any such disposition, include such Applicable Products (or services or other assets and rights included in such disposition, if applicable) in the calculation of Covered Revenues, in accordance with the terms under the CVR Agreement (with the transferee substituted for Illumina as necessary) as if such transferee was Illumina and (y) include in the contract for such disposition appropriate provisions for such treatment and a requirement that the transferee comply with the covenants described in this paragraph to the same extent as Illumina, and (ii) adjust the annual threshold dollar amount with respect to Covered Revenues Payments as agreed upon by Illumina and the Holder Representative as a result of such transaction to apportion such thresholds between the portion of the business retained by Illumina and its subsidiaries and the portion of the business attributable to the Applicable Products (and services and such other assets and rights, if applicable) acquired by the transferee (which apportionment shall be based on the relative percentage of projected Covered Revenues transferred and the percentage of projected Covered Revenues retained for the period from the Closing to the End Date) (any transaction in which the transferee agrees to such inclusions, a “Specified Asset Sale”). The restrictions described in this paragraph do not apply to (A) sales of products or services made by Illumina or its wholly owned subsidiaries or (B) ordinary course licensing arrangements between Illumina and its subsidiaries, on the one hand, and third party licensees, on the other hand, in each case of clauses (A) and (B) in the ordinary course of business and which are taken into account in the calculation of Net Sales in accordance with the terms of the CVR Agreement. If any transaction covered by this paragraph also involves the disposition of assets or other rights other than Applicable Products, any commercial arrangement between Illumina or any of its affiliates, on the one hand, and the acquirer or any affiliate of the acquirer on the other hand, or any other consideration paid or deemed paid by Illumina to the transferee in such disposition, then the consideration allocated to the Applicable Products, assets or other rights included in Covered Revenues will be calculated based on their actual value in proportion to the aggregate value of such Applicable Products, assets or other rights taking into account the value of all components of such transaction. If a product or service that was a product or service of Illumina and its subsidiaries included within Covered Revenues as a result of the application of the final sentence of the definition of “Field” and does not generate Covered Revenues on a standalone basis (such product or service, a “Bundled Product or Service”) ceases to be a Bundled Product or Service, then effective as of the date on which such product or service ceases to be a Bundled Product or Service, it will not be an Applicable Product for purposes of the provisions described in this paragraph for so long as it is not a Bundled Product or Service and does not and would not generate Covered Revenues on a standalone basis.

“Applicable Percentage” means, as of a specified date, (a) a percentage equal to 30% (measured by the projected Covered Revenues of Applicable Products of Illumina and its subsidiaries for the period from such specified date through the End Date) less (b) the percentage of projected Covered Revenues of Applicable Products of Illumina and its subsidiaries that have been sold, transferred, conveyed, leased, exclusively licensed (or licensed pursuant to another licensing arrangement or arrangements involving intellectual property that operate to transfer a substantial portion of the value of such intellectual property) or otherwise disposed of in connection with prior Minority Transactions (measured in accordance with the immediately foregoing clause (a) as of the date of such disposition).

“Applicable Products” means the products referred to in clauses (a), (b) and (e) of the definition of Covered Revenues. If a product that was a Bundled Product or Service ceases to be a Bundled Product or Service, then effective as of the date on which such product ceases to be a Bundled Product or Service, it will not be an Applicable Product for any purpose under the CVR Agreement for so long as it is not a Bundled Product or Service and does not and would not generate Covered Revenues on a standalone basis.

“Minority Transaction” means any bona fide disposition of (a) the rights in and to any Applicable Products of Illumina and its subsidiaries that generated less than the Applicable Percentage as of the consummation of such transaction, or (b) any immaterial non-product assets, in each case, to any third party. For purposes of the provision described in the immediately preceding clause (a), no disposition (or series of related dispositions) of Applicable Products of Illumina or its subsidiaries that would cause the Applicable Percentage to be less than 10%, or during any period that the Applicable Percentage is less than 10%, will be deemed a Minority Transaction under such provision if such disposition would cause the Applicable Percentage to decrease by 5% or more, unless the Holder Representative provides its prior written consent to treat such disposition as a Minority Transaction. A Minority Transaction will not include (A) sales of products or services made by Illumina or its wholly owned subsidiaries or (B) ordinary course licensing arrangements between Illumina and its subsidiaries, on the one hand, and third party licensees, on the other hand, in each case of clauses (A) and (B) in the ordinary course of business and which are taken into account in the calculation of Net Sales in accordance with the terms of the CVR Agreement.

Payment Dates

Within 60 days following the end of any quarterly measuring period, Illumina will be required to provide a Covered Revenues Statement with respect to such quarterly measuring period. The Covered Revenues Payments, if any, will be paid 15 days after delivery of such Covered Revenues Statement.

Amounts payable by Illumina in respect of the CVRs will be considered paid on the date due if on such date the trustee or the paying agent holds money sufficient to pay all such amounts then due in accordance with the CVR Agreement. Each of the surviving company, Illumina (or any of its affiliates), the trustee or the paying agent will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the CVR Agreement or the Merger Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign tax law or any other law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for purposes of the CVR Agreement and the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made. The consent of the holders of the CVRs will not be required for any such withholding.

Issuance of CVRs

The CVRs will be issued in connection with the Closing, upon surrender of a certificate (or an affidavit of loss in lieu thereof, and, if required by Illumina, an indemnity agreement) or book-entry share, to GRAIL stockholders in respect of the number of shares of GRAIL Stock such stockholder elected to receive the CVR Consideration or GRAIL stockholders who do not make a valid election (see “The Merger Agreement—Consideration; Effect of the Transaction on Capital Stock—Election Procedures” and “The Merger Agreement— Exchange Procedures” for more information). The number of CVRs to be issued will be calculated in accordance with the Merger Agreement. The CVRs may be issued in certificated or uncertificated form.

The CVR Agreement provides for authentication of the CVR certificates by the trustee upon execution and delivery of such CVRs pursuant to the CVR Agreement, as applicable.

Transferability of CVRs; Listing

The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer (as defined below) in compliance with applicable United States federal and state securities laws.

“Permitted Transfer” means (a) a transfer by a holder of all, but not less than all, CVRs held by such holder to a single transferee, (b) a transfer by a holder of any or all of the CVRs held by such holder to a single transferee, provided that such transfer does not result in such holder or such transferee holding less than 0.5% of the total number of CVRs then outstanding or (c) a transfer in which a holder, at such holder’s option, abandons all of such holder’s remaining rights in a CVR by transferring such CVR to Illumina or any of its affiliates without consideration therefor or a transfer in which Illumina or any of its affiliates acquires any CVRs from the holders, in private transactions or otherwise. Any transfer that results in a number of holders that would require the registration of the CVRs as a class of equity securities under the Exchange Act will be deemed to not be a Permitted Transfer.

The CVR Agreement does not require the CVRs to be listed on a securities exchange.

Reporting Obligations

The CVR Agreement provides that, if not filed with the SEC’s EDGAR filing system (or any successor system), Illumina will file with the trustee (with a mandatory copy to the Holder Representative):

(a)

within 15 days after Illumina is required to file the same with the SEC, copies of the annual reports filed on Form 10-K and quarterly reports filed on Form 10-Q and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Illumina is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act;

(b)

if Illumina is not required to file periodic reports under Section 13 or 15(d) of the Exchange Act, within 45 days after each calendar quarter of Illumina (other than the last quarter of each calendar year), quarterly financial information and, within 90 days after each calendar year of Illumina, annual financial information that would be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations (provided that Illumina also delivers with, or includes within, the annual and quarterly reports referred to in the paragraph above and this paragraph the amount of Covered Revenues for the annual or quarterly period to date (as applicable)); and

(c)

such additional information, documents and reports with respect to compliance by Illumina with the conditions and covenants of the CVR Agreement as may be required from time to time by the rules and regulations of the SEC.

The CVR Agreement provides that, if not filed with the SEC’s EDGAR filing system (or any successor system), Illumina will make available to the holders of the CVR on Illumina’s website as of an even date with the filing of such materials with the trustee, the information, documents and reports required to be filed by Illumina pursuant to the above clauses (a) to (c).

The CVR Agreement also provides that Illumina will file with the trustee (with a mandatory copy to the Holder Representative), within 60 days following the end of any quarterly measuring period, a Covered Revenues Statement with respect to such quarterly period (which Covered Revenues Statements will be treated as confidential information pursuant to the terms of the CVR Agreement, and no public filing of such Covered Revenues Statements will be required pursuant to the CVR Agreement).

“Covered Revenues Statement” means, with respect to each quarterly measuring period, the written statement of Illumina, certified by the Chief Financial Officer of Illumina and setting forth the calculation of the Covered Revenues Payments due, if any, and identifying any Covered Product and Service, if applicable, in respect of the applicable quarterly measuring period in accordance with the CVR Agreement, including (a) for any Covered Products and Services for all countries in the aggregate, (x) the aggregate gross amount invoiced or otherwise charged for the sale and distribution of such Covered Products and Services by Illumina and its subsidiaries to third parties (other than Illumina or its affiliates) during the applicable period and (y) an itemized calculation of Net Sales for such Covered Products and Services showing deductions for such quarterly measuring period provided for in accordance with the definition of Net Sales and (b) to the extent that any Covered Revenue for an applicable period is recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars.

Audits

Upon the written request of the Holder Representative or the Majority Holders, as the case may be (the “Requesting Party”), provided to Illumina within 120 days following the date on which Illumina delivers the Covered Revenues Statement for the last quarter in a fiscal year (the “Review Request Period”), Illumina will be required to permit, and will be required to cause its subsidiaries to permit, an independent certified public accounting firm of nationally recognized standing selected by the Requesting Party and Illumina (failing agreement on which each shall designate an independent public accounting firm of its own selection, which firms shall in turn appoint an independent public accounting firm for such purpose) (the “Independent Accountant”) to have access during normal business hours to such of the records of Illumina as may be reasonably necessary to verify the accuracy of any Covered Revenues Statements delivered with respect to the Threshold Measuring Period most recently ended and the figures underlying the calculations set forth therein for any period within such Threshold Measuring Period, and subject to customary confidentiality provisions. If the Requesting Party is not the Holder Representative, the Requesting Party will provide concurrent copies to the Holder Representative of all material communications and documents provided by the Requesting Party to Illumina, or provided by Illumina to the Requesting Party, in each case pursuant to the terms of the CVR Agreement. Illumina will be required to pay, or cause to be paid, the fees charged by the Independent Accountant; provided, that, in the event that the Independent Accountant determines that the Covered Revenues included in the Covered Revenues Statements is either at least 95.5% of the Covered Revenues that should have been included in the Covered Revenues Statement or within $10,000,000 of the Covered Revenues that should have been included in the Covered Revenues Statement, the holders of the CVRs will be required to pay, or cause to be paid, the fees charged by such Independent Accountant, which amount Illumina may deduct from any future payments payable to holders of the CVR pursuant to the CVR Agreement. The Independent Accountant, acting as an expert and not as an arbitrator, will be charged to come to a final determination as promptly as practicable (and in any event within 30 days) with respect to those specific items in the applicable Covered Revenues Statement that the Requesting Party and Illumina disagree on and submit to it for resolution, and the scope of the disputes to be resolved by the Independent Accountant will be limited to such specific items. If issues are submitted to the Independent Accountant for resolution, Illumina will be required to, and will be required to cause its subsidiaries to, furnish to the Independent Accountant such access, work papers and other documents and information related to those disputed issues as the Independent Accountant may request and as are available to Illumina and subject to customary confidentiality provisions. The Independent Accountant will disclose to the Requesting Party the amounts that the Independent Accountant believes to be due and payable by Illumina and details concerning any discrepancy from the amount paid and the amount due, and will disclose no other information revealed in such audit. The Independent Accountant will provide Illumina with a copy of all disclosures made to the Requesting Party.

During the Review Request Period, the Requesting Party may also provide notice in writing to Illumina challenging Illumina’s determination that a given activity does not generate Covered Revenue recognized in any quarterly measuring period for which any Covered Revenues Statement has been delivered with respect to the Threshold Measuring Period most recently ended, which notice will (i) identify in reasonable detail why the Requesting Party believes such activity generated Covered Revenue recognized in such quarterly measuring period, including identifying the activity and the clause of Covered Revenue at issue (the “Specified Dispute”), including with respect to challenges regarding intellectual property, identifying in reasonable detail the item(s) of intellectual property at issue and alleged infringing items, and (ii) propose a relevant subject matter expert of nationally recognized standing to be appointed to resolve the Specified Dispute pursuant to the terms of the provisions described in this paragraph. Within 10 business days of the receipt of such notice, Illumina may either accept the appointment of such expert or may propose in writing to the Requesting Party a different independent relevant subject matter expert of nationally recognized standing. For the next 15 business days thereafter, Illumina and the Requesting Party will discuss the selection of such expert and failing agreement, the experts proposed by Illumina and the Requesting Party will in turn appoint an independent relevant subject matter expert to resolve such dispute pursuant to the terms of the provisions described in this paragraph (the “Subject Matter Expert”), which expert shall be selected no later than the end of such 15-business day period. Within one month after the appointment of the Subject Matter Expert, each of Illumina and the Requesting Party will be required to submit in writing to the Subject Matter Expert its arguments regarding the Specified Dispute. The Subject Matter Expert, acting as an expert and not as an arbitrator, will be charged to come to a final determination with respect to the Specified Dispute as promptly as practicable (and in any event within one month) by adopting the position of either Illumina or the Requesting Party. The Subject Matter Expert will not be permitted to make any determination other than adopting the position of either Illumina or the Requesting Party, and the scope of the disputes to be resolved by the Subject Matter Expert will be limited to the Specified Dispute. Illumina will be required to permit, and will be required to cause its subsidiaries to permit, the Subject Matter Expert to have access during normal business hours to such of the records of Illumina as may be reasonably necessary to resolve the Specified Dispute, subject to customary confidentiality provisions. Illumina will be required to pay, or cause to be paid, the fees charged by the Subject Matter Expert; provided, that, in the event that the Subject Matter Expert determines that the Covered Revenues included in the Covered Revenues Statements is either at least 95.5% of the Covered Revenues that should have been included in the Covered Revenues Statement or within $10 million of the Covered Revenues that should have been included in the Covered Revenues Statement, the holders of the CVRs will be required to pay, or cause to be paid, the fees charged by such Subject Matter Expert, which amount Illumina may deduct from any future payments payable to holders of the CVRs pursuant to the CVR Agreement. Illumina will be required to, and will be required to cause its subsidiaries to, furnish to the Subject Matter Expert such reasonable access, work papers and other documents and information related to disputed issues as the Subject Matter Expert may request and as are available to Illumina, and subject to customary confidentiality provisions. The Subject Matter Expert will disclose to the Requesting Party only the amounts that the Subject Matter Expert believes to be due and payable by Illumina, details concerning any discrepancy from the amount paid and the amount due, and will disclose no other information revealed in such audit. The Subject Matter Expert will provide Illumina with a copy of all disclosures made to the Requesting Party.

Only one, and not both, of the Holder Representative or the Majority Holders may provide notice requesting an audit pursuant to the above paragraphs during each Review Request Period.

“Majority Holders” means, at the time of determination, holders of the CVRs (other than Illumina and its affiliates and their respective successors) of at least a majority of the outstanding CVRs held by holders of the CVRs (other than Illumina and its affiliates and their respective successors).

Certain Covenants

During the term of the CVR Agreement, Illumina has agreed to operate its business and its subsidiaries’ businesses in good faith and not take any action, and has agreed to cause its subsidiaries not to take any action, for the primary purpose of avoiding or reducing the amount of the Covered Revenues Payments payable to the holders of CVRs.

So long as any of the CVRs remain outstanding, Illumina has also agreed not to enter into any binding agreement, arrangement or understanding, which would, or would reasonably be expected to, delay or prevent Illumina’s ability to timely make any Covered Revenues Payment that becomes due under the CVR Agreement.

In addition, Illumina has agreed to use, and has agreed to cause its subsidiaries to use, Diligent Efforts to obtain regulatory approval and clearance for the Existing Products (as defined below). Such obligation to use Diligent Efforts will terminate upon the earlier of (i) the End Date and (ii) such time as the data generated in an appropriate clinical trial does not support further development of such product. Illumina has agreed to use, and has agreed to cause its subsidiaries to use, Diligent Efforts to sell and commercialize products of Illumina and its subsidiaries that are included in the definition of Covered Products and Services, in each case in the Field utilizing any Methylation-based Technology; provided, however, that such obligation to use Diligent Efforts will terminate upon the End Date.

Illumina may make decisions regarding the operation of the businesses of Illumina and its subsidiaries, including the investment and allocation of resources, on the basis of the strategic objectives of Illumina and its affiliates taking into account any relevant factors (including technical, commercial, legal, scientific and/or medical factors), which decisions may adversely affect the amount of Covered Revenues Payments payable to the holders of the CVRs, and it is Illumina’s present intention to operate the GRAIL business as a stand-alone division within Illumina and Illumina may in its discretion develop, package, distribute and sell products and services separately. Illumina may, in each case, take such actions so long as such actions taken or not taken do not conflict with or breach the provisions of the CVR Agreement, including the above paragraphs in this section.

“Diligent Efforts” means, with respect to any product or service, efforts of a person to perform diligently its obligations using such effort and employing such resources normally used by such person in the exercise of its commercially reasonable business discretion relating to the research, development or commercialization of a product or service, that is of similar market potential at a similar stage in its development or product life, taking into account issues of market exclusivity (including patent coverage, regulatory and other exclusivity), safety and efficacy, product profile, the competitiveness of alternate products or services in the marketplace or under development, the launch or sales of a similar product or service by such person or third parties, the regulatory structure involved and likelihood of obtaining regulatory approval or clearance, the profitability of the applicable product or service (including pricing and reimbursement status achieved) and other relevant factors, including technical, commercial, legal, scientific and/or medical factors. Factors beyond the reasonable control of a person, including regulatory delays, safety findings, unforeseen technical challenges, the failure of a product or service to meet necessary scientific or regulatory endpoints, and force majeure events will be taken into account when evaluating whether a person’s efforts for purposes of the CVR Agreement constitute Diligent Efforts.

“Existing Products” means all products referred to in clauses (a), (b) and (e) in the definition of Covered Revenues as in existence as of the Closing Date, to the extent regulatory approval and clearance is applicable, including Galleri multi-cancer early detection test, DAC diagnostic aid for cancer test and the Minimal Residual Disease Test.

Events of Default

Each one of the following events is an “Event of Default” under the CVR Agreement:

(a)

default in the payment of all or any part of any Covered Revenues Payment after a period of 10 business days after such Covered Revenues Payment shall become due and payable on a payment date or otherwise;

(b)

material default in the performance, or breach in any material respect, of any covenant or warranty of Illumina in respect of the CVRs (other than a covenant or warranty in respect of the CVRs, a default in whose performance or whose breach is described elsewhere in the provisions described in this section), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to Illumina by the trustee or to Illumina and the trustee by the Majority Holders, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the CVR Agreement;

(c)

a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Illumina in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Illumina or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

(d)

Illumina shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Illumina or for any substantial part of its property, or make any general assignment for the benefit of creditors.

Except where authorization and/or appearance of each of the holders of the CVRs is required by applicable law, if an Event of Default described above occurs and is continuing, then, and in each and every such case, either the trustee or the trustee upon the written request of the Majority Holders by notice in writing to Illumina (and to the trustee if given by the Majority Holders), shall bring suit to protect the rights of the holders of the CVR, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at a default rate as set forth in the CVR Agreement until payment is made to the trustee.

The foregoing provisions of this section, however, are subject to the condition that if, at any time after the trustee shall have begun such suit, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, Illumina shall pay or shall deposit with the trustee a sum sufficient to pay all amounts which shall have become due (with interest upon such overdue amount at a default rate as set forth in the CVR Agreement to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the trustee, and if any and all Events of Default under the CVR Agreement shall have been cured, waived or otherwise remedied, then and in every such case the Majority Holders, by written notice to Illumina and to the trustee, may waive all defaults with respect to the CVRs, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereof.

Illumina has agreed to file with the trustee (with a mandatory copy to the Holder Representative) written notice of the occurrence of any event or condition which is, or with notice or lapse of time or both would become, an Event of Default or any Event of Default under the CVR Agreement within five business days of its becoming aware of any such event, condition or Event of Default.

The trustee may withhold notice from holders of CVRs of defaults under the CVR Agreement, except for payment defaults, if the trustee in good faith determines that the withholding of such notice is in the interests of the holders of CVRs.

No Restrictions on Purchases by Illumina and Affiliates

Illumina or any of its affiliates are permitted to offer to acquire and acquire the CVRs in private transactions or otherwise, in its sole discretion.

Registration and Transfers

Illumina will cause to be kept at the office of the trustee a register, in which, subject to such reasonable regulations as it may prescribe, Illumina will provide for the registration and any permitted transfers of the CVRs.

Upon receipt of notice from the trustee of a request to transfer a CVR, subject to the requirements set forth in the CVR Agreement, Illumina will determine, in good faith, whether the transfer complies with the terms and conditions of the CVR Agreement, and if it determines that it does so comply, Illumina will instruct the trustee or CVR registrar, as applicable, to effect the transfer in accordance with the CVR Agreement.

If Illumina determines in good faith that the proposed transfer does not comply with the terms and conditions of the CVR Agreement, Illumina will provide the trustee with written notice of such determination, which notice will include, in reasonable detail, the rationale for such determination, including the provisions of the CVR Agreement with which the proposed transfer does not comply.

Illumina and the trustee may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer or exchange of CVRs.

A holder of the CVRs may make a written request to the trustee to convert their CVRs from uncertificated form to certificated form or from certificated form to uncertificated form, which request must be duly executed by such holder.

Amendment of CVR Agreement Without Consent of Holders of the CVRs

Without the consent of any holder of the CVRs, Illumina and the trustee may amend the CVR Agreement for any of the following purposes:

(a)	to convey, transfer, assign, mortgage or pledge to the trustee, as security for the CVRs, any property or assets;

(b)	to evidence the succession of another person to Illumina, and the assumption by any such successor of the covenants of Illumina in the CVR Agreement and in the CVRs;

(c)

to add to the covenants of Illumina such further covenants, restrictions, conditions or provisions as its board of directors and the trustee shall consider to be for the protection of the holders of the CVRs, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the CVR Agreement as herein set forth; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the Majority Holders to waive such an event of default;

(d)

to cure any ambiguity, or to correct or supplement any provision in the CVR Agreement or in the CVRs which may be defective or inconsistent with any other provision herein; provided that such provisions shall not materially reduce the benefits of the CVR Agreement or the CVRs to the holders of the CVRs;

(e)	to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act, if applicable;

(f)	to make any other provisions with respect to matters or questions arising under the CVR Agreement; provided, that such provisions shall not adversely affect the interests of the holders of the CVRs;

(g)	to provide for uncertificated electronic book entry positions in addition to or in place of physical certificates to represent the CVRs; and

(h)	to make any change that does not adversely affect the interests of the holders of the CVRs.

Promptly following any such amendment of the CVR Agreement without the consent of the holders of the CVRs, the trustee will notify the holders of the CVRs and the Holder Representative of such amendment in accordance with the CVR Agreement, provided that any failure to so notify the holders of the CVRs will not, in itself, affect the validity of such amendment.

Amendment of CVR Agreement with Consent of Holders of the CVRs

With the consent of the Majority Holders, Illumina and the trustee may make other amendments to the CVR Agreement; provided, however, that no such amendment may, without the consent of the holder of each outstanding CVR affected thereby:

(a)

modify in a manner adverse to the holders of the CVRs any provision contained in the CVR Agreement with respect to the termination of the CVR Agreement or the CVRs or the time for payment and amount of any Covered Revenues Payment, or otherwise extend the time for payment of the CVRs or reduce the amounts payable in respect of the CVRs or modify any other payment term or payment date. Notwithstanding the foregoing, each holder of a CVR, by acceptance thereof, including any permitted transferee, consents to the optional redemption provisions described below;

(b)	reduce the number of CVRs, the consent of whose holders is required for any such amendment; or

(c)

modify any of the provisions of the CVR Agreement regarding amendments to the CVR Agreement, except to increase any such percentage or to provide that certain other provisions of the CVR Agreement cannot be modified or waived without the prior consent of the holder of each CVR affected by such modification or waiver.

Redemption Rights

Subject to certain notice requirements described below, Illumina may, at any time on and after the date on which the quotient obtained by dividing (1) the aggregate number of CVRs that are outstanding and have not been repurchased, acquired, redeemed or retired, or are not otherwise held, by Illumina by (2) (i) the Total Equity Count minus (ii) the sum, as of immediately prior to the Effective Time, of (a) the aggregate number of shares of GRAIL Class A Common Stock held by Illumina, (b) the aggregate number of shares of GRAIL Class A Common Stock issuable, in accordance with the GRAIL’s certificate of incorporation, upon conversion of all shares of GRAIL Class B Common Stock and GRAIL Preferred Stock, in each case, held by Illumina and (c) except as otherwise included in the foregoing clause (b), the aggregate number of shares of GRAIL Class A Common Stock issuable in respect of all outstanding options and other direct or indirect rights to acquire shares of GRAIL Class A Common Stock or securities ultimately convertible into or exchangeable for shares of GRAIL Class A Common Stock, in each case, held by Illumina, is equal to or less than 0.1 (the “Redemption Eligibility Date”), optionally redeem all (but not less than all) of the outstanding CVRs at the Redemption Price (as defined below).

In order to optionally redeem the CVRs, Illumina must notify the trustee (with a mandatory copy to the Holder Representative) at least 45 days (unless a shorter period shall be agreed to by the trustee) but not more than 60 days prior to the redemption date (but in any event at least 15 days prior to the date on which notice provided to the holders of the CVRs pursuant to the paragraph below is required to be sent) with an officer’s certificate to the trustee including (1) the clause of the CVR Agreement pursuant to which the redemption shall occur, (2) the redemption date, (3) the amount of CVRs to be redeemed and (4) the Redemption Price.

In order to optionally redeem the CVRs, Illumina must also give, at least 30 days but not more than 60 days before a redemption date, a notice of redemption to each holder of CVRs that are to be redeemed, which must identify the amount of CVRs to be redeemed and include:

(a)	the redemption date;

(b)	the Redemption Price;

(c)	the name and address of the paying agent;

(d)	a statement that the CVRs called for redemption must be surrendered to the paying agent to collect the Redemption Price;

(e)

a statement that, unless Illumina defaults in making such redemption payment, all right, title and interest in and to the CVRs and any Covered Revenues Payment or any other amounts due under the CVR Agreement, if any, on CVRs called for redemption ceases to accrue on and after the redemption date;

(f)	the clause of the CVR Agreement pursuant to which the CVRs called for redemption are being redeemed; and

(g)	a statement that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the CVRs.

“Redemption Price” means (i) the fair market value of a CVR as determined by an independent nationally recognized valuation firm mutually acceptable to Illumina and the Holder Representative, the expenses of which will be borne by Illumina or (ii) in the event that holders of the CVRs (other than Illumina and its affiliates and their respective successors) of more than 50% of outstanding CVRs accept a tender offer by Illumina or any of its affiliates that is undertaken by Illumina or any of its affiliates in connection with the redemption after the Redemption Eligibility Date, the price accepted in such tender offer.

Holder Representative

The holders of the CVRs (by their acceptance of the CVRs) will be deemed to have (i) acknowledged the rights and privileges of the Holder Representative set forth in the CVR Agreement and (ii) agreed that the Holder Representative is a third-party beneficiary of the CVR Agreement entitled to enforce the terms of the CVR, the CVR Agreement and Article X of the Merger Agreement against each of the holders. Each holder of the CVRs will agree that the Holder Representative has full power, authority and discretion, on behalf of each holder, to (a) interpret the terms and provisions of the CVR Agreement, (b) execute and deliver and receive deliveries of all agreements and other documents required or permitted to be given by it under the CVR Agreement, (c) receive service of process in connection with any claims under the CVR Agreement or any document or agreement in connection with the CVR Agreement, (d) agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and demand arbitration and comply with orders and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgement of the Holder Representative for the accomplishment of the foregoing, (e) give and receive notices and communications as provided under the CVR Agreement and (f) take all actions necessary or appropriate in the judgment of the Holder Representative on behalf of the holders in carrying out the provisions of the CVR Agreement applicable to the holders.

All actions taken by the Holder Representative under the CVR Agreement will be binding upon the holders of the CVRs and their successors as if expressly confirmed and ratified in writing by each of them. The Holder Representative will, in its capacity as such, have no liability to any holder with respect to actions taken or omitted to be taken in their capacity as the Holder Representative, except that the Holder Representative will be liable for its willful misconduct or actual fraud, as finally determined by a court of competent jurisdiction from which no further appeal may be taken. The Holder Representative will at all times be entitled to rely on any directions received from the Majority Holders, but the Holder Representative will not be required to follow any such direction, and will be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. At no cost to Illumina, GRAIL or the trustee, the Holder Representative will be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and the holders of the CVRs will agree by their acceptance of the CVRs that the Holder Representative will be entitled to (in the absence of bad faith on the part of the Holder Representative) conclusively rely on the opinions and advice of such persons.

The Holder Representative will be entitled to reimbursement from the holders of the CVRs for all reasonable expenses incurred or reasonably estimated to be incurred, disbursements and advances (including fees and disbursements of their counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and upon notice to the trustee, such reimbursement shall be paid to the Holder Representative in accordance with the CVR Agreement. The trustee (other than as provided in the CVR Agreement), Illumina, GRAIL and their respective affiliates will not be responsible for such reimbursement.

The Holder Representative will be entitled to indemnification from the holders of the CVRs against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those finally judicially determined to have directly arisen out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. Each of Illumina, the trustee and GRAIL will be able to rely conclusively (without liability) on any instructions given and actions taken by the Holder Representative as the instruction and decision of each holder in all matters applicable to such holder. No holder shall have any cause of action against Illumina, GRAIL or the trustee for any action taken by Illumina, GRAIL or the trustee in reliance upon the written instructions or decisions of the Holder Representative, or otherwise on account of payments or distributions made by or on behalf of Illumina or the trustee in accordance with the instructions of the Holder Representative. The Holder Representative may resign at any time upon 20 days’ prior written notice to Illumina and the trustee. In the event that the Holder Representative has resigned, the Majority Holders will promptly appoint a successor, subject to the prior written consent of Illumina (not to be unreasonably withheld, conditioned or delayed), and notify Illumina and the trustee thereof.

No amendment to these provisions that adversely affects the Holder Representative in any material respect with respect to its rights or obligations under the CVR Agreement prior to the effectiveness of such amendment will be effective without the Holder Representative’s prior written consent thereto.

Pursuant to the SRS Engagement Letter, an advisory committee to be comprised of three holders of the CVRs will, via majority vote, direct SRS in respect of (i) the Expense Fund and (ii) any actions on behalf of the holders of the CVRs that the Holder Representative is expressly permitted to take under the CVR Agreement.

SELLING INVESTOR SUPPORT AGREEMENT

The following section summarizes certain material provisions of the Selling Investor Support Agreement, which is included in this consent solicitation statement/prospectus as Annex C and is incorporated by reference herein. The summary of the Selling Investor Support Agreement below and elsewhere in this consent solicitation statement/prospectus is qualified in its entirety by reference to the Selling Investor Support Agreement. This summary does not purport to be complete and may not provide all of the information about the Selling Investor Support Agreement that might be important to you. This section is not intended to provide you with any factual information about GRAIL. The rights and obligations of GRAIL are governed by the Selling Investor Support Agreement and not by this summary or any other information contained in or incorporated by reference into this consent solicitation statement/prospectus. GRAIL stockholders are urged to read the Selling Investor Support Agreement carefully and in its entirety, as well as this consent solicitation statement/prospectus and the information incorporated by reference into this consent solicitation statement/prospectus.

Subsequent to the execution of the Merger Agreement, the Selling Investors, including Illumina in its capacity as a stockholder of GRAIL, entered into the Selling Investor Support Agreement. Pursuant to the Selling Investor Support Agreement, each of the Selling Investors has agreed, promptly (and in any event within five business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving and adopting the Merger Agreement and approving the Transaction, including the Mergers and related matters with respect to all of its shares of GRAIL Stock entitled to act by written consent with respect thereto.

Each Selling Investor has also irrevocably and unconditionally agreed, among other things, that it will vote or cause to be voted (including by written consent) all of its shares of GRAIL Stock against (a) any Competing Proposal, (b) any amendment of GRAIL’s organizational documents which would prevent or materially delay the consummation of the Transaction and (c) any other action, agreement or transaction involving GRAIL that would reasonably be expected to prevent or materially delay the consummation of the Transaction. Under the Selling Investor Support Agreement, each Selling Investor will be required to deliver its written consent even if the GRAIL Board changes the GRAIL Recommendation. Any attempt by any Selling Investor to utilize the voting power of its shares of GRAIL Stock in contravention of the Selling Investor Support Agreement will be null and void. Under the Selling Investor Support Agreement, each Selling Investor has irrevocably granted to, and appointed, Illumina as such Selling Investor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Selling Investor, to vote such Selling Investor’s shares of GRAIL Stock, or execute a written consent or grant approval in respect of such shares of GRAIL Stock, subject to certain terms and conditions.

The Selling Investor Support Agreement contains customary provisions restricting the Selling Investors from transferring their shares of GRAIL Stock prior to the earlier of the consummation of the Transaction or the termination of the Merger Agreement, subject to limited exceptions, and from soliciting any Competing Proposal. In addition, pursuant to the Selling Investor Support Agreement, each Selling Investor agreed to waive any appraisal or dissenters’ rights, including under Section 262 of the DGCL, and any right of first refusal, right of first offer, right of first negotiation, right restricting share transfers, redemption right, co-sale right, registration right, preemptive right and other similar rights, that may be applicable to, or triggered by, the Transaction.

Under the Selling Investor Support Agreement, each Selling Investor further agreed to execute and deliver the Drag-Along Consent to exercise their contractual “drag-along” right pursuant to the GRAIL Voting Agreement. Further, the Selling Investors consented, pursuant to the Drag-Along Consent, to the appointment of Illumina as the Selling Investors’ designee to hold and have the sole power to exercise, on behalf of all GRAIL stockholders party to the GRAIL Voting Agreement, the proxy and power of attorney contemplated by the GRAIL Voting Agreement in connection with the Transaction.

Following the execution of the Drag-Along Consent by the Selling Investors, which occurred simultaneously with the execution of the Selling Investor Support Agreement, GRAIL stockholders that are party to the GRAIL Voting Agreement became obligated thereunder to, among other things, (i) vote all shares of GRAIL Stock held by such party in favor of, and to adopt, the Transaction and in opposition to any and all other proposals that could delay or impair GRAIL’s ability to consummate the Transaction, (ii) execute and deliver all related documentation and take such other action in support of the Transaction as reasonably requested by GRAIL or the Selling Investors, subject to the terms and conditions set forth in the GRAIL Voting Agreement, and (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Transaction, subject to certain exceptions.

The Selling Investor Support Agreement will terminate and will have no further force or effect with respect to a Selling Investor upon the termination of the Merger Agreement in accordance with its terms; however, certain provisions will terminate and have no further force or effect as of the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement, and certain other provisions will survive the termination of the Merger Agreement.

As of January 31, 2021, the GRAIL stockholders party to the GRAIL Voting Agreement that are subject to the drag-along obligation therein, together with the Selling Investors, collectively held 96.0% of the total voting power of GRAIL Stock, voting together as a single class, and 100.0% of GRAIL Preferred Stock. Accordingly, the execution and delivery of written consents by such GRAIL stockholders will constitute the GRAIL Stockholder Approvals, and therefore, GRAIL expects to receive a number of written consents sufficient to satisfy such approvals.

INTERESTS OF GRAIL’S DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTION

In considering the information described in this consent solicitation statement/prospectus, you should be aware that GRAIL’s executive officers and directors may have economic interests in the Transaction that are or were different from, or in addition to, those of GRAIL’s stockholders generally and that may create potential conflicts of interest. The GRAIL Board was aware of and considered those interests, among other matters, in reaching its decision to approve the Merger Agreement and the Transaction.

Set forth below are the descriptions of the GRAIL directors’ and executive officers’ interests in the Transaction including, but not limited to, the right of such persons to receive shares of Illumina Common Stock, cash, CVRs and new Illumina equity-based awards in respect of their GRAIL Equity Awards, such persons’ rights to certain severance protections and other rights under their respective offer letters with GRAIL, and the indemnification of current and former GRAIL directors and officers by GRAIL after completion of the Transaction. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only, and they do not necessarily reflect the dates on which certain events will occur. In addition to the interests described below in this section, the executive officers of GRAIL may be eligible to receive some of the generally applicable benefits described in “The Merger Agreement—Covenants and Agreements—Employee Matters” elsewhere in this consent solicitation statement/prospectus. Former directors or executive officers of GRAIL who served in such positions at any time on or after January 1, 2019 are not reflected in the disclosure below because such individuals do not have any interests in the Transaction other than those of GRAIL’s stockholders generally.

Accelerated Vesting of Outstanding GRAIL Equity Awards Held by Directors and Executive Officers

Any GRAIL Equity Award (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time, including any such equity award (or portion thereof) that vests as a result of the accelerated vesting described below, will be cancelled in exchange for the right to receive an amount in cash, Illumina Common Stock and, if applicable, a number of CVRs in respect of such GRAIL Equity Award (or portion thereof), as described further below. Any GRAIL Equity Award (or portion thereof) that remains unvested following the application of the accelerated vesting described above will, immediately prior to the Effective Time, be cancelled in exchange for the right to receive an adjusted equity award covering Illumina Common Stock and, if applicable, a number of CVRs, in any case, as set forth in and pursuant to the Merger Agreement and as described further below. The general treatment of GRAIL Equity Awards in the First Merger, including such awards held by GRAIL’s directors and executive officers, is described under the section entitled “Summary—Treatment of GRAIL Equity Awards” elsewhere in this consent solicitation statement/prospectus.

Immediately prior to and contingent on the Effective Time, pursuant to the Merger Agreement, each service-based GRAIL Equity Award that is unvested as of immediately prior to the Effective Time will vest as to the number of options, shares or units, as applicable, that would have vested under such GRAIL Equity Award on or prior to the third anniversary of the Effective Time if the holder of such service-based GRAIL Equity Award remained in continued employment or service, as applicable, with GRAIL through such third anniversary, with such accelerated vesting applied first to the options, shares or units (as applicable) that have the longest remaining vesting periods (i.e., in reverse chronological order).

Immediately prior to and contingent on the Effective Time, pursuant to the Merger Agreement, each performance-based GRAIL Equity Award that is unvested as of immediately prior to the Effective Time will vest as to the number of options, shares or units, as applicable, that would have vested based on achievement of the performance-based vesting criteria applicable to such performance-based GRAIL Equity Award as follows:

•

If the applicable performance objective cannot, by its terms, be attained following the Effective Time (by way of example only, a GRAIL Equity Award that vests in full upon an initial public offering of GRAIL Common Stock), 75% of the shares of GRAIL Common Stock that would otherwise vest upon the attainment of such performance objective shall vest immediately prior to the Effective Time and the remaining 25% of the total number of shares of GRAIL Common Stock under the GRAIL Equity Award will vest on the same schedule and subject to the same terms and conditions as applied immediately prior to the Effective Time except (i) the performance objective will no longer apply and (ii) any time-vesting applicable to the GRAIL Equity Award will be based on the schedule that applied to the 25% of the GRAIL Equity Award that would have vested first in time under the time-vesting schedule in place immediately prior to the Effective Time (such that the foregoing accelerated vesting applies to the latest-vesting portion of the award first, in reverse chronological order). For the avoidance of doubt, if no time-vesting schedule is provided for, then the award will vest in full.

•

If the applicable performance objective can, by its terms, be attained following the Effective Time, then: (i) immediately prior to the Effective Time, 75% of the total number of shares of GRAIL Common Stock under the GRAIL Equity Award that are subject to the performance objective will vest; and (ii) the remaining 25% of the total number of shares of GRAIL Common Stock under such GRAIL Equity Award that are subject to such performance objective will continue to vest on the same schedule and subject to the same terms that applied to such GRAIL Equity Award immediately prior to the Effective Time.

In addition, (i) pursuant to the applicable Board of Director offer letters by and between GRAIL and each of Messrs. Barron, Bishop and Ronaghi and Mmes. Foster, Friedman and Ho, the GRAIL Stock Options granted to these directors will, to the extent then unvested, vest in full upon the completion of the Merger, subject to the applicable director’s continued service on the Board of Directors through such date, and (ii) pursuant to the offer letter by and between GRAIL and Mr. Bishop, dated as of June 6, 2019, all of Mr. Bishop’s outstanding GRAIL RSUs will vest in full upon the completion of the Merger, subject to Mr. Bishop’s continued service with GRAIL through such time.

The first table below sets forth, as of immediately prior to the Effective Time, assuming the Effective Time occurs on July 4, 2021, (i) the number of options, restricted shares of GRAIL Common Stock or restricted stock units, as applicable, subject to GRAIL Equity Awards held by GRAIL’s directors and executive officers that have vested or will vest in connection with the Transaction (including, in the case of options only, options that vested and which remain unexercised as of January 31, 2021), and (ii) the number of shares of Illumina Common Stock and the amount of cash and, if applicable, the number of CVRs that will be paid or issued to such person(s) following the Effective Time in respect of such vested GRAIL Equity Awards.

The second table below sets forth the number of unvested options, restricted shares of GRAIL Common Stock or restricted stock units, as applicable, subject to GRAIL Equity Awards held by GRAIL’s directors and executive officers (after taking into account any vesting that will occur in connection with the Transaction) and which will be cancelled in exchange for the right to receive an adjusted equity award covering Illumina Common Stock and, if applicable, CVRs.

The shares of Illumina Common Stock, cash and CVRs shown in the tables below that may be received by GRAIL directors and executive officers in respect of the GRAIL Equity Awards have been estimated based on the following assumptions: (i) the exchange ratio is based on an Average Illumina Stock Price of $347 (the mid-point of the collar), (ii) as of immediately prior to the Effective Time, performance-based vesting conditions subject to outstanding and unvested performance-based GRAIL

Equity Awards remain unsatisfied at the Effective Time, (iii) each director and executive officer set forth in the table below remains in continuous employment or service with GRAIL through the Effective Time, and (iv) all directors and executive officers elect the CVR Consideration in respect of the vested portion of all of their GRAIL Equity Awards and the CVR Consideration Award Ratio in respect of the unvested portion of all of their GRAIL Equity Awards. In addition, the amounts shown in the tables below do not take into account any GRAIL Equity Awards that may be issued or granted after January 31, 2021.

The amounts shown in the tables below exclude any additional shares of Illumina Common Stock or cash that may be payable as part of the Alternative Consideration in respect of vested and unvested GRAIL Equity Awards, because such amounts cannot be estimated as of the date of mailing of this consent solicitation statement/prospectus.

Name	Number of Vested, Unexercised Stock Options(1)	Number of Vested RSUs(2)	Number of Vested Restricted Shares(3)	Shares of Illumina Common Stock to be Received	Cash to be Received	CVRs to be Received
Executive Officers
Hans E. Bishop	8,371,157	9,610,313	20,417	286,019	$64,714,201	18,001,887
Gautam K. Kollu	6,963,543	—	—	110,639	$16,696,393	6,963,543
Joshua J. Ofman, M.D., MSHS	6,455,400	371,747	—	108,472	$17,618,977	6,827,147
Marissa Lee Song	4,050,000	464,684	—	71,731	$12,152,986	4,514,684
Matthew P. Young	7,845,150	4,433,803	—	195,091	$38,707,727	12,278,953
Directors
Catherine J. Friedman	—	—	284,792	4,525	$1,278,057	284,792
Jeffrey T. Huber	—	—	—	—	—	—
Hal V. Barron, M.D.	—	—	120,417	1,913	$540,394	120,417
Min Cui, Ph.D.	—	—	—	—	—	—
Kaye Foster	150,000	—	—	2,383	$412,153	150,000
Maykin Ho, Ph.D.	—	—	33,542	533	$150,526	33,542
Richard Klausner, M.D.	3,110,000	—	—	49,413	$10,382,405	3,110,000
Robert Nelsen	—	—	—	—	—	—
William Rastetter, Ph.D.	—	—	40,105	637	$179,979	40,105
Mostafa Ronaghi, Ph.D.	70,000	—	—	1,112	$167,838	70,000

(1)

Includes all GRAIL Stock Options that have vested or that are expected to vest as of the consummation of the Merger, assuming no exercises of such Grail Stock Options prior to the consummation of the Merger, as described above under “—Accelerated Vesting in the Merger of Outstanding GRAIL Equity Awards Held by Directors and Executive Officers”.

(2)

Includes all GRAIL RSUs that are expected to vest as of the consummation of the Merger, as described above under “—Accelerated Vesting in the Merger of Outstanding GRAIL Equity Awards Held by Directors and Executive Officers”.

(3)

Includes all GRAIL Restricted Stock Awards that are expected to vest as of the consummation of the Merger, as described above under “—Accelerated Vesting in the Merger of Outstanding GRAIL Equity Awards Held by Directors and Executive Officers”. The restricted shares of GRAIL Common Stock subject to the GRAIL Restricted Stock Awards reflected in this column were issued to the applicable holder thereof in connection with the early exercise of GRAIL Stock Options.

Name	Number of Unvested Stock Options	Number of Unvested RSUs	Number of Unvested Restricted Shares	Illumina Stock Options to be Received	Illumina RSUs to be Received	Illumina Restricted Shares to be Received	CVRs to be Received
Executive Officers
Hans E. Bishop	—	—	—	—	—	—	—
Gautam K. Kollu	440,731	—	—	12,702	—	—	440,731
Joshua J. Ofman, M.D., MSHS	425,000	123,916	—	12,249	3,571	—	548,916
Marissa Lee Song	—	154,895	—	—	4,464	—	154,895
Matthew P. Young	871,650	170,384	—	25,122	4,911	—	1,042,034
Directors
Catherine J. Friedman	—	—	—	—	—	—	—
Jeffrey T. Huber	—	—	—	—	—	—	—
Hal V. Barron, M.D.	—	—	—	—	—	—	—
Min Cui, Ph.D.	—	—	—	—	—	—	—
Kaye Foster	—	—	—	—	—	—	—
Maykin Ho, Ph.D.	—	—	—	—	—	—	—
Richard Klausner, M.D.	350,000	—	—	10,087		—	350,000
Robert Nelsen	—	—	—	—	—	—	—
William Rastetter, Ph.D.	—	—	—	—	—	—	—
Mostafa Ronaghi, Ph.D.	—	—	—	—	—	—	—

Illumina Common Stock Held by GRAIL Directors and Other Relationships with Illumina

Dr. Rastetter holds of record or may be deemed to own beneficially shares of Illumina Common Stock separate from any shares of Illumina Common Stock he is entitled to receive as consideration in the Transaction.

Dr. Ronaghi is a member of the GRAIL Board and also served as Illumina’s Senior Vice President, Entrepreneurial Development. Dr. Ronaghi holds of record or may be deemed to own beneficially shares of Illumina Common Stock separate from any shares of Illumina Common Stock he is entitled to receive as consideration in the Transaction. Dr. Ronaghi recused himself from attendance and voting at any meeting (or part thereof) of the GRAIL Board which related to the proposed Transaction.

Executive Severance Arrangements

GRAIL has previously entered into employment agreements in the form of offer letters with each of its executive officers, which provide for (among other things) severance payments and certain benefits to be made in connection with qualifying terminations of employment, including certain terminations of employment that occur in connection with a change of control of GRAIL. The First Merger will constitute a “change of control” for purposes of each executive officer’s offer letter.

Under these offer letters, the change of control severance payments and benefits are generally structured as “double trigger” benefits (with the exception of certain equity award vesting under

Mr. Bishop’s offer letter, discussed above). In other words, the change in control does not itself trigger these payments and benefits, rather, the following amounts will be paid to the executives only if GRAIL or Illumina, as applicable, terminates the employment of the executive without “cause” or the executive terminates his or her employment for “good reason” (each, as defined in the applicable offer letter) during the 12 months (or, for Mr. Bishop, 24 months) after, or within the three months before, the change of control (in the case of Messrs. Kollu and Young and Ms. Song, three months before the announcement of a definitive agreement that would result in a change in control), subject to the executive signing a separation agreement that includes a general release of potential claims against GRAIL.

•	In the case of Mr. Bishop, he will be entitled to receive:

(1)

a lump-sum cash payment, payable on the 61st day following termination, equal to 24 months of his monthly base salary plus 200% of his target bonus, in each case, as in effect on the date of such termination;

(2)

a lump-sum cash payment, payable on the 61st day following termination, equal to his target bonus as in effect on the date of such termination (pro-rated for the number of days he was employed by GRAIL, the surviving company or Illumina, as applicable, during the year of such termination);

(3)	for up to 24 months following the date of such termination or such earlier date as he becomes eligible for coverage from another employer, employer-paid continued health care benefits under COBRA; and

(4)

full, accelerated vesting of all of his then-outstanding and unvested GRAIL Equity Awards, provided that if any such equity award expires or terminates within the three-month period prior to the change of control, then, upon such change of control he will be entitled to receive a cash amount equal to the value of the portion of the GRAIL Equity Award that accelerated or would have otherwise accelerated in accordance with the foregoing.

If Mr. Bishop’s employment is terminated without “cause” or for “good reason” after the 24-month period immediately following the change in control, or if Mr. Bishop’s employment is terminated due to his death or disability, in any case, he will be eligible to receive reduced severance payments and benefits compared to those described above.

•	In the cases of each of Messrs. Kollu, Ofman and Young and Ms. Song, each will be entitled to receive:

(1)

a lump-sum cash payment, payable on the 61st day following termination, equal to 12 months of his or her monthly base salary plus 100% of his or her target bonus, in each case, as in effect on the date of such termination;

(2)

for up to 12 months following the date of such termination or such earlier date as he or she becomes eligible for coverage from another employer, employer-paid continued health care benefits under COBRA; and

(3)

full, accelerated vesting of all of his or her then-outstanding and unvested GRAIL Equity Awards, with any performance-based equity awards vesting as if all applicable performance criteria were achieved at target levels.

If any such executive’s employment is terminated without “cause” or for “good reason” more than 12 months following the change in control, the executive will be eligible to receive reduced severance payments and benefits compared to those described above.

Huber Transition Agreement

GRAIL entered into a transition agreement with Jeffrey T. Huber on October 12, 2017, which was amended on August 27, 2020 (as amended, the “Transition Agreement”). Under the Transition Agreement, Mr. Huber is eligible to receive an incentive award with a total value of up to $78 million, which may be earned in four equal installments of $19.5 million based on GRAIL’s attainment of specified net revenue targets, subject to Mr. Huber’s continued service on the GRAIL Board through the applicable vesting date. The incentive award installments, to the extent earned, are payable in cash or shares of GRAIL Stock at GRAIL’s election, provided that after the Effective Time, the installments will be payable in cash or shares of Illumina Common Stock at Illumina’s election.

In the event of a “change in control” (as defined in the Transition Agreement), the incentive award will remain outstanding and eligible to vest as set forth in the Transition Agreement. In addition, following a change in control of GRAIL, (i) GRAIL will provide Mr. Huber a detailed explanation of any revenues that were excluded from net revenue for purposes of determining whether a portion of the incentive award was earned, and (ii) at Mr. Huber’s expense, not more often than once every four quarters, have a certified public accountant audit the financial records of GRAIL (or its successor), to determine the net revenue for any and all fiscal quarters not been previously audited by Mr. Huber. If any such audit reveals that net revenue has been understated by more than 5% for any quarter, GRAIL or its successor will promptly pay the reasonable fees and expenses of Mr. Huber’s accountant in performing the audit.

If Mr. Huber’s service on the GRAIL Board is terminated, Mr. Huber will forfeit any then-unearned portion of the incentive award; except that, if Mr. Huber’s service is terminated by GRAIL without “cause” (as defined in the Transition Agreement) or due to Mr. Huber’s death, disability or inability to stand for reelection to the GRAIL Board, the incentive award will remain outstanding and eligible to vest until August 27, 2030.

Other Compensation Arrangements

Pursuant to the GRAIL Disclosure Letter, GRAIL is permitted to establish a pre-closing retention program under which all GRAIL employees, including executive officers, are eligible to receive awards. As of the date of mailing of this consent solicitation statement/prospectus, no awards under the retention program have been granted to GRAIL executive officers.

Illumina and GRAIL have commenced an integration planning process that would, among other things, determine the employment status of GRAIL’s executive officers following the Effective Time. Additional decisions regarding these individuals are expected to be made closer to, or after, the Closing.

Directors’ and Officers’ Indemnification and Insurance

Illumina has agreed to cause the surviving company, to the fullest extent permitted by the DGCL, to honor all rights to indemnification, advancement of expenses and exculpation from liabilities existing in favor of the current or former directors or officers of GRAIL or its subsidiaries at or prior to the Effective Time for acts or omissions occurring at or prior to the Effective Time, as such indemnification provisions are provided for in the GRAIL Certificate or the GRAIL Bylaws or indemnification agreements between GRAIL and such individuals. Such obligations will survive the Transaction.

Subject to certain limitations, Illumina will obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each person currently covered by

GRAIL’s directors’ and officers’ liability insurance policies, on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on September 20, 2020; provided, however, that in no event shall the surviving company be required to expend an aggregate amount in excess of 300% of the last annual premium paid by the GRAIL for such insurance.

In the event that the surviving company or any of its respective successors or assigns (i) consolidates with or merges into any other person and ceases to be the continuing or surviving limited liability company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the surviving company will ensure that its successors and assigns, or at Illumina’s option, Illumina, will assume the obligations described above.

Director Positions Following the Transaction

None of the members of the GRAIL Board will continue serving in similar capacities following the Transaction. However, GRAIL has designated SRS as the representative of holders of GRAIL Stock and GRAIL Equity Awards who receive CVRs in the Transaction. For more information, see “The Merger Agreement—Holder Representative” and “Description of the CVRs” elsewhere in this consent solicitation statement/prospectus.

Voting by GRAIL’s Directors and Executive Officers

Each of Dr. Barron, Mr. Bishop, Ms. Friedman, Ms. Foster, Dr. Ho, Mr. Huber and Dr. Rastetter have entered into the Selling Investor Support Agreement, which, among other things, obligates each signatory to execute and deliver a written consent approving the adoption of the Merger Agreement and approving the Transaction and related matters with respect to all of such signatory’s shares of GRAIL Stock entitled to act by written consent with respect thereto. As of January 31, 2021, these individuals beneficially owned, in the aggregate, 39,719,126 shares of GRAIL Stock, which represents 30.0% of the total voting power of GRAIL Stock, voting together as a single class, and 2.2% of GRAIL Preferred Stock. In addition, Dr. Cui, Mr. Nelsen and Dr. Ronaghi are affiliated with, respectively, Decheng Capital, ARCH Venture Partners and Illumina, each of which is a GRAIL stockholder and a signatory to the Selling Investor Support Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax consequences of the Transaction to U.S. holders of GRAIL Stock who exchange shares of GRAIL Stock for a combination of shares of Illumina Common Stock, cash or CVRs pursuant to the Transaction. The following discussion is based on the Code, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. This discussion represents the opinion of Cravath, Swaine & Moore LLP, acting as counsel to Illumina.

For purposes of this discussion, a U.S. holder is a beneficial owner of GRAIL Stock who for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a trust that (1) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds GRAIL Stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding GRAIL Stock, you should consult your tax advisor regarding the tax consequences of the Transaction.

This discussion addresses only those GRAIL stockholders that hold their GRAIL Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular GRAIL stockholders in light of their individual circumstances or to GRAIL stockholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold GRAIL Stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons that purchased or sell their shares of GRAIL Stock as part of a wash sale;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons that are not U.S. holders; and

•	stockholders who acquired their shares of GRAIL Stock through the exercise of an employee stock option or otherwise as compensation.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Transaction.

ALL HOLDERS OF GRAIL STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Federal Income Tax Consequences of the Transaction. It is intended that, for U.S. federal income tax purposes, the First Merger and the Second Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, which is referred to as the Intended Tax Treatment. However, the completion of the Transaction is not conditioned on the Transaction qualifying for the Intended Tax Treatment or upon the receipt of an opinion from counsel to that effect, and whether or not the Transaction will qualify for the Intended Tax Treatment depends on facts that will not be known until the Transaction is completed. In particular, the Intended Tax Treatment requires that the value of the shares of Illumina Common Stock issued to holders of GRAIL Stock in the Transaction, determined as of completion of the Transaction, represents at least a minimum percentage of the total consideration paid to holders of GRAIL Stock in the Transaction. While there is no specific guidance as to precisely what minimum percentage is necessary to satisfy this requirement, it would be satisfied if the Illumina Common Stock (valued as of completion of the Transaction) represents at least 40% of the total consideration. In addition, although the treatment of the Continuation Payments is uncertain, it is possible that the Continuation Payments will be treated as included in such total consideration for purposes of calculating this percentage. Whether this test will be satisfied depends on a number of factors that cannot currently be known with certainty, including the value of Illumina Common Stock as of the completion of the Transaction, the number of holders of GRAIL Stock that elect to receive the CVR Consideration rather than the Cash & Stock Consideration, the fair market value of a CVR as of the completion of the Transaction, the total amount of Continuation Payments made, and the total value of consideration received by dissenting holders of GRAIL Stock, if any. Accordingly, no assurance can be given that the Transaction will qualify for the Intended Tax Treatment. Finally, neither Illumina nor GRAIL intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Transaction. Therefore, even if Illumina and GRAIL conclude that the Transaction qualifies for the Intended Tax Treatment, no assurance can be given that the Internal Revenue Service will not challenge that conclusion or that a court would not sustain such a challenge.

Federal Income Tax Consequences if the Transaction Does Not Qualify for the Intended Tax Treatment

If any requirement for the Transaction to qualify for the Intended Tax Treatment is not satisfied, the U.S. federal income tax consequences to a U.S. holder will depend on whether the U.S. holder elects to receive the Cash & Stock Consideration or the CVR Consideration.

Cash & Stock Consideration

Assuming the Transaction does not qualify for the Intended Tax Treatment, a U.S. holder of GRAIL Stock that receives the Cash & Stock Consideration generally would recognize gain or loss in an amount equal to the difference between (1) the fair market value of the shares of Illumina Common Stock and the amount of cash received in the Transaction (including cash received instead of fractional shares of Illumina Common Stock) and (2) the U.S. holder’s basis in the GRAIL Stock surrendered.

Gain or loss must be calculated separately for each block of GRAIL Stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of GRAIL Stock exceeds one year at the time of the Transaction. Long-term capital gain of non-corporate U.S. holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s holding period in shares of Illumina Common Stock received in the Transaction would begin on the day following the Transaction.

CVR Consideration

Assuming the Transaction does not qualify for the Intended Tax Treatment, the U.S. federal income tax treatment of a U.S. holder that receives the CVR Consideration and payments in respect of a CVR, as well as the amount, timing and character of any gain recognized by such a U.S. holder, is uncertain. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVR or payments received thereunder in connection with the Transaction.

A U.S. holder of GRAIL Stock who receives a CVR and realizes gain on the exchange of its shares in the Transaction may be eligible to report its gain under the installment sale rules. However, the availability of installment sale treatment is uncertain because it is unclear whether for installment sale purposes the CVRs may be characterized as readily tradable in an established securities market. If installment sale treatment is not applicable, or if a U.S. holder affirmatively elects for installment sale treatment not to apply, the Transaction will be treated as a “closed transaction,” as described below. Each U.S. holder should consult its tax advisor regarding the availability and application of the installment sale method.

Installment Sale. Under the installment sale rules, a U.S. holder’s adjusted tax basis in its share of GRAIL Stock will be allocated in equal annual increments over the period extending from the completion of the Transaction to the final year of the CVR term. For each taxable year during such period, a U.S. holder will recognize capital gain or loss equal to the difference between (1) the fair market value of any Illumina Common Stock, cash (including cash received instead of fractional shares of Illumina Common Stock) and payments made under a CVR received in such year (excluding any portion treated as interest, as discussed below) and (2) the U.S. holder’s adjusted tax basis in its GRAIL Stock allocated to such year, plus the excess, if any, of the adjusted tax basis allocated to any prior years over the total fair market value of consideration received in such years. In the final year of the CVR term, to the extent the fair market value of the consideration received in such year is less than the adjusted tax basis allocated to the final year plus the excess, if any, of the adjusted tax basis allocated to all prior years over the total amount of consideration received in such years, a U.S. holder will recognize a capital loss equal to such shortfall. The deductibility of capital losses is subject to limitations.

A U.S. holder may be able to use an alternative method to allocate its adjusted tax basis if it is able to demonstrate that the allocation in equal annual increments will substantially and inappropriately defer recovery of basis and the U.S. holder obtains a ruling from the IRS approving such alternative method. Each U.S. holder should consult its tax advisor regarding the availability of any alternative method to allocate its adjusted tax basis and the timing and process to obtain the required IRS ruling.

Under the Code, a portion of each payment received under a CVR may constitute imputed interest, generally in an amount equal to the excess of (i) the amount of the CVR payment over (ii) the present value of such amount as of the date of the Transaction, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. A U.S. holder must include in its taxable income interest imputed under the Code using such U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Under Section 453A of the Code, additional annual interest charges will be imposed each year on the portion of a U.S. holder’s tax liability that is deferred by the installment method in connection with sales of any property (including GRAIL Stock) with a sales price greater than $150,000, to the extent that the aggregate face amount of installment receivables that arise from all such sales in excess of $150,000 by the U.S. holder (including rights to payments under a CVR) exceeds $5 million (provided such receivables remain outstanding as of the close of such year). The application of Section 453A of the Code with respect to contingent rights such as the CVRs is unclear. Each U.S. holder should consult its tax advisor regarding the applicability of additional annual interest charges under Section 453A of the Code.

Closed Transaction. If a U.S. holder that receives a CVR is not eligible for the installment sale method, or if such U.S. holder elects for the installment sale method not to apply, the “closed transaction” method will apply. Accordingly, a U.S. holder will recognize gain in the manner described above under “—Federal Income Tax Consequences if the Transaction Does Not Qualify for Intended Tax Treatment—Cash & Stock Consideration,” treating the fair market value of any CVRs received as if it were additional cash consideration. A U.S. holder’s initial tax basis in a CVR received in the Transaction would equal the fair market value of such CVR on the date of the Transaction and the holding period for a CVR would begin on the date following the date of the Transaction.

There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on a CVR in a closed transaction and, therefore, the amount, timing and character of any gain or income with respect to the CVR is uncertain. For example, payments with respect to a CVR could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. In addition, it is unclear how a U.S. holder of a CVR would recover its adjusted tax basis in such CVR. Were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment may constitute imputed interest under the Code in an amount equal to the excess of (i) the amount of the CVR payment over (ii) the present value of such amount as of the date of the Transaction, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. A U.S. holder must include in its taxable income any interest imputed under the Code using such U.S. holder’s regular method of accounting for U.S. federal income tax purposes. Each U.S. holder should consult its tax advisor regarding the treatment of payments received in respect of a CVR in a closed transaction.

Although not entirely free from doubt, if a CVR expires with remaining adjusted tax basis, a U.S. holder generally would recognize a loss, which loss likely would be a capital loss, in an amount equal to such U.S. holder’s adjusted tax basis in the CVR. The deductibility of capital losses is subject to limitations. Each U.S. holder should consult its tax advisor regarding the treatment in its particular circumstances of the expiration of a CVR.

Federal Income Tax Consequences if the Transaction Qualifies for the Intended Tax Treatment

If the Transaction qualifies for the Intended Tax Treatment, the U.S. federal income tax consequences to a U.S. holder will depend on whether the U.S. holder elects to receive the Cash & Stock Consideration or the CVR Consideration.

Cash & Stock Consideration

If the Transaction qualifies for the Intended Tax Treatment, the U.S. federal income tax consequences of the Transaction to U.S. holders of GRAIL Stock are as follows:

•	a U.S. holder of GRAIL Stock will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Illumina Common

Stock and the cash received by a U.S. holder of GRAIL Stock exceeds such U.S. holder’s tax basis in its GRAIL Stock, and (2) the amount of cash received by such U.S. holder (in each case excluding any cash received instead of fractional share interests in Illumina Common Stock, which shall be treated as discussed below);

•

the aggregate tax basis of the Illumina Common Stock received in the Transaction (including any fractional share interests in Illumina Common Stock deemed received and exchanged for cash, as discussed below) will be the same as the aggregate tax basis of the GRAIL Stock exchanged for the Illumina Common Stock, decreased by the amount of cash (excluding any cash received instead of fractional share interests in Illumina Common Stock), and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or dividend income, as discussed below), excluding any gain recognized with respect to fractional share interests in Illumina Common Stock for which cash is received, as discussed below; and

•

the holding period of Illumina Common Stock received in exchange for shares of GRAIL Stock (including any fractional share interests in Illumina Common Stock deemed received and exchanged for cash, as discussed below) will include the holding period of the GRAIL Stock exchanged for the Illumina Common Stock.

If a U.S. holder of GRAIL Stock acquired different blocks of GRAIL Stock at different times or at different prices, any gain will be determined separately with respect to each block of GRAIL Stock, and such U.S. holder’s basis and holding period in such U.S. holder’s shares of Illumina Common Stock may be determined with reference to each block of GRAIL Stock. Any such U.S. holder should consult its tax advisor regarding the manner in which cash and Illumina Common Stock received in the exchange should be allocated among different blocks of GRAIL Stock and regarding the bases or holding periods of the particular shares of Illumina Common Stock received in the Transaction.

Gain that U.S. holders of GRAIL Stock recognize in connection with the Transaction generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held their GRAIL Stock for more than one year as of the date of the Transaction. Long-term capital gain of certain non-corporate U.S. holders of GRAIL Stock (including individuals) is generally taxed at preferential rates. In some cases, including if a U.S. holder actually or constructively owns Illumina Common Stock other than Illumina Common Stock received pursuant to the Transaction, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends on each U.S. holder’s particular circumstances, including the application of constructive ownership rules, each U.S. holder of GRAIL Stock should consult its tax advisors regarding the application of the foregoing rules to such U.S. holder’s particular circumstances.

CVR Consideration

The U.S. federal income tax treatment of a U.S. holder that receives the CVR Consideration and payments in respect of a CVR, as well as the amount, timing and character of any gain recognized by such a U.S. holder, is uncertain. A U.S. holder of GRAIL Stock who receives a CVR and realizes gain on the exchange of its shares in the Transaction may be eligible to report its gain under the installment sale rules. However, the availability of installment sale treatment is uncertain because it is unclear whether for installment sale purposes the CVRs may be characterized as readily tradable in an established securities market. If installment sale treatment is not applicable, or if a U.S. holder affirmatively elects for installment sale treatment not to apply, the Transaction will be treated as a “closed transaction,” as described below. Each U.S. holder should consult its tax advisor regarding the availability and application of the installment sale method.

Installment Sale. The application of the installment sale method to transactions qualifying as reorganizations and involving the receipt of contingent payments, such as payments to be received under the CVRs, is not entirely clear. Each U.S. holder should consult its tax advisor regarding the availability and application of the installment sale method to the Transaction if it qualifies for the Intended Tax Treatment.

Under proposed regulations, if installment sale treatment is available and a U.S. holder does not affirmatively elect for such treatment not to apply, a U.S. holder would allocate its adjusted tax basis in its GRAIL Stock first to the Illumina Common Stock received in the Transaction, up to the fair market value of such Illumina Common Stock. A U.S. holder would then recognize gain on any cash and CVR payments received over the period extending from the completion of the Transaction to the final period of the CVR term in accordance with the process described above under “—Federal Income Tax Consequences if the Transaction Does Not Qualify for the Intended Tax Treatment—CVR Consideration—Installment Sale,” except that a U.S. holder would allocate the excess, if any, of its basis in its GRAIL Stock over the fair market value of any Illumina Common Stock received to each tax period, in accordance with the process described above, rather than its total basis in its GRAIL Stock. A U.S. holder’s aggregate tax basis in the Illumina Common Stock acquired in the Transaction would equal such U.S. holder’s aggregate tax basis in its GRAIL Stock exchanged, up to the fair market value of such Illumina Common Stock.

Closed Transaction. If a U.S. holder that receives a CVR is not eligible for installment sale treatment, or if such U.S. holder elects for the installment sale method not to apply, the “closed transaction” method will apply. Accordingly, a U.S. holder will recognize gain in the manner described above under “—Federal Income Tax Consequences if the Transaction Qualifies for the Intended Tax Treatment—Cash & Stock Consideration,” treating the fair market value of any CVRs received as if it were additional cash consideration. A U.S. holder’s initial tax basis in a CVR received in the Transaction would equal the fair market value of such CVR, and the holding period for a CVR would begin on the day following the date of the Transaction. Payments received in respect of a CVR and the expiration of a CVR would be treated as described above under “—Federal Income Tax Consequences if the Transaction Does Not Qualify for the Intended Tax Treatment—CVR Consideration—Closed Transaction.”

Cash Received Instead of a Fractional Share of Illumina Common Stock. A U.S. holder of GRAIL Stock who receives cash instead of a fractional share of Illumina Common Stock will generally be treated as having received the fractional share in the Transaction and then as having sold to Illumina that fractional share of Illumina Common Stock for cash. As a result, a U.S. holder of GRAIL Stock will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share of Illumina Common Stock. Gain or loss recognized with respect to cash received in lieu of a fractional share of Illumina Common Stock will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the First Merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Other Tax Considerations

Medicare Net Investment Income Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). For this purpose, net investment income generally includes dividend income and net gain recognized with respect to a disposition of shares of GRAIL Stock in the Transaction, unless such dividend income or net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, please consult your tax advisor regarding the applicability of the Medicare tax with respect to your disposition of shares of GRAIL Stock in the Transaction.

Information Reporting and Backup Withholding. Payments of cash to a U.S. holder of GRAIL Stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. holder provides proof of an applicable exemption or furnishes the U.S. holder’s taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

The preceding discussion is intended only as a general discussion of material U.S. federal income tax consequences of the Transaction. The preceding discussion is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Transaction, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

MATERIAL CONTRACTS AND ARRANGEMENTS BETWEEN THE PARTIES

The following is a description of material contracts and arrangements between Illumina and GRAIL. Other than the Merger Agreement and related agreements, and other than as described below, there have not been, nor are there any currently proposed, material transactions or series of similar transactions meeting this criteria to which Illumina and GRAIL have been or will be a party.

Preferred Stock Financings and Repurchases

GRAIL was formed in September 2015 as a wholly owned subsidiary of Illumina. Illumina is a current holder of more than 10% of GRAIL Stock. In January and February 2016, GRAIL completed its initial and additional closings of its Series A financing, whereby GRAIL issued an aggregate of 120,000,000 shares of Series A redeemable convertible preferred stock to 13 investors, including Illumina, for an aggregate purchase price of $120 million, or $1.00 per share.

In June 2016, GRAIL entered into a stock exchange agreement and plan of reorganization with Illumina, pursuant to which Illumina purchased 97,500,000 shares of GRAIL’s Series A-1 redeemable convertible preferred stock, in exchange for an equivalent number of shares of GRAIL Class B Common Stock.

In February 2017, GRAIL entered into a stock repurchase and conversion agreement with Illumina and repurchased a total of 35,000,000 shares of GRAIL’s Series A redeemable convertible preferred stock and 34,394,121 shares of GRAIL’s Series A-1 redeemable convertible preferred stock from Illumina for an aggregate purchase price of $278.2 million, or $4.0085 per share. Pursuant to this agreement, Illumina elected pursuant to the terms of GRAIL’s amended and restated certificate of incorporation as then in effect to convert all of its remaining 63,105,879 shares of Series A-1 redeemable convertible preferred stock into 63,105,879 shares of GRAIL Class B Common Stock, which were then, together with the existing shareholding of 15,000,000 shares of GRAIL Class B Common Stock, converted into 78,105,879 shares of GRAIL Class A Common Stock.

In February, April, May and December 2017, GRAIL completed its initial and additional closings of its Series B financing, whereby it issued an aggregate of 271,836,114 shares of its Series B redeemable convertible preferred stock to 50 investors, including Illumina, for an aggregate purchase price of $1.1 billion, or $4.0085 per share.

In November and December 2019, and January, April and May 2020, GRAIL completed its initial and additional closings of its Series D financing, whereby GRAIL issued an aggregate of 76,743,836 shares of its Series D redeemable convertible preferred stock to 14 investors, including Illumina, for an aggregate purchase price of approximately $392.0 million, or $5.1080 per share.

In connection with these financings, GRAIL also entered into the GRAIL Voting Agreement, the ROFR and Co-Sale Agreement, and the Investors’ Rights Agreement. These agreements were subsequently amended and restated in connection with GRAIL’s Series A-1 stock exchange and GRAIL’s Series B, Series C and Series D redeemable convertible preferred stock financings. The GRAIL Investors’ Rights Agreement provides holders of GRAIL’s redeemable convertible preferred stock with certain registration rights. It also provides each stockholder who, together with their affiliates, holds at least 5,000,000 shares of registrable securities, certain preemptive rights. The GRAIL Investors’ Rights Agreement also provides these stockholders with information rights. The parties to these agreements, as amended and restated, include Illumina.

The following table summarizes Illumina’s purchases of GRAIL’s redeemable convertible preferred stock in these transactions.

Series A Preferred Stock	Series A-1 Preferred Stock	Series B Preferred Stock	Series D Preferred Stock	Aggregate Purchase Price (in thousands)
40,000,000	97,500,000	3,458,550	11,746,280	$113,864

Supply and Commercialization Agreements

In January 2016, GRAIL entered into a supply and commercialization agreement with Illumina. The agreement was amended and restated in February 2017, and amended in September 2017 and December 2019 (as so amended and restated, the “Amended and Restated Supply and Commercialization Agreement”).

In September 2016, GRAIL entered into a 48-month system lease agreement with De Lage Financial Services, Inc., through a program affiliated with Illumina, to lease three HiSeqX instrument systems for less than $0.1 million per month, for a total payment of $1.6 million.

In August 2018, GRAIL entered into an agreement with Illumina to sell Illumina certain equipment for $0.3 million. In January 2019, GRAIL paid Illumina $15.0 million related to fulfilling its data delivery obligations under the Amended and Restated Supply and Commercialization Agreement.

In February 2019, pursuant to the terms of the Amended and Restated Supply and Commercialization Agreement with Illumina, GRAIL entered into two separate non-exclusive and non-sublicensable license agreements with Illumina. Under these agreements, GRAIL sublicensed to Illumina rights to certain patents and technology in-licensed to GRAIL. Pursuant to the terms and conditions of these agreements, Illumina is required to pay GRAIL a low single-digit royalty payment based on Illumina’s net sales of a product covered by certain patents. In addition to these royalty payments, Illumina has paid initial aggregate licensing fees of $50,000 and is obligated to pay GRAIL aggregate annual minimum royalties of $50,000. These agreements also include a milestone payment from Illumina to GRAIL of $50,000 tied to the first commercial sale of a product covered by certain patents. In one of the agreements, there is an annual royalty cap of $5.0 million, and an option to reduce the annual royalty cap to $2.0 million by making a one-time up-front payment to GRAIL of $10.0 million. Illumina may terminate these agreements at any time by providing prior written notice to GRAIL.

Beginning May 4, 2020, Mostafa Ronaghi, Ph.D. has served as a member of the GRAIL Board. Mr. Ronaghi was also the Chief Technology Officer of Illumina through May 2020 and was the Senior Vice President of Entrepreneurial Development of Illumina through January 2021.

Sale of Equipment to HELIX

In June 2018, GRAIL entered into an agreement with Helix OpCo LLC to sell it laboratory equipment for $0.4 million. Helix OpCo LLC was a consolidated entity of Illumina until April 25, 2019.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Both Illumina and GRAIL are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each company are currently governed by the DGCL. As holders of Illumina Common Stock or GRAIL Stock, your rights with respect thereto are governed by the DGCL, as well as Illumina’s or GRAIL’s constituent documents, as applicable.

Upon completion of the Transaction, the former holders of GRAIL Stock will own shares of Illumina Common Stock, and holders of Illumina Common Stock will continue to own shares of Illumina Common Stock, subject to the same rights as prior to the Transaction, except that their shares of Illumina Common Stock will represent an interest in Illumina that also reflects the ownership and operation of the GRAIL business.

The following description summarizes certain material differences between the rights of the stockholders of Illumina and GRAIL based on the DGCL and, in the case of Illumina, the Illumina Certificate and the Illumina Bylaws and, in the case of GRAIL, the GRAIL Certificate and the GRAIL Bylaws, as well as the GRAIL Voting Agreement, the Investors’ Rights Agreement, the ROFR and Co-Sale Agreement and the Company Stock Plan. However, the following description is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. This summary is qualified in its entirety by reference to the DGCL and Illumina’s and GRAIL’s constituent documents, which you are urged to read carefully. Illumina has filed with the SEC its constituent documents and Illumina and GRAIL will send copies of their respective constituent documents to you, without charge, upon your request. For additional information, see “Where You Can Find More Information.”

Illumina	GRAIL

Constituent Documents

The rights of Illumina stockholders are governed by the Illumina Certificate, the Illumina Bylaws and the DGCL.	The rights of GRAIL stockholders are governed by the GRAIL Certificate, the GRAIL Bylaws, the DGCL and, with respect to GRAIL stockholders that are parties to thereto, the GRAIL Voting Agreement, the GRAIL ROFR and Co-Sale Agreement and the Investors’ Rights Agreement.

Authorized Capital Stock

Illumina is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares of capital stock that Illumina is authorized to issue is 330,000,000, consisting of 320,000,000 shares of Illumina Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share (“Illumina Preferred Stock”).	GRAIL is authorized to issue three classes of capital stock which are designated, respectively, “Class A Common Stock”, “Class B Common Stock” and “preferred stock.” The total number of shares of capital stock that GRAIL is authorized to issue is 1,432,348,227, consisting of 868,203,200 shares of GRAIL Class A Common Stock, par value $0.001 per share, 30,000,000 shares of GRAIL Class B Common Stock, par value $0.001 per share, and 534,145,027 shares of GRAIL Preferred Stock, par value $0.001 per share. The first series of preferred stock is designated “Series A Preferred Stock” and consists of 85,000,000

Illumina	GRAIL
The number of authorized shares of any series of Illumina Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding and subject to the limitations set forth in the resolutions of the Illumina Board originally fixing the number of shares constituting such series) by the Illumina Board. The number of authorized shares of Illumina Common Stock and Illumina Preferred Stock may be increased or decreased by the Illumina Board with the affirmative vote of the holders of a majority of the outstanding stock of each class of Illumina Common Stock or Illumina Preferred Stock, as applicable, entitled to vote thereon as a class, subject to the provisions of Section 242(b)(2) of the DGCL.	shares. The second series of preferred stock is designated “Series B Preferred Stock” and consists of 309,256,591 shares. The third series of preferred stock is designated “Series C Preferred Stock” and consists of 63,144,600 shares. The fourth series of preferred stock is designated “Series D Preferred Stock” and consists of 76,743,836 shares.
The number of authorized shares of GRAIL Class A Common Stock and GRAIL Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of preferred stock that may be required by the terms of the GRAIL Certificate) the affirmative vote of the holders of shares of GRAIL Stock representing a majority of the votes represented by all outstanding shares of GRAIL Stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Voting

Each holder of a share of Illumina Common Stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders.

On any matter that is submitted to a vote of the GRAIL stockholders, each holder of a share of GRAIL Class A Common Stock is entitled to one vote for each such share held, and each holder of a share of GRAIL Class B Common Stock is entitled to ten votes for each such share held, provided that, except as otherwise required by law, the holders of GRAIL Class A Common Stock and GRAIL Class B Common Stock, as such, shall not be entitled to vote on any amendment to the GRAIL Certificate that relates solely to the terms of one or more outstanding series of GRAIL Preferred Stock if the holders of such affected series are entitled to vote thereon pursuant to the GRAIL Certificate or the DGCL.

On any matter that is submitted to a vote of the GRAIL stockholders, each holder of GRAIL Preferred Stock is entitled to the number of votes equal to the number of shares of GRAIL Class A Common Stock into which the shares of GRAIL Preferred Stock held by such holder could be converted as of the record date for determining stockholders entitled to vote on

Illumina	GRAIL
such matter. The holders of GRAIL Preferred Stock are entitled to vote on all matters on which the GRAIL Common Stock is entitled to vote, except as otherwise provided by law or by the other provisions of the GRAIL Certificate. Fractional votes are not, however, permitted and any fractional voting rights available on an as converted basis (after aggregating all shares into which shares of GRAIL Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

Preferred Stock

The Illumina Board may authorize the issuance of preferred stock in one or more series and fix by resolution the number of shares of any series of Illumina Preferred Stock and the designation of any such series of Illumina Preferred Stock. The Illumina Board is authorized, with respect to each such series of Illumina Preferred Stock, to determine and fix, among other things, the rates of dividends, redemption rights, liquidation rights and preferences, conversion or exchange terms and conditions, sinking fund obligations, voting rights, limitations on the issuance of preferred stock and such other preferences, powers, qualifications, special or relative rights and privileges thereof.

The authorized GRAIL Preferred Stock consists of (i) 85,000,000 shares designated as Series A Preferred Stock, with an original issue price of $1.00 per share, (ii) 309,256,591 shares designated as Series B Preferred Stock, with an original issue price of $4.0085 per share, (iii) 63,144,600 shares designated as Series C Preferred Stock, with an original issue price of $4.751 per share, and (iv) 76,743,836 shares designated as Series D Preferred Stock, with an original issue price of $5.1080 per share.

The GRAIL Certificate provides that as long as at least 168,781,342 shares of GRAIL Preferred Stock are issued and outstanding, GRAIL will not, without first obtaining the approval of the requisite holders of GRAIL Preferred Stock, (i) liquidate, dissolve or wind-up the business or effect any merger or consolidation or other “Deemed Liquidation Event” (as defined in the GRAIL Certificate), (ii) amend the GRAIL Certificate or GRAIL Bylaws in a manner that adversely effects the GRAIL Preferred Stock, (iii) authorize or create any class or series of any other equity security having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with any existing series of GRAIL Preferred Stock, (iv) purchase or redeem or pay any dividend on shares of GRAIL Stock (subject to certain exceptions), (v) create, or hold any capital stock in, any subsidiary that is not wholly owned or sell or transfer any capital stock of any director or indirect subsidiary of GRAIL or sell all or substantially all of the assets of such subsidiary, (vi) increase or decrease the

Illumina	GRAIL
authorized number of directors, (vii) enter into any transaction with any stockholder, director, officer or employee of GRAIL except in the ordinary course of business unless approved by the GRAIL Board including the consent of the preferred directors, or (viii) reclassify, alter or amend any existing security of GRAIL that is pari passu with, or junior to, the GRAIL Preferred Stock (subject to certain exceptions).

Number and Qualification of Directors

The Illumina Board consists of one or more members, and the number of directors may be fixed from time to time by a resolution of the Illumina Board, as provided in the Illumina Bylaws, or by a duly adopted amendment to the Illumina Certificate or the Illumina Bylaws. No decrease in the authorized number of directors constituting the Illumina Board will have the effect of removing any director before that director’s term in office expires.

The Illumina Board currently consists of 10 members.

The GRAIL Board consists of one or more members, and the number of directors is fixed from time to time by resolution of the GRAIL Board.

Notwithstanding the foregoing, as long as at least 168,781,342 shares of GRAIL Preferred Stock are issued and outstanding, GRAIL will not, without first obtaining the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of the GRAIL Preferred Stock (voting separately as a single class and on an as-converted to GRAIL Class A Common Stock basis) (in addition to any other vote required by the DGCL or the GRAIL Certificate), increase or decrease the authorized number of directors constituting the GRAIL Board.

The GRAIL Certificate provides that:

•  the holders of the shares of GRAIL Series A Preferred Stock, voting as a separate class, are entitled to elect one director of GRAIL;

•  the holders of the shares of GRAIL Series B Preferred Stock, voting as a separate class, are entitled to elect one director of GRAIL; and

•  the holders of GRAIL Class A Common Stock, GRAIL Class B Common Stock and of any other class or series of voting stock (including the GRAIL Series A Preferred Stock, GRAIL Series B Preferred Stock, GRAIL Series C Preferred Stock and GRAIL Series D Preferred Stock), voting together as a single class, shall elect the remaining directors of GRAIL.

Illumina	GRAIL

The GRAIL Board currently consists of eleven members. During the term of the GRAIL Voting Agreement, each party thereto agrees to vote their shares in the manner prescribed in the GRAIL Voting Agreement. Directors of GRAIL need not be stockholders of GRAIL.

Structure of Board; Term of Directors; Election of Directors

As of the 2020 annual meeting of stockholders, the Illumina Certificate provides that the directors are to be elected annually by stockholders. However, the Illumina Board will not be completely declassified until 2022. Pursuant to the Illumina Certificate, directors, until the annual meeting of stockholders to be held in 2022, will continue to be divided, with respect to the time for which they hold office, into three classes. The term of office of the class of directors elected at the annual meeting of stockholders held in 2019 will expire at the 2022 annual meeting of stockholders; the term of office of the class of directors elected at the annual meeting of stockholders held in 2020 will expire at the 2021 annual meeting of stockholders; and the term of office of the class of directors elected at the annual meeting of stockholders held in 2021 will expire at the 2022 annual meeting of stockholders. Each director will hold office until such director’s successor is duly elected and qualified, or until such director’s death; resignation, including upon retirement; disqualification; or removal from office. The Illumina Bylaws provide that directors are elected by a majority of votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee, with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” such director’s election) at any meeting for the election of directors at which a quorum is present, provided, that in a contested election (meaning that the number of persons properly nominated to serve as directors exceeds the number of directors to be elected), the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors.

The composition of the GRAIL Board is set forth in the GRAIL Voting Agreement. Each party to the GRAIL Voting Agreement agrees to vote in such a manner as may be necessary to elect (and maintain in office) as members of the GRAIL Board the following individuals:

•  one designee designated by ARCH Venture Partners;

•  one designee designated by ARCH Overage Fund IX, L.P.;

•  the chief executive officer of GRAIL; and

•  eight (8) persons designated by a majority vote of the then-sitting members of the Board.

Directors are elected at each annual meeting of stockholders. Each director will hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. The GRAIL Bylaws provide that directors are elected by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election.

Removal of Directors

Until the Illumina Board is no longer divided into three classes, the directors may be removed only for cause by the affirmative vote of the holders of a	Any director elected by the holders of GRAIL Preferred Stock may be removed with or without cause only by the affirmative vote of the holders

Illumina	GRAIL
majority of the voting power of all then outstanding shares of capital stock of Illumina entitled to vote generally in the election of directors. During the declassification of the Illumina Board, any director elected to serve a one-year term may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors, while any director in a class that is serving out the remainder of a three-year term may be removed only for cause. Following the declassification of the Illumina Board, the entire Illumina Board or any individual director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

of the shares of GRAIL Preferred Stock entitled to elected director. Any other director may be removed, with or without cause, by the affirmative vote of the holders of a majority in voting power of the shares then entitled to vote at an election of directors.

If for any reason the chief executive officer serving as a director ceases to serve as the chief executive officer, the parties to the GRAIL Voting Agreement will vote their shares to (i) remove the former chief executive officer from the GRAIL Board if such person has not resigned as a member and (ii) elect the replacement chief executive officer as a director.

The parties to the GRAIL Voting Agreement have agreed to vote, or cause to be voted, all shares owned by such stockholders who are parties to the GRAIL Voting Agreement so that no director elected pursuant to the GRAIL Voting Agreement will be removed from office unless (i) such removal is directed or approved by the affirmative vote of the person, or the holders of the requisite number of the shares of stock, entitled under the specified section of the GRAIL Voting Agreement to designate that director, or (ii) the person(s) originally entitled to designate or approve such director pursuant to the GRAIL Voting Agreement is no longer so entitled to designate or approve such director.

Vacancies on the Board

The Illumina Bylaws provide that any vacancies on the Illumina Board resulting from death; resignation, including upon retirement; disqualification; removal; or other causes and any newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, even if less than a quorum of the Illumina Board, or by the sole remaining director.

Directors appointed to fill a vacancy of a particular class or classes or series thereof then in office will be appointed to serve, so long as the directors are divided into classes, in the same class of directors

Unless otherwise provided in the GRAIL Certificate or the GRAIL Bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

Whenever the holders of any class or classes of GRAIL Stock or series thereof are entitled to elect one or more directors by the provisions of the GRAIL Certificate, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series then in office, or by a sole remaining director, or by

Illumina	GRAIL

as the director he or she is being appointed to replace.

If holders of any class or series of stock are entitled to elect one or more directors, vacancies and newly created directorships of such class or series may be filled by a majority of the directors elected by such class or series or by a sole remaining director so elected.

the stockholders in accordance with the GRAIL Certificate; provided, that if the vacancy occurs among the directors elected by the holders of GRAIL Series A Preferred Stock or GRAIL Series B Preferred Stock, such holders may override the GRAIL Board’s action to fill such vacancy by (i) voting for their own designee at a meeting of GRAIL stockholders or (ii) by written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.

Any vacancy caused by the removal of a director as provided in the preceding paragraph will be filled by, and only by, the affirmative vote of the holders of the shares of the class, classes or series that were entitled to elect the director who was removed.

A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor in office and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Stockholder Action by Written Consent

The Illumina Certificate provides that no action will be taken by the Illumina stockholders except at an annual or special meeting of the stockholders called in accordance with the Illumina Bylaws, and no action may be taken by the stockholders by written consent.

The GRAIL Certificate does not include any provision restricting the ability of the GRAIL stockholders to act by written consent. The GRAIL Bylaws provide that any action required by the DGCL to be taken at any annual or special meeting of GRAIL stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding GRAIL Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to GRAIL in accordance with Section 228 of the DGCL.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent will be given to those stockholders who have not consented in writing and who, if the action had been taken at a

Illumina	GRAIL
meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to GRAIL as provided in Section 228 of the DGCL.

Quorum

The Illumina Bylaws provide that the holders of a majority of the Illumina stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by law or the Illumina Certificate.	Unless otherwise provided by law, the GRAIL Certificate or the GRAIL Bylaws, at each meeting of stockholders, a majority in voting power of the shares of GRAIL entitled to vote at the meeting, present in person or by proxy, will constitute a quorum.

Special Meeting of Stockholders

Special meetings of the stockholders of Illumina may be called, at any time for any purpose or purposes, by the Illumina Board. Business transacted at a special meeting of Illumina stockholders will be confined to the purpose or purposes of the meeting specified in the notice of the meeting (or supplement or amended thereto) given by or at the direction of the Illumina Board. Illumina stockholders may not make nominations for directors or bring any business before a special meeting of stockholders.	Special meetings of stockholders of GRAIL may be called for any purpose or purposes pursuant to a resolution approved by the GRAIL Board and may not be called by any other person or persons. The only business which may be conducted at a special meeting shall be the matter or matters set forth in the notice of such meeting.

Notice of Stockholder Meetings

Notice of each meeting of stockholders, will be given in writing to each stockholder entitled to vote at such meeting, stating the place, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called. Such notice is to be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.	Notice of all meetings of stockholders is to be given in writing in the manner provided by law and the GRAIL Bylaws, stating the place, if any, date and hour, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the GRAIL Certificate or the GRAIL Bylaws, such notice is to be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as

Illumina	GRAIL

of the record date for determining the stockholders entitled to notice of the meeting.

Holders of GRAIL Preferred Stock are entitled to notice of any stockholders’ meeting in accordance with the GRAIL Bylaws.

Advance Notice Requirements for Stockholder Proposals and Nominations

The Illumina Bylaws provide that for nominations or other proposals (other than pursuant to Rule 14a-8 of the Exchange Act) to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely and proper notice thereof, including providing certain information regarding the stockholder and the nominee or business proposed by the stockholder, in writing to the secretary and, in the case of a proposal (other than a nomination) such proposed business must constitute a proper matter for stockholder action under the DGCL. To be timely, written notice for nominations for the election to the Illumina Board or other proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be delivered to or mailed to the Illumina corporate secretary and received at Illumina’s principal executive offices no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed by more than 60 days after such anniversary date, notice by the stockholder must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.

Such notice to the secretary shall set forth (a) as to each matter the proponent proposes to bring before the annual meeting, a description of the business desired to be brought before the annual meeting, the reasons for transacting such business at the meeting and the text of any resolutions to be proposed, and whether the proponent has communicated with any other stockholder or beneficial owner of shares of Illumina stock regarding such business and (b) as to the proponent and any Stockholder Associated Person

There are no advance notice requirements for stockholder proposals or nominations.

Illumina	GRAIL
(as defined in Section 2.13 of the Illumina Bylaws) on whose behalf the proposal is being made, (i) the name and address of the proponent, and any holder of record of the proponent’s shares of stock, as they appear on Illumina’s books, and of any Stockholder Associated Person, (ii) the class and number of shares of Illumina stock that are owned (beneficially and of record) by or on behalf of the proponent and by or on behalf of any Stockholder Associated Person as of the date of the proponent’s notice, the date such shares were acquired and the investment intent with respect thereto, (iii) a representation and agreement that the proponent will notify Illumina in writing of the class and number of shares of Illumina stock that are owned (beneficially and of record) by or on behalf of the proponent and by or on behalf of any Stockholder Associated Person as of the record date for the meeting, not later than the close of business on the third business day following the later of the record date or the date of public disclosure of the record date, (iv) a description of all purchases and sales of, or other transactions involving in any way, shares of Illumina stock by or on behalf of the proponent and by or on behalf of any Stockholder Associated Person during the 24-month period prior to the date of the proponent’s notice, including the date of the transactions, the class and number of shares and the consideration (without regard to whether such shares involved were or were not owned by the proponent or any such person), (v) a description of any agreement, arrangement or understanding, including any Derivative Instrument (as defined in Section 2.13 of the Illumina Bylaws), that has been entered into or is in effect as of the date of the proponent’s notice, by or on behalf of the proponent or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of stock price changes for, or increase or decrease the voting power of, the proponent or any Stockholder Associated Person with respect to the Illumina securities, (vi) a representation and agreement that the proponent will notify Illumina in writing of any such agreement, arrangement or understanding, including any Derivative Instrument, that has been entered into or is in effect as of the record date for the meeting, not later than the close of business on the third business day following the later of the record date or the date of public disclosure of the record date,

Illumina	GRAIL
(vii) any material interest of the proponent or any Stockholder Associated Person in such business, (viii) a description of any other agreement, arrangement or understanding that has been entered into or is in effect as of the date of the proponent’s notice, between or among the proponent, any Stockholder Associated Person or any other person, and that relates to such business, (ix) a representation and agreement that the proponent will notify Illumina in writing of any agreement, arrangement or understanding of the type described in clause (viii) above that has been entered into or is in effect as of the record date for the meeting, not later than the close of business on the third business day following the later of the record date or the date of public disclosure of the record date, (x) a representation that the proponent is the holder of record or beneficial owner of shares of Illumina Stock entitled to vote for the election of directors at the annual meeting and intends to appear in person or by proxy at the meeting to propose such business and (xi) a representation as to whether the proponent intends to deliver a proxy statement and/or form of proxy to stockholders and/or otherwise to solicit proxies from stockholders in support of such proposal.

Proxy Access

The Illumina Bylaws permit an “eligible stockholder”, or group of up to 20 eligible stockholders, owning shares of Illumina’s common stock continuously for at least three years and shares representing an aggregate of at least 3% or more of the outstanding shares of capital stock of Illumina, to nominate and include in the Illumina’s proxy materials director nominees constituting up to the greater of two directors and 20% of the number of directors currently serving on the Illumina Board, provided that the eligible stockholder(s) and nominee(s) satisfy the requirements of the Illumina Bylaws.	The GRAIL Bylaws do not include a proxy access provision.

Amendment of Certificate of Incorporation

Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires (i) a board of directors resolution declaring the advisability of the amendment and (ii) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless the certificate of incorporation requires a	Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires (i) a board of directors resolution declaring the advisability of the amendment and (ii) the approval of the holders of a majority of outstanding stock entitled to vote upon the proposed amendment, unless the

Illumina	GRAIL

greater vote. If the proposed amendment would increase or decrease the aggregate number of authorized shares of a class of stock, increase or decrease the par value of the shares of such class or change the powers, preferences or special rights of the shares so as to affect them adversely, the holders of a majority of the outstanding shares of such class shall be entitled to vote as a class upon the proposed amendment. If an amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for purposes of the vote.

The Illumina Certificate provides that Illumina may amend, change or repeal any provisions contained in the Illumina Certificate in the manner prescribed by statute. The Illumina Certificate further provides that the affirmative vote of a majority of the holders of the then-outstanding voting securities of Illumina, voting together as a single class, will be required to amend, repeal or modify Article IX (voting for directors; number of directors; election and removal of directors), Article X (Illumina Board’s authorization to amend the Illumina Bylaws) or Article XII (places where meetings may be held) of the Illumina Certificate.

certificate of incorporation requires a greater vote. If the proposed amendment would increase or decrease the aggregate number of authorized shares of a class of stock, increase or decrease the par value of the shares of such class or change the powers, preferences or special rights of the shares so as to affect them adversely, the holders of a majority of the outstanding shares of such class shall be entitled to vote as a class upon the proposed amendment. If an amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for purposes of the vote.

As described above, the GRAIL Certificate includes a provision that provides that a proposed amendment to the GRAIL Certificate that would increase or decrease (but not below the number of shares thereof then outstanding) the number of authorized shares of GRAIL Class A Common Stock or GRAIL Class B Common Stock shall be approved by (in addition to any vote of the holders of one or more series of GRAIL Preferred Stock that may be required by the terms of the GRAIL Certificate) the affirmative vote of the holders of shares of GRAIL Stock representing a majority of the votes represented by all outstanding shares of GRAIL Stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

As long as at least 168,781,342 shares of GRAIL Preferred Stock are issued and outstanding, GRAIL will not, without first obtaining the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of GRAIL Preferred Stock (voting or consenting separately as a single class and on an as-converted to GRAIL Class A Common Stock basis) (in addition to any other vote required by the DGCL, the GRAIL Certificate or the GRAIL Bylaws), amend, alter or repeal any provision of the GRAIL Certificate in a manner that adversely affects the powers, preferences or rights of the GRAIL Preferred Stock.

Illumina	GRAIL

For so long as any shares of GRAIL Class A Common Stock or GRAIL Class B Common Stock are outstanding, GRAIL will not, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of GRAIL Class A Common Stock or GRAIL Class B Common Stock, as applicable, (voting as a separate class), amend, alter or repeal any provision of the GRAIL Certificate in a manner that adversely affects the relative rights, preferences, qualifications, limitations or restrictions of the shares of GRAIL Class A Common Stock or GRAIL Class B Common Stock, respectively, as compared to those of the GRAIL Class B Common Stock or GRAIL Class A Common Stock, as applicable, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of the class of stock so affected.

At any time when shares of GRAIL Series A Preferred Stock, GRAIL Series B Preferred Stock, GRAIL Series C Preferred Stock or GRAIL Series D Preferred Stock are outstanding, GRAIL will not amend, alter or repeal any provision of the GRAIL Certificate in a manner that alters or changes the powers, preferences or rights of the shares of GRAIL Series A Preferred Stock, GRAIL Series B Preferred Stock, GRAIL Series C Preferred Stock or GRAIL Series D Preferred Stock, respectively, so as to adversely affect them (it being understood that the creation of a new series of preferred stock shall not be deemed to alter or change the powers, preferences or rights of the GRAIL Series A Preferred Stock, GRAIL Series B Preferred Stock, GRAIL Series C Preferred Stock or GRAIL Series D Preferred Stock), without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of the series of stock so affected.

Amendment of Bylaws

The Illumina Board is expressly empowered to make, alter, amend or repeal the Illumina Bylaws. In addition, the stockholders of Illumina have the power to adopt, amend or repeal the Illumina Bylaws.	The GRAIL Board is expressly empowered to make, alter, amend or repeal the GRAIL Bylaws. In addition, the stockholders of GRAIL have the power to adopt, amend or repeal the GRAIL Bylaws.

Illumina	GRAIL

However, the Illumina Certificate provides that the affirmative vote of a majority of the holders of the then-outstanding voting securities of Illumina, voting together as a single class, will be required for the stockholders to amend, repeal or modify certain sections of the Illumina Bylaws, addressing special meetings of stockholders, notice of stockholders’ meetings, advance notice of stockholder nominees and stockholder business, voting, or number of directors.

Notwithstanding the foregoing, as long as at least 168,781,342 shares of GRAIL Preferred Stock are issued and outstanding, GRAIL will not, without first obtaining the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of the GRAIL Preferred Stock (voting separately as a single class and on an as-converted to GRAIL Class A Common Stock basis) (in addition to any other vote required by law or the GRAIL Certificate), amend, alter or repeal any provision of the GRAIL Bylaws in a manner that adversely affects the powers, preferences or rights of the GRAIL Preferred Stock.

At any time when shares of GRAIL Series A Preferred Stock, GRAIL Series B Preferred Stock, GRAIL Series C Preferred Stock or GRAIL Series D Preferred Stock are outstanding, GRAIL will not amend, alter or repeal any provision of the GRAIL Bylaws in a manner that alters or changes the powers, preferences or rights of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, respectively, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of the series of stock so affected.

Limitation on Director Liability

The DGCL permits corporations to adopt provisions in its certificate of incorporation limiting or eliminating certain personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the liability of a director for (i) breaching the duty of loyalty to the corporation or the corporation’s stockholders; (ii) acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) any transaction in which a director derived an improper personal benefit; or (iv) paying an unlawful dividend or approving an unlawful stock repurchase.

The Illumina Certificate eliminates the personal liability of Illumina directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The DGCL permits corporations to adopt provisions in its certificate of incorporation limiting or eliminating certain personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the liability of a director for (i) breaching the duty of loyalty to the corporation or the corporation’s stockholders; (ii) acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) any transaction in which a director derived an improper personal benefit; or (iv) paying an unlawful dividend or approving an unlawful stock repurchase.

The GRAIL Certificate provides that, to the fullest extent permitted by law, no GRAIL director will be personally liable for monetary

Illumina	GRAIL
damages for breach of fiduciary duty as a director.

Indemnification and Advancement of Expenses

The Illumina Certificate provides that Illumina will indemnify persons that are made or threatened to be made a party to an action or proceeding by reason of the fact that such person is or was an director or officer of Illumina or serves or served at any other enterprise as a director, officer or employee at the request of Illumina to the fullest extent permitted by law. The Illumina Certificate and the Illumina Bylaws permit Illumina to indemnify any other person that is made or threatened to be made a party to an action or proceeding by reason of the fact that such person is or was an employee or agent of Illumina or serves or served at any other enterprise as an employee or agent at the request of Illumina to the fullest extent permitted by law. The Illumina Bylaws provide that Illumina will advance expenses in defense of a proceeding to its directors and officers to the fullest extent permitted by law.	The GRAIL Certificate provides that, to the fullest extent permitted by applicable law, GRAIL is authorized to indemnify and advance expenses to its directors, officers and agents through GRAIL Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Preemptive Rights

Illumina’s stockholders do not have preemptive rights. Thus, if additional shares of Illumina Common Stock are issued, the current holders of Illumina Common Stock will own a proportionately smaller interest in a larger number of outstanding shares of Illumina Common Stock to the extent that they do not participate in the additional issuance.	The GRAIL Certificate and GRAIL Bylaws do not provide holders of GRAIL Stock with preemptive rights. Thus, as a general matter, if additional shares of GRAIL Stock are issued, the current holders of GRAIL Stock will own a proportionately smaller interest in a larger number of outstanding shares of GRAIL Stock to the extent that they do not participate in the additional issuance. However, stockholders that are party to the Investors’ Rights Agreement are entitled to certain rights of first offer as provided therein.

Dividends to Stockholders

Dividends upon the capital stock of Illumina, subject to the provisions of the Illumina Certificate and applicable law, if any, may be declared by the Illumina Board. Dividends may be paid in cash, in property or in shares of Illumina’s capital stock, subject to the provisions of the Illumina Certificate and applicable law.

The GRAIL Board, subject to any restrictions contained in the GRAIL Certificate or the DGCL, may declare and pay dividends upon the shares of GRAIL Stock. Dividends may be paid in cash, in property or in shares of GRAIL Stock, subject to the GRAIL Certificate and the DGCL.

No dividend or distribution may be declared or paid on any share of GRAIL Class A Common Stock unless a dividend or distribution, payable

Illumina	GRAIL

in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of GRAIL Class B Common Stock, nor shall dividend or distribution be declared or paid on any share of GRAIL Class B Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of GRAIL Class A Common Stock, in each case, without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of GRAIL Class A Common Stock or in GRAIL Class B Common Stock or in rights, options, warrants or other securities convertible into or exchangeable into shares of GRAIL Class A Common Stock or GRAIL Class B Common Stock, dividends shall be declared that are payable at the same rate on both classes of GRAIL Common Stock and the dividends payable in shares of GRAIL Class A Common Stock or in rights, options, warrants, or other securities convertible into or exchangeable for shares of GRAIL Class A Common Stock shall be payable to holders of GRAIL Class A Common Stock and the dividends payable in shares of GRAIL Class B Common Stock or in rights, options, warrants, or other securities convertible into or exchangeable for shares of GRAIL Class B Common Stock shall be payable to holders of GRAIL Class B Common Stock.

GRAIL may not declare, pay or set aside any dividends on shares of any other class or series of GRAIL capital stock (other than dividends on shares of GRAIL Common Stock payable in shares of GRAIL Common Stock) unless (in addition to obtaining any other consents required in the GRAIL Certificate) the holders of GRAIL Preferred Stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of GRAIL Preferred Stock in an amount at least equal to (i) in the case of a dividend on GRAIL Common Stock or any class convertible into common stock, that dividend per share of preferred stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into GRAIL Class A Common Stock and (B) the number of shares of

Illumina	GRAIL

GRAIL Class A Common Stock issuable upon conversion of a share of such preferred stock or (ii) in the case of a dividend on any class or series not convertible into GRAIL Class A Common Stock, at a rate per share of preferred stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of GRAIL capital stock by the original issue price of such class or series of GRAIL capital stock (subject to adjustment) and (B) multiplying such fraction by an amount equal to the Original Issue Price (as defined in the GRAIL Certificate) for the applicable series of GRAIL Preferred Stock; provided, that if GRAIL declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of GRAIL capital stock, the dividend payable to the holders of GRAIL Preferred Stock shall be calculated based on the dividend on the class or series of capital stock that would result in the highest preferred stock dividend.

Notwithstanding the foregoing, as long as at least 168,781,342 shares of GRAIL Preferred Stock are issued and outstanding, GRAIL will not, without first obtaining the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of the GRAIL Preferred Stock (voting separately as a single class and on an as-converted to GRAIL Class A Common Stock basis) (in addition to any other vote required by the DGCL or the GRAIL Certificate), purchase or redeem or pay or declare any dividend or make any distribution on, any shares of GRAIL Stock other than (i) redemptions of or other dividends or distributions on the GRAIL Preferred Stock as expressly authorized in the GRAIL Certificate, (ii) dividends or other distributions payable on GRAIL Common Stock solely in the form of “Additional Shares of Class A Common Stock” (as defined in the GRAIL Certificate), or (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for GRAIL or any subsidiary in connection with the cessation of such employment or service at no greater than the original price thereof.

Illumina	GRAIL

Business Combinations or Antitakeover Statutes

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless, (i) prior to the time such stockholder becomes an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exclusions) or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. The DGCL allows a corporation to include in its certificate of incorporation a provision expressly electing not to be governed by Section 203.

Because the Illumina Certificate does not contain a provision opting out of Section 203 of the DGCL, it is subject to such provision.

Under Section 203 of the DGCL, “interested stockholder” is generally defined as any person (other than the corporation and any direct or indirect majority-owned subsidiaries of the corporation) that (a) is the owner of 15% or more of the outstanding voting stock of the corporation or (b) is an affiliate or an associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person, subject to certain exceptions. Under Section 203 of the DGCL, “business combination” means, among other things, (i) a merger or consolidation with an interested stockholder, (ii) a sale, exchange or

Because GRAIL does not have a class of voting stock that is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders, the restrictions contained in Section 203 of the DGCL do not apply to GRAIL.

Under the GRAIL Certificate, as long as at least 168,781,342 shares of GRAIL Preferred Stock are issued and outstanding, GRAIL will not, without first obtaining the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of the GRAIL Preferred Stock (voting separately as a single class and on an as-converted to GRAIL Class A Common Stock basis) (in addition to any other vote required by the DGCL or the GRAIL Certificate), authorize a merger, consolidation or any other Deemed Liquidation Event.

Illumina	GRAIL
other disposition to or with an interested stockholder of 10% or more of the aggregate market value of either the assets on a consolidated basis or the outstanding stock of the corporation and (iii) any receipt by an interested stockholder of financial benefits (except proportionately as a stockholder) by or through the corporation other than those expressly permitted by Delaware law.

Exclusive Forum

The Illumina Bylaws provide that, unless the Illumina Board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, any state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Illumina; (ii) any action asserting a breach of a fiduciary duty owed by any director, officer, employee or agent of Illumina to Illumina or Illumina’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Illumina Certificate or the Illumina Bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction.	The GRAIL Certificate provides that, unless GRAIL consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of GRAIL; (ii) any action asserting a breach of a fiduciary duty owed by any director, officer, or other employee of GRAIL to GRAIL or GRAIL’s stockholders; (iii) any action asserting a claim against GRAIL, its directors, officers or employees arising pursuant to any provision of the DGCL, the GRAIL Certificate or the GRAIL Bylaws; or (iv) any action asserting a claim against GRAIL, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Repurchases of Shares

Under the DGCL, Illumina may redeem or repurchase its own shares, except if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. A corporation may, however, repurchase out of its capital any shares that are entitled upon any distribution of its assets to a preference over another class or series of its stock or, if no shares entitled to such preference	Under the DGCL, GRAIL may repurchase its own shares, except if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. A corporation may, however, repurchase out of its capital any shares that are entitled upon any distribution of its assets to a preference over another class or series of its stock or, if no shares entitled to such

Illumina	GRAIL
are outstanding, any of its shares, if such shares will be retired upon their acquisition and the corporation’s capital is reduced in accordance with the DGCL.

preference are outstanding, any of its shares, if such shares will be retired upon their acquisition and the corporation’s capital is reduced in accordance with the DGCL

Notwithstanding the foregoing, as long as at least 168,781,342 shares of GRAIL Preferred Stock are issued and outstanding, GRAIL will not, without first obtaining the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of the GRAIL Preferred Stock (voting separately as a single class and on an as-converted to GRAIL Class A Common Stock basis) (in addition to any other vote required by the DGCL or the GRAIL Certificate), purchase or redeem (or permit any subsidiary to purchase or redeem), any shares of GRAIL Stock other than (i) redemptions of or other dividends or distributions on the GRAIL Preferred Stock as expressly authorized in the GRAIL Certificate, (ii) dividends or other distributions payable on GRAIL Common Stock solely in the form of “Additional Shares of Class A Common Stock” (as defined in the GRAIL Certificate), or (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for GRAIL or any subsidiary in connection with the cessation of such employment or service at no greater than the original price thereof.

Stock Transfer Restrictions Applicable to Stockholders

Shares of Illumina are generally transferable in the manner prescribed by the DGCL.

Shares of GRAIL are generally transferable in the manner prescribed by the DGCL; provided, that shares of GRAIL Class B Common Stock convert into shares of GRAIL Class A Common Stock upon a transfer to any person who is not an Affiliate (as defined in the GRAIL Certificate) of the transferring stockholder. Transfers of record of shares of GRAIL Stock will be made only upon GRAIL’s books by the holders thereof, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of transfer.

In addition, stockholders that are party to the Investors’ Rights Agreement and/or the GRAIL ROFR and Co-Sale Agreement have agreed to

Illumina	GRAIL

certain transfer restrictions and procedures with respect to GRAIL Stock held by them, in each case as provided therein.

Shares of GRAIL Common Stock that were issued upon exercise of stock options granted pursuant to the Company Stock Plan are subject to the transfer restrictions set forth in the Company Stock Plan.

APPRAISAL RIGHTS

Appraisal Rights under Delaware Law

Under Delaware law, if a GRAIL stockholder of record does not wish to accept the consideration provided for in the Merger Agreement and the First Merger is completed, such GRAIL stockholder has the right to seek appraisal of his, her or its shares of GRAIL Stock and to receive payment in cash for the fair value of his, her or its shares of GRAIL Stock, exclusive of any element of value arising from the accomplishment or expectation of the First Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of GRAIL Stock. These rights are known as appraisal rights under Delaware law. The “fair value” of such shares of GRAIL Sock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the consideration that a GRAIL stockholder of record is otherwise entitled to receive for the same number of shares of GRAIL Stock under the terms of the Merger Agreement. GRAIL stockholders of record who elect to exercise appraisal rights must not vote in favor of or consent in writing to the adoption of the Merger Agreement, must properly demand appraisal of their shares and must comply with the other requirements of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to strictly comply with the procedures specified in a timely and proper manner will result in the loss of appraisal rights under Delaware law. A GRAIL stockholder of record who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent in favor of the Merger Agreement Proposal. Delivery of a signed election form (that is not timely revoked before the deadline for delivering an appraisal demand) will also function as a waiver of the right to appraisal under Section 262 of the DGCL.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a GRAIL stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex G to this consent solicitation statement/prospectus and incorporated by reference herein. Annex G should be reviewed carefully by any GRAIL stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the statute will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that GRAIL stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “GRAIL stockholders” or “you” are to the record holders of shares of GRAIL Stock immediately prior to the First Merger as to which appraisal rights are asserted. A person having a beneficial interest in shares of GRAIL Stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that, when a merger agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, each of the stockholders entitled to appraisal rights must be given notice of the approval of the merger and that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the merger is approved and no later than 10 days after the effective time of the merger. This consent solicitation statement/prospectus is not intended to constitute such notice under Section 262 of the DGCL. Only those GRAIL stockholders who did not submit a written consent approving the adoption of the Merger Agreement are entitled to receive such notice. The notice may be given by GRAIL, if sent prior to the First Merger, or the surviving company if given after the First Merger. If given at or after the First Merger, the notice must also specify the time of the First Merger; otherwise, a supplementary notice will provide this information.

Following GRAIL’s receipt of written consents sufficient to adopt the Merger Agreement, GRAIL will send all non-consenting GRAIL stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents. In addition, a formal notice of appraisal rights will be provided to the GRAIL stockholders that did not consent to the adoption of the Merger Agreement. A GRAIL stockholder desiring to exercise his, her or its appraisal rights will need to take action at that time in response to such notice, but this description is being provided to all GRAIL stockholders now so that you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

How to Preserve, Exercise and Perfect Your Appraisal Rights

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent approving the Merger Agreement. As described below, you must also continue to hold your shares through the completion of the First Merger.

If you elect to demand appraisal of your shares of GRAIL Stock, you must deliver to GRAIL or the surviving company, as applicable, at the specific address, which will be included in the notice of appraisal rights, a written demand for appraisal of your shares of GRAIL Stock within 20 days after the date of the giving of such notice. Do not submit a demand before the date of the notice of appraisal rights, because under Delaware case law, a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

A GRAIL stockholder wishing to exercise appraisal rights must hold of record the shares of GRAIL Stock on the date the written demand for appraisal is made and must continue to hold of record the shares of GRAIL Stock through the Effective Time. Appraisal rights will be lost if your shares of GRAIL Stock are transferred prior to the First Merger. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares of GRAIL Stock fail to comply with all of the requirements of Section 262 of the DGCL to perfect your appraisal rights, and the First Merger is completed, you (assuming that you hold your shares through the First Merger) will be entitled to receive payment for your shares of GRAIL Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of GRAIL Stock.

In order to satisfy Section 262 of the DGCL, a demand for appraisal in respect of shares of GRAIL Stock must reasonably inform GRAIL or the surviving company, as applicable, of the identity of the GRAIL stockholder of record and his, her or its intent to demand the appraisal of such holders shares of GRAIL Stock. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of GRAIL Stock. The demand cannot be made by the beneficial owner of shares of GRAIL Stock if such beneficial owner does not also hold of record the shares of GRAIL Stock. The beneficial owner of shares of GRAIL Stock must, in such cases, have the holder of record of such shares of GRAIL Stock submit the required demand in respect of such shares.

If shares of GRAIL Stock are held of record by a person other than the beneficial owner, including a fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by such record holder. If the shares of GRAIL Stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a GRAIL stockholder; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder, who holds shares of GRAIL Stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of GRAIL Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of GRAIL Stock as to which appraisal is sought. Where no number of shares of GRAIL Stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of GRAIL Stock held in the name of the record holder.

Actions After Completion of the First Merger

At any time within 60 days after the Effective Time, any GRAIL stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party will have the right to withdraw a demand for appraisal and accept the consideration for his, her or its shares of GRAIL Stock provided for in the Merger Agreement by delivering to the surviving company a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the surviving company. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party and he, she or it has accepted the terms offered upon the First Merger within 60 days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any GRAIL stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If the surviving company does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or the same as, the consideration for his, her or its shares of GRAIL Stock provided for in the Merger Agreement.

Within 120 days after the Effective Time of the First Merger, but not thereafter, either the surviving company or any GRAIL stockholder who has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of GRAIL Stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a GRAIL stockholder, service of a copy of such petition will be made upon the surviving company. Illumina has no present intent to cause the surviving company to file such a petition and has no obligation to cause such a petition to be filed, and GRAIL stockholders should not assume that the surviving company will file a petition. Accordingly, the failure of a GRAIL stockholder to file such a petition within the period specified will nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the Effective Time of the First Merger, any GRAIL stockholder who has properly filed a written demand for appraisal, who did not submit a written consent adopting the Merger Agreement and who has otherwise complied with the other such requirements of Section 262 of the DGCL, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), will be entitled to receive from the surviving company, a statement setting forth the aggregate number of shares of GRAIL Stock for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be given within 10 days after such request has been received by the surviving company or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of GRAIL Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving company such statement.

If a petition for appraisal is duly filed by a GRAIL stockholder and a copy of the petition is served upon the surviving company, then the surviving company will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all GRAIL stockholders who have demanded payment of their shares of GRAIL Stock and with whom agreements as to the value of their shares of GRAIL Stock have not been reached by the surviving company. After notice to GRAIL stockholders who have demanded appraisal and the surviving company, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require GRAIL stockholders who have demanded payment for their shares of GRAIL Stock and who hold GRAIL Stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the GRAIL stockholders entitled to appraisal of their shares of GRAIL Stock, the Delaware Court of Chancery will appraise the shares of GRAIL Stock in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the fair value of the GRAIL Stock as of the First Merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the First Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, by the surviving company to the GRAIL stockholders entitled to receive the same upon surrender by those stockholders of the GRAIL stock certificates representing their shares of GRAIL Stock. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceeding, the surviving company may pay to each stockholder entitled to appraisal an amount in case, in which case interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interests theretofore accrued, unless paid at that time.

No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and GRAIL stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration provided for in the Merger Agreement. Moreover, neither GRAIL nor Illumina anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and GRAIL and Illumina reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of GRAIL Stock is less than the consideration provided for in the Merger Agreement in respect of such share.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger and that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving company and the GRAIL stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each GRAIL stockholder seeking appraisal is responsible for his, her or its attorneys’ and expert witness expenses; although, upon the application of a GRAIL stockholder, the Delaware Court of Chancery could order all or a portion of the expenses incurred by any GRAIL stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of GRAIL Stock entitled to appraisal. Any GRAIL stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the First Merger, be entitled to deliver written consent or vote any shares of GRAIL Stock subject to that demand for any purpose or to receive payments of dividends or any other distributions with respect to those shares of GRAIL Stock, other than with respect to payments as of a record date prior to the Effective Time.

If no petition for appraisal is filed within 120 days after the Effective Time of the First Merger, then you will lose the right to appraisal and instead will receive the consideration for your shares of GRAIL Stock pursuant to the Merger Agreement. If you otherwise fail to perfect your appraisal rights or successfully withdraw your demand for appraisal then your right to appraisal will cease and you will only be entitled to receive the consideration for your shares of GRAIL Stock pursuant to the Merger Agreement.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, GRAIL stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

EXPERTS

The consolidated financial statements of Illumina, Inc. appearing in Illumina, Inc.’s Annual Report (Form 10-K) for the year ended December 29, 2019, and the effectiveness of Illumina, Inc.’s internal control over financial reporting as of December 29, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of GRAIL, Inc. as of December 31, 2019 and 2018 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF ILLUMINA COMMON STOCK AND CVRs

The validity of shares of Illumina Common Stock to be issued in the Transaction will be passed upon for Illumina by Cravath, Swaine & Moore LLP, New York, New York.

The validity of the CVRs to be issued in the Transaction, pursuant to the CVR Agreement, will be passed upon for Illumina by Potter Anderson & Corroon LLP, Wilmington, Delaware.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Illumina, who file electronically with the SEC. The address of that site is www.sec.gov.

You may also consult Illumina’s website for more information concerning the Transaction described in this consent solicitation statement/prospectus. Illumina’s website is www.illumina.com. The information contained on the websites of Illumina and the SEC (except for the filings expressly set forth below) is expressly not incorporated by reference into this consent solicitation statement/prospectus.

Illumina has filed with the SEC a registration statement on Form S-4 of which this consent solicitation statement/prospectus forms a part with respect to the Illumina Common Stock and CVRs to be issued in the Transaction. This consent solicitation statement/prospectus constitutes the prospectus of Illumina filed as part of the registration statement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Illumina Common Stock and the CVRs. The rules and regulations of the SEC allow Illumina to omit certain information included in the registration statement from this consent solicitation statement/prospectus.

In addition, the SEC allows Illumina to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this consent solicitation statement/prospectus, except for any information that is superseded or updated by information included directly in this consent solicitation statement/prospectus. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this consent solicitation statement/prospectus as to the contents of any contract or other documents referred to in this consent solicitation statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.

This consent solicitation statement/prospectus incorporates by reference the documents listed below that Illumina has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about Illumina, its financial condition and other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 29, 2019 filed with the SEC on February 11, 2020.

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2020.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, June 28, and September 27, 2020 filed with the SEC on May 1, August 7, and October 30, 2020.

•	Current Reports on Form 8-K filed with the SEC on January 2 , February 6, May 12, June 1, August 21, September 21 and November 10, 2020 and February 5, 2021.

•

The description of Illumina Common Stock contained in Illumina’s Registration Statement on Form 8-A, filed with the SEC on April 14, 2000, including any amendments or reports filed for the purposes of updating this description.

In addition, Illumina incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this consent solicitation statement/prospectus and prior to the Effective Date of the Transaction. Such documents are considered to be a part of this consent solicitation statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01 of a Current Report on Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or that information is deemed to be incorporated by reference into this consent solicitation statement/prospectus. Additionally, except as expressly stated with respect to the filings expressly set forth above, to the extent this consent solicitation statement/prospectus contains references to Illumina’s website, the information on that website does not constitute a part of, and is not incorporated by reference into, this consent solicitation statement/prospectus.

You may obtain any of the documents incorporated by reference through Illumina or the SEC. Documents incorporated by reference are available from Illumina without charge, excluding any exhibits to them unless such exhibits have been specifically incorporated by reference in this consent solicitation statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to stockholders unless specifically requested. You may obtain documents incorporated by reference in this consent solicitation statement/prospectus free of charge through the SEC’s website or from Illumina by requesting them in writing as follows or by accessing the website listed below:

Illumina, Inc.

5200 Illumina Way

San Diego, CA 92122

Attention: Juliet Cunningham, VP, Investor Relations

Email: ir@illumina.com

Website: https://investor.illumina.com

To ensure timely delivery of the documents, you must make your request no later than March 8, 2021. Please note that, due the COVID-19 pandemic, many of Illumina’s offices are temporarily closed. Therefore it is suggested that you request any information or documents via email.

You should rely only on the information contained or incorporated by reference in this consent solicitation statement/prospectus. Neither Illumina nor GRAIL has authorized anyone to give any information or make any representation about the Transaction, Illumina or GRAIL that is different from, or in addition to, that contained in this consent solicitation statement/prospectus or in any of the materials that Illumina has incorporated by reference into this consent solicitation statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this consent solicitation statement/prospectus speaks only as of the date of this consent solicitation statement/prospectus unless the information specifically indicates that another date applies. Neither Illumina’s mailing of this consent solicitation statement/prospectus to GRAIL stockholders, nor the issuance by Illumina of Illumina Common Stock or CVRs pursuant to the Transaction, will create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

ILLUMINA, INC.,

SDG OPS, INC.,

SDG OPS, LLC

and

GRAIL, INC.

Dated as of September 20, 2020

A-i

A-ii

Page

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		A-78

Section 9.01	Termination	A-78
Section 9.02	Effect of Termination	A-79
Section 9.03	Fees and Expenses	A-79
Section 9.04	Continuation Payments; Additional Termination Payment; Equity Issuance Fees and Expenses	A-80
Section 9.05	Amendment	A-84
Section 9.06	Waiver	A-84
Section 9.07	Procedure for Termination or Amendment	A-85

ARTICLE X CVR HOLDER REPRESENTATIVE		A-85

Section 10.01	Designation and Replacement of CVR Holder Representative	A-85
Section 10.02	Authority and Rights of the CVR Holder Representative; Limitations on Liability	A-85

ARTICLE XI GENERAL PROVISIONS		A-86

Section 11.01	Non-Survival of Representations, Warranties, Covenants and Agreements; Exclusive Remedy	A-86
Section 11.02	Notices	A-87
Section 11.03	Severability	A-88
Section 11.04	Entire Agreement; Assignment	A-88
Section 11.05	Parties in Interest	A-88
Section 11.06	Specific Performance	A-88
Section 11.07	Governing Law	A-89
Section 11.08	Counterparts	A-90
Section 11.09	Waiver of Jury Trial	A-90
Section 11.10	Non-Assertion of Attorney-Client Privilege	A-90
Section 11.11	Release by Equityholders	A-91

Schedules
Schedule A	Selling Investors

Exhibits
Exhibit A	Form of Selling Investor Support Agreement
Exhibit B	Form of Drag-Along Consent
Exhibit C	Form of CVR Agreement
Exhibit D	Tax Treatment Conditions
Exhibit E	Form of Drag-Along Notice
Exhibit F	Form of Support Agreement

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of September 20, 2020 (this “Agreement”), among Illumina, Inc., a Delaware corporation (“Parent”), SDG Ops, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“First Merger Sub”), SDG Ops, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Second Merger Sub”), and GRAIL, Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (as defined below) and the DLLCA (as defined below), Parent, First Merger Sub, Second Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, for U.S. federal income tax purposes, each of the parties hereto intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

WHEREAS, the Company Board (as defined below), including both Preferred Directors (as defined in the Company’s certificate of incorporation), has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders; (ii) approved and declared advisable this Agreement and the Transactions; (iii) approved the Transactions as a “Sale of the Company” pursuant to Section 2.2 of the Voting Agreement and specified that Section 2 of the Voting Agreement shall apply to the Transactions (the “Drag-Along Resolutions”); (iv) resolved to recommend that the stockholders of the Company adopt this Agreement; and (v) directed that this Agreement be submitted to the stockholders of the Company for adoption;

WHEREAS, the Parent Board (as defined below) has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and its stockholders and (ii) approved this Agreement and the Transactions;

WHEREAS, the Board of Directors of First Merger Sub has (i) approved this Agreement and declared its advisability and (ii) resolved to recommend the adoption of this Agreement by the sole stockholder of First Merger Sub;

WHEREAS, Parent, as the sole stockholder of First Merger Sub, shall adopt this Agreement immediately following the execution of this Agreement upon the approval of the Board of Directors of First Merger Sub;

WHEREAS, Parent, as the sole member of Second Merger Sub, has (i) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, Second Merger Sub and its sole member and (ii) approved this Agreement and the Transactions;

WHEREAS, following the execution and delivery of this Agreement, each holder of Company Stock listed on Schedule A (the “Selling Investors”) will enter into a Selling Investor Support Agreement in the form attached hereto as Exhibit A, with such changes and modifications as may be mutually agreed by Parent and the Company (the “Selling Investor Support Agreement”);

WHEREAS, following the execution and delivery of this Agreement, the Selling Investors will execute and deliver a consent in the form attached hereto as Exhibit B (the “Drag-Along Consent”); and

WHEREAS, as of or prior to the Closing, Parent and a trustee mutually agreeable to Parent and the Company (the “Trustee”) will enter into a Contingent Value Rights Agreement, substantially in the form attached hereto as Exhibit C, with such changes as may be mutually agreed by Parent and the Company or as the Trustee shall reasonably request (the “CVR Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, First Merger Sub, Second Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01    Certain Defined Terms. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and a Person who has made a proposal satisfying the requirements of Section 7.02(c) that contains terms no less favorable to the Company than those contained in the Confidentiality Agreement and does not include provisions requiring exclusive negotiations.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Aggregate Option Exercise Price” means the aggregate exercise price of all Company Stock Options that are outstanding as of immediately prior to the Effective Time.

“Aggregate Stock Consideration” means, subject to adjustment pursuant to Section 3.02(f), the following: (a) if the Average Parent Stock Price is an amount greater than $399, then the Aggregate Stock Consideration shall be 11,278,195 shares of Parent Common Stock; (b) if the Average Parent Stock Price is an amount greater than or equal to $295 but less than or equal to $399, then the Aggregate Stock Consideration shall be a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) $4,500,000,000 by (y) the Average Parent Stock Price; or (c) if the Average Parent Stock Price is an amount less than $295, then the Aggregate Stock Consideration shall be 15,254,237 shares of Parent Common Stock.

“Alternative Consideration” means a number of shares of Parent Common Stock and/or an amount of cash (which may be set by reference to the Company Fully Diluted Share Count), such number and/or amount to be determined by Parent in its sole discretion prior to the mailing of the Election Form.

“Average Parent Stock Price” means the volume weighted average trading price of Parent Common Stock on the NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) for the 20 consecutive Trading Days ending on (and including) the Trading Day that is 10 Trading Days prior to the Closing Date (rounded to four decimal places).

“beneficial owner”, with respect to any shares of Company Stock, has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” Laws.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“CARES Act” means the Coronavirus Aid, Relief and Economic Stability Act.

“Cash Consideration” means the quotient obtained by dividing (a) $3,500,000,000 plus the Aggregate Option Exercise Price by (b) the Company Fully Diluted Share Count.

“Class A Restricted Stock Award” means an award of restricted shares of Company Class A Common Stock granted pursuant to the Company Stock Plan or otherwise (including as a result of any early exercise of Company Stock Options), whether subject to service- and/or performance-based vesting criteria.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collaboration Partner” means any third party that manufactures, co-develops or co-markets (or has a license to manufacture, develop, market or sell) any product of the Company or any of its Subsidiaries.

“Commitment Letter” has the meaning set forth in the definition of Financing Sources.

“Company Board” means the Board of Directors of the Company.

“Company Class A Common Stock” means Class A Common Stock, par value $0.001 per share, of the Company.

“Company Class B Common Stock” means Class B Common Stock, par value $0.001 per share, of the Company.

“Company Common Stock” means, collectively, the Company Class A Common Stock and the Company Class B Common Stock.

“Company Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent, First Merger Sub and Second Merger Sub simultaneously with the signing of this Agreement.

“Company Equity Awards” means, collectively, the Company Restricted Stock Awards, the Company RSU Awards and the Company Stock Options.

“Company Fully Diluted Share Count” means, in each case as of immediately prior to the Effective Time, (a) the aggregate number of shares of Company Class A Common Stock issued and outstanding, including all Class A Restricted Stock Awards; (b) the aggregate number of shares of Company Class A Common Stock issuable upon conversion of all issued and outstanding shares of Company Class B Common Stock and Company Preferred Stock in accordance with the Company’s certificate of incorporation; and (c) except as otherwise included in the foregoing clause (b), the aggregate number of shares of Company Class A Common Stock issuable in respect of all outstanding options and other direct or indirect rights to acquire shares of Company Class A Common Stock or securities ultimately convertible into or exchangeable for shares of Company Class A Common Stock, including all Company RSU Awards and Company Stock Options; provided that, for the avoidance of doubt, any equity securities which may be issuable by the Company pursuant to the terms of the contract disclosed at item 35 of Section 4.09(a) of the Company Disclosure Letter shall not be included in “Company Fully Diluted Share Count” unless such equity securities are issued and outstanding as of immediately prior to the Effective Time.

“Company IP” means all Company Owned IP together with all Intellectual Property licensed by the Company or any of its Subsidiaries and used, held for use or planned for use in the Company’s business.

“Company IP Agreements” means any and all contracts relating in whole or in part to the Company IP or IT Assets, to which the Company or any of its Subsidiaries is a party or beneficiary or by which the Company or any of its Subsidiaries, or any Company IP or IT Assets may be bound, which contracts are used, held for use or planned for use in the Company’s business, including all (a) licenses or covenants, including covenants not to sue, to Intellectual Property granted by the Company or any of its Subsidiaries to any third party, (b) licenses or covenants, including covenants not to sue, to Intellectual Property granted to the Company or any of its Subsidiaries by any third party, (c) other contracts between the Company or any of its Subsidiaries and any third party relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets and (d) consents, settlements, and Orders governing the use, validity or enforceability of Intellectual Property or IT Assets.

“Company Material Adverse Effect” means any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) any failure, in and of itself, to meet internal projections or forecasts for any period ending on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Company Material Adverse Effect has occurred); (ii) changes in U.S. or non-U.S. general economic or political conditions, or in the financial, credit or securities markets in general, including any shutdown of any Governmental Authority; (iii) changes in applicable Law or GAAP or in any interpretation thereof; (iv) changes in the industries in which the Company and its Subsidiaries operate regardless of geographic region (including legal and regulatory changes); (v) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic (including the COVID-19 pandemic); (vii) FDA and other regulatory actions, enforcement, requirements or directives (including delay, clinical hold, rejection or additional clinical requirements with respect to any premarket approval application or investigational device exemption application), the scope of marketing approval or intended use statement(s), issuance of warning letters, audit findings, and other exercise or enforcement discretion, pre- or post-approval requirements, limitations or restrictions or rejection or revocation of any accreditations, authorizations, certifications, permits licenses related to the Company’s businesses and products (provided that the exception in this clause (vii) shall only apply to the definition of “Company Material Adverse Effect” for the purposes of Section 8.02(a) as applied to the representations and warranties in Section 4.18 if the representations and warranties in

Section 4.18 were true as of the date hereof, disregarding the exceptions set forth in this clause (vii) and clause (viii)); (viii) data and other results from clinical trials (including PATHFINDER, STRIVE and SUMMIT) (provided that the exception in this clause (viii) shall only apply to the definition of “Company Material Adverse Effect” for the purposes of Section 8.02(a) as applied to the representations and warranties in Section 4.18 if the representations and warranties in Section 4.18 were true as of the date hereof, disregarding the exceptions set forth in clause (vii) and this clause (viii)); (ix) any disruptions in Parent’s supply of sequencers and associated reagents to the Company and its Subsidiaries; or (x) the public announcement of this Agreement or the pendency of the Transactions; provided that, in each of clauses (ii) through (vi), the Company and its Subsidiaries, taken as a whole, are not affected disproportionately relative to other participants in the industries in which they operate; or (b) would reasonably be expected to prevent or materially delay the consummation of the Transactions by the Company. Notwithstanding the foregoing, in the case of clauses (a)(vii) and (a)(viii), any event, occurrence, state of facts, development, circumstance, change or effect resulting from intentional fraud by the Company or any of its Subsidiaries may be taken into account in determining whether the condition set forth in Section 8.02(a) has been satisfied.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (whether solely or jointly with one or more other Persons) as of the date of this Agreement.

“Company Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series D Preferred Stock.

“Company Recommendation” means the recommendation of the Company Board that the Company stockholders adopt this Agreement.

“Company Registration Statement” means the registration statement on Form S-1 (File No. 333-248672) filed by the Company with the SEC on September 9, 2020, including all exhibits thereto.

“Company Restricted Stock Awards” means, collectively, the Class A Restricted Stock Awards.

“Company RSU Award” means an award of restricted stock units with respect to shares of Company Class A Common Stock granted pursuant to the Company Stock Plan or otherwise, whether subject to service- and/or performance-based vesting criteria.

“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Company Series C Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Company Series D Preferred Stock” means the Series D Preferred Stock, par value $0.001 per share, of the Company.

“Company Stock” means, collectively, the Company Common Stock and Company Preferred Stock.

“Company Stock Option” means an award of unexercised options to purchase shares of Company Class A Common Stock granted pursuant to the Company Stock Plan or otherwise, whether subject to service- and/or performance-based vesting criteria.

“Company Stock Plan” means the Company’s 2016 Equity Incentive Plan, as amended and/or amended and restated from time to time.

“Company Stockholder Approvals” means the adoption of this Agreement and approval of the Transactions by the affirmative vote of, or the execution and delivery to the Company of a written consent by, (a) holders of a majority of the total voting power of Company Common Stock and Company Preferred Stock, voting together as a single class, and (b) holders of a majority of the Company Preferred Stock, voting together as a single class on an as-converted to Class A Common Stock basis.

“Competing Proposal” means any inquiry, proposal or offer from any Person (other than Parent or its Affiliates) relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the Mergers), (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or the shareholders of any Person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole (other than sales of inventory and dispositions of non-material assets or licenses, in each case, in the ordinary course of the Company’s business); (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of the Company; or (e) any combination of the foregoing.

“Competing Transaction Agreement” means a binding letter of intent, binding memorandum of understanding, binding agreement in principle, merger agreement, acquisition agreement, option agreement or other contract or agreement which would reasonably be expected to lead to any Competing Proposal (other than an Acceptable Confidentiality Agreement).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 11, 2020, between the Company and Parent.

“contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, in each case, that is legally binding and including all amendments, supplements, restatements or other modifications thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Designated Investments” means one or more of the following: (a) direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States; or (b) a deposit account of Exchange Agent.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Drag-Along” means the requirement of the Voting Agreement Parties to take certain actions upon the approval of a “Sale of the Company”, as such term is defined in the Voting Agreement, to comply with the requirements of Section 2 of the Voting Agreement.

“Encumbrances” means mortgages, pledges, liens, security interests, hypothecations, conditional and installment sale agreements, encumbrances, charges or other claims to title of third parties or restrictions on ownership or use of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights or disposition rights, or any option, right of first refusal or right of first offer.

“Environmental Law” means any Law relating to pollution or protection of the environment, natural resources, threatened or endangered species or, as it relates to exposure to hazardous or toxic materials, human health and safety.

“Environmental Permits” means all permits, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means the number (rounded to four decimal places) obtained by dividing (x) the Aggregate Stock Consideration by (y) the Company Fully Diluted Share Count.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by a party hereto or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the solicitation of stockholder approvals, the filing of any required notices under applicable foreign, federal or state antitrust, competition, fair trade or similar Laws or other similar regulations and all other matters related to the closing of the Transactions, including the Mergers.

“FFCRA” means the Families First Coronavirus Response Act.

“Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements to provide (such agreements, a “Commitment Letter”) any part of the Financing and any joinder agreements, indentures, credit agreements or other definitive agreements entered into pursuant thereto or relating thereto, and any arrangers, underwriters, initial purchasers, placement agents or administrative agents in connection with the Financing, together with their current and future Affiliates and their and such Affiliates’, officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, accountants, consultants, agents, representatives and funding sources of each of the foregoing, and their successors and assigns.

“Fraud” means common law intentional fraud under Delaware law in the making of the representation and warranties contained in this Agreement or in the certificates contemplated by Section 8.02(c) or Section 8.03(c).

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction. For purposes of Section 4.19, the term “Governmental Authority” shall also include any entity controlled by a Governmental Authority.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials, medical wastes, asbestos, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is regulated or that forms the basis of liability under any Environmental Law.

“Health Authority” means the Governmental Authorities that administer Health Laws, including the FDA.

“Health Law” means any Law applicable to the Company’s products and activities, including any Law the purpose of which is to ensure the safety, efficacy and quality of medical, biotechnology, diagnostic and similar products by regulating the research, development, manufacturing and distribution of these products, including applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, including, without limitation, the FDCA.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) under swaps, options, derivatives and other hedging contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); (iv) letters of credit, bank guarantees, and other similar contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon; (v) pursuant to a guarantee of any Indebtedness of a type referred to in clauses (i) through (iii) above, and (v) all Indebtedness of a type referred to in clauses (i) through (iii) above of any Person secured by (or for which the holder of such Indebtedness has a right, contingent or otherwise, to be secured by) any Encumbrance (other than a Permitted Encumbrance) (other than those set forth in clauses (h) and (i) of the definition thereof) on any property or assets owned by the Company or any of its Subsidiaries.

“Intellectual Property” means all rights in or to (a) patents, utility models, statutory invention registrations, registered designs and equivalent thereof, and all applications and pre-grant and post-grant forms of any of the foregoing, including, in each case, any provisionals, substitutions, divisionals, continuations, continuations-in-part, re-examinations, renewals, extensions, reissues, and equivalents thereof in any jurisdiction; (b) registered or unregistered trademarks, trade dress, trade names, brand names, corporate names, service marks, certification marks, designs, logos, slogans and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (c) copyrightable works (including copyrights in Software and Internet websites), whether published or unpublished and copyright registrations, applications for registration, and extensions thereof; (d) rights associated with domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (e) trade secrets, confidential know-how (including all ideas, concepts, research and development) and other proprietary confidential information, whether or not patentable, including inventions, discoveries, prototypes, results, data (including clinical data, pre-clinical data, and post-clinical data), testing procedures, testing results, methods, designs, specifications, know-how and other forms of technology, in each case, that derives economic value, whether actual or potential, from not being generally known to other persons (collectively, “Trade Secrets”); (f) Software; and (g) any and all other similar or equivalent intellectual property rights.

“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such agreement or covenant that the breaching party intentionally takes (or fails to take) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant; provided, that (a) as it applies to the Company, knowledge means the actual knowledge of any of the individuals listed in Section 1.01(a) of the Company Disclosure Letter or of the Company Board and (b) as it applies to Parent, First Merger Sub or Second Merger Sub, knowledge means the actual knowledge of Francis A. deSouza, Sam A. Samad and/or Charles E. Dadswell or of the Parent Board.

“Investor Agreements” means, collectively, (a) the Voting Agreement; (b) the Amended and Restated Investors’ Rights Agreement dated November 27, 2019, by and among the Company and certain stockholders of the Company party thereto; and (c) the Amended Right of First Refusal and Co-Sale Agreement dated November 27, 2019, by and among the Company and certain stockholders of the Company party thereto.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all (a) computers (including, servers, firewalls, workstations, desktops, laptops and handheld devices), Software, hardware (whether general or special purpose), networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, information security and telecommunications capabilities, data centers, operating systems and all other information technology equipment and other similar or related items of information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services, and (b) any business systems software or applications (including, CRM, ERP, HR, IT support, and accounting systems), whether hosted in “on prem” and/or in the cloud, or provided as a service (e.g., “Software-as-a-Service”), in each case of both (a) and (b), owned, licensed or used by the Company or any of its Subsidiaries and the documentation, reference and resource materials relating thereto and all contracts and contractual rights required in connection with the foregoing.

“knowledge of Parent” means the actual knowledge of Francis A. deSouza, Sam A. Samad and/or Charles E. Dadswell.

“knowledge of the Company” means the actual knowledge of the individuals listed in Section 1.01(b) of the Company Disclosure Letter.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, rule, code or Order.

“Merger Consideration” means the CVR Consideration or the Cash & Stock Consideration, as applicable.

“NASDAQ” means The NASDAQ Global Select Market.

“Non-U.S. Benefit Plan” means a Plan that is not subject exclusively to United States Law.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Outside Date” means September 20, 2021.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent IP” means all Parent Owned IP together with all Intellectual Property licensed by Parent or any of its Subsidiaries and used, held for use or planned for use in Parent’s business.

“Parent Material Adverse Effect” means any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) any change in the market price or trading volume of the Parent Common Stock or any failure, in and of itself, to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Parent Material Adverse Effect has occurred); (ii) changes in U.S. or non-U.S. general economic or political conditions, or in the financial, credit or securities markets in general, including any shutdown of any Governmental Authority; (iii) changes in applicable Law or GAAP or in any interpretation thereof; (iv) changes in the industries in which Parent and its Subsidiaries operate regardless of geographic region (including legal and regulatory changes); (v) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or epidemic or pandemic (including the COVID-19 pandemic); (vii) FDA and other regulatory actions, enforcement, requirements or directives (including delay, clinical hold, rejection or additional clinical requirements with respect to any premarket approval application or investigational device exemption application), the scope of marketing approval or intended use statement(s), issuance of warning letters, audit findings, and other exercise or enforcement discretion, pre- or post-approval requirements, limitations or restrictions or rejection or revocation of any accreditations, authorizations, certifications, permits licenses related to Parent’s businesses and products; (viii) data and other results from clinical trials, or (ix) the public announcement of this Agreement or the pendency or consummation of the Transactions; provided that in each of clauses (ii) through (vi), Parent and its Subsidiaries, taken as a whole are not affected disproportionately relative to other participants in the industries in which they operate; or (b) would reasonably be expected to prevent or materially delay the consummation of the Transactions by Parent, First Merger Sub or Second Merger Sub. Notwithstanding the foregoing, in the case of clauses (a)(vii) and (a)(viii), any event, occurrence, state of facts, development, circumstance, change or effect resulting from intentional fraud by Parent or any of its Subsidiaries may be taken into account in determining whether the condition set forth in Section 8.03(a) has been satisfied.

“Parent Owned IP” means all Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries (whether solely or jointly with one or more other Persons) as of the date of this Agreement.

“Parent Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for Parent and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Performance-Vesting Award” means any Company Equity Award that, as of immediately prior to the Closing, is outstanding and subject to performance-based vesting criteria.

“Permitted Encumbrances” means (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business, (c) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over any real property which are not violated in any material respect by the current use and operation of such real property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Laws, (e) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to, but not adversely affecting current occupancy or use of, the owned real property in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities Laws, (g) any Encumbrances caused by state statutes or specific provisions of Real Property Leases, in each case, with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject leased real property, (h) other Encumbrances incurred in the ordinary course of business and which would not reasonably be expected to have an adverse impact on the use of the property so encumbered, and (i) Encumbrances listed in Section 1.01(c) of the Company Disclosure Letter.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Personal Data” means (a) any information defined as “personal data”, “personally identifiable information” or “personal information” under any Privacy and Data Security Requirement, (b) any information that, alone or in combination with other information, can reasonably be used to identify an individual natural person or relating to an identified or identifiable natural person, directly or indirectly, including name, a unique identification number, government-issued identifier (including Social Security number and driver’s license number) physical address, gender and date of birth; and (c) individually identifiable health information constituting “protected health information” as defined under 45 C.F.R. § 160.103. Personal Data that has been pseudonymized shall also be considered Personal Data to the extent treated as such under any Privacy and Data Security Requirement.

“Plan” means each (a) “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) each other employment, individual independent contractor, individual consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance, vacation, bonus, incentive, disability, medical, vision, dental, health, life insurance, fringe benefit or other compensation or benefit plan, program, agreement, arrangement, policy or contract, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party or with respect to which the Company or any of its Subsidiaries have any obligation or liability, whether actual or contingent to provide compensation and/or benefits to or for the benefit of any Service Provider (or spouse, dependent or beneficiary thereof), other than any multiemployer plan (within the meaning of Section 3(37) of ERISA) and any statutory plan to which contributions are mandated by a Governmental Authority.

“Privacy and Data Security Requirements” means (a) any Laws regulating the Processing of Personal Data, (b) obligations under all contracts to which the Company or any of its Subsidiaries is a party that relate to Personal Data or protection of the IT Assets and (c) all of the Company’s and its Subsidiaries’ internal and publicly posted policies (including if posted on the Company’s or its Subsidiaries’ products and services) regarding the Processing of Personal Data.

“Process” or “Processing” with regard to Personal Data means the collection, use, storage, maintenance, retention, transmission, access, processing, recording, distribution, transfer, import, export, protection (including security measures), deletion, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Public Software” means (a) any Software used under a license identified as an open source license by the Open Source Initiative (www.opensource.org), and (b) any other Software that is distributed as freeware, or under similar licensing or distribution models.

“Real Property Leases” means all leases, subleases, licenses, occupancy agreements and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (including all guaranties thereof and all material modifications, amendments, supplements, waivers and side letters thereto).

“Registered Company IP” means all Intellectual Property: (a) included in the Company Owned IP or (b) that is exclusively licensed to the Company, in each case (a) and (b), that is the subject of an application, certificate, filing, registration, or other document issued, filed with or recorded by any Governmental Authority or Internet domain name registrar.

“Registered Parent IP” means all Intellectual Property: (a) included in the Parent Owned IP or (b) that is exclusively licensed to Parent, in each case (a) and (b), that is the subject of an application, certificate, filing, registration, or other document issued, filed with or recorded by any Governmental Authority or Internet domain name registrar.

“Registration Statement” means the S-4 Registration Statement and/or a registration statement on another appropriate form for the registration under the Securities Act of all of the shares of Parent Common Stock to be issued in connection with the Mergers.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Service Provider” means each director, officer, employee or independent contractor of the Company and each of its Subsidiaries.

“Service-Vesting Award” means each Company Equity Award that is outstanding immediately prior to the Closing other than a Performance-Vesting Award.

“Software” means all computer software, programs (whether in source code, object code, human readable form or other form), applications, algorithms, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, library functions, version control systems, operating system virtualization environments, databases and compilations, including data and collections of data, whether machine-readable or otherwise, technology supporting the foregoing, together with all boot, compilation, configuration, debugging, performance analysis and runtime files, libraries, data, documentation, including user manuals and training materials, related to any of the foregoing, and any cloud storage containing any of the foregoing.

“SOX” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing Proposal which the Company Board reasonably determines, in its good faith judgment, after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel, to be (a) more favorable to the stockholders of the Company from a financial point of view (after taking into account all of the terms and conditions of such proposal, including the sources and terms of any financing, financing market conditions and the existence of a financing contingency) than the Mergers (after taking into account any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) and (b) reasonably expected to be consummated on the terms so proposed. For the purposes of the definition of “Superior Proposal”, each reference to “15%” in the definition of “Competing Proposal” shall be replaced with “66%”.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability, in each case, excluding (i) any such agreement or arrangement between or solely among the Company and its Subsidiaries or (ii) any agreement or arrangement entered into in the ordinary course of business and not primarily related to Taxes.

“Taxes” means all taxes or similar duties, fees or charges or assessments thereof imposed by any Governmental Authority, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Trading Day” means a day on which shares of Parent Common Stock are traded on the NASDAQ.

“Transaction Documents” means, collectively, (a) this Agreement, (b) the Selling Investor Support Agreement, (c) the CVR Agreement, (d) the Drag-Along Consent and (e) the Support Agreements.

“Transactions” means the Mergers and the other transactions contemplated by this Agreement and by the CVR Agreement.

“Trust Indenture Act” means the Trust Indenture Act of 1939.

“Voting Agreement” means the Amended and Restated Voting Agreement dated as of November 27, 2019, by and among the Company and the Voting Agreement Parties, as amended by Amendment No. 1 to the Voting Agreement dated as of April 17, 2020, by and among the Company and the Voting Agreement Parties, and Amendment No. 2 to the Voting Agreement dated as of May 11, 2020, by and among the Company and the Voting Agreement Parties.

“Voting Agreement Parties” means those certain holders of Company Stock that are party to the Voting Agreement.

Section 1.02    Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
Additional Termination Payment	Section 9.04(b)
Agreement	Preamble
Alternative Capital Raise	Section 9.04(f)(ii)
Alternative Cash-Out Awards	Section 3.04(c)
Alternative Financing	Section 7.18(d)
Alternative Rollover Awards	Section 3.04(c)
Anti-Corruption Laws	Section 4.19(a)
Antitrust Laws	Section 7.07(a)
Appraisal Shares	Section 3.05(a)
Book-Entry Shares	Section 2.04(b)
Cash & Stock Consideration	Section 2.04(a)(ii)
Cash & Stock Election Share	Section 2.04(a)(ii)
Cash-Out Award	Section 3.04(b)
Cash-Out Award Consideration	Section 3.04(i)
Cash-Out Deductions	Section 3.04(i)
Certificates	Section 2.04(b)
Certificates of Merger	Section 2.02
Change in the Company Recommendation	Section 7.02(d)
Claims	Section 11.11(a)
Closing	Section 2.02
Closing Capitalization Schedule	Section 3.06(a)
Closing Year VCP	Section 7.04(d)
Company	Preamble
Company Related Parties	Section 9.03(d)
Consent Solicitation Statement	Section 7.01(a)
Continuation End Date	Section 9.04(a)
Continuation Payment	Section 9.04(a)
Continuing Employees	Section 7.04(a)
CVR	Section 2.04(a)(i)
CVR Agreement	Preamble

Defined Term	Location of Definition
CVR Cash-Out Awards	Section 3.04(c)
CVR Certificate	Section 2.04(a)(i)
CVR Consideration	Section 2.04(a)(i)
CVR Election Share	Section 2.04(a)(i)
CVR Holder Representative	Section 10.01
CVR Rollover Awards	Section 3.04(c)
Designated Person	Section 11.10
Drag-Along Consent	Preamble
Drag-Along Resolutions	Preamble
Effective Time	Section 2.02
Election Deadline	Section 3.01(b)
Election Form	Section 3.01(a)
Election Period	Section 3.01(b)
Equity Award Ratio	Section 3.04(e)
Equity Election Form	Section 3.04(c)
Equity Issuance	Section 9.04(c)
Equity Issuance End Date	Section 9.04(f)(i)
Equityholder	Section 11.01
Equityholder Released Claims	Section 11.11(a)
Equityholder Releasing Party	Section 11.11(a)
Exchange Agent	Section 3.02(a)
Exchange Fund	Section 3.02(a)
Existing Representation	Section 11.10
Export Control Laws	Section 4.19(d)
FDA	Section 4.18(a)
FDA Fraud Policy	Section 4.18(a)
FDCA	Section 4.18(e)
Filed Parent SEC Reports	Article V
Financial Statements	Section 4.06(b)
Financing	Section 5.08
Financing Commitments	Section 5.08
Financing Offering Documents	Section 7.19(a)(v)
First Certificate of Merger	Section 2.02
First Merger	Recitals
First Merger Sub	Preamble
Holder	Section 10.01
Intended Tax Treatment	Section 2.08(a)
Letter of Transmittal	Section 3.01(a)
Mailing Date	Section 3.01(a)
Material Contracts	Section 4.15(a)
Mergers	Recitals
Money Laundering Laws	Section 4.19(b)
New Plans	Section 7.04(b)
No Election Awards	Section 3.04(c)
No Election Shares	Section 2.04(a)(iii)
Notice of Adverse Recommendation	Section 7.02(d)
Parent	Preamble
Parent Awards	Section 3.04(g)
Parent Equity Awards	Section 7.04(e)
Parent Related Parties	Section 9.03(d)
Parent Restricted Stock	Section 3.04(f)

Defined Term	Location of Definition
Parent SEC Reports	Section 5.09(a)
Parent Stock Options	Section 3.04(d)
Permitted Restrictions	Section 7.07(a)
Post-Closing Bonus Plan	Section 7.04(a)
Post-Closing Covenants	Section 11.01
Pre-Closing Designated Persons	Section 11.10
Pre-Closing Privileges	Section 11.10
Prior Company Counsel	Section 11.10
R&D Sponsor	Section 4.12(j)
Reduction Amount	Section 9.04(c)
Regulatory Termination Fee	Section 9.03(a)(ii)
Released Parties	Section 11.11(a)
Required Information	Section 7.19(a)(ii)
Restraint	Section 8.01(c)
Rollover Awards	Section 3.04(b)
Rollover Performance-Based Award	Section 3.04(b)
Rollover Service-Based Award	Section 3.04(a)
S-4 Effectiveness Time	Section 7.01(b)
S-4 Registration Statement	Section 7.01(a)
Sanctioned Person	Section 4.19(c)
Sanctions	Section 4.19(c)
Second Certificate of Merger	Section 2.02
Second Effective Time	Section 2.02
Second Merger	Recitals
Second Merger Sub	Preamble
Section 1542	Section 11.11(c)
Selling Investor Support Agreement	Recitals
Selling Investors	Recitals
Social Security Act	Section 4.18(f)
Stock Consideration	Section 2.04(a)(i)
Support Agreement	Section 7.13(b)
Surviving Corporation	Recitals
Surviving Entity	Recitals
Termination Date	Section 9.04(c)
Trustee	Preamble

Section 1.03    Interpretation; Headings. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. As used herein, the term “made available” means, with respect to any document, that such document was in the Company’s electronic data room relating to the transactions contemplated by this Agreement prior to 5:00 pm Pacific Daylight Time on the day prior to the date of this Agreement or otherwise provided via electronic means. When reference is made to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

Any contract, instrument or Law defined or referred to herein or in any contract or instrument that is referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGERS

Section 2.01    The Mergers.

(a)    Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL and this Agreement, at the Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation and, following the First Merger, shall be a wholly owned Subsidiary of Parent (provided, that references to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b)    Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, the DLLCA and this Agreement, at the Second Effective Time, the Surviving Corporation shall be merged with and into Second Merger Sub. As a result of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity and, following the Second Merger, shall be a wholly owned Subsidiary of Parent (provided, that references to the Company for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.02    Closing; Effective Times. The closing of the Transactions (the “Closing”) shall take place on the third Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless another date is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VIII shall no longer be satisfied or waived (where permissible) on such third Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall again have been satisfied or waived (where permissible) unless another time is agreed to in writing by Parent and the Company. The Closing shall be effected by the electronic exchange of signatures by electronic transmission, or by such other means or at such other place as the parties shall agree. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the First Merger to be effected by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form and containing such information as is required by, and executed in accordance with, the relevant provisions of the DGCL. The First Merger shall become effective at the date and time of such filing of the Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the First Certificate of Merger (such time being the “Effective Time”). As soon as practicable following the Effective Time and in any case on the same day as the Effective Time, the parties hereto shall cause the Second Merger to be effected by filing a certificate of merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form and containing such information as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA. The Second Merger shall become effective at the date and time of such filing of the Second Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the Second Certificate of Merger (such time being the “Second Effective Time”).

Section 2.03    Effect of the Mergers.

(a)    At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(b)    At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of the Surviving Entity and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

Section 2.04    Effect of the First Merger; Conversion of Securities. (a) At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, First Merger Sub, the Company or any holders of Company Stock, each share of Company Class A Common Stock, Company Class B Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares, Company Restricted Stock Awards and any shares of Company Stock to be canceled pursuant to Section 2.04(c)) shall be converted automatically into the right to receive, in accordance with Section 251(b)(5) of the DGCL and the terms of this Agreement, the following consideration at the election of the holder thereof:

(i)    Each share of Company Stock with respect to which an election to receive a combination of cash, Parent Common Stock and a CVR has been effectively made and not revoked pursuant to Section 3.01 (each, a “CVR Election Share”) shall be converted into the right to receive (A) the Cash Consideration, without interest, (B) the number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”), subject to Section 3.02(e), and (C) one contingent value right issued by Parent subject to and in accordance with the CVR Agreement (a “CVR”) (collectively, the “CVR Consideration”). Each CVR issued as Merger Consideration hereunder will be substantially in the form attached as Annex A to the CVR Agreement (the “CVR Certificate”).

(ii)    Each share of Company Stock with respect to which an election to receive the Alternative Consideration in lieu of receiving a CVR has been effectively made and not revoked pursuant to Section 3.01 (each, a “Cash & Stock Election Share”) shall be converted into the right to receive (A) the Cash Consideration, without interest, (B) the Stock

Consideration, subject to Section 3.02(e), and (C) the Alternative Consideration (collectively, the “Cash & Stock Consideration”).

(iii)    Each share of Company Stock with respect to which no election has been effectively made in accordance with Section 3.01 (the “No Election Shares”) shall be converted into the right to receive the CVR Consideration.

(b)    Except as set forth in Section 2.04(c), by virtue of the First Merger, each share of Company Stock, when converted in accordance with Section 2.04(a), shall cease to be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock (“Certificates”) and each holder of shares of Company Stock outstanding immediately prior to the Effective Time that are not represented by Certificates (“Book-Entry Shares”) shall thereafter cease to have any rights with respect to such shares of Company Stock except (i) the right to receive, as applicable, the Merger Consideration, any dividends pursuant to Section 3.02(c) and cash in lieu of any fractional shares payable pursuant to Section 3.02(e), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or transfer of the Book-Entry Shares in accordance with Section 3.02(b) (or in the case of a lost, stolen or destroyed Certificate, Section 3.02(j)) or (ii) as provided by Law.

(c)    At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, First Merger Sub, the Company or any holders of Company Stock, each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist without any conversion thereof, and no payment shall be made with respect thereto.

(d)    Each issued and outstanding share of capital stock of First Merger Sub, par value $0.01 per share, shall, by virtue of the First Merger and without any action on the part of Parent, First Merger Sub or the Company, be converted into and become one validly issued, fully paid and non-assessable share of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.05    Effect of the Second Merger; Conversion of Securities. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party hereto or any holders of Company Stock or the holders of any shares of capital stock of Parent, the Surviving Corporation or Second Merger Sub: (a) each share of Class A Common Stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) each limited liability company interest of Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall not be affected and shall remain outstanding as a limited liability company interest of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity.

Section 2.06    Certificate of Incorporation; Bylaws; Certificate of Formation; Operating Agreement. (a) At the Effective Time, the Company’s certificate of incorporation in effect immediately prior to the Effective Time shall continue to be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b)    At the Effective Time, the bylaws of Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as the bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to First Merger Sub shall be replaced by references to the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

(c)    At the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub in effect immediately prior to the Second Effective Time shall continue to be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Entity shall be “GRAIL, LLC”.

Section 2.07    Directors and Officers of the Surviving Corporation and the Surviving Entity. The parties shall take all requisite action so that, from and after the Effective Time, the directors of First Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal, and the officers of First Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal. The parties shall take all requisite action so that, from and after the Second Effective Time, the officers of Second Merger Sub immediately prior to the Second Effective Time shall be the officers of the Surviving Entity, as set forth in the operating agreement of the Surviving Entity, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

Section 2.08    Intended Tax Treatment. (a) For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties hereto intend that (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement will constitute a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (clauses (i) and (ii) collectively, the “Intended Tax Treatment”).

(b)    So long as the conditions set forth on Exhibit D are satisfied, then (i) each party hereto will agree to prepare and file all Tax Returns consistent with the position that the Mergers qualify for the Intended Tax Treatment, and (ii) no party shall take any position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes that is inconsistent with the Intended Tax Treatment, except, in each case, as otherwise required by a final determination by a taxing authority or a change in applicable Law after the date of this Agreement.

(c)    The parties shall cooperate with each other and their respective counsel and use their reasonable best efforts to cause the conditions set forth on Exhibit D to be satisfied. Neither the Company nor Parent shall, or shall cause or permit any of their respective Subsidiaries to, take or omit to take any reasonable action not required or contemplated by this Agreement, as a result of which the Mergers would reasonably be expected to fail to qualify for the Intended Tax Treatment.

(d)    Parent shall reasonably promptly notify the Company, and the Company shall reasonably promptly notify the Parent, in each case if such party becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION

Section 3.01    Election Procedures. (a) Not less than 30 days prior to the anticipated Effective Time (the “Mailing Date”), Parent will cause to be mailed to each record holder of shares of Company

Stock (other than shares of Company Stock cancelled pursuant to Section 2.04(c)) as of five Business Days prior to the Mailing Date: (x) an election form in such form consistent with the terms of this Agreement as Parent shall specify (which such form shall be reasonably acceptable to the Company) (the “Election Form”) and (y) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Stock shall be deemed to pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof together with the required indemnity) or transfer of the Book-Entry Shares to the Exchange Agent, and shall be in a customary form and have such other provisions as are reasonably acceptable to the Company and Parent, including instructions for use in effecting the surrender or transfer (the “Letter of Transmittal”). The Election Form shall state the procedures for electing the Merger Consideration and shall specify the number of shares of Parent Common Stock and/or amount of cash that comprise the Alternative Consideration as determined by Parent.

(b)    Each Election Form will permit each holder of shares of Company Stock to specify (i) the number of shares of Company Stock with respect to which such holder elects to receive the CVR Consideration, (ii) the number of shares of Company Stock with respect to which such holder elects to receive the Cash & Stock Consideration or (iii) that such holder makes no election with respect to such holder’s shares of Company Stock. Any shares of Company Stock with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., Eastern time, on the date which Parent and the Company shall agree is as near as practicable to three Business Days preceding the Closing Date, or such other date as Parent and the Company will, prior to the Closing, mutually agree (the “Election Deadline”), will be deemed to be No Election Shares. Parent and the Company shall publicly announce the date of the Election Deadline at least three Business Days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c)    Parent shall direct the Exchange Agent to make Election Forms available as may be reasonably requested from time to time by all Persons who become holders of record of Company Stock between the date that is five Business Days prior to the Mailing Date and the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for the Exchange Agent to perform as specified in this Agreement and as specified in any agreement between Parent and/or the Company and the Exchange Agent.

(d)    Any election made pursuant to this Section 3.01 will have been properly made only if the Exchange Agent will have actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the Person submitting it, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares of Company Stock represented by such Election Form will be deemed to be No Election Shares, except to the extent a subsequent election is properly made during the Election Period. Any termination of this Agreement in accordance with Article IX shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. None of Parent, First Merger Sub, Second Merger Sub, the Company or the Exchange Agent will be under any obligation to notify any Person of any defect in an Election Form.

Section 3.02    Exchange of Certificates. (a) Exchange Agent. Prior to the Mailing Date, Parent shall designate a commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the exchange of shares of Company Stock in accordance with this

Article III. Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Stock (other than shares of Company Stock cancelled pursuant to Section 2.04(c), Company Restricted Stock Awards and Appraisal Shares), for exchange in accordance with this Article III at or prior to the Effective Time, (i) book-entry shares representing the aggregate Stock Consideration and any shares of Parent Common Stock included in the aggregate Alternative Consideration (excluding any portion of the aggregate Stock Consideration or Alternative Consideration deliverable in respect of shares of Company Stock owned directly or indirectly by Parent, First Merger Sub or Second Merger Sub and any part of the aggregate Stock Consideration in respect of which cash is to be paid in lieu of fractional shares pursuant to Section 3.02(e)), and (ii) cash in an amount sufficient to pay the aggregate Cash Consideration and the cash portion, if any, of the Alternative Consideration (excluding any Cash Consideration and the cash portion, if any, of the Alternative Consideration payable in respect of shares of Company Stock owned directly or indirectly by Parent, First Merger Sub or Second Merger Sub), plus any cash to be paid in lieu of any fractional shares pursuant to Section 3.02(e), and (iii) CVR Certificates representing the aggregate number of CVRs issuable pursuant to the CVR Agreement, in the case of each of clauses (i), (ii) and (iii), payable or deliverable pursuant to Section 2.04(a). In addition, Parent shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time at or after the Closing any dividends or distributions payable pursuant to Section 3.02(c). All shares of Parent Common Stock, cash (including any cash to be paid in lieu of any fractional shares pursuant to Section 3.02(e)) and CVR Certificates, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), deposited with or provided to the Exchange Agent by or on behalf of Parent, shall be referred to in this Agreement as the “Exchange Fund”. For avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Trustee unless and until such deposit is required pursuant to the terms of the CVR Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided that the Exchange Fund shall only be invested into Designated Investments. Any interest or other income from such investments shall be paid to and become income of Parent. Except as contemplated by Section 3.02(g), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.02(a).

(b)    Exchange Procedures. (i) As promptly as practicable after the Effective Time, the parties shall cause the Exchange Agent to mail to each holder of record of shares of Company Stock as of the Effective Time who is entitled to receive the Merger Consideration pursuant to Section 2.04(a), as set forth on the Closing Capitalization Schedule if such holder of shares of Company Stock has not already returned a valid, duly completed Letter of Transmittal: (A) a Letter of Transmittal and (B) instructions for use in effecting the surrender of the Certificates or transfer of the Book-Entry Shares pursuant to such letter of transmittal.

(ii)    Promptly following the later of (x) the Effective Time and (y) (A) delivery to the Exchange Agent of a letter of transmittal properly completed and validly executed in accordance with the instructions thereto and (B) with respect to holders of Certificates, surrender to the Exchange Agent of a Certificate for cancellation, in each case, together with such other documents as may be reasonably requested, the holder of such shares of Company Stock shall be entitled to receive in exchange therefor (I) cash in the amount equal to the Cash Consideration and, if applicable, the cash portion, if any, of the Alternative Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III (in each case, rounded to the nearest cent); (II) book-entry shares representing the Stock Consideration and, if applicable, any shares of Parent Common Stock included in the Alternative Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III; (III) if applicable, CVRs in the amount that such holder has the right to receive pursuant to Section 2.04(a) and this Article III (subject to and in accordance with the CVR Agreement); (IV) cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 3.02(e) (rounded to the nearest cent)

and (V) any dividends or other distributions such holder is entitled to receive pursuant to Section 3.02(c); and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Stock which is not registered in the transfer records of the Company, (I) cash in the amount equal to the Cash Consideration and, if applicable, the cash portion, if any, of the Alternative Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III (in each case, rounded to the nearest cent); (II) book-entry shares representing the Stock Consideration and, if applicable, any shares of Parent Common Stock included in the Alternative Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III; (III), if applicable, CVRs in the amount that such holder has the right to receive pursuant to Section 2.04(a) and this Article III (subject to and in accordance with the CVR Agreement); (IV) cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 3.02(e) (rounded to the nearest cent) and (V) any dividends or other distributions such holder is entitled to receive pursuant to Section 3.02(c) may be issued to a transferee if the Certificate or Book-Entry Shares representing such shares of Company Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by Section 2.04(a) and this Section 3.02, each Certificate or Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, in each case, without interest, the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock the holder of such Certificate or Book-Entry Share is entitled to receive pursuant to Section 3.02(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.02(c).

(c)    Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or paid with a record date after the Effective Time with respect to the Parent Common Stock (and no cash payment in lieu of fractional shares of Parent Common Stock pursuant to Section 3.02(e)) shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or Book-Entry Share in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or Book-Entry Share in accordance with Section 3.02(b), there shall be paid to the record holder of shares of Parent Common Stock issued in exchange therefor, without interest, at the appropriate payment date (or, if previously paid, promptly), the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender payable with respect to such shares of Parent Common Stock and the amount of any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 3.02(e).

(d)    No Further Rights in Company Stock. All Merger Consideration issued or paid upon surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.02(c) or Section 3.02(e)) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificates or Book-Entry Shares.

(e)    No Fractional Shares. No fractional shares of Parent Common Stock shall be issued as Stock Consideration or Alternative Consideration, but in lieu thereof each holder of Company Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 3.02(e), a cash payment in lieu of such fractional share of Parent Common Stock in an amount equal to the amount of such fractional share (expressed as a decimal) multiplied by the Average Parent Stock Price. The parties hereto acknowledge that payment of such cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock. Such amounts payable to holders of shares of Company Stock shall be without interest, rounded down to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 3.02(i).

(f)    Adjustments to Stock Consideration. The calculation of the Aggregate Stock Consideration and aggregate shares of Parent Common Stock, if any, payable as Alternative Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities of a Subsidiary of Parent or the Company or of securities convertible into Parent Common Stock or Company Stock), recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Stock with a record date occurring on or after the date hereof and prior to the Effective Time; provided that nothing in this Section 3.02(f) shall be construed to permit the Company or Parent to take any of the foregoing actions with respect to Company Stock or Parent Common Stock, as applicable, to the extent otherwise prohibited by the terms of this Agreement, including Section 6.01 and Section 6.02.

(g)    Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of shares of Company Stock on the date that is 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.02(e) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 3.02(c).

(h)    No Liability. None of the Exchange Agent, Parent, the Surviving Corporation or the Surviving Entity shall be liable to any holder of shares of Company Stock for any Merger Consideration from the Exchange Fund (or dividends or other distributions with respect to Parent Common Stock) or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i)    Withholding Rights. Each of the Surviving Corporation, the Surviving Entity, the Exchange Agent, Parent, First Merger Sub and Second Merger Sub shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement or the CVR Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for purposes of this Agreement and the CVR Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(j)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, providing an indemnity agreement in customary form reasonably acceptable to Parent against any claim that may be made against Parent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Stock formerly represented by such Certificate to which the holder thereof is entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 3.02(e) and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 3.02(c).

Section 3.03    Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates or

Book-Entry Shares presented to the Exchange Agent or Parent for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the shares of Company Stock formerly represented by such Certificates or Book-Entry Shares to which the holders thereof are entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which the holders of such Certificates or Book-Entry Shares are entitled pursuant to Section 3.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.02(c).

Section 3.04    Company Equity Awards. (a) Immediately prior to, and contingent on, the Effective Time, a number of options, shares of Company Stock or restricted stock units, as applicable, subject to each Service-Vesting Award that is unvested as of immediately prior to the Effective Time equal to the number of options, shares or units, as applicable, that would have vested on or prior to the third anniversary of the Effective Time if the applicable holder of such Service-Vesting Award satisfied all applicable service-based vesting criteria through such third anniversary shall vest, with such vesting applied to the options, shares or units, as applicable, that have the longest remaining vesting periods (i.e., in reverse chronological order, as illustrated in the examples set forth on Section 3.04(a) of the Company Disclosure Letter). Any Service-Vesting Award (or portion thereof) that remains unvested following the application of the accelerated vesting provided for in this Section 3.04(a), shall be referred to as a “Rollover Service-Based Award”.

(b)    Immediately prior to, and contingent on, the Effective Time, a number of options, shares of Company Stock or restricted stock units, as applicable, subject to each Performance-Vesting Award that is unvested as of immediately prior to the Effective Time equal to the number of options, shares or units, as applicable, (rounded up to the nearest whole option, share or unit, as applicable) that would have vested based on achievement of the performance-based vesting criteria applicable to such Performance-Vesting Award shall vest as set forth on Section 3.04(b)(i) of the Company Disclosure Letter. Any Performance-Vesting Award (or portion thereof) that remains unvested following the application of the vesting described in this Section 3.04(b), shall be referred to as a “Rollover Performance-Based Award” and, together with the Rollover Service-Based Awards, the “Rollover Awards”. For purposes of this Agreement, the term “Cash-Out Award” shall mean any Company Equity Award (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time (including, for the avoidance of doubt, any such Company Equity Award (or portion thereof) that (x) vests as a result of the application of Sections 3.04(a) or (b), or (y) vested in the ordinary course prior to the application of Sections 3.04(a) and (b) or on an accelerated basis in connection with (and on or prior to) the Effective Time (a “Single-Trigger Award”)). Section 3.04(b)(ii) of the Company Disclosure Letter sets forth, to the Company’s knowledge, all Single-Trigger Awards.

(c)    On the Mailing Date, Parent will cause to be provided to each holder of Company Equity Awards an election form in such form consistent with the terms of this Agreement as Parent shall specify (which such form shall be reasonably acceptable to the Company) (the “Equity Election Form”). The Equity Election Form shall state the procedures for electing among the options for the treatment of Rollover Awards and Cash-Out Awards described herein and shall specify the number of shares of Parent Common Stock and/or amount of cash that comprise the Alternative Consideration as determined by Parent. Each Equity Election Form will permit each holder of Company Equity Awards to specify: (i) which Cash-Out Awards such holder elects to treat as “CVR Cash-Out Awards”; (ii) which Cash-Out Awards such holder elects to treat as “Alternative Cash-Out Awards”; (iii) which Rollover Awards such holder elects to treat as “CVR Rollover Awards”; (iv) which Rollover Awards such holder elects to treat as “Alternative Rollover Awards”; and/or (v) that such holder makes no election with respect to some or all of such holder’s Company Equity Awards (any Company Equity Awards described in this clause (v) and any other Company Equity Awards for which Parent does not receive a properly completed Equity Election Form during the Election Period, the “No Election Awards”). The treatment of each of the CVR Cash-Out Awards, Alternative Cash-Out Awards, CVR Rollover Awards and Alternative Rollover Awards is described below. Any No Election Award shall be treated for all purposes, except as set forth below, as a CVR Cash-Out Award or a CVR Rollover Award, as applicable. Notwithstanding anything else in this Agreement or any Election Form to the contrary, any Company Stock Option that is a Rollover Award and that has an exercise price that is greater than or equal to the sum of (x) the Cash Consideration and (y) an amount equal to the product of (I) the Stock Consideration and (II) the Average Parent Stock Price shall be treated as an Alternative Rollover Award. Section 3.01(d) shall apply to the Equity Election Forms mutatis mutandis.

(d)    Immediately prior to, and contingent on, the Effective Time, each Company Stock Option (or portion thereof) that is a Rollover Award shall be canceled in exchange for the right to receive (i) in the case of a CVR Rollover Award only, a number of fully vested CVRs equal to the number of shares of Company Class A Common Stock subject to such Rollover Award immediately prior to such cancelation and (ii) an option to acquire a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (A) the number of shares of Company Class A Common Stock subject to such Rollover Award immediately prior to such cancelation, and (B) the applicable Equity Award Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Class A Common Stock of such Rollover Award immediately prior to such cancelation by (y) the Equity Award Ratio (such options, “Parent Stock Options”); provided that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and Section 422 of the Code (to the extent applicable); provided further, that the parties intend that the actions provided for in the foregoing with respect to CVR Rollover Awards shall be implemented by means of a deemed partial exercise of the Company Stock Option in exchange for Company Restricted Stock Awards covering a number of shares with an aggregate value equal to the aggregate value of the CVRs to be received in exchange for such Rollover Award, with such Company Restricted Stock Awards immediately thereafter canceled in exchange for the fully vested CVRs provided for above in accordance with the election of the holder of such CVR Rollover Awards (and, for clarity, the remainder of the Company Stock Option converted into the Parent Stock Option provided for above in a manner consistent with the requirements of Section 409A of the Code and Section 422 of the Code (to the extent applicable)).

(e)    For purposes of this Agreement, the “Equity Award Ratio” shall mean:

(i)    in the case of a CVR Rollover Award, a fraction (A) the numerator of which is the sum of (x) the Cash Consideration and (y) an amount equal to the product of (I) the Stock Consideration and (II) the Average Parent Stock Price and (B) the denominator of which is the Average Parent Stock Price

(ii)    in the case of an Alternative Rollover Award, a fraction (A) the numerator of which is the sum of (x) the cash portion of the Cash & Stock Consideration (which includes the cash portion of the Alternative Consideration (if any)) and (y) an amount equal to the product of (I) the stock portion of the Cash & Stock Consideration (which includes the stock portion of the Alternative Consideration (if any)) and (II) the Average Parent Stock Price and (B) the denominator of which is the Average Parent Stock Price.

(f)    Immediately prior to, and contingent upon, the Effective Time, each Company Restricted Stock Award (or portion thereof) that is a Rollover Award shall be canceled in exchange for the right to receive (i) in the case of a CVR Rollover Award only, a number of fully vested CVRs equal to the number of shares of Company Class A Common Stock subject to such Rollover Award immediately prior to such cancelation and (ii) a number of restricted shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (A) the number of shares of Company Class A Common Stock subject to such Rollover Award immediately prior to such cancelation and (B) the applicable Equity Award Ratio (such restricted shares, “Parent Restricted Stock”).

(g)    Immediately prior to, and contingent upon, the Effective Time, each Company RSU Award (or portion thereof) that is a Rollover Award shall be canceled in exchange for the right to receive (i) in the case of a CVR Rollover Award only, a number of fully vested CVRs equal to the number of shares of Company Class A Common Stock subject to such Rollover Award immediately prior to such cancelation and (ii) a restricted stock unit with respect to a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (A) the number of shares of Company Class A Common Stock subject to such Rollover Award immediately prior to such cancelation, and (B) the applicable Equity Award Ratio (such restricted stock units, collectively with the Parent Stock Options and Parent Restricted Stock, the “Parent Awards”).

(h)    Except as specifically provided in this Section 3.04, following the Effective Time, each Parent Award shall continue to be governed by the terms and conditions that applied to the applicable Rollover Award immediately prior to the applicable cancelation, including, for the avoidance of doubt, any service-based and performance-based vesting criteria that are not satisfied or deemed satisfied prior to the Effective Time (including pursuant to Sections 3.04(a) and (b)). Notwithstanding the foregoing, solely to the extent set forth on Section 3.04(b) of the Company Disclosure Letter, Parent Awards in respect of Rollover Awards that are Performance-Vesting Awards shall no longer be subject to any performance-vesting criteria following the Effective Time.

(i)    Immediately prior to, and contingent on, the Effective Time, each Cash-Out Award shall be canceled and converted into the right to receive for each share of Company Stock subject to such Cash-Out Award as of immediately prior to such cancelation, in full satisfaction of the rights of the applicable holder with respect thereto, (i) in the case of a CVR Cash-Out Award, the CVR Consideration or (ii) in the case of an Alternative Cash-Out Award, the Cash & Stock Consideration, in each case, less (A) in the case of any Cash-Out Award that is a Company Stock Option, the applicable exercise price for such share and (B) in the case of all Company Equity Awards, any required withholding Taxes ((A) and (B) together, the “Cash-Out Deductions”, and the net consideration payable hereunder in respect of a Cash-Out Award, the “Cash-Out Award Consideration”). Any Cash-Out Deductions shall be satisfied by reducing the cash portion of the applicable consideration by the amount of such Cash-Out Deductions, but not below zero. In the event such cash portion has a value that is less than such Cash-Out Deductions, such cash portion shall be reduced to zero and in addition Parent shall retain a portion of the stock portion of the applicable consideration that has a value equal to the amount by which the Cash-Out Deductions exceed such cash portion. The Cash-Out Award Consideration shall be paid as promptly as practicable following the Effective Time (and in no event later than five (5) Business Days thereafter) through Parent’s, the Surviving Entity’s or the applicable Subsidiary of the Surviving Entity’s payroll. Notwithstanding the foregoing, to the extent that any Cash-Out Award Consideration relates to a Company RSU Award that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Entity or the applicable Subsidiary shall pay such amounts at the earliest time, as applicable, that will not trigger a Tax or penalty under Section 409A of the Code, but no later than five (5) Business Days after such time.

(j)    Notwithstanding the foregoing, in the event any Cash-Out Award Consideration would result in the payment of a fractional share of Parent Common Stock, all such fractional shares a holder of Company Equity Awards in respect of Company Equity Awards would be entitled to shall be aggregated and paid in (i) a number of shares of Parent Common Stock equal to such aggregated number rounded down to the nearest whole share and (ii) an amount in cash equal to the product of (A) such aggregated number minus the number of whole shares determined in clause (i) and (B) the Average Parent Stock Price.

(k)    No later than the Effective Time, Parent shall, if registration of the shares of Parent Common Stock issuable under the Company Stock Plan or other Plan is required under the Securities Act and such registration is not covered by any Form S-4 filed in connection with the Transactions, file with the SEC a registration statement on Form S-8, as the case may be (or any successor form), or another appropriate form with respect to such Parent Common Stock and shall use commercially reasonable efforts to have such registration statement declared effective no later than the Effective Time.

(l)    At or prior to the Effective Time, the Company, the Company Board or a committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.04.

(m)    Notwithstanding anything in this Agreement to the contrary, any Taxes required to be withheld in connection with CVRs issued in respect of any Company Equity Award pursuant to this Section 3.04 (other than in respect of any Cash-Out Awards, which are covered solely by Section 3.04(i)) shall be satisfied by reducing the cash portion of the applicable consideration that would otherwise be received by the holder of the applicable Company Equity Award by the amount of such required Tax withholding, but not below zero and, in the event such cash portion has a value that is less than such required Tax withholding, such cash portion shall be reduced to zero and in addition Parent shall retain a portion of the stock portion of the applicable consideration that would otherwise be received by the holder of the applicable Company Equity Award that has a value equal to the amount by which the required Tax withholding exceeds such cash portion. In the event the cash and stock portion has a value that is less than such required Tax withholding, the Company shall determine an alternative means of satisfying such Tax withholding that is reasonably acceptable to Parent.

Section 3.05    Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by any holder who has not voted in favor of the Mergers or consented thereto in writing, has not waived appraisal rights in connection with the Mergers, and properly demands appraisal of such shares pursuant to, and in accordance with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.04(a), but instead shall be entitled to only those rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall thereupon be treated as if they were No Election Shares and shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the CVR Consideration as provided in Section 2.04(a) upon the surrender of such shares in the manner provided in Section 3.02.

(b)    The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Stock, any attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to be paid the “fair value” of the Appraisal Shares, as provided in Section 262 of the DGCL, and Parent shall have the right to participate in and direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.06    Closing Capitalization Schedule. (a) No less than five Business Days prior to the Closing, the Company shall deliver to Parent and the Exchange Agent a schedule (the “Closing Capitalization Schedule”), setting forth, as of the Effective Time:

(i)     a list, substantially in the form of Section 3.06 of the Company Disclosure Letter, of all holders of Company Stock and Company Equity Awards and each such holder’s address and:

(A)    the number of shares of each class or series of Company Stock held by such holder immediately prior to the Closing Date, indicating whether any such shares are Company Restricted Stock Awards (and if so, whether or not such Company Restricted Stock Awards are subject to any performance-based vesting conditions and, if so, the target number of shares of Company Stock that may be issued under such award) and with respect to any shares of Company Class B Common Stock or Company Preferred Stock of any series, (I) the conversion rate to Company Class A Common Stock applicable thereto, (II) the liquidation preference applicable thereto and (III) the amount of any accrued but unpaid dividends applicable thereto;

(B)    the number of Company RSU Awards held by such holder immediately prior to the Closing Date, indicating whether or not such Company RSU Awards are subject to any performance-based vesting conditions and, if so, the target number of shares of Company Stock that may be issued under such award; and

(C)    the number of all Company Stock Options held by such holder immediately prior to the Closing Date, indicating (I) whether such Company Stock Options are vested or unvested, (II) the number of shares of Company Stock issuable upon exercise of such Company Stock Options, as applicable, (III) the exercise price with respect to each Company Stock Option and (iV) whether or not such Company Stock Options are subject to any performance-based vesting conditions and, if so, the target number of shares of Company Stock that may be issued under such award; and

(ii)    (A) the calculation of the Company Fully Diluted Share Count and Cash Consideration and Stock Consideration payable in respect of a share of each class or series of Company Stock, (B) the aggregate Merger Consideration to be paid to Company stockholders pursuant to Section 2.04(a) and (C) the aggregate consideration to be paid in respect of Company Equity Awards pursuant to Section 3.04, in each case calculated in accordance with this Agreement, the Company’s certificate of incorporation, and any applicable Plan (including the Company Stock Plan and any other Plans governing the terms of any Company Stock Options, Company Restricted Stock Awards or Company RSU Awards) and accompanied with detailed calculations to arrive at the amounts set forth in the Closing Capitalization Schedule.

(b)    The Company shall (i) take all necessary actions to freeze all exercises of Company Stock Options as of immediately prior to delivery of the Closing Capitalization Schedule, and (ii) promptly, but in no event later than the Closing Date, provide Parent and the Exchange Agent an updated Closing Capitalization Schedule reflecting any forfeiture, vesting or settlement (as applicable) of Company Restricted Stock Awards, Company RSU Awards and Company Stock Options that occur between the delivery of the Closing Capitalization Schedule and the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent, First Merger Sub and Second Merger Sub to enter into this Agreement, except (i) as disclosed in the Company Registration Statement (including exhibits) filed by the Company and publicly available prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature, in each case other than statements of historical fact) or (ii) as set forth in the Company Disclosure Letter (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to Parent, First Merger Sub and Second Merger Sub that:

Section 4.01    Organization and Qualification; Subsidiaries. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and carry on its business as it is now being conducted. The Company has made available to Parent, prior to the execution of this Agreement, a true and complete copy of the Company’s certificate of incorporation and bylaws, as amended to the date of this Agreement, which are in full force and effect.

(b)    Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(c)    Section 4.01(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Subsidiary of the Company, the jurisdiction of incorporation or formation of each such Subsidiary and the ownership interest of the Company and any third parties in each such Subsidiary.

(d)    The Company has made available to Parent, prior to the execution of this Agreement, a true and complete copy of the organizational documents of each of its Subsidiaries, in each case, as amended to the date of this Agreement. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company’s Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.02    Capitalization. (a) The authorized capital stock of the Company consists of (i) 898,203,200 shares of Company Common Stock and (ii) 534,145,027 shares of Company Preferred Stock. As of the date hereof, (i) 120,746,694 shares of Company Class A Common Stock were issued and outstanding, including 592,442 shares subject to Company Restricted Stock Awards (with zero (0) additional shares of Company Class A Common Stock issued and held in the treasury of the Company and 6,804,539 shares of Company Class A Common Stock reserved for future issuance pursuant to the Company Stock Plan); (ii) 24,989,397 shares of Company Class B Common Stock, which are convertible into 26,179,367 shares of Company Class A Common Stock, were issued and outstanding, none of which are subject to Company Restricted Stock Awards (with an additional zero

(0) shares of Company Class B Common Stock issued and held in the treasury of the Company and zero (0) shares of Company Class B Common Stock reserved for future issuance pursuant to the Company Stock Plan); (iii) 85,000,000 shares of Company Series A Preferred Stock, which are convertible into 85,000,000 shares of Company Class A Common Stock, were issued and outstanding; (iv) 309,256,591 shares of Company Series B Preferred Stock, which are convertible into 309,256,591 shares of Company Class A Common Stock, were issued and outstanding; (v) 63,144,600 shares of Company Series C Preferred Stock, which are convertible into 63,144,600 shares of Company Class A Common Stock, were issued and outstanding; and (vi) 76,743,836 shares of Company Series D Preferred Stock, which are convertible into 76,743,836 shares of Company Class A Common Stock, were issued and outstanding, in each case duly authorized and validly issued, fully paid and non-assessable. As of the date hereof, 96,320,592 shares of Company Class A Common Stock are subject to outstanding Company Stock Options, and 30,343,670 shares of Company Class A Common Stock are subject to outstanding Company RSU Awards. With respect to Company Equity Awards, the foregoing assumes 100% achievement of all applicable performance criteria. Except as set forth in this Section 4.02 or as set forth in Section 4.02(a) of the Company Disclosure Letter, there are no authorized, issued, reserved for issuance or outstanding (i) shares of capital stock, voting securities or other equity interests of the Company; (ii) options, calls, warrants, convertible debt, other convertible or exchangeable instruments or rights, agreements, arrangements or commitments of any character made or issued by the Company or any of its Subsidiaries obligating the Company or any of its Subsidiaries to issue, deliver or sell any shares of capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries; or (iii) “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests issued by the Company or any of its Subsidiaries, or rights to acquire such interests from the Company or any Subsidiary. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, and each outstanding share of Company Stock has been and is, (i) duly authorized, validly issued, fully paid and non-assessable; and (ii) not subject to or issued in violation of any preemptive rights purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right created by applicable Law, the organizational documents of the Company or any agreement to which the Company is a party or otherwise bound.

(b)    There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person. All Company Stock Options, Company Restricted Stock Awards and Company RSU Awards are evidenced by award agreements, in each case, in substantially the forms made available to Parent by the Company, and no award agreement contains terms that are materially inconsistent with the applicable forms. There are no declared or accrued unpaid dividends with respect to any Company Stock.

(c)    Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable; each such share or interest is owned by the Company or another of its wholly owned Subsidiaries free and clear of all Encumbrances and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests (in each case, other than any Encumbrance or restriction arising under applicable securities Laws); and each such share or interest was not issued in violation, in any material respect, of any preemptive rights, purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right under applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which the Company or any Subsidiary is a party or otherwise bound. Except for the capital stock of, or other equity interest in, its Subsidiaries, the

Company does not own, directly or indirectly, any capital stock of, or other equity or similar interest in, any corporation, partnership, joint venture, association or other entity.

(d)    As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.

(e)    Except as provided in the Investor Agreements, the Selling Investor Support Agreement and the Support Agreements, none of the Company or any of its Subsidiaries is party to any stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings with respect to the voting or transfer, or requiring registration, of the Company Common Stock or the Company Preferred Stock or other voting or equity interests in the Company or any of its Subsidiaries. The Company has made available to Parent a true and complete copy of the Investor Agreements (including any amendments thereto).

(f)    Section 4.02(f) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each registered holder of Company Stock, showing the number of shares of each class or series of such capital stock held by each such holder.

(g)    The Closing Capitalization Schedule will, as of the Closing Date, be true and complete in all respects and the amounts set forth therein will be calculated pursuant to and in accordance with this Agreement, the Company’s certificate of incorporation and any applicable Plan (including the Company Stock Plan and any other Plans governing the terms of any Company Equity Awards). As of the Closing, (i) the number of shares of Company Stock set forth in the Closing Capitalization Schedule as being owned by a Person, or subject to Company Equity Awards owned by such Person, will constitute the entire interest of such Person in the issued and outstanding capital stock of, or any other equity or ownership interests in, the Company, and record ownership of such shares of Company Stock set forth in the Closing Capitalization Schedule is held by such Person and (ii) no Person not disclosed in the Closing Capitalization Schedule will be the record owner of, or have a right to acquire from the Company any shares of capital stock of, or any other equity or ownership interests in, the Company or options in respect of the foregoing.

Section 4.03    Authority Relative to This Agreement; Vote Required. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to, with respect to the Mergers, obtaining the Company Stockholder Approvals and filing the Certificates of Merger with the Secretary of State of the State of Delaware as required by the DGCL and the DLLCA, as applicable, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, obtaining the Company Stockholder Approvals and filing the Certificates of Merger with the Secretary of State of the State of Delaware as required by the DGCL and the DLLCA, as applicable). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, First Merger Sub and Second Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)    The Company Board, by resolutions duly adopted by the Company Board (by the unanimous vote of all directors, including both Preferred Directors (as defined in the Company’s certificate of incorporation), present) at a meeting duly called and held on the date hereof and not subsequently rescinded, modified or withdrawn in any way prior to the date of this Agreement, has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders; (ii) approved and declared advisable this Agreement and the Transactions; (iii) adopted the Drag-Along Resolutions; (iv) resolved to recommend that the stockholders of the Company adopt this Agreement and (v) directed that this Agreement be submitted to the stockholders of the Company for adoption, which resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

(c)    The only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions are the Company Stockholder Approvals. The Selling Investors collectively hold a sufficient number of shares of Company Common Stock and Company Preferred Stock to deliver the Company Stockholder Approvals without further stockholder support.

(d)    The Voting Agreement is in full force and effect and has not been amended in any manner. To the knowledge of the Company, there is no contract or other agreement in effect that would prevent or disable the effectiveness of the Drag-Along or restrict the exercise or effectiveness of the Drag-Along, in each case, with respect to the Transactions.

(e)     (i) The distribution of Merger Consideration to the stockholders of the Company pursuant to Article II and Article III will satisfy the requirements of Section 2.1 and Section 2.2 of Part B Article Fourth and Section 7 of Part A Article Fourth of the Company’s certificate of incorporation and (ii) the Mergers will constitute a Deemed Liquidation Event (as defined in the Company’s certificate of incorporation).

Section 4.04    No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Transactions, will not, (i) conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of (A) the Company or (B) any of its Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained or taken and all filings and obligations described in Section 4.04(b) have been made or satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any contract, Company Permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except, with respect to clauses (i)(B), (ii) and (iii) of this Section 4.04(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) applicable requirements of the Securities Act (including in connection with the Registration Statement) or any Blue Sky Laws, (ii) the pre-merger notification requirements of the HSR Act, the requirements of any other Antitrust Laws and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware as required by the DGCL or the DLLCA, as applicable, or (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.05    Permits; Compliance. (a) Since January 1, 2018, the Company and its Subsidiaries have operated and conducted their businesses in compliance with all Laws of any Governmental Authority applicable to their respective businesses or operations, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2018, neither the Company nor any of the Subsidiaries has received any written notice alleging, or been charged by a Governmental Authority with, any violation of any Laws, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    The Company and each of its Subsidiaries has obtained and holds all Company Permits and all such Company Permits are valid and in full force and effect, except where the failure to hold the same or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. In addition, (i) the Company and each of its Subsidiaries have not been in default under, or violation of, any such Company Permit, (ii) no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and (iii) the Company has taken all measures reasonably necessary (including by making all applications or filings required by applicable Law or the applicable Governmental Authority) to extend any Company Permit to prevent the expiration thereof, except, with respect to clauses (i), (ii) and (iii) of this Section 4.05(b), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.06    Company Registration Statement; Financial Statements; Undisclosed Material Liabilities. (a) The Company has made available to Parent true and complete copies of all written correspondence with the SEC related to the Company Registration Statement. The Company Registration Statement, at the time it was filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, and did not, at the time it was filed and, if amended, as of the date of such amendment, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Registration Statement (collectively, the “Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal year-end adjustments).

(c)    The Company and its Subsidiaries maintain a system of internal controls over financial reporting that are effective to ensure (i) the reliability of financial reporting, including policies and procedures that mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) that transactions are executed only in accordance with the authorization of management and (iv) the prevention or timely detection of the unauthorized acquisition, use or disposition of assets.

(d)    Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of December 31, 2019, included in the Financial Statements, (ii) incurred after December 31, 2019 in the ordinary course of business, (iii) incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement or the other Transaction Documents (for clarity, any liability caused by or resulting from a breach by the Company of this Agreement shall not be deemed a liability “incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement”) or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)    Since January 1, 2018, none of the Company, the Company’s independent accountants, the Company Board or its audit committee has received any written, or to the knowledge of the Company, oral notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company; (ii) “material weakness” in the internal controls over financial reporting of the Company; or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company. Since January 1, 2018, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or the Company Board or any committee thereof. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statement of Auditing Standard FAS 115 – Communicating Internal Control Related Matters Identified in an Audit, as in effect on the date hereof.

(f)    Since January 1, 2018, (i) neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to the Company or any of its Subsidiaries, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the General Counsel or Chief Executive Officer of the Company, except as, in each of (i) and (ii), has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.07    Absence of Certain Changes or Events. Since December 31, 2019, there has not been any Company Material Adverse Effect. From June 30, 2020 to the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b) (with the exception of those set forth in clauses (i), (ii), (iv), (viii), (xii), (xiv), (xv), (xix), (xx) and (xxii) (to the extent related to the foregoing)), except where such action has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.08    Absence of Litigation. Except as set forth on Section 4.08 of the Company Disclosure Letter, there is no Action pending or, to the knowledge of the Company, threatened (i) against or involving the Company, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of officers, directors or key employees, arising out of such officer’s, director’s or key employee’s relationship with the Company) that, individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect, or (ii) that seeks to restrain or enjoin the consummation of the Transactions. There is not any Order of any Governmental Authority or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Authority involving, the Company, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of such officers, directors or key employees, such as would affect the Company or any of its Subsidiaries) that, individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect. There is no material Action pending by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries intends to initiate, against any other Person.

Section 4.09    Employee Benefit Plans. (a) Section 4.09(a) of the Company Disclosure Letter lists each material Plan as of the date hereof. To the extent applicable, with respect to each material Plan, true and correct copies of the following have been delivered or made available to Parent by the Company: (i) all Plan documents (including all amendments and attachments thereto), or written summaries of any such Plan not in writing; (ii) all related trust documents, insurance contracts or other funding arrangements and the most recent actuarial report; (iii) the most recent annual report (Form 5500) filed with the IRS or comparable report filed with any other applicable Governmental Authority; (iv) the most recent determination, opinion or advisory letter from the IRS or other applicable Governmental Authority; and (v) the most recent summary plan description and any summary of material modification thereto.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the terms of each Plan comply with applicable Law and each Plan has been operated and funded in accordance with its terms and applicable Law and (ii) the Company and its Subsidiaries are in compliance with all Laws relating to the Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course), and, to the knowledge of the Company, there are not any facts that would be reasonably expected to give rise to any such Action.

(c)    Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status and, to the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to adversely affect such qualification.

(d)    Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur any liability (actual or contingent) under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

(e)    Except as provided in this Agreement or as set forth on Section 4.09(e) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions will (either alone or in connection with any other event, including a termination of employment or service of any current or former Service Provider in connection with the Transactions): (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any of its Subsidiaries; and (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any of the Plans to any current or former Service Provider. No payment or benefit that will or may be made by the Company or its Subsidiaries to any of their respective current or former Service Providers is reasonably expected to, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

(f)    Neither the Company nor any of its Subsidiaries has any obligation to provide health or other welfare benefits to any current or former Service Provider following any termination of employment under any Plan (other than continuation coverage required under Section 4980(B)(f) of the Code or other applicable Law or for which the Service Provider bears the full cost).

(g)    No current or former Service Provider is entitled to any gross-up, make-whole or reimbursement payment from the Company or any of its Subsidiaries in respect of any Tax imposed on such Service Provider.

(h)    Neither the Company nor any of its Subsidiaries has (i) applied for or received any loan under the Paycheck Protection Program under the CARES Act or (ii) deferred any Taxes under Section 2302 of the CARES Act or claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the FFCRA or I.R.S. Notice 2020-65.

(i)    With respect to each Non-U.S. Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)    all contributions to each Non-U.S. Benefit Plan required to be made by the Company or its Subsidiaries by Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any mandatory provident fund schemes have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matter;

(ii)    each Non-U.S. Benefit Plan required to be registered has been so registered and has been maintained in good standing with applicable Governmental Authorities; and

(iii)    each Non-U.S. Benefit Plan is in compliance with any funding requirements mandated by applicable Law.

Section 4.10    Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar contract applicable to any current or former Service Provider. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) from January 1, 2018 through the date of this Agreement, there have not been any strikes or other labor disputes or work stoppages or organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any current or former Service Provider, (ii) there are no strikes or other labor disputes or work stoppages or campaigns, petitions or other activities ongoing or, to the knowledge of the Company, threatened, and (iii) neither the Company nor any of its Subsidiaries is the subject of any proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any applicable Law.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries are currently in compliance with all applicable Laws related to the engagement of service providers, employment practices and labor relations, including those related to wages, hours, classification, immigration, health, safety and collective bargaining. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no current or former individual independent contractor that provides personal services to the Company or its Subsidiaries (other than any current or former director) is entitled to any fringe or other benefits (other than cash consulting fees or other consulting payments) pursuant to any Plan.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Action by or before any Governmental Authority with respect to the Company or any of its Subsidiaries in relation to the employment or alleged employment of any individual is ongoing or, to the knowledge of the Company, pending or threatened.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except as set forth in Section 4.10(d) of the Company Disclosure Letter, since January 1, 2018, the Company and its Subsidiaries have not been subject to any Actions alleging sexual harassment, sexual misconduct, bullying or unlawful discrimination committed by any director, officer or other managerial employee of the Company or any of its Subsidiaries related to his or her directorship or employment with the Company or any of its Subsidiaries.

Section 4.11    Real Property; Title to Assets. (a) Neither the Company nor any of its Subsidiaries owns any real property.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is full force and effect, (ii) all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current and all obligations required to be performed or complied with by the Company or any of its Subsidiaries thereunder have been performed, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiaries or, to the knowledge of the Company, the landlord thereunder, exists under any Real Property Lease, (iv) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Encumbrances, except Permitted Encumbrances, (v) neither the Company nor any of its Subsidiaries has received any written notice from any landlord under any Real Property Lease that such landlord intends to terminate such Real Property Lease and (vi) neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases. The Company and its Subsidiaries have not subleased or licensed any portion of any real property that is leased pursuant to any Real Property Lease to any Person.

(c)    The Company or one of its Subsidiaries, as the case may be, has valid title to, or valid leasehold or comparable contractual rights in or relating to, all material personal property owned or leased by it, free and clear of all Encumbrances, except Permitted Encumbrances.

Section 4.12    Intellectual Property. (a) Section 4.12(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all (i) Registered Company IP, indicating for each such item, as applicable, the owner, the application, publication or registration number, and date and jurisdiction of filing or issuance; and (ii) material Software included in the Company Owned IP.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Registered Company IP is subsisting and, to the knowledge of the Company, valid and enforceable. The Company and its Subsidiaries possess all rights, title and interests in and to the Company Owned IP, free and clear of any Encumbrances other than Permitted Encumbrances, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the Registered Company IP owned by the Company is currently in compliance with any and all formal legal requirements necessary to record, perfect and maintain the Company or any of its Subsidiaries’ interest therein and the chain of title thereof, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and to the knowledge of the Company, since January 1, 2018, the operation of the Company’s business has not infringed, misappropriated or otherwise violated (including with respect to the development, clinical testing, manufacture, distribution, marketing, use or sale by the Company or any of its Subsidiaries of their respective products or of their respective Intellectual Property) the Intellectual Property of any third party (other than such rights determined and documented in writing by Company counsel and/or outside counsel to be invalid, not infringed or unenforceable) and to the knowledge of the Company, no other Person has infringed, diluted, misappropriated or otherwise violated, or is infringing, diluting, misappropriating or otherwise violating the Company IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except as set forth in Section 4.12(c) of the Company Disclosure Letter, there are currently no pending Actions or Actions threatened in writing regarding: (i) the licensing or use by the Company or any of its Subsidiaries of any other Person’s Intellectual Property; (ii) any actual or potential infringement, dilution, misappropriation, or other violation by any other Person of the Company IP; (iii) any actual or potential infringement, dilution, misappropriation, or other violation of any other Person’s Intellectual Property by the Company or any of its Subsidiaries; or (iv) the ownership, validity, registrability, enforceability or use of any Company IP, and to the knowledge of the Company (and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect), no valid basis exists for any Action in connection with any of the foregoing items (i) through (iv) of this Section 4.12(c).

(d)    The Company Owned IP constitutes all of the material Intellectual Property owned by the Company and its Subsidiaries that is used, held for use or planned for use in the operation or conduct of the Company’s business as currently conducted; and the Company IP constitutes all of the Intellectual Property that is used, held for use or planned for use in the conduct of the Company’s business in the manner in which it is currently being conducted, except where failure to own or otherwise possess rights to any such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, except as set forth in Section 4.12(d) of the Company Disclosure Letter, the consummation of this Agreement and compliance by the Company and its Subsidiaries with the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) in or upon, any Company IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, after the Effective Time, Parent will own all right, title and interest in and to or otherwise have valid rights and licenses to use all Company IP.

(e)    To the knowledge of the Company, each of the Company and its Subsidiaries have used commercially reasonable efforts to maintain, preserve and protect the secrecy and confidentiality of their Trade Secrets and other confidential information and prevent the misuse or misappropriation of the Trade Secrets and other confidential information included in the Company IP, including through the development of policies for the protection of Intellectual Property, except any failure to maintain, preserve or protect that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, each current and former employee, consultant or independent contractor of the Company who has had access to Trade Secrets or confidential information included in the Company IP has entered into a written agreement with the Company that requires such employee, consultant or contractor to protect the secrecy and confidentiality of such Trade Secrets and information, except any failure to enter into such agreements would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there has been no misappropriation or unauthorized disclosure or use of any of the Company’s Trade Secrets or other confidential information, except any misappropriation or unauthorized disclosure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no current or former director, officer, employee, contractor or consultant of the Company or its Subsidiaries owns any rights in or to any Company Owned IP. To the knowledge of the Company, all current and former directors, officers, employees, contractors and consultants of the Company and its Subsidiaries who contributed to the business or to the discovery, creation or development of any Company Owned IP did so (i) within the scope of his or her employment such that it constituted a work made for hire and all Company Owned IP arising therefrom became the exclusive property of the Company or any of its Subsidiaries or (ii) pursuant to an executed, enforceable, valid written agreement, assigned all of his or her rights in Company Owned IP to the Company or any of its Subsidiaries, except any failure to assign would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No current or former directors, officers, employees, contractors or consultants of the Company or any of its Subsidiaries has made a written claim, or threatened in writing to make any claim, of ownership or right, in whole or in part, to any Company Owned IP or asserted in an Action against the Company or any of its Subsidiaries such claim of ownership or right.

(g)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the IT Assets operate and perform as required to permit the operation of the Company’s business as currently conducted. To the knowledge of the Company, since January 1, 2018, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there has been no actual or threatened security breach or unauthorized access to or use of any of the IT Assets and (ii) the IT Assets do not contain any material viruses, worms, trojan horses, bugs, or faults, and have not experienced breakdowns, errors, contaminants, or continued substandard performance that has caused or reasonably could be expected to cause any material disruption or interruption in or to the use of any such IT Assets or to the business of the Company. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology reasonably consistent with industry practices and are in compliance in all material respects with applicable Privacy and Data Security Requirements for the IT Assets used in the business.

(h)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no Public Software included in the Company IP that is subject to any open source, public source, freeware or other third party license agreement that: (i) requires the Company or its Subsidiaries to license, disclose or distribute any proprietary source code, IT Asset or Company IP to licensees or any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing any Software included in the Company Owned IP, (iii) except as specifically permitted by Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any Software included in the Company Owned IP, (iv) requires the licensing of any Software included in the Company Owned IP to any other Person for the purpose of making derivative works or (v) otherwise materially limits the Company’s or its Subsidiaries’ right to require royalty payments for the use or restrict further distribution of such Software. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all of the terms and conditions of any licenses applicable to any Public Software used by the Company and its Subsidiaries in the operation of the business as currently conducted.

(i)    All Company proprietary Software has been created, and the associated source code written, only by individuals, who, at the time they created and developed such Software, were Company employees, contractors or consultants of the Company or any of its Subsidiaries. To the knowledge of the Company, the Company and its Subsidiaries have not disclosed, delivered or licensed to any Person, or obligated themselves to disclose, deliver or license to any Person, any Software source code included in Company Owned IP other than to a current or former employee, contractor or consultant who has executed, enforceable, valid written confidentiality obligations to the Company or any of its Subsidiaries restricting the use and disclosure of such source code. To the knowledge of the Company, there has been no unauthorized use, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code owned by the Company and its Subsidiaries.

(j)    Schedule 4.12(j) of the Company Disclosure Letter lists, as of the date hereof, all agreements pursuant to which a university, or other educational institution, research institution or agency, Governmental Authority, or other organization (each, an “R&D Sponsor”) has sponsored research or development conducted in connection with the businesses of the Company and its Subsidiaries. Except as set forth in Schedule 4.12(j) of the Company Disclosure Letter, no R&D Sponsor has any claim of right or license to, ownership of, or other Encumbrance (other than a Permitted Encumbrance) on, any Company IP.

(k)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2018, the Processing of any Personal Data by the Company and its Subsidiaries has not violated, and does not violate, any applicable Privacy and Data Security Requirements. Without limiting the foregoing the Company and its Subsidiaries have ensured that all appropriate consents required by applicable Privacy and Data Security Requirements have been obtained from data subjects or other Persons whose Personal Data is Processed thereby, except where such failure to obtain a consent would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have further obtained all rights and licenses necessary to Process Personal Data in the manner it is now Processed thereby or by any Person on its behalf. There is no Action pending, asserted in writing or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Privacy and Data Security Requirement or any Person’s right of privacy or publicity, and, to the knowledge of the Company, no valid basis exists for any such Action. Neither the Company nor its Subsidiaries has (i) received any written communications from or (ii) to the knowledge of the Company, been the subject of any investigation by a data protection authority or any other Governmental Authority, in each of (i) and (ii), regarding the Processing of Personal Data. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and performance of this Agreement will not breach or otherwise cause any violation on the part of the Company or any of its Subsidiaries of any applicable Privacy and Data Security Requirements.

(l)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to all Personal Data Processed by the Company and its Subsidiaries, the Company and its Subsidiaries have taken commercially reasonable measures designed to protect such information against loss and unauthorized access, use, disclosure or other misuse.

(m)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the extent required by applicable Privacy and Data Security Requirements, each of the Company and its Subsidiaries has contractually obligated all data processors to contractual terms relating to the protection and use of IT Assets, or Personal Data or confidential information thereon, no less protective than those implemented and maintained by the Company. The Company is not aware of any material violations of such contractual obligations.

(n)    To the knowledge of the Company, no Person has gained unauthorized access to, engaged in unauthorized Processing, disclosure, use, or access to, or accidentally or unlawfully destroyed, lost or altered (i) any Personal Data related to the business of the Company and its Subsidiaries; or (ii) any IT Assets that Process Personal Data related to the business of and owned or maintained by the Company and its Subsidiaries, its respective personal data processors, customers, subcontractors or vendors, or any other Persons on its behalf. Neither the Company nor its Subsidiaries has notified or, as of the date hereof, plans to notify, either voluntarily or as required by any Privacy and Data Security Requirements, any affected individual, any third party, any Governmental Authority, or the media of any breach or non-permitted use or disclosure of Personal Data of the Company and its Subsidiaries. Neither the Company nor its Subsidiaries does, or permits any third party to, sell, rent, or otherwise make available to any Person any Personal Data, except in compliance with the applicable Privacy and Data Security Requirements. To the knowledge of the Company, the Personal Data Processed by the Company and its Subsidiaries can be used after the Closing in a manner substantially the same as currently used by the Company and its Subsidiaries.

Section 4.13    Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and accurate.

(b)    All Taxes due and payable by the Company and its Subsidiaries have been timely paid, whether or not required to be shown on a Tax Return, or, in the case of Taxes not yet due or that are being contested in good faith, have been accrued or reserved, in accordance with GAAP, on the Financial Statements. There are no Tax Encumbrances on the assets of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(c)    Each of the Company and its Subsidiaries has timely paid or withheld all Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority to the extent required by applicable Law).

(d)    Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any Tax and there is no pending request by a Governmental Authority in writing to execute such a waiver or extension. No material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of the Company or any of its Subsidiaries is currently in progress. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been settled, paid or withdrawn.

(e)    Within the two (2)-year period ending on the date hereof, neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 or 361 of the Code applies.

(f)    Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4, or any similar provision of state, local or foreign Law.

(g)    Neither the Company nor any of its Subsidiaries (i) is a party to or is bound by any Tax Sharing Agreement, (ii) has liability for payment of any amount as a result of being party to any Tax Sharing Agreement, (iii) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than an affiliated group the common parent of which was the Company) or (iv) has liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract or otherwise.

(h)    Section 4.13(h) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of all jurisdictions in which the Company or any of its Subsidiaries files any income Tax Returns.

(i)    To the knowledge of the Company, no claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(j)    Neither the Company nor any of its Subsidiaries has an outstanding request for a ruling or similar determination from a Governmental Authority with respect to Taxes.

(k)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code (or similar provision under any federal, state, local or foreign Law) associated with a change of accounting method that was made on or before the date of this Agreement; (ii) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method or open transaction method of accounting; or (iv) inclusion, other than in the ordinary course of business, under Section  951(a) of the Code or similar provision of state, local or foreign law.

Section 4.14     Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company is and, since January 1, 2018, has been in compliance with all Environmental Laws and possesses and is and, since January 1, 2018, has been in compliance with all Environmental Permits, (b) there is no Action, Order or notice of violation or liability, in each case pursuant to Environmental Law pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries; (c) there has been no release, spill, discharge or disposal of or exposure to any Hazardous Material, nor are there any other facts or conditions, in each case that would reasonably be expected to form the basis of any Action or Order pursuant to Environmental Law involving the Company or its Subsidiaries; (d) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Action or Order pursuant to Environmental Law involving the Company or its Subsidiaries; and (e) there are no underground or aboveground storage tanks containing Hazardous Materials or any known or suspected asbestos-containing materials on, at or under any real property leased pursuant to any of the Real Property Leases.

Section 4.15    Material Contracts. (a) Other than any contracts described in, or included as exhibits to, the Company Registration Statement, Section 4.15(a) of the Company Disclosure Letter contains a true and complete list of the following types of contracts to which the Company or any of its Subsidiaries is a party and that are in effect, or pursuant to which the Company or any Subsidiary has material ongoing obligations, in each case as of the date of this Agreement (such contracts, including those described in, or included as exhibits to, the Company Registration Statement, whether or not set forth on Section 4.15(a) of the Company Disclosure Letter and including any contract entered into after the date hereof in accordance with the terms of this Agreement that would have been required to be set forth on Section 4.15(a) of the Company Disclosure Letter if it had been entered into as of the date of this Agreement, the “Material Contracts”):

(i)    all contracts that would, if the Company were an issuer of securities registered pursuant to Section 12 of the Exchange Act, be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)    (A) all joint venture contracts or partnership arrangements or (B) similar agreements involving a sharing with any third party of profits, losses, costs or liabilities by the Company or any of its Subsidiaries, pursuant to which, in the case of this clause (B), the Company would reasonably expect its share of such profits, losses, costs or liabilities in any fiscal year to exceed $2,000,000 (or its equivalent in another currency);

(iii)    all contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries and requiring payments by the Company in any fiscal year in excess of $500,000 (or its equivalent in another currency);

(iv)    all contracts (A) relating to the acquisition or disposition of any assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $2,000,000 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $2,000,000 after the date hereof (in each case, excluding, for the avoidance of doubt, acquisitions or dispositions of supplies, products or other assets in the ordinary course of business or of supplies, products or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries);

(v)    all contracts relating to Indebtedness for borrowed money (including commitments to provide such Indebtedness) of the Company or any of its Subsidiaries;

(vi)    all contracts that limit, or purport to limit, in any material respect, the ability of the Company or any of its Affiliates to compete in any line of business or with any Person or entity or in any geographic area or during any period of time or in any customer segment;

(vii)    all material Company IP Agreements, except for shrink-wrap or click-wrap licenses for off the shelf computer software, pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make or receive payments of more than $500,000 during any fiscal year;

(viii)    all contracts with respect to any Intellectual Property that contain a covenant not to sue;

(ix)    each contract between or among (A) the Company or any of its Subsidiaries, on the one hand, and (B) any Affiliate, stockholder, employee, officer or director of the Company or of any Subsidiary, or, to the knowledge of the Company, any of their respective Affiliates or family members, on the other hand, but excluding, for the avoidance of doubt, (I) any contracts or arrangements between the Company and any of its Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company, (II) any Plan, (III) any contract providing for indemnification or reimbursement of expenses for officers or directors of the Company or any of its Subsidiaries (in such individual capacity as such), and (IV) any contract entered into in the ordinary course of business and on arms’ length terms;

(x)    all contracts (other than purchase orders under a master agreement) for the purchase of materials, supplies, goods, services, equipment or other assets pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make payments of more than $1,000,000 during any fiscal year;

(xi)    all contracts relating to research services or clinical trials or pilot or other testing programs in respect of products (including products under development) of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make or receive payments of more than $500,000 during any fiscal year or which are otherwise material;

(xii)    all contracts that relate to collaboration or joint development or other similar agreement or arrangement with respect to any products (including products under development) or services of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make or receive payments of more than $2,000,000 during any fiscal year or which are otherwise material;

(xiii)    all contracts that limit in any material respect the research, development, manufacture, distribution, sale, supply, license, marketing or manufacturing of products (including products under development) or services of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make or receive payments of more than $2,000,000 during any fiscal year or which are otherwise material;

(xiv)    all contracts granting any put, call, right of first refusal, right of first negotiation, right of first offer, redemption or similar right in favor of any Person other than the Company or its Subsidiaries, in each case, with respect to any asset that is material to the Company; and

(xv)    all contracts that provide for “exclusivity” or any similar requirement or “most favored nation” or similar rights, in each case in favor of any Person other than the Company or any of its Subsidiaries, and, in the case of contracts with suppliers or vendors, (A) the current term of which is longer than two years (not including any renewal terms) and (B) pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make or receive payments of more than $1,000,000 during any fiscal year, which are otherwise material, other than, in each case, any such contract that is terminable without penalty by the Company or its Subsidiaries on no more than 6 months’ notice.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Material Contract is in full force and effect, and is legal, valid, binding and enforceable in accordance with its terms against the Company and its Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto. True and complete copies of each Material Contract (and a written summary of the terms of any oral Material Contracts) have been made available to Parent. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or other assets is bound, nor have any of them given or received any notice alleging any of the same, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.16    Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries are in full force and effect, and all premiums thereon have been timely paid or, if not yet due, accrued. As of the date of this Agreement, there is no claim pending under the Company’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of such policies and bonds and the Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies or bonds, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17    Brokers. No broker, finder, financial advisor or investment banker (other than Morgan Stanley & Co. LLC, the fee payable to whom will not exceed the amount set forth in the engagement letter dated September 13, 2020, as made available to Parent prior to the date hereof) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.18    Regulatory Compliance. (a) Since January 1, 2018, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and its Subsidiaries) have (i) made an untrue statement of a material fact or fraudulent statement to the U.S. Food and Drug Administration (the “FDA”) or any other Health Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Health Authority, or (iii) committed any other act, made any statement or failed to make any statement, that (in the case of any of (i), (ii) or (iii)) establishes a reasonable basis for the FDA to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Fraud Policy”) or for any other Health Authority to invoke a similar policy that may be applicable to the Company or any of its Subsidiaries in another jurisdiction. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and its Subsidiaries) are the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA under the FDA Fraud Policy, or the subject of any similar investigation by any other Health Authority.

(b)    The Company has made available to Parent true and complete copies of all correspondence, pre-submissions, submissions and other communications with the FDA since January 1, 2018, other than immaterial correspondence of an administrative nature.

(c)    Except as would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, since January 1, 2018, (i) the Company and each of its Subsidiaries and, to the knowledge of the Company, each Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and its Subsidiaries), has been in compliance with all Health Laws, including those relating to laboratory developed tests, and without limiting the generality of the foregoing, (ii) all products under development by or on behalf of the Company or any of its Subsidiaries have been researched, developed, tested, manufactured, handled, labeled, packaged, stored, supplied, distributed, imported, and exported, as applicable, in compliance with applicable Health Laws as presently enforced with respect to laboratory developed tests and (iii) all clinical trials conducted by or on behalf of the Company or any of its Subsidiaries have been conducted in compliance in all material respects with applicable protocols, procedures and applicable Health Laws. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and its Subsidiaries) (A) has received any written notice or other written communication from any Health Authority (including a warning, untitled or notice of violation letter or Form FDA-483) alleging any violation of any Health Law, including any failure to maintain systems and programs adequate to ensure compliance with any such Health Laws or any violation of or failure to comply with any such Health Laws with respect to clinical trials, or contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any product subject to any Health Law, or (B) is subject to any enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under any Health Law and, to the knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, Company and its Subsidiaries have, since January 1, 2018, (i) filed with the applicable Health Authority all required filings, including adverse event reports, and (ii) all such filings were in material compliance with applicable Law when filed, and no deficiencies have been asserted in writing by any applicable Health Authority with respect to any such filings.

(e)    Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by Section 306 of the Federal Food, Drug, and Cosmetic Act (including the rules and regulations promulgated thereunder, the “FDCA”), (21 U.S.C. § 335a(a)) or any other Health Law or authorized by Section 306 of the FDCA (21 U.S.C. § 335a(b)) or any other Health Law.

(f)    Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 (the “Social Security Act”), or any similar Law in any foreign jurisdiction.

(g)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, to the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action against or affecting the Company or any of its Subsidiaries, in each case relating to or arising under (i) the FDCA or any other Health Law or (ii) the Social Security Act or any similar Law in any foreign jurisdiction.

Section 4.19    Prohibited Payments. (a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, any of their respective officers or employees, and, to the knowledge of the Company, any supplier, distributor, licensee or agent or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has (i) made or offered to make or received any direct or indirect payments in violation of the United States Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any Law (including the Anti-Corruption Laws), or (ii) provided or received any product or services in violation of any Law (including the Anti-Corruption Laws). Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, other communication from any Governmental Authority regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or to the knowledge of the Company, is the subject of any internal complaint, audit or review process regarding a material violation of, or failure to comply with, any Anti-Corruption Laws. Since January 1, 2018, neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and of the United States Foreign Corrupt Practices Act, except, in each case, where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)    None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective Representatives or Affiliates (nor, to the knowledge of the Company, any Person or entity acting on behalf of any of the foregoing) is currently a Person that is, or is owned or controlled by a Person that is (“Sanctioned Person”), (i) the subject or the target of any sanctions administered or enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”), or (ii) located, organized, or resident in a country or territory subject to comprehensive Sanctions. The Company is not knowingly engaged in any dealings or transactions with any Sanctioned Person. No action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any Sanctions is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any Sanctions pending or threatened, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)    The Company and its Subsidiaries have conducted their transactions in compliance with all applicable export and re-export control Laws, including the International Traffic in Arms Regulations and the Export Administration Regulations (collectively, “Export Control Laws”), except, in each case, where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Export Control Laws is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Export Control Laws pending or threatened, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)    The Company has and has implemented policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws, Money Laundering Laws, Sanctions and Export Control Laws except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.20    Rights Agreement; State Takeover Statutes. (a) The Company is not party to any rights agreement, “poison pill” or similar agreement or plan.

(b)    The Company Board, including both Preferred Directors (as defined in the Company’s certificate of incorporation) has approved unanimously by all directors present at a meeting of the Company Board held on the date hereof the terms of this Agreement, the consummation of the Transactions, including the Mergers, the terms of the Support Agreements and the terms of the Selling Investor Support Agreement and such approval is sufficient to render inapplicable to this Agreement, the Transactions, including the Mergers, the Support Agreements and the Selling Investor Support Agreement the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Transactions, including the Mergers, the Support Agreements and the Selling Investor Support Agreement. Assuming the accuracy of the representations and warranties of Parent, First Merger Sub and Second Merger Sub set forth in Section 5.14, no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover or similar Laws apply to this Agreement, the CVR Agreement or the Transactions, including the Mergers. To the knowledge of the Company, the Company and its Subsidiaries are not subject to Section  2115(b) of the California Corporations Code.

Section 4.21    Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. LLC, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, a signed copy of which opinion has been, or will promptly be, delivered to Parent.

Section 4.22    Information Supplied. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement and the Consent Solicitation Statement will not when supplied contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.23    No Other Representations and Warranties. Notwithstanding anything herein to the contrary, the representations and warranties of the Company expressly set forth in this Article IV and in the certificate delivered by the Company pursuant to Section 8.02(c) are and shall constitute the sole and exclusive representations and warranties made with respect to the Company and its Subsidiaries in connection with this Agreement or the Transactions. Except for the representations and warranties referred to in previous sentence, none of the Company, its Subsidiaries or any other Person has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company and its Subsidiaries. Except for the representations and warranties expressly set forth in Article IV and in the certificate delivered pursuant to Section 8.02(c), all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company and its Subsidiaries, are hereby expressly disclaimed. The Company hereby acknowledges and agrees that, except for the representations and warranties set forth in Article V and in the certificate delivered by Parent, First Merger Sub or Second Merger Sub pursuant to Section 8.03(c), (a) none of Parent or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of Parent or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or

Representatives, or any other Person, will have or be subject to any liability or other obligation of any kind or nature to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, or the use by the Company or any of its Affiliates, stockholders or Representatives, or any other Person, of any such information provided or made available to any of them by Parent or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company or any of its Affiliates, stockholders, or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Mergers or any other Transaction, and (subject to the express representations and warranties of Parent, First Merger Sub and Second Merger Sub set forth in Article V and the certificate delivered by Parent, First Merger Sub or Second Merger Sub pursuant to Section 8.03(c)) none of the Company or any of its Affiliates, stockholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB

As an inducement to the Company to enter into this Agreement, except as disclosed in the Parent SEC Reports (including exhibits and other information incorporated by reference therein) filed by Parent and publicly available prior to the date of this Agreement (“Filed Parent SEC Reports”) (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature, in each case other than statements of historical fact), Parent, First Merger Sub and Second Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01    Organization. Each of Parent, First Merger Sub and Second Merger Sub is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to possess such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, First Merger Sub and Second Merger Sub is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

Section 5.02    Certificate of Incorporation and Bylaws. Parent has made available to the Company, prior to the execution of this Agreement, a true and complete copy of the certificate of incorporation and bylaws of Parent and of First Merger Sub and a true and complete copy of the certificate of formation and operating agreement of Second Merger Sub, each as amended to the date of this Agreement. Such certificates of incorporation and bylaws and such certificate of formation and operating agreement are in full force and effect. None of Parent, First Merger Sub nor Second Merger Sub is in violation of any of the provisions of its certificate of incorporation, certificate of formation, bylaws, operating agreement or equivalent organizational documents.

Section 5.03    Capitalization. (a) The authorized capital stock of Parent consists of (i) 320,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share. As of September 11, 2020, (A) 146,360,372 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (B) 47,967,116 shares of Parent Common Stock are held in the treasury of Parent, (C) 1,817,350 shares of Parent Common Stock are subject to outstanding equity-based awards granted pursuant to Parent’s stock incentive plans and (D) there are no outstanding shares of preferred stock. Except as set forth in this Section 5.03 and except for stock options granted pursuant to the stock option plans of Parent, there are no options, calls, warrants, convertible debt or other convertible or exchangeable instruments or other rights, agreements, arrangements or commitments of any character made or issued by Parent, First Merger Sub or Second Merger Sub relating to the issued or unissued capital stock of Parent, First Merger Sub or Second Merger Sub or obligating Parent, First Merger Sub or Second Merger Sub to issue, deliver or sell any shares of capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of Parent, First Merger Sub or Second Merger Sub. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b)    The authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each outstanding share of capital stock of First Merger Sub is owned by Parent free and clear of all Encumbrances, except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Transactions.

(c)    All outstanding limited liability company interests of Second Merger Sub have been duly authorized, validly issued and are free of any preemptive rights in respect thereof and all of which are owned by Parent. All limited liability company interests of Second Merger Sub are owned by Parent free and clear of all Encumbrances, except where failure to own such limited liability company interests free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Transactions.

Section 5.04    Authority Relative to This Agreement; Vote Required. (a) Each of Parent, First Merger Sub and Second Merger Sub has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and the CVR Agreement (as applicable) and, subject to adoption of this Agreement by Parent, as sole stockholder of First Merger Sub (which such adoption will occur on the date hereof), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the CVR Agreement (as applicable) by Parent, First Merger Sub and Second Merger Sub and the consummation by Parent, First Merger Sub and Second Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of Parent, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or the CVR Agreement or to consummate the Transactions (other than, with respect to the Mergers, the adoption of this Agreement by Parent, as sole stockholder of First Merger Sub (which such adoption will occur on the date hereof), and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware as required by the DGCL, and the DLLCA, as applicable). This Agreement has been duly and validly executed and delivered by Parent, First Merger Sub and Second Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub, enforceable against each of Parent, First Merger Sub and Second Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all

Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)    No vote of the stockholders of Parent is required by Law, Parent’s certificate of incorporation or bylaws or otherwise in order for Parent to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions. The adoption of this Agreement by Parent, as sole stockholder of First Merger Sub, is the only vote of stockholders required in order for First Merger Sub to consummate the Transactions to perform its obligations hereunder.

Section 5.05    No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the CVR Agreement (as applicable) by each of Parent, First Merger Sub and Second Merger Sub do not, and the performance of this Agreement and the CVR Agreement (as applicable) by each of Parent, First Merger Sub and Second Merger Sub, and the consummation of the Transactions, will not, (i) conflict with or violate the certificate of incorporation, certificate of formation, bylaws, operating agreement or other equivalent organizational documents of either Parent, First Merger Sub or Second Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent, First Merger Sub or Second Merger Sub or by which any property or asset of either of them is bound, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any property or asset of Parent, First Merger Sub or Second Merger Sub pursuant to, any loan or credit agreement, note, bond, debenture, mortgage, indenture, deed of trust, contract, agreement, lease, Parent Permit or other instrument or obligation to which Parent, First Merger Sub or Second Merger Sub is a party or by which Parent, First Merger Sub or Second Merger Sub or any of their respective assets or properties is bound, except, with respect to clauses (ii) and (iii) of this Section 5.05(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)    The execution and delivery of this Agreement and the CVR Agreement (as applicable) by each of Parent, First Merger Sub and Second Merger Sub do not, and the performance of this Agreement by each of Parent, First Merger Sub and Second Merger Sub, and the consummation of the Transactions, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act (including in connection with the Registration Statement), the Exchange Act, the Trust Indenture Act, Blue Sky Laws and state takeover Laws, any filings required to be made with the NASDAQ, the HSR Act, the requirements of any other applicable Antitrust Laws and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware as required by the DGCL and the DLLCA, as applicable, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions.

Section 5.06    Compliance. Since January 1, 2018, Parent and its Subsidiaries have operated and conducted their businesses in compliance with all Laws of any Governmental Authority applicable to their respective businesses or operations, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2018, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging, or been charged by a Governmental Authority with, any violation of any Laws, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07    Intellectual Property. (a) The Registered Parent IP owned by Parent is subsisting and, to the knowledge of Parent, valid and enforceable, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries possess all rights, title and interests in and to the Parent Owned IP, free and clear of any Encumbrances other than Permitted Encumbrances, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, the Registered Parent IP owned by Parent is currently in compliance with any and all formal legal requirements necessary to record, perfect and maintain Parent or any of its Subsidiaries’ interest therein and the chain of title thereof, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)    The Parent Owned IP constitutes all of the material Intellectual Property owned by Parent and its Subsidiaries that is used, held for use or planned for use in the operation or conduct of Parent’s business as currently conducted; and the Parent IP constitutes all of the Intellectual Property that is used, held for use or planned for use in the conduct of Parent’s business in the manner in which it is currently being conducted, except where failure to own or otherwise possess rights to any such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, the consummation of this Agreement and compliance by Parent and its Subsidiaries with the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) in or upon, any Parent IP.

Section 5.08    Financing. Parent has delivered to the Company complete and correct copies of executed commitment letters from Goldman Sachs Bank USA, together with related fee letters (with respect to such fee letters, complete copies with only the fee amounts, interest rates, original issue discount, and economic and other “market flex” terms redacted, none of which redacted provisions would adversely affect the amount or availability of the Financing on the Closing Date) of which have been provided to the Company (collectively, the “Financing Commitments”), pursuant to which the Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the Transactions and related Expenses (together with any Alternative Financing and any capital markets debt or equity financing in replacement thereof or supplemental thereto, the “Financing”). Subject to Parent’s rights with respect to Alternative Financing pursuant to and subject to the terms and conditions of Section 7.18, as of the date hereof, (i) none of the Financing Commitments has been amended or modified as of the date hereof in any material respect and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any material respect (it being understood that the exercise of “market flex” provisions under any fee letter shall not be deemed an amendment, modification, withdrawal or rescission). Except for engagement letters with respect to the Financing, there are no side letters or contracts, agreements or understandings to which Parent, First Merger Sub or Second Merger Sub is a party related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitments. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date of this Agreement. As of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent, First Merger Sub and Second Merger Sub, as the case may be, and, to the knowledge of Parent, First Merger Sub and Second Merger Sub, each of the other parties thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing Commitments, other than as expressly set forth in the Financing Commitments. Assuming the accuracy of the representations and warranties of the Company set forth in this Agreement, compliance by the Company with the covenants set forth in this Agreement and the satisfaction of the conditions set forth in Article VIII, no event has occurred as of the date hereof which, with or without notice, lapse of time or both, would constitute, or would reasonably be expected to constitute, a default or breach of the Financing Commitments on the part of Parent, First Merger Sub or Second Merger Sub or, to the knowledge of Parent, First Merger Sub and Second Merger Sub, any other party thereto. Subject to the accuracy of the representations and warranties of the Company set forth in this Agreement and compliance by the Company with the covenants set forth in this Agreement, as of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied. Assuming the Financing is funded in accordance with the Financing Commitments (and assuming the accuracy of the representations and warranties of the Company set forth in this Agreement, compliance by the Company with the covenants set forth in this Agreement and the satisfaction of the conditions set forth in Article VIII), Parent, First Merger Sub and Second Merger Sub will have on the Closing Date sufficient funds to (i) pay the Merger Consideration; (ii) pay any and all Expenses required to be paid by Parent, First Merger Sub, Second Merger Sub, the Surviving Corporation and the Surviving Entity in connection with the Mergers and the Financing; and (iii) satisfy all of the other payment obligations of Parent, First Merger Sub, Second Merger Sub, the Surviving Corporation and the Surviving Entity contemplated hereunder.

Section 5.09    SEC Filings; Financial Statements; Absence of Changes. (a) Parent has filed all forms, reports, statements, schedules and other documents required to be filed by it, including all contracts required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, with the SEC since January 1, 2018 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act or SOX, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal year-end adjustments).

(c)    Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act and such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents.

(d)    Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of Parent as of December 31, 2019, included in the Filed Parent SEC Reports, (ii) incurred after December 31, 2019 in the ordinary course of business, (iii) incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement or the other Transaction Documents (for clarity, any liability caused by or resulting from a breach by the Parent of this Agreement shall not be deemed a liability “incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement) or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(e)    Since December 31, 2019, (i) there has not been any Parent Material Adverse Effect and (ii) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.02.

Section 5.10    Information Supplied. The information supplied by Parent for inclusion or incorporation by reference in the Registration Statement and the Consent Solicitation Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.11    Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened (i) against or involving Parent, First Merger Sub or Second Merger Sub, any of their respective Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of officers, directors or key employees, arising out of such officer’s, director’s or key employee’s relationship with Parent, First Merger Sub or Second Merger Sub, as applicable) that, individually or in the aggregate, had or would reasonably be expected to have a Parent Material Adverse Effect, or (ii) that seeks to restrain or enjoin the consummation of the Transactions or that would reasonably be expected to affect the ability of Parent, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Transactions. There is no Order of any Governmental Authority or arbitrator outstanding against, or, to the knowledge of Parent, investigation by any Governmental Authority involving, Parent, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of such officers, directors or key employees, such as would affect Parent or any of its Subsidiaries) that would reasonably be expected to affect the ability of Parent, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Transactions. There is no material Action pending by Parent, First Merger Sub or Second Merger Sub or any of their respective Subsidiaries, or which Parent, First Merger Sub or Second Merger Sub or any of their respective Subsidiaries intends to initiate, against any other Person, except where the failure of which would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.12    Operations of First Merger Sub and Second Merger Sub. Each of First Merger Sub and Second Merger Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 5.13    Brokers. No broker, finder, financial advisor or investment banker (other than Goldman Sachs & Co. LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, First Merger Sub or Second Merger Sub.

Section 5.14    No Other Representations and Warranties. Notwithstanding anything herein to the contrary, the representations and warranties of Parent, First Merger Sub and Second Merger Sub expressly set forth in this Article V and in the certificate delivered by Parent, First Merger Sub or Second Merger Sub pursuant to Section 8.03(c) are and shall constitute the sole and exclusive representations and warranties made with respect to Parent and its Subsidiaries in connection with this Agreement or the Transactions. Except for the representations and warranties referred to in previous sentence, none of Parent, its Subsidiaries or any other Person has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of Parent and its Subsidiaries. Except for the representations and warranties expressly set forth in this Article V and in the certificate delivered by Parent, First Merger Sub or Second Merger Sub pursuant to Section 8.03(c), all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of Parent and its Subsidiaries, are hereby expressly disclaimed. Parent, First Merger Sub and Second Merger Sub hereby acknowledge and agree that, except for the representations and warranties set forth in Article IV, in the certificate delivered by the Company pursuant to Section 8.02(c) (in each case as qualified and limited by the Company Disclosure Letter), (a) none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, stockholders, members or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or other obligation of any kind or nature to Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, stockholders, members or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, or the use by Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, stockholders, members or Representatives, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, stockholders, members or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Mergers or any other Transaction, and (subject to the express representations and warranties of the Company set forth in Article IV and the certificate delivered by the Company pursuant to Section 8.02(c) (in each case as qualified and limited by the Company Disclosure Letter)) none of Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, stockholders, members or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.01    Conduct of Business by the Company Pending the Mergers. (a) The Company covenants and agrees that, between the date of this Agreement and the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, except (i) as set forth in Section 6.01 of the Company Disclosure Letter, (ii) as expressly contemplated by this Agreement or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to preserve intact its present business organization and maintain the goodwill and existing relationships with its suppliers, licensors, licensees and others having significant business relationships with them. In addition, notwithstanding anything to the contrary contained in herein (including the foregoing sentences of this Section 6.01(a)), the Company and its Subsidiaries shall be permitted, without the prior consent of Parent, to take or refrain from taking all actions, whether or not in the ordinary course of business, that the Company or its Subsidiaries reasonably believe necessary or appropriate in response to the COVID-19 pandemic, including complying with orders, directives or recommendations of any Governmental Authority; provided that the Company shall, to the extent reasonably practicable in the circumstances, reasonably consult with Parent prior to taking or refraining from taking any such action to the extent it would otherwise constitute a breach of this Section 6.01(a).

(b)    By way of amplification and not limitation, except (v) as set forth in Section 6.01 of the Company Disclosure Letter, (w) as expressly contemplated by this Agreement (including pursuant to Section 9.04) or the other Transaction Documents, (x) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as required by Law, or (z) as the Company reasonably believes necessary or appropriate in response to the COVID-19 pandemic, including complying with orders, directives or recommendations of any Governmental Authority (provided that the Company shall, to the extent reasonably practicable in the circumstances, reasonably consult with Parent prior to taking or refraining from taking any action in reliance on this clause (z) to the extent it would otherwise constitute a breach of this Section 6.01(b)), neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do any of the following:

(i)    amend or otherwise change its certificate of incorporation or bylaws, or equivalent organizational documents, or the equivalent organizational documents of any of its Subsidiaries or create any new Subsidiaries other than direct or indirect wholly owned Subsidiaries;

(ii)    amend or otherwise change the Investor Agreements in a manner adverse to Parent or that would materially to prevent or materially delay the consummation of the Transactions;

(iii)    merge or consolidate the Company with any other Person or restructure, reorganize or completely or partially liquidate;

(iv)    issue, deliver, sell, grant, pledge, dispose of or grant an Encumbrance (other than any Encumbrance arising under applicable securities Laws) on any shares of any class of capital stock of the Company or any of its Subsidiaries, any other voting securities or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities or equity interests, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or other similar interests of the Company or any of its Subsidiaries (except (i) for the issuance of shares of Company Stock issuable pursuant to the exercise of Company Stock Options or the settlement of Company RSU Awards, in each case, outstanding on the date hereof in accordance with their terms on the date hereof and (ii) as set forth in Section 6.01(b) of the Company Disclosure Letter);

(v)    other than in the ordinary course of business, (A) sell, lease, license, pledge or dispose of or (B) grant an Encumbrance on any properties or assets or any interests therein of the Company or any of its Subsidiaries, other than Permitted Encumbrances;

(vi)    sell, lease, sublease, license, sublicense, assign or otherwise grant rights under any Company IP (except for non-exclusive licenses or exclusive licenses for therapeutics granted in fields other than the Field (as defined in the CVR Agreement), in each case, granted in the ordinary course of business, consistent with past practice) or transfer, cancel, abandon, or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any Company

IP (except for patent and trademark portfolio management in the ordinary course of business, consistent with past practices, but excluding abandonment of patent applications);

(vii)    declare, set aside, make or pay any dividend, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of the Company’s direct or indirect wholly owned Subsidiaries to the Company or any of its other wholly owned Subsidiaries;

(viii)    adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable or exercisable for capital stock, voting securities or other ownership interests;

(ix)    acquire any assets outside the ordinary course of business from any other Person for consideration in excess of $5,000,000 in any individual transaction or series of related transactions or $25,000,000 in the aggregate;

(x)    make any loans, advances, guarantees or capital contributions to or investments in any Person, other than (A) advances to employees of the Company or any of its Subsidiaries in respect of travel or other related business expenses in the ordinary course of business or (B) advance payments or prepayments under any contract in the ordinary course of business;

(xi)    incur any Indebtedness for borrowed money with a principal amount in excess of $10,000,000 or guarantee such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company;

(xii)    make or authorize any capital expenditure in excess of $25,000,000 in the aggregate during any 12-month period beginning on or after the date hereof (excluding any capital expenditures referenced on Section 6.01(b) of the Company Disclosure Letter);

(xiii)    modify in any material respect any accounting policies, other than as required by GAAP or Law;

(xiv)    except as required by applicable Law, (A) make any material change (or file any such change) in any method of Tax accounting, (B) make, change or rescind any material Tax election; (C) settle or compromise any material Tax liability for an amount materially in excess of the amount accrued or reserved therefor in the Financial Statements or enter into any closing agreement relating to a material amount of Taxes; or (D) other than in the ordinary course of business, waive or extend the statute of limitations in respect of any material Tax claim or assessment, unless requested by the appropriate Governmental Authority;

(xv)    except as required by applicable Law or the terms of any Plan in effect on the date hereof or adopted or entered into after the date hereof in accordance with, or as set forth on, Section 6.01(b) of the Company Disclosure Letter, (A) adopt, enter into, terminate, materially modify or materially amend any collective bargaining agreement or similar contract or any Plan; (B) other than annual base cash compensation raises (x) that are merit-based and do not exceed 4% per annum in the aggregate or (y) in connection with promotions for employees below the level of Vice President, in each case, in the ordinary course of business and in a manner consistent with past practice, increase the compensation or benefits of any current or former Service Provider; (C) grant or pay any change-in-control, retention, severance or termination pay to, or increase in any manner the change-in-control, retention, severance or termination pay of any current or former Service Provider; (D) accelerate the vesting or payment of any compensation or benefit to any Service Provider under any Plan; or (E) terminate or hire any Service Provider, other than terminations in the ordinary course of business consistent with past practice (which, for the avoidance of doubt, shall include terminations for “cause”, as reasonably determined by the Company);

(xvi)    apply for any loan under the Paycheck Protection Program under the CARES Act or make any election pursuant to Sections 2301-2308 of the CARES Act, Sections 7001-7005 of the FFCRA, IRS Notice 2020-65 or any other similar Law;

(xvii)    except as required by Law or any judgment by a court of competent jurisdiction, (A) settle or compromise any Action which involves payment to or by the Company or any of its Subsidiaries (exclusive of attorney’s fees) in excess of $10,000,000 in any single instance or involves any non-de minimis injunctive or equitable relief or the imposition of any non-de minimis restrictions on the business activities of the Company and its Subsidiaries; (B) cancel or compromise any Indebtedness in excess of $2,000,000 in the aggregate; or (C) waive or assign any claims or rights in excess of $250,000 individually or $2,000,000 in the aggregate;

(xviii)    (A) (1) enter into new clinical trial contracts or (2) terminate, cancel, fail to renew, or modify or amend, or waive, release or assign any material rights or claims under any existing clinical trial contract, other than in the ordinary course of business, or (B) enter into, terminate, cancel, fail to renew, or modify or amend, or waive, release or assign any material rights or claims under, (x) any Material Contract described in clause (iii) of the definition thereof, or any contract that, if existing on the date hereof, would have been such a Material Contract; or (y) any Material Contract (other than of the type described in clause (A) or clause (B)(x)) or Real Property Lease, or any contract or lease that, if existing on the date hereof, would have been a Material Contract or Real Property Lease, other than in the ordinary course of business;

(xix)    other than in the ordinary course of business, amend any material Company Permit in any material respect, or allow any material Company Permit to lapse, expire or terminate, other than (A) amendments, renewals or extensions of material Company Permits or (B) non-renewal or non-extension of material Company Permits that are not necessary to conduct the Company’s business as then conducted;

(xx)    authorize, apply for, or cause to be approved, the listing of shares of Company Common Stock or Company Preferred Stock on any stock exchange;

(xxi)    file any amendment to the Company Registration Statement, or cause, request or seek to have the Company Registration Statement declared effective under the Securities Act other than any such actions taken in connection with the withdrawal of the Company Registration Statement; or

(xxii)    authorize, commit or agree to do any of the foregoing.

(c)    Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time in violation of applicable Law.

Section 6.02    Conduct of Business by Parent Pending the Mergers. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except (a) as expressly contemplated by this Agreement or the other Transaction Documents or (b) with the prior consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(i)    amend or otherwise change, including by merger, consolidation or otherwise, Parent’s certificate of incorporation or bylaws, except for any amendments or changes that would not (x) materially delay, materially impede or prevent the consummation of the Transactions or (y) adversely affect the stockholders of the Company in any material respect differently than the stockholders of Parent;

(ii)    declare, set aside, make or pay any dividend, payable in cash, stock, property or otherwise, with respect to any of Parent’s capital stock;

(iii)    liquidate, dissolve, reorganize or otherwise wind up the business and operations of Parent, First Merger Sub or Second Merger Sub; or

(iv)    authorize, commit or agree to do any of, the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01    Registration Statement; Consent Solicitation Statement. (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall cooperate in preparing and shall prepare (i) a consent solicitation statement (such consent solicitation statement, as amended or supplemented from time to time, the “Consent Solicitation Statement”) to be sent to the stockholders of the Company relating to the solicitation of consents from the Company’s stockholders in connection with obtaining the Company Stockholder Approvals and (ii) a registration statement on Form S-4 to register the shares of Parent Common Stock and CVRs to be issued in connection with the Mergers (together with all amendments thereto, the “S-4 Registration Statement”), and Parent shall file with the SEC the S-4 Registration Statement, in which the Consent Solicitation Statement shall be included as part of the prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Mergers and CVRs to be issued in connection with the Mergers. Parent shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective as long as necessary to consummate the Transactions, and, if required by Law, each of Parent and the Company shall use its reasonable best efforts to have the CVR Agreement become qualified under the Trust Indenture Act as promptly as practicable. Each of Parent and the Company shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and the Consent Solicitation Statement. The Registration Statement and the Consent Solicitation Statement shall include all information reasonably requested by such other party to be included therein.

(b)    Company shall use its reasonable best efforts to cause the Consent Solicitation Statement to be mailed to the stockholders of the Company and shall use commercially reasonable efforts to solicit and obtain the Company Stockholder Approvals via written consent, in each case as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act (the “S-4 Effectiveness Time”); provided that, notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee (other than the payment of nominal administrative, processing or similar fees or charges) or grant any concession in connection with obtaining the Company Stockholder Approvals following such solicitation. The Company shall include the Company Recommendation in the Consent Solicitation Statement (unless there has been a Change in the Company Recommendation in accordance with Section 7.02(d) prior to the date of distribution of the Consent Solicitation Statement in accordance with this Section 7.01(b)). Notwithstanding anything to the contrary in this Agreement, the Company’s obligations pursuant to the first sentence of this Section 7.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal or any Change in the Company Recommendation.

(c)    No amendment or supplement to the Consent Solicitation Statement or the S-4 Registration Statement will be made by Parent or the Company without providing the other party a reasonable opportunity to review and comment thereon. Each party will advise the other promptly after receiving oral or written notice of any oral or written request by the SEC for amendment of the S-4 Registration Statement or Consent Solicitation Statement or SEC comments thereon or requests by the SEC for additional information. Parent will advise the Company promptly after receiving oral or written notice of the issuance of any stop order or the suspension of the qualification for offering or sale in any jurisdiction of the Parent Common Stock issuable in connection with the Mergers. Each party shall promptly provide the other with copies of any written communication from the SEC and shall cooperate on the preparation of appropriate responses thereto (and will provide the other with copies of any such responses given to the SEC) and modifications to the S-4 Registration Statement or Consent Solicitation Statement as shall be reasonably appropriate.

(d)    If, at any time prior to the Effective Time, any information relating to (i) the Company or any of its Subsidiaries, or their respective Affiliates or Representatives, or (ii) Parent, First Merger Sub or Second Merger Sub, or their respective Affiliates or Representatives, shall be discovered by the Company or Parent which should be set forth in an amendment or a supplement to the S-4 Registration Statement or the Consent Solicitation Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly inform the other party and the parties will cooperate to prepare an appropriate amendment or supplement describing such information which shall promptly be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(e)    The Company will not call or convene any meeting of its stockholders in connection with the Company Stockholder Approvals. The only corporate actions to be set forth in the Consent Solicitation Statement are (i) the adoption of this Agreement and approval of the Transactions, including the Mergers, by the holders of Company Common Stock and Company Preferred Stock and (ii) any other matters contemplated by this Agreement that may be required to be approved by the holders of Company Common Stock and/or the holders of Company Preferred Stock under applicable Law.

(f)    Following receipt of the Company Stockholder Approvals via written consent, the Company shall promptly provide any notices required by Section 228 of the DGCL in accordance therewith.

(g)    The Company shall, as promptly as practicable and (i) no later than 45 days after the end of any fiscal quarter (other than any fourth fiscal quarter) ending after the date hereof, prepare and furnish to Parent copies of the unaudited consolidated financial statements of the Company and its Subsidiaries as of the end of and for such fiscal quarter, together with the comparable period of the prior fiscal year, reviewed by the Company’s independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722 and (ii) no later than 90 days after the end of any fiscal year ended after the date hereof, prepare and furnish to Parent copies of the annual consolidated financial statements of the Company and its Subsidiaries as of the end of and for such fiscal year, accompanied by an audit report, on such annual financial statements from the Company’s independent accountants, in the case of each of clauses (i) and (ii) together with the notes thereto, and prepared from the books and records of the Company and its Subsidiaries and in accordance with GAAP applied on a consistent basis through the periods involved (except as may be otherwise required under GAAP) and the rules and regulations of the SEC, including the requirements of Regulation S-X. When delivered pursuant to this Section 7.01(g), such financial statements shall present fairly in all material respects the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods shown therein.

Section 7.02    No Solicitation of Transactions. (a) The Company agrees that it will not, and that it will cause each of its Subsidiaries not to and will direct each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or knowingly encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to any Competing Proposal, (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing Proposal, (iii) agree to, approve, endorse, recommend or consummate any Competing Proposal, (iv) enter into, or propose to enter into, any Competing Transaction Agreement, or (v) resolve, propose or agree, or authorize or permit any Representative to do any of the foregoing. The Company shall, and shall cause its Subsidiaries to and will direct its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or its or any of their respective Representatives with respect to any Competing Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing Proposal previously granted to such Person.

(b)    The Company shall promptly, and in any event within 24 hours of the Company obtaining knowledge of the receipt thereof, advise Parent in writing of any Competing Proposal, the financial and other material terms and conditions of any such Competing Proposal (including any changes thereto) and the identity of the Person making any such Competing Proposal. The Company shall (i) keep Parent reasonably informed of the status and material details (including any change to the terms thereof) of any such Competing Proposal and (ii) provide to Parent, as soon as practicable after receipt or delivery thereof (and in any event, within 24 hours of such receipt or delivery), copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing Proposal exchanged between the Company or any of its Subsidiaries (or their Representatives), on the one hand, and the Person making such Competing Proposal (or its Representatives), on the other hand.

(c)    Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approvals, the Company may, subject to compliance with Section 7.02(b), furnish information to, and enter into discussions with, a Person who has made, after the date hereof, an unsolicited, written, bona fide Competing Proposal so long as such Competing Proposal did not result from a breach of this Section 7.02 and, prior to furnishing such information and entering into such discussions, the Company Board has (i) reasonably determined, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel) that (A) such Competing Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such Competing Proposal would be inconsistent with the Company Board’s fiduciary duties to the Company and its stockholders under applicable Law, (ii) previously provided all such information to Parent (or provides such information to Parent substantially concurrent with the time it is provided to such Person), and (iii) obtained from such Person an Acceptable Confidentiality Agreement.

(d)    Except as set forth in this Section 7.02(d), neither the Company Board nor any committee thereof shall (i) (A) fail to make, withdraw, qualify, modify or amend, or propose publicly to fail to make, withdraw, qualify, modify or amend, the Company Recommendation or fail to include the Company Recommendation in the Consent Solicitation Statement, (B) adopt or recommend, or propose publicly to adopt or recommend, any Competing Proposal, or (C) enter into any agreement relating to a Competing Proposal (other than an Acceptable Confidentiality Agreement), or (ii) make any public statement inconsistent with the Company Recommendation (any of the actions described in the foregoing clauses (i) and (ii), a “Change in the Company Recommendation”). Notwithstanding the foregoing, if at any time prior to the receipt of the Company Stockholder Approvals and subject to compliance with Section 7.02(b) the Company Board determines in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel) that the failure of the Company Board to make a Change in the Company Recommendation would be inconsistent with the fiduciary duties of the Company Board to the Company and its stockholders under applicable Law, then the Company Board may make a Change in the Company Recommendation; provided, however, that no Change in the Company Recommendation may be made that relates to a Competing Proposal unless such Competing Proposal constitutes a Superior Proposal; provided, further, that the Company shall not be entitled to exercise its right to make a Change in the Company Recommendation until after the fourth Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to make a Change in the Company Recommendation (a “Notice of Adverse Recommendation”) and specifying the reasons therefor, including the terms and conditions of any Superior Proposal and including an unredacted copy of any proposed agreement (including schedules and exhibits thereto) relating to such Superior Proposal (it being understood and agreed that any subsequent amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a three Business Day notice period). The Company agrees that, during the applicable four or three Business Day notice period prior to the Company Board making a Change in the Company Recommendation, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of this Agreement proposed by Parent. In determining whether to make a Change in the Company Recommendation, the Company Board shall take into account any changes to the financial or other terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise. At the end of the four Business Day notice period (or three Business Day notice period with respect to any amendment to the financial terms or any other material term of such Superior Proposal) the Company Board may effect a Change in the Company Recommendation if the Company Board shall again make a determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent), that the Competing Proposal continues to be a Superior Proposal and that the Change in the Company Recommendation is required to comply with the fiduciary duties of the Company Board to the Company and its stockholders under applicable Law.

(e)    Notwithstanding anything in this Agreement to the contrary, (i) neither the Company Board nor any committee thereof shall withdraw, revoke, rescind, modify or amend in any manner the Drag-Along Resolution and (ii) in no event shall any Change in the Company Recommendation (A) affect the validity and enforceability of this Agreement or the other Transaction Documents, including the obligations of the Company and the Company’s stockholders that are party to the Transaction Documents to consummate the Mergers or the other Transactions and to deliver (or cause to be delivered) the written consent contemplated by Section 3(b) of the Selling Investor Support Agreement, or (B) cause any state corporate takeover statute or other similar statute to be applicable to the Mergers or the other Transactions.

Section 7.03    Access to Information; Confidentiality. (a) Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, provide to Parent and Parent’s Representatives reasonable access during normal business hours upon reasonable prior notice to the officers, employees and other personnel, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof (including for purposes of conducting regulatory compliance reviews and audits to allow Parent to be in compliance with its policies and procedures and any applicable Law at the Effective Time); provided, however, that (x) the Company shall not be required to provide access to or disclose any such information to the extent such access or disclosure would result in the loss of attorney-client privilege of the Company or any of its Subsidiaries (provided that the Company and its Subsidiaries shall use their reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege) and (y) the Company may limit physical access to the properties, offices and other facilities of the Company and its Subsidiaries to the extent the Company reasonably determines, in light of COVID-19, that such access would jeopardize the health and safety of any employee of the Company or its Subsidiaries or to the extent necessary to comply with applicable Laws.

(b)    Without limiting the generality of the foregoing, the Company covenants and agrees that, between the date of this Agreement and the Effective Time, the Company shall keep Parent reasonably informed as to the Company’s FDA regulatory strategy with respect to non-immaterial communications with FDA, pre-submissions to FDA, submissions to FDA, and any other regulatory issues under consideration for presentation to FDA, including IDEs, clinical trials (whether new or on-going), and medical technology, including by providing copies of material information to Parent; provided, that the Company shall not be required to provide such information to the extent providing such information would result in the loss of attorney-client privilege of the Company or any of its Subsidiaries (provided that the Company and its Subsidiaries shall use their reasonable best efforts to provide such information in a manner that does not result in a loss of attorney-client privilege). In order to keep Parent reasonably informed regarding the Company’s regulatory relationship with FDA, the Company also agrees to in a reasonably timely manner provide Parent with any and all material communications with FDA with respect to its pre-submissions, submissions, and other non-immaterial regulatory issues such as IDEs, clinical trials (whether new or on-going), medical technology and any other subject which would likely have a material impact on the Company’s current or future business. Nothing contained in this Section 7.03(b) is intended to give Parent, directly or indirectly, the right to control or direct the FDA regulatory strategy of the Company or its Subsidiaries prior to the Effective Time.

(c)    Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, Parent shall, and shall cause its Subsidiaries to, provide to the Company and the Company’s Representatives reasonable access during normal business hours upon reasonable prior notice to Parent’s personnel and records on a basis consistent with the Company’s access to such personnel and records prior to the date hereof in connection with the Company’s due diligence review of Parent and its Subsidiaries in connection with the Transactions.

(d)    All information obtained by the parties hereto pursuant to this Section 7.03 shall be kept confidential in accordance with the Confidentiality Agreement.

(e)    No investigation pursuant to this Section 7.03 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.04    Employee Benefits Matters. (a) From and after the Effective Time, Parent shall (or shall cause its Affiliates, including the Surviving Entity and its Subsidiaries to), honor in accordance with their terms, all Plans and all other contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries, in each case, as in effect immediately prior to the Effective Time that are applicable to current or former Service Providers. For the period beginning on the Closing Date and continuing through the first anniversary of the Closing Date (or, if shorter, during the period of employment), Parent shall, or shall cause the Surviving Entity and its Subsidiaries to, provide each employee of the Company or its Subsidiaries who continues to be employed by the Company or the Surviving Entity or their respective Affiliates after the Closing Date (collectively, the “Continuing Employees”) with (i) an annual base salary or hourly wage rate, as applicable, and annual cash target bonus or other recurring cash incentive opportunity that is no less favorable, in the aggregate, than the annual base salary or hourly wage rate, as applicable, and annual target cash bonus or other recurring cash incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time, in the aggregate, and (ii) health, welfare and retirement benefits that are substantially comparable, in the aggregate, to either, in Parent’s sole discretion, (A) the health, welfare and retirement benefits provided to such Continuing Employee immediately prior to the Effective Time or (B) the health, welfare and retirement benefits provided to similarly situated employees of Parent and its Affiliates, in each case and for the avoidance of doubt, excluding defined benefit pension benefits. Without limiting the foregoing, the Chief Executive Officers of each of Parent and the Company, or each of their respective designees, shall cooperate to design and implement an annual bonus program, including performance goals, for the benefit of the Continuing Employees for the first full calendar year commencing after the Closing Date (the “Post-Closing Bonus Plan”), with the bonus payouts to be based on the attainment of performance goals applicable to the business of the Company and its Subsidiaries for such year (and not, for the avoidance of doubt, performance goals applicable to the business of Parent or any of its Subsidiaries other than the Company and its Subsidiaries). Each Continuing Employee shall be entitled to participate in the Post-Closing Bonus Plan with an annual bonus target equal to the greater of (x) such Continuing Employee’s annual bonus target under the Closing Year VCP (as defined below) and (y) the annual bonus target of a similarly-situated employees of Parent (as reasonably determined by Parent where such targets constitute a range).

(b)    For all purposes under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (including the Plans), but excluding any retiree health or welfare plans or programs and (solely for purposes of vesting) any equity compensation arrangements (the “New Plans”), Parent shall credit each Continuing Employee with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, immediately prior to the Effective Time, to credit for such service under any similar Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause its Subsidiaries, including the Surviving Entity and its Subsidiaries, to) cause (i) each Continuing Employee to become immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing coverage under a Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions or limitations, evidence of insurability requirements, required physical examinations and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Plans in which such Continuing Employee participated immediately prior to the Effective Time. Parent shall (or shall cause its Subsidiaries, including the Surviving Entity and its Subsidiaries, to) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the Plan year ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all applicable deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)    To the extent any payments to “disqualified individuals” of the Company or its Subsidiaries (within the meaning of Section 280G of the Code) could be characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code in connection with the Transactions, the Company shall (i) no later than the Closing (and in any event prior to obtaining the consent of any recipient of such payment in accordance with (ii) below), disclose its calculations with respect to the potential excess parachute payments to Parent, and provide any other information reasonably requested by Parent that is necessary in order for Parent to review and understand such calculations (it being understood that the Company shall not be required to provide documents and information not in the Company’s possession or to prepare or draft any calculations or documents (other than the waivers, disclosure and solicitation documents and calculations of excess parachute payments otherwise referenced in this Section 7.04(c))), (ii) use commercially reasonable efforts to obtain from any disqualified individual a waiver of his or her rights to any such potential excess parachute payment absent approval by the Company’s shareholders in accordance with this Section 7.04(c), and (iii) prior to the Closing, submit such payments for approval or disapproval by a vote of the stockholders of the Company entitled to vote on such matters in a manner intended to meet the requirements of Section 280G of the Code and the applicable treasury regulations thereunder. Parent shall have the right to review and comment on any waiver required by clause (ii) and any disclosure and solicitation documents required by clause (iii) before such waiver or consent is sought or document is distributed, as applicable, and the Company shall consider any such comments in good faith. Parent shall, no later than ten (10) Business Days prior to the Closing, provide to the Company any Parent plans or arrangements that could result in the payment of any excess parachute payment that would be subject to the foregoing; provided that, in any event, the Company’s failure to include such Parent plans or arrangement in the stockholders voting materials described herein due to Parent’s failure to provide such plans and arrangements as contemplated hereby will not result in a breach of the covenants set forth in this Section 7.04(c).

(d)    Parent shall maintain (or cause its Subsidiaries, including, following the Closing, the Surviving Entity and its Subsidiaries, to maintain) the Company’s annual Variable Compensation Plan for the year in which the Closing Date occurs (the “Closing Year VCP”) until at least December 31st of the year in which the Closing Date occurs, and shall pay (or cause its Subsidiaries, including, following the Closing, the Surviving Entity or its Subsidiaries, to pay) to each Continuing Employee who was a participant in the Closing Year VCP immediately prior to the Closing an award thereunder for the calendar year in which the Closing occurs based on the greater of (x) actual performance under the Closing Year VCP (which, for the avoidance of doubt, may be up to 150%) and (y) target performance (each, a “VCP Bonus”), subject to each such Continuing Employee’s continued employment with the Surviving Entity or its Subsidiaries through the applicable payment date and otherwise in accordance with the terms of the Closing Year VCP. If any such Continuing Employee’s employment is involuntarily terminated prior to the payment of his or her VCP Bonus, he or she will remain eligible to receive his or her VCP Bonus following the end of the applicable calendar year (but in no event later than March 15th of the year following the year in which the Closing Date occurs).

(e)    Following the Closing, Parent shall provide each Continuing Employee with equity-based compensation (“Parent Equity Awards”) in accordance and consistent with Parent’s standard incentive equity grant practices, which shall include (without limitation), grants of Parent Equity Awards no less frequently than, in amounts and values that are no less than, and with terms and conditions (including vesting conditions) that are no less favorable than, Parent Equity Awards granted to similarly-situated Parent employees from time to time.

(f)    Without limiting the generality of Section 11.05, the provisions of this Section 7.04 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed as to confer upon or give any Person (including for the avoidance of doubt, any Continuing Employee or other current or former Service Provider), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 7.04) under or by reason of any provision of this Agreement. Nothing contained in this Agreement, express or implied, shall (i) be treated as an amendment to any Plan, New Plan or other compensation or benefit plan, program, policy, agreement, arrangement or understanding for any purpose, (ii) obligate Parent or the Surviving Entity or any of their Subsidiaries to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee or (iii) prevent Parent or the Surviving Entity or any of their Subsidiaries from amending or terminating any benefit plan or arrangement, in each case, subject to compliance with the other provisions of this Section 7.04.

Section 7.05    Directors’ and Officers’ Indemnification and Insurance. (a) Parent shall cause the Surviving Entity to assume, and shall cause the Surviving Entity to comply with (including by providing the Company with sufficient funds to comply with), the obligations with respect to all rights to indemnification, advancement of expenses, and exculpation from liabilities, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the certificate of incorporation and bylaws of the Company or any indemnification contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time, and such obligations shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For the avoidance of doubt, the applicable rights of indemnification, advancement of expenses, and exculpation contemplated by this Section 7.05 and pursuant to the terms of the certificate of incorporation or bylaws of the Company as in effect at or prior to the Effective Time shall not be impaired by any modification of such terms in any amendment or restatement of such certificate of incorporation or bylaws following the Effective Time.

(b)    Parent shall obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policies (a true and complete copy of which has been heretofore made available to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 7.05(b) an aggregate amount in excess of 300% of the last annual premium paid by the Company for such insurance; provided, further, that, if the aggregate amount necessary to procure such insurance coverage exceeds such maximum amount, Parent shall only be obligated to provide as much coverage as may be obtained for such maximum amount.

(c)    In the event the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving limited liability company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.05.

Section 7.06    Notification of Certain Matters. (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any change, event, fact or development which would reasonably be expected to cause any of their respective representations or warranties contained in this Agreement to become untrue or inaccurate such that the conditions set forth in Section 8.02(a) or Section 8.03(a) would not be satisfied and (ii) any failure of the Company, Parent, First Merger Sub or Second Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the conditions set forth in Section 8.02(b) or Section 8.03(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b)    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions.

Section 7.07    Reasonable Best Efforts; Further Action. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Transactions, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VIII, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, including pursuant to the contracts set forth on Section 4.04 of the Company Disclosure Letter; provided that, notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee (other than the payment of nominal administrative, processing or similar fees or charges) or grant any concession in connection with obtaining the consents, approvals or waivers referred to in this clause (ii), (iii) the obtaining of all necessary actions or nonactions and consents from, and the giving of any necessary notices to, Governmental Authorities and third parties and the making of all necessary registrations, declarations and filings under the HSR Act, which shall be made as soon as reasonably practicable following the date hereof and in any event no later than fifteen (15) Business Days following the date hereof, or are required or advisable under other applicable antitrust, competition or pre-merger notification Laws of any jurisdiction (collectively, “Antitrust Laws”), if any, (iv) the taking of all reasonable steps to provide any supplemental information requested by any Governmental Authority, including participating in meetings with officials of such entity in the course of its review of this Agreement or the Transactions, including the Merger, (v) the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Authority or third party that would otherwise have the effect of materially delaying or preventing the consummation of the Merger and (vi) the defending or contesting of any Actions challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed. In connection with and without limiting the generality of the foregoing, reasonable best efforts shall include (and with respect to remedies, shall be limited to) Parent and its Subsidiaries offering and agreeing to undertake Permitted Restrictions as reasonably necessary to obtain pre-merger clearance in as timely a manner as reasonably possible from Governmental Authorities under Antitrust Laws in the United States and, if applicable, the UK and Germany (specifically, for (1) any waiting period applicable to the Mergers under the HSR Act to have been terminated or expired and the avoidance of an Action in the US seeking to prohibit consummation of the Merger, and (2) any antitrust clearance required to be obtained in the UK and Germany (if applicable)). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or its Subsidiaries (including First Merger Sub and Second Merger Sub and, after the Effective Time, the Surviving Corporation and its Subsidiaries and, after the Second Effective Time, the Surviving Entity and its Subsidiaries) be required to agree to or accept (A) any commitment, undertaking or Order to divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transactions, or (B) any limitation on the ability of Parent or its Subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of the Company or its Subsidiaries, including after giving effect to the Transactions; provided, however, it being understood that Permitted Restrictions affecting the operations of Parent or its Subsidiaries (including, for this purpose, the Company and its Subsidiaries) shall be deemed not to be a limitation on the ability to exercise full rights of ownership. In no event shall the Company or any of its Subsidiaries be permitted to commit or agree to any remedy (including any matter described in clauses (A) and (B) and any Permitted Restriction) without Parent’s prior written consent. Nothing in this Section 7.07(a) shall require any party to take or agree to take any action with respect to its business or operations pursuant to this Section 7.07(a) unless the effectiveness of such agreement or action is conditioned upon the Closing.

For purposes of this Agreement, “Permitted Restrictions” shall mean the actions described in Section 7.07 of the Company Disclosure Letter.

(b)    Each of Parent and the Company shall (i) reasonably cooperate with each other in connection with any filing or submission with any Governmental Authorities in connection with the Transactions and any consents from any Governmental Authority in connection therewith and any investigation or other inquiry related thereto and in connection with resolving any such investigation or inquiry with respect to any such filing or the Mergers, (ii) not extend any waiting or suspension period under any applicable Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Mergers, except with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), (iii) respond as promptly as practicable to any applicable inquiries or requests received from any Governmental Authority for additional information or documentation, (iv) promptly make any applicable further filings or information submissions pursuant thereto that may be necessary or advisable and (v) promptly make any requisite filings or submissions required or advisable under any applicable Antitrust Laws. Each of Parent and the Company shall (A) promptly notify the other party of any written or oral communication to that party or its Subsidiaries or Representatives from any Governmental Authority regarding the parties’ collaborative efforts to obtain consents to the Mergers under Antitrust Laws, (B) subject to applicable Law and to the extent reasonably practicable, permit the other party to review and comment on any substantive written communication regarding such efforts prior to providing such communication to any Governmental Authority and (C) to the extent reasonably practicable, not agree to participate, or permit its Subsidiaries or Representatives to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning consents to the Mergers under Antitrust Laws unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority and reasonably practicable, gives the other party the opportunity to attend and participate. For the avoidance of doubt, subject to the proviso in the following sentence, Parent and the Company shall jointly control all communications with any Governmental Authority relating to Antitrust Laws, and determine and direct the strategy and process by which the parties will seek required approvals relating to Antitrust Laws. If the parties hereto initially disagree upon any such proposed communication, strategy or process, the parties agree to work together in good faith to resolve the disagreement and endeavor to implement such communication, strategy or process in a mutually acceptable manner; provided that to the extent that a disagreement is unresolved after good faith discussions between Parent and the Company, the implementation of such communication, strategy or process will be controlled by Parent after good faith consideration of the views of Company. Without limiting the foregoing, neither party shall make any filings, submissions or substantive written communications to any Governmental Authority to obtain consents to the Mergers under Antitrust Laws without first providing a written copy of such filing, submission or communication to the other party (or as appropriate to such party’s outside counsel) and allowing the other party a reasonable opportunity to provide comments on such filing, submission or communication prior to submission. Parent and the Company covenant and agree to incorporate all reasonable comments of the other party (or as appropriate such party’s outside counsel) with respect to such filings, submissions and communications prior to delivery of the same to any Governmental Authority.

Section 7.08    Obligations of First Merger Sub and Second Merger Sub. Parent shall take all action necessary to cause each of First Merger Sub and Second Merger Sub to perform its obligations under this Agreement and to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement.

Section 7.09    Consents of Accountants. Parent and the Company will each use their respective reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

Section 7.10    Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Mergers to be approved for listing on the NASDAQ, subject to official notice of issuance, and the Company shall cooperate with Parent to the extent reasonably necessary with respect to such listing.

Section 7.11    Public Announcements. The initial press release relating to the Transactions shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of applicable stock exchanges, each of Parent and the Company shall each use its reasonable best efforts to consult with the other before issuing, and give each other the opportunity to review and comment upon, any press release or notice to stockholders, or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions; provided, however, that each of Parent and the Company may make public statements that do not contain any information relating to the Transactions that has not been previously announced or made public in accordance with this Agreement and do not reveal material, nonpublic information regarding the other party; provided, further, that the Company may make public statements regarding a Change in the Company Recommendation pursuant to Section 7.02(d).

Section 7.12    Certain Tax Matters. (a) During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall: (i) prepare and timely file all Tax Returns that are due on or before the Closing Date in accordance with, to the extent applicable and, except as required by Law, past practice, (ii) pay all Taxes due and payable in respect of such Tax Returns, except in the case of clauses (i) and (ii), where failure to file or pay would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (iii) accrue a reserve in the applicable books and financial statements in accordance with past practices for all Taxes payable for which no Tax Return is due prior to the Closing Date for which failure to pay would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (in each case with respect to a material amount of Taxes) that becomes pending against or with respect to the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    The Company shall deliver to Parent on or prior to the Closing Date a properly executed statement signed by the Company to the effect that the shares of Company Stock are not “United States real property interests” within the meaning of Section 897 of the Code; provided, however, that notwithstanding the foregoing, the sole remedy under this Agreement in respect of any Person for the failure of the Company to deliver such certification specified in this Section 7.12(b) to Parent shall be to withhold in accordance with Section 3.02(i) any Taxes that are required to be withheld by such Person pursuant to Section 1445 of the Code by reason of such failure from any payment otherwise payable pursuant to this Agreement.

Section 7.13    Drag-Along; Stockholder Agreements and Communications. (a) Following the execution of the Drag-Along Consent by the Selling Investors, the Company shall promptly send a notice to the its stockholders (in the form attached hereto as Exhibit E) regarding the approval of this Agreement and the Transactions for purposes of the Drag-Along and the exercise of the Drag-Along and informing the Voting Agreement Parties of their obligations pursuant to Section 2 of the Voting Agreement with respect to the Drag-Along.

(b)    Promptly following the S-4 Effectiveness Time and prior to the Effective Time, and in consideration of, among other things, the entry into this Agreement by the Company, Parent, First Merger Sub and Second Merger Sub and the anticipated consummation of the Transactions, the Company shall, pursuant to Section 2.2(c) of the Voting Agreement, use commercially reasonable efforts to cause each Voting Agreement Party to duly execute and deliver to the Company and Parent a support agreement in the form attached hereto as Exhibit F (with such changes and modifications as may be mutually agreed by Parent and the Company, each, a “Support Agreement”); provided that, notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee (other than the payment of nominal administrative, processing or similar fees or charges) or grant any concession in connection with the foregoing.

(c)    Unless otherwise required by Law or a Governmental Authority, the Company (i) shall recognize the proxy granted to Parent in respect of all shares of Company Stock held by the Voting Agreement Parties pursuant to the Drag-Along Consent and the proxy granted to Parent pursuant to the Selling Investor Support Agreement and each Support Agreement and (ii) shall not register transfers of Company Stock that do not comply with the terms of the Selling Investor Support Agreement and the Support Agreements (as applicable).

(d)    Notwithstanding anything in this Agreement to the contrary, in no event shall any Change in the Company Recommendation affect the validity and enforceability of the obligations of the Company pursuant to this Section 7.13.

Section 7.14    Anti-Takeover Statutes. The Company and the Company Board shall: (a) grant such approvals and take all actions necessary so that no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover or similar Laws become applicable to this Agreement, the CVR Agreement, the Support Agreements and the Selling Investor Support Agreement or the Transactions, including the Mergers, and (b) if any such anti-takeover or similar Law becomes applicable to the Transactions, grant such approvals and take all actions necessary so that the Transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such Law on the Transactions.

Section 7.15    Stockholder Litigation. From and after the date hereof, the Company shall promptly advise Parent orally and in writing of any Actions (including derivative claims) commenced or, to the knowledge of the Company, threatened against the Company and/or its directors or officers relating to this Agreement, the Mergers and/or the other Transactions contemplated hereby and shall keep Parent promptly and reasonably informed regarding any such Action. The Company shall give Parent the opportunity to participate in the defense or settlement of any such Action and shall give due consideration to Parent’s views with respect thereto. The Company shall not agree to any settlement of any such Action without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.16    Section 16 Matters. Prior to the Effective Time, the Parent Board (or a duly formed and duly authorized committee thereof) shall take all such actions as may be necessary or appropriate to cause any acquisitions of Parent Common Stock (including derivative securities related to Parent Common Stock) by any individual who shall become subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of the Transactions to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

Section 7.17    CVR Agreement. At or prior to the Effective Time, Parent will duly adopt, execute and deliver, and each of Parent and the Company shall use its commercially reasonable efforts to cause the Trustee to execute and deliver, the CVR Agreement.

Section 7.18    Financing. (a) Each of Parent, First Merger Sub and Second Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain the Financing on the terms and conditions described in or contemplated by the Financing Commitments prior to when the conditions to the Mergers set forth in Article VIII (other than those conditions that by their terms must be satisfied at the Closing) are satisfied, including using reasonable best efforts to (i) maintain in effect the Financing Commitments; (ii) satisfy on a timely basis all conditions and covenants applicable to Parent, First Merger Sub and Second Merger Sub in the Financing Commitments and otherwise comply with its obligations in each case thereunder; (iii) enter into definitive agreements with respect to the Financing Commitments on the terms and conditions (including the “market flex” provisions) contemplated thereby; (iv) in the event that all conditions in the Financing Commitments have been satisfied, cause the Persons providing Financing under the Financing Commitments to fund the Financing and consummate the Financing contemplated by such Financing Commitments on or prior to the date the

Closing is required to occur pursuant to Section 2.02; and (v) enforce its rights under the Financing Commitments, except, in the case of clauses (i) through (v) above, to the extent (and solely to the extent) Parent or one or more of its Subsidiaries has issued in one or more offerings any debt or equity securities in lieu of the Financing on or prior to the Closing Date or otherwise will have sufficient cash at the Closing, in each case in an amount such that Parent, First Merger Sub, Second Merger Sub, the Surviving Corporation and the Surviving Entity will be able to satisfy all of the payment obligations of Parent, First Merger Sub, Second Merger Sub, the Surviving Corporation and the Surviving Entity contemplated hereunder in connection with the Closing. Notwithstanding the foregoing, in no event shall Parent be required to pursue litigation against the Financing Sources in respect of this clause (a) or otherwise.

(b)    None of Parent, First Merger Sub or Second Merger Sub shall agree to any amendment or modification to be made to, or any waiver of any provision or remedy under the Financing Commitments, without the prior written consent of the Company if such amendments, modifications or waivers would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing; (ii) impose new conditions (or expand any existing conditions) to the receipt of the Financing (in the case of each of (i) and (ii), only if such amendments, modifications or waivers would reasonably be expected to (x) interfere with Parent’s ability to make available to the Exchange Agent at or immediately prior to the Closing funds sufficient for the satisfaction of all of Parent’s, First Merger Sub’s and Second Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the payment of all associated costs and Expenses or (y) prevent, materially delay or materially impair the ability of Parent, First Merger Sub and Second Merger Sub to consummate the Mergers or its other obligations under the Agreement); (iii) prevent or materially delay the consummation of the Transactions; or (iv) adversely impact the ability of Parent, First Merger Sub or Second Merger Sub to enforce its rights against the other parties to the Financing Commitments (provided, however, that, for the avoidance of doubt, Parent, First Merger Sub and Second Merger Sub may amend or modify the Financing Commitments to add lenders, lead arrangers, underwriters, initial purchasers, bookrunners, syndication agents or similar entities, if the addition of such additional parties, individually and in the aggregate, would not prevent or materially delay the Financing or the consummation of the Transactions).

(c)    Parent, First Merger Sub and Second Merger Sub shall keep the Company reasonably informed on a timely basis of the status of its efforts to arrange the Financing.

(d)    Parent, First Merger Sub and Second Merger Sub shall give the Company prompt notice of Parent’s receiving any notice of any material breach or material default by any party to any Financing Commitment or definitive document related to the Financing of which Parent, First Merger Sub or Second Merger Sub become aware; provided, however, that in no event will Parent, First Merger Sub and Second Merger Sub be under any obligation to disclose any information that is subject to attorney-client or similar privilege. If any portion of the Financing becomes unavailable on the terms and conditions (including the “market flex” provisions) contemplated in the Financing Commitments and such portion is necessary to consummate the Mergers, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement upon terms and conditions not materially less favorable to Parent than those in the Financing Commitments (including, as necessary, the “market flex” provisions contained in any fee letter related to the Financing Commitments) (the “Alternative Financing”) as promptly as practicable following the occurrence of such event and prior to when the conditions to Mergers set forth in Article VIII (other than those conditions that by their terms must be satisfied at the Closing) are satisfied. Any replacement commitment letters and related fee letters (which may be redacted) in connection with an Alternative Financing shall constitute Financing Commitments under this Agreement.

Section 7.19    Financing Cooperation. (a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries and each of its and their respective officers, employees, consultants and representatives to, use reasonable best efforts to cooperate with Parent, First Merger Sub and Second Merger Sub in connection with Parent’s obtaining the Financing; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries in any material respect; provided, further, that neither the Company nor any of its Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Effective Time other than as specifically set forth herein. Such cooperation shall include, without limitation:

(i)    furnishing Parent, First Merger Sub and Second Merger Sub and their Financing Sources, promptly following Parent’s request, with such pertinent and customary (as compared to other transactions of this size and nature) information (other than financial information, which is covered by clause (ii) below), to the extent reasonably available to the Company, regarding the Company and its Subsidiaries as may be reasonably determined by Parent to be necessary in order to consummate the Financing, including all information necessary to satisfy the conditions set forth in the Financing Commitments;

(ii)    furnishing Parent and its Financing Sources as promptly as practicable (but no earlier than (i) 90 days after the end of the relevant final fiscal year end in the case of paragraph (1), and (ii) 45 days after the end of the relevant fiscal quarter in the case of paragraph (2)) with: (A)(1) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company prepared in accordance with GAAP for the three most recently completed fiscal years ended at least 90 days before the Closing Date, and (2) unaudited consolidated balance sheets and related statements of income, and cash flows of the Company prepared in accordance with GAAP and reviewed by the Company’s independent accountants in accordance with the procedures set forth in AS 4105 (Reviews of Interim Financial Information) for each subsequent fiscal quarter ended at least 45 days prior to the then expected Closing Date and (B) financial information of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act for an offering of securities registered on Form S-3 under the Securities Act, including all information required to be incorporated by reference therein and audit reports of annual financial statements to the extent so required or otherwise reasonably necessary to permit Parent to prepare pro forma financial statements customary for Financings of the applicable type (all such information in clauses (A) and this clause (B), the “Required Information”); provided, however, that the Required Information shall not include, and Parent shall be solely responsible for, the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information;

(iii)    cooperating with Parent’s Financing Sources’ due diligence investigation of the Company and its Subsidiaries;

(iv)    participating in and assisting with the syndication, underwriting, placement or other marketing of the Financing, including participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, including direct contact between senior management of the Company and its Subsidiaries and representatives of the Company with prospective investors, lenders and rating agencies in connection with a Financing;

(v)    assisting with the preparation of customary materials for registration statements, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and supplements related thereto and similar documents required in connection with the Financing (all such documents and materials, collectively, the “Financing Offering Documents”), providing customary authorization letters authorizing the distribution of information to prospective Financing Sources and containing customary 10b-5 representations and representations that the public side versions of such documents, if any, do not include material non-public information regarding the Company or its Subsidiaries or securities and management representation letters and delivering and consenting to the inclusion or incorporation in any SEC filing related to the Financing of the historical audited consolidated financial statements and unaudited consolidated interim financial statements of the Company;

(vi)    executing and delivering any currency or interest hedging arrangements, other definitive financing documents (provided, however, that the effectiveness of such documents will be conditioned upon the occurrence of the Effective Time), and obtaining and delivering certificates or documents required to satisfy the conditions in the Financing Commitments;

(vii)    obtaining from the Company’s registered public accounting firm that has audited the Company’s most recent financial statements customary comfort letters, consents, and other documentation and items required in connection with the Financing with respect to financial information provided pursuant to clause (a)(ii) of this Section 7.19 that is included or incorporated by reference in any prospectus, prospectus supplement, private placement memorandum or other offering document for which such comfort is customarily required, including customary confirmations (in customary form and scope and delivered at such customary times) of such accountants that they are prepared to issue any such comfort letter or consent subject to the completion of its customary procedures related thereto and obtaining customary legal opinions, in each case as reasonably requested by Parent (including those requested by Parent on behalf of a Financing Source);

(viii)    delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and Encumbrances under indebtedness of the Company required to be repaid as of the Effective Time by the terms of any Financing;

(ix)    taking all corporate and other actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to (A) permit the consummation of the Financing, (B) the distribution or payment of the proceeds of the Financing, if any, obtained by any Subsidiary of the Company to the Surviving Entity, and (C) cause the direct borrowing or incurrence of all of the proceeds of the Financing, by the Surviving Entity or any Subsidiary of the Company concurrently with or immediately following the Effective Time;

(x)    furnishing Parent and its Financing Sources promptly and in any event at least 3 Business Days before the Closing Date with all documentation and other information which any Financing Source providing or arranging the Financing has reasonably requested at least 10 Business Days prior to the Closing Date that such Financing Source has determined is required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act;

(xi)    procuring consents to the reasonable use of all of the Company’s logos in connection with the Financing (provided, however, that such logos are used solely in a manner that is not intended to and is not reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries); and

(xii)    furnishing customary information reasonably available to the Company regarding the Company and its Subsidiaries required for Parent to obtain corporate and facilities ratings and ratings on any debt securities issued in connection with the Financing.

(b)    At Parent’s reasonable request, the Company shall or shall cause its Subsidiaries to use their respective reasonable best efforts to amend or supplement any information supplied in writing by or on behalf of the Company or any of its Subsidiaries to Parent, First Merger Sub, Second Merger Sub or any Financing Source on a reasonably current basis to the extent such information (excluding any projections, forecasts, pro forma financial information and other forward-looking information), to the knowledge of the Company, taken as a whole, is not correct in all material respects, contains any untrue statement of material fact or omits to state any material fact necessary to make such information supplied in writing by or on behalf of the Company or any of its Subsidiaries not materially misleading.

(c)    Nothing in this Section 7.19 shall require such cooperation to the extent it would (i) require the Company to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Time, (ii) require the Company to incur any other liability or obligation prior to the Effective Time (it being understood, however, that the Company shall bear all costs and expenses of its annual audit and quarterly reviews of its financial statements but not the costs of any comfort letter (which shall be borne by Parent)), or (iii) cause any condition to the Mergers set forth in Article VIII to fail to be satisfied or otherwise cause any breach of this Agreement that would give Parent the right to terminate this Agreement (unless, in each case, waived in writing by Parent). Parent shall promptly, upon request by the Company, pay all reasonable and documented out-of-pocket third party costs incurred by the Company or any of its Subsidiaries in connection with cooperation pursuant to this Section 7.19 except for the costs of the Company’s registered public accounting firm described in the prior sentence. All confidential information provided by the Company or its Subsidiaries to Parent or its Affiliates pursuant to this Section 7.19 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to its Financing Sources and prospective Financing Sources, subject to ordinary and customary confidentiality undertakings. Notwithstanding the foregoing, Parent shall be permitted to disclose such confidential information upon prior written notice to the Company if such disclosure is required in order to comply with applicable laws (including any securities Law or the rules of a securities exchange) and with judicial process. Parent, First Merger Sub and Second Merger Sub shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing (other than arising from fraud, willful misconduct or misrepresentations, misstatements or omissions) and any information utilized in connection therewith (other than written information directly provided by the Company and its Subsidiaries).

(d)    For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Financing or any other debt financing, the availability of any equity financing or the receipt of the proceeds therefrom.

(e)    Without limiting in any respect the liabilities of the Financing Sources to Parent, First Merger Sub, Second Merger Sub or their Affiliates, or the remedies of Parent, First Merger Sub, Second Merger Sub or their Affiliates against the Financing Sources under any other agreement to which they are both parties, none of the Financing Sources shall have any liability to the parties or their Affiliates relating to or arising out of this Agreement, whether at law or equity, in contract, in tort or otherwise, and neither the parties nor any of their Affiliates will have any rights or claims against the Financing Sources in respect of the Financing under this Agreement. Notwithstanding anything herein to the contrary, in no event shall the Company or its Affiliates be entitled to seek any remedy, including specific performance of this Agreement, against any of the Financing Sources (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Section 7.19(e) and shall be entitled to enforce the provisions contained in this Section 7.19(e) as if they were a party to this Agreement).

(f)    Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 8.02(b), as applied to the Company’s obligations under this Section 7.19, shall be deemed to be satisfied unless the financing contemplated by the Debt Commitment Letter has not been obtained as a direct result of the Company’s Intentional Breach of its obligations under this Section 7.19.

(g)    The Company and Parent agree to the matters set forth on Section 7.19(g) of the Company Disclosure Letter.

Section 7.20    Resignations of Directors and Officers. At or prior to the Closing, the Company shall request that each director and officer of the Company deliver to Parent written resignation and release letters, effective as of the Closing Date, of each of the directors and officers of the Company requested by Parent in writing at least five Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the Company Board or as an officer (although not as an employee, if applicable, unless otherwise so requested by Parent), in form and substance reasonably satisfactory to Parent.

ARTICLE VIII

CONDITIONS TO THE MERGERS

Section 8.01    Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent, First Merger Sub and Second Merger Sub to consummate the Mergers are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC.

(b)    Stockholder Approval. The Company Stockholder Approvals shall have been obtained in accordance with the DGCL and the Company’s certificate of incorporation and bylaws.

(c)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent (collectively, a “Restraint”), which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions.

(d)    Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated and (ii) any approval or waiting period with respect to those jurisdictions set forth in Section 8.01(d) of the Company Disclosure Letter shall have been obtained or terminated or shall have expired.

(e)    NASDAQ Listing. The shares of Parent Common Stock to be issued in the Mergers shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

Section 8.02    Conditions to the Obligations of Parent, First Merger Sub and Second Merger Sub. The obligations of Parent, First Merger Sub and Second Merger Sub to consummate the Mergers are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)    Representations and Warranties. In each case as of the date of this Agreement and as of the Closing Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (i) the representations and warranties of the Company set forth in the first sentence of Section 4.07 (Absence of Certain Changes or Events) shall be true and correct in all respects, (ii) the representations and warranties of the Company set forth in Section 4.01(a) (Organization and Qualification; Subsidiaries) (only as it relates to the Company), Section 4.02 (Capitalization) (except with respect to Section 4.02(b) and Section 4.02(e)), Section 4.03 (Authority Relative to This Agreement) (except with respect to Section 4.03(d) and Section 4.03(e)), and Section 4.17 (Brokers) shall be true and correct in all material respects and (iii) the other representations and warranties of the Company set forth in Article IV shall be true and correct (without giving effect to any “material”, “materiality” or “Company Material Adverse Effect” qualification contained therein) except where the failure of any such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Agreements and Covenants. The Company shall have performed or complied, in each case, in all material respects with the agreements and covenants required by this Agreement to be performed by it or complied with at or prior to the Effective Time.

(c)    Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d)    Restrictions. No Restraint shall be in effect, in each case, under any Antitrust Law which imposes any remedies on Parent and its Subsidiaries (including First Merger Sub and Second Merger Sub and, after the Effective Time, the Surviving Corporation and its Subsidiaries and, after the Second Effective Time, the Surviving Entity and its Subsidiaries), (a) other than Permitted Restrictions or (b) unless such Restraint is part of an agreement between Parent and its Subsidiaries and a Governmental Authority.

(e)    Stockholder Agreements. The Selling Investors shall have duly executed and delivered, or caused to be delivered, to Parent, First Merger Sub or Second Merger Sub the Selling Investor Support Agreement and the Drag-Along Consent.

Section 8.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Mergers are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)    Representations and Warranties. In each case as of the date of this Agreement and as of the Closing Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (i) the representations and warranties of Parent, First Merger Sub and Second Merger Sub set forth in Section 5.09(e)(i) (Absence of Changes) shall be true and correct in all respects, (ii) the representations and warranties of Parent, First Merger Sub and Second Merger Sub set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement; No Vote Required) shall be true and correct in all material respects and (iii) the other representations and warranties of Parent, First Merger Sub and Second Merger Sub set forth in Article V shall be true and correct (without giving effect to any “material”, “materiality” or “Parent Material Adverse Effect” qualification contained therein) except where the failure of any such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Agreements and Covenants. Parent, First Merger Sub and Second Merger Sub shall have performed or complied, in each case, in all material respects with the agreements and covenants required by this Agreement to be performed by them or complied with at or prior to the Effective Time.

(c)    Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d)    CVR Agreement. The CVR Agreement shall be in full force and effect at or prior to the Effective Time.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, as follows:

(a)    by mutual written consent of Parent and the Company, duly authorized by the Parent Board and the Company Board, respectively; or

(b)    by either Parent or the Company if:

(i)    the Effective Time shall not have occurred on or before 11:59 p.m., Eastern time, on the Outside Date; provided, however, that if on the Outside Date all of the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing would have occurred) other than the conditions set forth in Section 8.01(c) (to the extent such Restraint arises under the HSR Act or any other Antitrust Laws), Section 8.01(d) or Section 8.02(d), then either Parent or the Company may extend the Outside Date to 11:59 p.m., Eastern time, on December 20, 2021 by delivering written notice to the other party, which notice shall expressly reference extension of the Outside Date to December 20, 2021 pursuant to this Section 9.01(b)(i); provided, further, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the proximate cause of, or resulted in, the failure of the Effective Time to occur on or before such time; or

(ii)    any Restraint having the effect set forth in Section 8.01(c) hereof shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 7.07; provided, further, that an Initial Enforcement Order made by the Competition and Markets Authority pursuant to section 72(2) of the UK Enterprise Act 2002 is not considered a Restraint for the purposes of this clause 9.01(b)(ii); or

(c)    by Parent:

(i)    upon a breach by the Company of, or failure by the Company to perform, any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if either of Parent, First Merger Sub or Second Merger Sub is in breach of its representations, warranties or covenants such that the conditions in Section 8.03(a) and Section 8.03(b) would not be satisfied;

(ii)    If any Restraint having the effect set forth in Section 8.02(d) hereof shall have become final and nonappealable; provided, however, that Parent shall have complied in all material respects with its obligations under Section 7.07; provided, further, that an Initial Enforcement Order made by the Competition and Markets Authority pursuant to section 72(2) of the UK Enterprise Act 2002 is not considered a Restraint for the purposes of this clause 9.01(c)(ii);

(iii)    if the Selling Investors fail to duly execute and deliver, or cause to be delivered, to Parent, First Merger Sub or Second Merger Sub the Selling Investor Support Agreement and the Drag-Along Consent within 24 hours following the execution and delivery of this Agreement; or

(d)    by the Company upon a breach by any of Parent, First Merger Sub or Second Merger Sub of, or a failure by any of Parent, First Merger Sub or Second Merger Sub to perform, any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured by Parent, First Merger Sub or Second Merger Sub, as applicable, within 30 days of receipt by Parent, First Merger Sub or Second Merger Sub, as applicable, of written notice of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if the Company is in breach of its representations, warranties or covenants such that the conditions in Section 8.02(a) and Section 8.02(b) would not be satisfied.

Section 9.02    Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other parties hereto, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 4.17, Section 5.13, Section 7.03(d), Section 7.19(c), Section 9.03, Section 9.04, Section 9.05, the tenth and eleventh sentences of Section 10.02 and Article XI, each of which shall survive any termination of this Agreement and remain in full force and effect and (b) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability for fraud committed prior to such termination or for any Intentional Breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

Section 9.03    Fees and Expenses. (a) In the event that:

(i)    Parent or the Company terminates this Agreement pursuant to Section 9.01(b)(i) and, at the time of such termination, one or more of the conditions set forth in Section 8.01(c) (if the failure of such condition to be satisfied is a result of a Restraint arising under Antitrust Laws), Section 8.01(d) or Section 8.02(d) were not satisfied or waived;

(ii)    Parent or the Company terminates this Agreement pursuant to Section 9.01(b)(ii) as a result of a Restraint arising under Antitrust Laws; or

(iii)    Parent terminates this Agreement pursuant to Section 9.01(c)(ii),

and, in the case of each of clauses (i), (ii) and (iii), at the time of such termination (A) all of the other conditions set forth in Article VIII have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing, provided that such conditions would have been so satisfied if the Closing would have occurred) and (B) the Company and the Selling Investors are not in breach in any material respect of its obligations under this Agreement or Selling Investor Support Agreement, as applicable, in any manner that shall be the proximate cause of the failure of any of the conditions referred to in clause (i) above or the imposition of the Restraint in clause (ii) above or the imposition of any remedies (x) other than Permitted Restrictions or (y) unless such remedy is part of an agreement between Parent and its Subsidiaries and a Governmental Authority, as applicable, then Parent shall pay to the Company a fee equal to $300,000,000 (the “Regulatory Termination Fee”), by wire transfer on the second Business Day following the date of termination of this Agreement. In no event shall Parent be required to pay the Regulatory Termination Fee on more than one occasion.

(b)    All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Mergers or any other Transaction is consummated, except Expenses incurred in connection with filing, printing and mailing of the Registration Statement and the Consent Solicitation Statement (including filing fees) shall be borne by Parent, whether or not the Mergers or any other Transaction is consummated.

(c)    The parties hereto acknowledge and agree that the agreements contained in Section 9.03(a) are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if Parent fails promptly to pay the Regulatory Termination Fee, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Regulatory Termination Fee, Parent shall pay to the Company its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, in each case, together with interest on the amount of the Regulatory Termination Fee, as applicable, from the date such payment was required to be made until the date of payment at the prime rate set forth in The Wall Street Journal, in effect on the date such payment was required to be made. Each party further acknowledges that the Regulatory Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the receiving party in the circumstances in which such payment is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision.

(d)    Subject to the proviso at the end of this sentence, in the event the Regulatory Termination Fee is required to be paid and is paid to the Company pursuant to Section 9.03(a), such payment of the Regulatory Termination Fee shall constitute liquidated damages and be the sole and exclusive monetary remedy of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ respective current or future stockholders, employees, directors, officers or Affiliates (collectively, the “Company Related Parties”) against Parent, First Merger Sub and Second Merger Sub and their respective current, former or future Representatives (collectively, the “Parent Related Parties”) for all losses, damages, costs or expenses in respect of this Agreement (or the termination thereof) or the Transactions (or the failure of such transactions to occur for any reason or for no reason) or any breach of any covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the Regulatory Termination Fee, none of the Parent Related Parties shall have any further monetary liability or obligation relating to or arising out of this Agreement or the Transactions, and none of the Company, its Subsidiaries or any other Company Related Party shall seek to recover any other monetary damages; provided, however, that (x) Section 7.19(c) shall survive any such termination and (y) in the event of any Intentional Breach by Parent, First Merger Sub or Second Merger Sub prior to such termination, the Company shall be entitled to the payment of the Regulatory Termination Fee (to the extent owed pursuant to Section 9.03(a)) and to seek any damages (including, for the avoidance of doubt, damages of the type referred to in Section 11.05(ii)), to the extent proven, resulting from or arising out of such Intentional Breach (as reduced by any Regulatory Termination Fee paid by Parent).

Section 9.04    Continuation Payments; Additional Termination Payment; Equity Issuance Fees and Expenses. (a) In the event (i) the Effective Time has not occurred on or before 11:59 p.m., Eastern Time, on December 20, 2020, and (ii) the Company is not in breach in any material respect of its obligations under this Agreement in any manner that shall have proximately caused the failure of the

Effective Time to occur prior to the date on which a Continuation Payment (as defined below) is due, Parent shall make a payment to the Company of $35 million (each, a “Continuation Payment”), by wire transfer on the next Business Day following such date and on the 20th day of each month thereafter until the earlier of (a) the Closing Date or (b) the termination of this Agreement by either Parent or the Company pursuant to Section 9.01 (such date, the “Continuation End Date”); provided, however, that Parent shall have no obligation to make any Continuation Payment which is an Excess Continuation Payment unless and until the Company Conditions have been satisfied (it being understood that any Excess Continuation Payment(s) that would have been required to be paid if the Company Conditions have been satisfied will be paid by Parent to the Company promptly following satisfaction of the Company Conditions); provided, further, that the Company may waive Parent’s obligation to make any Excess Continuation Payment. For the avoidance of doubt, no additional Continuation Payments shall be payable by Parent in relation to periods after the Continuation End Date.

(b)    In the event that this Agreement is terminated in a circumstance where the Regulatory Termination Fee becomes payable by Parent in accordance with Section 9.03 and subject to the satisfaction (or waiver by Parent) of the Company Conditions (unless Parent’s material breach of this Section 9.04 is the proximate cause of the failure of such Company Conditions to be satisfied), at the Company’s election, by written notice to Parent no later than the date which is ten (10) Business Days after such termination, Parent shall pay to the Company an additional amount specified by the Company up to $300 million (the “Additional Termination Payment”) on or prior to the date which is three (3) Business Days after the later of: (i) the date of the Company’s written election referred to in this Section 9.04(b), and (ii) the satisfaction of the Company Conditions (unless Parent’s breach of this Section 9.04 is the proximate cause of the failure of such Company Conditions to be satisfied, in which case the Additional Termination Payment shall be payable upon the date specified in clause (i)).

(c)    Upon the date which is the later of (i) sixty (60) days after the date of termination of this Agreement (the “Termination Date”), and (ii) three (3) Business Days after satisfaction or waiver (where permissible) of the Issuance Conditions, as consideration for any Excess Continuation Payments and the Additional Termination Payment, in each case, actually made by Parent, as applicable, the Company shall (x) issue and deliver to Parent a number of validly issued, fully paid and non-assessable shares of Series E-1 Preferred Stock equal to (I) (A) the aggregate amount of Excess Continuation Payments actually paid by Parent to the Company, plus (B) the amount of the Additional Termination Payment actually paid by Parent to the Company ((A) plus (B) being the “Investment Amount”), minus (C) an amount (if any) specified by the Company in its sole discretion (the “Reduction Amount”), divided by (II) the Issue Price (the “Equity Issuance”), and (y) pay to Parent the Reduction Amount (if any); provided that, prior to consummation of the Equity Issuance, the Company may elect (in its sole discretion) to pay to Parent an amount of cash equal to the Investment Amount, and, upon such payment being made to Parent, the Company shall have no further liability pursuant to this Section 9.04 and, for the avoidance of doubt, will not be obliged to consummate the Equity Issuance or follow the process set forth in Section 9.04(f).

(d)    The Company shall use its reasonable best efforts to cause the Company Conditions to be satisfied prior to the earlier to occur of (i) in circumstances where the Regulatory Termination Fee is payable, the Termination Date, and (ii) prior to the date that the first payment by Parent to the Company of any Excess Continuation Payment is payable. Parent irrevocably agrees that it shall (and shall cause its Subsidiaries to), upon the written request of the Company, vote any shares of capital stock of the Company held by it to approve all matters and execute any written consents and/or amendments or restatements of the Investor Agreements, in each case as are reasonably necessary to satisfy the Company Conditions.

(e)    As used in this Section 9.04:

(i)    “Class A-1 Common Stock” shall mean a series of common stock of the Company having substantially the same terms as the Class A Common Stock, except that (1) shares of Class A-1 Common Stock shall have no voting rights and (2) upon the transfer by the holder thereof to a third party, a share of Class A-1 Common Stock shall automatically convert into a share of Class A Common Stock if such conversion satisfies the Regulatory Condition.

(ii)    “Company Conditions” shall mean:

(A)    The Company shall have received all necessary stockholder and other corporate approvals and adopted and filed with the Secretary of State of the State of Delaware an amendment to its certificate of incorporation, in a form consistent with this Section 9.04, creating and authorizing the issuance of the Series E-1 Preferred Stock and the Series E Preferred Stock, Class A-1 Common Stock and Class A Common Stock into which such Series E-1 Preferred Stock may be converted

(B)    The Company shall have either (x) received such waivers as are reasonably required under its certificate of incorporation, bylaws and the Investor Agreements to permit the consummation of the Equity Issuance, including the waiver of any preemptive rights, rights of first offer, rights of first refusal or similar rights of any stockholder of the Company with respect to the Equity Issuance, or (y) notified the Parent that it has complied, or intends to comply, with any such preemptive rights, rights of first offer, rights of first refusal or similar rights of any stockholder of the Company with respect to the Equity Issuance (it being understood that the Company may, at its election, issue additional shares of Series E-1 Preferred Stock to such stockholders above and beyond the amount of shares to be issued to Parent in the Equity Issuance (assuming there is no Reduction Amount) or adjust the number of shares to be issued to Parent in the Equity Issuance by specifying a Reduction Amount).

(C)    Amendments to each of the Investor Agreements to include the Series E-1 Preferred Stock and the Series E Preferred Stock in the definition of “Preferred Stock” and to define “Class A Common Stock” to include shares of Class A-1 Common Stock in each such Investor Agreement, in each case in a consistent with this Section 9.04, shall have been approved and adopted.

(iii)    “Excess Continuation Payments” shall mean Continuation Payments actually paid to the Company in excess of $315 million.

(iv)    “Issuance Conditions” shall mean the Regulatory Condition and the Company Conditions.

(v)    “Issue Price” shall mean $8 billion divided by the Company Fully Diluted Share Count (with the reference to the Effective Time in the definition of “Company Fully Diluted Share Count” deemed to be a reference to the date of the Equity Issuance).

(vi)    “Regulatory Condition” shall mean (A) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the Equity Issuance, (B) no Action by a Governmental Authority seeking such Law shall be pending, and (C) any waiting period under the HSR Act, if applicable, shall have expired or been terminated.

(vii)    “Series E Preferred Stock” shall mean a series of preferred stock of the Company having substantially the same terms as the Series A Preferred Stock, except that the Original Issue Price (as defined in the Restated Certificate of Incorporation) shall be equal to the Issue Price.

(viii)    “Series E-1 Preferred Stock” shall mean a series of preferred stock of the Company having substantially the same terms as the Series A Preferred Stock, except that (i) the Original Issue Price (as defined in the Restated Certificate of Incorporation) of the Series E-1 Preferred Stock shall be equal to the Issue Price, (ii) shares of Series E-1 Preferred Stock shall have no voting rights (including with respect to a vote on mandatory conversion in connection with a Qualified IPO (as defined in the Restated Certificate of Incorporation)), other than the right to approve (x) the amendment, alteration or repeal of any provision of the certificate of incorporation or bylaws of the Company in a manner that alters or changes the powers, preferences or rights of the shares of Series E-1 Preferred Stock so as to adversely affect them disproportionately to any other series or class of stock (it being understood that the creation of a new series of preferred stock shall not be deemed to alter or change the powers, preferences, or rights of the Series E-1 Preferred Stock or otherwise require the affirmative vote or written consent of the holders of the Series E-1 Preferred Stock), and (y) any waiver of any adjustment to the conversion price for the Series E-1 Preferred Stock, (iii) holders of Series E-1 Preferred Stock will have no rights to designate a member of the Company Board, (iv) upon transfer by the holder thereof to a third party, a share of Series E-1 Preferred Stock shall automatically convert into a share of Series E Preferred Stock if such conversion satisfies the Regulatory Condition and (v) the Series E-1 Preferred Stock shall otherwise be convertible into shares of Class A-1 Common Stock on substantially the same terms on which the Series A Preferred Stock is convertible into Class A Common Stock.

(f)    In the event that a Governmental Authority shall, pursuant to any applicable Antitrust Law, have enacted, issued, promulgated, enforced or entered any Law, which shall have become final and nonappealable, that has the effect of enjoining, restraining, prohibiting or otherwise preventing the satisfaction of the Regulatory Condition or the consummation of the Equity Issuance on or before the date which is 180 days after the Termination Date (the “Equity Issuance End Date”), then Parent shall nonetheless be obligated to make the Excess Continuation Payments and the Additional Termination Payment to the extent otherwise payable pursuant to this Section 9.04; provided that:

(i)    for a period of 60 days after the Equity Issuance End Date, the parties hereto shall use reasonable best efforts to structure the Equity Issuance in a manner that is in compliance with applicable Law (including arranging for the Equity Issuance to be made in favor of a nominee of Parent or such other arrangement as is mutually agreed between the Company and Parent);

(ii)    if, after such 60 day period, neither the Equity Issuance nor an alternative structure contemplated by clause (i) have been consummated, the Company shall (subject to the proviso at the end of this sentence of this clause (ii)) (x) from such date until the date which is 24 months after the Termination Date (the “Alternative Financing End Date”), use its commercially reasonable efforts to carry out one or more bona fide equity capital raises (each, an “Alternative Capital Raise”) in respect of shares of Company Capital Stock, and (y) if any Alternative Capital Raise is consummated prior to the Alternative Financing End Date, pay to Parent an amount equal to the lesser of (A)(I) the lesser of (a)(1) the number of shares of Series E-1 Preferred Stock that would have been issued pursuant to the Equity Issuance (and have not yet been covered by an Alternative Capital Raise pursuant to this Section 9.04(f)(ii)), and (2) the actual number of shares issued on the Alternative Capital Raise, multiplied by (II) the price per security obtained by the Company on the Alternative Capital Raise minus (b) the costs and expenses incurred by Company in connection with such Alternative Capital Raise, and (B) the Investment Amount;

provided that, notwithstanding the foregoing provisions of this Section 9.04(f), at any time between the Equity Issuance End Date and the Alternative Financing End Date, the Company may elect (in its sole discretion) to pay to Parent an amount of cash equal to the Investment Amount, and, upon such payment being made to Parent, the Company shall have no further obligations or liability pursuant to this Section 9.04 in respect of the Excess Continuation Payments and the Additional Termination Payment. Notwithstanding the foregoing provisions of this Section 9.04, except in the event of an Intentional Breach of this Section 9.04 by the Company, with effect from the Alternative Financing End Date, the Company shall have no obligations or liability pursuant to this Section 9.04 or in respect of the Excess Continuation Payments and the Additional Termination Payment.

(g)    Until the Equity Issuance End Date, solely in connection with the Equity Issuance and/or the alternative structure contemplated by Section 9.04(f)(i), the Company will use its commercially reasonable efforts to reasonably cooperate with Parent to obtain any required approvals under Antitrust Laws in connection with the Equity Issuance and/or such alternative structure by: (i) providing Parent with such information as Parent reasonably requests in writing in connection with making any filings required under Antitrust Laws, (ii) at Parent’s reasonable request (and at Parent’s sole cost and expense) making such administrative filings with Governmental Authorities that are required by Antitrust Law to be made by the Company in connection with the Equity Issuance or such alternative structure, (iii) at Parent’s reasonable request (and at Parent’s sole cost and expense), attending and participating in meetings with any Governmental Authorities which are reasonably required in connection with obtaining clearance under Antitrust Laws, (iv) promptly notifying Parent of any written or material oral communication from any Governmental Authority relating to such approvals or clearance, (v) subject to applicable Law and to the extent reasonably practicable, permit Parent to review and comment on any substantive written communication regarding the Equity Issuance or such alternative structure prior to providing such communication to any Governmental Authority and (vi) to extent reasonably practicable, not agree to participate, or permit its Subsidiaries or Representatives to participate, in any substantive meeting or discussion with any Governmental Authority with respect to the Equity Issuance or such alternative structure unless it consults with Parent in advance and, to the extent permitted by such Governmental Authority and reasonably practicable, gives Parent the opportunity to attend and participate. For the avoidance of doubt, and notwithstanding any provision in this Section 9.04(g), nothing in this Section 9.04(g) shall obligate the Company or any of its Subsidiaries to offer, agree to or accept any commitment, remedy, undertaking or Order of any kind.

Section 9.05    Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approvals have been obtained, no amendment may be made that under applicable Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary in this Section 9.05, none of Section 5.08, Section 7.18, Section 7.19, Section 9.05, Section 11.05, Section 11.07 and Section 11.09 (or any other provision of this Agreement the amendment or waiver of which has the effect of modifying such Sections) may be amended, modified, terminated or waived in a manner that is adverse to the Financing Sources without the prior written consent of such Financing Sources (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Section 9.05 and shall be entitled to the protections of the provisions contained in this Section 9.05 as if they were a party to this Agreement).

Section 9.06    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) to the extent permitted by applicable Law, waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. No extension or waiver by the Company shall require the approval of the stockholders of the Company, unless required by applicable Law. Notwithstanding the foregoing, no failure or delay by the Company or Parent, First

Merger Sub or Second Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.07    Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Parent or the Company, action by its board of directors or, with respect to any amendment of this Agreement pursuant to Section 9.04, the duly authorized committee of its board of directors to the extent permitted by applicable Law.

ARTICLE X

CVR HOLDER REPRESENTATIVE

Section 10.01    Designation and Replacement of CVR Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of those holders of Company Stock and Company Equity Awards who receive CVRs pursuant to the terms of this Agreement (each, a “Holder”) for all purposes under the CVR Agreement (the “CVR Holder Representative”). The Company (and, upon execution of a Letter of Transmittal, each Holder) will, promptly following the date hereof, subject to the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), designate an initial CVR Holder Representative, and appoint the CVR Holder Representative as agent and attorney-in-fact for and on behalf of the other Holders for all purposes under the CVR Agreement; provided that notwithstanding the foregoing, the Company may appoint Fortis Advisors LLC (or any of its Affiliates) or Shareholder Representative Services LLC (or any of its Affiliates) as the CVR Holder Representative without Parent’s consent. The CVR Holder Representative may resign at any time by five days’ prior written notice to Parent. The CVR Holder Representative may be removed pursuant to the terms of the CVR Agreement. In the event that the CVR Holder Representative has resigned or been removed, a new CVR Holder Representative, as applicable, shall concurrently be appointed pursuant to the CVR Agreement. All power, authority, rights and privileges conferred in this Agreement and the CVR Agreement to the initial CVR Holder Representative will apply to any successor CVR Holder Representative. The designation of any Person as a CVR Holder Representative is and shall be coupled with an interest, and, except as set forth in this Article X, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the stockholders of the Company.

Section 10.02    Authority and Rights of the CVR Holder Representative; Limitations on Liability. The CVR Holder Representative shall have such powers and authority as are necessary to carry out the functions, on behalf of the Holders, assigned to it under the CVR Agreement, as applicable; provided, however, that the CVR Holder Representative shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, each Holder agrees that the CVR Holder Representative has full power, authority and discretion, on behalf of each Holder and his, her or its successors and assigns, to (a) interpret the terms and provisions of the CVR Agreement and the documents to be executed and delivered by the Holders in connection therewith, (b) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by the CVR Agreement, as applicable, (c) receive service of process in connection with any claims under the CVR Agreement or any document or agreement contemplated to be executed or delivered in connection with the CVR Agreement, (d) agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and demand arbitration and comply with Orders and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgement of the CVR Holder Representative for the accomplishment of the foregoing, (e) give and receive notices and communications, and (f) take all actions necessary or appropriate in the judgment of the CVR Holder Representative in connection with the CVR Agreement. All actions taken by the CVR Holder Representative under the CVR Agreement shall be binding upon the Holders and their successors as if expressly confirmed and ratified in writing by each of them. The CVR Holder Representative shall not, in its capacity as such, have any liability to any Holder with respect to actions taken or omitted to be taken in its capacity as the CVR Holder Representative, except that the CVR Holder Representative will be liable for its willful misconduct or actual fraud, as finally determined by a court of competent jurisdiction from which no further appeal may be taken. The CVR Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders (as defined in the CVR Agreement); provided, however, that the CVR Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the CVR Holder Representative, unless the CVR Holder Representative has been provided with other funds, security or indemnities which, in the sole determination of the CVR Holder Representative are sufficient to protect the CVR Holder Representative against the costs, expenses and liabilities which may be incurred by the CVR Holder Representative in responding to such direction or taking such action. At no cost to the Parent, First Merger Sub, Second Merger Sub or the Company, the CVR Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the CVR Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The CVR Holder Representative shall be entitled to reimbursement from the Holders or the holders of the CVRs, as applicable, for all reasonable expenses, disbursements and advances (including fees and disbursements of their counsel, experts and other agents and consultants) incurred by the CVR Holder Representative in such capacity, and shall be entitled to indemnification from the Holders against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the CVR Holder Representative (except in each case for those arising out of the CVR Holder Representative’s, as applicable, gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. Parent and the Company shall be able to rely conclusively (without liability) on any instructions given and actions taken by the CVR Holder Representative as the instruction and decision of each Holder in all matters referred to therein, including instructions with respect to the payment and distribution of any amounts payable pursuant to or in relation to the CVR Agreement. No Holder shall have any cause of action against Parent or the Company for any action taken by Parent or the Company in reliance upon the written instructions or decisions of the CVR Holder Representative, or otherwise on account of payments or distributions made by or on behalf of Parent in accordance with the instructions of the CVR Holder Representative. The annual administration or retainer fees payable to the CVR Holder Representative shall be borne by Parent. Other than such annual administration or retainer fees, none of Parent, the Company or their respective Subsidiaries shall be responsible for or pay any other fees, expenses or other costs of the CVR Holder Representative. Notwithstanding anything to the contrary in this Article X, in the event of a conflict between the terms of the CVR Agreement and this Article X, the CVR Agreement shall control.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01    Non-Survival of Representations, Warranties, Covenants and Agreements; Exclusive Remedy. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements contained in this Agreement (including, without limitation, Article II, Article III, Section 7.04, Section 7.05, Article X and this Article XI) that by their terms are to be performed in whole or in part after the Effective Time (the “Post-Closing Covenants”). Effective as of the Effective Time, except for claims for Fraud or in respect of the Post-Closing Covenants, following the Effective Time, none of Parent, First Merger Sub, Second Merger Sub, the Company or any holder of Company Stock or Company Equity Awards (each, an “Equityholder”) shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the Transactions, whether at law or in equity or based on contract, tort, statute or otherwise. The provisions of and the limited remedies provided in this Section 11.01 were specifically bargained for among the parties and were taken into account by the parties in arriving at the Merger Consideration. After the Closing, no party or its Affiliates may seek the rescission of the Transactions.

Section 11.02    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), (c) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) and (d) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to Parent, First Merger Sub or Second Merger Sub:

Illumina, Inc. 5200 Illumina Way San Diego, California 92122
Attention:	Charles E. Dadswell, Senior Vice President and General Counsel
Telephone:	858-202-4500
Facsimile:	858-202-4545
Email:	CDadswell@illumina.com
legalnotices@illumina.com

with a copy to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019-7475
Attention:	Faiza J. Saeed Ting S. Chen
Telephone:	212-474-1000
Facsimile:	212-474-3700
Email:	fsaeed@cravath.com
tchen@cravath.com

if to the Company:

GRAIL, Inc. 1525 O’Brien Drive Menlo Park, California 94025
Attention:	General Counsel
Telephone:	650-863-1024
Email:	msong@grailbio.com

with a copy to:

Latham & Watkins LLP
Attention:	W. Alex Voxman, Esq. Andrew Clark, Esq.
Telephone:	213-485-1234
Facsimile:	213-891-8763
Email:	alex.voxman@lw.com
andrew.clark@lw.com

Section 11.03    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04    Entire Agreement; Assignment. This Agreement (including the exhibits and schedules hereto, including the Company Disclosure Letter), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Parent, First Merger Sub and Second Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations.

Section 11.05    Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Section 7.05, Section 7.18, Section 7.19, Section 9.05, Section 11.05, Section 11.07 and Section 11.09 (which is intended to be for the benefit of the Persons expressly covered thereby and may be enforced by such Persons) and (ii) that the Company shall have the right to pursue damages on behalf of its stockholders in the event of Parent’s, First Merger Sub’s or Second Merger Sub’s Intentional Breach of this Agreement, which right is hereby acknowledged by Parent, First Merger Sub and Second Merger Sub.

Section 11.06    Specific Performance. The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.07    Governing Law. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and, in each case, the appellate court(s) therefrom). The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware and, in each case, the appellate court(s) therefrom) for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto, (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named courts, and (iii) agree that such party will not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 11.02 shall be effective service of process for any such action.

(b)    Each of the parties hereto and each Affiliate of Parent acknowledges and irrevocably agrees (i) that any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of, or in any way relating to, the Financing or the performance of services thereunder or related thereto against or by any Financing Source in its capacity as such shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court therefrom, and each party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (iv) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (v) that any such Action shall be governed by, and construed in accordance with, the Laws of the State of New York (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Section 11.07 and shall be entitled to enforce the provisions contained in this Section 11.07 as if they were a party to this Agreement).

Section 11.08    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.09    WAIVER OF JURY TRIAL. EACH PARTY HERETO AND EACH AFFILIATE OF PARENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH OF THE PARTIES HERETO AND EACH AFFILIATE OF PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING THE COMMITMENT LETTER AND ANY FINANCING CONTEMPLATED BY PARENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT). EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.09.

Section 11.10    Non-Assertion of Attorney-Client Privilege. Parent acknowledges that Latham & Watkins LLP and other legal counsel (“Prior Company Counsel”) have, on or prior to the Closing Date, represented one or more of the Selling Investors, Equityholders, the Company, and its Subsidiaries and other Affiliates, and their respective officers, employees and directors (each such Person, other than the Company and its Subsidiaries and their respective officers and employees, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (excluding, for the avoidance of doubt, the Company’s planned initial public offering) (each, an “Existing Representation”). Each of Parent and the Company (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or any of its Subsidiaries (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations in connection with any representation by one or more Prior Company Counsel of one or more Designated Persons, in each case, in connection with one or more post-Closing matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (collectively, “Pre-Closing Privileges”), it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by such Designated Persons and shall not pass to or be claimed or used by Parent or the Company, except as provided in the last sentence of this Section 11.10. Furthermore, each of Parent and the Company (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons in connection with any Existing Representation shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, (i) in the event that a dispute arises between Parent or the Company or any of its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Company may assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure to such third party, provided, however, that such privilege may be waived only with the prior written consent of the Designated Persons, acting on behalf of the applicable Designated Persons (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) the foregoing provisions of this Section 11.10 shall not extend to any communication or materials not involving the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any claims brought in connection with such transactions or this Agreement.

Section 11.11    Release by Equityholders. (a) Effective as of the Effective Time, upon execution of a Letter of Transmittal, each Equityholder, on behalf of himself, herself or itself and each of his, her or its past, present and future controlled Affiliates, parent(s) and subsidiary companies, representatives, and assigns (each, an “Equityholder Releasing Party” and, collectively, the “Equityholder Releasing Parties”) will absolutely, unconditionally and irrevocably release, acquit and forever discharge the Company and each of its respective past, present and future controlled Affiliates, parent(s) and subsidiary companies, joint ventures, predecessors, successors and assigns, and their respective past, present and future representatives, investors, equityholders, insurers and indemnitees, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, stockholders, members, managers, directors, officers, employees, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (collectively the “Released Parties”), of and from any and all manner of action or inaction, cause or causes of action, Actions, Encumbrances, contractual obligations, promises, liabilities or damages (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, applicable Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected (“Claims”), which such Equityholder Releasing Parties, or any of them, ever have had or ever in the future may have against the Released Parties, or any of them, in each case, to the extent arising solely as a result of the ownership or purported ownership of any of Company Stock, Company Stock Options or other security or interest of the Company and which, in each case, are based on acts, events or omissions occurring prior to or contemporaneously with the Effective Time (the “Equityholder Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Equityholder Released Claims” shall not include, in any respect (i) an Equityholder’s right pursuant to the Transaction Documents, including the right to receive its respective portion of the Merger Consideration; (ii) any Claims for indemnification, insurance benefits, reimbursement or advancement of expenses in such Equityholder’s capacity as a director, officer or employee of the Company under the Company’s organizational documents or any indemnification agreement in effect as of the date hereof (or any fiduciary insurance policy maintained by the Company or the Surviving Entity for the benefit of the Equityholder, or any indemnification agreements with the Equityholder or its board designee) with respect to any act, omission, event or transaction occurring prior to or contemporaneously with the Effective Time; or (iii) the rights of any Equityholder Releasing Party in his or her capacity as an employee of the Company.

(b)    Upon execution of a Letter of Transmittal, each Equityholder shall represent and acknowledge that he, she or it has read this release and the Merger Agreement and other Transaction Documents and understands their terms and has been given sufficient opportunity to review this release and the Transaction Documents and to ask questions of the Company’s Representatives. Each Equityholder will further represent that, in signing the Letter of Transmittal, he, she or it does not rely, and has not relied, on any representation or statement made by any Representative of the Company or any other Person with respect to the subject matter, basis or effect of this release or otherwise, except such express representations and warranties set forth in the Merger Agreement or this Agreement.

(c)    Without limiting the generality of Section 11.11(a), with respect to the Equityholder Released Claims, each Equityholder, upon execution of a Letter of Transmittal, will acknowledge that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”) and expressly waive all rights under Section 1542 and any similar applicable Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(d)    Notwithstanding the provisions of Section 1542 or any similar applicable Law or common law principle in any applicable jurisdiction, upon execution of a Letter of Transmittal, each Equityholder will expressly acknowledge that the foregoing release is intended to include in its effect all claims within the scope of such release which any Equityholder does not know or suspect to exist in his, her or its favor against any of the Released Parties (including, without limitation, unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth in this Section 11.11).

IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ILLUMINA, INC.

By	/S/ FRANCIS A. DESOUZA
Name: Francis A. deSouza
Title: President and Chief Executive Officer

SDG OPS, INC.

By	/S/ FRANCIS A. DESOUZA
Name: Francis A. deSouza
Title: President and Chief Executive Officer

SDG OPS, LLC

By	/S/ FRANCIS A. DESOUZA
Name: Francis A. deSouza
Title: President and Chief Executive Officer

GRAIL, INC.

By	/S/ HANS BISHOP
Name: Hans Bishop
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SCHEDULE A

SELLING INVESTORS

Schedule A is omitted herefrom pursuant to Item 601(b)(2) of Regulation S-K.

EXHIBIT A

SELLING INVESTOR SUPPORT AGREEMENT

Exhibit A is omitted herefrom because the Selling Investor Support Agreement is separately included as Annex C to this consent solicitation statement/prospectus.

EXHIBIT B

CONSENT

OF THE PREFERRED STOCKHOLDERS

AND CLASS A COMMON STOCKHOLDERS

OF GRAIL, INC.

The undersigned (the “Selling Investors”), being the holders of a majority of the shares of Class A Common Stock, par value $0.001 per share (the “Company Class A Common Stock”), of GRAIL, Inc., a Delaware corporation (the “Company”), issuable or previously issued upon conversion of the shares of the Company’s Series A Preferred Stock, par value $0.001 per share, Series B Preferred Stock, par value $0.001 per share, Series C Preferred Stock, par value $0.001 per share, and Series D Preferred Stock, par value $0.001 per share (collectively, the “Company Preferred Stock”), hereby consent to, adopt and approve the following resolutions and each and every action effected thereby:

WHEREAS, the Company, Illumina, Inc., a Delaware corporation (“Parent”), SDG Ops, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), and SDG Ops, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub”), have entered into an Agreement and Plan of Merger dated as of September 20, 2020 (as it may be amended from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement), which provides for, among other things, the merger of First Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) (the “First Merger”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of the Second Merger (the “Second Merger” and, together with the First Merger, the “Mergers”), and pursuant to which all shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than as provided in Section 2.04(c) of the Merger Agreement and Appraisal Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, each Selling Investor holds and is entitled to vote (or direct the voting of) the number of shares of Company Preferred Stock set forth opposite such Selling Investor’s name on Schedule 1 attached hereto, collectively constituting a majority of the shares of Company Class A Common Stock issuable or previously issued upon conversion of the shares of Company Preferred Stock;

WHEREAS, each Selling Investor is a party to the Amended and Restated Voting Agreement dated as of November 27, 2019 (the “Voting Agreement”), by and among the Company and the Voting Agreement Parties thereto, as amended by Amendment No. 1 to the Voting Agreement dated as of April 17, 2020, by and among the Company and the Voting Agreement Parties thereto, and Amendment No. 2 to the Voting Agreement dated as of May 11, 2020, by and among the Company and the Voting Agreement Parties thereto;

WHEREAS, Section 2.2 of the Voting Agreement provides that, in the event that each of (a) the Company Board and (b) the holders of a majority of the shares of Company Class A Common Stock then issuable or previously issued upon conversion of the shares of Company Preferred Stock approves a Sale of the Company (as defined therein) in writing, specifying that Section 2 of the Voting Agreement shall apply to such transaction, then each Voting Agreement Party shall be obligated to vote all shares of Company Stock held by such Voting Agreement Party in favor of, and adopt, such Sale of the Company and take such other actions as set forth in Section 2 of the Voting Agreement;

WHEREAS, the Company Board has approved the Transactions in writing as a Sale of the Company pursuant to Section 2.2 of the Voting Agreement and has specified that Section 2 of the Voting Agreement shall apply to the Transactions;

WHEREAS, in connection with the Transactions, each Selling Investor has entered into the Selling Investor Support Agreement, dated as of [●], by and among Parent and certain other stockholders of the Company party thereto (the “Selling Investor Support Agreement”), pursuant to which, among other things, each Selling Investor has agreed to vote or execute and deliver consents with respect to all shares of Company Stock held by such Selling Investor in accordance with the terms of the Selling Investor Support Agreement; and

WHEREAS, each Selling Investor desires, pursuant to Section 2.2 of the Voting Agreement, to approve the Transactions as a Sale of Company and to specify that the Drag-Along apply to the Transactions, including the Mergers.

NOW, THEREFORE, BE IT

RESOLVED, that the Merger Agreement and the Transactions, including the Mergers, are and each hereby is, approved, authorized and confirmed in all respects for purposes of Section 2.2(ii) of the Voting Agreement; and be it further

RESOLVED, that the Transactions constitute, and are hereby approved as, a Sale of the Company pursuant to Section 2.2 of the Voting Agreement and that Section 2 of the Voting Agreement applies to the Transactions; and be it further

RESOLVED, that the exercise of the Drag-Along pursuant to Section 2.2 of the Voting Agreement in connection with the Transactions is approved, authorized and confirmed in all respects; and be it further

RESOLVED, that each Voting Agreement Party shall be (x) notified of its obligation to (i) vote all shares of Company Stock held by such Voting Agreement Party in favor of, and adopt, the Merger Agreement and the Transactions, including the Mergers, by executing a written consent in the form attached hereto as Exhibit A and delivering such written consent to the Company after the Registration Statement is declared effective by the SEC as specified in the Consent Solicitation Statement, (ii) vote against any and all proposals that could delay or impair the ability of the Company to consummate the Transactions, including the Mergers, and (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law (including, without limitation, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware) with respect to the Transactions, including the Mergers, and (y) requested to execute and deliver the Support Agreement as promptly as practicable following the date hereof, pursuant to Section 2.2(c) of the Voting Agreement (provided, however, that the foregoing shall not require or be construed so as to require any Voting Agreement Party to vote the shares of Common Stock held by such Voting Agreement Party in favor of any stockholder vote to approve “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder) solicited in connection with the Transaction); and be it further

RESOLVED, that promptly after the Registration Statement (which shall include the Consent Solicitation Statement) is declared effective by the SEC, each Selling Investor will execute and deliver, or cause to be delivered, a written consent in the form attached hereto as Exhibit A pursuant to and in accordance with the Selling Investor Support Agreement; and be it further

RESOLVED, that, pursuant to Section 3.2 of the Voting Agreement, Parent be, and hereby is, appointed as the Selling Investors’ designee to hold and have the sole power to exercise the proxy and power of attorney contemplated by Section 3.2 of the Voting Agreement in connection with the Transactions, which designation shall not be revoked or rescinded prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

[Selling Investor]

By:
Name:
Title:

Schedule 1

Selling Investor	Class A Common Stock	Class B Common Stock	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Restricted Stock Units	Company Stock Options

[Signature Page to Drag-Along Consent]

Exhibit A

Exhibit A is omitted herefrom because the Form of Written Consent is separately included as Annex D to this consent solicitation statement/prospectus.

EXHIBIT C

FORM OF CVR AGREEMENT

Exhibit C is omitted herefrom because the Form of CVR Agreement is separately included as Annex B to this consent solicitation statement/prospectus.

EXHIBIT D

CONDITIONS FOR REPORTING INTENDED TAX TREATMENT

1.

Each of Parent and the Company has provided to Tax Counsel representations and warranties that the parties agree are customarily provided in connection with an opinion that a transaction is more likely than not to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

2.	The Share Consideration Percentage is equal to or greater than 40%.

For purposes of this Exhibit D:

“Share Consideration Percentage” means the fraction, expressed as a percentage, the numerator of which is the Total Share Consideration and the denominator of which is the Total Consideration.

“Total Share Consideration” means the Parent-owned Stock Consideration Value plus the Shareholder-owned Stock Consideration Value.

“Total Consideration” means (i) the Total Share Consideration, plus (ii) the number of CVRs issued pursuant to Section 2.04(a) in respect of Shareholder-owned Company Stock times the CVR Value, plus (iii) the aggregate Cash Consideration issued pursuant to Section 2.04(a) in respect of Shareholder-Owned Company Stock, plus (iv) the value of Alternative Consideration (other than the Parent Common Stock, if any, included in the Alternative Consideration) issued pursuant to Section 2.04(a) in respect of Shareholder-owned Company Stock, plus (v) the number of Parent-owned New Stock multiplied by the Deemed Company Stock Value, plus (vi) the number of Appraisal Shares multiplied by the Deemed Company Stock Value, plus (vii) the aggregate amount of the Continuation Payments made pursuant to Section 9.04.

“Outstanding Company Stock” means the Company Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Stock to be canceled or converted pursuant to Section 2.04(c)).1

“Parent-owned Company Stock” means the Company Stock owned by Parent immediately prior to the Effective Time.

“Parent-owned New Stock” means 11,746,280 shares of Company Series D Preferred Stock purchased by Parent from the Company on April 17, 2020, and owned by Parent immediately prior to the Effective Time.

“Parent-owned Old Stock” means the Parent-owned Company Stock other than the Parent-owned New Stock.

“Shareholder-owned Company Stock” means the Outstanding Company Stock other than the Parent-owned Company Stock.

“Parent-owned Stock Consideration Value” means the number of shares of Parent-owned Old Stock multiplied by the Deemed Company Stock Value.

“Shareholder-owned Stock Consideration Value” means (i) the aggregate number of shares of Parent Common Stock issued pursuant to Section 2.04(a) (including shares of Parent Stock, if any, issued as Alternative Consideration) in respect of Shareholder-owned Company Stock, without regard to Section 3.02(e), multiplied by (ii) the Parent Stock Price.

[1]	This term is intended to exclude any shares of Company Stock owned or deemed to be owned or received by any person by reason of holding any Company Equity Award.

“Deemed Company Stock Value” means the value of the Cash & Stock Consideration (valuing Parent Common Stock at the Parent Stock Price), without regard to Section 3.02(e).

“CVR Value” means the fair market value of a CVR as of the Closing Date, as determined by Parent for purposes of Parent’s financial statements.

“Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on the Closing Date (rounded to four decimal places).

“Tax Counsel” means Cravath, Swaine & Moore LLP or any other nationally recognized law firm or accounting firm retained by Parent.

EXHIBIT E

[GRAIL LETTERHEAD]

[●], 2020

NOTICE OF EXERCISE OF THE DRAG-ALONG RIGHT

PURSUANT TO SECTION 2 OF THE

AMENDED AND RESTATED VOTING AGREEMENT

Notice is hereby given to stockholders of GRAIL, Inc., a Delaware corporation (the “Company”) that at a meeting held on September 20, 2020, the Board of Directors of the Company (the “Board”), including both Preferred Directors (as defined in the certificate of incorporation of the Company), approved and declared advisable the entry by the Company into an Agreement and Plan of Merger (the “Merger Agreement”) with Illumina, Inc. (“Illumina”), a Delaware corporation, SDG Ops, Inc. (“First Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Illumina, and SDG Ops, LLC (“Second Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of Illumina, pursuant to which, subject to the satisfaction or waiver of certain conditions, First Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of Illumina (the “First Merger”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity and as a wholly owned subsidiary of Illumina (the “Second Merger” and, together with the First Merger, the “Mergers”). All of the members of the Board who were present at the meeting voted in favor of the Merger Agreement.

In connection with such approval, the Board approved the transactions contemplated by the Merger Agreement (the “Transactions”), including the Mergers, as a “Sale of the Company” pursuant to Section 2.2 of the Amended and Restated Voting Agreement dated as of November 27, 2019 (as amended, the “Voting Agreement”), by and among the Company and certain stockholders of the Company party thereto, and specified that Section 2 of the Voting Agreement shall apply to the Transactions, including the Mergers.

Following the execution and delivery of the Merger Agreement by the Company, certain stockholders of the Company (such holders, the “Selling Investors”), collectively owning a majority of the shares of Class A Common Stock of the Company then issuable or previously issued upon conversion of the shares of Preferred Stock (as defined in the Company’s certificate of incorporation), approved in writing (a) the Merger Agreement and the Transactions, including the Mergers, for purposes of Section 2.2(ii) of the Voting Agreement, (b) the Transactions, including the Mergers, as a “Sale of the Company” pursuant to Section 2.2 of the Voting Agreement and the application of Section 2 of the Voting Agreement to the Transactions, including the Mergers, and (c) the appointment of Illumina as the Selling Investors’ designee to hold and have the sole power to exercise the proxy and power of attorney contemplated by Section 3.2 of the Voting Agreement in connection with the Transactions, including the Mergers.

This letter constitutes notice in accordance with Section 6.7 of the Voting Agreement that, as of [●], 2020, the conditions specified in Section 2 of the Voting Agreement have been satisfied and Section 2 applies to the Transactions, including the Mergers. All parties to the Voting Agreement are obligated thereunder to, among other things, (i) vote all shares of capital stock of the Company held by such party in favor of, and to adopt, the Transactions, including the Mergers, and in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate the Transactions, including the Mergers, (ii) execute and deliver all related documentation and take such other action in support of the Transactions, including the Mergers, as shall reasonably be requested by the Company or the Selling Investors to carry out the terms and provision of Section 2 of the Voting Agreement and (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Transactions, including the Mergers.

Please be advised that the Company intends to request stockholders’ adoption of the Merger Agreement and approval of the Transactions, including the Mergers, by consent. A Consent Solicitation Statement containing further details will be provided to stockholders at a later date.

Sincerely,

[●]

[Copies (which shall not constitute notice) to:

McDonald Hopkins LLC,

300 N. LaSalle St., Ste. 1400,

Chicago, IL 60654

Attn: Jordan H. Koss

jkoss@mcdonaldhopkins.com

Proskauer Rose LLP,

One International Place,

Boston, MA 02110

Attn: Ori Solomon

osolomon@proskauer.com

Ropes & Gray LLP,

1900 University Avenue,

East Palo Alto, CA 94303

Attn: Jason Freedman

jason.freedman@ropesgray.com]1

[1]	To be included for all Investors listed on Schedule A to the Voting Agreement.

EXHIBIT F

SUPPORT AGREEMENT

Exhibit F is omitted herefrom because the Form of Support Agreement is separately included as Annex E to this consent solicitation statement/prospectus.

ANNEX A-1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT, dated as of February 4, 2021 (this “Amendment”) to the Agreement and Plan of Merger (the “Agreement”), dated as of September 20, 2020, among Illumina, Inc., a Delaware corporation (“Parent”), SDG Ops, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“First Merger Sub”), SDG Ops, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Second Merger Sub”) and GRAIL, Inc., a Delaware corporation (the “Company”, and together with Parent, First Merger Sub and Second Merger Sub, the “Parties”).

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 9.05 of the Agreement, the Parties desire to amend certain terms of the Agreement by entering into, and as set forth in, this Amendment.

NOW, THEREFORE, for and in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as set forth below:

Section 1.        Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement unless otherwise indicated.

Section 2.        Amendment to Agreement.

2.1        Section 1.01 of the Merger Agreement is hereby amended to add the following definitions in the proper lexicographical ordering:

(a)        “Non-Stock Tax Deductions” means, with respect to any Cash-Out Award, the required withholding Taxes in connection with the CVR Consideration or the Cash & Stock Consideration, as applicable, payable with respect to such Cash-Out Award, excluding any Stock Tax Deductions.

(b)        “Stock Tax Deductions” means, with respect to any Cash-Out Award, any required withholding Taxes in connection with the stock portion of the CVR Consideration or the Cash & Stock Consideration, as applicable, payable with respect to such Cash-Out Award.

2.2        Section 1.02 of the Merger Agreement is hereby amended to delete “Cash-Out Deductions” and to add “Exercise Price Deduction” with the appropriate cross-reference.

2.3        Section 3.04(i) of the Agreement is hereby amended and restated in its entirety as follows:

“Immediately prior to, and contingent on, the Effective Time, each Cash-Out Award shall be canceled and converted into the right to receive for each share of Company Stock subject to such Cash-Out Award as of immediately prior to such cancelation, in full satisfaction of the rights of the applicable holder with respect thereto, (i) in the case of a CVR Cash-Out Award, the CVR Consideration or (ii) in the case of an Alternative Cash-Out Award, the Cash & Stock Consideration, in each case, less (A) in the case of any Cash-Out Award that is a Company Stock Option, the applicable exercise price for such share (the “Exercise Price Deduction”) and (B) in the case of all Company Equity Awards, any required withholding Taxes (the net consideration payable hereunder in respect of a Cash-Out Award, the “Cash-Out Award Consideration”). Any Exercise Price Deduction and any Non-Stock Tax Deductions shall be satisfied by reducing the cash portion of the applicable consideration by the amount of such deductions, but not below zero. In the event such cash portion has a value that is less than the sum of the Exercise Price

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Deduction and the Non-Stock Deductions, such cash portion shall be reduced to zero and in addition Parent shall retain a portion of the stock portion of the applicable consideration that has a value equal to the amount by which the sum of the Exercise Price Deduction and the Non-Stock Tax Deductions exceeds such cash portion. Any Stock Tax Deductions shall be satisfied by Parent retaining a portion of the stock portion of the applicable consideration that has a value equal to the amount of the Stock Tax Deductions. The Cash-Out Award Consideration shall be paid as promptly as practicable following the Effective Time (and in no event later than five (5) Business Days thereafter) through Parent’s, the Surviving Entity’s or the applicable Subsidiary of the Surviving Entity’s payroll. Notwithstanding the foregoing, to the extent that any Cash-Out Award Consideration relates to a Company RSU Award that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Entity or the applicable Subsidiary shall pay such amounts at the earliest time, as applicable, that will not trigger a Tax or penalty under Section 409A of the Code, but no later than five (5) Business Days after such time.”

Section 3.        Representations and Warranties.

3.1        Each Party hereto hereby represents and warrants that: (i) it has all necessary corporate or limited liability company power and authority to execute and deliver this Amendment and to perform its obligations hereunder, (ii) the execution and delivery of this Amendment by such Party has been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of such Party are necessary to authorize this Amendment and (iii) this Amendment has been duly and validly executed and delivered by such Party and, assuming due authorization, execution and delivery by all other Parties, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

3.2        Each Party hereto further represents and warrants that the execution and delivery of this Amendment by such Party does not, and the performance of this Amendment by such Party, will not, (i) conflict with or violate the certificate of incorporation, certificate of formation, bylaws, operating agreement or other equivalent organizational documents of such Party, (ii) conflict with or violate any Law applicable to such Party or by which any property or asset of either of them is bound, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any property or asset of such Party pursuant to, any loan or credit agreement, note, bond, debenture, mortgage, indenture, deed of trust, contract, agreement, lease, Parent Permit, Company Permit or other instrument or obligation to which such Party is a party or by which such Party or any of their respective assets or properties is bound.

Section 4.        General Provisions.

4.1        All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Agreement.

4.2        After giving effect to this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Agreement shall refer to the

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Agreement as amended by this Amendment. All references in the Agreement to “the date hereof” or “the date of this Agreement” shall refer to September 20, 2020.

4.3        This Amendment and the Agreement, (including the exhibits and schedules thereto, including the Company Disclosure Letter), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

4.4        The provisions of Article XI (General Provisions) of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

ILLUMINA, INC.,

By:	/S/ JOYDEEP GOSWAMI
	Name:	Joydeep Goswami
	Title:	Senior Vice President of Corporate Development and Strategic Planning

SDG OPS, INC.,

By:	/S/ SCOTT M. DAVIES
	Name:	Scott M. Davies
	Title:	Vice President and Secretary

SDG OPS, LLC,

By:	/S/ SCOTT M. DAVIES
	Name:	Scott M. Davies
	Title:	Vice President and Secretary

GRAIL, INC.,

By:	/S/ HANS BISHOP
	Name:	Hans Bishop
	Title:	CEO

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ANNEX B

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

by and among

ILLUMINA, INC.,

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

Dated as of [●]

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

B-i

B-ii

Annex A – Form of CVR Certificate

Note: This Table of Contents shall not, for any purpose, be deemed to be a part of this CVR Agreement.

B-iii

Reconciliation and tie between Trust Indenture Act of 1939 and Contingent Value Rights Agreement, dated as of [●].

Trust Indenture Act Section	Agreement Section
Section 310(a)(1)	3.8
(a)(2)	3.8
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(a)(5)	3.8
(b)	3.7, 3.9
Section 311(a)	3.12
(b)	3.12
Section 312(a)	4.1, 4.2(a)
(b)	4.2(b)
(c)	4.2(c)
Section 313(a)	4.3(a)
(b)	4.3(a)
(c)	4.3(a)
(d)	4.3(b)
Section 314(a)	4.4
(b)	Not Applicable
(c)(1)	1.2(a)
(c)(2)	1.2(a)
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	1.2(b)
Section 315(a)	3.1(a), 3.1(b)
(b)	7.11
(c)	3.1(a)
(d)	3.1(c)
(d)(1)	3.1(a), 3.1(b)
(d)(2)	3.1(c)(ii)
(d)(3)	3.1(c)(iii)
(e)	7.12
Section 316(a)(last sentence)	1.1 (Definition of “Outstanding”)
(a)(1)(A)	7.9
(a)(1)(B)	7.10
(a)(2)	Not Applicable
(b)	7.7
Section 317(a)(1)	7.2
(a)(2)	7.2
(b)	6.3
Section 318(a)	1.7

Note: This reconciliation and tie shall not, for any purpose, be deemed to be a part of this CVR Agreement.

B-iv

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●] (this “CVR Agreement”), by and among Illumina, Inc., a Delaware corporation (“Parent”), Computershare Trust Company, N.A., a federally chartered trust company, as Trustee (the “Trustee”), and Shareholder Representative Services LLC, a Colorado limited liability company, as Holder Representative (the “Holder Representative”), in favor of each person who from time to time holds one or more Contingent Value Rights (the “CVRs” and, each individually, a “CVR”) to receive cash payments in the amounts and subject to the terms and conditions set forth herein.

W I T N E S S E T H:

WHEREAS, this CVR Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of September 20, 2020 (as amended prior to the effective time thereof, the “Merger Agreement”), by and among Parent, SDG Ops, Inc., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“First Merger Sub”), SDG Ops, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Second Merger Sub”), and GRAIL, Inc., a Delaware corporation (the “Company”);

WHEREAS, pursuant to the Merger Agreement, Parent, First Merger Sub, Second Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into the Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Surviving Entity” or the Company); and

WHEREAS, the CVRs shall be issued in accordance with and pursuant to the terms and conditions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions contemplated by the Merger Agreement, it is covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1. Definitions. For all purposes of this CVR Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article 1 have the meanings assigned to them in this Article 1, and include the plural as well as the singular;

(b) all accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with applicable Accounting Standards, where “Accounting Standards” means GAAP;

(c) all capitalized terms used in this CVR Agreement without definition shall have the respective meanings ascribed to them in the Merger Agreement;

(d) all other terms used herein which are defined in the Trust Indenture Act (as defined herein), either directly or by reference therein, have the respective meanings assigned to them therein;

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this CVR Agreement as a whole and not to any particular Article, Section or other subdivision; and

(f) the words “include,” “includes” or “including” are deemed to be followed by the words “without limitation”.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Applicable Percentage” means, as of a specified date, (a) a percentage equal to 30% (measured by the projected Covered Revenues of Applicable Products of Parent and its Subsidiaries for the period from such specified date through the End Date) less (b) the percentage of projected Covered Revenues of Applicable Products of Parent and its Subsidiaries that have been sold, transferred, conveyed, leased, exclusively licensed (or licensed pursuant to another licensing arrangement or arrangements involving Intellectual Property that operate to transfer a substantial portion of the value of such Intellectual Property) or otherwise disposed of in connection with prior Minority Transactions (measured in accordance with immediately foregoing clause (a) as of the date of such Disposition).

“Applicable Products” means the Products referred to in clauses (a), (b) and (e) of the definition of Covered Revenues. If a Product that was a Bundled Product or Service ceases to be a Bundled Product or Service, then effective as of the date on which such Product ceases to be a Bundled Product or Service, it will not be an Applicable Product for any purpose under this CVR Agreement for so long as it is not a Bundled Product or Service and does not and would not generate Covered Revenues on a standalone basis.

“Board of Directors” means the board of directors of Parent or any other body performing similar functions, or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of Parent, to have been duly adopted by the Board of Directors or a written consent signed by the requisite directors serving on the Board of Directors and, in either case, that is in full force and effect on the date of such certification, and delivered to the Trustee.

“Bundled Product or Service” means any Product or Service of Parent and its Subsidiaries included within Covered Revenues as a result of the application of the final sentence of the definition of “Field” and does not generate Covered Revenues on a standalone basis.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are not required or authorized to close in the City of New York.

“Commencement Date” means the later of (a) the Closing Date and (b) (i) the date that the Company’s Galleri early detection test first becomes commercially available in the United States as a laboratory developed test, based on the date of any press release or other public announcement related to such event, or (ii) such earlier date (on or after the Closing Date) that the Holder Representative specifies in writing to Parent upon five days’ prior notice; provided that in any event the Commencement Date shall be no later than December 31, 2022.

“Confidential Information” shall have the meaning set forth in Section 6.8 of this CVR Agreement.

“Consideration” means (a) the total value of all cash, securities and other property paid or payable, directly or indirectly, by a purchaser to Parent or its Subsidiaries in connection with a transaction, plus, without duplication, and (b) the aggregate principal amount of all indebtedness for borrowed money (including capitalized leases and preferred equity obligations) of Parent or its Subsidiaries, directly or indirectly, assumed by the transferee or acquiror in such transaction or refinanced (including any premiums paid) or extinguished by the transferee or acquiror in connection with such transaction. If any portion of Consideration is subject to increase by payments related to future events contingent or otherwise (including amounts paid into escrow), then the amount of such Consideration will be calculated based on the present value of such payments as mutually agreed upon in good faith by Parent and the Holder Representative. Non-cash consideration consisting of publicly traded securities shall be valued as set forth in the definitive agreement for the transaction or, if not so specified, at the average of their closing prices for the five trading days immediately prior to the closing of the transaction and any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by Parent and the Holder Representative.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this CVR Agreement is located at 8742 Lucent Boulevard, Suite 225, Highlands Ranch, CO 80129, or such other address as the Trustee may designate from time to time.

“Covered Products and Services” means the Products and Services referred to in clauses (a) and (b) of the definition of Covered Revenues, the Samples referred to in clause (d) of the definition of Covered Revenues and the Products, Services and Data referred to in the definition of “Sale of Data” referenced in clause (e) of the definition of “Covered Revenues”. If a Product or Service that was a Bundled Product or Service ceases to be a Bundled Product or Service, then effective as of the date on which such Product or Service ceases to be a Bundled Product or Service, it will not be a Covered Product and Service for any purpose under this CVR Agreement for so long as it is not a Bundled Product or Service and does not and would not generate Covered Revenues on a standalone basis.

“Covered Revenues” means, for any Covered Revenues Measuring Period or any Threshold Measuring Period (including, for the avoidance of doubt, the First Threshold Measuring Period and the Final Threshold Measuring Period), without duplication:

(a) Net Sales of any Products or Services designed and Sold for use in the Field, in each case utilizing any Methylation-based Technology, whether in whole or in part; plus

(b) Net Sales of the Minimal Residual Disease Test for Therapy Selection; plus

(c) Other Covered Revenue of Parent and its Subsidiaries on a consolidated basis; plus

(d) other revenue of Parent and its Subsidiaries on a consolidated basis in connection with the use or license of Samples, and Net Sales of Samples, in each case for any purpose so long as such Samples were generated or collected by the Company or its Subsidiaries or (following the Closing) Parent or its Subsidiaries from activities within the Field; plus

(e) Net Sales from the Sale of Data; plus

(f) the portion of the Consideration attributable to the Applicable Products or any other assets or rights, including Intellectual Property, Data, and Samples, in each case that generate Covered

Revenues (other than in connection with a Specified Asset Sale), in each case Disposed of in a Minority Transaction; less

(g) any Permitted Deductions to the extent not already deducted in calculating any of the foregoing clauses (a) through (f);

provided that Covered Revenues shall exclude payments received in the form of grants for research from governmental entities or non-profit organizations. Notwithstanding anything to the contrary set forth herein, Covered Revenues shall exclude in all cases any revenue of Parent and its Subsidiaries to the extent generated from (A) Parent’s and its Subsidiaries’ general purpose instruments and reagents used for nucleic acid clustering and sequencing-by-synthesis or (B) Parent’s and its Subsidiaries’ general purpose analysis software for DNA base calling and sequence alignment.

For the avoidance of doubt, any dollar of revenue that is included within the calculation of Covered Revenues shall only be counted once for purposes of calculating Covered Revenues under this CVR Agreement. For example, if a Product is Sold to a non-wholly owned Subsidiary and included in the calculation of Net Sales, including subject to clauses 2 and 3 of the definition of Net Sales, a Sale of such Product by such non-wholly owned Subsidiary to a third party shall only be included in the calculation of Net Sales for the purpose of the calculation of Covered Revenues to the extent the Net Sales in such second transaction exceeds the Net Sales included in Covered Revenues in the first transaction.

Notwithstanding the foregoing, in the event that Parent or any Subsidiary of Parent directly or indirectly, by a sale or swap of assets or other rights, merger, reorganization, joint venture, lease, license or any other transaction or arrangement, sells, transfers, conveys, licenses or otherwise disposes of their respective rights in and to the business of Parent and its Subsidiaries that would generate Covered Revenues after the Closing Date and prior to the Commencement Date, the Consideration received in connection with such sale or swap of assets or other rights, merger, reorganization, joint venture, lease, license or any other transaction or arrangement attributable to the business of Parent and its Subsidiaries that would generate Covered Revenues shall be included in Covered Revenues in the First Threshold Measuring Period.

“Covered Revenues Measuring Period” means each fiscal quarter of Parent during the Covered Revenues Term; provided that (a) if the Commencement Date does not fall on the first day of Parent’s fiscal quarter, the first Covered Revenues Measuring Period shall commence on the Commencement Date and end on the last day of Parent’s fiscal quarter during which the Commencement Date falls and (b) the final Covered Revenues Measuring Period shall end on the End Date.

“Covered Revenues Payment” means, subject to any reductions pursuant to Sections 2.2(d), 6.5(a), 6.5(b) or 7.3, (I) (x) with respect to any Covered Revenues Measuring Period within a Threshold Measuring Period (other than the First Threshold Measuring Period and the Final Threshold Measuring Period), an amount equal to (i) for any Covered Revenues recognized in the applicable Threshold Measuring Period up to and including $1,000,000,000, 2.5% of such Covered Revenues for such Covered Revenues Measuring Period plus (ii) for any Covered Revenues recognized in the applicable Threshold Measuring Period in excess of $1,000,000,000, 9.0% of such Covered Revenues recognized in such Covered Revenues Measuring Period and (y) with respect to any Covered Revenues Measuring Period within the First Threshold Measuring Period or the Final Threshold Measuring Period, an amount equal to (i) for any Covered Revenues recognized in the applicable Threshold Measuring Period up to and including amount equal to $2,737,850.79 multiplied by the total number of days in such Threshold Measuring Period, 2.5% of such Covered Revenues recognized in such Covered Revenues Measuring Period plus (ii) for any Covered Revenues recognized in the applicable Threshold Measuring Period in excess of an amount equal to $2,737,850.79 multiplied by the number of days in such Threshold Measuring Period, 9.0% of such Covered Revenues recognized in such Covered Revenues Measuring Period, in the case of each of (x) and (y), multiplied by (II) a fraction, the numerator of which is the aggregate number of CVRs Outstanding as of the applicable Covered Revenues Payment Date, and the denominator of which is the Total Equity Count; provided that in no event will any Covered Revenues Payment become payable on account of Covered Revenues recognized in the period after the End Date; provided, further, that if Parent or any of its Subsidiaries enters into an agreement (including any license, settlement, covenant not to sue or other similar agreement and including any agreement with collaboration, licensing, asset sale, intellectual property enforcement or other similar terms) that requires payment to a third party for any significant know how, trade secrets, patents or other Intellectual Property after the Closing Date that is utilized to generate any Covered Revenue (“Specified Covered Revenue”), 9.0% of the amounts payable under such agreement shall be deducted from the Covered Revenues Payments payable in respect of Specified Covered Revenue under clauses (x)(ii) and (y)(ii) above, provided that the total amount deducted shall not exceed 1.0% of all Covered Revenues for which Covered Revenues Payments are payable under clauses (x)(ii) and (y)(ii) above (i.e., in no event will a Covered Revenues Payment with respect to a Covered Revenues Measuring Period under clauses (x)(ii) and/or (y)(ii) above be less than 8.0% of Covered Revenues recognized in the applicable Threshold Measuring Period).

“Covered Revenues Payment Date” means the 15th day after the date Parent is required to provide the Covered Revenues Statement pursuant to Section 4.4(b) for the Covered Revenues Measuring Period in respect of which a Covered Revenues Payment is due.

“Covered Revenues Statement” means, with respect to each Covered Revenues Measuring Period, the written statement of Parent, certified by the Chief Financial Officer of Parent and setting forth the calculation of the Covered Revenues Payment due, if any, and identifying any Covered Product and Service, if applicable, in respect of the applicable Covered Revenues Measuring Period in accordance with this CVR Agreement, including (a) for any Covered Products and Services for all countries in the aggregate, (x) the aggregate gross amount invoiced or otherwise charged for the sale and distribution of such Covered Products and Services by Parent and its Subsidiaries to third parties (other than Parent or its Affiliates) during the applicable period and (y) an itemized calculation of Net Sales for such Covered Products and Services showing deductions for such Covered Revenues Measuring Period provided for in accordance with the definition of Net Sales and (b) to the extent that any Covered Revenue for an applicable period is recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars.

“Covered Revenues Term” means the period beginning on the Commencement Date and ending on the End Date.

“CVR” and “CVRs” shall have the meaning set forth in the Preamble of this CVR Agreement.

“CVR Agreement” means this instrument as originally executed and as it may from time to time be supplemented or amended pursuant to the applicable provisions hereof.

“CVR Certificate” means a certificate representing any of the CVRs.

“CVR Register” shall have the meaning set forth in Section 2.6(a) of this CVR Agreement.

“CVR Registrar” shall have the meaning set forth in Section 2.6(a) of this CVR Agreement.

“CVR Shortfall” shall have the meaning set forth in Section 6.5(e) of this CVR Agreement.

“Data” means any data, metadata or information in any form whatsoever (including computational data, validation data, genomics data, genotype data, phenotype data, sequencing data, assay and related data, epigenomics data (including methylation data), other –omics data (including proteomics, metabolomics and transcriptomics data), data generated or derived from biological samples, in vitro and in vivo data, stability data, other study data, nonclinical and clinical data (including preclinical and clinical broad data sets, and safety databases), business and commercial data, manufacturing data, and regulatory data), whether or not raw, processed, analyzed, compiled, aggregated, organized, preliminary or final, technical, scientific, in hard copy or electronic form or in a database to the extent generated, created, aggregated or collected from or in the course of: (i) any Parent or Company research, development, clinical study, regulatory, manufacturing or commercial activities; or (ii) other activities or sources, including (a) knowledge, know-how, trade secrets, practices, procedures, methods (including any applicable reference standards), processes, expertise, techniques, methods, results, inventions (whether or not patentable), developments, specifications, formulations, formulae, materials or compositions of matter, (b) software, algorithms, blueprints, marketing reports, or engineering reports; or (c) nonclinical and clinical results (including pharmacological, biological, chemical, biochemical, toxicological, pharmaceutical, physical, analytical preclinical and clinical study and investigator reports, statistical analyses, expert opinions and reports).

“Default” means, any event or condition which is, or with notice or lapse of time or both would become, an Event of Default with respect to the CVRs.

“Default Interest Rate” means a rate equal to the sum of 3.0% plus the prime rate of interest quoted in the Money Rates section of The Wall Street Journal, or similar reputable data source, calculated daily on the basis of a 365-day year or, if lower, the highest rate permitted under applicable Law.

“Diligent Efforts” means, with respect to any Product or Service, efforts of a Person to perform diligently its obligations using such effort and employing such resources normally used by such Person in the exercise of its commercially reasonable business discretion relating to the research, development or commercialization of a Product or Service, that is of similar market potential at a similar stage in its development or product life, taking into account issues of market exclusivity (including patent coverage, regulatory and other exclusivity), safety and efficacy, product profile, the competitiveness of alternate Products or Services in the marketplace or under development, the launch or Sales of a similar Product or Service by such Person or third parties, the regulatory structure involved and likelihood of obtaining regulatory approval or clearance, the profitability of the applicable Product or Service (including pricing and reimbursement status achieved) and other relevant factors, including technical, commercial, legal, scientific and/or medical factors. Factors beyond the reasonable control of a Person, including regulatory delays, safety findings, unforeseen technical challenges, the failure of a Product or Service to meet necessary scientific or regulatory endpoints, and force majeure events shall be taken into account when evaluating whether a Person’s efforts hereunder constitute Diligent Efforts.

“Direct Registration at the Trustee” means the system for the uncertificated registration of ownership of CVRs established by the CVR Registrar and utilized by the CVR Registrar pursuant to which the CVR Registrar may record the ownership of CVRs without the issuance of a CVR Certificate (provided that such system will include notations therein providing that the Direct Registration CVRs are subject to the terms hereof, including that the CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer in compliance with the terms of the CVR Agreement and applicable United States Federal and state securities law).

“Direct Registration CVRs” means CVRs, the ownership of which is recorded through Direct Registration at the Trustee. The terms “deliver,” “execute,” “issue,” “register,” “surrender,” “transfer” or “cancel,” when used with respect to Direct Registration CVRs, shall refer to an entry or entries or an electronic transfer or transfers through Direct Registration at the Trustee. For the avoidance of doubt, the Direct Registration CVRs shall be identical to, and have the same terms as CVR Certificates, except that Direct Registration CVRs will be held in uncertificated form through Direct Registration at the Trustee.

“Disposition” means any, direct or indirect, sale or swap of assets or other rights, merger, reorganization, joint venture, lease, exclusive license (or another licensing arrangement or arrangements involving Intellectual Property that operate to transfer a substantial portion of the value of such Intellectual Property) or any other transaction or arrangement or series of related transactions or arrangements entered into by Parent or any of its Subsidiaries to sell, transfer, convey, lease, exclusively license (or license pursuant to another licensing arrangement or arrangements involving Intellectual Property that operate to transfer a substantial portion of the value of such Intellectual Property) or otherwise dispose of its or their respective rights in and to applicable assets.

“End Date” means the date that is 12 years after the Commencement Date.

“Engagement Letter” means that certain engagement letter entered into as of [●], among SRS, the Company and the Advisory Committee (as defined therein).

“Event of Default” shall have the meaning set forth in Section 7.1 of this CVR Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” shall have the meaning set forth in Section 4.4(a) of this CVR Agreement.

“Existing IP” means the Company’s know-how or other Intellectual Property as in existence as of the Closing Date, including all modifications, derivations, continuations, and improvements thereto following the Closing Date.

“Existing Products” means all Products referred to in clauses (a), (b) and (e) in the definition of Covered Revenues as in existence as of the Closing Date, to the extent regulatory approval and clearance is applicable, including Galleri multi-cancer early detection test, DAC diagnostic aid for cancer test and the Minimal Residual Disease Test.

“Field” means (i) detection, screening or diagnosis of or for cancer or nonalcoholic steatohepatitis (“NASH”) in all populations, including through use of the Company’s Galleri multi-cancer early detection test and/or DAC diagnostic aid for cancer test, and/or (ii) surveillance or monitoring of individuals with or suspected of cancer or NASH in order to determine the probability of whether an individual likely has cancer or NASH, disease prognosis, risk assessment, staging, monitoring of such disease, progression or recurrence, including through use of the Company’s Minimal Residual Disease Test. For the avoidance of doubt, the Field excludes (i) applications, Products and Services to the extent consisting solely of Therapy Selection and (ii) any Products of Parent or its Subsidiaries in existence as of the Closing Date and improvements, future versions, iterations and natural extensions thereof (including the TruSight Oncology 500 Product (“TSO500”)) used for solely Therapy Selection. If a Product or Service utilizing any Methylation-based Technology, whether in whole or in part (including any Product or Service of Parent or its Subsidiaries in existence as of the Closing Date (including TSO500)) is used for an application in the Field alone and/or also Therapy Selection, it shall be included in its entirety in the calculation of Covered Revenues. If a Product or Service utilizing any Methylation-based Technology, whether in whole or in part (including Products or Services of Parent or its Subsidiaries in existence as of the Closing Date (including TSO500)), is bundled, combined or Sold together with another Product or Service, regardless of whether such other Product or Service utilizes any Methylation-based Technology (including Products of Parent or its Subsidiaries in existence as of the Closing Date (including TSO500)) for an application in the Field alone and/or also Therapy Selection, such bundled or combined Product or Service shall be deemed included within the Field and included in its entirety in the calculation of Covered Revenues.

“Final Threshold Measuring Period” means the final Threshold Measuring Period of the Covered Revenues Term.

“First Merger” shall have the meaning set forth in the Recitals of this CVR Agreement.

“First Merger Sub” shall have the meaning set forth in the Recitals of this CVR Agreement.

“First Threshold Measuring Period” means the first Threshold Measuring Period of the Covered Revenues Term.

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied consistently by the Company in the preparation of its financial statements throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Holder Representative” means the Person identified in the preamble of this CVR Agreement, who shall initially be the representative of the Holders appointed in accordance with Article X of the Merger Agreement, as such representative may be replaced from time to time by the request of the Majority Holders upon such Holders’ written notice to the then current Holder Representative, Parent and Trustee and subject to the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

“Independent Accountant” shall have the meaning set forth in Section 6.5(a) of this CVR Agreement.

“Intellectual Property” means all worldwide rights in or to (a) patents and patent applications, including, in each case, any provisionals, substitutions, divisionals, continuations, continuations-in-part, re-examinations, renewals, extensions, reissues, and equivalents thereof in any jurisdiction, (b) copyrightable works (including copyrights in Software), whether published or unpublished and copyright registrations, applications for registration, and extensions thereof and (c) trade secrets and other proprietary information, whether or not patentable, including inventions, discoveries, prototypes and Data.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, rule, code or Order.

“Majority Holders” means, at the time of determination, Holders (other than Parent and its Affiliates and their respective successors) of at least a majority of the Outstanding CVRs held by Holders (other than Parent and its Affiliates and their respective successors).

“Merger Agreement” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Mergers” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Methylation-based Technology” means detection or assessment of methylation status at one or more genomic locations derived from a Sample by methylation-aware methods, including sequencing-based methods for assessment of methylation status of nucleic acid molecules. Methylation-based Technology includes reagents, protocols and methods for extraction, chemical (including bisulfite treatment) or enzymatic conversion, DNA library preparation or reagents for use with any methylation-aware method, enrichment kits, panels and/or methods for the enrichment of nucleic acids derived from one or more differentially methylated genomic regions informative for determining presence of disease or tissue of origin, and analysis software including for example, bioinformatics, pipelines, machine learning, algorithms and classifiers, for determining methylation status at one or more genomic locations, detecting presence of a disease state, type of disease, disease burden, or disease tissue of origin based on methylation status at one or more genomic regions, and any clinical implications thereof.

“Minimal Residual Disease Test” means the Company’s or any of its Subsidiaries’ Products utilizing Methylation-based Technology, whether in whole or in part, including wet lab, software analysis and bioinformatics pipeline, classifier and machine learning and components thereof (including all improvements, future versions, iterations and natural extensions thereto and thereof) for detection of residual disease in cancer patients following initial diagnosis.

“Minority Transaction” means any bona fide Disposition of (a) the rights in and to any Applicable Products of Parent and its Subsidiaries that generated less than the Applicable Percentage as of the consummation of such transaction, or (b) any immaterial non-Product assets, in each case, to any third party. Notwithstanding the foregoing, for purposes of the immediately preceding clause (a), no Disposition (or series of related Dispositions) of Applicable Products of Parent or its Subsidiaries that would cause the Applicable Percentage to be less than 10%, or during any period that the Applicable Percentage is less than 10%, shall be a Minority Transaction under such clause (a) if such Disposition would cause the Applicable Percentage to decrease by 5% or more, unless the Holder Representative provides its prior written consent to treat such Disposition as a Minority Transaction. For purposes of clarification, a Minority Transaction shall not include (A) Sales of Products or Services made by Parent or its wholly owned Subsidiaries or (B) ordinary course licensing arrangements between Parent and its Subsidiaries, on the one hand, and third party licensees, on the other hand, in each case of clauses (A) and (B) in the ordinary course of business and which are taken into account in the calculation of Net Sales in accordance with the terms of this CVR Agreement. The Disposition of assets that are ancillary to and are not required for the generation of Covered Revenues (e.g., real property) shall not be a Minority Transaction; provided, however, Covered Products and Services, Data described in the definition of “Sale of Data”, Samples described in clause (d) of the definition of “Covered Revenues”, and any assets in the Field utilizing Existing IP (and, in each case, any rights therein) and/or any assets that are integral thereto shall not be deemed or considered ancillary for this purpose.

“Net Sales” means the gross amount invoiced or otherwise charged by Parent and its Subsidiaries for Sales of Covered Products and Services, less Permitted Deductions to the extent actually taken or incurred and separately accounted for in the invoice with respect to such Sale, in each case, in accordance with standard allocation procedures, allowance methodologies, and accounting methods consistently applied in accordance with GAAP at the time in question (except as otherwise expressly provided below):

For clarity, no deductions shall be made for sales commissions. For purposes of calculating Covered Revenue for a Covered Product or Service in question, a Sale will be deemed to occur upon the Company and/or Parent and/or its Subsidiaries invoicing or otherwise charging the customer for the Covered Product or Service in question.

Notwithstanding the foregoing, Net Sales shall be calculated as follows under the following circumstances:

(1) Products and Services provided to third parties without charge in connection with (x) research and development or clinical trials in the ordinary course of business provided without charge (provided that neither Parent nor any of its Subsidiaries provide such Products or Services for the purpose of receiving revenue related or unrelated to the Products or Services provided (other than Covered Revenues) and Parent and its Subsidiaries act in good faith in connection therewith) (y) compassionate use, humanitarian and charitable donations, or indigent programs or for use as samples (in accordance with applicable Law) shall be excluded from the computation of Net Sales.

(2) Parent’s or its Subsidiary’s Sale of Covered Products or Services to a wholly owned Subsidiary of Parent shall be excluded from the computation of Net Sales unless such Product or Service (i) is thereafter sold to a third party, provided, however, that in such event, Net Sales will be calculated on the gross amount invoiced or otherwise charged to such third party on an arm’s-length basis, or (ii) is used or distributed to a wholly owned Subsidiary of Parent in connection with any Plan of Parent or any of its Subsidiaries.

(3) If (i) a Covered Product or Service is Sold in a manner that is not an arm’s-length transaction, (ii) a Covered Product or Service is provided to a Subsidiary in connection with any Plan of Parent or any Subsidiary of Parent, or (iii) a Covered Product or Service is Sold in-kind or for non-cash consideration, Net Sales for such Covered Product or Service will equal the average for such Covered Product or Service in the applicable country during the preceding calendar quarter. If there is not sufficient information available to determine such average Net Sales price, the Holder Representative and the Parent will negotiate in good faith and mutually agree upon the Net Sales value, taking into consideration the fair market value of such Covered Product or Service and the Net Sales of similar Covered Products or Services in similar countries (provided that if Parent and the Holder Representative are unable to agree on such Net Sales value after negotiating in good faith for 30 days, the Parties shall engage a Subject Matter Expert to resolve the dispute in accordance with the procedures set forth in Section 6.5(b), mutatis mutandis).

“Officer’s Certificate” means a certificate signed by a duly authorized executive officer of Parent, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for Parent and who shall be reasonably acceptable to the Trustee.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Other Covered Revenue” means all revenue of Parent and its Subsidiaries (including the Company) on a consolidated basis recognized in connection with any activities in or directed to the Field, or otherwise to the extent arising from or attributable to the Field, in each case that utilize Existing IP, other than revenue recognized in connection with Net Sales, which activities include licensing (or granting of similar rights, including option, distribution rights and/or enforcing intellectual property rights) under the intellectual property of Parent and its Subsidiaries (including the Company) (other than intercompany licenses), collaboration, asset sale, intellectual property enforcement or other activities (including any settlements, awards, penalties, damages or other recoveries), in each case in or directed to the Field, or otherwise to the extent arising from or attributable to the Field that utilize the Company’s Existing IP. If Parent and its Subsidiaries (including the Company) receive non-cash consideration (including shares of equity or in-kind contribution of goods or services), or consideration in a transaction that is not at arm’s length (including any transfer of technology or intellectual property rights to an Affiliate, other than a wholly owned Subsidiary), from any activities in or directed to the Field, or otherwise arising to the extent from or attributable to the Field (other than from or in connection with Net Sales) that utilize the Company’s Existing IP such consideration will be included in Other Covered Revenue based on the fair market value of such consideration, as determined in good faith by Parent. Notwithstanding the foregoing, Other Covered Revenue shall exclude any consideration received by Parent or its Subsidiaries in connection with any Minority Transaction (to the extent included in clause (f) of the definition of Covered Revenues), any transaction subject to Section 8.1 or any Specified Asset Sale.

“Outstanding” when used with respect to CVRs means, as of the date of determination, all CVRs theretofore authenticated, issued and delivered under this CVR Agreement, except (i) CVRs theretofore cancelled by the Trustee or delivered to the Trustee for cancellation and (ii) CVRs in exchange for or in lieu of which other CVRs have been authenticated and delivered pursuant to this CVR Agreement, other than any such CVRs in respect of which there shall have been presented to the Trustee proof satisfactory to it that such CVRs are held by a bona fide purchaser in whose hands the CVRs are valid obligations of Parent; provided, however, that in determining whether the Holders of the requisite Outstanding CVRs have given any request, demand, authorization, direction, consent, waiver or other action hereunder, CVRs owned by Parent or any Affiliate of Parent (or any successor thereof), whether held as treasury securities or otherwise, shall be disregarded and deemed not to be Outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, consent, waiver or other action, only CVRs that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

“Parent” means the Person (as defined herein) named as Parent in the first paragraph of this CVR Agreement, until a successor Person shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter Parent shall mean such successor Person. To the extent necessary to comply with the requirements of the provisions of Trust Indenture Act Sections 310 through 317, inclusive, to the extent that they are applicable to Parent, the term “Parent” shall include any other obligor with respect to the CVRs for the purposes of complying with such provisions.

“Parent Request” or “Parent Order” means, respectively, a written request or order signed in the name of Parent by a duly authorized officer of Parent, and delivered to the Trustee.

“Party” means the Trustee, the Holder Representative and Parent, as applicable.

“Paying Agent” means any Person authorized by Parent to pay the amounts determined pursuant to Section 2.2, if any, with respect to any CVRs on behalf of Parent.

“Payment Date” means any Covered Revenues Payment Date and any such date as shall be required for any CVR Shortfall payment pursuant to the review procedure set forth in Section 6.5.

“Permitted Deductions” means the following items, all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied in accordance with GAAP (except as otherwise provided below):

(a) credits or allowances for defects, returns, rejections, recalls or billing corrections;

(b) reasonable reserves made for uncollectible amounts on previously sold or distributed Products and Services and deductions for bad debts (which adjustment shall be based on actual bad debts incurred and written off as uncollectible by Parent in a quarter, net of any recoveries of previously written off bad debts from current or prior quarters);

(c) separately itemized and invoiced freight, postage, shipping and insurance, handling, and other transportation costs, provided that such items are passed on to the purchaser (or other acquirer) at cost;

(d) sales, use, value added, and other similar Taxes (excluding income Taxes), tariffs, customs duties, surcharges, and other governmental charges levied on the production, Sale, transportation, delivery, use, or performance of any Product or Service (as applicable) that are incurred at time of the transaction, are directly related to the transaction, and are actually paid to a Governmental Authority; and

(e) any reasonable and customary quantity, cash, rebates, or charge backs; provided that the aggregate deductions under this clause (e) and clause (a) above shall not exceed, in any calendar year, 5.0% of the gross amount invoiced or otherwise received for the Sale of any Products or Services.

“Permitted Transfer” means (a) a transfer by a Holder of all, but not less than all, CVRs held by such Holder to a single transferee, (b) a transfer by a Holder of any or all of the CVRs held by such Holder to a single transferee, provided that such transfer does not result in such Holder or such transferee holding less than 0.5% of the total number of CVRs then Outstanding or (c) a transfer as provided in Section 2.11 of this CVR Agreement. Notwithstanding any other provision in this CVR Agreement to the contrary, any transfer that results in a number of Holders that would require the registration of the CVRs as a class of equity securities under the Exchange Act shall be deemed to not be a Permitted Transfer.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Pro Rata Portion” means, with respect to a Holder, a fraction, the numerator of which is the sum of the aggregate number of CVRs that such Holder holds, and, the denominator of which is the total number of CVRs Outstanding, in each case, as of the applicable Payment Date.

“Product” means any tangible or intangible item, material, composition, or device, including kits, nucleotides, buffers, reagents, equipment, instruments, hardware, software, and any component of any of the foregoing.

“Redemption Eligibility Date” means the date on which the quotient obtained by dividing (1) the aggregate number of CVRs that are Outstanding and have not been repurchased, acquired, redeemed or retired, or are not otherwise held, by Parent by (2) (i) the Total Equity Count minus (ii) the sum, as of immediately prior to the Effective Time, of (a) the aggregate number of shares of Company Class A Common Stock held by Parent, (b) the aggregate number of shares of Company Class A Common Stock issuable, in accordance with the Company’s certificate of incorporation, upon conversion of all shares of Company Class B Common Stock and Company Preferred Stock, in each case, held by Parent and (c) except as otherwise included in the foregoing clause (b), the aggregate number of shares of Company Class A Common Stock issuable in respect of all outstanding options and other direct or indirect rights to acquire shares of Company Class A Common Stock or securities ultimately convertible into or exchangeable for shares of Company Class A Common Stock, in each case, held by Parent (it being agreed that the figure described by, and after giving effect to each part of, this clause (2) is [●]), is equal to or less than 0.1.

“Redemption Price” means (i) the fair market value of a CVR as determined by an independent nationally recognized valuation firm mutually acceptable to Parent and the Holder Representative, the expenses of which will be borne by Parent or (ii) in the event that Holders (other than Parent and its Affiliates and their respective successors) of more than 50% of Outstanding CVRs accept a tender offer by Parent or any of its Affiliates that is undertaken by Parent or any of its Affiliates in connection with the redemption after the Redemption Eligibility Date, the price accepted in such tender offer.

“Representatives” shall have the meaning set forth in Section 6.8 of this CVR Agreement.

“Responsible Officer” when used with respect to the Trustee means any officer assigned to the Corporate Trust Office, and also means, with respect to any particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this CVR Agreement.

“Review Request Period” shall have the meaning set forth in Section 6.5(a) of this CVR Agreement.

“Sale of Data” means (i) Sales of a Product or Service accessing Data or databases containing Data, generated, created, aggregated or collected by the Company or (following the Closing) Parent or any Subsidiary of Parent from activities within the Field and subjecting it to analysis, data mining or similar information technology processes for any purpose to create or improve such Product or Service for any purpose (including outside the Field) or (ii) Sales of Data or databases containing Data generated, created, aggregated or collected by the Company or (following the Closing) Parent or any Subsidiary of Parent from activities within the Field to a third party for any purpose (including outside the Field); provided that in each case of (i) and (ii), if any such Data or databases containing such Data is amalgamated with other Data of Parent wherein 50% or more of the value of such combined Data is derived from the other Data of Parent, then 50% of the Net Sales generated shall be deemed to be “Covered Revenues”.

“Sales” means any sale, distribution, lease, license, provision, performance, making available or exploitation of any Covered Products or Services (with the terms “Sell” and “Sold” having correlative meanings) (it being understood, for the avoidance of doubt, that a “Sale” shall not include any transaction subject to Section 8.1 or a Minority Transaction).

“Sample” means a non-tissue biopsy sample including a sample of blood (and any components thereof including whole blood, blood fraction, plasma, serum, blood mononuclear cells (PBMCs) and white blood cells (WBC)), urine, pleural fluid, pericardial fluid, cerebrospinal fluid, peritoneal fluid, cervical swab, fecal, saliva or any other bodily fluid.

“SEC” means the Securities and Exchange Commission.

“Second Merger” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Second Merger Sub” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Services” means any work or service of any kind for use in the Field utilizing any Methylation-based Technology, whether in whole or in part, and all ancillary, wrap-around or support services that are reasonably related to, provided in connection with or customarily billed together to support such work or services, including services for genotyping, sequencing, screening, diagnostics and testing (including by using the Galleri multi-cancer early detection test, the DAC diagnostic aid for cancer, or the Minimal Residual Disease Test), Data interpretation, clinical trial, research, collaboration, development, and software or Data provided as a service, in each case for use in the Field utilizing any Methylation-based Technology.

“Shortfall Interest Rate” means a rate equal to the prime rate of interest quoted in The Wall Street Journal, or similar reputable data source, calculated daily on the basis of a 365-day year or, if lower, the highest rate permitted under applicable Law.

“Shortfall Report” shall have the meaning set forth in Section 6.5(e) of this CVR Agreement.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries, and, for the avoidance of doubt, after the Closing, the Company and its Subsidiaries are Subsidiaries of Parent.

“Surviving Corporation” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Surviving Entity” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Taxes” means all taxes or similar duties, fees or charges or assessments thereof imposed by any Governmental Authority, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Therapy Selection” means (i) determining whether, or the probability of whether an individual is likely to respond to a therapy or intervention, (ii) determining whether an individual would likely not respond to therapy or intervention, (iii) determining the manner in which a specific therapy is applied with respect to dose, frequency, means of administration, or co-administration with another therapy; (iv) determining where administration of a therapeutic treatments is contraindicated; and/or (v) identification of patients who may be eligible for adjuvant cancer therapy.

“Threshold Measuring Period” means each fiscal year of Parent during the Covered Revenues Term; provided that (i) if the Commencement Date does not fall on the first day of Parent’s fiscal year, the First Threshold Measuring Period shall commence on the Commencement Date and end on the last day of Parent’s fiscal year during which the Commencement Date falls and (ii) the Final Threshold Measuring Period shall end on the End Date.

“Total Equity Count” means, in each case as of immediately prior to the Effective Time, (a) the aggregate number of shares of Company Class A Common Stock issued and outstanding, including all Class A Restricted Stock Awards; (b) the aggregate number of shares of Company Class A Common Stock issuable upon conversion of all issued and outstanding shares of Company Class B Common Stock, including all Class B Restricted Stock Awards, and Company Preferred Stock in accordance with the Company’s certificate of incorporation; and (c) except as otherwise included in the foregoing clause (b), the aggregate number of shares of Company Class A Common Stock issuable in respect of all outstanding options and other direct or indirect rights to acquire shares of Company Class A Common Stock or securities ultimately convertible into or exchangeable for shares of Company Class A Common Stock, including all Company RSU Awards and Company Stock Options; provided that, for the avoidance of doubt, any equity securities which may be issuable by the Company pursuant to the terms of the contract disclosed at item 35 of Section 4.09(a) of the Company Disclosure Letter shall not be included in “Total Equity Count” unless such equity securities are issued and outstanding as of immediately prior to the Effective Time.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended from time to time.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this CVR Agreement, until a successor Trustee shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter “Trustee” shall mean such successor Trustee.

Section 1.2. Compliance and Opinions.

(a) Upon any application or request by Parent to the Trustee to take any action under any provision of this CVR Agreement, if requested by the Trustee, Parent shall furnish to the Trustee (i) an Officer’s Certificate stating that, in the opinion of the signor, all conditions precedent, if any, provided for in this CVR Agreement relating to the proposed action have been complied with and (ii) an Opinion of Counsel stating, subject to customary exceptions, that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this CVR Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.

(b) Every certificate or opinion with respect to compliance with a condition or covenant provided for in this CVR Agreement shall include: (i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 1.3. Form of Documents Delivered to Trustee.

(a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b) Any certificate or opinion of an officer of Parent may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of Parent stating that the information with respect to such factual matters is in the possession of Parent.

(c) Any certificate, statement or opinion of an officer of Parent or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of Parent. Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent.

(d) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this CVR Agreement, they may, but need not, be consolidated and form one instrument.

Section 1.4. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this CVR Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to Parent. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this CVR Agreement and (subject to Section 3.1) conclusive in favor of the Trustee and Parent, if made in the manner provided in this Section 1.4. Parent may set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this CVR Agreement. If not previously set by Parent, (i) the record date for determining the Holders entitled to vote at a meeting of the Holders shall be the date preceding the date notice of such meeting is mailed to the Holders, or if notice is not given, on the day next preceding the day such meeting is held, and (ii) the record date for determining the Holders entitled to consent to any action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to Parent. If a record date is fixed, those Persons who were Holders of CVRs at such record date (or their duly designated proxies), and only those Persons, shall be entitled to take such action by vote or consent or, except with respect to clause (d) below, to revoke any vote or consent previously given, whether or not such Persons continue to be Holders after such record date. No such vote or consent shall be valid or effective for more than 120 days after such record date.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Trustee deems sufficient.

(c) The ownership of CVRs shall be proved by the CVR Register. Neither Parent nor the Trustee nor any agent of Parent or the Trustee shall be affected by any notice to the contrary.

(d) At any time prior to (but not after) the evidencing to the Trustee, as provided in this Section 1.4, of the taking of any action by the Holders of the CVRs specified in this CVR Agreement in connection with such action, any Holder of a CVR the serial number of which is shown by the evidence to be included among the serial numbers of the CVRs the Holders of which have consented to such action may, by filing written notice at the Corporate Trust Office and upon proof of holding as provided in this Section 1.4, revoke such action so far as concerns such CVR. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any CVR shall bind every future Holder of the same CVR or the Holder of every CVR issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or Parent in reliance thereon, whether or not notation of such action is made upon such CVR.

(e) The Holders, including any permitted transferee (in each case by their acceptance of the CVRs hereby), shall be deemed to have acknowledged the rights and privileges of the Holder Representative set forth in this CVR Agreement.

Section 1.5. Notices, etc., to Trustee and Parent. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this CVR Agreement to be made upon, given or furnished to, or filed with:

(a) the Trustee by any Holder or by Parent shall be sufficient for every purpose hereunder if made, given, furnished or filed, in writing, to or with the Trustee at its Corporate Trust Office; or

(b) Parent by the Trustee or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to Parent addressed to it at 5200 Illumina Way, San Diego, California 92122, or at any other address previously furnished in writing to the Trustee by Parent.

Section 1.6. Notice to Holders; Waiver.

(a) Where this CVR Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this CVR Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver. When any notice is provided to one or more Holders, a copy thereof shall also be provided to the Holder Representative.

(b) In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this CVR Agreement, then any method of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

Section 1.7. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision which is required or deemed to be included in this CVR Agreement by any of the provisions of the Trust Indenture Act, such required or deemed provision shall control.

Section 1.8. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 1.9. Benefits of Agreement. Nothing in this CVR Agreement or in the CVRs, express or implied, shall give to any Person (other than the Parties hereto and their successors and permitted assigns and, solely in accordance with the express terms of this CVR Agreement and subject to Sections 1.4, 1.13, 2.2 and 7.6, the Holders) any benefit or any legal or equitable right, remedy or claim under this CVR Agreement or under any covenant or provision herein contained.

Section 1.10. Governing Law. This CVR Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. All litigation, suits, actions or proceedings (collectively, “Actions”) arising out of or relating to this CVR Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court within the State of Delaware and the appellate court(s) therefrom). Each of Parent, the Trustee, the Holder Representative and each of the Holders by their acceptance of the CVRs hereby (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court within the State of Delaware and the appellate court(s) therefrom) for the purpose of any Action arising out of or relating to this CVR Agreement brought by any party hereto, (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this CVR Agreement may not be enforced in or by the above named courts, and (c) agrees that such party will not bring any Action arising out of or relating to this CVR Agreement in any court other than the Court of Chancery of the

State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court within the State of Delaware and the appellate court(s) therefrom).

Section 1.11. Legal Holidays. In the event that a Payment Date shall not be a Business Day, then (notwithstanding any provision of this CVR Agreement or the CVRs to the contrary) payment on the CVRs need not be made on such date, but may be made, without the accrual of any interest thereon, on the next succeeding Business Day with the same force and effect as if made on such Payment Date.

Section 1.12. Separability Clause. In the event any provision in this CVR Agreement or in the CVRs shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.13. No Recourse Against Others. No current or former director, officer or employee, as such, of Parent or the Trustee or of their respective Affiliates shall have any liability for any obligations of Parent or the Trustee under the CVRs or this CVR Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a CVR, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the CVRs.

Section 1.14. Counterparts. This CVR Agreement shall be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this CVR Agreement.

Section 1.15. Acceptance of Trust. Computershare Trust Company, N.A., the Trustee named herein, hereby accepts the trusts in this CVR Agreement declared and provided, upon the express terms and conditions set forth herein.

Section 1.16. Termination. This CVR Agreement shall automatically terminate and be of no further force or effect and shall be deemed satisfied and discharged, and the Parties hereto shall have no liability hereunder (other than with respect to the rights, powers and immunities of the Trustee, and the Parent’s obligations in connection therewith) (i) on the expiration of the final Review Request Period following the End Date or (ii) in the event that all of the CVR Certificates not previously cancelled shall have become due and payable pursuant to the terms hereof, in each case, provided that all disputes with respect to amounts payable to the Holders brought pursuant to the terms and conditions of this CVR Agreement have been resolved, and Parent has paid or caused to be paid or deposited with the Trustee all amounts payable to the Holders under this CVR Agreement (including any amounts determined in accordance with Section 6.5). Notwithstanding the satisfaction and discharge of this CVR Agreement, the obligations of Parent under Section 3.6(c) and of the Holders under Section 10.1 shall survive. For the avoidance of doubt, in no event will any Covered Revenues Payment become payable on account of Covered Revenues recognized after the End Date.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1. Forms Generally.

(a) The CVR Certificates and the Trustee’s certificate of authentication shall be in substantially the forms set forth in Annex A, attached hereto and incorporated herein by this reference, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this CVR Agreement and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may be required by Law or any rule or regulation pursuant thereto, all as may be determined by the officers executing such CVR Certificates, as evidenced by their execution of the CVR Certificates. Any portion of the text of any CVR Certificate may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the CVR Certificate.

(b) The definitive CVR Certificates shall be typewritten, printed, lithographed or engraved on steel engraved borders or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the CVRs may be listed, all as determined by the officers executing such CVR Certificates, as evidenced by their execution of such CVR Certificates.

(c) Notwithstanding anything to the contrary in this CVR Agreement, Parent may choose to use Direct Registration CVRs, which shall be uncertificated and shall be evidenced by Direct Registration at the Trustee, in addition to or in place of physical certificates to represent the CVRs, in which case “CVR Certificates” shall be deemed to mean the Direct Registration CVRs representing the related CVRs, as applicable.

Section 2.2. Title and Terms.

(a) The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this CVR Agreement. The aggregate number of CVR Certificates which may be authenticated and delivered and Direct Registration CVRs which may be issued, as applicable, under this CVR Agreement is limited to a number equal to [●]1. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this CVR Agreement, and a list of the initial Holders shall be furnished to the Trustee by or on behalf of Parent in accordance with Section 4.1. From and after the Effective Time, no CVRs shall be issued except as provided in, and in accordance with the terms and conditions of, the Merger Agreement or as otherwise expressly permitted by this CVR Agreement.

(b) The CVRs shall be known and designated as the “Contingent Value Rights” of Parent.

(c) The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer in compliance with applicable United States federal and state securities Laws.

(d) (1) Subject to the provisions of this Section 2.2(d), on or prior to each Covered Revenues Payment Date, Parent (or the Paying Agent) shall pay to the Trustee, by wire transfer to the account designated by the Trustee, the Covered Revenues Payment due, if any, in respect of the Covered Revenues Measuring Period ended immediately preceding such Covered Revenues Payment Date, and, promptly following such payment, and in any event within five Business Days, the Trustee shall pay each Holder a Pro Rata Portion of such Covered Revenues Payment; provided that Parent may retain any Covered Revenues Payment due to Parent or any of its Affiliates with respect to any CVRs owned by Parent or such Affiliates. The final such Covered Revenues Measuring Period shall end on the End Date.

(2) Notwithstanding anything in this CVR Agreement to the contrary (but subject to Section 7.3), with respect to any Covered Revenues Payment to be made on any Covered Revenues Payment Date (and any CVR Shortfall payment to be made on the applicable payment date thereof), Parent and the Trustee (to the extent Trustee has received the Covered Revenues Payment or CVR Shortfall payment, as applicable) shall cause (or if Parent or any of its Affiliates is not acting as Paying Agent, direct the Paying Agent to cause) any Covered Revenues Payments (or CVR Shortfall payments) that are to be paid to the Trustee on behalf of the Holders on such Covered Revenues Payment Date (or CVR Shortfall payment date, as applicable) to be applied (i) first, to the reimbursement of Parent for

[1]	Insert number of CVRs issued at Closing pursuant to the terms of the Merger Agreement.

the entire amount paid into the Expense Fund (as defined in the Engagement Letter), (ii) second, to the replenishment of the Expense Fund in accordance with the Engagement Letter, (iii) third, to any additional engagement fees to be paid in accordance with the Engagement Letter and (iv) fourth, to pay the losses, liabilities and expenses of Trustee and the Holder Representative in accordance with (x) Section 7.3 and (y) in the case of the Holder Representative, Section 10.1(b) (in each case, if any have accrued at such time, and provided that the amounts of such losses, liabilities and expenses have been provided to Parent and the Trustee at least 15 days prior to such Covered Revenues Payment Date or CVR Shortfall payment date, as applicable) before any of such funds are further distributed to the Holders. Parent (or the Paying Agent) shall be entitled to rely conclusively (without any need to investigate or confirm the accuracy of such amounts) on the amounts of such losses, liabilities and expenses that have been provided to it by the Holder Representative or the Trustee, in good faith, without any liability whatsoever, to the Holders (who shall be deemed to accept and agree to the deduction of any and all such amounts provided by the Trustee or the Holder Representative) or otherwise. Parent shall be entitled to deduct amounts in respect of clauses (i), (ii), (iii) and (iv) above from any Covered Revenues Payment to be made on any Covered Revenues Payment Date (and any CVR Shortfall payment to be made on the applicable payment date thereof).

(e) The Holders of the CVRs, by acceptance thereof, agree that no joint venture, partnership or other fiduciary relationship is created hereby or by the CVRs.

(f) Other than in the case of interest on amounts due and payable after the occurrence of an Event of Default or with respect to any CVR Shortfall, no interest shall accrue on any amounts payable in respect of the CVRs.

(g) The rights of the Holders of CVRs are limited to those contractual rights expressed in this CVR Agreement and the CVR Certificate. A Holder of any CVR or CVR Certificate is not, and shall not, by virtue thereof, be, entitled to any rights of a holder of any other equity security or other ownership interest of Parent or in any constituent company to the Mergers or any of their respective Affiliates, either at Law or in equity. The CVRs shall not have any voting or dividend rights.

(h) Except as provided in this CVR Agreement (including Sections 6.5 and 7.3), none of Parent or any of its Affiliates shall have any right to set-off any amounts owed or claimed to be owed by any Holder to any of them against such Holder’s CVRs or any Covered Revenues Payment or other amount payable to such Holder in respect of such CVRs.

Section 2.3. Registrable Form. Other than Direct Registration CVRs, the CVRs shall be issuable only in registered form.

Section 2.4. Execution, Authentication, Delivery and Dating.

(a) The CVR Certificates shall be executed on behalf of Parent by its chairman of the Board of Directors or its president or any vice president or its treasurer, but need not be attested. The signature of any of these officers on the CVR Certificates may be manual or facsimile.

(b) CVRs Certificates bearing the manual or facsimile signatures of individuals who were, at the time of execution, the proper officers of Parent shall bind Parent, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such CVR Certificates or did not hold such offices at the date of such CVR Certificates.

(c) At any time and from time to time after the execution and delivery of this CVR Agreement, Parent may deliver a Parent Order for the authentication and delivery of CVR Certificates or the registration of Direct Registration CVRs, and the Trustee, in accordance with such Parent Order, shall, by manual or facsimile signature of an authorized officer, authenticate and deliver such CVR Certificates or shall instruct the CVR Registrar to effect the registration, in each case, in accordance with this CVR Agreement and not otherwise.

(d) Each CVR Certificate shall be dated the date of its authentication.

(e) No CVR Certificate shall be entitled to any benefit under this CVR Agreement or be valid or obligatory for any purpose unless there appears on such CVR a certificate of authentication substantially in the form provided for herein duly executed by the Trustee, by manual or facsimile signature of an authorized officer, and such certificate upon any CVR shall be conclusive evidence, and the only evidence, that such CVR Certificate has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this CVR Agreement.

(f) Direct Registration CVRs need not be authenticated, and shall be valid and obligatory for all purposes and shall entitle each Holder thereof to all benefits of this CVR Agreement.

Section 2.5. [Intentionally Omitted].

Section 2.6. Registration, Registration of Transfer and Exchange.

(a) Parent shall cause to be kept at the office of the Trustee a register (the “CVR Register”) in which, subject to reasonable regulations as it may prescribe, Parent shall provide for the registration of the CVRs and any Permitted Transfers of CVRs. The Trustee is hereby initially appointed “CVR Registrar” for the purpose of registering the CVRs and any Permitted Transfers of CVRs as herein provided.

(b) Subject to the restrictions on transferability set forth in Section 2.2(c), every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation (which shall include a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other reasonable evidence of authority that may be required by the Trustee), in form reasonably satisfactory to the Trustee and Parent, properly completed and duly executed by the Holder thereof, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice and surrender for registration of transfer of the CVRs, the Trustee shall, subject to its reasonable determination that the transfer instrument is in proper form, notify Parent that it has received such written notice. Upon receipt of such notice from the Trustee, Parent shall determine, in good faith, whether the transfer or exchange otherwise complies with the other terms and conditions of this CVR Agreement (including the provisions of Section 2.2(c)), and if it determines that it does so comply, Parent shall instruct the Trustee in writing to, and the Trustee shall (i) in the case of CVR Certificates, upon surrender for registration of transfer of such CVR Certificate at the Corporate Trust Office, authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR Certificates representing the same aggregate number of CVRs represented by the CVR Certificate so surrendered that are to be transferred and Parent shall execute and the Trustee shall authenticate and deliver, in the name of the transferor, one CVR Certificate representing the aggregate number of CVRs represented by such CVR Certificate that are not to be transferred and (ii) in the case of Direct Registration CVRs, instruct the CVR Registrar to effect the transfer in accordance with this CVR Agreement. If Parent determines in good faith that the proposed transfer does not comply with the other terms and conditions of this CVR Agreement (including the provisions of Section 2.2(c)), Parent shall provide the Trustee with written notice of such determination, which notice shall include, in reasonable detail, the rationale for such determination, including which provisions of this CVR Agreement the proposed transfer does not comply.

(c) At the option of the Holder, CVR Certificates may be exchanged for other CVR Certificates that represent in the aggregate the same number of CVRs as the CVR Certificates surrendered at the Corporate Trust Office. Every CVR presented or surrendered for exchange shall (if so required by Parent or the Trustee) be duly endorsed, or be accompanied by a written instrument of exchange in form satisfactory to Parent and the Trustee. Whenever any CVR Certificates are so surrendered for exchange, Parent shall execute, and the Trustee shall authenticate and deliver, the CVR Certificates which the Holder making the exchange is entitled to receive.

(d) Parent and the Trustee may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer or exchange, other than pursuant to Sections 2.7 and 5.6, not involving a transfer. The Trustee shall have no duty or obligation to take any action under any section of this CVR Agreement that requires the payment of applicable Taxes or governmental charges unless and until the Trustee is satisfied that all such Taxes or governmental charges have been paid or otherwise not due and owing.

(e) All CVRs issued upon any registration of transfer or exchange of CVRs as provided for herein shall be the valid obligations of Parent, evidencing the same rights, and entitled to the same benefits under this CVR Agreement, as the CVRs surrendered upon such registration of transfer or exchange.

(f) A Holder may make a written request to the Trustee to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Trustee is hereby authorized to record the change of address in the CVR Register.

(g) A Holder may make a written request to the Trustee to convert their Direct Registration CVRs into a CVR Certificate or to convert a CVR Certificate into Direct Registration CVRs. The written request must be duly executed by the Holder. Upon receipt of such written request, the Trustee is hereby authorized to cancel the Direct Registration CVRs in the CVR Register and issue a CVR Certificate or cancel the CVR Certificate and issue Direct Registration CVRs in the CVR Register, as applicable.

Section 2.7. Mutilated, Destroyed, Lost and Stolen CVRs.

(a) If (i) any mutilated CVR Certificate is surrendered to the Trustee, or (ii) Parent and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any CVR Certificate, and there is delivered to Parent and the Trustee such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to Parent or the Trustee that such CVR Certificate has been acquired by a bona fide purchaser, Parent shall execute and, upon delivery of a Parent Order, the Trustee shall authenticate, as applicable, and deliver, in exchange for any such mutilated CVR Certificate or in lieu of any such destroyed, lost or stolen CVR Certificate, a new CVR Certificate of like tenor and amount of CVRs, bearing a number not contemporaneously Outstanding.

(b) In case any such mutilated, destroyed, lost or stolen CVR Certificate has become or is to become finally due and payable within 15 days, Parent in its discretion may, instead of issuing a new CVR Certificate, pay to the Holder of such CVR Certificate on the applicable Payment Date, as the case may be, all amounts due and payable with respect thereto.

(c) Every new CVR Certificate issued pursuant to this Section 2.7 in lieu of any destroyed, lost or stolen CVR Certificate shall constitute an original additional contractual obligation of Parent, and shall be entitled to all benefits of this CVR Agreement equally and proportionately with any and all other CVR Certificates duly issued hereunder.

(d) The provisions of this Section 2.7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen CVRs.

Section 2.8. Payments with Respect to CVRs. Payment of any amounts with respect to the CVRs shall be made in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts. The Trustee may, at its option upon receipt of any payments with respect to the CVRs from Parent, pay such amounts by wire transfer or check payable in such money.

Section 2.9. Persons Deemed Owners. Prior to the time of due presentment for registration of transfer, Parent, the Trustee and any agent of Parent or the Trustee may treat the Person in whose name any CVR is registered as the owner of such CVR for the purpose of receiving payment on such CVR and for all other purposes whatsoever, whether or not such CVR be overdue, and neither Parent, the Trustee nor any agent of Parent or the Trustee shall be affected by notice to the contrary.

Section 2.10. Cancellation. All CVRs surrendered for payment, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly canceled by it. Parent may at any time deliver to the Trustee for cancellation any CVRs previously authenticated and delivered hereunder which Parent may have acquired in any manner whatsoever, and all CVRs so delivered shall be promptly canceled by the Trustee. No CVRs shall be authenticated in lieu of or in exchange for any CVRs canceled as provided in this Section 2.10, except as expressly permitted by this CVR Agreement. All cancelled CVRs held by the Trustee shall be destroyed and a certificate of destruction shall be issued by the Trustee to Parent, unless otherwise directed by a Parent Order.

Section 2.11. Ability to Abandon CVR; Certain Acquisitions. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Nothing in this CVR Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs from the Holders, in private transactions or otherwise, in its sole discretion.

Section 2.12. CUSIP Numbers. Parent in issuing the CVRs may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in any Call Notice as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the CVRs or as contained in any Call Notice and that reliance may be placed only on the other identification numbers printed on the CVRs, and such Call Notice shall not be affected by any defect in or omission of such numbers. Parent shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 3

THE TRUSTEE

Section 3.1. Certain Duties and Responsibilities.

(a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this CVR Agreement and no implied covenants shall be read into this CVR Agreement against the Trustee. In the event that an Event of Default has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by this CVR Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) In the absence of bad faith or willful misconduct on its part, prior to the occurrence of an Event of Default and after the curing or waiving of all such Events of Default which may have occurred, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee which conform to the requirements of this CVR Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this CVR Agreement (but, except as otherwise required under the Trust Indenture Act, need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) No provision of this CVR Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own bad faith or willful misconduct, except that (i) this subsection (c) shall not be construed to limit the effect of subsections (a) and (b) of this Section 3.1; (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; (iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders pursuant to Section 7.9 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this CVR Agreement; and (iv) no provision of this CVR Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any its rights and powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) Whether or not therein expressly so provided, every provision of this CVR Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 3.1.

Section 3.2. Certain Rights of Trustee. Subject to the provisions of Section 3.1, including the duty of care that the Trustee is required to exercise upon the occurrence of an Event of Default:

(a) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee need not investigate any fact or matter stated in the document;

(b) any request or direction or order of Parent mentioned herein shall be sufficiently evidenced by a Parent Request or Parent Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

(c) whenever in the administration of this CVR Agreement the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, rely upon an Officer’s Certificate;

(d) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(e) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this CVR Agreement at the request or direction of any of the Holders pursuant to this CVR Agreement, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document, but the Trustee in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of Parent, personally or by agent or attorney, as reasonably necessary for such inquiry or investigation;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents (including Computershare Inc.) or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(h) the Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this CVR Agreement;

(i) the Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice thereof has been received by such Responsible Officer at the Corporate Trust Office and such notice references the CVRs and this CVR Agreement and the fact that such notice constitutes notification of Default or Event of Default;

(j) in no event shall the Trustee be responsible or liable for special, incidental, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(k) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent (including Computershare Inc.), custodian and other Person employed to act hereunder; and

(l) the Trustee shall have no duty or obligation to make any calculation hereunder or verify or confirm any calculation made by Parent and, except for the Trustee’s negligence, bad faith or willful misconduct, shall be fully protected and incur no liability in relying on such calculation, provided that the Trustee shall comply, in all respects, with its duties and obligations under the Trust Indenture Act.

Section 3.3. Notice of Default. If an Event of Default or a Default occurs hereunder, the Trustee shall give the Holders and the Holder Representative notice of any such Event of Default or Default actually known to it as and to the extent applicable and provided by the Trust Indenture Act; provided, however, that in the case of any Event of Default or Default of the character specified in Section 7.1(b), no notice to Holders shall be given until at least 30 days after the occurrence thereof.

Section 3.4. Not Responsible for Recitals or Issuance of CVRs or Merger Agreement. The Trustee shall not be accountable for Parent’s use of the CVRs or the proceeds from the CVRs. The recitals contained herein and in the CVRs, except the Trustee’s certificates of authentication, shall be taken as the statements of Parent, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this CVR Agreement or of the CVRs or the Merger Agreement. The Trustee is not a party to, is not bound by, and has no duties or obligations under, the Merger Agreement.

Section 3.5. Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by Law or as otherwise agreed by the Trustee in writing with Parent. The Trustee shall be under no liability for interest on any money received by it hereunder, except as otherwise agreed by the Trustee in writing with Parent.

Section 3.6. Compensation and Reimbursement. Parent agrees:

(a) to pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder in such amount as Parent and the Trustee shall agree from time to time (which compensation shall not be limited by any provision of Law in regard to the compensation of a Trustee of an express trust);

(b) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this CVR Agreement (including the reasonable compensation and the reasonable expenses and disbursements of its agents (including Computershare Inc.) and counsel), except any such expense, disbursement or advance as may be attributable to the Trustee’s negligence, bad faith or willful misconduct; and

(c) to indemnify the Trustee and each of its agents (including Computershare Inc.), officers, directors and employees for, and to hold it harmless against, any loss, liability or expense (including attorneys’ fees and expenses) incurred without negligence, bad faith or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. Parent’s payment obligations pursuant to this Section 3.6 shall survive the termination of this CVR Agreement. If the Trustee incurs expenses after the occurrence of an Event of Default specified in Sections 7.1(c) or 7.1(d) with respect to Parent, such expenses are intended to constitute administrative expenses under bankruptcy Laws. If an Event of Default with respect to the CVRs has occurred and is continuing, as security for the performance of the obligations of Parent under this Section 3.6, the Trustee shall have a lien prior to the CVRs upon all property and funds held or collected by the Trustee other than money or property held in trust to make payments on particular CVRs.

Section 3.7. Disqualification; Conflicting Interests. The Trustee will comply with Section 310(b) of the Trust Indenture Act and will transmit to the Holders (with a copy to the Holder Representative) any notice required to be transmitted to the Holders in accordance with Section 310(b) of the Trust Indenture Act. If the Trustee fails to comply with Section 3.7, then any Holder of any CVR who has been a bona fide Holder for at least six months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor Trustee.

Section 3.8. Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which satisfies the applicable requirements of Sections 310(a)(1) and (5) of the Trust Indenture Act and has a combined capital and surplus (together with its Affiliates) of at least $100,000,000. If such Person publishes reports of condition at least annually, pursuant to Law or to the requirements of a supervising or examining authority, then for the purposes of this Section 3.8, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 3.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 3.

Section 3.9. Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article 3 shall become effective until the acceptance of appointment by the successor Trustee under Section 3.10.

(b) The Trustee, or any Trustee or Trustees hereafter appointed, may resign at any time by giving written notice thereof to Parent. If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee may be removed at any time by an act of the Majority Holders, delivered to the Trustee and to Parent.

(d) If at any time:

(1) the Trustee shall fail to comply with Section 3.7 after written request therefor by Parent or by any Holder who has been a bona fide Holder of a CVR for at least six months, or

(2) the Trustee shall cease to be eligible under Section 3.8 and shall fail to resign after written request therefor by Parent or by any such Holder, or

(3) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any case, (i) Parent, by a Board Resolution, may remove the Trustee, or (ii) the Holder of any CVR who has been a bona fide Holder of a CVR for at least six months may, on behalf of himself or herself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, Parent, by a Board Resolution, shall promptly appoint a successor Trustee. If, within one year after any removal by the Holders of a majority of the Outstanding CVRs, a successor Trustee shall be appointed by act of the Majority Holders, as applicable, delivered to Parent and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.10, become the successor Trustee and supersede the successor Trustee appointed by Parent. If no successor Trustee shall have been so appointed by Parent or the Holders and accepted appointment within 60 days after the retiring Trustee tenders its resignation or is removed, the retiring Trustee may, or any Holder who has been a bona fide Holder for at least six months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) Parent shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of CVRs (with a copy to the Holder Representative) as their names and addresses appear in the CVR Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If Parent fails to send such notice within 10 days after acceptance of appointment by a successor Trustee, it shall not be a default hereunder, but the successor Trustee shall cause the notice to be mailed at the expense of Parent.

Section 3.10. Acceptance of Appointment of Successor.

(a) Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, upon request of Parent or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder, subject nevertheless to its lien, if any, provided for in Section 3.06. Upon request of any such successor Trustee, Parent shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

(b) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article 3.

Section 3.11. Merger, Conversion, Consolidation or Succession to Business. Any Person into which the Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee, by sale or otherwise, shall be the successor of the Trustee hereunder; provided such Person shall be otherwise qualified and eligible under this Article 3, without the execution or filing of any paper or any further act on the part of any of the Parties hereto. In case any CVRs shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion, sale or consolidation to such authenticating Trustee may adopt such authentication and deliver the CVRs so authenticated with the same effect as if such successor Trustee had itself authenticated such CVRs; and such certificate shall have the full force which it is anywhere in the CVRs or in this CVR Agreement provided that the certificate of the Trustee shall have the same; provided, further, that the right to adopt the certificate of authentication of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 3.12. Preferential Collection of Claims Against Parent. If and when the Trustee shall be or shall become a creditor, directly or indirectly, secured or unsecured, of Parent (or any other obligor upon the CVRs), excluding any creditor relationship set forth in Section 311(b) of the Trust Indenture Act, if applicable, the Trustee shall be subject to the applicable provisions of the Trust Indenture Act regarding the collection of claims against Parent (or any such other obligor).

ARTICLE 4

HOLDERS’ LISTS AND REPORTS BY THE TRUSTEE AND PARENT

Section 4.1. Parent to Furnish Trustee with Names and Addresses of Holders. Parent will furnish or cause to be furnished to the Trustee (a) promptly after the issuance of the CVRs, and semi-annually thereafter, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a recent date, and (b) at such times as the Trustee may request in writing, within 30 days after receipt by Parent of any such request, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a date not more than 15 days prior to the time such list is furnished; provided, however, that if and so long as the Trustee shall be the CVR Registrar, no such list need be furnished.

Section 4.2. Preservation of Information; Communications to Holders.

(a) The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in Section 4.1 and the names and addresses of Holders received by the Trustee in its capacity as CVR Registrar. The Trustee may destroy any list furnished to it as provided in Section 4.1 upon receipt of a new list so furnished.

(b) The rights of the Holders to communicate with other Holders with respect to their rights under this CVR Agreement and the corresponding rights and privileges of the Trustee shall be as provided by Section 312(b)(2) of the Trust Indenture Act, if applicable.

(c) Every Holder of CVRs, by receiving and holding the same, agrees with Parent and the Trustee that neither Parent nor the Trustee shall be deemed to be in violation of Law or held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders made in accordance with Section 4.2(b) regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of providing any information pursuant to a request made under Section 4.2(b).

Section 4.3. Reports by Trustee.

(a) Within 60 days after December 31 of each year, commencing with the December 31 following the date of this CVR Agreement, the Trustee shall transmit to all Holders (with a copy to the Holder Representative) such reports concerning the Trustee and its actions under this CVR Agreement as may be required pursuant to the Trust Indenture Act to the extent and in the manner provided pursuant thereto. The Trustee shall also comply with Section 313(b)(2) of the Trust Indenture Act, if applicable. The Trustee shall also transmit by mail or otherwise deliver all reports as required by Section 313(c) of the Trust Indenture Act, if applicable.

(b) A copy of each such report shall, at the time of such transmission to the Holders, be filed by the Trustee with each stock exchange, if any, upon which the CVRs are listed, with the SEC and also with Parent. Parent will promptly notify the Trustee when the CVRs are listed on any stock exchange.

Section 4.4. Reports by Parent.

(a) Parent shall: (i) file with the Trustee (with a mandatory copy to the Holder Representative), (A) within 15 days after Parent is required to file the same with the SEC, copies of the annual reports filed on Form 10-K and quarterly reports filed on Form 10-Q and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Parent is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act (such annual and quarterly reports and required information, documents and other reports, together the “Exchange Act Documents”), and (B) if Parent is not required to file Exchange Act Documents under Section 13 or 15(d) of the Exchange Act, within 45 days after each calendar quarter of Parent (other than the last quarter of each calendar year), quarterly financial information and, within 90 days after each calendar year of Parent, annual financial information that would be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations (provided that Parent also delivers with, or includes within, the annual and quarterly reports referred to in (A) and (B) the amount of Covered Revenues for the annual or quarterly period to date (as applicable)); (ii) file with the Trustee (with a mandatory copy to the Holder Representative) such additional information, documents and reports with respect to compliance by Parent with the conditions and covenants of this CVR Agreement as may be required from time to time by the rules and regulations of the SEC; and (iii) make available to the Holders on Parent’s website as of an even date with the filing of such materials with the Trustee, the information, documents and reports required to be filed by Parent pursuant to subsections (i) and (ii) of this Section 4.4(a). If Parent has timely electronically filed with the SEC’s EDGAR system (or any successor system) the reports described above, Parent shall be deemed to have satisfied the requirements of this Section 4.4(a).

(b) Parent shall file with the Trustee (with a mandatory copy to the Holder Representative), within 60 days following the end of any Covered Revenues Measuring Period, a Covered Revenues

Statement with respect to such Covered Revenues Measuring Period. For the avoidance of doubt, the Covered Revenues Statements shall be treated as Confidential Information pursuant to Section 6.8, and no public filing of such Covered Revenues Statements shall be required pursuant to this Section 4.4.

(c) Delivery of the reports, information and documents described in Section 4.4 shall not constitute constructive notice of any information contained therein or determinable there from, including Parent’s compliance with any of its covenants or other obligations hereunder as to which the Trustee is entitled to rely exclusively on Officer’s Certificates or notice pursuant to Section 6.7.

ARTICLE 5

AMENDMENTS

Section 5.1. Amendments Without Consent of Holders. Without the consent of any Holders, Parent and the Trustee, at any time and from time to time, may enter into one or more amendments hereto or to the CVRs, for any of the following purposes:

(a) to convey, transfer, assign, mortgage or pledge to the Trustee, as security for the CVRs, any property or assets;

(b) to evidence the succession of another Person to Parent, and the assumption by any such successor of the covenants of Parent herein and in the CVRs;

(c) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors and the Trustee shall consider to be for the protection of the Holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in this CVR Agreement as herein set forth; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the Majority Holders to waive such an Event of Default;

(d) to cure any ambiguity, or to correct or supplement any provision herein or in the CVRs which may be defective or inconsistent with any other provision herein; provided that such provisions shall not materially reduce the benefits of this CVR Agreement or the CVRs to the Holders;

(e) to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act, if applicable;

(f) to make any other provisions with respect to matters or questions arising under this CVR Agreement; provided, that such provisions shall not adversely affect the interests of the Holders; or

(g) to provide for uncertificated electronic book entry positions in addition to or in place of physical certificates to represent the CVRs;

(h) to make any change that does not adversely affect the interests of the Holders.

Promptly following any amendment of this CVR Agreement or the CVRs in accordance with this Section 5.1, the Trustee shall notify the Holders and the Holder Representative of such amendment in accordance with Section 5.4; provided that any failure to so notify the Holders shall not, in itself, affect the validity of such amendment. Notwithstanding the foregoing or anything in this CVR Agreement to the contrary, no amendment of Section 10.1 that adversely affects the Holder Representative in any material respect with respect to its rights or obligations under this CVR Agreement prior to the effectiveness of such amendment shall be effective without the Holder Representative’s prior written consent thereto.

Section 5.2. Amendments with Consent of Holders. With the consent of the Majority Holders, by Act of said Holders delivered to Parent, Holder Representative and the Trustee (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the CVRs), Parent (when authorized by a Board Resolution) and the Trustee may enter into one or more amendments hereto or to the CVRs for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this CVR Agreement or to the CVRs or of modifying in any manner the rights of the Holders under this CVR Agreement or to the CVRs; provided, however, that no such amendment shall, without the consent of the Holder of each Outstanding CVR affected thereby:

(a) modify in a manner adverse to the Holders any provision contained herein with respect to the termination of this CVR Agreement or the CVRs or the time for payment and amount of any Covered Revenues Payment, or otherwise extend the time for payment of the CVRs or reduce the amounts payable in respect of the CVRs or modify any other payment term or payment date. Notwithstanding the foregoing, each Holder of a CVR, by acceptance thereof, including any permitted transferee, consents to the optional redemption provisions set forth in Article 9 hereof;

(b) reduce the number of CVRs, the consent of whose Holders is required for any such amendment; or

(c) modify any of the provisions of this Section 5.2, except to increase any such percentage or to provide that certain other provisions of this CVR Agreement cannot be modified or waived without the prior consent of the Holder of each CVR affected thereby.

It shall not be necessary for any Act of Holders under this Section 5.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such Act shall approve the substance thereof.

Section 5.3. Execution of Amendments. In executing any amendment permitted by this Article 5, the Trustee shall be entitled to receive, and (subject to Section 3.1) shall be fully protected in relying upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this CVR Agreement. The Trustee shall execute any amendment authorized pursuant to this Article 5 if the amendment does not adversely affect the Trustee’s own rights, duties or immunities under this CVR Agreement or otherwise. Otherwise, the Trustee may, but need not, execute such amendment.

Section 5.4. Effect of Amendments; Notice to Holders.

(a) Upon the execution of any amendment under this Article 5, this CVR Agreement and the CVRs shall be modified in accordance therewith, and such amendment shall form a part of this CVR Agreement and the CVRs for all purposes, and every Holder of CVRs shall be bound thereby.

(b) Promptly after the execution by Parent and the Trustee of any amendment pursuant to the provisions of this Article 5, Parent shall (or direct the Trustee in writing to, at Parent’s sole cost and expense) mail a notice thereof by first class mail to the Holder Representative and Holders of CVRs at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment. Any failure of Parent to mail such notice, or any defect therein, shall not, in itself, however, in any way impair or affect the validity of any such amendment.

Section 5.5. Conformity with Trust Indenture Act. Every amendment executed pursuant to this Article 5 shall conform to the applicable requirements of the Trust Indenture Act, if any.

Section 5.6. Reference in CVRs to Amendments. If an amendment changes the terms of the CVRs, the Trustee may require the Holders of the CVRs to deliver it to the Trustee. CVRs authenticated and delivered after the execution of any amendment pursuant to this Article 5 may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such amendment. If Parent shall so determine, new CVRs so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any such amendment may be prepared and executed by Parent and authenticated and delivered by the Trustee in exchange for Outstanding CVRs. Failure to make the appropriate notation or to issue a new CVR shall not affect the validity of such amendment.

ARTICLE 6

COVENANTS

Section 6.1. Payment of Amounts, if any, to Holders. Parent will duly and punctually pay or cause to be paid the amounts, if any, owed with respect to the CVRs in accordance with the terms of the CVRs and this CVR Agreement. Such amounts shall be considered paid on or prior to the applicable Payment Date if on such date, the Trustee or the Paying Agent holds in accordance with this CVR Agreement money sufficient to pay all such amounts then due. Each of the Surviving Entity, Parent (or any of its Affiliates), the Trustee and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this CVR Agreement or the Merger Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for purposes of this CVR Agreement and the Merger Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The consent of the Holders shall not be required for any such withholding.

Section 6.2. Maintenance of Office or Agency.

(a) As long as any of the CVRs remain Outstanding, Parent will maintain in [●] an office or agency (i) where CVRs may be presented or surrendered for payment, (ii) where CVRs may be surrendered for registration of transfer or exchange and (iii) where notices and demands to or upon Parent in respect of the CVRs and this CVR Agreement may be served. Parent hereby initially designates the Corporate Trust Office as such office or agency of Parent, unless Parent shall hereafter designate and maintain some other office or agency for one or more of such purposes. Parent or any of its Subsidiaries may act as Paying Agent, registrar or transfer agent; provided that such Person shall take appropriate actions to avoid the commingling of funds. Parent will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time Parent shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and Parent hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) Parent may from time to time designate one or more other offices or agencies (in or outside of the City of New York) where the CVRs may be presented or surrendered for any or all such purposes, and may from time to time rescind such designation; provided, however, that no such designation or rescission shall in any manner relieve Parent of its obligation to maintain an office or agency in [●] for such purposes. Parent will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such office or agency.

Section 6.3. Money for Covered Revenues Payments to Be Held in Trust.

(a) If Parent shall at any time act as the Paying Agent, it will, on or before the Payment Date, as the case may be, segregate and hold in trust for the benefit of the Holders all sums held by such Paying Agent for payment on the CVRs until such sums shall be paid to the Holders as herein provided, and will promptly notify the Trustee and the Holder Representative of any such payment or any failure to make payment on the CVRs.

(b) Whenever Parent shall have one or more Paying Agents for the CVRs, it will, prior to 10:00 a.m. (New York City time) on a Payment Date, deposit with a Paying Agent a sum in same day funds sufficient to pay the amount, if any, so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such amount.

(c) Parent will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 6.3, that such Paying Agent will (i) hold all sums held by it for the payment of any amount payable on CVRs in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and will notify the Trustee of the sums so held and (ii) give the Trustee and the Holder Representative notice of any failure by Parent (or by any other obligor on the CVRs) to make any payment on the CVRs when the same shall be due and payable.

(d) Any money deposited with the Trustee or any Paying Agent, or then held by Parent, in trust for the payment on any CVR and remaining unclaimed for one year after the Payment Date shall be paid to Parent on Parent Request, or (if then held by Parent) shall be discharged from such trust, and the Holder of such CVR shall thereafter, as an unsecured general creditor, look only to Parent for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease.

Section 6.4. Books and Records. Parent shall keep, and shall cause its Subsidiaries to keep, true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder.

Section 6.5. Audits.

(a) Upon the written request of the Holder Representative or the Majority Holders, as the case may be (the “Requesting Party”), provided to Parent within 120 days following the date on which Parent delivers a Covered Revenues Statement with respect to a Covered Revenues Measuring Period ending upon the last day of any Threshold Measuring Period pursuant to Section 4.4(b) (the “Review Request Period”), Parent shall permit, and shall cause its Subsidiaries to permit, an independent certified public accounting firm of nationally recognized standing selected by the Requesting Party and Parent (failing agreement on which each shall designate an independent public accounting firm of its own selection, which firms shall in turn appoint an independent public accounting firm for such purpose) (the “Independent Accountant”) to have access during normal business hours to such of the records of Parent as may be reasonably necessary to verify the accuracy of any Covered Revenues Statements delivered with respect to the Threshold Measuring Period most recently ended and the figures underlying the calculations set forth therein for any period within such Threshold Measuring Period, and subject to customary confidentiality provisions (it being understood that such review shall not include any matter addressed in Section 6.5(b) below). If the Requesting Party is not the Holder Representative, the Requesting Party shall provide concurrent copies to the Holder Representative of all material communications and documents provided by the Requesting Party to Parent, or provided by Parent to the Requesting Party, in each case pursuant to this Section 6.5. Parent shall pay, or cause to be paid, the fees charged by the Independent Accountant; provided, that, in the event that the Independent Accountant determines that the Covered Revenues included in the Covered Revenues Statements is either at least 95.5% of the Covered Revenues that should have been included in the Covered Revenues Statement or within $10,000,000 of the Covered Revenues that should have been included in the Covered Revenues Statement, the Holders shall pay, or cause to be paid, the fees charged by such Independent Accountant, which amount Parent may deduct from any future Covered Revenues Payments payable to Holders pursuant to this CVR Agreement. The Independent Accountant, acting as an expert and not as an arbitrator, shall be charged to come to a final determination as promptly as practicable (and in any event within 30 days) with respect to those specific items in the applicable Covered Revenues Statement that the Requesting Party and Parent disagree on and submit to it for resolution, and the scope of the disputes to be resolved by the Independent Accountant shall be limited to such specific items. If issues are submitted to the Independent Accountant for resolution, Parent shall, and shall cause its Subsidiaries to, furnish to the Independent Accountant such access, work papers and other documents and information related to those disputed issues as the Independent Accountant may request and as are available to Parent and subject to customary confidentiality provisions. The Independent Accountant shall disclose to the Requesting Party the amounts that the Independent Accountant believes to be due and payable by Parent and details concerning any discrepancy from the amount paid and the amount due, and shall disclose no other information revealed in such audit. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Requesting Party.

(b) During the Review Request Period, the Requesting Party may also provide notice in writing to Parent challenging Parent’s determination that a given activity does not generate Covered Revenue recognized in any Covered Revenues Measuring Period for which any Covered Revenues Statement has been delivered with respect to the Threshold Measuring Period most recently ended, which notice shall (i) identify in reasonable detail why the Requesting Party believes such activity generated Covered Revenue recognized in such Covered Revenues Measuring Period, including identifying the activity and the clause of “Covered Revenue” at issue (the “Specified Dispute”), including with respect to challenges regarding Intellectual Property, identifying in reasonable detail the item(s) of Intellectual Property at issue and alleged infringing items (it being understood that such Specified Dispute shall not include any matter addressed in Section 6.5(a) above), and (ii) propose a relevant subject matter expert of nationally recognized standing to be appointed to resolve the Specified Dispute pursuant to the terms of this Section 6.5(b). Within 10 Business Days of the receipt of such notice, Parent shall either accept the appointment of such expert or shall propose in writing to the Requesting Party a different independent relevant subject matter expert of nationally recognized standing. For the next 15 Business Days thereafter, Parent and the Requesting Party shall discuss the selection of such expert and failing agreement, the experts proposed by Parent and the Requesting Party shall in turn appoint an independent relevant subject matter expert to resolve such dispute pursuant to the terms of this Section 6.5 (the “Subject Matter Expert”), which expert shall be selected no later than the end of such 15-Business Day period. Within one month after the appointment of the Subject Matter Expert, each of Parent and the Requesting Party shall submit in writing to the Subject Matter Expert its arguments regarding the Specified Dispute. The Subject Matter Expert, acting as an expert and not as an arbitrator, shall be charged to come to a final determination with respect to the Specified Dispute as promptly as practicable (and in any event within one month) by adopting the position of either Parent or the Requesting Party. The Subject Matter Expert shall not be permitted to make any determination other than adopting the position of either Parent or the Requesting Party, and the scope of the disputes to be resolved by the Subject Matter Expert shall be limited to the Specified Dispute. Parent shall permit, and shall cause its Subsidiaries to permit, the Subject Matter Expert to have access during normal business hours to such of the records of Parent as may be reasonably necessary to resolve the Specified Dispute, subject to customary confidentiality provisions. Parent shall pay, or cause to be paid, the fees charged by the Subject Matter Expert; provided, that, in the event that the Subject Matter Expert determines that the Covered Revenues included in the Covered Revenues Statements is either at least 95.5% of the Covered Revenues that should have been included in the Covered Revenues Statement or within $10 million of the Covered Revenues that should have been included in the Covered Revenues Statement, the Holders shall pay, or cause to be paid, the fees charged by such Subject Matter Expert, which amount Parent may deduct from any future Covered Revenues Payments payable to Holders pursuant to this CVR Agreement. Parent shall, and shall cause its Subsidiaries to, furnish to the Subject Matter Expert such reasonable access, work papers and other documents and information related to disputed issues as the Subject Matter Expert may request and as are available to Parent, and subject to customary confidentiality provisions. The Subject Matter Expert shall disclose to the Requesting Party only the amounts that the Subject Matter Expert believes to be due and payable by Parent, details concerning any discrepancy from the amount paid and the amount due, and shall disclose no other information revealed in such audit. The Subject Matter Expert shall provide Parent with a copy of all disclosures made to the Requesting Party.

(c) Notwithstanding anything to the contrary, only one, and not both, of the Holder Representative or the Majority Holders may provide notice requesting an audit pursuant to Sections 6.5(a) or 6.5(b) during each Review Request Period.

(d) All other items in the Covered Revenues Statement that the Requesting Party and Parent do not submit, prior to the end of the Review Request Period, to the Independent Accountant or to the Subject Matter Expert for resolution shall be deemed to be agreed by the Requesting Party and Parent and neither the Independent Accountant nor the Subject Matter Expert shall be charged with calculating or validating those agreed upon items.

(e) If the Independent Accountant or Subject Matter Expert concludes that any Covered Revenues Payment amount should have been greater than the Covered Revenues Payment set forth in an applicable Covered Revenues Statement (the difference being the “CVR Shortfall”), Parent shall pay the CVR Shortfall within 60 days of the date the Requesting Party deliver to Parent the Independent Accountant’s or Subject Matter Expert’s written report (the “Shortfall Report”); provided that the CVR Shortfall amount shall bear interest at the Shortfall Interest Rate beginning from 30 days after the date the Requesting Party delivers to Parent the Shortfall Report until payment is made to the Trustee. The decision of such Independent Accountant and Subject Matter Expert shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review.

(f) If, upon the expiration of the Review Request Period, neither the Holder Representative nor the Majority Holders have requested a review of the applicable Covered Revenues Statement in accordance with this Section 6.5, the calculation of the Covered Revenues Payment payable with respect to all Covered Revenues Measuring Periods within the applicable Threshold Measuring Period shall be conclusive and binding on each Holder, and Parent shall be released from any liability or accountability with respect to payments in respect of such Covered Revenues Measuring Periods in excess of such Covered Revenues Payment.

(g) Each Person seeking to receive information from Parent in connection with a review pursuant to this Section 6.5 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any Subsidiary obligating such party to retain all such financial information disclosed to such party in confidence pursuant to such confidentiality agreement and not use such information for any purpose other than the completion of such review.

(h) Parent shall use, and shall cause its Affiliates to use, its (and their) commercially reasonable efforts to include a provision in any license or distribution agreement with any third party with respect to any Covered Product or Service that would allow any Independent Accountant appointed pursuant to this Section 6.5 such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform its duties pursuant to this Section 6.5 provided, that this provision shall not apply if the underlying license agreement with Parent or Affiliates would not customarily include audit rights. The parties hereto agree that, if Parent or its Affiliates have exercised audit rights under any collaboration, license, sublicense or distribution agreement, or any agreement referred to in the final proviso of the definition of “Covered Revenues Payment”, prior to the Requesting Party’s request for an audit under this Section 6.5 and under such collaboration, license, sublicense, distribution or other agreement Parent and its Affiliates cannot request another audit, the results of Parent’s prior audit of the counterparty shall be used for purposes of the audit requested by the Requesting Party under this Section 6.5 and that Parent shall not have any further obligation to provide access to the Independent Accountant or Subject Matter Expert with respect to such counterparty until such time as Parent may again exercise its rights of audit under the collaboration, license, sublicense, distribution or other agreement with such counterparty.

(i) Each of the Requesting Party and Parent shall bear its own costs and expenses in connection with the reviews and audits provided for in this Section 6.5, except that the fees and expenses of the Independent Accountant and/or the Subject Matter Expert will be borne as provided in Section 6.5(a) and Section 6.5(b), respectively, and any other expenses of the Holder Representative shall be borne by the Holders pursuant to Section 10.1(a).

Section 6.6. Certain Covenants and Acknowledgements.

(a) During the Covered Revenues Term, Parent shall operate its business and its Subsidiaries’ businesses in good faith and shall not take any action, and shall cause its Subsidiaries not to take any action, for the primary purpose of avoiding or reducing the amount of Covered Revenues Payments payable to the Holders.

(b) So long as any of the CVRs remain Outstanding, Parent shall not enter into any binding agreement, arrangement or understanding, which would, or would reasonably be expected to, delay or prevent Parent’s ability to timely make any Covered Revenues Payment that becomes due under this CVR Agreement.

(c) Parent shall use, and shall cause its Subsidiaries to use, Diligent Efforts to obtain regulatory approval and clearance for the Existing Products; provided, however, that such obligation to use Diligent Efforts shall terminate upon the earlier of (i) the End Date and (ii) such time as the data generated in an appropriate clinical trial does not support further development of such Product. Parent shall use, and shall cause its Subsidiaries to use, Diligent Efforts to Sell and commercialize Products of Parent and its Subsidiaries that are included in the definition of Covered Products and Services, in each case in the Field utilizing any Methylation-based Technology; provided, however, that such obligation to use Diligent Efforts shall terminate upon the End Date.

Without limiting the provisions of this Section 6.6, each of the Trustee and Holder Representative (by execution of this CVR Agreement) and the Holders (by their acceptance of the CVRs hereby) shall be deemed to have acknowledged that (i) Parent may make decisions regarding the operation of the businesses of Parent and its Subsidiaries, including the investment and allocation of resources, on the basis of the strategic objectives of Parent and its Affiliates taking into account any relevant factors (including technical, commercial, legal, scientific and/or medical factors), and that such decisions may adversely affect the amount of Covered Revenues Payments payable to the Holders, and (ii) it is Parent’s present intention to operate the Company business as a stand-alone division within Parent and Parent may in its discretion develop, package, distribute and sell products and services separately, in each case of (i) and (ii), so long as such actions taken or not taken do not conflict with or breach the provisions of this CVR Agreement, including this Section 6.6.

Section 6.7. Notice of Default. Parent shall file with the Trustee (with a mandatory copy to the Holder Representative) written notice of the occurrence of any Default or Event of Default under this CVR Agreement within five Business Days of its becoming aware of any such Default or Event of Default.

Section 6.8. Confidentiality. The Trustee, the Holder Representative and the Holders hereby agree that any confidential or non-public information (including Covered Revenues Statements) they receive from or on behalf of Parent or any Affiliate of Parent, which receipt arises out of the transactions contemplated by this CVR Agreement (the “Confidential Information”), shall: (a) not be used for any purpose other than for purposes permitted under this CVR Agreement; (b) not be used directly or indirectly in any way that is for competitive purposes; and (c) not be disclosed by, and be kept confidential by, the Trustee, the Holder Representative and the Holders and its directors, officers, members, managers, employees, affiliates, and agents (collectively, “Representatives”); provided, however, that any such Confidential Information may be disclosed only to their Representatives (including the Independent Accountant) who (i) need to know such Confidential Information and (ii) are bound in writing to a non-disclosure agreement no less restrictive than this Section 6.8. It is understood that such Representatives shall be informed by the Trustee, the Holder Representative or the applicable Holder of the confidential nature of such Confidential Information, and that the Trustee, the Holder Representative or such Holder, as applicable, shall be responsible for any disclosure or use made by its Representatives in breach of obligations under this CVR Agreement to the same extent as if such disclosure or use had been made directly by the Trustee or such Holder, as applicable. Each of the Trustee, the Holder Representative and the Holders will promptly notify Parent of any breach of this CVR Agreement of which they become aware, and will use reasonable efforts to assist and cooperate with Parent in minimizing the consequences of such breach. “Confidential Information” shall not include any information that is (A) publicly available other than because of disclosure by the Trustee, the Holder Representative or the Holders or any of their respective Representatives or (B) is lawfully disclosed to the Trustee, the Holder Representative or Holders by sources (other than Parent or its Affiliates) rightfully in possession of the Confidential Information. If the Trustee, the Holder Representative, the Holders or their respective Representatives are legally required or requested to disclose any Confidential Information, they will in advance of such disclosure, unless otherwise prohibited by Law, promptly notify Parent of such request or requirement so that Parent may seek to avoid or minimize the required disclosure and/or obtain an appropriate protective order or other appropriate relief to ensure that any Confidential Information so disclosed is maintained in confidence to the maximum extent possible by the Person receiving the disclosure, or, in Parent’s discretion, to waive compliance with the provisions of this CVR Agreement. In any such case, the Trustee, the Holder Representative and the Holders agree to cooperate and use reasonable efforts to avoid or minimize the required disclosure and/or obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, the Trustee, the Holder Representative, Holders or their respective Representatives are legally obligated to disclose any Confidential Information, they will disclose only so much thereof to the party compelling disclosure as they reasonably believe in good faith, on the basis of advice of counsel, is required by Law. To the extent permitted by applicable Law, the Trustee, the Holder Representative and Holders shall give Parent prior written notice of the specific Confidential Information that they believe they are required to disclose under such circumstances. All Confidential Information disclosed by or on behalf of Parent or any of its Affiliates shall be, and shall remain, the property of Parent or such Affiliate. Notwithstanding the foregoing, nothing in this Section 6.8 shall prevent the Holder Representative from disclosing Confidential Information to the Holders on a need-to-know basis, provided that such persons are subject to confidentiality obligations no less restrictive than this Section 6.8.

Section 6.9. Non-Use of Name. None of the Trustee, the Holder Representative or the Holders shall use the name, trademark, trade name, or logo of Parent, its Affiliates, or their respective employees in any publicity or news release relating to this CVR Agreement or its subject matter, without the prior express written permission of Parent. Notwithstanding the foregoing, following Closing and after the public announcement (if any) of the transactions contemplated hereby, the Holder Representative shall be permitted to publicly announce that it has been engaged to serve as the Holder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

ARTICLE 7

REMEDIES OF THE TRUSTEE AND HOLDERS

ON EVENT OF DEFAULT

Section 7.1. Event of Default Defined; Waiver of Default. “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of all or any part of any Covered Revenues Payment after a period of 10 Business Days after such Covered Revenues Payment shall become due and payable on a Payment Date or otherwise; or

(b) material default in the performance, or breach in any material respect, of any covenant or warranty of Parent in respect of the CVRs (other than a covenant or warranty in respect of the CVRs, a default in whose performance or whose breach is elsewhere in this Section 7.1 specifically dealt with), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to Parent by the Trustee or to Parent and the Trustee by the Majority Holders, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(c) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Parent in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Parent or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

(d) Parent shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Parent or for any substantial part of its property, or make any general assignment for the benefit of creditors.

Except where authorization and/or appearance of each of the Holders is required by applicable Law, if an Event of Default described above occurs and is continuing, then, and in each and every such case, either the Trustee or the Trustee upon the written request of the Majority Holders by notice in writing to Parent (and to the Trustee if given by the Majority Holders), shall bring suit to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the Default Interest Rate until payment is made to the Trustee.

The foregoing provisions of this Section 7.1, however, are subject to the condition that if, at any time after the Trustee shall have begun such suit, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, Parent shall pay or shall deposit with the Trustee a sum sufficient to pay all amounts which shall have become due (with interest upon such overdue amount at the Default Interest Rate to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the Trustee, and if any and all Events of Default under this CVR Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Majority Holders, by written notice to Parent and to the Trustee, may waive all defaults with respect to the CVRs, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereof.

Section 7.2. Collection by the Trustee; the Trustee May Prove Payment Obligations. Parent covenants that in the case default shall be made in the payment of all or any part of the CVRs when the same shall have become due and payable, whether at a Payment Date or otherwise, then upon demand of the Trustee, Parent will pay to the Trustee for the benefit of the Holders the whole amount that then shall have become due and payable on all CVRs (with interest from the date due and payable to the date of such payment upon the overdue amount at the Default Interest Rate); and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence, bad faith or willful misconduct.

The Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this CVR Agreement or in aid of the exercise of any power granted herein, or to enforce any other remedy.

In case Parent shall fail forthwith to pay such amounts upon such demand, the Trustee, in its own name and as Trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at Law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against Parent or other obligor upon such CVRs and collect in the manner provided by Law out of the property of Parent or other obligor upon such CVRs, wherever situated, the moneys adjudged or decreed to be payable.

In any judicial proceedings relative to Parent or other obligor upon the CVRs, irrespective of whether any amount is then due and payable with respect to the CVRs, the Trustee is authorized:

(a) to file and prove a claim or claims for the whole amount owing and unpaid in respect of the CVRs, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence, bad faith or willful misconduct) and of the Holders allowed in any judicial proceedings relative to Parent or other obligor upon the CVRs, or to their respective property;

(b) unless prohibited by, and only to the extent required by, applicable Law, to vote on behalf of the Holders in any election of (i) a Trustee or a standby Trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or (ii) a Person performing similar functions in comparable proceedings; and

(c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Trustee on their behalf; and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Holders, to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence, bad faith or willful misconduct, and all other amounts due to the Trustee or any predecessor Trustee pursuant to Section 3.6. To the extent that such payment of reasonable compensation, expenses, disbursements, advances and other amounts out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, moneys, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the CVRs, or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a Trustee in bankruptcy or similar person.

All rights of action and of asserting claims under this CVR Agreement, or under any of the CVRs, may be enforced by the Trustee without the possession of any of the CVRs or the production thereof and any trial or other proceedings instituted by the Trustee shall be brought in its own name as Trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Trustee, each predecessor Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders.

In any proceedings brought by the Trustee (and also any proceedings involving the interpretation of any provision of this CVR Agreement to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders, and it shall not be necessary to make any Holders of such CVRs parties to any such proceedings (unless required by applicable Law).

Section 7.3. Application of Proceeds. Any monies collected by the Trustee (or the Paying Agent) pursuant to this Article 7 in respect of any CVRs shall be applied in the following order at the date or dates fixed by the Trustee upon presentation of the several CVRs in respect of which monies have been collected and stamping (or otherwise noting) thereon the payment in exchange for the presented CVRs if only partially paid or upon surrender thereof if fully paid:

FIRST: To the payment of costs and expenses in respect of which monies have been collected, including reasonable compensation to the Trustee and Holder Representative and each predecessor Trustee and predecessor Holder Representative, as applicable, and their respective agents and attorneys and of all losses, expenses and liabilities incurred, and all advances made, by the Trustee and Holder Representative and each predecessor Trustee and predecessor Holder Representative, as applicable, except as a result of their respective negligence (in the case of the Trustee) or gross negligence (in the case of the Holder Representative), bad faith or willful misconduct, and all other amounts due to the Trustee and Holder Representative or any predecessor Trustee or predecessor Holder Representative pursuant to Section 3.6 or Section 10.1;

SECOND: To the payment of the whole amount then owing and unpaid upon all the CVRs, with interest at the Default Interest Rate on all such amounts, and in case such monies shall be insufficient to pay in full the whole amount so due and unpaid upon the CVRs, then to the payment of such amounts without preference or priority of any security over any other CVR, ratably to the aggregate of such amounts due and payable; and

THIRD: To the payment of the remainder, if any, to Parent or any other Person lawfully entitled thereto.

Section 7.4. Suits for Enforcement. In case an Event of Default has occurred, has not been waived and is continuing, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this CVR Agreement by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any of such rights (unless authorization and/or appearance of each of the Holders is required by applicable Law), either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this CVR Agreement or in aid of the exercise of any power granted in this CVR Agreement or to enforce any other legal or equitable right vested in the Trustee by this CVR Agreement or by Law.

Section 7.5. Restoration of Rights on Abandonment of Proceedings. In case the Trustee or any Holder shall have proceeded to enforce any right under this CVR Agreement and such proceedings shall, subject to any determination in such proceeding, have been discontinued or abandoned for any reason, or shall have been determined adversely to the Trustee or to such Holder, then and in every such case Parent and the Trustee and the Holders shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of Parent, the Trustee and the Holders shall continue as though no such proceedings had been taken.

Section 7.6. Limitations on Suits by Holders. Subject to the right of the Holder Representative and the Majority Holders under Section 6.5, no Holder of any CVR shall have any right by virtue or by availing itself of any provision of this CVR Agreement to institute any Action at law or in equity or in bankruptcy or otherwise upon or under or with respect to this CVR Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless (a) such Holder previously shall have given to the Trustee written notice of Default or Event of Default and of the continuance thereof, as hereinbefore provided, (b) the Majority Holders shall have made written request upon the Trustee to institute such action or proceedings in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and (c) the Trustee for 15 days after its receipt of the latter of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 7.9; it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this CVR Agreement to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this CVR Agreement, except in the manner herein provided and for the equal and ratable benefit of all such Holders. For the protection and enforcement of the provisions of this Section 7.6, each and every Holder and the Trustee shall be entitled to such relief as can be given either at Law or in equity.

Section 7.7. Unconditional Right of Holders to Institute Certain Suits. Notwithstanding any other provision in this CVR Agreement and any provision of any CVR, the right of any Holder of any CVR to receive payment of the amounts payable in respect of such CVR on or after the respective due dates expressed in such CVR, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 7.8. Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default.

(a) Except as provided in Section 7.6, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

(b) No delay or omission of the Trustee or of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and, subject to Section 7.6, every power and remedy given by this CVR Agreement or by Law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.

Section 7.9. Control by Holders.

(a) The Majority Holders shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred on the Trustee with respect to the CVRs by this CVR Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this CVR Agreement; and provided, further, that (subject to the provisions of Section 3.1) the Trustee shall have the right to decline to follow any such direction if (i) the Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors, the executive committee, (ii) a committee of directors or Responsible Officers of the Trustee shall determine that the action or proceedings so directed would involve the Trustee in personal liability or (iii) the Trustee in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction.

(b) Nothing in this CVR Agreement shall impair the right of the Trustee in its discretion to take any action deemed proper by the Trustee and which is not inconsistent with such direction or directions by Holders.

Section 7.10. Waiver of Past Defaults.

(a) In the case of a Default or an Event of Default specified in clause (b), (c) or (d) of Section 7.1, the Majority Holders may waive any such Default or Event of Default, and its consequences except a Default in respect of a covenant or provisions hereof which cannot be modified or amended without the consent of the Holder of each CVR affected. In the case of any such waiver, Parent, the Trustee and the Holders shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(b) Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this CVR Agreement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 7.11. The Trustee to Give Notice of Default, But May Withhold in Certain Circumstances. The Trustee shall transmit to the Holders (with a copy to the Holder Representative), as the names and addresses of such Holders appear on the CVR Register (as provided under Section 313(c) of the Trust Indenture Act, if applicable), notice by mail of all Defaults which have occurred and are known to the Trustee, such notice to be transmitted within 90 days after the occurrence thereof, unless such Defaults shall have been cured before the giving of such notice; provided that, except in the case of

Default in the payment of the amounts payable in respect of any of the CVRs, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors or Trustees and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

Section 7.12. Right of Court to Require Filing of Undertaking to Pay Costs. All Parties to this CVR Agreement agree, and each Holder of any CVR by his or her acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this CVR Agreement or in any suit against the Trustee for any action taken, suffered or omitted to be taken by it as the Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 7.12 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder or group of Holders holding in the aggregate more than 10% of the CVRs Outstanding or to any suit instituted by any Holder for the enforcement of the payment of any CVR on or after the due date expressed in such CVR.

ARTICLE 8

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 8.1. Parent May Consolidate, etc., on Certain Terms.

(a) Parent shall not merge or consolidate with or into any other Person, or sell or convey all of its assets to any Person (other than a wholly owned Subsidiary of Parent), unless (i) Parent shall be the continuing Person, or the successor Person or the Person which acquires by sale or conveyance all the assets of Parent (including the shares of the Company), Parent shall be a Person organized under the Laws of the United States of America or any State thereof and shall expressly assume by an instrument supplemental hereto, executed and delivered to the Trustee (with a mandatory copy to the Holder Representative), in form satisfactory to the Trustee, the due and punctual payment of the CVRs, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this CVR Agreement to be performed or observed by Parent and (ii) Parent, or such successor Person, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

(b) Except as otherwise provided in Section 8.1(a) or in a Minority Transaction, Parent and its Subsidiaries shall not consummate a Disposition of their respective rights in and to Applicable Products to any third party (including the sale of substantially all, but not all, the assets of Parent), except in a bona fide transaction and unless Parent obtains the agreement of the transferee to (i) (x) at all times after any such Disposition, include such Applicable Products (or Services or other assets and rights included in such Disposition, if applicable) in the calculation of Covered Revenues, in accordance with the terms hereunder (with the transferee substituted for Parent as necessary) as if such transferee was Parent and (y) include in the contract for such Disposition appropriate provisions for such treatment and a requirement that the transferee comply with the covenants in this Section 8.1(b) to the same extent as Parent, and (ii) adjust the dollar amounts set forth in the definition of “Covered Revenues Payment” as agreed upon by Parent and the Holder Representative as a result of such transaction to apportion such thresholds between the portion of the business retained by Parent and its Subsidiaries and the portion of the business attributable to the Applicable Products (and Services and such other assets and rights, if applicable) acquired by the transferee (which apportionment shall be based on the relative percentage of projected Covered Revenues transferred and the percentage of projected

Covered Revenues retained for the period from the closing of the transaction to the End Date) (any transaction in which the transferee agrees to such inclusions, a “Specified Asset Sale”). For purposes of clarification, this Section 8.1(b) will not apply to (A) Sales of Products or Services made by Parent or its wholly owned Subsidiaries or (B) ordinary course licensing arrangements between Parent and its Subsidiaries, on the one hand, and third party licensees, on the other hand, in each case of clauses (A) and (B) in the ordinary course of business and which are taken into account in the calculation of Net Sales in accordance with the terms of this CVR Agreement. If any transaction covered by this Section 8.1(b) also involves the Disposition of assets or other rights other than Applicable Products, any commercial arrangement between Parent or any of its Affiliates, on the one hand, and the acquirer or any Affiliate of the acquirer on the other hand, or any other consideration paid or deemed paid by Parent to the transferee in such Disposition, then the Consideration allocated to the Applicable Products, assets or other rights included in Covered Revenues shall be calculated based on their actual value in proportion to the aggregate value of such Applicable Products, assets or other rights taking into account the value of all components of such transaction (the “Appropriate Allocation”). If a Product or Service that was a Bundled Product or Service ceases to be a Bundled Product or Service, then effective as of the date on which such Product or Service ceases to be a Bundled Product or Service, it will not be an Applicable Product for purposes of this Section 8.1(b) for so long as it is not a Bundled Product or Service and does not and would not generate Covered Revenues on a standalone basis.

(c) Except as otherwise provided in Section 8.1(a), Section 8.1(b), this Section 8.1(c) or in a Minority Transaction, Parent and its Subsidiaries shall not consummate a Disposition of their respective assets or rights in and to the business of Parent and its Subsidiaries that generate Covered Revenues to any third party without the prior written consent of the Majority Holders or the Holder Representative, such consent not to be unreasonably withheld, conditioned or delayed. Section 8.1(b) and this Section 8.1(c) shall not apply with respect to the Disposition of assets that are ancillary to and are not required for the generation of Covered Revenues (e.g., real property); provided, however, Covered Products and Services, Data described in the definition of “Sale of Data”, Samples described in clause (d) of the definition of “Covered Revenues”, and any assets in the Field utilizing Existing IP (and, in each case, any rights therein) and/or any assets that are integral thereto, shall not be deemed or considered ancillary for this purpose and shall be covered by Section 8.1(b) and the first sentence of this Section 8.1(c).

(d) In the event Parent and Holder Representative are unable to agree on any matters that are the subject of Section 8.1(b) (including (i) whether a given transaction is a “Minority Transaction”, (ii) whether a particular transaction is subject to Section 8.1(b), (iii) whether the proceeds of any particular transaction constitute Covered Revenues (including any Appropriate Allocation, as applicable) or (iv) the applicable adjustments described in Section 8.1(b)(ii)), within 30 days of notice from one party to the other, either Parent or Holder Representative may provide written notice to the other of its (x) election to have such disagreement resolved by a Subject Matter Expert and (y) its proposal of the applicable Subject Matter Expert. Within 10 Business Days of the receipt of such notice, the receiving party shall either accept the proposal of such Subject Matter Expert or shall propose in writing to the other party a Subject Matter Expert. For the next 15 Business Days thereafter, Parent and the Holder Representative shall discuss the selection of such expert and failing agreement, the experts proposed by Parent and the Holder Representative shall in turn appoint an independent relevant Subject Matter Expert to resolve such dispute, which expert shall be selected no later than the end of such 15-Business Day period. Within one month after the appointment of the Subject Matter Expert, each of Parent and the Holder Representative shall submit in writing to the Subject Matter Expert its arguments for such disputed matter(s). The Subject Matter Expert, acting as an expert and not as an arbitrator, shall be charged to come to a final determination with respect to the proposed adjustment as promptly as practicable (and in any event within one month) by adopting the position of either Parent or the Holder Representative. The Subject Matter Expert shall not be permitted to make any determination other than adopting the position of either Parent or the Holder Representative, and the scope of the disputes to be resolved by the Subject Matter Expert shall be limited to the disputed matter(s). Parent shall permit, and shall cause its Subsidiaries to permit, the Subject Matter Expert to have access during normal business hours to such of the records of Parent as may be reasonably necessary to resolve the disputed matter(s). The determination of the Subject Matter Expert shall be final, conclusive and binding on Parent, the Holder Representative and the Holders, shall be non-appealable and shall not be subject to further review. The person whose position was not adopted by the Subject Matter Expert shall pay, or cause to be paid, the fees charged by the Subject Matter Expert. Parent shall, and shall cause its Subsidiaries to, furnish to the Subject Matter Expert such access, work papers and other documents and information related to the adjustment dispute as the Subject Matter Expert may request and as are available to Parent.

Section 8.2. Successor Person Substituted.

(a) In case of any such consolidation, merger, sale or conveyance, and following such an assumption by the successor Person in accordance with the terms of this CVR Agreement, Parent shall be discharged from all obligations and covenants under this CVR Agreement solely with respect to the business and assets transferred in such bona fide consolidation, merger, sale or conveyance, but, for the avoidance of doubt, Parent will remain bound by all obligations and covenants with respect to any business or assets retained by Parent or its Subsidiaries that generate Covered Revenues, and such successor Person shall succeed to and be substituted for Parent with the same effect as if it had been named herein (it being understood, for the avoidance of doubt, that the calculations of Covered Revenues and Net Sales shall not include any revenue or Sales of any Affiliates of the successor Person other than the revenue and Sales of the business and assets of Parent and its Subsidiaries). Such successor Person may cause to be signed, and may issue either in its own name or in the name of Parent prior to such succession any or all of the CVRs issuable hereunder which theretofore shall not have been signed by Parent and delivered to the Trustee, and, upon the order of such successor Person instead of Parent and subject to all the terms, conditions and limitations in this CVR Agreement prescribed, the Trustee shall authenticate and shall deliver any CVRs which previously shall have been signed and delivered to the Trustee for authentication, and any CVRs which such successor corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All of the CVRs so issued shall in all respects have the same legal rank and benefit under this CVR Agreement as the CVRs theretofore or thereafter issued in accordance with the terms of this CVR Agreement as though all of such CVRs had been issued at the date of the execution hereof.

(b) In case of any such consolidation, merger, sale or conveyance, such changes in phraseology and form (but not in substance) may be made in the CVRs thereafter to be issued as may be appropriate. The successor entity to such consolidation, merger, sale or conveyance may satisfy the obligations of Section 4.4(a)(i)(A) and (B) of this CVR Agreement by providing copies of such successor entity’s Exchange Act Documents in the case of Section 4.4(a)(i)(A) or such successor entity’s financial information in the case of Section 4.4(a)(i)(B).

(c) In the event of any such sale, transfer or conveyance (other than a conveyance by way of lease) Parent or any Person which shall theretofore have become such in the manner described in this Article 8 shall be discharged from all obligations and covenants under this CVR Agreement and the CVRs and may be liquidated and dissolved.

Section 8.3. Opinion of Counsel to the Trustee. The Trustee, subject to the provisions of Sections 3.1 and 3.2, shall receive an Officer’s Certificate and Opinion of Counsel, prepared in accordance with Sections 1.3 and 1.4, as conclusive evidence that any such consolidation, merger, sale or conveyance, and any such assumption, and any such liquidation or dissolution, complies with the applicable provisions of this CVR Agreement, and if a supplemental agreement is required in connection with such transaction, such supplemental agreement complies with this Article 8 and that there has been compliance with all conditions precedent herein provided for or relating to such transaction.

Section 8.4. Successors. All covenants, provisions and agreements in this CVR Agreement by or for the benefit of Parent, the Trustee, the Holder Representative or the Holders shall bind and inure to the benefit of their respective permitted successors, assigns, heirs and personal representatives, whether so expressed or not. Parent may assign this CVR Agreement without the prior written consent of the other Parties to this CVR Agreement to one or more of its direct or indirect Subsidiaries; provided, however, that in the event of any such assignment Parent shall remain subject to its obligations and covenants hereunder, including, but not limited to, its obligation to make any Covered Revenues Payments.

ARTICLE 9

REDEMPTION OF SECURITIES

Section 9.1. Notice to Trustee. If Parent elects to redeem CVRs pursuant to the optional redemption provisions of Section 9.5 hereof, it shall furnish to the Trustee (with a mandatory copy to the Holder Representative), at least 45 days (unless a shorter period shall be agreed to by the Trustee) but not more than 60 days before a redemption date (but in any event at least 15 days prior to the date on which notice provided pursuant to Section 9.2 hereof is required to be sent), an Officer’s Certificate setting forth (i) the clause of this CVR Agreement pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the amount of CVRs to be redeemed and (iv) the Redemption Price.

Section 9.2. Notice of Redemption. At least 30 days but not more than 60 days before a redemption date, Parent shall mail or cause to be mailed, by first-class mail, a notice of redemption to each Holder whose CVRs are to be redeemed at its registered address. The notice (the “Call Notice”) shall identify the amount of CVRs to be redeemed and shall state:

(a) the redemption date;

(b) the Redemption Price;

(c) the name and address of the Paying Agent;

(d) that CVRs called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(e) that, unless Parent defaults in making such redemption payment, all right title and interest in and to the CVRs and any Covered Revenues Payment or any other amounts due under this CVR Agreement, if any, on CVRs called for redemption ceases to accrue on and after the redemption date;

(f) the clause of this CVR Agreement pursuant to which the CVRs called for redemption are being redeemed; and

(g) that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the CVRs.

At Parent’s request, the Trustee shall give the notice of redemption in Parent’s name and at its expense; provided, however, that Parent shall have delivered to the Trustee at least 45 days (unless a shorter period shall be agreed to by the Trustee) but not more than 60 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 9.3. Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 9.2 hereof, CVRs called for redemption shall become irrevocably due and payable on the redemption date at the Redemption Price. A notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect in such notice, shall not affect the validity of the proceedings for the redemption of the CVRs held by Holders to whom such notice was properly given.

Section 9.4. Deposit of Redemption Price. Prior to 10:00 a.m. (New York City time) on the redemption date, Parent shall deposit with the Trustee or with the Paying Agent (if different from the Trustee) money sufficient to pay the Redemption Price of all CVRs to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to Parent any money deposited with the Trustee or the Paying Agent by Parent in excess of the amounts necessary to pay the Redemption Price of all CVRs to be redeemed.

If Parent complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, as applicable, all right title and interest of a Holder to any Covered Revenues Payment, if any, shall cease to accrue on the CVRs called for redemption or subject to purchase. If any CVR called for redemption or subject to purchase shall not be so paid upon surrender for redemption or purchase because of the failure of Parent to comply with the preceding paragraph, interest shall be paid on the unpaid redemption price from the redemption date or purchase date, as applicable, until such redemption price is paid at the Default Interest Rate.

Section 9.5. Optional Redemption by Parent. Parent may, at any time on and after the Redemption Eligibility Date, redeem all (but not less than all) of the outstanding CVRs at the Redemption Price.

ARTICLE 10

HOLDER REPRESENTATIVE

Section 10.1. Authority and Rights of the Holder Representative; Limitations on Liability.

(a) The Holder Representative shall have such powers and authority as are necessary to carry out the functions, on behalf of the Holders, assigned to it under this CVR Agreement; provided, however, that the Holder Representative shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, each Holder agrees that the Holder Representative has full power, authority and discretion, on behalf of each Holder and his, her or its successors and assigns, to (a) interpret the terms and provisions of this CVR Agreement and the documents to be executed and delivered by the Holders in connection herewith, (b) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given by it under this CVR Agreement, (c) receive service of process in connection with any claims under this CVR Agreement or any document or agreement contemplated to be executed or delivered in connection with this CVR Agreement, (d) agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and demand arbitration and comply with Orders and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgement of the Holder Representative for the accomplishment of the foregoing (e) give and receive notices and communications as provided under this CVR Agreement and (f) take all actions necessary or appropriate in the judgment of the Holder Representative on behalf of the Holders in carrying out the provisions of this CVR Agreement applicable to the Holders. All actions taken by the Holder Representative under this CVR Agreement shall be binding upon the Holders and their successors as if expressly confirmed and ratified in writing by each of them. The Holder Representative shall, in its capacity as such, have no liability to any Holder with respect to actions taken or omitted to be taken in their capacity as the Holder Representative, except that the Holder Representative will be liable for its willful misconduct or actual fraud, as finally determined by a court of competent jurisdiction from which no further appeal may be taken. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. At no cost to Parent, the Company or the Trustee, the Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and the Holders (including any permitted transferees) agree by their acceptance of the CVRs that the Holder Representative shall be entitled to (in the absence of bad faith on the part of the Holder Representative) conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to indemnification from the Holders against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those finally judicially determined to have directly arisen out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. Without limiting the foregoing, the Holder Representative shall be entitled to reimbursement from the Holders for all reasonable expenses incurred or reasonably estimated to be incurred, disbursements and advances (including fees and disbursements of their counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity. Upon notice to Parent and the Trustee in accordance with Section 2.2(d)(2), such indemnification payments and/or reimbursements (the foregoing collectively, “Holder Representative Expenses”) shall be paid to the Holder Representative from Covered Revenues Payments (or CVR Shortfall payments, if applicable) in accordance with Section 2.2(d)(2) (and/or Section 7.3, as applicable) (it being understood that none of the Trustee, Parent, the Company or their respective Affiliates shall be personally responsible for such reimbursement, subject to Parent and Trustee effecting such payments to Holder Representative from Covered Revenues Payments (or CVR Shortfall payments, if applicable) in accordance with Section 2.2(d)(2) (and/or Section 7.3, as applicable). For the avoidance of doubt, all Holder Representative Expenses shall be paid solely from (i) Covered Revenues Payments, (ii) CVR Shortfall payments, (iii) the Expense Fund or (iv) the Holders directly.

(b) Each of Parent, the Trustee, and the Company shall be able to rely conclusively (without liability) on any instructions given and actions taken by the Holder Representative as the instruction and decision of each Holder in all matters applicable to the Holder referred to herein. No Holder shall have any cause of action against Parent, the Company or the Trustee for any action taken by Parent, the Company or the Trustee in reliance upon the written instructions or decisions of the Holder Representative, or otherwise on account of payments or distributions made by or on behalf of Parent or the Trustee in accordance with the instructions of the Holder Representative. Each Holder by accepting the CVR, including any permitted transferee, acknowledges and agrees to the terms and conditions of this Section 10.1. The Holder Representative may resign at any time upon 20 days prior written notice to Parent and the Trustee. In the event that the Holder Representative has resigned, the Majority Holders shall promptly appoint a successor, subject to the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), and notify Parent and the Trustee thereof.

(c) Notwithstanding anything to the contrary herein, any action that may be taken by the Holder Representative (including the making of any consents or other agreements) under this CVR Agreement may instead by taken by the Majority Holders and in such case Parent shall be entitled to conclusively rely on the agreement or consent of the Majority Holders.

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IN WITNESS WHEREOF, the Parties hereto have caused this CVR Agreement to be duly executed, all as of the day and year first above written.

ILLUMINA, INC.

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A., as the Trustee

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Holder Representative

By:
Name:
Title:

ANNEX A

THIS CVR MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR IN ANY OTHER MANNER TRANSFERRED OR DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN THROUGH A “PERMITTED TRANSFER” (AS DEFINED IN THE CVR AGREEMENT REFERRED TO HEREIN) IN COMPLIANCE WITH THE TERMS OF THE CVR CERTIFICATE AND APPLICABLE UNITED STATES FEDERAL AND STATE SECURITIES LAWS.

ILLUMINA, INC.
No.	Certificate for	Contingent Value Rights

This certifies that                 , or registered assigns (the “Holder”), is the registered holder of the number of Contingent Value Rights (“CVRs”) set forth above. Each CVR entitles the Holder, subject to the provisions contained herein and in the CVR Agreement referred to on the reverse hereof, to payments from Illumina, Inc., a Delaware corporation (“Parent”), in the amounts and in the forms determined pursuant to the provisions set forth on the reverse hereof and as more fully described in the CVR Agreement referred to on the reverse hereof. Such payments shall be made on a Payment Date, as defined in the CVR Agreement referred to on the reverse hereof.

Payment of any amounts pursuant to this CVR Certificate shall be made only to the registered Holder (as defined in the CVR Agreement) of this CVR Certificate. Such payment shall be made at any other office or agency maintained by Parent for such purpose, in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, Parent may pay such amounts by wire transfer or check payable in such money. Computershare Trust Company, N.A. has been initially appointed as Paying Agent at its office or agency in                 .

Reference is hereby made to the further provisions of this CVR Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual or facsimile signature, this CVR Certificate shall not be entitled to any benefit under the CVR Agreement, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Parent has caused this instrument to be duly executed.

Dated:	[●]
By:
Name:
Title:

Attest:
Authorized Signature

[Form of Reverse of CVR Certificate]

1. This CVR Certificate is issued under and in accordance with the Contingent Value Rights Agreement, dated as of [●] (the “CVR Agreement”), among Parent, Computershare Trust Company, N.A., a federally chartered trust company, as Trustee (the “Trustee”, which term includes any successor Trustee under the CVR Agreement), and Shareholder Representative Services LLC, a Colorado limited liability company, as Holder Representative (the “Holder Representative”), and is subject to the terms and provisions contained in the CVR Agreement, to all of which terms and provisions the Holder of this CVR Certificate consents by acceptance hereof. The CVR Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the CVR Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of Parent, the Trustee and the Holders of the CVRs. All capitalized terms used in this CVR Certificate without definition shall have the respective meanings ascribed to them in the CVR Agreement. Copies of the CVR Agreement can be obtained by contacting the Trustee.

2. On each Covered Revenues Payment Date, Parent shall pay to the Holder hereof, for each CVR represented hereby, a Pro Rata Portion of the Covered Revenues Payment, if any, with respect to the Covered Revenues Measuring Period ended immediately prior to such Covered Revenues Payment Date.

3. In the event of any conflict between this CVR Certificate and the CVR Agreement, the CVR Agreement shall govern and prevail.

4. Each Covered Revenues Payment, if any, and interest thereon, if any, shall be payable by Parent in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, Parent may pay such amounts by its check or wire transfer payable in such money. Computershare Trust Company, N.A. has been initially appointed as Paying Agent at its office or agency in [                ].

5. Except where authorization and/or appearance of each of the Holders is required by applicable Law, if an Event of Default occurs and is continuing, then, and in each and every such case, either the Trustee by notice in writing to the Parent or the Trustee upon the written request of the Majority Holders by notice in writing to Parent (and to the Trustee if given by the Majority Holders), shall bring suit to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the Default Interest Rate until payment is made to the Trustee.

6. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer in compliance with the terms of the CVR Agreement and applicable United States federal and state securities Laws.

7. As provided in the CVR Agreement and subject to certain limitations therein set forth, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation (which shall include a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other reasonable evidence of authority that may be required by the Trustee), in form reasonably satisfactory to the Trustee and Parent, duly executed by the Holder thereof, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice and surrender for registration of transfer of the CVR Certificates, the Trustee shall, subject to its reasonable determination that the transfer instrument is in proper form, notify Parent that it has received such written notice. Upon receipt of such notice from the Trustee, Parent shall determine whether the transfer otherwise complies with the other terms and conditions of the CVR Agreement (including the provisions of Section 2.2(c) of the CVR Agreement), and if it determines that it does so comply, Parent shall instruct the Trustee in writing to, and the Trustee shall, upon surrender for registration of transfer of such CVR Certificate at the Corporate Trust Office, authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR Certificates representing the same aggregate number of CVRs represented by the CVR Certificate so surrendered that are to be transferred and Parent shall execute and the Trustee shall authenticate and deliver, in the name of the transferor, one new CVR Certificate representing the aggregate number of CVRs represented by such CVR Certificate that are not to be transferred.

8. At the option of the Holder, CVR Certificates may be exchanged for other CVR Certificates that represent in the aggregate the same number of CVRs as the CVR Certificates surrendered at the Corporate Trust Office. Every CVR presented or surrendered for exchange shall (if so required by Parent or the Trustee) be duly endorsed, or be accompanied by a written instrument of exchange in form satisfactory to Parent and the Trustee. Whenever any CVR Certificates are so surrendered for exchange, Parent shall execute, and the Trustee shall authenticate and deliver, the CVR Certificates which the Holder making the exchange is entitled to receive.

9. Parent and the Trustee may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer or exchange as provided for in Sections 2.6(b) and 2.6(c) of the CVR Agreement and described in clauses (7) and (8) above. The Trustee shall have no duty or obligation to take any action under any section of the CVR Agreement that requires the payment of applicable Taxes or charges unless and until the Trustee is satisfied that all such Taxes or charges have been paid.

10. All CVRs issued upon any registration of transfer or exchange of CVRs as provided for in the CVR Agreement shall be the valid obligations of Parent, evidencing the same rights, and entitled to the same benefits under the CVR Agreement, as the CVRs surrendered upon such registration of transfer or exchange.

11. A Holder may make a written request to the Trustee to convert their Direct Registration CVRs into a CVR Certificate or to convert a CVR Certificate into Direct Registration CVRs. The written request must be duly executed by the Holder. Upon receipt of such written request, the Trustee is hereby authorized to cancel the Direct Registration CVRs in the CVR Register and issue a CVR Certificate or cancel the CVR Certificate and issue Direct Registration CVRs in the CVR Register, as applicable.

12. Neither Parent nor the Trustee has any duty or obligation to the holder of this CVR Certificate, except as expressly set forth herein or in the CVR Agreement.

13. Redemption.

(a) Notice to Trustee. If Parent elects to redeem CVRs pursuant to the optional redemption provisions of Section 9.5 of the CVR Agreement, it shall furnish to the Trustee, at least forty five (45) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days before a redemption date (but in any event 15 days prior to the date on which the notice provided pursuant to Section 9.2 of the CVR Agreement is required to be sent), an Officer’s Certificate setting forth (i) the clause of the CVR Agreement pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the amount of CVRs to be redeemed and (iv) the redemption price.

(b) Notice of Redemption. At least thirty (30) days but not more than sixty (60) days before a redemption date, Parent shall mail or cause to be mailed, by first-class mail, a notice of redemption to each Holder whose CVRs are to be redeemed at its registered address. The notice shall identify the amount of CVRs to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price;

(iii) the name and address of the Paying Agent;

(iv) that CVRs called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(v) that, unless Parent defaults in making such redemption payment, all right title and interest in and to the CVRs and any Covered Revenues Payment or any other amounts due under this CVR Agreement, if any, on CVRs called for redemption ceases to accrue on and after the redemption date;

(vi) the clause of this CVR Agreement pursuant to which the CVRs called for redemption are being redeemed; and

(vii) that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the CVRs.

At Parent’s request, the Trustee shall give the notice of redemption in Parent’s name and at its expense; provided, however, that Parent shall have delivered to the Trustee at least forty five (45) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

(c) Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 9.2 of the CVR Agreement, CVRs called for redemption shall become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect in such notice, shall not affect the validity of the proceedings for the redemption of the CVRs held by Holders to whom such notice was properly given.

(d) Deposit of Redemption Price. Prior to 10:00 a.m. (New York City time) on the redemption date, Parent shall deposit with the Trustee or with the Paying Agent (if different from the Trustee) money sufficient to pay the redemption price of all CVRs to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to Parent any money deposited with the Trustee or the Paying Agent by Parent in excess of the amounts necessary to pay the redemption price of all CVRs to be redeemed.

If Parent complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, as applicable, all right title and interest of a Holder to any Covered Revenues Payment, if any, shall cease to accrue on the CVRs called for redemption or subject to purchase. If any CVR called for redemption or subject to purchase shall not be so paid upon surrender for redemption or purchase because of the failure of Parent to comply with the preceding paragraph, interest shall be paid on the unpaid redemption price from the redemption date or purchase date, as applicable, until such redemption price is paid at the Default Interest Rate.

(e) Optional Redemption by Parent. Parent may, at any time on and after the Redemption Eligibility Date, redeem all (but not less than all) of the outstanding CVRs at a cash redemption price equal to the Redemption Price.

14. The Holders, including any permitted transferee, (by their acceptance of this CVR hereby) shall be deemed to have acknowledged and agreed (i) to the rights and privileges of the Holder Representative set forth in the CVR Agreement and (ii) that the Holder Representative is a third party beneficiary hereof entitled to enforce the terms of this CVR, the CVR Agreement and Article X of the Merger Agreement against each of the Holders.

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the CVRs referred to in the within-mentioned CVR Agreement.

Dated:

[●], as Trustee

By:
Authorized Signatory

ANNEX C

SELLING INVESTOR SUPPORT AGREEMENT

SELLING INVESTOR SUPPORT AGREEMENT (hereinafter referred to as this “Agreement”), dated as of September 20, 2020, among Illumina, Inc., a Delaware corporation (“Parent”) and each of the undersigned stockholders (the “Selling Investors”) of GRAIL, Inc., a Delaware corporation (the “Company”), set forth on Schedule 1(b) hereto.

WHEREAS, the Company, Parent, SDG Ops, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), and SDG Ops, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub”), have entered into an Agreement and Plan of Merger dated as of September 20, 2020 (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of First Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) (the “First Merger”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of the Second Merger (the “Second Merger” and, together with the First Merger, the “Mergers”), and pursuant to which all shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than as provided in Section 2.04(c) of the Merger Agreement and Appraisal Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, each Selling Investor Beneficially Owns and is entitled to vote (or direct the voting of) the number of shares of Company Stock set forth opposite such Selling Investor’s name on Schedule 1(b) attached hereto; and

WHEREAS, Parent desires that the Selling Investors agree, and the Selling Investors are willing to agree, on the terms and subject to the conditions set forth herein, (i) to not Transfer (as defined below) the Covered Shares (as defined below), and (ii) to vote or consent with respect to all of the Covered Shares in a manner so as to facilitate the consummation of the Mergers and the other Transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)    “Beneficially Own” means, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) or (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

(b)    “Covered Shares” means, with respect to any Selling Investor, (i) all shares of Company Stock set forth opposite such Selling Investor’s name on Schedule 1(b) attached hereto, and (ii) all shares of Company Stock that such Selling Investor comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date, together with any voting securities or instruments of the Company, or other securities or interests exercisable for or convertible into shares of Company Stock or voting securities or instruments of the Company, that such Selling Investor comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of the Company).

(c)    “Expiration Date” means the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

(d)    “Transfer” means, with respect to any Selling Investor, that such Selling Investor sells, pledges, Encumbers, exchanges, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of its Beneficial Ownership of Covered Shares.

2.    Agreement Not to Transfer or Encumber. Each Selling Investor hereby agrees that, from the date hereof until the Expiration Date, it shall not Transfer any Covered Shares, cause the conversion of any Covered Shares or deposit any Covered Shares into a voting trust or enter into any tender, voting or other agreement or arrangement with any Person with respect to any Covered Shares or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement or the Drag-Along Consent) or give instructions with respect to the voting of the Covered Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Covered Shares that would in any way restrict, limit or interfere with the performance by the Selling Investors of their obligations hereunder or the transactions contemplated hereby, including the execution and delivery of the Written Consent approving the adoption of the Merger Agreement and approving the Transactions; provided, however, that the Stockholder may Transfer all or any portion of the Shares to one or more of its controlled Affiliates or a family member that, prior to such Transfer, executes and delivers to the Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of the Selling Investor’s obligations hereunder and to be bound by the terms of this Agreement to the same extent as the Selling Investor is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as the Selling Investor shall have made hereunder. Notwithstanding the foregoing, following the receipt of the Company Stockholder Approvals, a Selling Investor may cause the conversion of any shares of Company Class B Common Stock into shares of Company Class A Common Stock in accordance with the Company’s certificate of incorporation.

3.    Agreement to Consent and Approve.

(a)    Each Selling Investor agrees to execute and deliver the Drag-Along Consent in such Selling Investor’s capacity as a holder of Company Preferred Shares, and (ii) to refrain from (x) withdrawing, revoking, rescinding, modifying or amending in any manner the Drag-Along Consent or (y) modifying or amending in any manner, or waiving compliance of, the Voting Agreement.

(b)    Each Selling Investor hereby irrevocably and unconditionally agrees, promptly after the Registration Statement (which shall include the Consent Solicitation Statement) is declared effective by the SEC (and in any event within five Business Days after notification thereof to such Selling Investor), to execute and deliver, or cause to be executed and delivered, a written consent substantially in the form attached hereto as Exhibit A (the “Written Consent”) approving the adoption of the Merger Agreement and approving the Transactions, including the Mergers, with respect to all of such Selling Investor’s Covered Shares. The Selling Investor’s execution and delivery of the Written Consent shall be carried out in accordance with the DGCL and the organizational documents of the Company, so as to ensure that it is duly counted for purposes of recording the results of such consent.

(c)    Each Selling Investor hereby irrevocably and unconditionally agrees that, from the date hereof until the Expiration Date, it shall vote or cause to be voted (including by written consent) all of such Selling Investor’s Covered Shares (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Transactions and (B) any amendment to the Company’s certificate of incorporation or Investor Agreements to the extent contemplated in Section 9.04 of the Merger Agreement and otherwise as is reasonably necessary to permit to, or assist the Company in, complying with its obligations under Section 9.04 of the Merger Agreement and (ii) against (A) any Competing Proposal; (B) any amendment of the organizational documents of the Company which would prevent or materially delay the consummation of the Transactions, including the Mergers; or (C) any other action, agreement or transaction involving the Company that would reasonably be expected to prevent or materially delay the consummation of the Transactions, including the Mergers.

(d)    Each Selling Investor agrees that, from the date hereof until the Expiration Date, in the event that a meeting of the stockholders of the Company is held regarding the Merger Agreement, the Transactions or any of the matters referred to in Section 3(c), it shall, or shall cause the holder of record of any of the Covered Shares of such Selling Investor on any applicable record date to, be present in person or represented by proxy at such meeting or otherwise cause all Covered Shares of such Selling Investor to be counted as present thereat for purposes of establishing a quorum, and shall vote all of such Selling Investor’s Covered Shares at such meeting in accordance with Section 3(c).

(e)    Except for the delivery of the Written Consent expressly contemplated by this Agreement, prior to the Expiration Date, no Selling Investor shall call, seek to call or request the call of any meeting of stockholders of the Company with respect to any matter relating to the Mergers or any other Transaction, or take any action by consent relating to the Mergers or any other Transaction, other than as expressly contemplated by Section 3(c), whether pursuant to the DGCL, the organizational documents of the Company or otherwise.

(f)    Notwithstanding anything to the contrary herein, in no event shall this Section 3 require or be construed so as to require any Selling Investor to vote or cause to be voted (including by written consent) such Selling Investor’s Covered Shares in favor of or against any stockholder vote to approve “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder) solicited in connection with the Transaction.

(g)    Notwithstanding anything to the contrary herein, in the event that a vote or consent of the stockholders of the Company is required in order to effect an amendment to the Merger Agreement that reduces the amount or changes the form of consideration payable in respect of each share of Company Capital Stock in the Mergers or otherwise amends the Merger Agreement in a manner adverse to the Selling Investor (any such amendment, an “Adverse Amendment”), the provisions of this Section 3 shall not apply with respect to the Selling Investor’s vote or consent with respect to such Adverse Amendment (and Selling Investor shall not be required to vote or consent to such Adverse Amendment); provided, however, that the term “Adverse Amendments” shall not include the amendments contemplated in Section 3(c)(i)(B).

4.    Voided Acts. Any (i) Transfer (or purported Transfer) in breach of this Agreement or (ii) attempt by any Selling Investor to vote, or express consent or dissent with respect to (or otherwise to utilizing the voting power of), its Covered Shares in contravention of this Agreement shall be null and void ab initio.

5.    Agreement Not to Solicit. Each Selling Investor agrees that it shall not, and shall cause each of such Selling Investor’s controlled Affiliates not to, and shall instruct such Selling Investor’s and such Selling Investor’s controlled Affiliates’ Representatives not to, directly or indirectly, (a) solicit, initiate seek, or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to, any Competing Proposal, (b) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing Proposal, (c) agree to, approve, endorse, recommend or consummate any Competing Proposal, (d) enter into, or propose to enter into, any Competing Transaction Agreement, or (e) resolve, propose or agree, or authorize or permit any Representative to do any of the foregoing. Each Selling Investor shall, and each Selling Investor shall cause such Selling Investor’s controlled Affiliates and use such Selling Investor’s reasonable best efforts to cause such Selling Investor’s Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Competing Proposal or proposal that would reasonably be expected to lead to a Competing Proposal.

6.    Commencement or Participation in Actions. Each Selling Investor hereby agrees not to commence or join in, and to take all reasonable actions necessary to opt out of (if applicable), any Action against the Company and/or its directors and officers (for the avoidance of doubt, participating in the defense of such Action or any Action to enforce the Drag-Along is not prohibited by this Section 6) with respect to, any litigation (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or the exercise of the Drag-Along in connection with the Transactions or (b) alleging a breach of any fiduciary duty of the Company Board or its members or any stockholder of the Company in connection with the Merger Agreement, the Transactions or the transactions contemplated hereby.

7.    Appraisal Rights or Rights of Dissent. Each Selling Investor hereby waives, and agrees not to exercise or assert, any appraisal or dissenters’ rights it may have or could potentially have or acquire in connection with the Mergers under Section 262 of the DGCL and otherwise, whether or not such Selling Investor has previously made a written demand upon the Company and otherwise complied with the appraisal rights provisions of the DGCL.

8.    Confidentiality. Each Selling Investor agrees that, for a period of two years following the Expiration Date, such Selling Investor shall not, and shall cause its Affiliates, directors, officers, employees and agents not to divulge or convey to any third party, any of the Company’s confidential information, other than: (i) any of the Company’s confidential information that is or becomes generally available to the public other than as a result of an act or omission by such Selling Investor or its Affiliate, director, officer, employee or agent, (ii) any information that has been independently developed or conceived by the Selling Investor or its Affiliates, director, officer, employee or agent, (iii) is or has been made known or disclosed to the Selling Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company. Notwithstanding the foregoing, each Selling Investor shall be permitted to make any such disclosure (a) to its directors, officers, employees and agents who reasonably need to know such information and who agree to keep such information confidential and are made aware of the Selling Investor’s obligations of confidentiality under this Agreement and (b) to the extent requested by a Governmental Authority or required by Law or legal process (in which case the Selling Investor will, to the extent reasonably practicable and legally permissible, provide Parent with advance notice of such required or requested disclosure, shall use commercially reasonable efforts to resist such disclosure, and, at the request of Parent, shall cooperate with Parent to, at Parent’s sole cost and expense, limit or prevent such disclosure).

9.    Directors and Officers. Each Selling Investor is entering into this Agreement solely in its capacity as a Beneficial Owner of Covered Shares, and in this regard, such Selling Investor shall not be deemed to make any agreement or understanding in this Agreement in such Selling Investor’s capacity as a director or officer of the Company, including with respect to Section 7.02 of the Merger Agreement. The parties acknowledge and agree that nothing in this Agreement shall (i) restrict in any respect any actions taken by a Selling Investor or its designee who is a director or officer of the Company in his or her capacity as a director or officer of the Company or (ii) be construed to prohibit, limit or restrict the Selling Investor or its designee from exercising its fiduciary duties as a director or officer of the Company.

10.    Irrevocable Proxy.

(a)    Each Selling Investor hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Selling Investor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Selling Investor, to vote such Selling Investor’s Covered Shares, or execute a written consent or grant approval in respect of such Covered Shares, in a manner consistent with this Agreement from the date hereof until the Expiration Date, provided, however, for the avoidance of doubt, that such proxy and voting and related rights are limited to those matters set forth in clauses (b)-(d) of Section 3, and each Selling Investor shall retain at all times the right to vote such Selling Investor’s Covered Shares (or to direct how such Covered Shares shall be voted) in such Selling Investor’s sole discretion and without any other limitation on any matters not connected with the Transactions. Each Selling Investor understands and acknowledges that Parent has entered into the Merger Agreement in reliance upon such Selling Investor’s execution and delivery of this Agreement. Each Selling Investor hereby affirms that the irrevocable proxy set forth in this Section 10(a) is given to secure the performance of the duties of such Selling Investor under this Agreement. Each Selling Investor hereby further affirms that the irrevocable proxy is coupled with an interest sufficient in law and such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law and Section 2.09 of the Company’s bylaws until, and shall not be terminated by operation of Law or upon the occurrence of any other event other than, the termination of this Agreement pursuant to Section 19. Each Selling Investor shall, upon written request by Parent, as promptly as practicable, execute and deliver to Parent a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 10(a). Each Selling Investor agrees not to grant any proxy that conflicts with or is inconsistent with the proxy granted to Parent in this Agreement.

(b)    Each Selling Investor hereby revokes (or agrees to cause to be revoked) any proxies that conflict with or are inconsistent with the proxy granted to Parent in this Agreement that such Selling Investor has heretofore granted with respect to the Covered Shares Beneficially Owned by such Selling Investor, other than any such proxy granted to Parent pursuant to the Drag-Along Consent and Voting Agreement.

11.    [Reserved].

12.    Representations and Warranties of Parent. Parent hereby represents and warrants as follows:

(a)    Organization and Qualification. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b)    Authority; Binding Agreement. (i) Parent has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and (ii) the execution and delivery by Parent of this Agreement and the performance of Parent’s obligations and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action, and no other actions on the part of Parent (or its board of directors or stockholders) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Selling Investors, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)    No Conflicts. None of the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) Parent’s certificate of incorporation or bylaws, (ii) any other contract to which Parent is a party or by which Parent may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of Parent to perform its obligations under this Agreement, or (iii) any Law applicable to Parent.

(d)    No Litigation. There are no Actions pending or, to the knowledge of Parent, threatened against Parent, or any Order to which Parent is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of Parent to fully perform its obligations under this Agreement.

13.    Representations and Warranties of the Selling Investors. Each Selling Investor (severally and not jointly) hereby represents and warrants as follows:

(a)    Organization and Qualification. If such Selling Investor is not an individual, such Selling Investor is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b)    Authority; Binding Agreement. If such Selling Investor is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby. If such Selling Investor is not an individual, (i) such Selling Investor has all requisite power and authority to execute and deliver this Agreement, to perform such Selling Investor’s obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by such Selling Investor of this Agreement and the performance of such Selling Investor’s obligations and the consummation of the transactions contemplated hereby by such Selling Investor have been duly authorized by all necessary action, and no other actions on the part of such Selling Investor (or its governing body, board of directors, members, partners, stockholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Selling Investor, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of such Selling Investor, enforceable against such Selling Investor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)    No Conflicts. None of the execution and delivery by such Selling Investor of this Agreement, the performance by such Selling Investor of such Selling Investor’s obligations hereunder or the consummation by such Selling Investor of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of, or in default under, (i) if such Selling Investor is not an individual, such Selling Investor’s articles or certificate of formation, incorporation or organization, operating agreement, bylaws or comparable organizational documents, as applicable, each in its currently effective form as amended from time to time, (ii) any other contract to which such Selling Investor is a party or by which such Selling Investor may be bound, including any voting agreement or voting trust, or (iii) any Law applicable to such Selling Investor, except, in each case, for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of such Selling Investor to perform such Selling Investor’s obligations under this Agreement on a timely basis or (y) prevent or materially delay the consummation of the Transactions. The execution, delivery and performance by such Selling Investor of this Agreement, and the consummation by such Selling Investor of the transactions contemplated hereby, require no consent or action by or in respect of, or filing with, any Governmental Authority.

(d)    Ownership of Shares. Such Selling Investor (i) is the lawful record and Beneficial Owner of the shares of Company Stock set forth opposite such Selling Investor’s name on Schedule 1(b) attached hereto and has, and at all times prior to the Expiration Date will have, the sole power to vote (or cause to be voted), Transfer, or demand or waive any appraisal rights with respect to, such shares of Company Stock, all of which are free and clear of, and not subject to, any Encumbrances (other than those (A) created by this Agreement, (B) applicable to such Selling Investor’s Covered Shares that may exist pursuant to securities Laws or (C) any proxies that are not required by Section 10(b) to be revoked and which do not relate to the Mergers, the Transactions or Competing Proposals) and (ii) as of the date hereof, does not Beneficially Own or have the right to vote (or cause the voting of) any shares of any class of Company Stock or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the shares of Company Stock set forth opposite such Selling Investor’s name on Schedule 1(b) attached hereto.

(e)    [Reserved].

(f)    No Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of such Selling Investor, threatened against such Selling Investor, or any Order to which such Selling Investor is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to (i) prevent or impair or materially delay the ability of such Selling Investor to fully perform such Selling Investor’s obligations under this Agreement on a timely basis or (ii) prevent or materially delay the consummation of the Transactions.

(g)    No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by the Company in connection with this Agreement based upon arrangements made by or on behalf of such Selling Investor in his, her or its capacity as a stockholder of the Company.

14.    Disclosure and Communications.

(a)    Each Selling Investor hereby consents to and authorizes the publication and disclosure of such Selling Investor’s identity and ownership, this Agreement and the nature of such Selling Investor’s commitments, arrangements and understandings pursuant to this Agreement and such other information pertinent to such disclosure, including the filing of this Agreement, by Parent and the Company in the Registration Statement, Consent Solicitation Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Merger Agreement or the Transactions, and agrees to reasonably cooperate with Parent in connection with such filings.

(b)    The Selling Investors shall not issue or make any press release or public announcement related to this Agreement, the Merger Agreement or the Transactions, or any other announcement or communication to the employees, customers or suppliers of the Company or any of its Subsidiaries, in each case without the approval of Parent, unless required by applicable Law; provided, that, each Selling Investor may make public statements that do not contain any information relating to the Transactions that has not been previously announced or made public in accordance with this Agreement or the Merger Agreement so long as no such public statement (i) disparages the Transactions, (ii) encourages other holders of capital stock of the Company to vote against, or withhold their vote or consent on, the Transactions, including the adoption of the Merger Agreement, or (iii) encourages other holders of capital stock of the Company to exercise appraisal rights.

15.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Selling Investor, and, except as otherwise provided herein, Parent shall not have any authority to direct any Selling Investor in the voting or disposition of any Covered Shares. For the avoidance of doubt, each Selling Investor shall be entitled to any dividends or other distributions declared by the Company Board with respect to such Selling Investor’s Covered Shares having a record date prior to the Effective Time.

16.    [Reserved].

17.    Stop Transfer Instructions. Each Selling Investor shall not request that the Company register the Transfer (book-entry or otherwise) of any certificated or uncertificated interest representing any of such Selling Investor’s Covered Shares, unless such Transfer is made in compliance with this Agreement. Each Selling Investor hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Covered Shares on the books of the Company in violation of this Agreement.

18.    [Reserved.]

19.    Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect upon the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this Section 19 and Sections 1, 14 and 23 shall survive any termination of the Agreement and (ii) Sections 2, 3, 4, 5, 10 and 17 shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 19 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of a Selling Investor, for any intentional breach of this Agreement prior to such termination.

20.    Transaction Documents. Each Selling Investor acknowledges that the Merger Agreement and the other Transaction Documents may be amended in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents.

21.    Waiver. Each Selling Investor hereby waives any and all notice, information and consent requirements, as well as any right of first refusal, right of first offer, right of first negotiation, right restricting share transfers, redemption right, co-sale right, registration right, preemptive right and other similar rights, that may be applicable to, or triggered by, the Transactions, including the Mergers, the Merger Agreement, the other Transaction Documents and any of the transactions contemplated thereby that are contained in the Company’s organizational documents or any contractual obligation between the Company and such Selling Investor, or under applicable Law.

22.    Release by Selling Investors.

(a)    Effective as of the Effective Time, each Selling Investor, on behalf of himself, herself or itself and each of his, her or its past, present and future controlled Affiliates, parent(s) and subsidiary companies, representatives, and assigns (each, a “Selling Investor Releasing Party” and, collectively, the “Selling Investor Releasing Parties”) hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges the Company and each of its respective past, present and future controlled Affiliates, parent(s) and subsidiary companies, joint ventures, predecessors, successors and assigns, and their respective past, present and future representatives, investors, equityholders, insurers and indemnitees, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, stockholders, members, managers, directors, officers, employees, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (collectively the “Selling Investor Released Parties”), of and from any and all manner of action or inaction, cause or causes of action, Actions, Encumbrances, contractual obligations, promises, liabilities or damages (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, applicable Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected (“Claims”), which such Selling Investor Releasing Parties, or any of them, ever have had or ever in the future may have against the Selling Investor Released Parties, or any of them, in each case, to the extent arising solely as a result of the ownership or purported ownership of any of Company Stock, Company Stock Options or other security or interest of the Company and which, in each case, are based on acts, events or omissions occurring prior to or contemporaneously with the Effective Time (the “Selling Investor Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Selling Investor Released Claims” shall not include, in any respect (i) the Selling Investor’s right pursuant to the Transaction Documents, including the right to receive its respective portion of the Merger Consideration; (ii) any Claims for indemnification, insurance benefits, reimbursement or advancement of expenses in such Selling Investor Releasing Party’s capacity as a director, officer or employee of the Company under the Company’s organizational documents or any indemnification agreement in effect as of the date hereof (or any fiduciary insurance policy maintained by the Company or the Surviving Corporation for the benefit of the Selling Investor, or any indemnification agreements with the Selling Investor or its board designee) with respect to any act, omission, event or transaction occurring prior to or contemporaneously with the Effective Time; or (iii) the rights of any Selling Investor Releasing Party in his or her capacity as an employee of the Company.

(b)    Each Selling Investor Releasing Party represents and acknowledges that he, she or it has read this release and the Merger Agreement and other Transaction Documents and understands their terms and has been given sufficient opportunity to review this release and the Transaction Documents and to ask questions of the Company’s Representatives. Each Selling Investor Releasing Party further represents that, in signing this release, he, she or it does not rely, and has not relied, on any representation or statement made by any Representative of the Company or any other Person with respect to the subject matter, basis or effect of this release or otherwise, except such express representations and warranties set forth in the Merger Agreement or this Agreement.

(c)    Without limiting the generality of Section 1.1(a), with respect to the Selling Investor Released Claims, each Selling Investor Releasing Party acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”) and hereby expressly waives all rights under Section 1542 and any similar applicable Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(d)    Notwithstanding the provisions of Section 1542 or any similar applicable Law or common law principle in any applicable jurisdiction, each Selling Investor Releasing Party expressly acknowledges that the foregoing release is intended to include in its effect all Claims within the scope of such release which any Selling Investor Releasing Party does not know or suspect to exist in his, her or its favor against any of the Selling Investor Released Parties (including, without limitation, unknown and contingent Claims), and that the foregoing release expressly contemplates the extinguishment of all such Claims (except to the extent expressly set forth in this Section 22).

23.    Miscellaneous and General.

(a)    Amendments; Waivers, Etc. This Agreement may not be amended, changed, supplemented or otherwise modified with respect to any Selling Investor, except upon the execution and delivery of a written agreement executed by each of Parent and such Selling Investor. Any agreement on the part of any party to any waiver or any extension of time for performance shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law or equity, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(c)    Governing Law; WAIVER OF JURY TRIAL.

(i)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware ((or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and, in each case, the appellate court(s) therefrom). The parties hereto hereby (A) irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware ((or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and, in each case, the appellate court(s) therefrom) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the

Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named courts, and (C) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 23(d) shall be effective service of process for any such action.

(ii)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 23(C)(II).

(d)    Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent:

Illumina, Inc.
5200 Illumina Way
San Diego, California 92122
Attention:	Charles E. Dadswell, Senior Vice President and General Counsel
Telephone:	858-202-4500
Facsimile:	858-202-4545
Email:	CDadswell@illumina.com
legalnotices@illumina.com

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Faiza J. Saeed, Esq.
Ting S. Chen, Esq.
Email:	fsaeed@cravath.com
tchen@cravath.com

if to a Selling Investor, to such Selling Investor at the address corresponding to such Selling Investor’s name on Schedule 1(b) with copies (which shall not constitute notice) to the Company (in accordance with Section 11.02 of the Merger Agreement) and to its counsel:

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Attention:	Alex W. Voxman, Esq.
Andrew Clark, Esq.
Email:	alex.voxman@lw.com
andrew.clark@lw.com

Notice may be given to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e)    Entire Agreement. This Agreement (including any Schedules hereto) and the Merger Agreement constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

(f)    Parties in Interest; No Third Party Beneficiaries. Subject to Section 23(i), and without relieving any party of any obligation hereunder, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g)    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (i) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h)    Interpretation.

(i)    The Section headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein.

(ii)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)    Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of each of the parties. Any purported assignment in contravention of the preceding sentence shall be null and void.

(j)    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

(k)    Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 23(c), without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is an unenforceable, invalid, contrary to applicable Law or inequitable remedy for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Parent otherwise has an adequate remedy at law.

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

ILLUMINA, INC.

By:	/S/ FRANCIS A. DESOUZA
Name: Francis A. deSouza
Title: President and Chief Executive Officer

[Parent Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

6 Dimensions Capital, L.P.

By:	6 Dimensions Capital GP, LLC
Its:	General Partner

By:	/s/ LEON CHEN
	Name:	Leon Chen
	Title:	Director

6 Dimensions Affiliates Fund, L.P.

By:	6 Dimensions Capital GP, LLC
Its:	General Partner

By:	/s/ LEON CHEN
	Name:	Leon Chen
	Title:	Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Absolute Partners Master Fund Limited

By:	/s/ HENRY LI
	Name:	Henry Li
	Title:	Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Arch Venture Fund IX Overage, L.P.

By:	ARCH Venture Partners IX Overage, L.P.
Its:	General Partner

By:	ARCH Venture Partners IX, LLC
Its:	General Partner

By:	/s/ MARK MCDONNELL
Name: Mark McDonnell
Title: Managing Director

Arch Venture Fund VIII, L.P.

By:	ARCH Venture Partners VIII, L.P.
Its:	General Partner

By:	ARCH Venture Partners VIII, LLC
Its:	General Partner

By:	/s/ MARK MCDONNELL
Name: Mark McDonnell
Title: Managing Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ HAL BARRON
Hal Barron

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Biomatics Capital Partners, L.P.

By:	/s/ BORIS NIKOLIC
Name: Boris Nikolic
Title: Managing Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ HANS BISHOP
Hans Bishop

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Bristol-Myers Squibb Company

By:	/s/ DAVID ELKINS
	Name:	David Elkins
	Title:	Executive Vice President & CFO

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ BROOK BYERS
Brook Byers

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Celgene Switzerland LLC

By:	/s/ DAVID ELKINS
	Name:	David Elkins
	Title:	Executive Vice President & CFO

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Creekstone Investment, LLC

By:	/s/ PAUL DAUBER
	Name:	Paul Dauber
	Title:	Manager

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Decheng Capital China Life Sciences USD Fund I, L.P.

By its General Partner, Decheng Capital China Management I (Cayman)

By:	/s/ XIANGMIN CUI
	Name:	Xiangmin Cui
	Title:	Managing Director

Decheng Capital China Life Sciences USD Fund II, L.P. (as stockholder, and as Proxyholder for Denlux Diagnostics Invest Inc. and Denlux Capital Inc.)

By its General Partner,

Decheng Capital China Management II

(Cayman)

By:	/s/ XIANGMIN CUI
	Name:	Xiangmin Cui
	Title:	Managing Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Deepbay Holdings Ltd.

By:	/s/ ALEXANDER WEST
	Name:	Alexander West
	Title:	Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Denlux Capital Inc.

By:	/s/ XIANGMIN CUI
	Name:	Xiangmin Cui
	Title:	Managing Director

Denlux Diagnostics Invest Inc.

By:	/s/ XIANGMIN CUI
	Name:	Xiangmin Cui
	Title:	Managing Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

The Duane Family Trust

By:	/s/ CATHY FRIEDMAN
	Name:	Cathy Friedman
	Title:	Trustee

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Explore Investments LLC

By:	/s/ PAUL DAUBER
	Name:	Paul Dauber
	Title:	Manager

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ KAYE FOSTER
Kaye Foster

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ CATHY FRIEDMAN
Cathy Friedman

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ MAYKIN HO
Maykin Ho

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Huber Family QTIP Trust U/A/D 09/19/2012

By:	/S/ JEFF HUBER
	Name:	Jeff Huber
	Title:	Manager

Huber Vossough 2020 GRAT U/A/D 08/18//2020

By:	/S/ JEFF HUBER
	Name:	Jeff Huber
	Title:	Manager

Maywood Trust U/A/D 09/19/2012

By:	/S/ JEFF HUBER
	Name:	Jeff Huber
	Title:	Manager

The Jeffrey T. Huber 2018 Grantor Retained Annuity Trust U/A/D 3/12/2018

By:	/S/ JEFF HUBER
	Name:	Jeff Huber
	Title:	Manager

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Illumina, Inc.

By:	/s/ FRANCIS DESOUZA
	Name:	Francis deSouza
	Title:	President & CEO

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Johnson & Johnson UK Treasury Company Limited

By:	/s/ LUC FREYNE
	Name:	Luc Freyne
	Title:	Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ KWAN CHEE CHAN
Kwan Chee Chan

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Madrone Opportunity Fund, L.P.

By:	Madrone Capital Partners, LLC
Its:	General Partner

By:	/s/ GREG PENNER
	Name:	Greg Penner
	Title:	Manager

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Merck Sharp & Dohme Corp.

By:	/s/ BENJAMIN THORNER
	Name:	Benjamin Thorner
	Title:	SVP & Head of BD&L, MRL

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Milky Way Investments Group Limited

By:	/s/ DESPOINA ZINONOS
	Name:	Despoina Zinonos
	Title:	President

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Rainbow Horizon Limited

By:	/s/ Jackson Law
	Name:	Jackson Law
	Title:	Managing Partner

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ WILLIAM RASTETTER
William Rastetter

The Rastetter Family Trust DTD Sept. 2, 2010, William and Marisa Rastetter, Trustees

By:	/s/ WILLIAM RASTETTER
	Name:	William Rastetter
	Title:	Trustee

By:	/s/ MARISA RASTETTER
	Name:	Marisa Rastetter
	Title:	Trsutee

The Investment 2002 Trust dated November 11, 2002

By:	/s/ WILLIAM RASTETTER
	Name:	William Rastetter
	Title:	Chairman, Neurocrine

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Sutter Hill Associates, LLC, a California limited liability company

By:	/s/ JEFF BIRD
	Name:	Jeff Bird
	Title:	Managing Director, Sutter Hill Ventures

Sutter Hill Ventures, a California Limited Partnership

By:	/s/ JEFF BIRD
	Name:	Jeff Bird
	Title:	Managing Director, Sutter Hill Ventures

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ WAI KWUN ROSSA CHIU
Wai Kwun Rossa Chiu

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Waycross Ventures, LLC

By:	/s/ BROOK BYERS
	Name:	Brook Byers
	Title:	Managing Partner

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

Exhibit A

Exhibit A is omitted herefrom because the Form of Written Consent is separately included as Annex D to this consent solicitation statement/prospectus.

ANNEX D

FORM OF CONSENT OF STOCKHOLDERS

IN LIEU OF A MEETING

Each of the undersigned (each, a “Stockholder” and together, the “Stockholders”), being a stockholder of GRAIL, Inc., a Delaware corporation (the “Company”), collectively holding (a) a majority of the outstanding shares of Series A Preferred Stock, par value $0.001 per share, Series B Preferred Stock, par value $0.001 per share, Series C Preferred Stock, par value $0.001 per share, and Series D Preferred Stock, par value $0.001 per share (collectively, the “Company Preferred Stock”), voting together as a single class on an as-converted to Class A Common Stock basis, and (b) a majority of the total voting power of the Company Preferred Stock, Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), and Class B Common Stock, par value $0.001 per share (collectively, the “Company Stock”), voting together as a single class, acting by consent in lieu of a meeting and with respect to all shares of capital stock of the Company each such Stockholder has the power to vote, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware (“DGCL”) and Section 2.11 of the amended and restated bylaws of the Company (the “Bylaws”), hereby consents to the adoption, and hereby adopts, without a meeting of the following resolutions and the taking of each of the actions contemplated thereby, with the effective time of such actions as specified below:

APPROVAL OF THE MERGERS AND THE MERGER AGREEMENT

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously by all directors present (i) determined that the Agreement and Plan of Merger in the form attached hereto as Exhibit A (together with any and all exhibits, schedules and amendments thereto, the “Merger Agreement”; capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement), by and among the Company, Illumina, Inc., a Delaware corporation (“Illumina”), SDG Ops, Inc., a Delaware corporation and wholly owned subsidiary of Illumina (“First Merger Sub”), and SDG Ops, LLC, a Delaware limited liability company and wholly owned subsidiary of Illumina (“Second Merger Sub”), whereby First Merger Sub will merge with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub continuing as the surviving entity, and the Transactions (defined below) are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, (iii) directed the officers of the Company to enter into, and authorized the execution and delivery of, the Merger Agreement, (iv) resolved to recommend that the stockholders of the Company adopt the Merger Agreement, and (v) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption;

WHEREAS, by virtue of the Mergers, each issued and outstanding share of Company Stock will be converted into the right to receive, at the holder’s election in accordance with the terms of the Merger Agreement:

(a)

an amount in cash, without interest, determined as of the Effective Time in accordance with the Merger Agreement, plus a number of validly issued, fully paid and non-assessable shares of common stock of Illumina, par value $0.01 per share (“Illumina Common Stock”), equal to the Exchange Ratio (as defined in the Merger Agreement) (such consideration, the “Stock Consideration”), plus one contingent value right issued by Illumina that is subject to and in accordance with the CVR Agreement (as defined in the Merger Agreement); or

(b)

the Cash Consideration, plus the Stock Consideration, plus an additional number of shares of Illumina Common Stock and/or an amount in cash in lieu of receiving a contingent value right issued by Illumina, with such number and/or amount to be determined by Illumina in its sole discretion prior to the mailing of the Election Form (as defined in the Merger Agreement);

WHEREAS, the Board has unanimously approved the transactions contemplated by the Merger Agreement (the “Transactions”), including the Mergers, as a “Sale of the Company”, pursuant to Section 2.2 of the Amended and Restated Voting Agreement dated as of November 27, 2019, by and among the Company and certain stockholders of the Company party thereto (as amended, the “Voting Agreement”), and specified that Section 2 of the Voting Agreement (including the Drag-Along (as defined in the Merger Agreement)) shall apply to the Transactions;

WHEREAS, in accordance with the resolutions of the Board approving the Merger Agreement and the Transactions, including the Mergers, the Company has executed and delivered the Merger Agreement and submitted the Merger Agreement and the Transactions, including the Mergers, to the stockholders of the Company for their adoption and approval;

WHEREAS, following the execution and delivery of the Merger Agreement, certain stockholders of the Company collectively owning a majority of the shares of Class A Common Stock issued or issuable upon conversion of the Company Preferred Stock (the “Selling Investors”) have executed and delivered a written consent dated as of [●], pursuant to which the Selling Investors (a) approved the Merger Agreement and the Transactions, including the Mergers, for purposes of Section 2.2(ii) of the Voting Agreement, (b) approved the Transactions, including the Mergers, as a “Sale of the Company” pursuant to Section 2.2 of the Voting Agreement and the application of Section 2 of the Voting Agreement (including the Drag-Along) to the Transactions and (c) approved the appointment of Illumina as the Selling Investors’ designee to hold and have the sole power to exercise the proxy and power of attorney contemplated by Section 3.2 of the Voting Agreement in connection with the Transactions;

WHEREAS, upon such approval of the Transactions, including the Mergers, as a “Sale of the Company” by the Board and the Selling Investors, each stockholder party to the Voting Agreement that is not a Selling Investor became obligated thereunder to, among other things, vote all shares of Company Stock held by such stockholder in favor of, and approve, the Merger Agreement and the Transactions, including the Mergers; and

WHEREAS, Illumina, as designee of the Selling Investors pursuant to Section 3.2 of the Voting Agreement, is authorized to represent and vote the shares of Company Stock of any stockholder of the Company that fails to vote all of such stockholder’s shares of Company Stock in favor of, and approve, the Merger Agreement and the Transactions, including the Mergers, or that attempts to vote such shares in a manner which is inconsistent with the terms of the Voting Agreement.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, in the form attached hereto as Exhibit A (together with any and all exhibits, schedules and amendments thereto), and the Transactions, including the Mergers, be, and hereby are, adopted and approved in all respects, with the First Merger to be effective as of the Effective Time and the Second Merger to be effective as of the Second Effective Time; and be it further

RESOLVED, that by each of the undersigned Stockholder’s approval of the foregoing actions, as evidenced by each such Stockholder’s signature hereto, each such Stockholder irrevocably waives any appraisal rights and rights to dissent that such Stockholder may have relating to the Transactions (including the Mergers) whether pursuant to the DGCL or otherwise and irrevocably waives any and all notice and waiting periods to which such Stockholder would otherwise be entitled under the provisions of the DGCL or otherwise.

FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of the officers or directors of the Company is an officer or director of, or has a financial interest in (any such party is referred to herein individually as an “Interested Party,” and any such contract or transaction is referred to herein as an “Interested Party Transaction”), shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board, and the Board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board or the stockholders;

WHEREAS, such Interested Parties have fully disclosed to the satisfaction of the Board the nature of such potential pecuniary or other interests, including, without limitation (i) any interests of such Interested Party in the Transactions in such Interested Party’s capacity as a Stockholder and/or holder of Company Equity Awards [and (ii) the terms and conditions on which Parent has proposed to employ and compensate certain of the Interested Parties following the Closing]; and

WHEREAS, each of the undersigned Stockholders has been made aware of the material facts as to the Merger Agreement and the Transactions (including the Mergers) and the nature and extent of the interests of the Interested Parties in connection with the Merger Agreement and the Transactions (including the Mergers), has had an adequate opportunity to ask questions regarding, and investigate the nature of, the relationships and/or interests of the Interested Parties with and in connection with the Merger Agreement and the Transactions (including the Mergers) and, has had an adequate opportunity to ask questions regarding the interests of the Interested Parties, and has had a full and fair opportunity to review the terms of the Transactions (including the Mergers) with the representatives of the Company and independent legal counsel.

NOW, THEREFORE, BE IT RESOLVED, that in accordance with Section 144 of the DGCL, the terms and conditions of the Transactions (including the Mergers) and the Merger Agreement are hereby approved by each of the undersigned Stockholders.

WAIVER OF NOTICE REQUIREMENTS

RESOLVED, that by each of the undersigned Stockholder’s approval of the foregoing actions, as evidenced by each such Stockholder’s signature hereto, each such Stockholder irrevocably waives any and all rights to prior written notice of a meeting, establishment of a record date or other rights to notice from the Company to which such stockholder may be entitled (in such Stockholder’s capacity as a stockholder or otherwise) pursuant to the DGCL, the Certificate of Incorporation of the Company, as amended, the Bylaws, the Investor Agreements (as defined in the Merger Agreement) or otherwise.

OMNIBUS RESOLUTIONS

RESOLVED, that the undersigned Stockholders hereby approve any acts or actions that may be done or caused to be done by the officers of the Company, as they, or any of them, may deem necessary or advisable to make effective or to implement the Transactions; and be it further

RESOLVED, that, notwithstanding the foregoing resolutions, the Board may, at any time prior to the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, abandon the proposed Mergers without further action by the Stockholders; provided, however, that at the time of abandonment, the Company has terminated the Merger Agreement pursuant to the terms thereof; and be it further

RESOLVED, that any and all prior acts or actions taken by the directors or officers of the Company in connection with the Transactions (including the Mergers), the Merger Agreement, the other Transaction Documents or any of the foregoing resolutions, are hereby approved and ratified in all respects; and be it further

RESOLVED, that the officers of the Company be, and each of them with full authority to act without the others hereby is, authorized to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional documents as they may deem necessary or appropriate in order to carry into effect the purposes and intent of the foregoing resolutions.

The actions taken by this Consent shall have the same force and effect as if taken at a meeting of the stockholders of the Company duly called and constituted according to the laws of the State of Delaware and may be executed in two or more counterparts (including by facsimile or PDF signature), each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same Consent. An executed copy of this Consent shall be filed with the Secretary of the Company.

[Signature Page Follows]

This Consent is a consent of the persons who are, or who upon effectiveness of this Consent will be, the holders of (a) a majority of the outstanding shares of Company Preferred Stock and (b) a majority of the total voting power of the Company Stock. The undersigned has executed and delivered this Consent as of the date written below (such date, the “Date of Execution”). This Consent shall be effective on [●]1 at 1:00 p.m. (New York time) (the “Consent Effective Time”); provided, however, that if the Consent Effective Time has already occurred before the execution of this Consent, this Consent shall be effective immediately upon its execution. This Consent shall be deemed revoked if it has not become effective within 60 days of the Date of Execution set forth below the undersigned’s name, which Date of Execution is the date on which provision for the effectiveness of this Consent has been made. This Consent may also be revoked by the undersigned at any time prior to the Consent Effective Time.

[Stockholder]

By:
Name:
Title:
Date of Execution:

[1]	To be a date shortly after the written consent deadline.

[Signature Page to Consent of Stockholder]

Exhibit A

Exhibit A is omitted herefrom because the Merger Agreement is separately included as Annex A and Annex A-1 to this consent solicitation statement/prospectus.

ANNEX E

FORM OF SUPPORT AGREEMENT

SUPPORT AGREEMENT (hereinafter referred to as this “Agreement”), dated as of [●], among Illumina, Inc., a Delaware corporation (“Parent”) and the undersigned stockholder (the “Stockholder”) of GRAIL, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company, Parent, SDG Ops, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), and SDG Ops, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub”), have entered into an Agreement and Plan of Merger dated as of September 20, 2020 (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of First Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of the Second Merger (the “Second Merger” and, together with the First Merger, the “Mergers”), and pursuant to which all shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than as provided in Section 2.04(c) of the Merger Agreement and Appraisal Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Stockholder Beneficially Owns and is entitled to vote (or direct the voting of) the number of shares of Company Stock set forth on Schedule 1(b) attached hereto; and

WHEREAS, Parent desires that the Stockholder agree, and the Stockholder is willing to agree, on the terms and subject to the conditions set forth herein, (i) to not Transfer (as defined below) the Covered Shares (as defined below), and (ii) to vote or consent with respect to all of the Covered Shares in a manner so as to facilitate the consummation of the Mergers and the other Transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)    “Beneficially Own” means, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) or (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

(b)    “Covered Shares” means (i) all shares of Company Stock set forth opposite the Stockholder’s name on Schedule 1(b) attached hereto and (ii) all shares of Company Stock that the Stockholder comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date, together with any voting securities or instruments of the Company, or other securities or interests exercisable for or convertible into shares of Company Stock or voting securities or instruments of the Company, that the Stockholder comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of the Company).

(c)    “Expiration Date” means the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

(d)    “Transfer” means that the Stockholder sells, pledges, Encumbers, exchanges, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of its Beneficial Ownership of Covered Shares.

2.    Agreement Not to Transfer or Encumber. The Stockholder hereby agrees that, from the date hereof until the Expiration Date, it shall not Transfer any Covered Shares, cause the conversion of any Covered Shares or deposit any Covered Shares into a voting trust or enter into any tender, voting or other agreement or arrangement with any Person with respect to any Covered Shares or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement) or give instructions with respect to the voting of the Covered Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Covered Shares that would in any way restrict, limit or interfere with the performance by the Stockholder of its obligations hereunder or the transactions contemplated hereby, including the execution and delivery of the Written Consent approving the adoption of the Merger Agreement and approving the Transactions; PROVIDED, however, that the Stockholder may Transfer all or any portion of the Shares to one or more of its controlled Affiliates or a family member that, prior to such Transfer, executes and delivers to the Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of the Stockholder’s obligations hereunder and to be bound by the terms of this Agreement to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as the Stockholder shall have made hereunder. Notwithstanding the foregoing, following the receipt of the Company Stockholder Approvals, a Stockholder may cause the conversion of any shares of Company Class B Common Stock into shares of Company Class A Common Stock in accordance with the Company’s certificate of incorporation.

3.    Agreement to Consent and Approve.

(a)    The Stockholder hereby agrees to refrain from modifying or amending in any manner, or waiving compliance of, the Voting Agreement.

(b)    The Stockholder hereby irrevocably and unconditionally agrees, promptly after the Registration Statement (which shall include the Consent Solicitation Statement) is declared effective by the SEC (and in any event within five Business Days after notification thereof to the Stockholder), to execute and deliver, or cause to be executed and delivered, a written consent substantially in the form attached hereto as Exhibit A (the “Written Consent”) approving the adoption of the Merger Agreement and approving the Transactions, including the Mergers, with respect to all of the Stockholder’s Covered Shares. The Stockholder’s execution and delivery of the Written Consent shall be carried out in accordance with the DGCL and the organizational documents of the Company, so as to ensure that it is duly counted for purposes of recording the results of such consent.

(c)    The Stockholder hereby irrevocably and unconditionally agrees that, from the date hereof until the Expiration Date, it shall vote or cause to be voted (including by written consent) all of the Stockholder’s Covered Shares (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Transactions and (B) any amendment to the Company’s certificate of incorporation or Investor Agreements to the extent contemplated in Section 9.04 of the Merger Agreement and otherwise as is reasonably necessary to permit to, or assist the Company in, complying with its obligations under Section 9.04 of the Merger Agreement and (ii) against (A) any Competing Proposal; (B) any amendment of the organizational documents of the Company which would prevent or materially delay the consummation of the Transactions, including the Mergers; or (C) any other action, agreement or transaction involving the Company that would reasonably be expected to prevent or materially delay the consummation of the Transactions, including the Mergers.

(d)    The Stockholder agrees that, from the date hereof until the Expiration Date, in the event that a meeting of the stockholders of the Company is held regarding the Merger Agreement, the Transactions or any of the matters referred to in Section 3(c), it shall, or shall cause the holder of record of any of the Covered Shares of the Stockholder, as applicable, on any applicable record date to, be present in person or represented by proxy at such meeting or otherwise cause all of the Stockholder’s Covered Shares to be counted as present thereat for purposes of establishing a quorum, and shall vote all of the Stockholder’s Covered Shares at such meeting in accordance with Section 3(c).

(e)    Except for the delivery of the Written Consent expressly contemplated by this Agreement, prior to the Expiration Date, the Stockholder shall not call, seek to call or request the call of any meeting of stockholders of the Company with respect to any matter relating to the Mergers or any other Transaction, or take any action by consent relating to the Mergers or any other Transaction, other than as expressly contemplated by Section 3(c), whether pursuant to the DGCL, the organizational documents of the Company or otherwise.

(f)    Notwithstanding anything to the contrary herein, in no event shall this Section 3 require or be construed so as to require the Stockholder to vote or cause to be voted (including by written consent) its Covered Shares in favor of or against any stockholder vote to approve “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder) solicited in connection with the Transaction.

(g)    Notwithstanding anything to the contrary herein, in the event that a vote or consent of the stockholders of the Company is required in order to effect an amendment to the Merger Agreement that reduces the amount or changes the form of consideration payable in respect of each share of Company Capital Stock in the Mergers or otherwise amends the Merger Agreement in a manner adverse to the Stockholder (any such amendment, an “Adverse Amendment”), the provisions of this Section 3 shall not apply with respect to the Stockholder’s vote or consent with respect to such Adverse Amendment (and the Stockholder shall not be required to vote or consent to such Adverse Amendment); provided, however, that the term “Adverse Amendments” shall not include the amendments contemplated in Section 3(c)(i)(B).

4.    Voided Acts. Any (i) Transfer (or purported Transfer) in breach of this Agreement or (ii) attempt by the Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilizing the voting power of), its Covered Shares in contravention of this Agreement shall be null and void ab initio.

5.    Agreement Not to Solicit. The Stockholder agrees that it shall not, and shall cause each of the Stockholder’s controlled Affiliates not to, and shall instruct the Stockholder’s and the Stockholder’s controlled Affiliates’ Representatives not to, directly or indirectly, (a) solicit, initiate seek, or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to, any Competing Proposal, (b) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing Proposal, (c) agree to, approve, endorse, recommend or consummate any Competing Proposal, (d) enter into, or propose to enter into, any Competing Transaction Agreement, or (e) resolve, propose or agree, or authorize or permit any Representative to do any of the foregoing. The Stockholder shall, shall cause its controlled Affiliates and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Competing Proposal or proposal that would reasonably be expected to lead to a Competing Proposal.

6.    Commencement or Participation in Actions. The Stockholder hereby agrees not to commence or join in, and to take all reasonable actions necessary to opt out of (if applicable), any Action against the Company and/or its directors and officers (for the avoidance of doubt, participating in the defense of such Action or any Action to enforce the Drag-Along is not prohibited by this Section 6) with respect to, any litigation (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or the exercise of the Drag-Along in connection with the Transactions or (b) alleging a breach of any fiduciary duty of the Company Board or its members or any stockholder of the Company in connection with the Merger Agreement, the Transactions or the transactions contemplated hereby.

7.    Appraisal Rights or Rights of Dissent. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or dissenters’ rights it may have or could potentially have or acquire in connection with the Mergers under Section 262 of the DGCL and otherwise, whether or not the Stockholder has previously made a written demand upon the Company and otherwise complied with the appraisal rights provisions of the DGCL.

8.    Confidentiality. The Stockholder agrees that, for a period of two years following the Expiration Date, it shall not, and shall cause its Affiliates, directors, officers, employees and agents not to, divulge or convey to any third party any of the Company’s confidential information, other than: (i) any of the Company’s confidential information that is or becomes generally available to the public other than as a result of an act or omission by the Stockholder or its Affiliate, director, officer, employee or agent, (ii) any information that has been independently developed or conceived by the Stockholder or its Affiliates, director, officer, employee or agent, as applicable; or (iii) is or has been made known or disclosed to the Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company. Notwithstanding the foregoing, the Stockholder shall be permitted to make any such disclosure (a) to its directors, officers, employees and agents, as applicable, who reasonably need to know such information and who agree to keep such information confidential and are made aware of the Stockholder’s obligations of confidentiality under this Agreement and (b) to the extent requested by a Governmental Authority or required by Law or legal process (in which case the Stockholder will, to the extent reasonably practicable and legally permissible, provide Parent with advance notice of such required or requested disclosure, shall use commercially reasonable efforts to resist such disclosure, and, at the request of Parent, shall cooperate with Parent to, at Parent’s sole cost and expense, limit or prevent such disclosure).

9.    [Directors and Officers. The Stockholder is entering into this Agreement solely in its capacity as a Beneficial Owner of Covered Shares, and in this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in the Stockholder’s capacity as a director or officer of the Company, including with respect to Section 7.02 of the Merger Agreement. The parties acknowledge and agree that nothing in this Agreement shall (i) restrict in any respect any actions taken by the Stockholder or its designee who is a director or officer of the Company in his or her capacity as a director or officer of the Company or (ii) be construed to prohibit, limit or restrict the Stockholder or its designee from exercising its fiduciary duties as a director or officer of the Company.]1

10.    Irrevocable Proxy. (a)    The Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder’s Covered Shares, or execute a written consent or grant approval in respect of such Covered Shares, in a manner consistent with this Agreement from the date hereof until the Expiration Date, provided, however, for the avoidance of doubt, that such proxy and voting and related rights are limited to those matters set forth in clauses (b)-(d) of Section 3, and the

[1]	To be included if applicable to the Stockholder.

Stockholder shall retain at all times the right to vote the Stockholder’s Covered Shares (or to direct how such Covered Shares shall be voted) in the Stockholder’s sole discretion and without any other limitation on any matters not connected with the Transactions. The Stockholder understands and acknowledges that Parent has entered into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 10(a) is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest sufficient in law and such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law and Section 2.09 of the Company’s bylaws until, and shall not be terminated by operation of Law or upon the occurrence of any other event other than, the termination of this Agreement pursuant to Section 16. The Stockholder shall, upon written request by Parent, as promptly as practicable, execute and deliver to Parent a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 10(a). The Stockholder agrees not to grant any proxy that conflicts with or is inconsistent with the proxy granted to Parent in this Agreement.

(b)    The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that conflict with or are inconsistent with the proxy granted to Parent in this Agreement that the Stockholder has heretofore granted with respect to the Covered Shares Beneficially Owned by the Stockholder, other than any such proxy granted to Parent pursuant to the Voting Agreement.

11.    Representations and Warranties of Parent. Parent hereby represents and warrants as follows:

(a)    Organization and Qualification. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b)    Authority; Binding Agreement. (i) Parent has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and (ii) the execution and delivery by Parent of this Agreement and the performance of Parent’s obligations and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action, and no other actions on the part of Parent (or its board of directors or stockholders) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)    No Conflicts. None of the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) Parent’s certificate of incorporation or bylaws, (ii) any other contract to which Parent is a party or by which Parent may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of Parent to perform its obligations under this Agreement, or (iii) any Law applicable to Parent.

12.    Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants as follows:

(a)    [Organization and Qualification. The Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.]2

(b)    Authority; Binding Agreement. [The Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby.]3 [(i) the Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by the Stockholder of this Agreement and the performance of the Stockholder’s obligations and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action, and no other actions on the part of the Stockholder [(or its governing body, board of directors, members, partners, stockholders or trustees, as applicable)] are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement.]4 This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)    No Conflicts. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of, or in default under, [(i) the Stockholder’s articles or certificate of formation, incorporation or organization, operating agreement, bylaws or comparable organizational documents, as applicable, each in its currently effective form as amended from time to time,]5 (ii) any [other] contract to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, or (iii) any Law applicable to the Stockholder, except, in each case, for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of the Stockholder to perform its obligations under this Agreement on a timely basis or (y) prevent or materially delay the consummation of the Transactions. The execution, delivery and performance by the Stockholder of this Agreement, and the consummation by the Stockholder of the transactions contemplated hereby, require no consent or action by or in respect of, or filing with, any Governmental Authority.

(d)    Ownership of Shares. The Stockholder (i) is the lawful record and Beneficial Owner of the shares of Company Stock set forth opposite the Stockholder’s name on Schedule 1(b) attached hereto and has, and at all times prior to the Expiration Date will have, the sole power to vote (or cause to be voted), transfer, or demand or waive any appraisal rights with respect to, such shares of Company Stock, all of which are free and clear of, and not subject to, any Encumbrances (other than those (A) created by this Agreement, (B) applicable to the Stockholder’s Covered Shares that may exist pursuant to securities Laws or (C) any proxies which do not relate to the Mergers, the

[2]	To be included if the Stockholder is not an individual.
[3]	To be included if the Stockholder is an individual.
[4]	To be included if the Stockholder is not an individual.
[5]	To be included if the Stockholder is not an individual.

Transactions or Competing Proposals) and (ii) as of the date hereof, does not Beneficially Own or have the right to vote (or cause the voting of) any shares of any class of Company Stock or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the shares of Company Stock set forth opposite the Stockholder’s name on Schedule 1(b) attached hereto.

13.    Disclosure and Communications.

(a)    The Stockholder hereby consents to and authorizes the publication and disclosure of its identity and ownership, this Agreement and the nature of the Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information pertinent to such disclosure, including the filing of this Agreement, by Parent and the Company in the Registration Statement, Consent Solicitation Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Merger Agreement or the Transactions, and agrees to reasonably cooperate with Parent in connection with such filings.

(b)    The Stockholder shall not issue or make any press release or public announcement related to this Agreement, the Merger Agreement or the Transactions, or any other announcement or communication to the employees, customers or suppliers of the Company or any of its Subsidiaries, in each case without the approval of Parent, unless required by applicable Law; provided, that, the Stockholder may make public statements that do not contain any information relating to the Transactions that has not been previously announced or made public in accordance with this Agreement or the Merger Agreement so long as no such public statement (i) disparages the Transactions, (ii) encourages other holders of capital stock of the Company to vote against, or withhold their vote or consent on, the Transactions, including the adoption of the Merger Agreement, or (iii) encourages other holders of capital stock of the Company to exercise appraisal rights.

14.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and, except as otherwise provided herein, Parent shall not have any authority to direct the Stockholder in the voting or disposition of any Covered Shares. For the avoidance of doubt, the Stockholder shall be entitled to any dividends or other distributions declared by the Company Board with respect to the Stockholder’s Covered Shares having a record date prior to the Effective Time.

15.    Stop Transfer Instructions. The Stockholder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificated or uncertificated interest representing any of its Covered Shares, unless such Transfer is made in compliance with this Agreement. The Stockholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Covered Shares on the books of the Company in violation of this Agreement.

16.    Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect upon the termination of the Merger Agreement in accordance with its terms; PROVIDED, HOWEVER, that (i) this Section 16 and Sections 1, 13 and 20 shall survive any termination of the Agreement and (ii) Sections 2, 3, 4, 5, 10 and 15 shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 9 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of the Stockholder, for any breach of this Agreement prior to such termination.

17.    Transaction Documents. The Stockholder acknowledges that the Merger Agreement and the other Transaction Documents may be amended in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents.

18.    Waiver. The Stockholder hereby waives any and all notice, information and consent requirements, as well as any right of first refusal, right of first offer, right of first negotiation, right restricting share transfers, redemption right, co-sale right, registration right, preemptive right and other similar rights, that may be applicable to, or triggered by, the Transactions, including the Mergers, the Merger Agreement, the other Transaction Documents and any of the transactions contemplated thereby that are contained in the Company’s organizational documents or any contractual obligation between the Company and the Stockholder, or under applicable Law.

19.    Release by the Stockholder.

(a)    Effective as of the Effective Time, the Stockholder, on behalf of itself and each of its past, present and future controlled Affiliates, parent(s) and subsidiary companies, representatives, and assigns, as applicable (collectively, the “Stockholder Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges the Company and each of its respective past, present and future Affiliates, parent(s) and subsidiary companies, joint ventures, predecessors, successors and assigns, and their respective past, present and future controlled representatives, investors, equityholders, insurers and indemnitees, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, stockholders, members, managers, directors, officers, employees, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (collectively the “Stockholder Released Parties”), of and from any and all manner of action or inaction, cause or causes of action, Actions, Encumbrances, contractual obligations, promises, liabilities or damages (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, applicable Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected (“Claims”), which such Stockholder Releasing Parties, or any of them, ever have had or ever in the future may have against the Stockholder Released Parties, or any of them, in each case, to the extent arising solely as a result of the ownership or purported ownership of any of Company Stock, Company Equity Awards or other security or interest of the Company and which, in each case, are based on acts, events or omissions occurring prior to or contemporaneously with the Effective Time, at law or in equity, whether known or unknown, matured or unmatured, absolute or contingent, relating to or arising from the Transactions (the “Stockholder Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Stockholder Released Claims” shall not include, in any respect [(i)] the Stockholder’s right pursuant to the Transaction Documents, including the right to receive its respective portion of the Merger Consideration; [(ii) any Claims for indemnification, insurance benefits, reimbursement or advancement of expenses in such Stockholder Releasing Party’s capacity as a director, officer or employee of the Company under the Company’s organizational documents or any indemnification agreement in effect as of the date hereof (or any fiduciary insurance policy maintained by the Company or the Surviving Corporation for the benefit of the Stockholder, or any indemnification agreements with the Stockholder or its board designee) with respect to any act, omission, event or transaction occurring prior to or contemporaneously with the Effective Time; or (iii) the Stockholder’s in his or her capacity as an employee of the Company.]6

[6]	To include if applicable.

(b)    The Stockholder represents and acknowledges that it has read this release and the Merger Agreement and other Transaction Documents and understands their terms and has been given sufficient opportunity to review this release and the Transaction Documents and to ask questions of the Company’s Representatives. The Stockholder further represents that, in signing this release, it does not rely, and has not relied, on any representation or statement made by any Representative of the Company or any other Person with respect to the subject matter, basis or effect of this release or otherwise, except such express representations and warranties set forth in the Merger Agreement or this Agreement.

(c)    Without limiting the generality of Section 19(a), with respect to the Stockholder Released Claims, the Stockholder acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”) and hereby expressly waives all rights under Section 1542 and any similar applicable Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown Claims. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(d)    Notwithstanding the provisions of Section 1542 or any similar applicable Law or common law principle in any applicable jurisdiction, the Stockholder expressly acknowledges that the foregoing release is intended to include in its effect all Claims within the scope of such release that a Stockholder Releasing Party does not know or suspect to exist in his, her or its favor against any of the Stockholder Released Parties (including, without limitation, unknown and contingent Claims), and that the foregoing release expressly contemplates the extinguishment of all such Claims (except to the extent expressly set forth in this Section 19).

20.    Miscellaneous and General.

(a)    Amendments; Waivers, Etc. This Agreement may not be amended, changed, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each of Parent and the Stockholder. Any agreement on the part of any party to any waiver or any extension of time for performance shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law or equity, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(c)    Governing Law; WAIVER OF JURY TRIAL.

(i)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and, in each case, the appellate court(s) therefrom). The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware and, in each case, the appellate court(s) therefrom) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above named courts, and (c) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 20(d) shall be effective service of process for any such action.

(ii)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 20(C)(II).

(d)    Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one Business Day later, if sent by overnight delivery via a national courier service

(providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent:

Illumina, Inc. 5200 Illumina Way San Diego, California 92122
Attention:	Charles E. Dadswell, Senior Vice President and General Counsel
Telephone:	858-202-4500
Facsimile:	858-202-4545
Email:	CDadswell@illumina.com
legalnotices@illumina.com

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019
Attention:	Faiza J. Saeed, Esq. Ting S. Chen, Esq.
Email:	fsaeed@cravath.com
tchen@cravath.com

if to the Stockholder, to the address listed on Schedule 1(b) with copies (which shall not constitute notice) to the Company (in accordance with Section 11.02 of the Merger Agreement) and to its counsel:

Latham & Watkins LLP 355 South Grand Avenue, Suite 100 Los Angeles, California 90071-1560
Attention:	Alex W. Voxman, Esq. Andrew Clark, Esq.
Email:	alex.voxman@lw.com
andrew.clark@lw.com

Notice may be given to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e)    Entire Agreement. This Agreement (including any Schedules hereto) and the Merger Agreement constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

(f)    Parties in Interest; No Third Party Beneficiaries. Subject to Section 20(i), and without relieving any party of any obligation hereunder, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g)    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (i) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h)    Interpretation.

(i)    The Section headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein.

(ii)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)    Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of each of the parties. Any purported assignment in contravention of the preceding sentence shall be null and void.

(j)    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

(k)    Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 20(c), without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is an unenforceable, invalid, contrary to applicable Law or inequitable remedy for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Parent otherwise has an adequate remedy at law.

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

ILLUMINA, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

[Stockholder]

By:
Name:
Title:

Schedule 1(b)

Stockholder	Class A Common Stock	Class B Common Stock	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Restricted Stock Units	Company Stock Options

ANNEX F

September 20, 2020

Board of Directors

GRAIL, Inc.

1525 O’Brien Drive

Menlo Park, California 94025

Members of the Board:

We understand that GRAIL, Inc. (the “Company”), Illumina, Inc. (the “Parent”), SDG Ops, Inc., a wholly owned subsidiary of the Parent (“Merger Sub I”) and SDG Ops, LLC, a wholly owned subsidiary of the Parent (“Merger Sub II), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 20, 2020 (the “Merger Agreement”), which provides, among other things, for the merger (the “First Merger”) of Merger Sub I with and into the Company (with the Company surviving the First Merger) immediately followed by the merger (the “Second Merger” and, together with the First Merger, the “Mergers”) of the Company with and into Merger Sub II, with Merger Sub II surviving the Second Merger. Pursuant to the Mergers, all of the outstanding shares of Class A common stock, par value $0.001 per share, Class B common stock, par value $0.001 per share, Series A Preferred Stock, par value $0.001 per share, Series B Preferred Stock, par value $0.001 per share, Series C Preferred Stock, par value $0.001 per share, and Series D Preferred Stock, par value $0.001 per share, of the Company (collectively, the “Company Stock”), other than (i) Class A Restricted Stock Awards and Class B Restricted Stock Awards (each as defined in the Merger Agreement and which shall be treated in accordance with the terms of the Merger Agreement); (ii) shares held in treasury or (iii) shares as to which dissenters’ rights have been perfected, will be converted into the right to receive, in the aggregate, (a) $3.5 billion in cash (the “Cash Consideration”), without interest, (b) the number of shares of common stock, par value $0.01 per share, of the Parent (the “Parent Common Stock”) equal to $4.5 billion (the “Stock Consideration”), and (c) contingent value rights (“CVR”) issued by the Parent subject to and in accordance with the CVR Agreement (as defined in the Merger Agreement) (the “CVR Consideration” and together with the Cash Consideration and the Stock Consideration, in the aggregate, the “Consideration”), such Consideration to be allocated among the holders of the Company Stock in accordance with the procedures set forth in the Merger Agreement (as to which we express no opinion). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Parent, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections for the Company prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the pro forma impact of the Mergers on the Parent’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

6)	Reviewed the reported prices and trading activity for the Parent Common Stock;

7)

Compared the financial performance of the Parent and the prices and trading activity of the Parent Common Stock with that of certain other publicly-traded companies comparable with the Parent, and their securities;

8)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

9)	Participated in certain discussions and negotiations among representatives of the Company and the Parent and certain other parties and their financial and legal advisors;

10)	Reviewed the Merger Agreement, the CVR Agreement and certain related documents; and

11)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Parent, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. At your direction, our analysis relating to the business and financial prospects for the Parent for purposes of this opinion have been made on the basis of consensus street forecasts (the “Street Forecasts”) only. We have been advised by the Parent, and have assumed, with the Company’s consent, that the Street Forecasts are a reasonable basis upon which to evaluate the business and financial prospects of the Parent. We express no view as to the Street Forecasts or the assumptions on which they were based, including the selection of the analyst forecasts from which the Street Forecasts were derived. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Mergers. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We reviewed the potential value of the CVR under different possible scenarios, which were developed by the management of the Company, regarding the achievement of certain revenue milestones upon which the contingent consideration that is to be paid pursuant to the CVR is conditioned. We express no view as to the likelihood of whether any of the revenue milestones upon which the contingent consideration that is to be paid pursuant to the CVR are obtained or whether the contingent consideration that is to be paid pursuant to the CVR becomes payable. We express no opinion as to the relative fairness of any portion of the Consideration to holders of any series of common or preferred stock of the Company. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Stock pursuant to the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties, other than the Parent, which expressed interest to Morgan Stanley in the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Mergers. Morgan Stanley may seek to provide financial advisory and financing services to the Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company only and may not be used for any other purpose or disclosed without our prior written consent; provided, however, that the Company may reproduce this written opinion in materials to be delivered to shareholders of the Company in connection with the Mergers and included in any filings required to be made with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 as contemplated by the Merger Agreement. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following consummation of the Mergers or at any time.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/S/ ARI TERRY
Ari Terry
Managing Director

ANNEX G

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX H

GRAIL AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

GRAIL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of GRAIL, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GRAIL, Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, of comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 21, 2020

We have served as the Company’s auditor since 2017.

GRAIL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of December 31,
	2018	2019
Assets
Current assets:
Cash and cash equivalents	$95,094	$143,189
Short-term marketable securities	546,256	401,155
Prepaid expenses and other current assets	6,539	12,585
Prepaid expenses and other current assets—related party	1,342	584

Total current assets	649,231	557,513
Property and equipment, net	29,604	23,078
Property and equipment, net—related parties	3,435	1,347
Operating lease right-of-use assets	—	35,036
Long-term marketable securities	—	13,933
Restricted cash	1,630	1,228
Other non-current assets	2,945	3,384

Total assets	$686,845	$635,519

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$12,390	$5,880
Accounts payable—related parties	361	207
Accrued liabilities	36,961	31,584
Accrued liabilities—related parties	21,209	—
Liability for early exercise of unvested stock options, current portion	1,451	1,855
Operating lease liabilities	—	4,604
Other current liabilities	1,785	800

Total current liabilities	74,157	44,930
Finance lease payable, net of current portion	800	—
Deferred rent, net of current portion	6,909	—
Operating lease liabilities, net of current portion	—	36,638
Liability for early exercise of unvested stock options, net of current portion	2,251	349
Other non-current liabilities	2,356	3,075

Total liabilities	86,473	84,992

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value, 85,000,000 shares authorized as of December 31, 2018 and 2019; 85,000,000 shares issued and outstanding as of December 31, 2018 and 2019; aggregate liquidation preference of $85,000 as of December 31, 2018 and 2019	68,263	68,263
Series B redeemable convertible preferred stock, $0.001 par value, 309,256,591 shares authorized as of December 31, 2018 and 2019; 309,256,591 shares issued and outstanding as of December 31, 2018 and 2019; aggregate liquidation preference of $1,239,655 as of December 31, 2018 and 2019	1,235,404	1,235,404
Series C redeemable convertible preferred stock, $0.001 par value, 63,144,601 shares and 63,144,600 shares authorized as of December 31, 2018 and 2019, respectively; 63,144,600 shares issued and outstanding as of December 31, 2018 and 2019; aggregate liquidation preference of $300,000 as of December 31, 2018 and 2019	299,557	299,557
Series D redeemable convertible preferred stock, $0.001 par value, no shares authorized as of December 31, 2018, 48,942,833 shares authorized as of December 31, 2019; no shares issued and outstanding as of December 31, 2018, 31,323,413 shares issued and outstanding as of December 31, 2019; aggregate liquidation preference of $0 as of December 31, 2018 and $160,000 as of December 31, 2019	—	159,836

Total redeemable convertible preferred stock	1,603,224	1,763,060

Stockholders’ deficit:
Common stock, $0.001 par value; 715,179,000 (Class A—685,179,000 and Class B—30,000,000) shares and 863,943,220 (Class A—833,943,220 and Class B—30,000,000) shares authorized as of December 31, 2018 and 2019, respectively; 130,361,960 (Class A—105,372,563 and Class B— 24,989,397) and 134,663,097 (Class A—109,673,700 and Class B— 24,989,397) shares issued and outstanding as of December 31, 2018 and 2019, respectively	129	138
Additional paid-in capital	57,667	90,495
Accumulated other comprehensive income	128	2,465
Accumulated deficit	(1,060,776)	(1,305,631)

Total stockholders’ deficit	(1,002,852)	(1,212,533)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$686,845	$635,519

The accompanying notes are an integral part of these consolidated financial statements.

GRAIL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended December 31,
	2018	2019
Operating expenses:
Research and development	$190,205	$158,886
Research and development—related parties	32,955	8,202
Marketing	6,107	7,679
General and administrative	58,229	80,896

Total operating expenses	287,496	255,663

Loss from operations	287,496	255,663
Interest income, net	(12,550)	(12,430)
Other expense, net	287	1,817

Loss before provision for (benefit from) income taxes	275,233	245,050
Provision for (Benefit from) income taxes	485	(195)

Net loss	$275,718	$244,855

Net loss attributable to Class A and Class B common stockholders
Basic and diluted	$275,718	$244,855

Net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	$(2.42)	$(1.99)

Weighted-average shares of Class A and Class B common stock used in computing net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	114,138,912	123,188,351

The accompanying notes are an integral part of these consolidated financial statements.

GRAIL, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2018	2019
Net loss	$275,718	$244,855
Other comprehensive income:
Net unrealized gain on marketable securities	(371)	(589)
Foreign currency translation adjustment	(483)	(1,748)

Comprehensive loss	$274,864	$242,518

The accompanying notes are an integral part of these consolidated financial statements.

GRAIL, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

	Redeemable Convertible Preferred Stock								Common Stock
	Preferred Series A		Preferred Series B		Preferred Series C		Preferred Series D		Class A		Class B		Additional Paid-In Capital	Accumulated Other Compre- hensive (Loss) Income	Accumulated Deficit	Total Stock- holders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2018	85,000,000	$68,263	309,256,591	$1,235,404	—	$—	—	$—	100,503,548	$95	24,989,397	$25	$43,468	$(726)	$(785,058)	$(742,196)
Issuance of shares upon exercise of options	—	—	—	—	—	—	—	—	5,734,164	4	—	—	1,549	—	—	1,553
Repurchases of early exercised stock options	—	—	—	—	—	—	—	—	(865,149)	—	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	3	—	2	1,609	—	—	1,614
Issuance of Series C redeemable convertible preferred stock, net of issuance costs of $443	—	—	—	—	63,144,600	299,557	—	—	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	11,041	—	—	11,041
Other comprehensive	—	—	—	—	—	—	—	—	—	—	—	—	—	854	—	854
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(275,718)	(275,718)

Balance at December 31, 2018	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	—	$—	105,372,563	$102	24,989,397	$27	$57,667	$128	$(1,060,776)	$(1,002,852)
Issuance of shares upon exercise of options	—	—	—	—	—	—	—	—	5,158,613	5	—	—	3,042	—	—	3,047
Repurchases of early exercised stock options	—	—	—	—	—	—	—	—	(857,476)	—	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	3	—	1	1,395	—	—	1,399
Issuance of Series D redeemable convertible preferred stock, net of issuance costs of $164	—	—	—	—	—	—	31,323,413	159,836	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	28,391	—	—	28,391
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	2,337	—	2,337
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(244,855)	(244,855)

Balance at December 31, 2019	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	31,323,413	$159,836	109,673,700	$110	24,989,397	$28	$90,495	$2,465	$(1,305,631)	$(1,212,533)

The accompanying notes are an integral part of these consolidated financial statements.

GRAIL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2018	2019
Cash flows from operating activities
Net loss	$(275,718)	$(244,855)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	14,080	10,307
Stock-based compensation expense	11,041	28,391
Loss on disposal of property and equipment	214	334
Loss on foreign currency	—	1,624
Impairment of property and equipment and other long-term assets	5,657	2,219
Amortization of premium (discount) on marketable securities	(4,209)	(4,530)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	1,478	(5,553)
Prepaid expenses and other assets—related party	458	758
Accounts payable	3,276	(6,393)
Accounts payable—related parties	(3,614)	(154)
Accrued and other liabilities	16,868	(4,507)
Accrued and other liabilities—related parties	21,209	(21,209)
Operating lease right-of-use assets	—	4,025
Operating lease liabilities	—	(6,251)

Net cash used by operating activities	(209,260)	(245,794)

Cash flows from investing activities
Purchases of property and equipment	(15,812)	(3,332)
Purchases of property and equipment—related parties	(177)	—
Proceeds from the sale of property and equipment	476	82
Purchases of marketable securities	(681,130)	(551,519)
Proceeds from maturities of marketable securities	603,253	687,806

Net cash provided by (used by) investing activities	(93,390)	133,037

Cash flows from financing activities
Proceeds from exercise of stock options	1,553	3,047
Proceeds from early exercise of unvested stock options	1,300	195
Repurchases of early exercised stock options	(282)	(261)
Proceeds from issuance of Series C redeemable convertible preferred stock, net	299,557	—
Proceeds from issuance of Series D redeemable convertible preferred stock, net	—	159,836
Payment of deferred offering costs	—	(932)
Repayments of borrowings from finance lease	(1,510)	(1,559)

Net cash provided by financing activities.	300,618	160,326

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	483	124

Net increase (decrease) in cash, cash equivalents, and restricted cash	(1,549)	47,693
Cash, cash equivalents and restricted cash—beginning of year	98,273	96,724

Cash, cash equivalents and restricted cash—end of year	$96,724	$144,417

Represented by:
Cash and cash equivalents	$95,094	$143,189
Restricted cash	1,630	1,228

Total	$96,724	$144,417

Supplemental cash flow information:
Cash paid for interest	$164	$85
Supplemental disclosure of non-cash investing and financing activities:
Vesting of early exercised stock options	1,614	1,399
Property and equipment included in accounts payable and accrued liabilities	3,914	138
Deferred offering costs included in accrued liabilities	—	994

The accompanying notes are an integral part of these consolidated financial statements.

GRAIL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

GRAIL, Inc. (“GRAIL” or the “Company”) was incorporated in the State of Delaware in September 2015 and began operations as a stand-alone entity in February 2016. GRAIL is a healthcare company focused on developing technologies for early cancer detection. The Company is headquartered in Menlo Park, California.

Since inception, the Company has incurred losses from operations. The Company incurred losses from operations of $287.5 million and $255.7 million during 2018 and 2019, respectively. The Company had an accumulated deficit of $1.3 billion as of December 31, 2019. The Company has not yet launched a commercial product and may never develop a product that will generate revenues, including in amounts that will be sufficient to fund operations. Accordingly, the Company has been dependent on its ability to raise capital through equity issuances.

The Company had $558.3 million of cash, cash equivalents, and marketable securities at December 31, 2019. Based on the Company’s business plans, management believes that this is sufficient to meet its obligations for at least 12 months from the issuance date of these consolidated financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The consolidated financial statements for 2018 and 2019 include the accounts of GRAIL, Inc. and its wholly- owned subsidiaries. The consolidated financial statements are prepared in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). All intercompany balances and transactions have been eliminated on consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of expenses in the consolidated financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates, including those related to accrued clinical studies and research and development expenses, stock-based compensation expense, useful lives of intangible assets and property and equipment, determination of incremental borrowing rate for operating leases, and the provision (benefit) for income taxes. Actual results could differ from these estimates, and such differences could be material to the consolidated financial statements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and marketable securities.

Substantially all the Company’s cash and cash equivalents are deposited in accounts with four accredited financial institutions that management believes are of high-credit quality. Such deposits have and will continue to exceed federally insured limits. The Company has not experienced any losses on its cash deposits.

The Company’s investment policy limits investments to certain types of securities issued by the U.S. government and its agencies and institutions with investment-grade credit ratings and places restrictions on maturities and concentration by type and issuer. The Company is exposed to credit risk in the event of a default by the financial institutions holding its cash, cash equivalents, and marketable securities, and by issuers of marketable securities to the extent recorded on the consolidated balance sheets. As of December 31, 2019, the Company had no off-balance sheet concentrations of credit risk.

Risks and Uncertainties

The Company is in the research and discovery stage and may never develop a product that will generate revenues, including in amounts sufficient to fund operations. The market for which the Company is developing products is highly competitive and rapidly changing. Difficulties or delays in the Company’s clinical studies, delays in planned commercial launch of the Company’s products, potential complications with the Company’s sole suppliers, complex regulatory regimes, regulatory issues and other factors could negatively impact the Company’s operating results.

In December 2019, a novel strain of coronavirus (COVID-19) was first reported in Wuhan, China and has since become a global pandemic. The extent of the impact of the coronavirus outbreak on the Company’s business will depend on certain developments, including the duration and spread of the outbreak and the extent and severity of the impact on the Company’s research activities at its primary operations and the operations of its suppliers as well as any further delay on clinical trial activities, all of which are uncertain and cannot be predicted. As of the date of issuance of these consolidated financial statements, the extent to which the coronavirus outbreak may materially impact the Company’s financial condition, liquidity, or results of operations is uncertain.

The Company may need to raise additional equity or debt financing to fund future operations that may not be available at terms acceptable to the Company, if at all. If the Company does not successfully commercialize its products in development, it will be unable to generate revenue from product sales or achieve profitability.

Segments

The Company operates and manages its business as one reportable operating segment. The Company’s chief operating decision maker reviews financial information on an aggregate basis for the purposes of evaluating financial performance and allocating the Company’s resources. 95% and 100% of the Company’s long-lived assets were located in the United States as of December 31, 2018 and 2019, respectively.

Fair Value of Financial Instruments

The Company determines the fair value of financial assets and liabilities using the fair value hierarchy established in Accounting Standards Codification (ASC) Topic 820, Fair Value Measurement (ASC 820). ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The hierarchy describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 —Observable inputs, such as quoted prices in active markets for identical assets and liabilities.

Level 2 —Observable inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company has not elected the fair value option as prescribed by ASC Topic 825, Financial Instruments, for its financial assets and liabilities that are not otherwise required to be carried at fair value. Under ASC 820, material financial assets and liabilities not carried at fair value are reported at their carrying values.

The carrying amounts for financial instruments such as prepaid expenses and other current assets, prepaid expenses and other current assets—related party, accounts payable, accounts payable—related parties, accrued liabilities and accrued liabilities—related parties approximate fair value due to their short-term maturities.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks denominated in U.S. Dollars, Hong Kong Dollars and British Pounds and marketable securities, as described below.

Marketable Securities

The Company generally invests its excess cash in money market funds and investment-grade short- to intermediate-term fixed income securities. Such investments are included in cash and cash equivalents, short-term marketable securities, or long-term marketable securities on the consolidated balance sheets, are considered available-for-sale, and reported at fair value with unrealized gains and losses included as a component of other comprehensive loss (income). The amortized cost of debt securities is adjusted for the amortization of premiums and accretion of discounts to maturity, which is included in interest expense (income), net, respectively, on the consolidated statements of operations. Realized gains and losses and declines in value judged to be other-than- temporary, if any, on marketable securities are included in other expense (income), net. The cost of securities sold is determined using specific identification.

The Company periodically evaluates whether declines in fair values of its marketable securities below their book value are other-than-temporary. The Company considers factors such as the duration, the severity and the reason for the decline in value, the potential recovery period and the Company’s intent to sell. For debt securities, the Company also considers whether (i) it is more likely than not that the Company will be required to sell the debt securities before recovery of their amortized cost basis, and (ii) the amortized cost basis cannot be recovered as a result of credit losses.

Restricted Cash

Restricted cash is comprised of cash and cash equivalents that are restricted as to withdrawal or use under the terms of certain contractual agreements.

Property and Equipment, Net

Property and equipment, net is stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method, and the cost is amortized over the estimated useful lives of the assets. The Company estimates the useful lives of property and equipment by asset classification as described in Note 3, Balance Sheet Components. Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease agreement or the useful life of the improvements. The Company expenses repairs and maintenance costs as incurred. When an item is sold or disposed of, the cost and related accumulated depreciation or amortization is eliminated and the resulting gain or loss, if any, is recorded in the consolidated statements of operations.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including property and equipment and right-of-use assets, for indications of possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amounts to the future undiscounted cash flows attributable to these assets. Should impairment exist, the impairment would be measured as the amount by which the carrying amount of the assets exceeds the fair value of those assets. The Company recorded $5.7 million in impairment charges during 2018 and $2.2 million in impairment charges during 2019. Refer to Note 3 for further details.

Leases

The Company adopted ASU 2016-02, Leases (Topic 842) as of January 1, 2019. The Company classifies leases as either operating or finance leases at inception and as necessary at modification. Leased assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company does not obtain and control its right to use the identified asset until the lease commencement date. Although it may have a right and an obligation to exchange lease payments for a leased asset from the date of inception, the Company is unlikely to have an obligation to make lease payments before the asset is made available for use; therefore, lease classification, recognition, and measurement are determined at the lease commencement date.

Operating leases are included in operating lease right-of-use (ROU) assets, and operating lease liabilities on the Company’s consolidated balance sheets. Operating lease ROU assets and liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term. When readily determinable, the Company uses the rate implicit in the lease to discount lease payments; however, when the rate is not readily determinable, the Company uses the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term and in a similar economic environment. The operating lease ROU asset also includes any initial direct costs, lease payments made prior to lease commencement, and lease incentives received. Variable lease payments are expensed as incurred and are not included within the ROU asset and lease liability calculation. Variable lease payments primarily include reimbursements of costs incurred by lessors for common area maintenance and utilities. The Company’s lease terms are the noncancelable period including any rent-free periods provided by the lessor and may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. At lease inception, and upon modification or remeasurement, the Company estimates the lease term based on its assessment of extension and termination options that are reasonably certain to be exercised. Lease cost for lease payments is recognized on a straight-line basis over the lease term. The Company has certain lease agreements with lease and non-lease components, which are accounted for separately. For these agreements, lease payments are allocated between the lease- and non-lease components based on the relative stand-alone price of these components.

Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities on the Company’s consolidated balance sheets. Property and equipment under finance leases is generally amortized over the lease term and is included in depreciation expense. The interest on the finance lease liabilities is included in interest expense.

The Company does not recognize ROU assets and lease liabilities for short-term leases, which have a lease term of twelve months or less and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

Accrued Clinical Studies and Research and Development Expenses

The Company accrues for the estimated costs of research and development activities conducted by third-party service providers that are conducting clinical studies. The Company records the estimated costs of research and development activities based upon the estimated amount of services provided and includes these costs in accrued liabilities and accrued liabilities—related parties in the consolidated balance sheets and within research and development and research and development—related parties expenses in the consolidated statements of operations. These costs are a significant component of research and development expenses. The Company accrues for these costs based on factors such as estimates of the work completed and in accordance with agreements established with third-party service providers. The Company makes judgments and estimates in determining the accrued liabilities balance in each reporting period.

Research and Development and Research and Development—Related Parties

Research and development and research and development—related parties expenses include costs incurred to develop the Company’s technology (prior to establishing technological feasibility), collect clinical samples, and conduct clinical studies to develop and support the Company’s investigational multi-cancer test. These costs consist of personnel costs, including salaries, benefits, and stock-based compensation expense associated with the Company’s research and development personnel, laboratory supplies, consulting costs, costs associated with setting up and conducting clinical studies at domestic and international sites, and allocated overhead expenses including rent, information technology, and equipment depreciation. The Company expenses both internal and external research and development costs in the periods in which they are incurred. Research and development—related parties expenses are further discussed in Note 12, Related-Party Transactions. Nonrefundable advance payments for goods and services that will be used or rendered in future research and development activities are deferred and recognized as expense in the period in which the related goods are delivered or services are performed.

Redeemable Convertible Preferred Stock

The Company records the redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The Company classifies its redeemable convertible preferred stock outside of stockholders’ deficit on the consolidated balance sheets because, in the event of certain “liquidation events” that are not solely within the Company’s control, the shares would become redeemable at the option of the holders. The Company did not adjust the carrying values of the redeemable convertible preferred stock to the deemed liquidation values of such shares since a liquidation event was not probable at either of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur.

Stock-Based Compensation Expense

Employee stock-based compensation expense is measured at the grant date based on the fair value of the award. For awards with service-based vesting conditions, the portion of the award that is ultimately expected to vest is recognized as an expense on a straight-line basis over the requisite service period, which is generally the vesting period. The vesting period is generally four years.

The Company determines the fair value of equity awards as follows:

Stock Options: In determining the fair value of the stock-based compensation expense for awards granted under the 2016 Equity Incentive Plan and non-plan incentive awards, the Company uses the Black-Scholes option-pricing model and a Monte Carlo simulation model, which require the input of subjective assumptions. These assumptions include: the fair value of common stock, the estimated length of time employees will retain their vested stock options before exercising them (expected term), the estimated volatility of the Company’s common stock price over the expected term (expected volatility), the risk-free interest rate, and expected dividends. Changes in the following assumptions can materially affect the estimate of stock-based compensation expense:

Expected Term—For awards with service-based vesting conditions, the expected term of stock options represents the period the stock options are expected to remain outstanding and is calculated using the simplified method, due to limited history, which calculates the expected term as the midpoint of the contractual term of the awards and the vesting period. For awards with performance-based vesting conditions, the Company evaluates the award’s service period, contractual term, and its expectations of the projected timing of achievement of milestones in estimating the expected term.

Expected Volatility—As there has been no public market for the Company’s common stock to date, and thus the Company does not have any trading history of its common stock, the expected volatility is estimated based on the average volatility for comparable publicly-traded companies over a period equal to the expected term of the stock option grants. The comparable companies are chosen based on their similar size, stage in the life cycle, or area of specialty.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the expected term of a stock award.

Expected Dividends—The Company has not paid dividends on its common stock and does not anticipate paying any dividends on its common stock in the near future.

Fair Value of Common Stock—Given the absence of a public trading market, the Company’s board of directors consider numerous objective and subjective factors to determine the fair value of the common stock at each grant date. These factors include, but are not limited to: (i) the most recently available valuations of the common stock performed at periodic intervals by an independent third-party valuation firm; (ii) the prices for the redeemable convertible preferred stock sold to outside investors; (iii) the Company’s capital structure, including the rights and preferences of the Company’s various classes of equity, including the redeemable convertible preferred stock relative to the common stock; (iv) the Company’s stage of development and commercialization as well as developments in the business; (v) the lack of marketability of the common stock for a privately-held company; (vi) the likelihood of achieving a liquidity event for the Company’s shares of common stock, such as an IPO or sale of the Company, given prevailing market conditions; (vii) the Company’s historical operating results; and (viii) valuations of comparable public companies.

The Company accounts for stock-based compensation arrangements with non-employees using a fair value approach. The Company believes that for stock options issued to non-employees, the fair value of the stock option is more reliably measurable than the fair value of the services rendered. Therefore, the Company estimates the fair value of non-employee stock options using a Black-Scholes option-pricing model with appropriate inputs. Prior to the early adoption of ASU No. 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share- Based Payment Accounting, on January 1, 2018, the estimated fair value of non-employee stock options was remeasured over the vesting period as earned. Subsequent to the early adoption of ASU No. 2018-07, stock-based compensation arrangements with non-employees are accounted for in the same manner as stock-based compensation arrangements with employees, and are no longer remeasured every reporting period.

The Company recognizes stock-based compensation expense for awards that contain performance-based and performance- and market-based conditions using the accelerated attribution method when management determines it is probable that the performance condition will be satisfied. For awards with performance- and market-based conditions, the Company uses a Monte Carlo simulation to determine the fair value at the grant date and recognizes stock-based compensation expense over the derived service period when it becomes probable that the performance- based condition will be met. Under the Monte Carlo simulation, stock returns are simulated for the Company to estimate the payouts established by the vesting conditions of the awards and an estimated time that the awards will vest. The assumptions used in the Monte Carlo simulation include: the fair value of common stock, estimating the length of time employees will retain their vested stock options before exercising them (expected term), the estimated volatility of the Company’s common stock price over the expected term (expected volatility), the risk-free interest rate and expected dividends.

The Company grants certain awards that may be settled in fully vested shares of common stock or in cash, at the Company’s election. These awards are accounted for as liability-classified awards because the dollar value of the awards is fixed and the number of shares is variable and is based on the per-share common stock value at the time the underlying performance- and market-based conditions are satisfied. For these awards, once the performance condition is deemed probable, the liability is remeasured on each reporting date using the Monte Carlo simulation until the awards vest. If the Company issues common stock, the liability is remeasured and then reclassified to additional paid-in capital, with a corresponding charge (or credit) to stock-based compensation expense.

Restricted Stock Units (RSUs) and Restricted Stock Awards (RSAs): The fair values of the RSUs and RSAs were determined based on the fair value of the Company’s common stock on the grant date.

Beginning in 2019, the Company granted RSUs that generally vest upon the completion of service-based conditions. The Company recognizes stock-based compensation expense over the requisite service period.

Provision for (Benefit from) Income Taxes

The Company records income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled.

The Company reduces deferred tax assets, if necessary, by a valuation allowance if it is more likely than not that the Company will not realize some or all of the deferred tax assets. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and recent results of operations.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company recognizes interest and penalties related to uncertain tax positions within the provision (benefit) for income taxes.

Foreign Currency

The functional currencies of the Company’s foreign subsidiaries are the U.S. Dollar, British Pound, and the Hong Kong Dollar. Adjustments resulting from translating the financial statements of the United Kingdom and Hong Kong subsidiaries into U.S. Dollars are recorded as a component of other comprehensive loss in the consolidated statements of comprehensive loss. Monetary assets and liabilities denominated in a foreign currency are translated into U.S. Dollars at the exchange rate on the balance sheet date. Expenses are translated at the weighted-average exchange rates during the period. Equity transactions are translated using historical exchange rates.

Comprehensive Loss

Comprehensive loss includes net loss and certain changes in stockholders’ deficit that are excluded from net loss, primarily unrealized losses (gains) on the Company’s marketable securities and foreign currency translation adjustments.

Net Loss Per Share Attributable to Class A and Class B Common Stockholders

Basic and diluted net loss per share attributable to Class A and Class B common stockholders are presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock and early exercised stock options and restricted stock awards to be participating securities. Under the two-class method, the net loss attributable to Class A and Class B common stockholders is not allocated to the redeemable convertible preferred stock as the holders of the Company’s redeemable convertible preferred stock do not have a contractual obligation to share in losses. Basic net loss per share attributable to Class A and Class B common stockholders is calculated by dividing the net loss adjusted to include deemed dividends paid to the Company’s preferred stockholders and accretion to redemption value of the redeemable common stock awards, to the extent both impact accumulated deficit, by the weighted-average number of shares of Class A and Class B common stock outstanding during the period, less shares subject to repurchase. Diluted net loss per share attributable to Class A and Class B common stockholders is the same as basic net loss per share, since the effects of potentially dilutive securities are antidilutive given the net loss attributable to Class A and Class B common stockholders for each period presented.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842), and subsequent amendments, to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous U.S. GAAP. ASU 2016-02 requires a lessee to recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. ASU 2016-02 is effective for financial years beginning after December 15, 2018 (including interim periods within those periods) using a modified retrospective approach, and early adoption is permitted.

On January 1, 2019, the Company adopted Topic 842, as amended, under the modified retrospective transition approach, with no cumulative-effect adjustment on the opening balance of accumulated deficit as of the effective date (the effective date method). Under the effective date method, financial results reported in periods prior to January 1, 2019 are unchanged. The Company elected the following as part of the adoption:

•

the package of practical expedients which allows for not reassessing (1) whether existing contracts contain leases, (2) the lease classification for existing leases, and (3) whether existing initial direct costs meet the new definition;

•

not to recognize ROU assets and lease liabilities for short-term leases, which have a lease term of twelve months or less and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise.

The cumulative effect of the adjustments made to the Company’s consolidated balance sheet as of the adoption date was primarily is detailed as follows:

	December 31, 2018	Effect of the Adoption of Topic 842	January 1, 2019
	(in thousands)
Assets:
Operating lease right-of-use assets	$—	$40,389	$40,389

Total assets	$686,845	$40,389	$727,234

Liabilities:
Operating lease liabilities, current portion	$—	$4,935	$4,935
Other current liabilities	1,785	(195)	1,590
Deferred rent, net of current portion	6,909	(6,909)	—
Operating lease liabilities, net of current portion	—	42,558	42,558

Total liabilities	$86,473	$40,389	$126,862

The adoption of the standard did not result in a material impact on the Company’s consolidated statements of operations and had no impact on the Company’s consolidated statements of cash flows. The most significant impact was the recognition of ROU assets and lease liabilities for operating leases and the related disclosures included in Note 6 to the financial statements, while the Company’s accounting for finance leases remained substantially unchanged.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), as well as a further amendment in ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. ASU 2014-09 establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. It also provides guidance on the recognition of costs related to obtaining and fulfilling customer contracts. This guidance is effective for annual reporting periods (including interim periods within those years) beginning after December 15, 2017. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company adopted this ASU on January 1, 2018. There was no material impact to the consolidated financial statements upon adoption.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments–Credit Losses (Topic 326). ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets. This guidance will become effective for the Company beginning in the first quarter of 2020 and must be adopted using a modified retrospective approach, with certain exceptions. The Company does not anticipate that the adoption of this standard will have a material effect on its consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), which requires amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the total beginning and ending amounts for the periods shown on the consolidated statements of cash flows. ASU 2016-08 is effective for financial years beginning after December 15, 2017 (including interim periods within those periods) using a retrospective transition method for each period presented. The Company adopted this standard on January 1, 2018 using a retrospective transition method. There was no material impact to the consolidated financial statements upon adoption.

In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. ASU 2017-09 is effective for annual and interim periods beginning after December 15, 2017. The Company adopted this standard on January 1, 2018. There was no material impact to the consolidated financial statements upon adoption.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260): Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815), which changes the classification analysis of certain equity-linked financial instruments with down round features. Under historical U.S. GAAP, an equity-linked financial instrument with a down round feature that otherwise was not required to be classified as a liability under ASC 480 was evaluated under the ASC 815, Derivatives and Hedging, to determine whether it met the definition of a derivative (and was therefore measured at fair value at each reporting period). Under ASU 2017-11, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock under ASC 815. Accordingly, these financial instruments are no longer measured at fair value at each reporting period. ASU 2017-11 also requires entities that calculate earnings per share to recognize the effect of the down round feature when it is triggered (at this time, the effect is treated as a dividend and as a reduction of income available to common stockholders in basic earnings per share). It is effective for annual and interim periods beginning after December 15, 2018 and early adoption is permitted. The Company adopted this standard on January 1, 2019. The impact of the adoption of this ASU did not have a material impact on its consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The ASU is intended to reduce the cost and complexity and to improve financial reporting for nonemployee share-based payments. The ASU expands the scope of Topic 718, Compensation—Stock Compensation, which currently only includes share-based payments for employees, to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. This ASU is effective for annual and interim periods beginning after December 15, 2018. Early adoption is permitted but may take place no earlier than a company’s adoption date of Topic 606, Revenue from Contracts with Customers. The Company early adopted this standard on January 1, 2018. There was no material impact to the consolidated financial statements upon adoption.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The ASU improves the effectiveness of fair value measurements disclosures and modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. This ASU is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The Company does not anticipate that the adoption of this ASU will have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. ASU 2018-15 amends current guidance to align the accounting for costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing costs associated with developing or obtaining internal-use software. Capitalized implementation costs must be expensed over the term of the hosting arrangement and presented in the same line item in the statement of income as the fees associated with the hosting element (service) of the arrangement. ASU 2018-15 is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is planning to adopt the standard using the prospective transition method and will begin capitalizing implementation costs as of January 1, 2020.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 modifies ASC 740 to simplify the accounting for income taxes. The Company has elected to early adopt the amendments effective January 1, 2019. The impact to the consolidated financial statements upon adoption was immaterial.

NOTE 3. BALANCE SHEET COMPONENTS

Property and Equipment, Net

Property and equipment, net consisted of the following:

	Useful Life (in Years)	As of December 31,
		2018	2019
		(in thousands)
Laboratory equipment	3 to 5	$23,124	$23,157
Computer hardware	3 to 5	4,363	4,994
Computer software	3 to 5	257	257
Furniture and fixtures	5	2,026	2,021
Leasehold improvements	Lease term	23,295	21,931
Construction-in-process		241	215

Property and equipment, gross		53,306	52,575
Less accumulated depreciation and amortization		(20,267)	(28,150)

Total property and equipment, net		$33,039	$24,425

Included within property and equipment, net is $3.4 million and $1.3 million of laboratory equipment purchased from related parties as of December 31, 2018 and 2019, respectively.

In June 2018, the Company concluded that certain laboratory equipment (some of which were subsequently disposed of) did not have remaining utility due to ongoing business changes and accordingly recorded an impairment charge of $4.0 million in research and development expenses on the consolidated statements of operations. In addition, effective December 31, 2018, the Company changed its estimate of the useful life of the leasehold improvements in its Hong Kong facilities. In connection with the decision to exit the Hong Kong facility, the Company recorded an impairment charge of $1.7 million, primarily in research and development expenses, in connection with leasehold improvements in its Hong Kong facilities.

During 2019, primarily in connection with the decision to end the Company’s lease in Hong Kong, the Company recorded an impairment charge of $0.9 million relating to laboratory equipment, computer hardware and furniture and fixtures, in research and development expenses.

The Company recorded $14.1 million and $10.3 million of depreciation expense during 2018 and 2019 respectively, of which $1.6 million and $0, respectively, related to assets under capital leases. For more information on the capital leases, see Note 7, Commitments and Contingencies.

Accrued Liabilities and Accrued Liabilities—Related Parties

Accrued liabilities and accrued liabilities–related parties consist primarily of amounts owed to vendors, employees, and professional service firms and are based on the Company’s best estimate. Accrued liabilities and accrued liabilities–related parties consisted of the following:

	As of December 31,
	2018	2019
	(in thousands)
Accrued compensation expenses	$14,502	$14,889
Accrued legal and professional expenses	3,051	4,306
Accrued clinical studies expenses	12,219	5,119
Accrued research and development expenses	2,210	3,494
Accrued construction-in-process	207	23
Accrued research and development expenses—related parties	21,209	—
Accrued other expenses	4,772	3,753

Total accrued liabilities and accrued liabilities—related parties	$58,170	$31,584

NOTE 4. FAIR VALUE MEASUREMENTS

The following table represents the fair value hierarchy for the Company’s financial assets measured at fair value on a recurring basis as of December 31, 2018 and December 31, 2019:

	As of December 31, 2018
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash equivalents:
Money market funds	$33,853	$—	$—	$33,853
Corporate debt securities	—	5,999	—	5,999
Commercial paper	—	3,983	—	3,983
Short-term marketable securities:
U.S. government treasuries	49,879	—	—	49,879
U.S. government agency securities	—	14,873	—	14,873
Corporate debt securities	—	266,872	—	266,872
Commercial paper	—	214,632	—	214,632

Total marketable securities	49,879	496,377	—	546,256

Total	$83,732	$506,359	$—	$590,091

	As of December 31, 2019
	Level 1	Level 2	Level 3	Total
		(in thousands)
Cash equivalents:
Money market funds	$58,291	$—	$—	$58,291
Corporate debt securities	—	21,001	—	21,001
Commercial paper	—	4,988	—	4,988
Short-term marketable securities:
U.S. government treasuries	37,533	—	—	37,533
U.S. government agency securities	—	7,504	—	7,504
Corporate debt securities	—	236,234	—	236,234
Commercial paper	—	119,884	—	119,884
Long-term marketable securities:
Corporate debt securities	—	5,435	—	5,435
U.S. government agency securities	—	8,498	—	8,498

Total marketable securities	37,533	377,555	—	415,088

Total	$95,824	$403,544	$—	$499,368

There were no transfers between the fair value measurement levels during 2018 and 2019.

NOTE 5. MARKETABLE SECURITIES

All marketable securities as of December 31, 2018 and 2019 are considered available-for-sale, and the amortized costs, unrealized holding gains or losses, and the fair values of the Company’s marketable securities by major security type are summarized in the table below:

	As of December 31, 2018
	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Aggregate Fair Value
		(in thousands)
Cash equivalents:
Money market funds	$33,853	$—	$—	$33,853
Corporate debt securities	5,999	—	—	5,999
Commercial paper	3,983	—	—	3,983

Total cash equivalents	43,835	—	—	43,835

Short-term marketable securities:
U.S. government treasuries	$49,891	$—	$(12)	$49,879
U.S. government agency securities	14,899	—	(26)	14,873
Corporate debt securities	267,165	16	(309)	266,872
Commercial paper	214,632	—	—	214,632

Total short-term marketable securities	546,587	16	(347)	546,256

Total marketable securities	$590,422	$16	$(347)	$590,091

	As of December 31, 2019
	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Aggregate Fair Value
	(in thousands)
Cash equivalents:
Money market funds	$58,291	$—	$—	$58,291
Corporate debt securities	21,001	—	—	21,001
Commercial paper	4,988	—	—	4,988

Total cash equivalents	84,280	—	—	84,280

Short-term marketable securities:
U.S. government treasuries	$37,497	$37	$(1)	$37,533
U.S. government agency securities	7,499	5	—	7,504
Corporate debt securities	236,012	259	(37)	236,234
Commercial paper	119,884	—	—	119,884

Total short-term marketable securities	400,892	301	(38)	401,155

Long-term marketable securities:
Corporate debt securities	5,439	—	(4)	5,435
U.S. government agency securities	8,500	—	(2)	8,498

Total long-term marketable securities	13,939	—	(6)	13,933

Total marketable securities	$499,111	$301	$(44)	$499,368

Interest income related to the Company’s cash equivalents and available-for-sale investments included in interest income, net, was $12.3 million and $11.7 million during 2018 and 2019, respectively.

The following table summarizes the maturities of the Company’s available-for-sale securities, by contractual maturity, as of December 31, 2019.

	As of December 31, 2019
	Amortized Cost	Aggregate Fair Value
	(in thousands)
Mature in less than one year	$485,172	$485,435
Mature in one to two years	13,939	13,933

Total	$499,111	$499,368

The following table summarizes the Company’s available-for-sale securities that were in a continuous unrealized loss position for less than 12 months, but were not deemed to be other-than-temporarily impaired, as of December 31, 2018 and 2019.

	As of December 31,
	2018		2019
	Aggregate Fair Value	Aggregate Unrealized Losses	Aggregate Fair Value	Aggregate Unrealized Losses
	(in thousands)
U.S. government treasuries	$39,898	$(12)	$7,542	$(1)
U.S. government agency securities	14,874	(26)	8,498	(2)
Corporate debt securities	238,750	(309)	62,395	(41)

Total	$293,522	$(347)	$78,435	$(44)

As of December 31, 2018 and 2019, some of the Company’s marketable securities were in an unrealized loss position. The Company held a total of 84 and 23 positions that were in an unrealized loss position as of December 31, 2018 and 2019, respectively. The Company determined that the gross unrealized losses were temporary in nature and related primarily to interest rate shifts rather than significant changes in the underlying credit quality of the securities that the Company holds. The Company has the ability to hold all marketable securities that have been in a continuous loss position until maturity or recovery, thus there has been no recognition of any other-than-temporary impairment during 2018 and 2019.

The Company’s short-term marketable securities have an effective maturity date of less than 12 months, and the long-term marketable securities have an effective maturity of greater than 12 months and less than 16 months.

NOTE 6. LEASES

The Company has entered into operating and finance leases for facilities and research and development equipment. Both operating and finance leases have remaining lease terms which range from 1 year to 7 years, and often include one or more options to renew. These renewal terms can extend the lease term from 1 to 5 years and are included in the lease term when it is reasonably certain that the Company will exercise the option. One lease provides the option to terminate the lease under certain conditions with three months’ notice. The Company does not expect to exercise this termination option. The exercise of lease renewal and termination options is at the Company’s sole discretion. The Company also has variable lease payments that are primarily comprised of common area maintenance and utility charges.

During the twelve months ended December 31, 2019, in connection with the decision to exit its Hong Kong facility, the Company recorded an impairment charge of $1.3 million in research and development expenses relating to operating lease right-of-use assets. In November 2019, the Company entered into a surrender agreement to terminate the operating lease of the Hong Kong facility, which released the Company of its residual value guarantees, which amounted to $0.6 million and was recognized as an offset to general and administrative expenses.

Supplemental balance sheet information related to leases was as follows:

As of December 31, 2019
(in thousands)
Operating leases:
Operating lease right-of-use assets	$35,036

Operating lease liabilities, current portion	$4,604
Operating lease liabilities, net of current portion	36,638

Total operating lease liabilities	$41,242

Finance leases:
Property and equipment, gross	4,920
Accumulated depreciation	(4,920)

Property and equipment, net	$—

Other current liabilities	$800
Finance lease payable, net of current portion	—

Total finance lease liabilities	$800

Supplemental cash flow information related to leases was as follows:

Year Ended December 31, 2019
(in thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$7,981
Financing cash flows from finance leases	1,559

The components of lease expense were as follows:

Year Ended December 31, 2019
(in thousands)
Operating leases cost	$7,215
Finance leases cost:
Amortization of leased assets	32
Interest on lease liabilities	107
Short-term leases cost	—
Variable leases cost	3,234

Total leases cost	$10,588

Weighted-average remaining lease term (years):
Operating lease	6.87
Finance lease	0.50
Weighted-average discount rate:
Operating leases	7.0%
Finance leases	5.1%

As of December 31, 2019, no assets were obtained in exchange for lease obligations related to operating leases or finance leases.

As of December 31, 2019, undiscounted future lease payments for each of the next five years and thereafter are as follows:

Year Ending December 31,	Operating Leases	Finance Leases	Total
	(in thousands)
2020	$6,780	$812	$7,592
2021	7,544	—	7,544
2022	7,705	—	7,705
2023	7,706	—	7,706
2024	7,889	—	7,889
Thereafter	14,359	—	14,359

Total lease payments	51,983	812	52,795
Less: interest	(10,741)	(12)	(10,753)

Total	$41,242	$800	$42,042

As of December 31, 2019, the Company does not have additional operating and finance leases that have not yet commenced.

ASC 840 Disclosures

The Company elected modified retrospective transition approach and is required to present previously disclosed information under the prior accounting standards for leases. Total minimum lease payments as of December 31, 2018 are as follows:

Year Ending December 31,	Operating Leases	Finance Leases	Total
	(in thousands)
2019	$7,798	$1,675	$9,473
2020	7,802	850	8,652
2021	7,228	—	7,228
2022	7,447	—	7,447
2023	7,672	—	7,672
Thereafter	22,066	—	22,066

Total	$60,013	$2,525	$62,538

Total rent expense was $6.6 million and $7.2 million during 2018 and 2019, respectively.

The Company leased lab equipment totaling $6.0 million in 2016 and did not enter into any additional capital leases in 2018 or 2019.

NOTE 7. COMMITMENTS AND CONTINGENCIES

As of December 31, 2019, the Company’s future non-lease commitments over the next five years and thereafter were as follows:

	Minimum Royalties	Purchase Commitments	Total
	(in thousands)
2020	$565	$845	$1,410
2021	570	—	570
2022	575	—	575
2023	1,075	—	1,075
2024	1,075	—	1,075
Thereafter	6,750	—	6,750

Total commitments	$10,610	$845	$11,455

Minimum Royalty Commitments

The Company has certain minimum royalty commitments associated under licensing agreements related to its research efforts.

Purchase Commitments

The Company has open purchase orders primarily related to the purchase of laboratory supplies in the normal course of business.

Contingencies

The Company responds to claims arising in the ordinary course of business. If necessary, the Company will accrue estimates of the amounts it expects to pay upon resolution of such matters, and such amounts will be included in other current liabilities. Should the Company not be able to secure the terms it expects, these estimates may change and will be recognized in the period in which they are identified.

Legal Matters

The Company is subject to various claims, complaints, and legal actions that arise from time to time. The Company does not believe it is a party to any currently pending or threatened legal proceedings that will result in a material adverse effect on its business. There can be no assurance that existing or future legal proceedings arising in the ordinary course of business or otherwise will not have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.

Indemnification

The Company has agreed to indemnify its directors and officers for certain events or occurrences while the director or officer is, or was serving, at the Company’s request in such capacity. The indemnification period covers all pertinent events and occurrences during the director’s or officer’s service. The maximum potential amount of future payments the Company could be required to make under the applicable indemnification agreements is not specified in the agreements; however, the Company has director and officer insurance coverage that reduces its exposure and enables the Company to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal.

The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to the Company’s technology. The term of these indemnification agreements is generally perpetual after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these arrangements is not determinable. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

NOTE 8. COMMON STOCK

The Company has two classes of common stock: Class A and Class B. The voting rights per share of Class A and Class B are 1:1 and 10:1, respectively. Common stockholders are entitled to dividends when and if declared by the board of directors subject to the prior rights of the preferred stockholders. As of December 31, 2019, no dividends have been declared. The shares of Class B common stock are convertible into shares of Class A common stock at a ratio of 0.44 shares of Class A common stock to 0.42 shares of Class B common stock.

As of December 31, 2019, the Company has reserved shares of Class A common stock for issuance upon conversion of the redeemable convertible preferred stock and exercise of options. No shares of Class B common stock have been reserved. The Company has reserved shares of Class A common stock, on an as converted basis, for issuance as follows:

Class A Shares
(in thousands)
Conversion of Series A redeemable convertible preferred stock	85,000
Conversion of Series B redeemable convertible preferred stock	309,257
Conversion of Series C redeemable convertible preferred stock	63,145
Conversion of Series D redeemable convertible preferred stock	31,323
Conversion of Class B common stock	26,179
Options and awards outstanding for the 2016 Equity Incentive Plan	94,300
Non-Plan Incentive Awards	26,525
Reserved for future grants	23,717

Total	659,446

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK

The following tables represent the redeemable convertible preferred stock as of December 31, 2018 and 2019:

	As of December 31, 2018
	Shares Authorized	Original Issuance Price	Shares Issued and Outstanding	Net Proceeds	Liquidation Value
		(in thousands, except share and per share data)
Series A	85,000,000	1.0000	85,000,000	$120,000	$85,000
Series B	309,256,591	4.0085	309,256,591	1,085,404	1,239,655
Series C	63,144,601	4.7510	63,144,600	299,557	300,000

Total	457,401,192		457,401,191	$1,504,961	$1,624,655

	As of December 31, 2019
	Shares Authorized	Original Issuance Price	Shares Issued and Outstanding	Net Proceeds	Liquidation Value
		(in thousands, except share and per share data)
Series A	85,000,000	1.0000	85,000,000	$120,000	$85,000
Series B	309,256,591	4.0085	309,256,591	1,085,404	1,239,655
Series C	63,144,600	4.7510	63,144,600	299,557	300,000
Series D	48,942,833	5.1080	31,323,413	159,836	160,000

Total	506,344,024		488,724,604	$1,664,797	$1,784,655

During 2018, the Company issued 63,144,600 shares of Series C redeemable convertible preferred stock for gross proceeds of $300.0 million, less $0.4 million of issuance costs. The Series C redeemable convertible preferred stock has substantially similar terms as the Company’s Series A and B redeemable convertible preferred stock except that it has a liquidation preference of $4.751 per share.

During 2019, the Company issued 31,323,413 shares of Series D redeemable convertible preferred stock for gross proceeds of $160.0 million, less $0.2 million of issuance costs. The Series D redeemable convertible preferred stock has substantially similar terms as the Company’s Series A, B, and C redeemable convertible preferred stock except that it has a liquidation preference of $5.1080 per share.

Redemption

As of December 31, 2018 and December 31, 2019, the Company classified the convertible preferred stock as redeemable on the consolidated balance sheets. Upon the occurrence of certain change-in-control events that may be outside the Company’s control, including liquidation, sale, or transfer of the Company, holders of the convertible preferred stock could cause a redemption of their stock for cash. The preferred stock does not have a mandatory redemption date.

Conversion

Each share of preferred stock is convertible, at the option of the holder, according to a conversion ratio, which is subject to adjustment for dilutive share issuances as described in the next paragraph. The total number of shares of common stock into which the preferred stock may be converted is determined by dividing the then-applicable conversion price by the initial conversion price. The preferred stock automatically converts into shares of Class A common stock at the then-applicable conversion price in the event of an underwritten public offering of shares of common stock with aggregate gross proceeds of no less than $150 million (Qualifying IPO), provided that, prior to November 27, 2021 (24 months after the initial closing date of November 27, 2019), such automatic conversion shall also require either (i) the per share price of the Qualifying IPO to be at least $5.1080 per share (i.e., the Series D preferred stock original issue price) or (ii) the vote of the holders of a majority of the combined Series C and D preferred stock. The preferred stock also automatically converts into shares of Class A common stock at the then- applicable conversion price upon the vote of a majority of the holders of preferred stock and, if prior to November 27, 2021, the vote of the holders of two-thirds of the combined Series C and D preferred stock shall also be required. As of December 31, 2019, each share of Series A, B, C, and D preferred stock was convertible into one share of Class A common stock.

Subject to certain exceptions, including issuances of shares to employees or consultants pursuant to a stock option plan approved by the board of directors and issuances of shares to lenders or strategic partners or in connection with the acquisition of a company or technology, in each case approved by the board of directors, the conversion price of each applicable series of preferred stock is subject to adjustment to prevent dilution in the event that the Company issues additional shares at a purchase price less than the then-applicable conversion price.

Dividends

Any dividends paid in any fiscal year will be paid among the holders of redeemable convertible preferred stock and common stock then outstanding based on preferences and on an if-converted basis. Dividends are noncumulative, and none were declared as of December 31, 2018 or December 31, 2019.

Voting

Each share of redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of Class A common stock into which such shares could be converted. Holders of redeemable convertible preferred stock and common stock vote as a single class.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, including a merger, acquisition, or sale of assets where the holders of common stock and preferred stock own less than a majority of the resulting voting power of the surviving entity (Liquidation Transaction), the holders of preferred stock will receive in preference to the holders of common stock, an amount per share equal to the liquidation preference, plus any accrued but unpaid dividends. After payment of the liquidation preference to the holders of the preferred stock, the remaining assets of the Company are available for distribution to the holders of common stock on a pro rata basis. The vote of a majority of the holders the preferred stock can waive the liquidation preference; provided that, prior to November 27, 2021, the vote of the holders of two-thirds of the combined Series C and D preferred stock shall also be required to waive such liquidation preference. These liquidation features cause the Series A, B, C, and D preferred stock to be classified as mezzanine equity rather than as a component of stockholders’ deficit.

NOTE 10. STOCK INCENTIVE AWARDS

The Company grants awards under the 2016 Equity Incentive Plan (2016 Plan) as well as incentive awards not under the 2016 Plan (Non-Plan Equity Incentive Awards).

2016 Equity Incentive Plan

The Company’s board of directors adopted, and its stockholders approved, the Company’s 2016 Plan in January 2016. The 2016 Plan was amended on February 6, 2017, February 27, 2017, September 18, 2019, November 21, 2019, and November 25, 2019.

As of December 31, 2019, the Company had granted options or rights to purchase 134,890,768 shares of its Class A common stock and 24,989,397 shares of its Class B common stock under the Company’s 2016 Plan, of which options or rights to purchase 94,299,675 shares of Class A common stock and no shares of Class B common stock were outstanding. As of December 31, 2019, 23,717,119 shares of Class A common stock and no shares of Class B common stock remained available for future grants. The maximum contractual term of options is generally ten years.

The Company’s 2016 Plan allows for the grant of awards in the form of: (i) incentive stock options, (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) RSAs; (v) RSUs; and (vi) unrestricted stock. Directors, employees, and consultants are eligible to participate in the 2016 Plan.

Stock Option Activity—A summary of all stock option activity for the 2016 Plan during 2018 and 2019 is as follows:

		Class A
	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price Per Share	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
	(in thousands, except years and per share data)
Balance as of January 1, 2018	25,572	21,567	$0.39		9.24	$732

Granted	(28,135)	28,135	1.09	$0.71
Exercised	—	(5,258)	0.50
Repurchased	864	—	—
Forfeited	3,250	(3,250)	0.42

Balance as of December 31, 2018	1,551	41,194	0.85		8.99	36,708
Award Authorized	63,058
Granted	(52,377)	52,377	1.96	1.30
Exercised	—	(5,159)	0.63
Repurchased	857	—	—
Forfeited	10,628	(10,628)	1.55

Balance as of December 31, 2019	23,717	77,784	1.52		9.07	44,677

Options vested and expected to vest as of December 31, 2019	—	67,284	1.56		9.07	35,910

Options vested and exercisable as of December 31, 2019	—	15,662	0.71		7.67	21,673

Restricted Stock Unit Activity—A summary of all restricted stock unit activity for the 2016 Plan during 2019 was as follows:

	Class A Restricted Stock Units
	Restricted Stock Units Outstanding	Weighted- Average Grant Date Fair Value Per Share
	(in thousands, except per share data)
Unvested balance as of January 1, 2019	—	—
Granted	16,516	$1.97
Vested	—	—
Forfeited	—	—

Unvested balance as of December 31, 2019	16,516	1.97

As of December 31, 2019, there was $29.5 million of total unrecognized compensation cost related to restricted stock units granted under the Company’s 2016 Plan. That cost is expected to be recognized over a weighted-average period of 2.94 years.

Awards with Service-Based Vesting Conditions Granted under the 2016 Plan

During 2018 and 2019, the Company granted 21,751,430 and 62,593,918 awards with service-based vesting conditions, respectively.

During 2018 and 2019, the Company granted 21,751,430 and 46,077,816 options of Class A common stock under the 2016 Plan with only service-based vesting conditions, respectively. The fair value of these options granted during 2018 and 2019 was estimated using the Black-Scholes option-pricing model with the following weighted- average assumptions:

	Year Ended December 31,
	2018	2019
Expected term (in years)	6.01	5.94
Expected volatility	68.0%	73.5%
Risk-free interest rate	2.76%	1.69%
Expected dividend rate	—%	—%

The total grant date fair value of options that vested during 2018 and 2019 was $2.6 million and $7.0 million, respectively. The aggregate intrinsic value of options exercised during 2018 and 2019 was $3.2 million and $3.5 million, respectively. During 2019, the Company modified 3,271,768 options with service-based vesting conditions from the 2016 Plan. See “Modification of Stock Options.”

During 2019, of the 62,593,918 awards granted, 16,516,102 were RSUs of Class A common stock under the 2016 Plan. These RSUs have an expiration term of 10 years. 11,285,902 RSUs vest over a period of 3 years with two-thirds vesting upon the second anniversary of the vesting start date and the remaining one-third vesting at the third anniversary of the vesting start date. 5,230,200 RSUs vest over a period of 4 years with 25% vesting upon the first anniversary of the vesting start date and 1/16th vesting quarterly thereafter. The weighted-average grant date fair value per share for these RSUs was $1.97 and the aggregate grant date fair value was $32.6 million. None of these units vested during 2019.

Awards with Performance-Based Vesting Conditions Granted under the 2016 Plan

During 2016, the Company granted restricted stock awards of 5,714,286 shares of Class B common stock that vest upon satisfaction of performance or service-based conditions. Vesting, if achieved, will be based on the timing of certain transactions, including a qualified IPO, or upon completion of requisite service, whichever is earlier, provided, however, that a single transaction cannot result in vesting of more than 50% of the total restricted stock awards. The grant date fair value per share of these awards was $0.15 and the aggregate grant date fair value was $0.9 million. None of these awards vested during 2018 or 2019. Stock-based compensation expense of $0.2 million and $0.2 million was recognized during 2018 and 2019 respectively, for these awards.

During 2017, the Company granted options to purchase 4,180,021 shares of Class A common stock to the founders of Cirina Limited that vest upon satisfaction of performance- and service-based conditions. The options vest over a period of 4 years with 25% vesting upon the first anniversary of the grant date and 1/48th vesting at the end of each month thereafter. During 2017, a performance-based condition was satisfied upon a successful patent claim and as a result, vesting of one-third of these options was accelerated. During 2019, a second performance- based condition was satisfied upon a subsequent successful patent claim and as a result, vesting of the remaining options was accelerated. The grant date fair value per share of these options was $0.32 and the aggregate grant date fair value was $1.3 million. The total grant date fair value of options that vested during 2018 and 2019 was $0.5 million and $0.4 million, respectively. The aggregate intrinsic value of options exercised during, 2018 and 2019 was, $3.3 million and $2.3 million, respectively. Stock-based compensation expense of $0.4 million and $0.1 million was recognized during 2018 and 2019, respectively, for these options.

During 2018, the Company granted options to purchase 1,500,000 shares of Class A common stock that vest upon satisfaction of performance-based conditions. During 2018, 500,000 shares vested after the related performance-based condition was met, and stock-based compensation expense of $0.1 million was recognized for these vested options. In addition, 500,000 shares were forfeited due to the related performance-based condition not being met by December 31, 2018. The remaining 500,000 shares vest upon satisfaction of other performance-based conditions that are not yet considered probable of being met. The grant date fair value per share of these options was $0.26 and the aggregate grant date fair value was $0.4 million. The total grant date fair value of options that vested during 2018 and 2019 was $0.1 million and $0 respectively. None of these options were exercised in 2018 or 2019.

During 2019, the Company granted options to purchase 1,050,000 shares of Class A common stock that vest upon satisfaction of performance-based conditions. The grant date fair value per share of these options was $1.10 per share and the aggregate grant date fair value was $1.2 million. As of December 31, 2019, those shares were forfeited.

During 2019, the Company granted options to purchase 1,743,300 of Class A common stock to one of the Company’s executives. The options will commence vesting upon the consummation of the Company’s IPO, provided such IPO is consummated within 10 years from the grant date, over a period of four years, with 1/48th vesting upon each monthly anniversary of such vesting commencement date. The grant date fair value per share of these options was $1.69 and the aggregate grant date fair value was $3.0 million. As of December 31, 2019, no options have been exercised, no options have vested, and no stock-based compensation expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

During 2019, the Company granted options to purchase 3,506,222 of Class A common stock to two of the Company’s executives. The options will commence vesting upon the achievement of certain performance targets, provided such performance targets are met within 10 years from the grant date, over a period of three years, with 1/36th vesting upon each monthly anniversary of such vesting commencement date. The grant date fair value per share of these options was $1.69 and the aggregate grant date fair value was $5.9 million. As of December 31, 2019, no options have been exercised, no options have vested, and no stock-based compensation expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

The fair value of the Company’s awards with performance-based conditions granted under the 2016 Plan during 2018 and 2019 was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2018	2019
Expected term (in years)	5.57	9.45
Expected volatility	68.1%	78.1%
Risk-free interest rate	2.65%	2.01%
Expected dividend rate	—%	—%

Awards with Performance- and Market-Based Vesting Conditions Granted under the 2016 Plan

During 2018, the Company granted options to purchase 4,883,947 shares of Class A common stock that vest upon satisfaction of performance- and market-based conditions. The performance-based condition is satisfied upon the Company successfully executing an IPO of the Company’s common stock and achieving certain performance targets. The market-based condition is satisfied upon the Company maintaining certain market capitalization levels after the IPO. For these options, the Company uses a Monte Carlo simulation to determine the fair value at the grant date and the implied service period. The weighted-average grant date fair value per share for these options was $0.22 and the aggregate grant date fair value was $1.1 million. None of these options vested in 2018 or 2019. In 2018 and 2019, the Company did not recognize any stock-based compensation expense associated with these options as the achievement of the performance-based condition was not deemed to be probable. Of the 4,883,947 options, 4,400,000 options were modified and accounted for under the modification guidance. See “Modification of Stock Options.”

The fair value of the Company’s awards with performance- and market-based conditions granted under the 2016 Plan during 2018 was estimated using the Monte Carlo simulation with the following weighted-average assumptions:

Year Ended December 31, 2018
Expected term (in years)	6.25
Expected volatility	70.0%
Risk-free interest rate	2.30%
Expected dividend rate	—%

Awards Granted to Non-Employees under the 2016 Plan

Prior to the adoption of ASU No. 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, on January 1, 2018, for awards granted to non-employees (other than non- employee directors of the Company), the Company determined the fair value of the award at each balance sheet date and recorded additional compensation expense, if necessary, each period until the award was exercised or cancelled. Subsequent to the early adoption of ASU No. 2018-07, awards granted to non-employees are accounted for in the same manner as awards for employees and are no longer remeasured every reporting period. The Company recorded stock-based compensation expense of $1.3 million and $0.4 million related to awards granted to non-employees during 2018 and 2019, respectively.

Non-Plan Equity Incentive Awards

During 2016, the Company granted restricted stock awards of 1,125,000 shares of Class A common stock outside of the 2016 Plan. These awards have an expiration term of 10 years. Of these awards, 1,000,000 will vest over a period of 4 years with 1/48th vesting on the monthly anniversary of the grant date with the exception of accelerating events relating to certain successful patent claims. The remaining 125,000 of these awards vest over a period of 4 years with 25% vesting upon the first anniversary of the grant date and 1/48th vesting at the end of each month thereafter. During 2018 and 2019, 281,250 and 281,250, respectively, of these awards vested. As of December 31, 2018 and 2019, 416,667 and 135,417, respectively, of these awards remained unvested. The weighted-average grant date fair value per share for these awards was $0.25 and the aggregate grant date fair value was $0.3 million. The total grant date fair value of awards that vested during 2018 and 2019 was, $0.1 million and $0.1 million, respectively. Stock-based compensation expense of $0.2 million and $0.1 million was recognized during 2018 and 2019, respectively, for these awards.

During 2018, the Company granted 28,683,500 options of Class A common stock outside of the 2016 Plan to two of the Company’s executives, of which 476,191 were exercised.

Of these options, 21,453,125 have an expiration term of 10 years and vest over a period of 4 years with 25% vesting upon the first anniversary of the grant date and 1/48th vesting at the end of each month thereafter. The weighted-average grant date fair value per share was $0.45 and the aggregate grant date fair value was $9.7 million.

The fair value of these options was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Year Ended December 31, 2018
Expected term (in years)	6.07
Expected volatility	67.8%
Risk-free interest rate	2.43%
Expected dividend rate	—%

As of December 31, 2019, 476,191 of these options had been exercised. The aggregate intrinsic value of non-2016 Plan incentive awards exercised during 2018 and 2019 was $0.6 million and $0, respectively. During 2019, 8,279,501 of these options were forfeited. The total grant date fair value of awards that vested during 2018 and 2019 was $0 and $4.0 million, respectively. Stock-based compensation expense of $1.6 million and $1.2 million was recognized during 2018 and 2019, respectively, for these awards.

The remaining 7,230,375 options granted in 2018 vest upon satisfaction of performance- and market-based conditions. The performance-based condition is satisfied upon the Company successfully executing an IPO of the Company’s common stock and achieving certain performance targets. The market-based condition is satisfied upon the Company maintaining certain market capitalization levels after the IPO. For these options, the Company uses a Monte Carlo simulation to determine the fair value at the grant date and the implied service period. The weighted- average grant date fair value per share for these options was $0.38 per share, and the aggregate grant date fair value was $2.8 million. In 2018 and 2019, the Company did not recognize any stock-based compensation expense associated with these options as the achievement of the performance-based condition was not deemed to be probable.

The fair value of the Company’s options with performance- and market-based conditions not granted under the 2016 Plan during 2018 was estimated using the Monte Carlo simulation with the following weighted-average assumptions:

Year Ended December 31, 2018
Expected term (in years)	6.25
Expected volatility	70.0%
Risk-free interest rate	2.48%
Expected dividend rate	—%

None of the Non-Plan Equity Incentive Awards using the Monte Carlo simulation vested in 2018 or 2019 and none were exercised in 2018 or 2019. During 2019, all of these options were forfeited.

During 2019, the Company granted restricted stock units of 13,827,568 shares of Class A common stock outside of the 2016 Plan. These units vest over a period of 3 years with 67% vesting upon the second anniversary of the vesting start date and the remaining 33% vesting on the third anniversary of the vesting start date. The weighted- average grant date fair value per share for these units was $1.92 per share and the aggregate grant date fair value was $26.5 million. None of these units have vested as of December 31, 2019.

During 2019, the Company modified 10,658,214 options granted outside of the 2016 Plan with service-based conditions and 1,631,375 options granted outside of the 2016 Plan with performance- and market-based conditions. See “Modification of Stock Options”. All remaining options, which were neither modified nor exercised, were forfeited as of December 31, 2019.

The Non-Plan Incentive Awards outstanding as of December 31, 2019 had a weighted-average exercise price of $0.93 per share.

Early Exercise of Stock Options

Certain options granted under the 2016 Plan and Non-Plan Incentive Awards have been early exercised. The unvested shares are subject to a repurchase right held by the Company at the original purchase price. The proceeds initially are recorded as a liability for early exercise of unvested options and reclassified to additional paid-in capital as the repurchase right lapses. The Company issued 1,855,800 and 164,981 shares of common stock upon the early exercise of options during 2018 and 2019, respectively, for total exercise proceeds of $1.3 million and $0.2 million, respectively. During 2018 and 2019, the Company repurchased 865,149 and 857,476 shares, respectively, of unvested common stock related to early exercised options at the original purchase price due to the termination of employees.

Shares Subject to Repurchase

As of December 31, 2018 and 2019, 12,109,959 and 7,145,211 shares, respectively, held by employees and directors were subject to the Company’s right of repurchase at an aggregate price of $3.7 million and $2.2 million, respectively.

Modification of Stock Options

In the second quarter of 2018, the Company entered into a separation arrangement with a senior executive, as a result of which certain of his service-based stock options to purchase shares of Class A common stock were modified. As a result of this modification, the vesting of 1,200,000 options was accelerated as of the date of the separation agreement. In consideration for consulting services, the remaining unvested service-based awards continue to vest on a monthly basis during the consulting period. As a result of this modification, the fair value of his service-based stock options increased by $4.5 million, which was recorded as an incremental expense during 2018. In addition, the fair values of his performance-based and performance- and market-based conditions were increased by $3.7 million due to the modification. The Company did not account for the increase in fair value as the related performance-based conditions were not deemed to be probable. As of December 31, 2019, the related performance-based conditions continued to not be deemed probable.

In the first quarter of 2019, the Company modified an employee’s options to purchase 1,631,375 shares of Class A common stock with performance- and market-based conditions. As a result of this modification, the performance- based conditions were changed, and the market-based conditions were eliminated. The Company accounted for the changes to the awards as a modification, and the fair value of these awards was increased by $0.3 million with no impacts recorded in the financial statements. As of December 31, 2019, the awards have been cancelled.

In the third quarter of 2019, the Company entered into a consulting agreement with an employee, as a result of which 1,631,375 of his unvested service-based options to purchase shares of Class A common stock continue to vest on a monthly basis during the consulting period and 2,854,906 options had their exercise period extended. The Company accounted for the changes to the awards as a modification, and the fair value of his service-based stock options increased by $3.0 million which was recorded as an incremental expense during 2019.

During 2019, the Company entered into agreements with 10 employees, as a result of which the terms of certain of their service-based options to purchase shares of Class A common stock were modified. As a result of these modifications, the vesting of 4,716,504 options were accelerated as of the date of the agreements, and 10,896,983 of the vested options had their exercise period extended. The Company accounted for the changes to the options as modifications, and the fair value of their service-based options was increased by $6.1 million, which was recorded as an incremental expense during 2019.

Stock-Based Compensation Expense

The following table is a summary of stock-based compensation expense recognized during 2018 and 2019 for employees and non-employees for both the 2016 Plan and non-2016 Plan equity incentive awards:

	Year Ended December 31,
	2018	2019
	(in thousands)
Research and development	$937	$3,913
Research and development—related parties	778	135
Marketing	123	202
General and administrative	9,203	24,141

Total stock-based compensation expense	$11,041	$28,391

As of December 31, 2019, the total unrecognized stock-based compensation expense for awards that contain service-based conditions for both the 2016 Plan and Non-Plan Equity Incentive Awards was $105.4 million, which is expected to be recognized over a weighted-average period of approximately 2.98 years. As of December 31, 2019, the total unrecognized stock-based compensation expense for awards that contain only performance-based or performance- and market-based conditions for both the 2016 Plan and Non-Plan Equity Incentive Awards was $13.8 million.

Liability-Classified Awards with Performance- and Market-Based Vesting Conditions Granted under the 2016 Plan

In February 2016, the Company entered into an agreement with a current executive officer pursuant to which he is eligible to receive $10.0 million in incentive awards.

In October 2017, the Company entered into a transition agreement with the vice chairperson of the board of directors. Under the transition agreement, the individual is eligible to receive up to $130.0 million in incentive awards.

In June 2018, the Company entered into a separation agreement with a former executive. Under the agreement, the individual is eligible to receive up to $8 million in incentive awards. The award is subject to the respective individual’s continued service to the Company which terminates in June 2020, and will be earned, if and when, the board, in its sole discretion, has determined the completion of a transformative deal.

The above incentive awards are granted subject to the respective individual’s continued service to the Company. Generally, the awards are earned upon the satisfaction of certain performance- and market-based conditions, including upon achievement of certain milestones related to the Company’s products or the closing of one or more qualifying events at specified per-share valuations, provided the qualifying events occur within a specified time period, the last of which ends in March 2026. The qualifying events vary depending on individual and generally include (i) certain financing events, including minimum public trading valuations and (ii) a change in control. The determination of whether certain qualifying events have occurred are subject to approval by the board of directors.

All the above incentive awards will be paid, at the Company’s election, in fully vested shares of common stock or in cash. The dollar value of these incentive awards is based on the achievement of the performance- and market- based conditions described above. The number of shares is variable based on the per-share valuation at the time of the respective qualifying event. Accordingly, these awards are accounted for as liability-classified awards, and, once the related performance-based conditions are deemed to be probable, the liability will be remeasured at fair value on each reporting date until the awards vest.

As of December 31, 2019, the Company had not recognized any compensation expense associated with these awards as the achievement of the performance-based condition was not deemed to be probable.

NOTE 11. INCOME TAXES

The components of the loss before provision for (benefit from) income taxes during 2018 and 2019 are as follows:

	Year Ended December 31,
	2018	2019
	(in thousands)
United States	$278,198	$245,430
Foreign	(2,965)	(380)

Loss before provision for (benefit from) income taxes	$275,233	$245,050

The components of income tax expense (benefit) consist of the following:

	Year Ended December 31,
	2018	2019
	(in thousands)
Current taxes:
Federal	$—	$—
State	—	—
Foreign	834	(544)

Total current income tax expense/(benefit)	$834	$(544)

Deferred taxes:
Federal	—	—
State	—	—
Foreign	(349)	349

Total deferred income tax expense/(benefit)	$(349)	$349

Provision for (benefit from) income taxes	485	(195)

The following is a reconciliation of the statutory federal income tax rate to the Company’s effective tax rate:

	Year Ended December 31,
	2018	2019
Federal statutory rate	21.00%	21.00%
State income taxes	6.98	6.98
Change in tax status	29.94	—
Other permanent items	(0.96)	(0.73)
Research and development credit	3.03	3.54
Change in valuation allowance	(60.17)	(30.70)
Other	—	(0.01)

Effective tax rate	(0.18)%	0.08%

The Company’s effective tax rate differs from the federal statutory rate primarily due to the valuation allowance recorded to offset deferred tax assets resulting from the Company’s U.S. operating losses. During 2018, the Company changed the tax status of one of its foreign subsidiaries, which resulted in a tax benefit.

The significant components of the Company’s net deferred tax assets as of December 31, 2018 and 2019, are as follows:

	Year Ended December 31,
	2018	2019
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$53,701	$61,259
Research and development credits	20,975	29,292
Amortization	150,648	203,098
Depreciation	8,147	8,057
Accruals and reserves	12,857	15,853
Lease liabilities	—	11,541

Total deferred tax assets	246,328	329,100
Valuation allowance	(245,979)	(319,224)

Net deferred tax assets	349	9,876

Deferred tax liabilities
Right-of-use assets	—	(9,804)
Other	—	(72)

Net deferred tax assets (liabilities)	$349	$—

As of December 31, 2019, the Company had established a valuation allowance of $319.2 million against its gross deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance increased by $170.5 million and $73.2 million during 2018 and 2019, respectively. As a result of a foreign subsidiary’s change in tax status in 2018, the Company recorded $82.4 million of deferred tax assets. These deferred tax assets represent the U.S. tax basis of the intangible asset acquired in the 2017 acquisition of Cirina Limited. The remaining change in the valuation allowance for both years was primarily due to the addition of current year loss carryforwards and the capitalization of start-up expenditures.

On December 22, 2017, the Tax Cuts and Jobs Act (P.L. 115-97) (the Act) was signed into law. The Act includes certain anti-deferral and anti-abuse erosion provisions, including a new minimum tax on global intangible low-taxed income (GILTI) and base erosion and anti-abuse tax (BEAT). The Act subjects the Company to current tax on GILTI of its controlled foreign corporations. At December 31, 2019, the Company recognized no GILTI inclusion. The BEAT limits the ability of multinational corporations with gross receipts of more than $500 million (averaged over the prior three years) to shift profits from the United States by making deductible payments to their affiliates in low-tax countries. In 2019, the Company’s gross receipts were less than the reporting threshold.

As of December 31, 2019, the Company had $202.5 million of federal net operating loss (NOL) carryforwards. The federal NOL carryforwards generated prior to December 31, 2016 begin expiring in 2036 if not utilized. Federal NOLs generated after December 31, 2017 have an indefinite carryforward period subject to the 80% deduction limitation based upon pre-NOL deduction taxable income.

At December 31, 2019, the Company had $279.4 million of state net operating loss carryforwards. The state net operating loss carryforwards begin expiring in 2036, if not utilized.

In addition, the Company has federal research and development tax credits carryforwards of $22.2 million and state research and development tax credit carryforwards of $18.2 million. The federal credit carryforwards begin expiring in 2036 and the state credits carry forward indefinitely. The Internal Revenue Code contains provisions which limit the amount of NOL and research credit carryforwards that can be used in any given year if a significant change in ownership has occurred. The Company has not performed a detailed analysis on the changes in the ownership of its shares. It is possible that there might be a limitation to the amount of its NOL carryforwards and/or research and development carryforwards that might be used to offset its future taxable income.

As of December 31, 2019, the Company had $9.1 million in unrecognized tax benefits.

The beginning and ending unrecognized tax benefits amounts were as follows (in thousands):

	Year Ended December 31,
	2018	2019
	(in thousands)
Gross amount of unrecognized tax benefits as of the beginning of the period	$3,590	$5,916
Increase related to prior year tax provisions	—	740
Increase related to current year tax provisions	2,326	2,414

Gross amount of unrecognized tax benefits as of the end of the period	$5,916	$9,070

It is the Company’s policy to include penalties and interest expense related to income taxes as a component of income tax expense as necessary. Management determined that no accrual for interest and penalties was required as of December 31, 2019.

The Company’s major tax jurisdictions are the United States and California. The Company’s tax years since inception will remain open for examination by the federal and state tax authorities due to historical losses. The Company is not currently subject to income tax examinations by any authority.

NOTE 12. RELATED-PARTY TRANSACTIONS

Illumina Agreements

From January 2016 to February 2017, Jay Flatley was the Company’s chairman of the board of directors. Mr. Flatley was and is also the executive chairman of the board of directors of Illumina, Inc.

(Illumina). Illumina (i) is a major supplier of the Company’s reagents and capital equipment, (ii) was a sub-lessee of laboratory and office space through February 2017, and (iii) owned more than 50% of the Company until February 2017, at which time the Company repurchased shares to bring Illumina to a minority ownership.

In January 2019, pursuant to the Company’s supply and commercialization with Illumina, which was entered into in January 2016 and subsequently amended in September 2017, the Company paid Illumina $15.0 million related to its data delivery requirements under a supply and commercialization agreement with Illumina. This amount was accrued as of December 31, 2018. In February 2019, pursuant to the terms of the Company’s supply and commercialization agreement with Illumina, the Company entered into two separate non-exclusive and non- sublicensable license agreements with Illumina. Under these license agreements, the Company sublicensed to Illumina rights to patents and technology in-licensed from other collaboration partners. Under these license agreements, Illumina is required to pay the Company (i) initial aggregate licensing fees of $50,000, (ii) annual minimum aggregate royalties of $50,000, increasing by $10,000 annually to a max of $100,000, and (iii) running royalties in the low single-digit percentages of net sales of products utilizing in-licensed technology. In addition, one of the license agreements includes a milestone of $50,000 tied to the first commercial sale of a product covered by a licensed patent. During 2019, Illumina paid the Company $0.2 million associated with licensing fees, minimum royalties, and achievement of the milestone.

Transactions with Illumina under a supply and commercialization agreement as well as for limited services rendered by Illumina on the Company’s behalf that have been reflected in the consolidated financial statements are as follows:

	As of December 31,
	2018	2019
	(in thousands)
Prepaid service arrangements	$1,342	$567
Property and equipment, net	3,323	1,252
Accounts payable	51	151
Accrued liabilities	20,439	—

	Year Ended December 31,
	2018	2019
	(in thousands)
Research and development	$29,442	$7,520

Dr. Klausner Consulting Agreement

Effective May 2016, the Company entered into a consulting agreement with Richard Klausner, M.D. Dr. Klausner is: (i) a member of the board of directors of the Company; and (ii) has performed advisory consulting services. The compensation under the consulting agreement consists of options to purchase 876,000 shares of Class A common stock at an exercise price of $0.23 per share that were granted in 2016 and reimbursement of certain out of pocket expenses. In May 2018, in connection with Dr. Klausner’s board service, the Company granted him additional options to purchase 450,000 shares of Class A common stock at an exercise price of $1.74 per share.

Collaboration Agreement with Memorial Sloan Kettering Cancer Center

From February 2017 to February 2018, José Baselga, M.D., Ph.D., Physician-in-Chief and Chief Medical Officer at Memorial Sloan Kettering Cancer Center (MSK) was a member of the board of directors of the Company. In February 2017, the Company entered into collaboration and research agreements with MSK pursuant to which the Company incurred expenses totaling $3.4 million during 2018. As of December 31, 2018, the Company recorded $0.8 million in accrued liabilities—related parties and $0.3 million in accounts payable—related parties. As of January 1, 2019, MSK was no longer considered a related party.

Collaboration Agreement with Janssen Biotech, Inc.

Johnson & Johnson UK Treasury Company Limited (J&J UK Treasury) and Janssen Biotech, Inc. (Janssen) are subsidiaries of Johnson & Johnson Inc. (J&J). As of December 31, 2018 and December 31, 2019, J&J UK Treasury was a minority stockholder of the Company. In November 2017, the Company entered into a collaboration agreement with Janssen. Research services performed by the Company in 2018 totaled $0.7 million, which were paid by Janssen during 2018. In December 2019, the Company entered into a testing resources and collaboration agreement with Janssen. No research services were performed in 2019.

Agilent Arrangements

Since August 2018, Hans Bishop has served as a member of the Company’s board of directors. In June 2019, Mr. Bishop was appointed as the Company’s chief executive officer. Mr. Bishop is also on the board of directors of Agilent Technologies, Inc. (Agilent). Agilent is a supplier to the Company. Research and development expenses incurred during 2018 were immaterial. During 2019, the Company incurred $0.5 million in research and development expenses in connection with purchase orders with Agilent. As of December 31, 2019, $0.1 million is reflected in accounts payable—related parties. As of December 31, 2018 and 2019, $0.1 million of property and equipment that the Company purchased from Agilent is reflected in the consolidated balance sheets.

NOTE 13. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table presents the calculation of basic and diluted net loss per share attributable to Class A and Class B common stockholders:

	Year Ended December 31,
	2018		2019
	Class A	Class B	Class A	Class B
	(in thousands, except share and per share data)
Numerator
Net loss	$(236,032)	$(39,686)	$(208,871)	$(35,984)
Net loss attributable to Class A and Class B common stockholders
Basic and diluted	$(236,032)	$(39,686)	$(208,871)	$(35,984)

Denominator
Weighted-average shares of Class A and Class B common stock used in computing net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	97,709,944	16,428,968	105,084,506	18,103,845

Net loss per share attributable to Class A and Class B common stockholders
Basic	$(2.42)	$(2.42)	$(1.99)	$(1.99)

Diluted	$(2.42)	$(2.42)	$(1.99)	$(1.99)

As the Company was in a net loss position for all periods presented, basic net loss per share is the same as diluted net loss per share because the inclusion of potential shares of common stock would have been anti-dilutive. The following common stock equivalents were therefore excluded from the computation of diluted net loss per share for the periods presented:

	Year Ended December 31,
	2018	2019
Redeemable convertible preferred stock (on an if-converted basis)	457,401,191	488,724,604
Options to purchase common stock and restricted stock units	69,401,567	120,824,676
Shares subject to repurchase	12,109,959	7,145,211

Total	538,912,717	616,694,491

NOTE 14. DEFINED CONTRIBUTION PLAN

The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code covering eligible employees. Contributions made by the Company are voluntary and are determined annually by the board of directors on an individual basis subject to the maximum allowable amount under federal tax regulations. The Company has made no contributions to the plan since its inception.

NOTE 15. SUBSEQUENT EVENTS

The Company has reviewed and evaluated subsequent events through April 21, 2020, the date the consolidated financial statements were available to be issued.

Subsequent to December 31, 2019, the Company granted options to purchase 18,860,550 shares of Class A common stock at a weighted-average exercise price of $2.09 per share.

In January 2020, the Company issued 4,894,283 additional shares of Series D redeemable convertible preferred stock for gross proceeds of $25 million.

In April 2020, the Company increased its authorized shares of Series D redeemable convertible preferred stock to 83,202,813. The Company issued 36,660,075 additional shares of Series D redeemable convertible preferred stock for gross proceeds of $187 million.

ANNEX I

GRAIL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

GRAIL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	As of September 30, 2020	As of December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$166,815	$143,189
Short-term marketable securities	465,681	401,155
Prepaid expenses and other current assets	5,819	12,585
Prepaid expenses and other current assets—related parties	753	584

Total current assets	639,068	557,513
Property and equipment, net	24,285	23,078
Property and equipment, net—related parties	358	1,347
Operating lease right-of-use assets	52,698	35,036
Long-term marketable securities	2,064	13,933
Restricted cash	4,577	1,228
Other non-current assets	4,421	3,384

Total assets	$727,471	$635,519

Liabilities, redeemable convertible preferred stock, and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$6,512	$5,880
Accounts payable—related parties	1,461	207
Accrued liabilities	44,630	31,584
Liability for early exercise of unvested stock options, current portion	383	1,855
Operating lease liabilities, current portion	5,191	4,604
Other current liabilities	—	800
Other current liabilities—related party	2,520	—

Total current liabilities	60,697	44,930
Operating lease liabilities, net of current portion	53,816	36,638
Liability for early exercise of unvested stock options, net of current portion	354	349
Other non-current liabilities	2,669	3,075

Total liabilities	117,536	84,992

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value, 85,000,000 shares authorized as of September 30, 2020 and December 31, 2019; 85,000,000 shares issued and outstanding as of September 30, 2020 and December 31, 2019; aggregate liquidation preference of $85,000 as of September 30, 2020 and December 31, 2019	$68,263	$68,263

	As of September 30, 2020	As of December 31, 2019
Series B redeemable convertible preferred stock, $0.001 par value, 309,256,591 shares authorized as of September 30, 2020 and December 31, 2019, respectively; 309,256,591 shares issued and outstanding as of September 30, 2020 and December 31, 2019; aggregate liquidation preference of $1,239,655 as of September 30, 2020 and December 31, 2019	1,235,404	1,235,404
Series C redeemable convertible preferred stock, $0.001 par value, 63,144,600 shares authorized as of September 30, 2020 and December 31, 2019; 63,144,600 shares issued and outstanding as of September 30, 2020 and December 31, 2019; aggregate liquidation preference of $300,000 as of September 30, 2020 and December 31, 2019	299,557	299,557
Series D redeemable convertible preferred stock, $0.001 par value, 76,743,836 and 48,942,833 shares authorized as of September 30, 2020 and December 31, 2019, respectively; 76,743,836 and 31,323,413 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively; aggregate liquidation preference of $392,008 and $160,000 as of September 30, 2020 and December 31, 2019, respectively	391,697	159,836

Total redeemable convertible preferred stock	1,994,921	1,763,060

Stockholders’ (deficit) equity:
Common stock, $0.001 par value; 898,203,200 (Class A—868,203,200 and Class B—30,000,000) shares and 863,943,220 (Class A—833,943,220 and Class B—30,000,000) shares authorized as of September 30, 2020 and December 31, 2019, respectively; 145,736,091 (Class A—120,746,694 and Class B—24,989,397) shares and 134,663,097 (Class A—109,673,700 and Class B—24,989,397) shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	156	138
Additional paid-in capital	133,274	90,495
Accumulated other comprehensive income	4,011	2,465
Accumulated deficit	(1,522,427)	(1,305,631)

Total stockholders’ deficit	(1,384,986)	(1,212,533)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$727,471	$635,519

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRAIL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating expenses:
Research and development	$44,904	$35,793	$127,913	$119,023
Research and development—related parties	3,133	3,211	7,323	7,704
Marketing	3,707	1,416	8,397	5,496
General and administrative	29,509	24,160	76,813	55,772

Total operating expenses	81,253	64,580	220,446	187,995

Loss from operations	81,253	64,580	220,446	187,995
Interest income, net	$(950)	$(2,910)	$(5,078)	$(9,905)
Other expense (income), net	$69	$(992)	$1,404	$(278)

Loss before provision for income taxes	$80,372	$60,678	$216,772	$177,812
Provision for income taxes	8	2	24	68

Net loss	$80,380	$60,680	$216,796	$177,880

Net loss attributable to Class A and Class B common stockholders
Basic and diluted	$80,380	$60,680	$216,796	$177,880

Net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	$(0.58)	$(0.49)	$(1.61)	$(1.46)

Weighted-average shares of Class A and Class B common stock used in computing net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	137,922,007	124,760,823	134,477,041	122,100,069

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRAIL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net loss	$80,380	$60,680	$216,796	$177,880
Other comprehensive income:
Net unrealized loss (gain) on marketable securities	410	(34)	(125)	(751)
Foreign currency translation adjustment	(2)	1,052	(1,421)	356

Comprehensive loss	$80,788	$61,698	$215,250	$177,485

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRAIL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

(unaudited)

	Three Months Ended September 30, 2020
	Redeemable Convertible Preferred Stock								Common Stock				Additional Paid-In Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Deficit
	Preferred Series A		Preferred Series B		Preferred Series C		Preferred Series D		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at June 30, 2020	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	76,743,836	$391,697	110,862,469	$112	24,989,397	$34	$116,960	$4,419	$(1,442,047)	$(1,320,522)
Issuance of shares upon exercise of options	—	—	—	—	—	—	—	—	10,071,100	9	—	—	5,925	—	—	5,934
Repurchases of early exercised stock options	—	—	—	—	—	—	—	—	(186,875)	—	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	1	—	—	43	—	—	44
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	10,346	—	—	10,346
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(408)	—	(408)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(80,380)	(80,380)

Balance at September 30, 2020	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	76,743,836	$391,697	120,746,694	$122	24,989,397	$34	$133,274	$4,011	$(1,522,427)	$(1,384,986)

	Three Months Ended September 30, 2019
	Redeemable Convertible Preferred Stock						Common Stock				Additional Paid-In Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Deficit
	Preferred Series A		Preferred Series B		Preferred Series C		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at June 30, 2019	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	108,571,585	$107	24,989,397	$28	$67,655	$1,541	$(1,177,976)	$(1,108,645)
Issuance of shares upon exercise of options	—	—	—	—	—	—	390,950	1	—	—	295	—	—	296
Repurchases of early exercised stock options	—	—	—	—	—	—	(109,147)	—	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	—	308	—	—	308
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	10,104	—	—	10,104
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(1,018)	—	(1,018)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(60,680)	(60,680)

Balance at September 30, 2019	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	108,853,388	$108	24,989,397	$28	$78,362	$523	$(1,238,656)	$(1,159,635)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRAIL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

(unaudited)

	Nine Months Ended September 30, 2020
	Redeemable Convertible Preferred Stock								Common Stock				Additional Paid-In Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Deficit
	Preferred Series A		Preferred Series B		Preferred Series C		Preferred Series D		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2020	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	31,323,413	$159,836	109,673,700	$110	24,989,397	$28	$90,495	$2,465	$(1,305,631)	$(1,212,533)
Issuance of shares upon exercise of options	—	—	—	—	—	—	—	—	11,316,580	11	—	—	7,234	—	—	7,245
Repurchases of early exercised stock options	—	—	—	—	—	—	—	—	(243,586)	—	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	1	—	6	1,252	—	—	1,259
Issuance of Series D redeemable convertible preferred stock, net of issuance costs of $147	—	—	—	—	—	—	45,420,423	231,861	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	34,293	—	—	34,293
Other comprehensive gain	—	—	—	—	—	—	—	—	—	—	—	—	—	1,546	—	1,546
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(216,796)	(216,796)

Balance at September 30, 2020	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	76,743,836	$391,697	120,746,694	$122	24,989,397	$34	$133,274	$4,011	$(1,522,427)	$(1,384,986)

	Nine Months Ended September 30, 2019
	Redeemable Convertible Preferred Stock						Common Stock				Additional Paid-In Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Deficit
	Preferred Series A		Preferred Series B		Preferred Series C		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2019	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	105,372,563	$102	24,989,397	$27	$57,667	$128	$(1,060,776)	$(1,002,852)
Issuance of shares upon exercise of options	—	—	—	—	—	—	3,995,069	4	—	—	1,764	—	—	1,768
Repurchases of early exercised stock options	—	—	—	—	—	—	(514,244)	—	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	2	—	1	1,148	—	—	1,151
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	17,783	—	—	17,783
Other comprehensive gain	—	—	—	—	—	—	—	—	—	—	—	395	—	395
Net Loss	—	—	—	—	—	—	—	—	—	—	—	—	(177,880)	(177,880)

Balance at September 30, 2019	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	108,853,388	$108	24,989,397	$28	$78,362	$523	$(1,238,656)	$(1,159,635)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRAIL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(216,796)	$(177,880)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	5,991	7,981
Stock-based compensation expense	34,293	17,783
Loss on disposal of property and equipment	—	342
Loss (gain) on foreign currency	1,390	(354)
Impairment of property and equipment and other long-term assets	120	2,219
Amortization of discount on marketable securities	(34)	(3,987)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	6,322	(1,316)
Prepaid expenses and other assets—related parties	(169)	562
Accounts payable	749	(7,099)
Accounts payable—related parties	1,254	(352)
Accrued and other liabilities	7,776	(5,892)
Accrued liabilities—related parties	—	(21,209)
Other current liabilities—related party	2,520	—
Operating lease right-of-use assets	3,412	3,024
Operating lease liabilities	(3,309)	(4,247)

Net cash used by operating activities	(156,481)	(190,425)

Cash flows from investing activities
Purchases of property and equipment	(2,197)	(2,739)
Purchases of marketable securities	(428,139)	(397,772)
Proceeds from maturities of marketable securities	375,641	618,356
Proceeds from sale of property and equipment	—	82

Net cash (used by) provided by investing activities	(54,695)	217,927

Cash flows from financing activities
Proceeds from exercise of stock options	7,245	1,768
Proceeds from early exercise of unvested stock options	442	186
Repurchases of early exercised stock options	(23)	(148)
Proceeds from issuance of Series D redeemable convertible preferred stock, net	231,861	—
Repayments of borrowings from finance lease	(812)	(1,141)
Payment of deferred offering costs	(593)	(779)

Net cash provided by (used by) financing activities	238,120	(114)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	31	(2)

Net increase in cash, cash equivalents, and restricted cash	26,975	27,386
Cash, cash equivalents and restricted cash—beginning of period	144,417	96,724

Cash, cash equivalents and restricted cash—end of period	$171,392	$124,110

Represented by:
Cash and cash equivalents	$166,815	$122,882
Restricted cash	4,577	1,228

Total	$171,392	$124,110

Supplemental cash flow information:
Cash paid for interest	$12	$72
Supplemental disclosure of non-cash activities:
Property and equipment included in accounts payable and accrued liabilities	4,271	240
Right-of-use assets obtained in exchange for new operating lease liabilities	21,074	—
Vesting of early exercised stock options	1,259	1,189
Deferred offering costs included in accrued liabilities	1,420	997

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRAIL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

GRAIL, Inc. (“GRAIL” or the “Company”) was incorporated in the State of Delaware in September 2015 and began operations as a stand-alone entity in February 2016. GRAIL is a healthcare company focused on developing technologies for early cancer detection. The Company is headquartered in Menlo Park, California.

Since inception, the Company has incurred losses from operations. The Company incurred losses from operations of $81.3 million and $64.6 million for the three months ended September 30, 2020 and 2019, respectively, and $220.4 million and $188.0 million for the nine months ended September 30, 2020 and 2019, respectively. The Company had an accumulated deficit of $1.5 billion as of September 30, 2020. The Company has not yet launched a commercial product and may never develop a product that will generate revenues, including in amounts that will be sufficient to fund operations. Accordingly, the Company has been dependent on its ability to raise capital through equity issuances.

The Company had $634.6 million of cash, cash equivalents, and marketable securities at September 30, 2020. Based on the Company’s business plans, management believes that this is sufficient to meet its obligations for at least 12 months from the issuance date of these unaudited condensed consolidated financial statements.

Illumina Transaction

On September 20, 2020, the Company entered into an Agreement and Plan of Merger with Illumina, Inc. (“Illumina”), SDG Ops, Inc., a wholly-owned subsidiary of Illumina, and SDG Ops, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Illumina (the “Merger Agreement”) pursuant to which Illumina will acquire the Company for $8 billion upon closing of the transaction, consisting of $3.5 billion in cash and $4.5 billion in shares of Illumina common stock, subject to a collar. In addition, stockholders of the Company will receive contingent value rights (“CVR”) to receive future payments representing a pro rata portion of certain revenues related to the Company over a twelve-year period. This will reflect a 2.5% payment right to the first $1 billion of revenue and a 9% payment right to revenues exceeding $1 billion during the same period each year for 12 years. Illumina will offer Company stockholders the option to receive additional cash and/or stock consideration, in an amount to be determined prior to closing, in lieu of the CVR. If the transaction is not consummated on or prior to December 20, 2020, the Merger Agreement provides that Illumina will make cash payments to the Company in the amount of $35 million each month prior to the closing date of the transaction, commencing on December 21, 2020 until the earlier of (1) the closing date of the transaction or (2) the termination of the transaction (“Continuation Payments”).

Completion of the transaction is subject to terms and conditions set forth in the Merger Agreement, including (i) the receipt of required approvals from Company’s stockholders, (2) the receipt of required regulatory approvals, including the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Act, as amended (the “HSR Act”), (3) the absence of any law, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing consummation of the transactions, (4) the effectiveness of the Registration Statement to be filed by Illumina (together with all amendments thereto, the “Registration Statement”), pursuant to which the shares of Illumina common stock to be issued in connection with the transactions will be registered with the Securities and Exchange Commission, and

(5) the authorization for listing on NASDAQ of the shares of Illumina common stock to be issued in connection with the transactions. The United States Federal Trade Commission (“FTC”) has been notified about the Merger and it is under review by the FTC.

No assurance can be given that the required regulatory approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. The Merger Agreement contains certain termination rights for each of the Company and Illumina, including a termination right for each of the Company and Illumina if the consummation of the merger does not occur on or before September 20, 2021, subject to a three-month extension for certain limited purposes in connection with obtaining certain required regulatory clearances. Upon termination of the Merger Agreement under specified circumstances, Illumina would be required to pay the Company a termination fee of $300 million and make an additional $300 million investment in the Company in exchange for shares of non-voting Company preferred stock, subject to certain terms and conditions. In the event that the Merger Agreement is terminated, with respect to all Continuation Payments in excess of $315 million, Illumina will make an investment in the Company in exchange of shares of non-voting Company preferred stock, subject to certain terms and conditions.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The condensed consolidated financial statements as of September 30, 2020 and December 31, 2019 and for the three and nine months ended September 30, 2020 and 2019 include the accounts of GRAIL, Inc. and its wholly-owned subsidiaries. The condensed consolidated financial statements are prepared in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). All intercompany balances and transactions have been eliminated on consolidation.

Unaudited Condensed Consolidated Financial Statements

The condensed consolidated balance sheet as of September 30, 2020 and the condensed consolidated statements of operations, of comprehensive loss, of cash flows, and of redeemable convertible preferred stock and stockholders’ deficit for the three and nine months ended September 30, 2020 and 2019 are unaudited. The unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for the fair statement of the Company’s financial position as of September 30, 2020 and its results of operations and cash flows for the three and nine months ended September 30, 2020 and 2019. The financial data and the other financial information disclosed in these notes to the condensed consolidated financial statements related to the three and nine months ended September 30, 2020 and 2019 are also unaudited. The condensed consolidated results of operations for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any other future annual or interim period. The condensed consolidated balance sheet as of December 31, 2019 included herein was derived from the audited consolidated financial statements as of that date, but does not include all disclosures required by U.S. GAAP. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2019, which are included elsewhere in this registration statement.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of expenses in the condensed consolidated financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates, including those related to accrued clinical studies and research and development expenses, stock-based compensation expense, useful lives of intangible assets and property and equipment, determination of incremental borrowing rate for operating leases, and the provision for income taxes.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and marketable securities.

Substantially all the Company’s cash and cash equivalents are deposited in accounts with four accredited financial institutions that management believes are of high-credit quality. Such deposits have and will continue to exceed federally insured limits. The Company has not experienced any losses on its cash deposits.

The Company’s investment policy limits investments to certain types of securities issued by the U.S. government and its agencies and institutions with investment-grade credit ratings and places restrictions on maturities and concentration by type and issuer. The Company is exposed to credit risk in the event of a default by the financial institutions holding its cash, cash equivalents, and marketable securities, and by issuers of marketable securities to the extent recorded on the consolidated balance sheets. As of September 30, 2020, the Company had no off-balance sheet concentrations of credit risk.

Risks and Uncertainties

The Company is in the research and discovery stage and may never develop a product that will generate revenues, including in amounts that will be sufficient to fund operations. The market for which the Company is developing products is highly competitive and rapidly changing. Difficulties or delays in the Company’s clinical studies, delays in planned commercial launch of the Company’s products, potential complications with the Company’s sole suppliers, complex regulatory regimes, regulatory issues and other factors could negatively impact the Company’s operating results.

The Company may need to raise additional equity or debt financing to fund future operations that may not be available at terms acceptable to the Company, if at all. If the Company does not successfully commercialize its products in development, it will be unable to generate revenue from product sales or achieve profitability.

In December 2019, a novel strain of coronavirus (COVID-19) was reported in Wuhan, China and has since become a global pandemic. The COVID-19 pandemic poses the risk that the Company, its personnel and other partners may be prevented from conducting business activities for an indefinite period of time, including due to spread of the disease within these groups or due to shutdowns that may be requested or mandated by governmental authorities. The ongoing COVID-19 pandemic has delayed anticipated completion of the Company’s clinical studies, as the Company had to suspend enrollment of the studies during the nine months ended September 30, 2020. As of the date of issuance of these unaudited condensed consolidated financial statements, the Company is not aware of any specific event or circumstance related to COVID-19 that would require it to update its estimates or judgments or adjust the carrying value of its assets or liabilities. Actual results could differ from those estimates and any such differences may be material to the consolidated financial statements. The extent to which the coronavirus outbreak may materially impact the Company’s financial condition, liquidity, or results of operations is uncertain.

The Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) was enacted by the United States on March 27, 2020. The Company is continuing to analyze the impact of the CARES Act. The CARES Act did not have a material impact on the Company’s provision for income taxes for the three and nine months ended September 30, 2020.

Significant Accounting Policies

There have been no material changes in the Company’s accounting policies from those disclosed in the audited consolidated financial statements and related notes thereto as of and for the year ended December 31, 2019, which are included elsewhere in this registration statement.

Recent Accounting Pronouncements

Accounting Standards Update (ASU) 2016-13 and 2020-03, collectively implemented as Financial Accounting Standards Board (FASB) Accounting Standards Codification 326, Financial Instruments—Credit Losses (Topic 326), provides amended guidance for measuring current expected credit loss. In June 2016, FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326). ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets. On January 1, 2020, the Company adopted Topic 326 using a modified retrospective approach, which had no material impact on the Company’s condensed consolidated financial statements. In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, which makes improvements to financial instruments guidance. The adoption of this ASU did not have a material impact on the Company’s condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The ASU improves the effectiveness of fair value measurements disclosures and modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. On January 1, 2020, the Company adopted Topic 820. The adoption of this ASU did not have a material impact on the Company’s condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. ASU 2018-15 amended guidance to align the accounting for costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing costs associated with developing or obtaining internal-use software. Capitalized implementation costs must be expensed over the term of the hosting arrangement and presented in the same line item in the statement of income as the fees associated with the hosting element (service) of the arrangement. The Company adopted ASU 2018-15 as of January 1, 2020 on a prospective basis, and the adoption of this ASU did not have a material impact on the Company’s condensed consolidated financial statements.

NOTE 3. BALANCE SHEET COMPONENTS

Property and Equipment, Net

Property and equipment, net consisted of the following:

	Useful Life (In Years)	As of September 30, 2020	As of December 31, 2019
		(in thousands)
Laboratory equipment	3 to 5	23,566	$23,157
Computer hardware	3 to 5	5,711	4,994
Computer software	3 to 5	423	257
Furniture and fixtures	5	2,246	2,021
Leasehold improvements	Lease term	22,049	21,931
Construction-in-process		4,787	215

Property and equipment, gross		58,782	52,575
Less accumulated depreciation and amortization		(34,139)	(28,150)

Total property and equipment, net		$24,643	$24,425

Included within property and equipment, net is $0.4 million and $1.3 million of laboratory equipment purchased from related parties as of September 30, 2020 and December 31, 2019, respectively.

During the three and nine months ended September 30, 2020, the Company recorded impairment charges of nil and $0.1 million relating to laboratory equipment, respectively, in research and development expenses. During the three and nine months ended September 30, 2019, primarily in connection with the decision to exit the Hong Kong facility, the Company recorded impairment charges of $0.1 million and $0.9 million relating to laboratory equipment, computer hardware and furniture and fixtures, respectively, in research and development expenses.

The Company recorded $1.7 million and $2.6 million of depreciation expense during the three months ended September 30, 2020 and 2019, respectively, and $6.0 million and $8.0 million, during the nine months ended September 30, 2020 and 2019, respectively. For more information on the finance leases, see Note 6, Leases.

Accrued Liabilities

Accrued liabilities consist primarily of amounts owed to vendors, employees, and professional service firms.

Accrued liabilities consisted of the following:

	As of
	September 30, 2020	December 31, 2019
	(in thousands)
Accrued compensation expenses	$18,959	$14,889
Accrued legal and professional expenses	10,050	4,306
Accrued clinical studies expenses	4,807	5,119
Accrued research and development expenses	3,160	3,494
Accrued construction-in-process	4,260	23
Accrued other expenses	3,394	3,753

Total accrued liabilities	$44,630	$31,584

NOTE 4. FAIR VALUE MEASUREMENTS

The following tables represent the fair value hierarchy for the Company’s financial assets measured at fair value on a recurring basis as of September 30, 2020 and December 31, 2019:

	As of September 30, 2020
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash equivalents:
Money market funds	$96,771	$—	$—	$96,771
Corporate debt securities	—	5,507	—	5,507
Commercial paper	—	14,497	—	14,497
Short-term marketable securities:
U.S. government treasuries	173,528	—	—	173,528
U.S. government agency securities	—	30,055	—	30,055
Corporate debt securities	—	126,255	—	126,255
Commercial paper	—	135,843	—	135,843
Long-term marketable securities:
U.S. government agency securities	—	2,064	—	2,064
Total marketable securities	173,528	294,217	—	467,745

Total	$270,299	$314,221	$—	$584,520

	As of December 31, 2019
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash equivalents:
Money market funds	$58,291	$—	$—	$58,291
Corporate debt securities	—	21,001	—	21,001
Commercial paper	—	4,988	—	4,988
Short-term marketable securities:
U.S. government treasuries	37,533	—	—	37,533
U.S. government agency securities	—	7,504	—	7,504
Corporate debt securities	—	236,234	—	236,234
Commercial paper	—	119,884	—	119,884
Long-term marketable securities:
Corporate debt securities	—	5,435	—	5,435
U.S. government agency securities	—	8,498	—	8,498

Total marketable securities	37,533	377,555	—	415,088

Total	$95,824	$403,544	$—	$499,368

NOTE 5. MARKETABLE SECURITIES

All marketable securities as of September 30, 2020 and December 31, 2019 are considered available-for-sale, and the amortized costs, unrealized holding gains or losses, and the fair values of the Company’s marketable securities by major security type are summarized in the tables below:

	As of September 30, 2020
	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Aggregate Fair Value
	(in thousands)
Cash equivalents:
Money market funds	$96,771	$—	$—	$96,771
Corporate debt securities	5,509	—	(2)	$5,507
Commercial paper	14,497	—	—	$14,497

Total cash equivalents	116,777	—	(2)	116,775

Short-term marketable securities:
U.S. government treasuries	173,431	97	—	$173,528
U.S. government agency securities	30,046	9	—	30,055
Corporate debt securities	125,975	285	(5)	126,255
Commercial paper	135,843	—	—	135,843

Total short-term marketable securities	465,295	391	(5)	465,681

Long-term marketable securities:
U.S. government agency securities	2,064	—	—	2,064
Total long-term marketable securities	2,064	—	—	2,064

Total marketable securities	$584,136	$391	$(7)	$584,520

	As of December 31, 2019
	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Aggregate Fair Value
	(in thousands)
Cash equivalents:
Money market funds	$58,291	$—	$—	$58,291
Corporate debt securities	21,001	—	—	21,001
Commercial paper	4,988	—	—	4,988

Total cash equivalents	$84,280	$—	$—	$84,280

Short-term marketable securities:
U.S. government treasuries	37,497	37	(1)	37,533
U.S. government agency securities	7,499	5	—	7,504
Corporate debt securities	236,012	259	(37)	236,234
Commercial paper	119,884	—	—	119,884

Total short-term marketable securities	$400,892	$301	$(38)	$401,155

Long-term marketable securities:
Corporate debt securities	5,439	—	(4)	5,435
U.S. government agency securities	8,500	—	(2)	8,498

Total long-term marketable securities	$13,939	$—	$(6)	13,933

Total marketable securities	$499,111	$301	$(44)	$499,368

Interest income related to the Company’s cash equivalents and available-for-sale investments included in interest income, net, was $1.0 million and $2.7 million for the three months ended September 30, 2020 and 2019, respectively, and $4.9 million and $9.3 million for the nine months ended September 30, 2020 and 2019, respectively.

The following table summarizes the maturities of the Company’s available for sale securities, excluding cash equivalents, by contractual maturity, as of September 30, 2020.

	As of September 30, 2020
	Amortized Cost	Aggregate Fair Value
(in thousands)	(in thousands)
Mature in less than one year	$465,295	$465,681
Mature in one to two years	2,064	2,064

Total	$467,359	$467,745

The following table summarizes the Company’s available-for-sale securities that were in a continuous unrealized loss position for less than 12 months as of September 30, 2020 and December 31, 2019.

	As of
	September 30, 2020		December 31, 2019
	Aggregate Fair Value	Aggregate Unrealized Losses	Aggregate Fair Value	Aggregate Unrealized Losses
(in thousands)	(in thousands)
U.S. government treasuries	$—	$—	$7,542	$(1)
U.S. government agency securities	—	—	8,498	(2)
Corporate debt securities	9,274	(5)	62,395	(41)

Total	$9,274	$(5)	$78,435	$(44)

As of September 30, 2020 and December 31, 2019, some of the Company’s marketable securities were in an unrealized loss position. The Company held a total of 12 and 23 positions, which were in an unrealized loss position as of September 30, 2020 and December 31, 2019, respectively. The Company determined that no credit losses exist as of September 30, 2020 and December 31, 2019 because the change in market value for those securities related primarily to interest rate shifts rather than significant changes in the underlying credit quality of the securities that it holds. The Company has the ability to hold all marketable securities that have been in a continuous loss position until maturity or recovery.

The Company’s short-term marketable securities have an effective maturity date of less than 12 months, and the long-term marketable securities have an effective maturity date of greater than 12 months and less than 16 months.

NOTE 6. LEASES

The Company has entered into operating and finance leases for facilities and research and development equipment. As of September 30, 2020, the Company does not have any remaining finance leases. Operating leases have remaining lease terms which range from 2 years to 13 years, and often include one or more options to renew. These renewal terms can extend the lease term from 1 to 5 years and are included in the lease term when it is reasonably certain that the Company will exercise the option. One lease provides the option to terminate the lease under certain conditions with three months’ notice. The Company does not expect to exercise this termination option. The exercise of lease renewal and termination options is at the Company’s sole discretion. The Company also has variable lease payments that are primarily comprised of common area maintenance and utility charges.

During the nine months ended September 30, 2019, in connection with the decision to exit its Hong Kong facility, the Company recorded impairment charges of $1.3 million in research and development expenses relating to operating lease right-of-use assets (ROU assets). No impairment charges were recorded for the three months ended September 30, 2019.

In June 2020, the Company entered into a new agreement to lease approximately 200,000 square feet of laboratory and office space in North Carolina, which commenced in September 2020 for a term of 12.5 years with three five-year renewal options. Upon commencement, the Company recognized an operating lease ROU asset of $20.2 million and an operating lease liability of $20.2 million. The total estimated aggregate base rent payments, excluding the renewal options and any tenant improvement allowances, for the North Carolina laboratory and office space are $86.6 million.

Supplemental cash flow information related to leases was as follows:

	September 30, 2020	September 30, 2019
	(in thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$5,462	$6,013
Financing cash flows from finance leases	812	1,141
Right-of-use assets obtained in exchange for new operating lease liabilities	21,074	—

The components of lease expense were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Operating lease cost	$2,136	$1,753	$5,653	$5,466
Finance lease cost
Amortization of leased assets	—	—	—	32
Interest on lease liabilities	—	41	12	97
Short-term lease cost	21	—	223	—
Variable lease cost	794	846	2,207	2,649

Total lease cost	$2,951	$2,640	8,095	$8,244

	As of
	September 30, 2020	December 31, 2019
	(in thousands)
Weighted-average remaining lease term (years):
Operating lease	8.7	6.9
Finance lease	—	0.5
Weighted-average discount rate:
Operating leases	7.0%	7.0%
Finance leases	—	5.1%

As of September 30, 2020, the maturities of the Company’s operating lease liabilities were as follows:

As of September 30, 2020	Amount (in thousands)
2020	$1,196
2021	10,265
2022	12,208
2023	12,324
2024	14,486
Thereafter	83,629

Total undiscounted lease payments	134,108
Less: Imputed interest	(39,779)
Less: Tenant improvement allowance*	(35,322)

Total operating lease liabilities	$59,007

(*)	Tenant improvement allowance is estimated to be received as follows: approximately $8.5 million in 2020, $15.0 million in 2021, $3.9 million in 2023 and $7.9 million in 2024, respectively.

As of September 30, 2020, the Company does not have additional operating and finance leases that have not yet commenced.

NOTE 7. COMMITMENTS AND CONTINGENCIES

See Note 6 for a summary of the Company’s lease commitments. As of September 30, 2020, the Company’s future commitments over the next five years and thereafter were as follows:

	Minimum Royalties	Purchase Commitments	Total
		(in thousands)
2020*	$—	$3,021	$3,021
2021	570	—	570
2022	575	—	575
2023	1,075	—	1,075
2024	1,075	—	1,075
Thereafter	6,750	—	6,750

Total commitments	$10,045	$3,021	$13,066

(*)	Excluding the nine months ending September 30, 2020.

Minimum Royalty Commitments

The Company has certain minimum royalty commitments under licensing agreements related to its research efforts.

Purchase Commitments

The Company has open purchase orders primarily related to the purchase of laboratory supplies in the normal course of business.

Contingencies

The Company responds to claims arising in the ordinary course of business. If necessary, the Company will accrue estimates of the amounts it expects to pay upon resolution of such matters, and such amounts will be included in other current liabilities. Should the Company not be able to secure the terms it expects, these estimates may change and will be recognized in the period in which they are identified.

Legal Matters

The Company is subject to various claims, complaints, and legal actions that arise from time to time. The Company does not believe it is a party to any currently pending or threatened legal proceedings that will result in a material adverse effect on its business. There can be no assurance that existing or future legal proceedings arising in the ordinary course of business or otherwise will not have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.

Indemnification

The Company has agreed to indemnify its directors and officers for certain events or occurrences while the director or officer is, or was serving, at the Company’s request in such capacity. The indemnification period covers all pertinent events and occurrences during the director’s or officer’s service. The maximum potential amount of future payments the Company could be required to make under the applicable indemnification agreements is not specified in the agreements; however, the Company has director and officer insurance coverage that reduces its exposure and enables the Company to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal.

The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to the Company’s technology. The term of these indemnification agreements is generally perpetual after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these arrangements is not determinable. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

NOTE 8. COMMON STOCK

The Company has two classes of common stock: Class A and Class B. The voting rights per share of Class A and Class B are 1:1 and 10:1, respectively. Common stockholders are entitled to dividends when and if declared by the board of directors subject to the prior rights of the preferred stockholders. As of September 30, 2020, no dividends have been declared. The shares of Class B common stock are convertible into shares of Class A common stock at a ratio of 0.44 shares of Class A common stock to 0.42 shares of Class B common stock.

As of September 30, 2020 and December 31, 2019, the Company has reserved shares of Class A common stock for issuance upon conversion of the redeemable convertible preferred stock, exercise of options and vesting of restricted stock units. No shares of Class B common stock have been reserved. The Company has reserved shares of Class A common stock, on an as converted basis, for issuance as follows:

	As of September 30, 2020	As of December 31, 2019
	(in thousands)
Conversion of Series A redeemable convertible preferred stock	85,000	85,000
Conversion of Series B redeemable convertible preferred stock	309,257	309,257
Conversion of Series C redeemable convertible preferred stock	63,145	63,145
Conversion of Series D redeemable convertible preferred stock	76,744	31,323
Conversion of Class B common stock	26,179	26,179
Options and awards outstanding for the 2016 Equity Incentive Plan	100,076	94,300
Non-Plan Incentive Awards	26,525	26,525
Reserved for future grants	6,868	23,717

Total	693,794	659,446

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK

The following tables represent the redeemable convertible preferred stock as of September 30, 2020 and December 31, 2019:

	As of September 30, 2020
	Shares Authorized	Original Issuance Price	Shares Issued and Outstanding	Net Proceeds	Liquidation Value
	(in thousands, except share and per share data)
Series A	85,000,000	1.0000	85,000,000	$120,000	$85,000
Series B	309,256,591	4.0085	309,256,591	1,085,404	1,239,655
Series C	63,144,600	4.7510	63,144,600	299,557	300,000
Series D	76,743,836	5.1080	76,743,836	391,697	392,008

Total	534,145,027		534,145,027	$1,896,658	$2,016,663

	As of December 31, 2019
	Shares Authorized	Original Issuance Price	Shares Issued and Outstanding	Net Proceeds	Liquidation Value
	(in thousands, except share and per share data)
Series A	85,000,000	1.0000	85,000,000	$120,000	$85,000
Series B	309,256,591	4.0085	309,256,591	1,085,404	1,239,655
Series C	63,144,600	4.7510	63,144,600	299,557	300,000
Series D	48,942,833	5.1080	31,323,413	159,836	160,000

Total	506,344,024		488,724,604	$1,664,797	$1,784,655

During the fourth quarter of 2019, the Company issued 31,323,413 shares of Series D redeemable convertible preferred stock for gross proceeds of $160.0 million, less $0.2 million of issuance costs. The Series D redeemable convertible preferred stock has substantially similar terms as the Company’s Series A, B, and C redeemable convertible preferred stock except that it has a liquidation preference of $5.108 per share.

During the nine months ended September 30, 2020, the Company issued 45,420,423 additional shares of Series D redeemable convertible preferred stock for gross proceeds of $232 million less $0.1 million of issuance costs. No additional shares of Series D redeemable convertible preferred stock were issued during the three months ended September 30, 2020. The Series D redeemable convertible preferred stock has substantially similar terms as the Company’s Series A, Series B and Series C redeemable convertible preferred stock except that it has a liquidation preference of $5.108 per share, respectively.

Redemption

As of September 30, 2020 and December 31, 2019, the Company classified the convertible preferred stock as redeemable on the consolidated balance sheets. Upon the occurrence of certain change-in-control events that may be outside the Company’s control, including liquidation, sale, or transfer of the Company, holders of the convertible preferred stock could cause a redemption of their stock for cash. The preferred stock does not have a mandatory redemption date.

Conversion

Each share of preferred stock is convertible, at the option of the holder, according to a conversion ratio, which is subject to adjustment for dilutive share issuances as described in the next paragraph.

The total number of shares of common stock into which the preferred stock may be converted is determined by dividing the then-applicable conversion price by the initial conversion price. The preferred stock automatically converts into shares of Class A common stock at the then-applicable conversion price in the event of an underwritten public offering of shares of common stock with aggregate gross proceeds of no less than $150 million (Qualifying IPO), provided that, prior to April 17, 2022 (24 months after the Series D extension closing), such automatic conversion shall also require either (i) the per share price of the Qualifying IPO to be at least $5.108 per share (i.e., the Series D preferred stock original issue price) or (ii) the vote of the holders of a majority of the combined Series C and D preferred stock. The preferred stock also automatically converts into shares of Class A common stock at the then-applicable conversion price upon the vote of a majority of the holders of preferred stock and, if prior to April 17, 2022, the vote of the holders of two-thirds of the combined Series C and D preferred stock shall also be required. As of September 30, 2020, each share of Series A, B, C, and D preferred stock was convertible into one share of Class A common stock.

Subject to certain exceptions, including issuances of shares to employees or consultants pursuant to a stock option plan approved by the board of directors and issuances of shares to lenders or strategic partners or in connection with the acquisition of a company or technology, in each case approved by the board of directors, the conversion price of each applicable series of preferred stock is subject to adjustment to prevent dilution in the event that the Company issues additional shares at a purchase price less than the then-applicable conversion price.

Dividends

Any dividends paid in any fiscal year will be paid among the holders of redeemable convertible preferred stock and common stock then outstanding based on preferences and on an if-converted basis. Dividends are noncumulative, and none were declared as of September 30, 2020 or December 31, 2019.

Voting

Each share of redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of Class A common stock into which such shares could be converted. Holders of redeemable convertible preferred stock and common stock vote as a single class.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, including a merger, acquisition, or sale of assets where the holders of common stock and preferred stock own less than a majority of the resulting voting power of the surviving entity (Liquidation Transaction), the holders of preferred stock will receive in preference to the holders of common stock, an amount per share equal to the liquidation preference, plus any accrued but unpaid dividends. After payment of the liquidation preference to the holders of the preferred stock, the remaining assets of the Company are available for distribution to the holders of common stock on a pro rata basis. The vote of a majority of the holders the preferred stock can waive the liquidation preference; provided that, prior to April 17, 2022, the vote of the holders of two-thirds of the combined Series C and D preferred stock shall also be required to waive such liquidation preference. These liquidation features cause the Series A, B, C, and D preferred stock to be classified as mezzanine equity rather than as a component of stockholders’ deficit.

NOTE 10. STOCK INCENTIVE AWARDS

The Company grants awards under the 2016 Equity Incentive Plan (2016 Plan) as well as incentive awards not under the 2016 Plan (Non-Plan Equity Incentive Awards).

2016 Equity Incentive Plan

The Company’s board of directors adopted, and its stockholders approved, the Company’s 2016 Plan in January 2016. The 2016 Plan was amended on February 6, 2017, February 27, 2017, September 18, 2019, November 21, 2019, November 25, 2019, and May 7, 2020.

As of September 30, 2020, the Company had granted options or rights to purchase 168,338,895 shares of its Class A common stock and 24,989,397 shares of its Class B common stock under the Company’s 2016 Plan, of which options or rights to purchase 100,075,726 shares of Class A common stock and no shares of Class B common stock were outstanding. As of September 30, 2020, 6,868,074 shares of Class A common stock and no shares of Class B common stock remained available for future grants. The maximum contractual term of options is generally ten years.

The Company’s 2016 Plan allows for the grant of awards in the form of: (i) incentive stock options, (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) restricted stock; (v) restricted stock units; and (vi) unrestricted stock. Directors, employees, and consultants are eligible to participate in the 2016 Plan.

Stock Option Activity—A summary of all stock option activity for the 2016 Plan for the nine months ended September 30, 2020 was as follows:

		Class A
	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price Per Share	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
		(in thousands, except years and per share data)
Balance as of January 1, 2020	23,717	77,784	1.52		9.07	44,677
Granted	(33,448)	33,448	2.09	1.47
Exercised	—	(11,317)	0.69
Repurchased	244	—	—
Forfeited	16,355	(16,355)	1.34

Balance as of September 30, 2020	6,868	83,560	1.89		8.97	516,235

Options vested and expected to vest as of September 30, 2020	—	73,569	1.87		8.93	456,002
Options vested and exercisable as of September 30, 2020	—	20,230	1.53		8.13	132,387

Restricted Stock Unit Activity—A summary of all restricted stock units activity for the 2016 Plan for the nine months ended September 30, 2020 was as follows:

	Class A Restricted Stock Units
	Restricted Stock Units Outstanding	Weighted- Average Grant Date Fair Value Per Share
	(in thousands, except per share data)
Unvested balance as of January 1, 2020	16,516	$1.97
Granted	—	—
Vested	—	—
Forfeited	—	—

Unvested balance as of September 30, 2020	16,516	$1.97

As of September 30, 2020, there was $21.1 million of total unrecognized compensation cost related to restricted stock units granted under the Company’s 2016 Plan. That cost is expected to be recognized over a weighted-average period of 2.2 years.

Awards with Service-Based Vesting Conditions Granted under the 2016 Plan

During the nine months ended September 30, 2020 and 2019, the Company granted 28,998,127 and 44,121,159 awards with service-based conditions, respectively. During the nine months ended September 30, 2020 and 2019, the Company modified 1,450,451 and 2,961,156 options with service-based conditions from the 2016 Plan. See “Modification of Stock Options”.

Awards with Performance-Based Vesting Conditions Granted under the 2016 Plan

During the year ended December 31, 2016, the Company granted restricted stock awards of 5,714,286 shares of Class B common stock that vest upon satisfaction of performance or service-based conditions. During the nine months ended September 30, 2020, all 5,714,286 shares vested upon meeting the service-based condition.

During the year ended December 31, 2017, the Company granted options to purchase 4,180,021 shares of Class A common stock to employees that vested upon satisfaction of performance-and service-based conditions. The options vested over a period of 4 years with 25% vesting upon the first anniversary of the grant date and 1/48th vesting at the end of each month thereafter. During the year ended December 31, 2017, a performance-based condition was satisfied and as a result, vesting of one-third of these options was accelerated. During the nine months ended September 30, 2019, a second performance-based condition was satisfied and as a result, vesting of the remaining options was accelerated.

During the year ended December 31, 2018, the Company granted options to purchase 1,500,000 shares of Class A common stock that vest upon satisfaction of performance-based conditions. During the year ended December 31, 2018, 500,000 shares vested after the related performance-based condition was met. In addition, 500,000 shares were forfeited due to the related performance-based condition not being met by December 31, 2018. During the nine months ended September 30, 2020, the remaining 500,000 shares were forfeited due to the related performance-based condition not being met prior to the termination of the respective agreement.

During the year ended December 31, 2019, the Company granted options to purchase 1,743,300 of Class A common stock to one of the Company’s executives. The options will commence vesting upon meeting certain performance-based conditions, over a period of four years, with 1/48th of the total award vesting upon each monthly anniversary of the vesting commencement date. The grant date fair value per share of these options was $1.69 and the aggregate grant date fair value was $3.0 million. As of September 30, 2020, no options have been exercised, no options have vested, and no expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

During the year ended December 31, 2019, the Company granted options to purchase 3,506,222 of Class A common stock to two of the Company’s executives. The options will commence vesting upon the achievement of certain performance-based conditions, over a period of three years, with 1/36th vesting upon each monthly anniversary of such vesting commencement date. The grant date fair value per share of these options was $1.69 and the aggregate grant date fair value was $5.9 million. As of September 30, 2020, no options have been exercised, no options have vested, and no expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

During the nine months ended September 30, 2020, the Company granted options to purchase 1,700,000 shares of Class A common stock to one of the Company’s executives. The options will commence vesting upon the achievement of certain performance-based conditions, over a period of three years, with 1/36th vesting upon each monthly anniversary of such vesting commencement date. The grant date fair value per share of these options was $1.68 and the aggregate grant date fair value was $2.9 million. As of September 30, 2020, no options have been exercised, no options have vested, and no expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

During the nine months ended September 30, 2020, the Company granted options to purchase 750,000 shares of Class A common stock to one of the Company’s executives. The options will commence vesting upon meeting certain performance-based conditions, over a period of two years, with 25% vesting upon the vesting commencement date, and 3.125% vesting upon each monthly anniversary of such vesting commencement date. The grant date fair value per share of these options was $1.68 and the aggregate grant date fair value was $1.3 million. As of September 30, 2020, no options have been exercised, no options have vested, and no expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

During the nine months ended September 30, 2020, the Company granted options to purchase 2,000,000 shares of Class A common stock to one of the Company’s executives. Of these awards, 1,000,000 will commence vesting upon the achievement of certain performance-based conditions, over a period of three years, with 1/36th vesting on the monthly anniversary of the vesting commencement date. The remaining 1,000,000 awards vest over a period of a year, with 50% vesting upon the achievement of certain performance-based conditions and the remainder 50% vesting upon the first anniversary of such vesting commencement date. The grant date fair value per share of these options was $1.74 and the aggregate grant date fair value was $3.5 million. As of September 30, 2020, no options have been exercised, no options have vested, and no expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

Awards with Performance-and Market-Based Vesting Conditions Granted under the 2016 Plan

During the year ended December 31, 2018, the Company granted options to purchase 4,883,947 shares of Class A common stock that vest upon satisfaction of performance-and market-based conditions. The performance-based condition is satisfied upon the Company successfully executing an IPO of the Company’s common stock and achieving certain performance conditions. The market-based condition is satisfied upon the Company maintaining certain market capitalization levels after the IPO. For these options, the Company uses a Monte Carlo simulation to determine the fair value at the grant date and the implied service period. As of September 30, 2020, 4,562,445 shares have been forfeited.

Non-Plan Incentive Awards

During the year ended December 31, 2016, the Company granted restricted stock awards of 1,125,000 shares of Class A common stock outside of the 2016 Plan. Of these awards, 1,000,000 will vest over a period of 4 years with 1/48th vesting on the monthly anniversary of the grant date with the exception of accelerating events relating to certain performance-based conditions. The remaining 125,000 awards vest over a period of 4 years with 25% vesting upon the first anniversary of the grant date and 1/48th vesting at the end of each month thereafter. During the nine months ended September 30, 2020 and 2019, 135,417 and 210,937 of these awards vested, respectively. As of September 30, 2020, these awards are fully vested.

During the year ended December 31, 2018, the Company granted 28,683,500 options to purchase Class A common stock outside of the 2016 Plan to two of the Company’s executives. Of these options,

21,453,125 vest over a period of 4 years with 25% vesting upon the first anniversary of the grant date and 1/48th vesting at the end of each month thereafter. The grant date fair value per share was $0.45 and the aggregate grant date fair value was $9.7 million. During the nine months ended September 30, 2019, 8,279,501 of these options were forfeited. As of September 30, 2020, 476,191 of these options had been early exercised. During the nine months ended September 30, 2019, the remaining 7,230,375 options related to performance-and market-based conditions were cancelled.

During the nine months ended September 30, 2019, the Company granted restricted stock units of 13,827,568 shares of Class A common stock outside of the 2016 Plan. These units have an expiration term of 10 years and they vest over a period of 3 years with 67% vesting upon the second anniversary of the vesting start date and the remaining 33% vesting on the third anniversary of the vesting start date. The weighted-average grant date fair value per share for these units was $1.92 and the aggregate grant date fair value was $26.5 million.

During the nine months ended September 30, 2019, the Company modified 10,658,214 options granted outside of the 2016 Plan with service-based conditions. See “Modification of Stock Options”.

The Non-Plan Incentive options outstanding as of September 30, 2020 had a weighted-average exercise price of $0.93 per share.

Early Exercise of Stock Options

Certain options granted under the 2016 Plan and Non-Plan Incentive Awards have been early exercised. The unvested shares are subject to a repurchase right held by the Company at the original purchase price. The proceeds initially are recorded as a liability for early exercise of unvested options and reclassified to additional paid-in capital as the repurchase right lapses.

The Company issued 302,667 and 223,668 shares of common stock upon the early exercise of options during the nine months ended September 30, 2020 and 2019, respectively, for total exercise proceeds of $0.4 million and $0.2 million, respectively.

Shares Subject to Repurchase

As of September 30, 2020, 570,925 shares held by employees and directors were subject to the Company’s right of repurchase at an aggregate price of $0.7 million.

Modification of Stock Options

During the nine months ended September 30, 2019, the Company entered into agreements with nine employees, as a result of which the terms of certain of their service-based options to purchase shares of Class A common stock were modified. As a result of these modifications, the vesting of 6,126,145 options were accelerated as of the date of the agreements, and 13,462,736 of the vested options had their exercise period extended. The Company accounted for the changes to the options as modifications, and the fair value of their service-based options was increased by $8.8 million which was recorded as an incremental expense during the nine months ended September 30, 2019.

During the nine months ended September 30, 2020, the Company entered into agreements with four employees, as a result of which the terms of certain of their service-based options to purchase shares of Class A common stock were modified. As a result of these modifications, the vesting of 70,578 options were accelerated as of the date of the agreements, and 1,443,623 of the vested options had their exercise period extended. The Company accounted for the changes to the options as modifications, and the fair value of their service-based options was increased by $0.3 million which was recorded as an incremental expense during the nine months ended September 30, 2020.

Stock-Based Compensation Expense

The following table is a summary of stock-based compensation expense recognized for the three and nine months ended September 30, 2020 and 2019 for employees and non-employees for both the 2016 Plan and Non-Plan Incentive Awards:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Research and development	$1,964	$865	$4,921	2,460
Research and development—related parties	90	34	120	101
Marketing	668	75	1,898	88
General and administrative	7,624	9,130	27,354	15,134

Total stock-based compensation expense	$10,346	$10,104	$34,293	$17,783

As of September 30, 2020, the total unrecognized stock-based compensation expense for awards that contain service-based conditions for both the 2016 Plan and Non-Plan Incentive Awards was $100.6 million, which is expected to be recognized over a weighted-average period of approximately 2.76 years. As of September 30, 2020, the total unrecognized stock-based compensation expense for awards that contain only performance-based or performance-and market-based conditions for both the 2016 Plan and Non-Plan Incentive Awards was $16.5 million.

Liability-Classified Awards with Performance-and Market-Based Vesting Conditions Granted under the 2016 Plan

In February 2016, the Company entered into an agreement with a former executive officer pursuant to which he was eligible to receive $10.0 million in incentive awards. During the nine months ended September 30, 2020, these incentive awards were forfeited.

In October 2017, the Company entered into a transition agreement with the vice chairperson of the board of directors. Under the transition agreement, the individual was eligible to receive up to $130.0 million in incentive awards. During the nine months ended September 2020, the transition agreement was modified. The modification changed the performance-based conditions and the market-based conditions were eliminated. See “Liability-Classified Awards with Performance-Based Vesting Conditions Granted under the 2016 Plan”.

In June 2018, the Company entered into a separation agreement with a former executive. Under the agreement, the individual was eligible to receive up to $8.0 million in incentive awards. During the nine months ended September 30, 2020, these incentive awards were forfeited.

As of September 30, 2020 and September 30, 2019, the Company had not recognized any compensation expense associated with these awards as the achievement of the performance-and market-based conditions was not deemed to be probable.

Liability-Classified Awards with Performance-Based Vesting Conditions Granted under the 2016 Plan

During the nine months September 2020, the Company modified the transition agreement with the vice chairperson of the board of directors, and the under the new agreement, he is eligible to receive up to $78.0 million in incentive awards.

The incentive awards for the vice chairperson of the board of directors are granted subject to the respective individual’s continued service to the Company. The awards are earned upon the satisfaction of certain performance-based conditions based on cumulative net revenues in any period of four consecutive quarters.

The above incentive awards for the vice chairperson of the board of directors will be paid, at the Company’s election, in fully vested shares of Class B common stock (or securities into which the Class B common stock has previously been converted) or in cash. The dollar value of these incentive awards is based on the achievement of the performance-based conditions described above. The number of shares is variable based on the per-share valuation at the time the performance-based conditions are met. Accordingly, these awards are accounted for as liability-classified awards, and, once the related performance-based conditions are deemed to be probable, the liability will be remeasured at fair value on each reporting date until the awards vest.

As of September 30, 2020, the Company had not recognized any compensation expense associated with these awards as the achievement of the performance-based condition was not deemed to be probable.

NOTE 11. RELATED-PARTY TRANSACTIONS

Illumina Agreements

Beginning May 4, 2020, Mostafa Ronaghi has served as a member of the Company’s board of directors. Dr. Ronaghi was also the Chief Technology Officer of Illumina, Inc. (Illumina) through May 2020 and is currently the Senior Vice President of Entrepreneurial Development of Illumina. Illumina is a principal owner of the Company and is a major supplier of the Company’s reagents and capital equipment. On September 20, 2020, the Company entered into an Agreement and Plan of Merger with Illumina, Inc., SDG Ops, Inc., a wholly-owned subsidiary of Illumina, and SDG Ops, LLC, a Delaware limited liability company and a wholly owned subsidiary of Illumina (the “Merger Agreement”) pursuant to which Illumina will acquire the Company. Refer to Note 1 for additional details.

In January 2019, pursuant to the Company’s supply and commercialization with Illumina, which was entered into in January 2016 and subsequently amended in September 2017, the Company paid Illumina $15.0 million related to its data delivery requirements under a supply and commercialization agreement with Illumina. In February 2019, pursuant to the terms of the Company’s supply and commercialization agreement with Illumina, the Company entered into two separate non-exclusive and non-sublicensable license agreements with Illumina. Under these license agreements, the Company sublicensed to Illumina rights to patents and technology in-licensed from other collaboration partners. Under these license agreements, Illumina is required to pay the Company (i) initial aggregate licensing fees of $50,000 and (ii) annual minimum aggregate royalties of $50,000, increasing by $10,000 annually to a max of $100,000, and (iii) running royalties in the low percentages of net sales of products utilizing in-licensed technology. In addition, one of the license agreements include a milestone of $50,000 tied to the first commercial sale of a product covered by a licensed patent. During the nine months ended September 30, 2019, Illumina paid the Company $0.2 million associated with licensing fees, minimum royalties, and achievement of the milestone. No amounts were paid by Illumina during the three or nine months ended September 30, 2020.

Transactions with Illumina under a supply and commercialization agreement as well as for limited services rendered by Illumina on the Company’s behalf that have been reflected in the condensed consolidated financial statements are as follows:

	As of
	September 30, 2020	December 31, 2019
	(in thousands)
Prepaid service arrangements	$738	$567
Property and equipment, net	281	1,252
Accounts payable	1,390	151

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Research and development	$2,873	$3,085	$6,936	$7,143

Dr. Klausner Consulting Agreement

Effective May 2016, the Company entered into a consulting agreement with Richard Klausner, M.D. Dr. Klausner is: (i) a member of the board of directors of the Company; and (ii) has performed advisory consulting services. The compensation under the consulting agreement consists of options to purchase 876,000 shares of Class A common stock at an exercise price of $0.23 per share that were granted in 2016 and reimbursement of certain out of pocket expenses. In May 2018, in connection with Dr. Klausner’s consulting service, the Company granted him additional options to purchase 450,000 shares of Class A common stock at an exercise price of $1.74 per share. In August 2020, in connection with Dr. Klausner’s consulting agreement, the Company granted him options to purchase 1,400,000 shares of Class A common stock at an exercise price of $2.09 per share.

Agilent Arrangements

Since August 2018, Hans Bishop has served as a member of the Company’s board of directors. During June 2019, Mr. Bishop was appointed as the Company’s chief executive officer. Mr. Bishop is also on the board of directors of Agilent Technologies, Inc. (Agilent). Agilent is a supplier to the Company. During the three and nine months ended September 30, 2020, the Company placed purchase orders with Agilent pursuant to which the Company incurred $0.1 million and $0.3 million in research and development expenses, respectively. During the three and nine months ended September 30, 2019, the Company placed purchase orders with Agilent pursuant to which the Company incurred $0.1 million and $0.5 million in research and development expenses, respectively. As of both September 30, 2020 and December 31, 2019, $0.1 million of property and equipment that the Company purchased from Agilent is reflected in the condensed consolidated balance sheets. As of both September 30, 2020 and December 31, 2019, $0.1 million is reflected in accounts payable—related parties in the condensed consolidated balance sheets.

Collaboration Agreement with Janssen Biotech, Inc.

Johnson & Johnson UK Treasury Company Limited (J&J UK Treasury) and Janssen Biotech, Inc. (Janssen) are subsidiaries of Johnson & Johnson Inc. (J&J). As of September 30, 2020 and December 31, 2019, J&J UK Treasury was a minority stockholder of the Company. In December 2019, the Company entered into a testing resources and collaboration agreement with Janssen. In January 2020, the Company received $2.5 million in payment for services to be performed under this agreement. As of September 30, 2020, $2.5 million is reflected in other current liabilities—related party in the condensed consolidated balance sheet.

NOTE 12. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table presents the calculation of basic and diluted net loss per share attributable to Class A and Class B common stockholders:

	Three Months Ended September 30,
	2020		2019
	Class A	Class B	Class A	Class B
	(in thousands, except share and per share data)
Numerator
Net loss	$(65,816)	$(14,564)	$(51,774)	$(8,906)

Net loss attributable to Class A and Class B common stockholders
Basic and diluted	$(65,816)	$(14,564)	$(51,774)	$(8,906)

Denominator
Weighted-average shares of Class A and Class B common stock used in computing net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	112,932,610	24,989,397	106,448,884	18,311,939

Net loss per share attributable to Class A and Class B common stockholders
Basic	$(0.58)	$(0.58)	$(0.49)	$(0.49)

Diluted	$(0.58)	$(0.58)	$(0.49)	$(0.49)

	Nine Months Ended September 30,
	2020		2019
	Class A	Class B	Class A	Class B
	(in thousands, except share and per share data)
Numerator
Net loss	$(178,262)	$(38,534)	$(151,813)	$(26,067)

Net loss attributable to Class A and Class B common stockholders
Basic and diluted	$(178,262)	$(38,534)	$(151,813)	$(26,067)

Denominator
Weighted-average shares of Class A and Class B common stock used in computing net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	110,574,714	23,902,327	104,206,885	17,893,184

Net loss per share attributable to Class A and Class B common stockholders
Basic	$(1.61)	$(1.61)	$(1.46)	$(1.46)

Diluted	$(1.61)	$(1.61)	$(1.46)	$(1.46)

As the Company was in a net loss position for all periods presented, basic net loss per share is the same as diluted net loss per share because the inclusion of potential shares of common stock would have been anti-dilutive. The following common stock equivalents were therefore excluded from the computation of diluted net loss per share for the periods presented:

	As of September 30,
	2020	2019
Redeemable convertible preferred stock (on an if-converted basis)	534,145,027	457,401,191
Options to purchase common stock and restricted stock units	126,600,727	101,381,330
Shares subject to repurchase	570,925	8,303,896

Total	661,316,679	567,086,417

NOTE 13. SUBSEQUENT EVENTS

The Company has reviewed and evaluated subsequent events through November 24, 2020, the date the unaudited condensed consolidated financial statements were available to be issued. In connection with the reissuance of the unaudited condensed consolidated financial statements, the Company has evaluated subsequent events through February 5, 2021, the date the unaudited condensed consolidated financial statements were available to be reissued.

In October 2020, the Company modified certain restricted stock awards that were granted to one of the Company’s executives. Under the terms of the modified award, the individual is eligible to receive 5,230,200 restricted stock awards based on the achievement of certain performance- and service-based vesting conditions.

On January 1, 2021, the number of authorized shares of common stock that may be issued under the 2016 Plan increased by 27,062,279 shares pursuant to the automatic share increase provision of the plan.

Subsequent to September 30, 2020, the Company granted 11,603,697 restricted stock units (RSUs) of Class A common stock to employees. Subject to continued service, the RSUs will generally vest upon the satisfaction of certain performance- and service-based conditions, over a period of 4 to 5 years, and had a fair market value on the grant dates of $97.3 million.

Subsequent to September 30, 2020, in accordance with the terms of the Merger Agreement, the Company received Continuation Payments totaling $70 million in cash from Illumina in December 2020 and January 2021.